As filed with the Securities and Exchange Commission on May 2, 2024

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ASSURE HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	809913	82-2726719
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7887 East Belleview Avenue, Suite 240

Denver, Colorado 80111

(720) 287-3093

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Farlinger

Executive Chairman and Chief Executive Officer

7887 East Belleview Avenue, Suite 240

Denver, Colorado 80111

(720) 287-3093

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kate L. Bechen Dykema Gossett PLLC 111 E. Kilbourn Ave., Suite 1050 Milwaukee, WI 53202 (414) 488-7300	Jason K Brenkert, Esq. Sudeep Simkhada, Esq. Dorsey & Whitney LLP 1400 Wewatta Street, Suite 400 Denver, Colorado 80202 (303) 352-1133

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 2, 2024

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

PROXY STATEMENT FOR

THE SPECIAL MEETING OF

THE STOCKHOLDERS OF

ASSURE HOLDINGS CORP.

PROSPECTUS FOR

81,000,000 SHARES OF COMMON STOCK

OF ASSURE HOLDINGS CORP.

(SUCH SECURITIES TO BE ISSUED AFTER ITS RENAMING AS DANAM HEALTH HOLDING
CORPORATION IN CONNECTION WITH THE MERGER DESCRIBED HEREIN)

To the Stockholders of Assure Holdings Corp.

The board of directors of Assure Holdings Corp., a Nevada corporation (“Assure” or the “Company”), has unanimously approved the transactions (collectively, the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated February 12, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Assure, Assure Acquisition Corp., a Delaware corporation and newly formed wholly-owned subsidiary of Assure (“Merger Sub”), and Danam Health, Inc., a Delaware corporation (“Danam”). A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A. As described in the accompanying proxy statement/prospectus, Assure’s stockholders are being asked to consider and vote upon the Merger Agreement, among other items. If the Merger Agreement is adopted by Assure’s stockholders and the Merger and the other transactions contemplated thereby are approved, and if the Merger is subsequently completed, Merger Sub will merge with and into Danam with Danam surviving the Merger as a wholly-owned subsidiary of Assure, and all shares of Danam stock issued and outstanding immediately prior to the closing of the Merger will be converted into the right to receive shares of Assure common stock as set forth herein. Upon the consummation of the Merger, Assure will change its name to “Danam Health Holding Corporation.” We refer to Assure following the consummation of the Merger as “New Danam.”

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) each share of Danam capital stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the applicable per share portion of the “merger consideration” as set forth in the allocation statement to be delivered pursuant to the Merger Agreement (“Merger Consideration” is defined in the Merger Agreement to mean a number of shares of common stock of Assure equal to (a) the quotient obtained by dividing (i) the number of shares of Assure capital stock on a fully diluted basis (the “Assure Fully Diluted Share Number”) by (ii) the quotient of (A) the adjusted value of Assure dividend by (B) the sum of the adjusted value of Assure and the adjusted value of Danam, minus (b) the Assure Fully Diluted Share Number minus (c) the number of shares of common stock of Assure the warrants of Danam will become exercisable for upon closing of the Merger); (ii) each outstanding warrant of Danam will be assumed by Assure and become a warrant to purchase an adjusted number of shares of common stock of Assure, at an adjusted exercise price per share but subject to the same terms and conditions as the warrant of Danam.

Following closing of the Merger, the former Assure equityholders immediately before the Merger are expected to own approximately 10% of the outstanding capital stock of the combined company on a fully diluted basis and the equityholders of Danam immediately before the Merger are expected to own approximately 90% of the outstanding capital stock of the combined company on a fully diluted basis, subject to adjustments as set forth in the Merger Agreement. The foregoing ownership percentages with respect to New Danam following the Merger assumes no Subsequent Pre-Closing Financing or Company Pre-Closing Financing that would result in a Cash Financing Adjustment, Debt Financing Adjustment or Company Financing Adjustment. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by Assure’s existing equityholders in New Danam will be different. See “Proposal No. 1 — The Merger Proposal — Post-Merger Ownership of New Danam” in the accompanying proxy statement/prospectus for more details.

Assure’s shares of common stock are publicly traded on the Nasdaq Stock Market LLC (“Nasdaq”). Assure will file an initial listing application for New Danam with The Nasdaq Stock Market LLC, or Nasdaq. After completion of the Merger, Assure will be renamed “Danam Health Holding Corporation” and it is expected that the common stock of New Danam will trade on The Nasdaq Capital Market under the symbol “●”. On May 1, 2024, the last trading day before the date of the accompanying proxy statement/prospectus, the closing sale price of Assure’s common stock was $0.4938 per share.

This prospectus covers up to 81,000,000 shares of New Danam common stock, comprised of (i) up to 81,000,000 shares of New Danam common stock that may be issued as initial Merger Consideration in connection with the Closing of the Merger, and (ii) up to 0 shares of New Danam common stock issuable upon exercise of the Adjusted Warrants. Pursuant to the terms of the Merger Agreement, the exact number of shares of New Danam common stock to be issued in connection with the Merger is subject to adjustment and shall be finally determined immediately prior to the effective time of the Merger.

Assure is holding its special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the Merger and related matters. The Assure special meeting will be held on [●], 2024, at [●] Mountain Time at [●], unless postponed or adjourned to a later date. At the Assure special meeting, Assure will ask its stockholders to consider and vote upon the following proposals:

●	Proposal No. 1 — The Merger Proposal: To approve and adopt the Agreement and Plan of Merger, dated as of February 12, 2024 (as amended or supplemented from time to time, the “Merger Agreement”), by and among Assure, Assure Acquisition Corp., a Delaware corporation and newly formed wholly-owned subsidiary of Assure (“Merger Sub”), and Danam Health, Inc., a Delaware corporation (“Danam”), and approve the transactions contemplated thereby, including the merger of Merger Sub with and into Danam, with Danam continuing as the surviving corporation and as a wholly-owned subsidiary of Assure (together with the other transactions contemplated by the Merger Agreement, the “Merger”).
●	Proposal No. 2 — The Reverse Stock Split Proposal: To consider and vote upon a proposal to approve an amendment to Assure’s articles of incorporation to effect a reverse stock split at a ratio not less than one-for-five and not greater than one-for-one hundred, with the exact ratio to be set within that range at the discretion of Assure’s board of directors without further approval or authorization of Assure’s shareholders.
●	Proposal No. 3 — The Name Change Proposal: To consider and vote upon a proposal to approve an amendment to Assure’s articles of incorporation to change the name of the corporation from “Assure Holdings Corp.” to “Danam Health Holding Corporation.”
●	Proposal No. 4 — The Election of Directors Proposal: To consider and vote to elect five (5) directors to serve on New Danam’s board of directors until their respective successors are duly elected and qualified.
●	Proposal No. 5 — The Nasdaq Proposal: To authorize and approve (i) the issuance of shares of New Danam common stock in connection with the Merger, pursuant to the terms of the Merger Agreement, which will represent more than 20% of Assure’s issued and outstanding shares of common stock immediately prior to the Merger, and (ii) the change of control of Assure resulting from the Merger, pursuant to Nasdaq Listing Rule 5635.
●	Proposal No. 6 — The Incentive Plan Proposal: To authorize and approve the Amended and Restated Stock Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, which will replace Assure’s 2021 Stock Incentive Plan and become effective upon the Closing of the Merger. Please see the section entitled “Proposal No. 6 — The Incentive Plan Proposal” for more detail.

To participate in the special meeting, an Assure stockholder of record will need to follow the instructions that accompanied such stockholder’s proxy materials. If an Assure shareholder holds their shares in “street name,” which means their shares are held of record by a broker, bank or other nominee, such Assure shareholder should contact their broker, bank or nominee to ensure that votes related to the shares they beneficially own are properly counted. In this regard, such Assure stockholder must provide the record holder of their shares with instructions on how to vote their shares or, if such Assure stockholder wishes to attend and vote at the special meeting, obtain a proxy from their broker, bank or nominee.

If you have any questions or need assistance voting your Assure common stock, please contact Advantage Proxy, Assure’s proxy solicitor, by calling 877 - 870 - 8565 or by emailing ksmith@advantageproxy.com. This proxy statement/prospectus will be available at [●].

Following the effectiveness of the Registration Statement on Form S-4 of which the accompanying proxy statement/prospectus is a part and pursuant to the Merger Agreement, Danam shall seek approval by written consent of the Merger Agreement and the Merger from its stockholders.

After careful consideration, the Assure and Danam boards of directors have approved the Merger Agreement and the Merger and the respective proposals referred to above, and each of the Assure and Danam boards of directors has determined that it is advisable to enter into the Merger Agreement and related transactions. The Assure board of directors recommends that its stockholders vote “FOR” each of the proposals described in the accompanying proxy statement/prospectus.

More information about Assure, Danam, the Merger Agreement, the transactions contemplated thereby and the foregoing proposals is contained in the accompanying proxy statement/prospectus. Assure urges you to read the accompanying proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 34 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

When Assure shareholders consider the recommendation regarding these proposals by the board of directors of Assure, they should keep in mind that Assure’s directors and officers have interests in the Merger that are different from or in addition to, or may conflict with, their interests as an Assure shareholder. See “Proposal No. 1 — The Merger Proposal — Interests of Assure’s Directors and Officers and Others in the Merger” for more information.

On April 29, 2024, Assure and Danam entered into support agreements (the “Support Agreements”) with the Approving Danam Shareholders and the Assure Supporting Shareholders (collectively, the “Supporting Parties”), respectively. Pursuant to the Support Agreements, the Supporting Parties agreed, among other things, to vote all of their shares in favor of, or otherwise approve, the Merger Agreement and the Merger, and to take other certain actions in support of the Merger Agreement and the Merger. The Assure Supporting Shareholders also agreed to vote all of their shares in favor of the other proposals presented to the Assure shareholders at the special meeting. For more information, see “Proposal No. 1 — The Merger Proposal — Related Agreements — Support Agreements” in the accompanying proxy statement/prospectus.

Your vote is very important. If you are an Assure stockholder, whether or not you plan to attend the Special Meeting, please take the time to vote as soon as possible.

Sincerely,

John Farlinger	Tim Canning

Chief Executive Officer	Chief Executive Officer

Assure Holdings Corp.	Danam Health Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [●], 2024 and is first being mailed to Assure stockholders on or about [●], 2024.

ASSURE HOLDINGS CORP.

7887 E. Belleview Ave., Suite 240

Denver, Colorado 80111

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

TO THE STOCKHOLDERS OF ASSURE HOLDINGS CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Assure Holdings Corp., a Nevada corporation (“Assure” or the “Company”), will be held at [●] at [●] Mountain Time on [●], 2024. Details on how to attend are set forth in the section titled “The Special Meeting” of the accompanying proxy statement/prospectus. At the Special Meeting, Assure stockholders will be asked to consider and vote upon the following proposals:

●	Proposal No. 1 — The Merger Proposal: To approve and adopt the Agreement and Plan of Merger, dated as of February 12, 2024 (as amended or supplemented from time to time, the “Merger Agreement”), by and among Assure, Assure Acquisition Corp., a Delaware corporation and newly formed wholly-owned subsidiary of Assure (“Merger Sub”), and Danam Health, Inc., a Delaware corporation (“Danam”), and approve the transactions contemplated thereby, including the merger of Merger Sub with and into Danam, with Danam continuing as the surviving corporation and as a wholly-owned subsidiary of Assure (together with the other transactions contemplated by the Merger Agreement, the “Merger”).
●	Proposal No. 2 — The Reverse Stock Split Proposal: To consider and vote upon a proposal to approve an amendment to Assure’s articles of incorporation to effect a reverse stock split at a ratio not less than one-for-five and not greater than one-for-one hundred, with the exact ratio to be set within that range at the discretion of Assure’s board of directors without further approval or authorization of Assure’s shareholders.
●	Proposal No. 3 — The Name Change Proposal: To consider and vote upon a proposal to approve an amendment to Assure’s articles of incorporation to change the name of the corporation from “Assure Holdings Corp.” to “Danam Health Holding Corporation.”
●	Proposal No. 4 — The Election of Directors Proposal: To consider and vote to elect five (5) directors to serve on New Danam’s board of directors until their respective successors are duly elected and qualified.
●	Proposal No. 5 — The Nasdaq Proposal: To authorize and approve (i) the issuance of shares of New Danam common stock in connection with the Merger, pursuant to the terms of the Merger Agreement, which will represent more than 20% of Assure’s issued and outstanding shares of common stock immediately prior to the Merger, and (ii) the change of control of Assure resulting from the Merger, pursuant to Nasdaq Listing Rule 5635.
●	Proposal No. 6 — The Incentive Plan Proposal: To authorize and approve the Amended and Restated Stock Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, which will replace Assure’s 2021 Stock Incentive Plan and become effective upon the Closing of the Merger. Please see the section entitled “Proposal No. 6 — The Incentive Plan Proposal” in the accompanying proxy statement/prospectus for more detail.
●	Proposal No. 7 — The Adjournment Proposal: To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the proposals.

Only holders of record of Assure common stock at the close of business on [●], 2024 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of such meeting. Only holders of record of shares of common stock of Assure at the close of business on the record date are entitled to notice of, and to vote at, the Assure special meeting. At the close of business on the record date, Assure only had shares of common stock outstanding and entitled to vote at the Special Meeting.

Your vote is very important, regardless of the number of shares of Assure common stock that you own. Approval of the Merger Proposal, the Reverse Stock Split Proposal, the Name Change Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal each require the affirmative vote of the majority of the votes cast in person or by proxy, and entitled to vote thereon, at the Special Meeting. The approval of the Election of Directors Proposal requires the affirmative vote of a plurality of the votes cast at the Special Meeting. If the Merger Proposal is not approved, then the Reverse Stock Split Proposal, the Name Change Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal will not be presented to the Assure shareholders for a vote. The approval of the Merger Proposal, the Reverse Stock Split Proposal, the Name Change Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal are preconditions to the consummation of the Merger.

The Assure board of directors has considered the Merger and the terms of the Merger Agreement and unanimously approved and declared advisable the Merger Agreement and the Merger, upon the terms and conditions set forth in the Merger Agreement, and unanimously determined that Merger Agreement and the Merger are in the best interests of Assure and its shareholders. The Assure board of directors recommends that its stockholders vote “FOR” each of the proposals described in the accompanying proxy statement/prospectus. We encourage you to read the accompanying proxy statement/prospectus carefully for a more complete description of the proposed Merger and related matters and each of the proposals. When you consider the recommendation regarding these proposals by the Assure board of directors, you should keep in mind that Assure’s directors and officers have interests in the Merger that are different from or in addition to, or may conflict with, your interests as a Assure stockholder. See the section entitled “Proposal No. 1 — The Merger Proposal — Interests of Assure’s Directors and Officers and Others in the Merger” for a further discussion. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 34 of the accompanying proxy statement/prospectus.

If you have any questions or need assistance voting your shares, please contact Advantage Proxy, Assure’s proxy solicitor, by calling 877 - 870 - 8565 or by emailing ksmith@advantageproxy.com.

By Order of the Board of Directors of Assure

/s/ John Farlinger
John Farlinger
Executive Chairman and Chief Executive Officer
Assure Holdings Corp.
[●], 2024

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

Unless the context otherwise indicates or requires, all references in this proxy statement/prospectus to “we,” “us,” “our,” the “Company,” and “Assure” refer to Assure Holdings Corp., a Nevada corporation, and its subsidiaries.

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Assure, constitutes a prospectus of Assure under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Assure common stock to be issued to Danam’s shareholders under the Merger Agreement. This document also constitutes a notice of a meeting and a proxy statement of Assure under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Special Meeting at which Assure shareholders will be asked to consider and vote on a proposal to approve the Merger by the approval and adoption of the Merger Agreement, among other matters.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Assure shareholders or Danam shareholders nor the issuance by Assure of its common stock in connection with the Merger will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding Assure and its business, operations, management and other matters has been provided by Assure and information contained in this proxy statement/prospectus regarding Danam and its business, operations, management and other matters has been provided by Danam.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger or the proposals to be presented at the Special Meeting, please contact Assure’s proxy solicitor listed below. You will not be charged for any of the documents these documents that you request.

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877 - 870 – 8565

Collect: 206 - 870 – 8565

Email: ksmith@advantageproxy.com

In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on [●], 2024, you must request the information by [●], 2024. For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information.”

FREQUENTLY USED TERMS

Unless otherwise stated or the context otherwise requires, in this proxy statement/prospectus:

“3PL” means third-party logistics.

“ABRET” means ABRET Neurodiagnostic Credentialing and Accreditation.

“ACHC” means the Accreditation Commission for Health Care.

“ACOs” means Account Care Organizations.

“Acquisition Proposal” means, other than the Merger, any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (a) assets or businesses of the Assure Group that generate 10% or more of the net revenues or net income (for the 12-month period ending on the last day of the Assure Group’s most recently completed fiscal quarter) or that represent 10% or more of the total assets (based on fair market value) of the Assure Group immediately prior to such transaction, or (b) 5% or more of any class of capital stock, other Equity Securities or voting power of Assure, any of its subsidiaries or any resulting parent company of Assure, in each case other than the Merger.

“ADD” means Accredited Drug Distributor (formerly known as “Verified Accredited Wholesale Distributor”), which is an accreditation with the NABP.

“Adjusted Assure Valuation” means (a) $15,000,000, plus (b) the Cash Financing Adjustment, less (c) the Debt Financing Adjustment.

“Adjusted Danam Valuation” means the sum of (a) $150,000,000, plus (b) the Danam Financing Adjustment.

“Adjusted Warrants” means the Danam warrants issued and outstanding immediately prior to the Merger, as adjusted in connection with the Merger. At the effective time of the Merger, the Danam warrants will automatically be assumed by Assure and will each become a warrant to acquire, on the same terms and conditions as were applicable under such Danam warrant, a number of shares of Assure common stock equal to the number of shares of Danam common stock subject to the unexercised portion of such Danam warrant immediately prior to the Merger, multiplied by the Danam Common Share Merger Consideration (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Danam warrant immediately prior to the Merger, divided by the Danam Common Share Merger Consideration (rounded up to the nearest whole cent).

“APD” means American Pharmaceutical Ingredients, LLC, a subsidiary of Wellgistics.

“APIs” means advanced programming interfaces.

“Approving Danam Shareholders” means the holders of the requisite number of shares of Danam common stock entitled to vote on the adoption of the Merger Agreement and the Merger, in accordance with the Danam’s certificate of incorporation and bylaws and applicable law.

“ASC” means Accounting Standards Codification.

“Assure” means Assure Holdings Corp., a Nevada corporation.

“Assure Equity Plans” means Assure’s equity and stock option plans, as adopted or amended through to the date hereof, including but not limited to, the Amended 2020 Stock Option Plan, the 2020 Equity Incentive Plan, the 2021 Stock Incentive Plan, and the 2021 Employee Stock Purchase Plan, each as amended from time to time.

“Assure Fully Diluted Share Number” means, as of immediately prior to the effective time of the Merger, and after giving effect to the Reverse Stock Split, the sum of (a) the number of issued and outstanding shares of Assure capital stock (including all

Assure Restricted Stock Awards, if any) as of immediately prior to the effective time of the Merger, plus (b) the number of shares of Assure common stock underlying all Assure Stock Options, if any, outstanding as of immediately prior to the effective time of the Merger, plus (c) the number of shares of Assure common stock underlying all Assure Restricted Stock Units, if any, outstanding as of immediately prior to the effective time of the Merger, plus (d) the number of shares of Assure common stock underlying all warrants to purchase shares of Assure common stock outstanding immediately prior to the effective time of the Merger, plus (e) the number of shares of Assure common stock to be issued upon giving effect to the Exchange Agreements immediately following the effective time of the Merger.

“Assure Group” means Assure and its subsidiaries.

“Assure Group Member” means Assure or one of its subsidiaries, as applicable.

“Assure Impairment Effect” means any event, change, effect, occurrence, circumstance or development that, individually or in the aggregate, would reasonably be expected to prevent or materially impair the ability of Assure and Merger Sub to consummate the Merger.

“Assure Material Adverse Effect” has the meaning set forth in the Merger Agreement.

“Assure Post-Closing Percentage” means the percentage equal to the quotient of (a) the Adjusted Assure Valuation, divided by (b) the sum of (x) the Adjusted Assure Valuation and (y) the Adjusted Danam Valuation.

“Assure Restricted Stock Awards” means awards of restricted shares of Assure common stock issued pursuant to Assure Equity Plans.

“Assure Restricted Stock Units” means restricted stock units of Assure that may be settled in shares of Assure common stock issued pursuant to Assure Equity Plans.

“Assure Stock Options” means options to acquire shares of Assure common stock from Assure issued pursuant to Assure Equity Plans.

“Assure Supporting Shareholders” means John Farlinger, Paul Webster, John Price, Steven Summer, Christopher Rumana and John Flood.

“Cash Financing Adjustment” means an increase to the Adjusted Assure Valuation by the amount of each Subsequent Financing Note related to a Subsequent Pre-Closing Financing resulting from the sale of Equity Securities.

“Closing” means the closing of the Merger.

“CMS” means the Centers for Medicare & Medicaid Services.

“CNIM” means Certification Examination in Neurophysiologic Intraoperative Monitoring.

“CSP” means Community Specialty Pharmacy.

“Danam” means Danam Health, Inc., a Delaware corporation.

“Danam Acquisition Agreements” means all of the definitive agreements governing the Danam Acquisitions, including (i) the membership interest purchase agreement between Danam and Nikul Panchal dated as of January 17, 2023, as amended by that certain amendment to membership interest purchase agreement dated as of August 28, 2023, and (ii) the membership interest purchase agreement between Danam, Wellgistics, Strategix, Nomad, Jouska, the Seller Owners (as defined in such agreement), and Brian Norton dated May 11, 2023.

“Danam Acquisitions” means (i) the acquisition by Danam of all of the membership interests in Wood Sage from Nikul Panchal as set forth in the applicable Danam Acquisition Agreements, and (ii) the acquisition by Danam of all of the membership interests in

Wellgistics from Nomad, Jouska, and Strategix as set forth in the applicable Danam Acquisition Agreements. Both such acquisitions are required to close prior to or concurrent with the Merger.

“Danam Common Share Merger Consideration” means the number of shares of Assure common stock comprising the Merger Consideration payable in respect of a share of Danam common stock.

“Danam Impairment Effect” means any event, change, effect, occurrence, circumstance or development that would, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Danam to consummate the Merger.

“Danam Material Adverse Effect” has the meaning set forth in the Merger Agreement.

“Danam Financing Adjustment” means an increase to the Adjusted Danam Valuation by the amount of each Danam Pre-Closing Financing.

“Danam Pre-Closing Financing” means a transaction or series of transactions in which Danam sells Equity Securities or promissory notes convertible into Equity Securities.

“DEA” means the Drug Enforcement Agency.

“Debt Financing Adjustment” means a decrease to the Adjusted Assure Valuation by twenty-five percent (25%) of each Subsequent Financing Note related to a Subsequent Pre-Closing Financing resulting from the issuance of convertible notes.

“DIR” means direct and indirect remuneration.

“Dorsey” means Dorsey & Whitney LLP.

“EEG” means electroencephalographic.

“EMG” means electromyography.

“ENT” means ear, nose, and throat.

“Equity Securities” means, with respect to any Person, (a) any share of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, any such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options, contingent value rights or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock, equity or equity-based rights or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ETASU” means Elements to Assure Safe Use.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreements” means the exchange agreements to be executed prior to Closing, by and between Assure and each holder of an outstanding convertible note of Assure convertible into Assure common stock, in a form mutually agreed-to by Assure and Danam.

“FDA” means the Food & Drug Administration.

“GCR” means generic compliance ratio.

“GDP” means Gross Domestic Product.

“GPOs” means group purchasing organizations.

“Health Reform Laws” means the Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Reconciliation Act of 2010.

“HEDIS” means the Healthcare Effectiveness Data and Information Set.

“HHS” means the U.S. Department of Health and Human Services.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“HITECH” means the Health Information Technology for Economics and Clinical Health Act.

“IDR” means independent dispute resolution.

“INP” means interoperative neurophysiologists.

“IONM” means intraoperative neuromonitoring.

“IRA” means the Inflation Reduction Act of 2022.

“IRS” means the Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Jouska” means Jouska Holdings LLC, a Delaware limited liability company.

“Lock-Up Agreements” means the lock-up agreements agreement, dated [●], 2024, by and among Assure and the Assure shareholders who will beneficially own at least one percent (1%) of the issued and outstanding Equity Securities of New Danam immediately following the Closing of the Merger.

“LTV” means lifetime value.

“Merger” means the merger of Merger Sub with and into Danam, with Danam continuing as the surviving corporation and as a wholly-owned subsidiary of Assure, together with the other transactions contemplated by the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 12, 2024, by and among Assure, Merger Sub, and Danam, as amended by the Partial Waiver and Amendment Agreement (the “Waiver Agreement”), dated as of April 8, 2024, by and between Assure, Merger Sub and Danam, and as amended or supplemented from time to time.

“Merger Sub” means Assure Acquisition Corp., a Delaware corporation and newly formed wholly-owned subsidiary of Assure.

“MSA” means management services agreement.

“MTM” means medication therapy management.

“NABP” means the National Association of Boards of Pharmacy.

“NACDS” means the National Association of Chain Drug Stores.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NDAs” means non-disclosure agreements.

“New Danam” means Assure upon and after the Merger, which will change its name to Danam Health Holding Corporation.

“NHE” means the National Health Expenditure.

“Nomad” means Nomad Capital LLC, a Utah limited liability company.

“No Surprises Act” means the No Surprises Act, effective January 1, 2022, enacted as part of the Consolidated Appropriations Act of 2021.

“NPI” means National Provider Identifier.

“NPS” means net promoter score.

“NRS” means the Nevada Revised Statutes.

“OIG” means the Office of the Inspector General.

“PBM” means pharmacy benefit plan.

“PE” means professional entities.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“PHI” means patient health information.

“PMS” means pharmacy management software.

“Pre-Closing Financing” means a transaction or series of transactions in which Assure issues and sells securities for capital raising purposes.

“Pre-Closing Financing Target” means Assure having raised $2,500,000 from Pre-Closing Financing.

“Preliminary Shareholder Approval” means the approval of Assure’s shareholders of Proposals 1, 2, and 3 set forth in Assure’s definitive proxy statement filed with the SEC on December 5, 2023.

“Privacy Rule” means the privacy regulations issued by the Office of Civil Rights of HHS pursuant to HIPAA.

“Procedure Facilities” means the hospitals and surgery centers in which Assure provides IONM services.

“Provider Network Entities” means professional IONM entities.

“PSAO” means Pharmacy Services Administration Organization.

“Record Date” means the close of business on [●], 2024.

“Related Agreements” means the Support Agreements, the Exchange Agreements, and the Lock-Up Agreements.

“REMS” means Risk Evaluation and Mitigation Strategy.

“Reverse Stock Split” means a reverse stock split of Assure’s outstanding common stock by combining shares of common stock into a lesser number of shares of common stock by a ratio of not less than 5 and not more than 100 at any time within 12 months following the date of shareholder approval, but in no event later than the closing of the Merger, with the exact ratio to be set within this range by Assure’s board of directors at its sole discretion.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Rules” means the security regulations issued by the Office of Civil Rights of HHS pursuant to HIPAA.

“Special Meeting” means the special meeting of Assure’s shareholders to be held at [●], [●] Mountain Time, on [●], at the offices of [●] located at [●], or at such other time, on such other date, and at such other place to which the meeting may be adjourned.

“Strategix” means Strategix Global LLC, a Utah limited liability company.

“Subsequent Financing Note” means an unsecured convertible promissory note in a form that is reasonably acceptable to Assure and Danam.

“Subsequent Pre-Closing Financing” means, upon achieving the Pre-Closing Financing Target, a transaction or series of transactions in which Assure issues and sells Equity Securities or promissory notes convertible into Equity Securities.

“Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that is fully financed or has fully committed financing that Assure’s board of directors determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, is (a) more favorable to Assure’s shareholders from a financial point of view than the Merger (including any adjustment to the terms and conditions proposed by Danam in response to such proposal) and (b) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “5%” or “10%” shall be deemed to be references to “all or substantially all.”

“Support Agreements” means (i) the support agreement, dated April 29, 2024, by and among Assure and the Approving Danam Shareholders, and (ii) the support agreement, dated, April 29, 2024, by and among Danam and the Assure Supporting Shareholders.

“Supporting Parties” means the Approving Danam Shareholders and the Assure Supporting Shareholders.

“Targets” means Wood Sage and Wellgistics.

“TRxADE” means TRxADE HEALTH, Inc., a Delaware corporation.

“Wellgistics” means Wellgistics, LLC, a Florida limited liability company.

“Wood Sage” means Wood Sage LLC, a Florida limited liability company.

QUESTION AND ANSWERS

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed Reverse Stock Split at a ratio not less than 5 and not greater than 100 described in Proposal No. 2 (the “Assure Reverse Stock Split”) in this proxy statement/prospectus. If the Merger contemplated by the Merger Agreement and the Assure Reverse Stock Split are approved, the Assure Reverse Stock Split will be effected immediately prior to the closing of the Merger.

The following questions and answers only highlight selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Merger. The following questions and answers do not include all the information that is important to you. We urge you to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein, to fully understand the proposed Merger and the voting procedures for the Special Meeting. See “Where You Can Find More Information.”

Q:Why am I receiving this proxy statement/prospectus?

A:

Assure stockholders are being asked to consider and vote upon a proposal to approve the Merger contemplated by the Merger Agreement, among other proposals. Upon the completion of the transactions contemplated by the Merger Agreement, Danam will become a wholly-owned subsidiary of Assure. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

The Merger cannot be completed unless the Merger Agreement is adopted and approved by the affirmative vote of a majority of votes cast in person or by proxy, and entitled to vote thereon, at the Special Meeting. We are delivering this document to you because it is a proxy statement being used by the Assure board of directors to solicit proxies of Assure stockholders in connection with approval and adoption of the Merger Agreement and related matters. It describes the proposals to be presented at the Special Meeting.

This proxy statement/prospectus and its annexes contain important information about the proposed Merger and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

YOUR VOTE IS IMPORTANT. YOU ARE URGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES, AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE SPECIAL MEETING.

Below are proposals on which Assure stockholders are being asked to vote.

●	Proposal No. 1 — The Merger Proposal: To approve and adopt the Merger Agreement, by and among Assure, Merger Sub, and Danam, and approve the transactions contemplated thereby, including the Merger of Merger Sub with and into Danam, with Danam continuing as the surviving corporation and as a wholly-owned subsidiary of Assure.
●	Proposal No. 2 — The Reverse Stock Split Proposal: To consider and vote upon a proposal to approve an amendment to Assure’s articles of incorporation to effect a Reverse Stock Split at a ratio not less than one-for-five and not greater than one-for-one hundred, with the exact ratio to be set within that range at the discretion of Assure’s board of directors without further approval or authorization of Assure’s shareholders.
●	Proposal No. 3 — The Name Change Proposal: To consider and vote upon a proposal to approve an amendment to Assure’s articles of incorporation to change the name of the corporation from “Assure Holdings Corp.” to “Danam Health Holding Corporation.”
●	Proposal No. 4 — The Election of Directors Proposal: To consider and vote to elect five (5) directors to serve on New Danam’s board of directors until their respective successors are duly elected and qualified.

●	Proposal No. 5 — The Nasdaq Proposal: To authorize and approve (i) the issuance of shares of New Danam common stock in connection with the Merger, pursuant to the terms of the Merger Agreement, which will represent more than 20% of Assure’s issued and outstanding shares of common stock immediately prior to the Merger, and (ii) the change of control of Assure resulting from the Merger, pursuant to Nasdaq Listing Rule 5635.
●	Proposal No. 6 — The Incentive Plan Proposal: To authorize and approve the Amended and Restated Stock Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, which will replace Assure’s 2021 Stock Incentive Plan and become effective upon the Closing of the Merger. Please see the section entitled “Proposal No. 6 — The Incentive Plan Proposal” for more detail.
●	Proposal No. 7 — The Adjournment Proposal: To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the proposals.

Q:What will happen in the Merger?

A:

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) each share of Danam capital stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the applicable per share portion of the “merger consideration” as set forth in the allocation statement to be delivered pursuant to the Merger Agreement (“merger consideration” is defined in the Merger Agreement to mean a number of shares of common stock of Assure equal to (a) the quotient obtained by dividing (i) the number of shares of Assure capital stock on a fully diluted basis (the “Assure Fully Diluted Share Number”) by (ii) the quotient of (A) the adjusted value of Assure dividend by (B) the sum of the adjusted value of Assure and the adjusted value of Danam, minus (b) the Assure Fully Diluted Share Number minus (c) the number of shares of common stock of Assure the warrants of Danam will become exercisable for upon closing of the Merger); (ii) each outstanding warrant of Danam will be assumed by Assure and become a warrant to purchase an adjusted number of shares of common stock of Assure, at an adjusted exercise price per share but subject to the same terms and conditions as the warrant of Danam, as described in more detail in the section titled “The Merger Agreement — Merger Consideration” beginning on page 94 of this proxy statement/prospectus.

Each share of Assure Common Stock, each share of Assure Common Stock reserved for issuance upon the exercise of each warrant to purchase Assure Common Stock, that is issued and outstanding at the Effective Time will remain issued and outstanding, and such securities will be unaffected by the Merger.

Assure following the Merger is referred to herein as the “combined company.” Immediately after the consummation of the Merger, Assure equityholders as of immediately prior to the Merger are expected to own approximately 10% of the outstanding equity interests of the combined company on a fully diluted basis and former Danam equityholders are expected to own approximately 90% of the outstanding equity interests of the combined company on a fully diluted basis. Actual ownership percentages will depend on the actual calculation of the Merger Consideration at closing, which will depend on a number of variable factors, including the amount of the principal remaining outstanding on Assure’s convertible debentures units and the amount of accounts payable by Assure that is settled in shares of Assure Common Stock. Following the Merger, Danam’s business will be the business of the combined company. After the completion of the Merger, the combined company will change its corporate name to “Danam Health Holding Corporation.”

Q:	What will happen if, for any reason, the Merger does not close?
A:

In the event that the Merger does not close and the Merger Agreement is terminated, the Assure board of directors (the “Assure Board”) may elect to, among other things, attempt to complete another strategic transaction including a transaction similar to the Merger, continue to operate the remaining business of Assure or to dissolve and liquidate the remaining assets of Assure, and may still elect to implement the Assure Reverse Stock Split.

Assure has invested significant time and incurred, and expects to continue to incur, significant expenses related to the Merger. In the event that the Merger does not close, the Assure Board may elect, among other things, to attempt to complete other strategic transactions or the Assure Board may instead divest all or a portion of Assure’s business or assets if viable alternative strategic transactions are not available. Under certain circumstances, Assure may be obligated to pay Danam or Danam a termination fee or reimburse certain expenses of Danam, as more fully described in the section titled “Prospectus Summary — The Merger Agreement — Termination” beginning on page 21 of this proxy statement/prospectus, the section titled “The Merger Agreement — Termination Fee” beginning on page 21 of this proxy statement/prospectus.

Q:	When and where will the Special Meeting take place?
A:	The Special Meeting will be held on [●], 2024 at [●] Mountain Time, at [●] or such other date, time, and place to which the meeting may be adjourned or postponed.
Q:	Are the proposals conditioned on one another?
A:

The Reverse Stock Split Proposal, the Name Change Proposal, the Election of Directors Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal are conditioned on the approval of the Merger Proposal (and the Merger Proposal is conditioned on each of the foregoing proposals). If the Merger Proposal is not approved, the Reverse Stock Split Proposal, the Name Change Proposal, the Election of Directors Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal will not be presented to shareholders at the Special Meeting.

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Q:	Why is Assure providing shareholders with the opportunity to vote on the Merger?
A:	Under the Assure Bylaws, the Merger cannot be completed unless the Merger Agreement and related matters are approved by Assure shareholders.
Q:	How many votes do I have at the Special Meeting?
A:	Assure shareholders are entitled to one vote for each share of Assure common stock owned as of the close of business on [●], 2024, which is the Record Date.
Q:	What vote is required to approve the proposals presented at the Special Meeting?
A:

The approval of the Merger Proposal, the Reverse Stock Split Proposal, the Name Change Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal each require the affirmative vote of the majority of the votes cast in person (via online attendance) or by proxy, and entitled to vote thereon, at the Special Meeting. The approval of the Election of Directors Proposal requires the affirmative vote of a plurality of the votes cast at the Special Meeting. Abstentions and broker non-votes will not be considered votes cast at the meeting and will have no effect on the outcome of the vote on any proposal.

Q:	What vote is required for Danam’s shareholders to approve the Merger?
A:

Danam’s shareholders may approve the Merger by the affirmative vote of the majority of shares present in person or represented by proxy, and entitled to vote on the matter, at a meeting of Danam’s shareholders. Alternatively, Danam’s shareholders may approve the Merger by written consent of the majority of shares entitled to vote on the matter.

Q:	What are the material U.S. federal income tax consequences of the Merger to Assure’s shareholders?
A:

Assure shareholders will not sell, exchange or dispose of any shares of Assure common stock as a result of the Merger. Thus, there will be no material U.S. federal income tax consequences to Assure shareholders as a result of the Merger.

Q:	What are the material U.S. federal income tax consequences of the Merger to Danam’s shareholders?
A:

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” it is intended that the Merger will constitute either a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or a tax-free transaction within the meaning of Section 351 of the Code, or both. Assuming the Merger so qualifies, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders” beginning on page 213 of this proxy statement/prospectus) generally will not recognize gain or loss as a result of the Merger, which for U.S. federal income tax purposes would be treated as a deemed exchange of Danam Shares for New Danam common stock. A U.S. Holder’s aggregate tax basis in New Danam common stock received pursuant to the Merger will equal the U.S. Holder’s aggregate tax basis in the Danam Shares exchanged therefor.

Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders” beginning on page 215 of this proxy statement/prospectus) generally will not be subject to U.S. federal income tax on any gain realized on the exchange of Danam Shares and the issuance of New Danam common stock in the Merger. A Non-U.S. Holder generally will not recognize any loss realized on the exchange of Danam Shares (and the issuance of New Danam Common Stock in the Merger for U.S. federal income tax purposes.

Additionally, the Merger may cause Non-U.S. Holders to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s New Danam common stock after the Merger. In general, any distributions made to a Non-U.S. Holder with respect to New Danam common stock, to the extent paid out of New Danam’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Dividends paid by New Danam to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder) will generally not be subject to U.S. federal withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

The tax consequences of the Merger are complex and will depend on a holder’s particular circumstances. All holders should consult their tax advisors regarding the tax consequences to them of the Merger, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the material U.S. federal income tax considerations of the Merger, see section titled “Material U.S. Federal Income Tax Considerations” beginning on page 213 of this proxy statement/prospectus.

Q:	What if the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or tax-free exchange within the meaning of Section 351 of the Code?
A:

Danam intends for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a tax-free exchange within the meaning of Section 351 of the Code, or both (collectively, the “Intended Tax Treatment”), and Danam and New Danam intend to file tax returns consistent with this Intended Tax Treatment. The position of Danam is not binding on the Internal Revenue Service (the “IRS”) or the courts, and Ferguson does not intend to request a ruling from the IRS with respect to the Merger. Accordingly, there can be no assurance that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain such a challenge. If the IRS were to be successful in any such contention, or if for any other reason the Intended Tax Treatment were to not be respected for U.S. federal income tax purposes, the Merger could be a taxable event to the U.S. Holders. Danam Shareholders are urged to consult with their own tax advisors with respect to the tax consequences of the Merger.

Q:	What are the material U.S. federal income tax consequences of the proposed Reverse Stock Split to Assure’s shareholders?
A:

Assure intends to report the proposed Reverse Stock Split as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and/or a tax-deferred exchange under Section 1036 of the Code. In general, and subject to the qualifications and limitations set forth in the section entitled “Proposal No. 2 — The Reverse Stock Split Proposal — Federal Income Tax Consequences,” if the proposed Reverse Stock Split qualifies as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and/or a tax-deferred exchange under Section 1036 of the Code, an Assure U.S. holder should not recognize gain or loss upon the proposed Reverse Stock Split. See the section entitled “Proposal No. 2 — The Reverse Stock

Split Proposal  — Federal Income Tax Consequences” beginning on page 118 of this proxy statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the proposed Reverse Stock Split to Assure U.S. holders.

The tax consequences to Assure shareholders of the proposed Reverse Stock Split will depend on the particular facts and circumstances of each Assure shareholder. Each Assure shareholder should consult his, her or its own tax advisors as to the specific tax consequences to such Assure shareholder in light of his, her or its personal facts and circumstances.

Q:	What constitutes a quorum at the Special Meeting?
A:

A quorum will be present at the Special Meeting if one-third (33 and 1/3%) of the Assure common stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy at the Special Meeting. If a quorum is not present, the Special Meeting will be adjourned until the holders of the number of shares of Assure common stock required to constitute a quorum attend, whether in person (via online attendance) or by proxy. Abstentions with respect to a proposal are counted for the purposes of establishing a quorum.

Q:	How will Assure’s directors and officers vote?
A:

The Assure Supporting Shareholders, including Assure’s directors and officers, have entered into an agreement to vote their shares of Assure common stock in favor of the Merger. As of May 1, 2024, the Assure Supporting Shareholders collectively owned approximately 3.8 % of the total issued and outstanding shares of Assure common stock.

Q:	What interests do Assure’s current officers and directors have in the Merger?
A:

When you consider the recommendation of Assure’s board of directors in favor of approval of the proposals, you should keep in mind that Assure’s officers and the members of Assure’s board of directors have interests in the Merger that may be different from, in addition to, or which may conflict with your interests as a shareholder, and may be incentivized to complete a transaction that is less favorable to shareholders. These interests include, among other things:

●	John Farlinger, Chief Executive Officer of Assure, is expected to receive a transaction bonus payment of $125, 000 upon the Closing of the Merger and, upon separation from service to Assure at the Closing of the Merger, is due a severance payment $607,500 pursuant to the terms of his employment agreement.
●	Paul Webster, Chief Financial Officer of Assure, is expected to receive a transaction bonus payment of $45,000 upon the Closing of the Merger and, upon separation from service to Assure at the Closing of the Merger, is due a severance payment $191,250 pursuant to the terms of his employment letter.
●	Additionally, non-officer employees of Assure are expected to be paid severance payments totalling approximately $357,167 and transaction bonus payments totalling approximately $50,000.

These interests may have influenced Assure’s directors in making their recommendation that you vote in favor of the approval of the Merger.

Q:	Who will be the executive officers of New Danam immediately following the Merger?
A:	Immediately following the Merger, the executive officers of New Danam are expected to consist of members of Danam’s management team prior to the Merger, including:

Name	Position
Tim Canning	Chief Executive Officer
Vishnu Balu	Vice President of Finance
Chuck Wilson	Chief Operating Officer

Q:	Will the common stock of the combined company trade on an exchange?
A:

Shares of Assure Common Stock are currently listed on The Nasdaq Capital Market under the symbol “IONM.” Assure will file an application to list the shares of Assure Common Stock comprising the Merger Consideration, and to continue to list the common stock of the combined company, on Nasdaq following the consummation of the Merger and the transactions contemplated by the Merger Agreement. After completion of the Merger, Assure will be renamed “Danam Health Holding Corporation” and it is expected that the common stock of the combined company will trade on The Nasdaq Capital Market under the symbol “[●]” On May 1, 2024 the last trading day before the date of this proxy statement/prospectus, the closing sale price of Assure Common Stock was $0.4938 per share.

Q:	Do I have appraisal rights if I object to the Merger?
A:

No. There are no appraisal rights available to holders of Assure Common Stock in connection with the Merger. There are appraisal rights under the Delaware General Corporate Law available to holders of Danam capital stock.

Q:	What do I need to do now?
A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Merger will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?
A:	If you are a shareholder of record of Assure as of [●], 2024, the Record Date, you may submit your proxy before the Special Meeting in any of the following ways:
●	by using the 11 - digit control number located at the bottom of your Proxy Card at the following website: [ - ];
●	calling [ - ] (toll free in North America);
●	marking, signing and mailing your Proxy Card in the postage - paid envelope provided with the Proxy Card; or
●	attending the Special Meeting and voting in person.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?
A:

Abstentions with respect to a proposal are counted for the purposes of establishing a quorum but are not counted as votes cast on the proposal. Since Assure’s bylaws state that matters presented at a meeting of the shareholders must be approved by the majority of the votes cast on the matter, a properly executed proxy card marked “ABSTAIN” with respect to a proposal will not be considered a vote cast and will have no effect on the outcome of the proposal. Failure to vote at the meeting also will have no effect on the outcome of the proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:

Signed and dated proxies received by Assure without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting in person, should I return my proxy card instead?
A:

Yes. Whether or not you plan to attend the Special Meeting, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating, and returning the enclosed proxy card.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:

No. Under the rules of various securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. If any of the proposals are considered non-routine, your broker, bank or nominee cannot vote your shares without your instruction on any such proposals presented at the Special Meeting and your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?
A:	Yes. If you are a record owner of your shares, you may revoke your vote/proxy and change your vote at any time before the polls close at the Special Meeting. You may do this by:
●	going online and completing a new proxy at [●];
●	calling [●] and changing your vote;
●	requesting and signing another proxy card with a later date and mailing it using the postage-paid envelope provided, so long as it is received prior to [●] Mountain Time on [●], 2024;
●	signing and delivering a written notice of revocation (in the same manner as a proxy is required to be executed as set out in the notes to the proxy card) to the Assure’s CEO, John Farlinger, at Assure Holdings Corp., 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111 prior to [•] Mountain Time on [•], 2024, on the day of the Special Meeting, prior to its commencement, or with the chair of the Special Meeting; or
●	attending and voting at the Special Meeting and voting in person through a ballot.

Shareholders whose shares are held in “street name” should refer to the instructions received from their bank, broker or other nominee if they wish to change their vote.

Q:	What should I do if I receive more than one set of voting materials?
A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:

Assure will pay for the cost of soliciting proxies for the Special Meeting. Assure has engaged Advantage Proxy to assist in the solicitation of proxies. Assure has agreed to pay Advantage Proxy a fee of $[●], plus disbursements. Assure will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Assure common stock for their expenses in forwarding soliciting materials to beneficial owners of Assure common stock and in obtaining voting instructions from those owners. Assure’ directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, online or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?
A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Assure Holdings Corp.

7887 E. Belleview Ave., Suite 240

Denver, Colorado 80111

(720) 287-3093

You may also contact our proxy solicitor, Advantage Proxy, at:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: ksmith@advantageproxy.com

To obtain timely delivery, shareholders must request the materials no later than [●], 2024.

You may also obtain additional information about Assure from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information contained elsewhere in this proxy statement/prospectus. This summary does not contain all of the information that is important to you. You should read this entire proxy statement/prospectus carefully, including the financial statements and the related notes included elsewhere in this proxy statement/prospectus, before making an investment decision.

Parties to the Proposed Merger

Assure (see pages 148 and 163)

Assure is a provider of remote neurology services and Intraoperative neuromonitoring (“IONM”). Assure delivers a turnkey suite of clinical and operational services to support surgeons and medical facilities during invasive surgical procedures. IONM has been well established as a standard of care and risk mitigation tool for various surgical verticals such as neurosurgery, spine, cardiovascular, orthopedic, ear, nose, and throat (“ENT”), and other surgical procures that place the nervous system at risk. Accredited by The Joint Commission, Assure’s mission is to provide exceptional surgical care and help make invasive surgeries safer. Assure’s strategy focuses on utilizing best of class personnel and partners to deliver outcomes that are beneficial to all stakeholders including patients, surgeons, hospitals, insurers, and stockholders.

During each procedure, Assure provides two types of services, the Technical Component and Professional Component of IONM. Assure’s in-house Interoperative Neurophysiologists (“INP”) provide the Technical Component IONM services from the operating room throughout the procedure, while telehealth-oriented supervising practitioners provide a level of redundancy and risk mitigation in support of the onsite INPs and the surgical team. In addition, Assure offers a comprehensive suite of IONM services, including scheduling the INP and supervising practitioner, real time monitoring, patient advocacy and subsequent billing and collecting for services provided.

Clinical leadership, surgeon support and patient care are Assure’s cornerstones. Assure makes substantial ongoing investments in its training and development of clinical staff and has created a training program to rigorously train new INPs to cost-effectively join the Assure team. In addition, Assure has partnered with the internationally renowned Texas Back Institute on clinical research relating to IONM safety and efficacy.

Historically, the foundation of Assure’s business has been providing the Technical Component of IONM via our INP staff. Assure employs highly trained INPs, which provide a direct point of contact in the operating room during the surgeries to relay critical information to the surgical team. In this one-to-one business model, Assure pairs a team of INPs with third-party surgeons to promote a level of familiarity, comfort and efficiency between the surgeon and the INP. Each INP can support approximately 200 cases annually. Assure’s INPs monitor the surgical procedure using state of the art, commercially available, diagnostic medical equipment. Assure INP’s are certified by a third-party accreditation board, ABRET Neurodiagnostic Credentialing and Accreditation. The success of Assure’s service depends upon the timely recognition and successful interpretation of the data signals by Assure’ INPs and remote supervisors to quickly determine if the patient is experiencing a deficiency and advise the surgeon to determine if surgical intervention is required to positively impact the patient and surgery.

The Professional Component of IONM is provided via tele-neurology services under a one-to-many business model, and as a result, has a different financial profile than the Technical Component. Supervising practitioners provide tele-neurology services from an off-site location and maintain the ability to monitor multiple surgical cases simultaneously. As a result, each supervising practitioner has the ability to monitor approximately 2,500 or more cases annually.

Assure has made substantial investments to make its revenue cycle management function more data-driven, analytical, and automated. This modernization facilitated successful state-level arbitrations in 2022 and federal arbitrations in 2023. Many IONM competitors, particularly smaller peers that remain reliant on third-party billing companies lack the analytics and transparency to similarly leverage opportunities presented by the arbitration process. Assure intends to continue to seek arbitration opportunities related to uncollected accounts receivable.

During the fourth quarter of 2022 and throughout 2023, Assure exited the majority of business under Assure’s legacy Managed Service Agreement (“MSA”) model in order to keep all revenue generated from services provided by the Professional Component of IONM. Assure expects the remaining MSA relationships to be terminated during 2024.

During September 2023, the Assure’s Board of Directors initiated a process to explore strategic alternatives for the business. In consultation with financial and legal advisors, a comprehensive strategic review process began immediately and evaluated a broad range of options to maximize shareholder value. As part of this review process, Assure’s board agreed to conduct an auction process for the sale of its clinical operations. On March 26, 2024, Assure closed the sale transaction resulting in the sale of most of Assure’s clinical operations, equipment, and contracts. As of the filing date of the Registration Statement on Form S-4 of which the accompanying proxy statement/prospectus is a part, Assure is providing IONM services in limited markets, primarily Arizona and Montana. During February 2024, Assure entered an Agreement and Plan of Merger with Danam Health, Inc. (“Danam”). Danam delivers unique solutions for pharmacies, providers, pharmaceutical manufacturers, and payors focused on improving the lives of patients.

Assure has financed its cash requirements primarily from revenues generated from its services, by utilizing debt facilities and from the sale of common stock.

The mailing address of Assure’s principal executive office is 7887 E. Belleview Ave., Suite 240, Denver, Colorado 80111, and its telephone number is (720) 287-3093. For more information about Assure, see the sections entitled “Information About Assure” beginning on page 136 of this proxy statement/prospectus and “Assure’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” beginning on page 150 of this proxy statement/prospectus.

Merger Sub (see page 87)

Merger Sub is a wholly-owned subsidiary of Assure, formed on February 12, 2024, to consummate the Merger. On the closing date, Merger Sub will merge with and into Danam, with Danam surviving the Merger as a wholly-owned subsidiary of Assure. The mailing address of Merger Sub’s principal executive office is 7887 E. Belleview Ave., Suite 240, Denver, Colorado 80111, and its telephone number is (720) 287-3093. Its telephone number is (720) 287-3093. After the consummation of the Merger, Merger Sub will cease to exist as a separate legal entity.

Danam (see pages 160 and 177)

Founded in 2022, Danam Health, Inc. is a parent company of several strategic businesses centered around pharmaceuticals and healthcare services. As a micro health ecosystem, Danam’s portfolio of companies consists of a pharmacy, wholesale operations, and a technology division with a novel platform for hub and clinical services. The mailing address of Danam’s principal executive office is 3000 Bayport Drive, Suite 950 Tampa, FL 33607, and its telephone number is (408) 459-7579. For more information about Danam, see the sections entitled “Information About Danam” beginning on page 160 of this proxy statement/ prospectus and “Danam’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” beginning on page 177 of this proxy statement/prospectus.

As of the date of this proxy statement/prospectus, Danam is a holding company with no operations. Danam is currently a party to two binding agreements regarding its acquisition of two subsidiaries — Wood Sage and Wellgistics — that are still in the process of completion. The Danam Acquisitions consist of separate definitive agreements whereby Danam or a subsidiary will acquire all of the membership interests of both entities. Both of these agreements contain closing conditions that Danam must concurrently establish a publicly traded status, which will happen concurrently with the closing of the Merger Agreement. While Danam, Wood Sage, and Wellgistics being separate entities, the three businesses share common office space, comarket their solutions to the marketplace, and leverage financial and back-office support. Management of Danam believes that these close business relationships will result in limited need for post-closing integration.

The Merger (see page 87)

If the Merger is completed, Merger Sub will merge with and into Danam, with Danam surviving as a wholly - owned subsidiary of Assure. The Merger is expected to be accounted for as a reverse acquisition, at the time of the closing of the Merger.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each Danam Share outstanding immediately prior to the Effective Time will be converted into the right to receive a per share portion of the shares of Assure Common Stock comprising the Merger Consideration (subject to adjustment to account for the proposed Assure Reverse Stock Split), as described in more detail in the section titled “The Merger Agreement — Merger Consideration” beginning on page 94 of this proxy statement/ prospectus.

Each share of Assure Common Stock and each share of Assure Common Stock reserved for issuance upon the exercise of any security to purchase or acquire Assure Common Stock, that is issued and outstanding at the Effective Time will remain issued and outstanding, and such securities will be unaffected by the Merger.

Assure following the Merger is referred to herein as the “combined company.” After the completion of the Merger, the combined company will change its corporate name to “Danam Health Holding Corporation.” Immediately after the consummation of the Merger, Assure equityholders as of immediately prior to the Merger are expected to own approximately 10% of the outstanding equity interests of the combined company on a fully diluted basis and former Danam equityholders are expected to own approximately 90% of the outstanding equity interests of the combined company on a fully diluted basis.

The closing of the Merger will occur as promptly as practicable, but in no event later than the third business day, after the last of the conditions to the Merger has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as Assure and Danam mutually agree. Assure and Danam anticipate that the consummation of the Merger will occur in Assure’s third fiscal quarter of 2024. However, because the Merger is subject to a number of conditions, neither Assure nor Danam can predict exactly when the closing of the Merger will occur or if it will occur at all.

Assure Reasons for the Merger (see page 109)

After consideration and consultation with its senior management and its financial and legal advisors, the Assure Board unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of Assure and its stockholders. The Assure Board considered various reasons to reach its determination. For example the Assure Board considered and assessed:

●	the financial condition and prospects of Assure and its current business and the risks associated with continued operations, including Assure’s history of substantial losses, the need for a likely highly dilutive equity capital raise in the near term to fund ongoing operations, the current stock price of the Assure common stock and overall prospects of Assure’s current operations, the timeline for profitable operations and the costs of operating as a public company;
●	the risks and delays associated with, and uncertain value and costs to Assure stockholders of, liquidating Assure, including the uncertainties of continuing cash burn while debt and contingent liabilities are resolved, the likelihood that there would not be sufficient cash upon liquidation to satisfy Assure’s debt obligations resulting in no cash available for distribution to stockholders, uncertainty of timing of release of any remaining cash until contingent liabilities are resolved, and the risks and costs associated with being a shell company prior to any such cash distribution;
●	the risks and challenges of attempting to continue to operate Assure on a stand-alone basis, including the substantial time required and uncertainty to successfully address the ongoing losses of continued operations and challenges in retaining staff with limited cash and projected financial losses;
●	that the Assure Board and its financial advisor undertook a comprehensive and thorough process of reviewing and analyzing potential strategic alternatives and merger partner candidates to identify the opportunity that would, in the Assure Board’s view, create the most value for Assure stockholders;
●	the Assure Board’s belief, after a thorough review of strategic alternatives and discussions with Assure’s senior management, financial advisors and legal counsel, that the Merger is more favorable to Assure stockholders than the potential value that might have resulted from other strategic alternatives available to Assure, including to operate Assure on a stand-alone basis;
●	the Assure Board’s belief that, as a result of arm’s length negotiations with Danam, Assure and its representatives negotiated the best ratio to which Danam was willing to agree, and that the other terms of the Merger Agreement include the most favorable terms to Assure in the aggregate to which Danam was willing to agree;
●	the Assure Board’s consideration of the expected cash resources of the combined company as of the closing of the Merger, with approximately $5.1 million of cash and cash equivalents on a pro forma basis after giving effect to the Merger;

●	the Assure Board’s view, following a review with Assure’s management of Danam’s current business plan, of the likelihood that the combined company would possess sufficient cash resources at the closing of the Merger to fund the business of the combined company through upcoming value inflection points;
●	the lack of prospects of and risks associated with finding other strategic candidates;
●	the ability of Assure stockholders to participate in the growth and value creation of the combined company following the closing of the Merger by virtue of their continued ownership of Assure common stock;
●	the current financial market conditions and historical market prices, volatility, and trading information for Assure common stock the experience of the senior management team and board of directors of the combined company, which will consist of experienced representatives from Danam’s management team and board of directors and one representative from Assure’s Board; and
●	the variety of risks and other countervailing factors related to entering into the Merger Agreement, including the potential effect of termination fees, the substantial expense incurred in connection with the Merger and the risks and uncertainties associated with Danam’s business and various other risks.

The Assure Board also reviewed the terms of the Merger Agreement and related transaction documents, including those described below, and concluded that the terms of the Merger Agreement and related transaction documents, in the aggregate, were reasonable under the circumstances. In the course of its deliberations, the Assure Board also considered a variety of risks and other countervailing factors related to entering into the Merger.

For a more complete description of the reasons for the Merger, please see the section titled “Assure Board’s Reasons for the Merger” beginning on page 103 of this proxy statement/prospectus.

Opinion of Assure’s Financial Advisor (see page 107)

The Mentor Group (“TMG”) rendered its opinion to the Assure Board that, as of February 10, 2024, based on and subject to the factors and assumptions set forth in the opinion, the consideration to be paid by Assure in the Merger was fair, from a financial point of view, to Assure. For a more complete description of the opinion of TMG, please see the section titled “The Merger — Opinion of Akerna’s Financial Advisor” beginning on page 107.

The Assure Board considered whether to obtain a new fairness opinion in relation to entering into the waiver and amendment agreement to the Merger Agreement on April 8, 2024. The Assure Board determined that such fairness opinion was not necessary in determining that the amended transaction with Danem is advisable, fair to and in the best interests of Akerna and its stockholders for the following reasons: (i) the fact that the definition and calculation of the Merger Consideration was not amended or altered by the amendments, (ii) the $1 million dollar convertible note issued to Danam, while dilutive to stockholders, is not material relative to the overall value of the transaction to stockholders, (iii) the Board’s determination in coordination with Assure management that the business and prospects of Assure’s business had not changed materially from February 10, 2024, the date the opinion was delivered by TMG and (iv) the significant cost and delay in timing of obtaining a new fairness opinion created additional risk to the closing of the Merger.

While the Assure Board believes that the opinion delivered by TMG is still useful in determining the fairness of the Merger to stockholders of Assure due to the factors set forth above, stockholders should note that because the Assure Board did not seek a new opinion from TMG prior to entering into the amendment to the Merger Agreement, the opinion of TMG does not address the convertible note issued to Danam under the waiver and amendment of the Merger and Assure stockholders should use caution in relying on such opinion.

The full text of TMG’s written opinion sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on and scope of the review undertaken by TMG in connection with its opinion. TMG’s written opinion is attached as Annex F to this proxy statement/prospectus and is incorporated herein by reference. The summary of JMP’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of JMP’s opinion. We urge Assure stockholders to read carefully TMG’s opinion, together with the summary thereof in this proxy statement/prospectus, in its entirety.

TMG’s opinion was directed and addressed to the Assure Board (in its capacity as such) in connection with its consideration of the Merger. TMG’s opinion did not address the underlying decision of the Assure Board to proceed with or effect the Merger or the relative merits of the Merger as compared to any alternative strategy or transaction that might exist for Assure. JMP’s opinion does not constitute a recommendation as to how the Assure Board or any Assure stockholder should act or vote with respect to the Merger or any other matter.

Overview of the Merger Agreement

Merger Consideration (see page 101)

As consideration for the Merger, the Danam shareholders shall collectively be entitled to receive from Assure, in the aggregate, a number of shares of Assure common stock equal to (a) the quotient obtained by dividing (i) the Assure Fully Diluted Share Number by (ii) the Assure Post - Closing Percentage, minus (b) the Assure Fully Diluted Share Number, minus (c) the Adjusted Warrant Share Reserve Number.

Conditions to the Consummation of the Merger (see page 102)

The Merger Agreement contains customary conditions to Closing, including the following mutual conditions of the parties (unless waived): (i) approval of the shareholders of Assure and Danam of the Merger and the other matters requiring shareholder approval; (ii) no legal restraint or prohibition preventing or making illegal the consummations of the Merger and related transactions; (iii) the registration statement having been declared effective by the SEC; and (iv) approval from Nasdaq for the listing of the shares of New Danam’s common stock.

In addition, unless waived by Assure, the obligations of Assure and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional closing conditions, in addition to the delivery by Danam of the Related Agreements (as described in greater detail below), customary certificates and other closing deliverables: (i) the representations and warranties of Danam being true and correct as of the date of the Merger Agreement and as of the closing (subject to customary exceptions); (ii) Danam having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with by it on or prior to the date of the closing; (iii) absence of any Danam Material Adverse Effect and Danam Impairment Effect since the date of the Merger Agreement; (iv) the Approving Danam Shareholders having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Support Agreements at or prior to the closing, (v) Danam having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Danam Acquisition Agreements at or prior to the Closing; and (vi) all conditions for the closing of the Danam Acquisitions having been performed or waived in accordance with the Danam Acquisition Agreements and the Danam Acquisitions being consummated at or prior to the Closing.

Finally, unless waived by Danam, the obligations of Danam to consummate the Merger are subject to the satisfaction of the following additional closing conditions, in addition to the delivery by Assure of the Related Agreements, customary certificates and other closing deliverables: (i) the representations and warranties of Assure and Merger Sub being true and correct as of the date of the Merger Agreement and as of the closing (subject to customary exceptions); (ii) Assure and Merger Sub having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Merger Agreement required to be performed or complied with by them on or prior to the date of the closing; (iii) absence of any Assure Material Adverse Effect and Assure Impairment Effect since the date of the Merger Agreement; (iv) the Assure Supporting Shareholders having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Support Agreements at or prior to the closing; (v) Assure’s common stock having been continually listed on Nasdaq from the time if the Merger Agreement through the closing; (vi) the Assure Group Members having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the sale transaction (the Sale Transaction”) pursuant to the definitive contracts and agreements (the “Sale Transaction Agreements”) governing the sale by Assure of certain of its assets as set forth in the asset purchase agreement dated March 11, 2024, as amended on March 26, 2024, no later than thirty (30) days from the date of the Merger Agreement; (vii) all conditions for the closing of the Sale Transaction having been performed or waived in accordance with the Sale Transaction Agreements and the Sale Transaction having been consummated no later than thirty (30) days from the date of the Merger Agreement; (viii) Assure completing, to the reasonable satisfaction of Assure, the winding down of the provision of neuromonitoring services and remote neuromonitoring services (and any services of the Assure Group related or ancillary thereto) following consummation of the Sale Transaction; (ix) the

Reverse Stock Split shall having been consummated; (x) Assure having delivered evidence reasonably acceptable to Danam that all accrued fees, costs, expenses, liabilities, indebtedness or other owed payments of Assure as of immediately prior to the closing having been paid or otherwise satisfied in full; (xi) Assure having a maximum amount of $500,000 of indebtedness at closing comprised of trade - based accounts payable; (xii) Assure having settled or otherwise resolved, with prejudice, all complaints, claims, actions, suits, litigation, proceedings, or governmental or administrative investigations pending or threatened against or affecting Assure; (xiii) execution of all applicable Support Agreements and Lock - Up Agreements; and (xiv) Assure having obtained the Preliminary Shareholder Approval no later than April 30, 2024.

Termination (see page 103)

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the closing, including: (i) by mutual written consent of Assure and Danam; (ii) by either Assure or Danam in the event of the other party’s breach if such breach would result in the failure of a closing condition and if such breach cannot be cured by the earlier of thirty (30) days following written notice of the breach or five (5) business days prior to July 22, 2024 and so long as the terminating party is not also in breach; (iii) by either Assure or Danam if the Merger is not consummated by July 22, 2024, provided that any breach of any covenant or obligation of the party seeking termination is not the cause of the failure of the closing to occur by July 22, 2024; (iv) by either Assure or Danam if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order or other action has become final and non - appealable; (v) by either Assure or Danam if Assure holds a special meeting of its shareholders to approve the Merger Agreement and the Merger, and the required approvals related to the Merger Agreement and the Merger are not obtained, provided that the failure to obtain the approvals is not proximately caused by any action or failure of Assure that constitutes a breach of the Merger Agreement; (vi) by Danam if Assure’s board of directors (or any committee thereof) (a) withdraws, modifies, or qualifies, in any manner adverse to Danam, the recommendation of the Merger Agreement, the Merger, or any related transactions by Assure’s board of directors or any such committee, (b) recommends or otherwise declares advisable the approval by Assure’s shareholders of any Acquisition Proposal, or (c) resolves, agrees, or proposes to take any such actions; (vii) by Danam if, within ten (10) business days of a tender or exchange offer relating to securities of Assure having been commenced, Assure fails to publicly recommend against such tender or exchange offer; (viii) by Danam if Assure fails to publicly reaffirm its recommendation of the Merger within five (5) business days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to Assure’s shareholders upon a request to do so by Danam; (ix) by Danam if Assure breaches or fails to perform certain of its obligations, as further described in the Merger Agreement; (x) by Danam if Assure’s board of directors (or any committee thereof) formally resolves or publicly authorizes or proposes to take certain actions, as further described in the Merger Agreement; (xi) by Assure, at any time prior to obtaining shareholder approval, in order to accept a Superior Proposal, provided that Assure shall have complied with the related termination requirements set forth in the Merger Agreement.

Termination Fee (see page 104)

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement (except for certain obligations as set forth in the Merger Agreement) will terminate, and no party to the Merger Agreement will have any further liability to any other party thereto (except for certain matters as set forth in the Merger Agreement). Assure may be required to pay Danam a termination fee of $1,000,000, less the amount of reimbursed expenses previously paid to Danam (the “Termination Fee”), pursuant to the terms of the Merger Agreement, if Danam terminates the Merger Agreement for certain reasons as described in the Merger Agreement, and as more fully described in the section titled “The Merger Agreement - Termination” beginning on page 103 of this proxy statement/prospectus.

In the event that the Merger Agreement is terminated by Danam due to Assure’s breach, under circumstances in which the Termination Fee is not then payable, Assure will reimburse Danam for all of it fees, costs and expenses incurred by Danam or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the Merger, up to a maximum amount of $250,000.

In the event that the Merger Agreement is terminated by Assure due to Danam’s breach, under circumstances in which the Termination Fee is not then payable, Danam will reimburse Assure for all of its fees, costs and expenses incurred by Assure or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the Merger, up to a maximum amount of $250,000.

The Merger Proposal (see page 101)

Assure is proposing that its shareholders vote to approve and adopt the Merger Agreement, by and among Assure, Merger Sub, and Danam, and approve the transactions contemplated thereby, including the Merger. For more information, please see “Proposal No. 1 — The Merger Proposal” beginning on page 101 of this proxy statement/prospectus.

The Reverse Stock Split Proposal (see page 122)

Assure is proposing that its shareholders vote to approve an amendment to Assure’s articles of incorporation to effect a reverse stock split at a ratio not less than 5-for-1 and not greater than 100-for-1, with the exact ratio to be set within that range at the discretion of Assure’s board of directors without further approval or authorization of Assure’s shareholders. For more information, please see “Proposal No. 2 — The Reverse Stock Split Proposal” beginning on page 122 of this proxy statement/prospectus.

The Name Change Proposal (see page 131)

Assure is proposing that its shareholders vote to approve changing the name of the company to “Danam Health Holding Corporation.” For more information, please see “Proposal No.3 — The Name Change Proposal” beginning on page 131 of this proxy statement/prospectus.

The Election of Directors Proposal (see page 132)

Assure is proposing that its shareholders vote to elect five (5) directors to serve on New Danam’s board of directors until their respective successors are duly elected and qualified. For more information, please see “Proposal No. 4 — The Election of Directors Proposal” beginning on page 132 of this proxy statement/prospectus.

The Nasdaq Proposal (see page 133)

Assure is proposing that its shareholders vote to authorize and approve (i) the issuance of shares of New Danam common stock in connection with the Merger, pursuant to the terms of the Merger Agreement, which will represent more than 20% of Assure’s issued and outstanding shares of common stock immediately prior to the Merger, and (ii) the change of control of Assure resulting from the Merger, pursuant to Nasdaq Listing Rule 5635. For more information, please see “Proposal No. 5 — The Nasdaq Proposal” beginning on page 133 of this proxy statement/prospectus.

The Incentive Plan Proposal (see page 134)

Assure is proposing that its shareholders approve and adopt the Amended and Restated Stock Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex B, which will replace Assure’s 2021 Stock Incentive Plan and become effective upon the Closing of the Merger. Please see the section entitled “Proposal No. 6 — The Incentive Plan Proposal” beginning on page 134 of this proxy statement/prospectus for more detail.

The Adjournment Proposal (see page 139)

Assure is proposing that its shareholders vote to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the proposals. For more information, please see “Proposal No. 7 — The Adjournment Proposal” beginning on page 139 of this proxy statement/prospectus.

Interests of Assure’s Executive Officers and Directors in the Merger (see page 106)

In considering the recommendation of the Assure Board with respect to issuing shares of Assure common stock in the Merger and the other matters to be acted upon by the Assure stockholders at the Assure special meeting, the Assure stockholders should be aware that Assure’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Assure’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described in the section entitled “Proposal No. 1 - The Merger Proposal - Interests of Assure’s Directors and Officers and Others in the Merger” beginning on page 106 of this proxy statement/prospectus.

The Special Meeting (see page 95)

Date, Time, and Place (see page 95)

The Special Meeting will be held at [●] Mountain time on [●], 2024 or at such other date and time to which the meeting may be adjourned or postponed.

Purpose of the Special Meeting (see page 95)

Assure shareholders are being asked to consider and vote upon the Merger Proposal, the Reverse Stock Split Proposal, the Name Change Proposal, the Election of Directors Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

Voting Power and Record Date (see page 95)

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Assure common stock at the close of business on [●], 2024, the Record Date. You are entitled to one vote for each share of Assure common stock that you owned as of the close of business on the Record Date.

Quorum (see page 98)

A quorum will be present at the Special Meeting if one-third (33 and 1/3%) of the Assure common stock outstanding and entitled to vote at the Special Meeting is represented in person (via online attendance) or by proxy at the Special Meeting.

Vote of the Assure Officers and Directors (see page 98)

The Assure Supporting Shareholders, including the Assure officer and directors, have entered into an agreement to vote their shares of Assure common stock in favor of the Merger. As of May 1, 2024, the Assure Supporting Shareholders collectively owned approximately 3.8 % of the total issued and outstanding shares of Assure common stock.

Proxy Solicitation (see page 100)

Proxies may be solicited by telephone, by facsimile, by mail, online, or in person. Assure has engaged Advantage Proxy to assist in the proxy solicitation process.

Appraisal Rights (see page 100)

Under Nevada law, Assure stockholders are not entitled to appraisal rights in connection with the Merger.

Danam stockholders who hold voting stock are entitled to appraisal rights in connection with the Merger under the Delaware General Corporation Law (“DGCL”). For more information about such rights, see the provisions of DGCL attached hereto as Annex E, and the section titled “The Merger — Appraisal Rights” in this proxy statement/prospectus.

Recommendation of Assure’s Board of Directors (see page 97)

Assure’s board of directors has unanimously determined that each of the proposals is fair to and in the best interests of Assure and its shareholders, and has unanimously approved such proposals. Assure’s board of directors unanimously recommends that shareholders for “FOR” each of the proposals presented at the Special Meeting.

Material U.S. Federal Income Tax Consequences (see page 231)

Assure shareholders will not sell, exchange or dispose of any shares of Assure common stock as a result of the Merger. Thus, there will be no material U.S. federal income tax consequences to Assure shareholders as a result of the Merger.

Subject to the qualifications and limitations set forth in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 231 of this proxy statement/prospectus in the opinion of Dykema Gossett PLLC, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and a Danam U.S. holder (as defined on page 11) will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of Assure common stock in exchange for shares of Danam capital stock in the Merger.

See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 231 of this proxy statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the Merger to Danam U.S. holders.

Risk Factors Summary (see page 23)

Risks Relating to the Merger

●	If the conditions to the Merger are not satisfied or waived, the Merger may not occur.
●	If Assure fails to raise $2,500,000 in Pre-Closing Financing as required under the Merger Agreement, Danam may terminate the Merger Agreement and Assure will be subject to termination-related payment obligations.
●	The Merger is subject to the approval by Assure’s shareholders of the Merger Proposal and related matters. Failure to obtain these approvals would prevent the completion of the Merger.
●	Danam may need to raise additional capital by issuing securities or debt or through licensing or other arrangements, which may cause dilution to Danam’s shareholders or restrict Danam’s operations.
●	The ownership of Danam’s common stock is expected to be concentrated, which may prevent other shareholders from influencing significant corporate decisions and may result in conflicts of interest that could cause Danam’s stock price to decline.
●	Because the lack of a public market for Danam’s common stock makes it difficult to evaluate the fair market value of Danam’s common stock, the value of the Assure common stock to be issued to Danam shareholders may be more or less than the fair market value of Danam’s common stock.
●	If the Merger is not completed, Assure’s stock price may decline significantly.
●	Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals including proposals that may be superior to the transactions contemplated by the Merger Agreement.
●	The Reverse Stock Split may not increase New Danam’s stock price over the long term.
●	The Reverse Stock Split may lead to a decrease in New Danam’s overall market capitalization.
●	The Merger may be completed even though certain events occur prior to the closing that materially and adversely affect Assure or Danam.
●	Certain officers and directors of Assure and Danam have interests in the Merger that are different from Assure and Danam stockholders.
●	Assure stockholders may not realize a benefit from the Merger to commensurate with the ownership dilution they will experience in connection with or following the Merger.

●	Because the lack of a public market for Danam Shares makes it difficult to evaluate their value, the stockholders of Danam may receive shares of Assure common stock in the Merger that have a value that is less than, or greater than, the fair market value of the Danam Shares.
●	If the Merger is not completed, the Assure Board may decide to pursue a dissolution and liquidation of Assure. In such an event, the amount of cash available for distribution to its stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

Risks Related to Assure’s Business

●	There is substantial doubt about Assure’s ability to continue going as a concern.
●	Assure has historical negative operating results.
●	The termination of managed service agreements may lead to the loss of some relationships, which could adversely affect Assure’s business.
●	If Assure fails to successfully maintain an effective internal control over financial reporting, the integrity of Assure’s financial reporting could be compromised, which could result in a material adverse effect on Assure’s reported financial results.

Risks Related to Regulation of Health Care Industry

●	Assure’s business is subject to substantial government regulation.
●	Assure’s operations are subject to the nation’s health care laws, as amended, repealed, or replaced from time to time.

Risks Related to Assure’s Debenture

●	Assure’s obligations to Centurion Financial Trust are secured by a security interest in substantially all of its assets. If Assure defaults on those obligations, the lender could foreclose on Assure’s assets.
●	Assure is dependent on Centurian Financial Trust granting it certain add-backs and other one-time adjustments in the calculation of Assure’s financial covenant related to adjusted EBITDA and if Assure is not granted such allowances it may not meet its financial covenants, which could result in a default on its obligations and the lender could foreclose on its assets.

Risks Related to Assure’s Stock

●	Assure is not in compliance with Nasdaq listing requirements. If Assure’s common stock is delisted from Nasdaq, the liquidity and price of its common stock could decrease and its ability to obtain financing could be impaired.
●	The price of Assure’s common stock is subject to volatility.
●	Assure may seek to raise additional funds, finance acquisitions, or develop strategic relationships by issuing securities that would dilute investors’ ownership. Depending on the terms available to Assure, if these activities result insignificant dilution, it may negatively impact the trading price of the shares of Assure Common Stock.

Risks Relating to Danam’s Business

●	Reductions in third-party reimbursement levels, from private or governmental agency plans, and potential changes in industry pricing benchmarks for prescription drugs could materially and adversely affect Danam’s results of operations.

●	A shift in pharmacy mix toward lower margin plans, margin compression on branded medications, increased offering of specialty products, “DIR” fees, mail order pharmacy steering, and programs could adversely affect Danam’s results of operations.
●	Danam will derive a portion of its sales from prescription drug sales reimbursed by pharmacy benefit management companies and Danam’s participation in the pharmacy provider networks of these companies may be restricted or terminated.

Risks Relating to Danam’s Operations

●	Disruption in Danam’s global supply chain could negatively impact Danam’s businesses.
●	Danam’s business and operations will be subject to risks related to climate change.
●	Danam may not be able to maintain business, scale for growth, renew pharmacy and wholesale state licenses, and retain commercial and federal contracts while preventing restrictions and termination.

Risks Relating to Danam’s Business Strategy

●	Danam may not be successful in executing elements of Danam’s business strategy, which may have a material adverse impact on Danam’s business and financial results.

Risks Related to Cybersecurity, Data Privacy, and Information Security

●	A significant disruption in Danam’s information technology and computer systems or those of businesses Danam relies on could harm Danam.
●	Privacy and data protection laws will increase Danam’s compliance burden and any failure to comply could harm Danam.

Risks Related to Financial and Accounting Matters

●	Danam’s quarterly results may fluctuate significantly based on seasonality and other factors.
●	Danam has a substantial amount of goodwill and other intangible assets which could, in the future, become impaired and result in material non-cash charges to Danam’s results of operations. Danam may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations, and stock price.

Risks Relating to Regulatory and Legal Considerations

●	Changes in the healthcare industry and regulatory environments may adversely affect Danam’s businesses upon the Closing of the Merger.
●	Danam will be exposed to risks related to litigation and other legal proceedings.

Risks Relating to Danam’s Intellectual Property

●	Despite the actions Danam will take to defend and protect its intellectual property, upon the closing of the Merger, Danam may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its solutions. Danam’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

Risks Related to Being a Public Company

●	Danam will incur increased costs as a result of operating as a public company, and its management will devote substantial time to compliance with its public company responsibilities and corporate governance practices.
●	Assure’s shareholders and Danam’s shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.
●	Because Danam will become a publicly traded company through a merger as opposed to an underwritten public offering, no underwriter has conducted due diligence in connection with the Merger.

Risks Related to Ownership of Danam’s Shares

●	An active market for Danam’s securities may not develop, which would adversely affect the liquidity and price of Danam’s securities.
●	The market price of Danam common stock may decline as a result of the Merger or other market factors.
●	Danam will qualify as an “emerging growth company” as well as a smaller reporting company within the meaning of the Securities Act, and if Danam takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make Danam’s securities less attractive to investors and may make it more difficult to compare Danam’s performance with other public companies.
●	The unaudited pro forma financial information included herein may not be indicative of what Danam’s actual financial position or results of operations would have been.

Market and Industry Data

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources, and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions we made upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” beginning on page 36 of this proxy statement/prospectus and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 32 of this proxy statement/prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of certain reduced reporting requirements that are otherwise applicable to public companies. Pursuant to certain of these reduced reporting requirements: we are only required to include two years of audited consolidated financial statements in this proxy statement/prospectus in addition to any required interim financial statements; we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended; we are not required to submit certain executive compensation matters to shareholder advisory votes; and we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to our median employee compensation.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year following the fifth anniversary of the date of the listing of our common stock on Nasdaq; (ii) the last day of our first fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (iv) the date we qualify as a large accelerated filer under the SEC rules, which would occur as of the last day of the fiscal year in which we have been subject to SEC reporting requirements for at least 12 months, we have filed at least one Annual Report on Form 10-K, and we have at least $700 million of Equity Securities held by non-affiliates as of the end of the second quarter of that fiscal year.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this proxy statement/prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we are no longer an emerging growth company, or we affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act.

SUMMARY PRO FORMA FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Merger and related transactions. The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Assure will acquire all of the outstanding equity interests of Danam in the Merger, Assure will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Merger will be reflected as the equivalent of Danam issuing shares for the net assets of Assure, followed by a recapitalization. Operations prior to the Merger will be those of Danam. The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2023 gives effect to the Merger and related transactions as if they had occurred on December 31, 2023. The summary unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2023 give effect to the Merger and related transactions as if they had occurred on January 1, 2023, the beginning of the earliest period presented.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Assure and Danam for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-Merger company’s financial position or results of operations actually would have been had the Merger and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-Merger company following the reverse recapitalization.

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Information

Pro Forma Combined as of December 31, 2023 (unaudited)
Total Current Assets	$15,590,262
Total Assets	$41,519,615
Total Current Liabilities	$19,203,271
Total Liabilities	$30,370,048
Total Stockholders’ Equity	$11,149,566

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Information

Pro Forma
Combined
as of December 31, 2023
(unaudited)
Revenue	$34,627,366
Cost of Revenue	$34,048,326
Gross Profit	$579,039
Loss from Operations	$(30,892,878)
Net Loss	$(32,538,352)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Assure cautions readers of this proxy statement/prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Assure and Danam, that could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, potential benefits and the commercial attractiveness to its customers of Danam’s products and services, the potential success of Danam’s marketing and expansion strategies, the potential for Danam to achieve design awards, potential benefits of the Merger (including with respect to shareholder value), and expectations related to the terms and timing of the Merger. These statements are based on various assumptions, whether or not identified in this proxy statement/prospectus, and on the current expectations of Danam’s and Assure’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Unless the context requires otherwise, references to “Danam” in this section are to the business and operations of Danam, following the Danam Acquisitions but prior to the Merger and to the business and operations of New Danam after the Merger. These forward-looking statements are subject to a number of risks and uncertainties, including:

●	reductions in third-party reimbursement levels, from private or governmental agency plans, and potential changes in industry pricing benchmarks for prescription drugs;
●	a shift in pharmacy mix toward lower margin plans, margin compression on branded medications, increased offering of specialty products, DIR fees, mail order pharmacy steering, and programs;
●	Danam deriving a portion of its sales from prescription drug sales reimbursed by pharmacy benefit management companies;
●	Danam being adversely affected by a decrease in the introduction of new brand name and generic prescription drugs as well as increases in the cost to procure prescription drugs;
●	consolidation and strategic alliances in the healthcare industry;
●	changes in economic conditions that adversely affect consumer/client buying practices and market adoption of Danam’s DelivMeds mobile application and the accompanying revenues to premium access/services;
●	competition from, and evolution and changes in, the industries in which Danam operates could adversely impact Danam;
●	Danam not successfully creating and implementing relevant omni-channel experiences for its customers;
●	Danam failing to achieve its environmental, social and governance goals;
●	Danam’s ability to successfully manage ongoing organizational change and business transformation and achieve cost savings and operating efficiency initiatives through Danam’s healthcare eco-system;
●	disruption in Danam’s global supply chain;
●	risks to Danam’s business and operations related to climate change;
●	failure to retain and recruit, or failure to manage succession of, key personnel;

●	failure to renew facility leases in a timely manner;
●	Danam failing to keep existing store locations or open new locations in desirable places on favorable terms;
●	Danam’s ability to maintain current business, scale for growth, renew pharmacy and wholesale state licenses, and retain commercial and federal contracts while preventing restrictions and termination;
●	Danam’s relationships with its primary wholesaler for pharmacy operations and Danam’s manufacturer relationships for with its wholesale and hub technology platform entities;
●	Danam’s outsourcing of certain business processes to third-party vendors, subjecting it to risks, including disruptions in business and increased costs;
●	Danam’s failure to execute elements of Danam’s business strategy;
●	the dependence of Danam’s growth strategy on its ability to identify and successfully complete acquisitions, joint ventures and other strategic partnerships and alliances;
●	the risk that businesses acquired could experience losses or liabilities that would result in a material adverse effect on Danam’s business operations, results of operation and financial condition;
●	the dependence of Danam’s hub technology platform and clinical services on the willingness of participants in the network of independent partner pharmacies to continue receiving prescriptions and enrolling in a-la-carte services for outsourced work;
●	a significant disruption in Danam’s information technology and computer systems or those of businesses Danam rely on;
●	privacy and data protection laws increasing Danam’s compliance burden and the potential harm to Danam from any failure to comply;
●	the risk that Danam and businesses Danam interacts with could experience cybersecurity incidents and significant computer system compromises or data breaches;
●	Danam’s payment-related and other financial services risks that could increase Danam’s operating costs, expose Danam to fraud or theft, subject Danam to potential liability and potentially disrupt Danam’s business operations;
●	the risk that Danam’s and Wood Sage’s significant outstanding debt and associated payment obligations could significantly increase in the future if Danam and Wood Sage incur additional debt and do not retire existing debt;
●	Danam’s and Wood Sage’s significant outstanding debt and associated payment obligations significantly increasing in the future if Danam and Wood Sage incur additional debt and do not retire existing debt;
●	Danam’s is dependence on funding from its operating subsidiaries to pay dividends and other obligations;
●	Danam’s quarterly results fluctuating significantly based on seasonality and other factors;
●	the possible impairment of Danam’s substantial amount of goodwill and other intangible assets, potentially resulting in material non-cash charges to Danam’s results of operations;
●	changes in the healthcare industry and regulatory environments;
●	Danam’s exposure to risks related to litigation and other legal proceedings;

●	a significant change in, or noncompliance with, governmental regulations and other legal requirements that could have a material adverse effect on Danam’s reputation and profitability;
●	Danam being adversely affected by product liability, product recall, personal injury or other health and safety issues;
●	Danam becoming subject to adverse changes in tax laws, regulations and interpretations or challenges to its tax positions;
●	estimates for the financial performance of Danam’s business that may prove to be incorrect or materially different from actual results;
●	the inability of the parties to successfully or timely consummate the proposed Merger, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect New Danam or the expected benefits of the proposed Merger or that the approval of the shareholders of Assure or Danam is not obtained;
●	failure to realize the anticipated benefits of the proposed Merger;
●	risks relating to the uncertainty of the projected financial and operating information with respect to Danam, including whether Danam will be able to achieve its target milestones and other strategic partners to re-source or cancel vehicle or technology programs;
●	risks related to future market adoption of Danam’s offerings;
●	risks related to Danam’s marketing and growth strategies;
●	the effects of competition on Danam’s future business;
●	Danam’s and Assure’s inability to complete the proposed Merger contemplated by the Merger Agreement;
●	matters discovered by the parties as they complete their respective due diligence investigation of the other;
●	the inability to recognize the anticipated benefits of the proposed Merger;
●	the ability of New Danam to meet the initial listing standards of Nasdaq upon consummation of the Merger;
●	costs related to the proposed Merger;
●	expectations with respect to future operating and financial performance and growth, including when Danam will generate positive cash flow from operations;
●	Danam’s ability to raise funding on reasonable terms as necessary to develop its product in the timeframe contemplated by its business plan;
●	Danam’s ability to execute its business plans and strategy;
●	the failure to satisfy the conditions to the consummation of the Merger, including the approval of the Merger and definitive agreements for the Merger by the shareholders of Assure;
●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
●	the outcome of any legal proceedings that may be instituted against Danam or Assure related to the proposed Merger;

●	risks and uncertainties discussed in other documents filed, or to be filed, by Assure with the SEC; and
●	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

If any of these risks materialize or any of Assure’s or Danam’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Assure nor Danam presently knows or that Assure and Danam currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Assure’s and Danam’s expectations, plans or forecasts of future events and views as of the date of this proxy statement/prospectus. Assure and Danam anticipate that subsequent events and developments will cause Assure’s and Danam’s assessments to change. However, while Assure and Danam may elect to update these forward-looking statements at some point in the future, Assure and Danam specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Assure’s and Danam’s assessments as of any date subsequent to the date of this proxy statement/prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. Actual results, performance or achievements may, and are likely to, differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements were based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond Assure’s and Danam’s control.

The prospective financial information contained herein were prepared by, and are the responsibility of, the management of Danam and Assure, respectively. The projections were not prepared with a view towards compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation of prospective financial information.

WithumSmith+Brown, PC and Baker Tilly US, LLP, Assure’s’s current and prior independent registered public accounting firms, have not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, do not express an opinion or any other form of assurance on it. The reports of WithumSmith+Brown, PC and Baker Tilly US, LLP included in this proxy statement/prospectus relates to historical financial information of Assure, it does not extend to the projections and should not be read as if it does.

Suri & Co., Danam’s independent registered public accounting firm, has not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, does not express an opinion or any other form of assurance on it. The report of Suri & Co. included in this proxy statement/prospectus relates to historical financial information of Danam, it does not extend to the projections and should not be read as if it does.

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of Assure common stock. Please see the section entitled “Where You Can Find More Information” beginning on page 224 of this proxy statement/prospectus for further information, including the most recent information about Assure. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events and circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Merger. These risk factors are not exhaustive and are based on certain assumptions made by Assure and Danam that later may prove to be incorrect or incomplete. Assure and Danam may face additional risks and uncertainties that are not presently known to Assure or Danam or that Assure or Danam currently deem immaterial, which may also impair New Danam’s business, financial condition or results of operations. Investors are encouraged to perform their own investigation with respect to the business, financial condition and operating results of Danam and the business, financial condition and operating results of New Danam following the Merger. The following discussion should be read in conjunction with the financial statements of Assure and Danam and the notes to those financial statements included elsewhere in this proxy statement/prospectus. After the Merger, New Danam will be a holding company with no direct operations or material assets, other than the operation and material assets of Danam. Accordingly, Assure’s shareholders will be subject to all of the risks of the business of Danam following the Merger.

Unless the context requires otherwise, references to “Danam” in this section are to the business and operations of Danam Health, Inc. following the Danam Acquisitions but prior to the Merger and to the business and operations of New Danam after the Merger. As of the date of this proxy statement/prospectus, Danam is a holding company with no operations. Following the Danam Acquisitions, Danam’s business and operations will be the business and operations of the Targets, including Wood Sage’s subsidiaries Alliance Pharma Solutions, LLC and Community Specialty Pharmacy, LLC.

Risks Relating to the Merger

If the conditions to the Merger are not satisfied or waived, the Merger may not occur.

Even if the Merger is approved by the shareholders of Assure, specified conditions must be satisfied or, to the extent permitted by applicable law, waived to complete the Merger. These conditions are set forth in the Merger Agreement and each material condition to the completion of the Merger is described in the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 96 of this proxy statement/prospectus. Neither Danam nor Assure can guarantee that all of the conditions to the consummation of the Merger will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or the Closing may be delayed. These conditions are described in detail in the Merger Agreement and include, among other requirements, (i) approval by Assure’s shareholders of the Merger Proposal, the Reverse Stock Split Proposal, the Name Change Proposal, the Nasdaq Proposal and the Incentive Plan Proposal; (ii) the approval by Nasdaq of the listing of the shares of New Danam to be issued in connection with the Closing of the transactions contemplated by the Merger Agreement (iii) the satisfaction by conversion (or otherwise) of certain outstanding promissory notes of Assure prior to, or in connection with, the Closing and Assure timely reaching a mutual agreement with, or accommodation from, the holders of those obligations; (iv) the registration statement having been declared effective under the Securities Act; (v) no governmental authority of competent jurisdiction having entered any law, rule, regulation, judgement, decree, executive order, or award that has the effect of making the transactions contemplated by the Merger Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; and (vi) no Assure or Danam Material Adverse Effect shall have occurred between the date the Merger Agreement was entered into and the Closing. Assure and Danam cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Merger will not occur, or will be delayed and such delay may cause Assure and Danam to each lose some or all of the intended benefits of the Merger.

If the Merger is not completed, the Assure Board, in discharging its fiduciary obligations to Assure stockholders, will evaluate other strategic alternatives or financing options that may be available, which alternatives may not be as favorable to Assure stockholders as the Merger. Any future sale or merger, financing or other transaction may be subject to further stockholder approval. Assure may also be unable to find, evaluate or complete other strategic alternatives, which may have a materially adverse effect Assure’s business.

Assure’s and Danam’s efforts to complete the Merger could cause substantial disruptions in, and create uncertainty surrounding, their respective businesses, which may materially adversely affect their results of operation and businesses. Uncertainty as to whether the Merger will be completed may affect Assure’s and Danam’s ability to retain and motivate existing employees. A substantial amount of Assure’s and Danam’s management and employee attention is being directed toward the completion of the Merger and thus is being diverted from their respective day-to-day operations. Uncertainty as to Assure’s and Danam’s future could adversely affect their respective business and relationship with customers, collaborators, suppliers, vendors, regulators and other business partners. For example, customers, vendors, collaborators and other counterparties may defer decisions concerning working with Assure or Danam, or seek to change existing business relationships with Assure or Danam. Changes to, or termination of, existing business relationships could adversely affect Assure’s results of operations and financial condition, as well as the market price of Assure common stock. The adverse effects of the pendency of the Merger could be exacerbated by any delays in completion of the Merger or termination of the Merger Agreement.

Until the Merger is completed, the Merger Agreement restricts Danam and Assure from taking specified actions without the consent of the other party, and requires them to operate in the ordinary course of business consistent with past practice. These restrictions may prevent Danam and Assure from making appropriate changes to their respective businesses or pursuing attractive business opportunities that may arise prior to the completion of the Merger

If Assure fails to raise $2,500,000 in Pre-Closing Financing as required under the Merger Agreement, Danam may terminate the Merger Agreement and Assure will be subject to termination-related payment obligations.

Under the terms of the Merger Agreement, Assure is obligated to raise $2,500,000 in Pre-Closing Financing, which will be paid to Danam in exchange for one or more unsecured promissory notes. If Assure is unable to raise the $2,500,000, then Danam may terminate the Merger Agreement and Assure will be obligated to pay the Termination Fee. In addition, the promissory notes will be deemed paid in full and Danam will have no further obligation to repay them.

The Merger is subject to the approval by Assure’s shareholders of the Merger Proposal and related matters. Failure to obtain these approvals would prevent the completion of the Merger.

Before the Merger can be completed, the shareholders of Assure must approve the Merger Proposal, the Reverse Stock Split Proposal, the Name Change Proposal, the Election of Directors Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal. The failure to obtain all of these approvals would result in the Merger not being completed.

Danam may need to raise additional capital by issuing securities or debt or through licensing or other arrangements, which may cause dilution to Danam’s shareholders or restrict Danam’s operations.

Danam may be required to raise additional funds soon after Closing. Additional financing may not be available to Danam when needed or it may not be available on favorable terms. To the extent that Danam raises additional capital by issuing equity securities, such an issuance may cause significant dilution and the terms of any new Equity Securities may have preferences over Danam’s common stock. Any debt financing Danam enters into may include covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of Danam’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments.

The ownership of Danam’s common stock is expected to be concentrated, which may prevent you and other shareholders from influencing significant corporate decisions and may result in conflicts of interest that could cause Danam’s stock price to decline.

Executive officers and directors of Danam and their affiliates are expected to beneficially own or control approximately [●]% of the outstanding shares of New Danam common stock immediately following the effective time of the Merger on a fully diluted basis. Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of Danam assets or any other significant corporate transactions. These shareholders may also delay or prevent a change of control of Danam, even if such a change of control would benefit the other Danam shareholders. The significant concentration of stock ownership may adversely affect the trading price of Danam’s common stock due to investors’ perception that conflicts of interest may exist or arise.

Because the lack of a public market for Danam’s common stock makes it difficult to evaluate the fair market value of Danam’s common stock, the value of the Assure common stock to be issued to Danam shareholders may be more or less than the fair market value of Danam’s common stock.

The outstanding capital stock of Danam is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of Danam’s capital stock. Because the percentage of Assure equity to be issued to Danam shareholders was determined based on negotiations between the parties, it is possible that the value of the Assure common stock to be issued to Danam shareholders will be more or less than the fair market value of Danam’s capital stock.

If the Merger is not completed, Assure’s stock price may decline significantly.

The market price of Assure common stock is subject to significant fluctuations. Market prices for securities of pharmaceutical, biotechnology and other life science companies have historically been particularly volatile. In addition, the market price of Assure common stock will likely be volatile based on whether shareholders and other investors believe that Assure can complete the Merger or otherwise raise additional capital to support Assure’s operations if the Merger is not consummated and another strategic transaction cannot be identified, negotiated and consummated in a timely manner, or at all. The volatility of the market price of Assure common stock has been and may be exacerbated by low trading volume. Additional factors that may cause the market price of Assure common stock to fluctuate include:

●	future sales of its common stock;
●	general and industry-specific economic conditions;
●	the failure to meet industry analyst expectations; and
●	period-to-period fluctuations in financial results.

Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Assure and Danam from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals except in limited circumstances as described in further detail in the section titled “Proposal No. 1 — The Merger Proposal — The Merger Agreement” in this proxy statement/prospectus. In addition, if Assure terminates the Merger Agreement under specified circumstances, Assure will be required to pay Danam a termination fee of $1.0 million. This termination fee may discourage third parties from submitting competing proposals to Assure or its shareholders and may cause the Assure or Danam boards of directors to be less inclined to recommend a competing proposal.

The Reverse Stock Split may not increase New Danam’s stock price over the long-term.

The Assure board of directors believes that the Reverse Stock Split may be desirable for a number of reasons. Assure common stock is currently, and is expected to continue to be following the completion of the Merger, listed on Nasdaq. According to the applicable Nasdaq rules, in order for Assure common stock to continue to be listed on Nasdaq, Assure must satisfy certain requirements established by Nasdaq. The Assure board of directors expects that the Reverse Stock Split will increase the market price of Assure common stock so that Assure will be able to maintain compliance with the relevant Nasdaq listing requirements for the foreseeable future, although Assure cannot assure holders of Assure common stock that it will be able to do so. The Assure board of directors also believes a higher stock price may help generate investor interest in New Danam, help New Danam attract and retain employees, increase trading volume in New Danam’s common stock, and facilitate future financings by New Danam. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of New Danam’s common stock, it cannot be assured that the Reverse Stock Split will increase the market price of its common stock by a multiple of the Reverse Stock Split ratio ultimately decided on by the Assure board, or result in any permanent or sustained increase in the market price of New Danam’s common stock, which is dependent upon many factors, including New Danam’s business and financial performance, general market conditions and prospects for future success. Thus, while the stock price of New Danam might meet the listing requirements for Nasdaq initially after the Reverse Stock Split, it cannot be assured that it will continue to do so.

The Reverse Stock Split may decrease the liquidity of New Danam’s common stock.

Although the Assure board of directors believes that the anticipated increase in the market price of New Danam’s common stock resulting from the proposed Reverse Stock Split could encourage interest in its common stock and possibly promote greater liquidity for its shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for New Danam’s common stock.

The Reverse Stock Split may lead to a decrease in New Danam’s overall market capitalization.

Should the market price of New Danam’s common stock decline after the Reverse Stock Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the Reverse Stock Split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in New Danam’s overall market capitalization. If the per share market price does not increase in proportion to the Reverse Stock Split ratio, then the value of New Danam, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of New Danam’s common stock will remain the same after the Reverse Stock Split is effected, or that the Reverse Stock Split will not have an adverse effect on New Danam’s stock price due to the reduced number of shares outstanding after the Reverse Stock Split.

The Merger may be completed even though certain events occur prior to the closing that materially and adversely affect Assure or Danam.

The Merger Agreement provides that either Assure or Danam can refuse to complete the Merger if there is a material adverse change affecting the other party between the date of the Merger Agreement, and the closing of the Merger. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on Assure or Danam, including, but not limited to:

●	any change in applicable laws (including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, directive, guidelines or recommendations by any governmental entity in each case in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act) or United States generally accepted accounting principles or any official interpretation thereof after the date of the Merger Agreement;
●	changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, or any change generally affecting the economy or the industry in which the party operates;
●	the announcement or the execution of the Merger Agreement, the pendency or consummation of the Merger or the performance of the Merger Agreement, the ancillary documents thereto, including the impact thereof on the relationships, contractual or otherwise, of any such party, with customers, suppliers, licensors, distributors, partners, providers and employees;
●	the compliance with the express terms of the Merger Agreement and the ancillary documents thereto or the taking of any action expressly required by the Merger Agreement and the ancillary documents thereto;
●	any strike, embargo, labor disturbance, riot, protests, cyberterrorism event, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, meteorological event or other natural disaster, act of God or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19);
●	any national or international political or social conditions in countries in which, or in the proximate geographic region of which, any such party operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; and
●	any failure of such party, taken as a whole, to meet any projections, forecasts or budgets (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded).

Certain officers and directors of Assure and Danam have interests in the Merger that are different from Assure and Danam stockholders.

Some of Assure’s and Danam’s officers and directors have interests in the Merger that are different from Assure and Danam’s respective stockholders and that may influence them to support or approve the Merger without regard to the interests of Assure and Danam’s respective stockholders.

Certain officers and directors of Assure and Danam participate in arrangements that provide them with interests in the Merger that are different from the interests of Assure and Danam’s respective stockholders, including, among others, the continued service as an officer or director of the combined company, severance benefits, transaction bonuses, the acceleration of stock option and restricted stock unit vesting, continued indemnification and the potential ability to sell an increased number of shares of common stock of the combined company in accordance with Rule 144 under the Securities Act.

For example, Assure is party to arrangements with its executive officers pursuant to their employment agreements and transaction success agreements that may result in the receipt by such executive officers of cash severance payments and other transaction success bonuses and benefits.

The Assure Board was aware of these interests and considered them, among other matters, in the decision to approve the Merger Agreement.

Assure stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with or following the Merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the Merger, Assure stockholders will have experienced substantial dilution of their ownership interests in Assure without receiving the expected commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the expected strategic and financial benefits currently anticipated from the Merger.

During the pendency of the Merger, Assure may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect Assure’s business.

Covenants in the Merger Agreement impede the ability of Assure to enter into material transactions that are not in the ordinary course of business pending completion of the Merger. As a result, if the Merger is not completed, Assure may be at a disadvantage to its competitors during such period. In addition, while the Merger Agreement is in effect, Assure generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets, or other business combination with any third party, subject to certain exceptions relating to fiduciary duties. Any such transactions that are impeded or prohibited pursuant to these covenants could be favorable to Assure stockholders if consummated.

Because the lack of a public market for the Danam Shares makes it difficult to evaluate their value, the stockholders of Danam may receive shares of Assure Common Stock in the Merger that have a value that is less than, or greater than, the fair market value of the Danam Shares.

The Danam Shares are privately held and are not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Danam. Because the percentage of Assure common stock to be issued to Danam’s stockholders was determined based on negotiations between the parties, it is possible that the value of Assure common stock to be received by Danam’s stockholders will be less than the fair market value of Danam, or Assure may pay more than the aggregate fair market value for Danam.

If the Merger is not completed, the Assure Board may decide to pursue a dissolution and liquidation of Assure. In such an event, the amount of cash available for distribution to its stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that the Merger will be completed. If the Merger is not completed, the Assure Board may decide to pursue a dissolution and liquidation of Assure. In such an event, the amount of cash available for distribution to Assure stockholders will depend heavily on the timing of such decision, as with the passage of time the amount of cash available for distribution will be reduced as Assure continues to fund its operations. In addition, if the Assure Board were to approve and recommend, and Assure stockholders were to approve, a dissolution and liquidation of Assure, Assure would be required under Nevada corporate law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to Assure stockholders. As a result of this requirement, a portion of Assure’s remaining cash assets may need to be reserved pending the resolution of such obligations. In addition, Assure may be subject to litigation or other claims related to a dissolution and liquidation. If a dissolution and liquidation were pursued, the Assure Board, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Assure common stock could lose all or a significant portion of their investment in the event of liquidation, dissolution or winding up of Assure.

Risks Relating to Assure

Unless the context requires otherwise, references in this section to “we,” “us,” “our,” “Assure” and the “Company” refer to Assure Holdings Corp.

Risks Related to Our Business

There is substantial doubt about Assure’s ability to continue as a going concern.

There is substantial doubt about our ability to continue as a going concern. This uncertainty could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Our ability to continue as a going concern is uncertain and dependent upon obtaining the financing necessary to meet our financial commitments and to continue our ongoing operations as currently planned. We do not have sufficient funds to meet planned expenditures over the next twelve months, and will need to seek additional debt or equity financing to meet our planned expenditures. We will require additional financing to meet our ongoing operational working capital requirements and continue to meet the financial covenants of the Assure Notes. These factors raise substantial doubt regarding our ability to continue as a going concern. If we are unable to raise sufficient capital we may have to reduce operations which could significantly affect our results of operations. If we fail to meet the financial covenants of our debt and cannot obtain a waiver from such provisions or otherwise come to an agreement with the holders of our debt, such holders may declare a default on the debt which could subject our assets to seizure and sale, negatively impacting our business.

We’ve had historical negative operating results.

Since its initial launch, the Company has experienced operating losses. Our net loss was $26.1 million and $30.1 million for the years ended December 31, 2023 and 2022, respectively. There is no guarantee when profitability will occur. Furthermore, our independent registered public accountants have expressed that substantial doubt exists as to the Company’s ability to continue as a going concern. See Note 2 to the Consolidated Financial Statements included in this Form 10-K for further discussion.

There has been a meaningful decrease in underlying commercial insurance reimbursement for IONM services provided.

In recent years, the IONM industry including Assure has seen a meaningful compression in reimbursement for IONM services provided. This trend has been more pronounced for the technical component relative to the professional component, driven in part by a shift in perceived benefit.

In addition, in October 2022, Assure and other IONM providers experienced a meaningful decrease in the Texas reimbursement benchmark, which had been utilized in state arbitration claims to great success from January 2022 through September 2022. In October 2022, Texas state arbitration reimbursement was realigned to a level much closer to the state average across the Company’s operational footprint. As a reminder, Texas is Assure’s largest market and represents approximately 60% of our patient volume. The company is focused on improving margin and increasing participation rates for state arbitrations in Texas. This change does not affect the larger pool of federal arbitrations associated with the No Surprises Act, both in Texas and other states within Assure’s operational footprint still to come. This pool is anticipated to be much larger than the pool of state arbitration claims.

Effective January 1, 2022, the No Surprises Act (enacted as part of the Consolidated Appropriations Act of 2021), was intended to protect patients from receiving balance bills or “surprise bills,” the difference between what the provider charged and what insurance paid. This new law also provides for negotiation and IDR processes to resolve disputed claim payment amounts for federally regulated insurance plans. Assure has filed several hundred negotiation requests and IDR cases, although decisions for those cases are still pending. The HHS has acknowledged that there is a substantial backlog of IDR case decisions due to a larger than expected demand for dispute resolutions. If we are unsuccessful in arbitrating, or if the arbitration process is delayed, we may not collect for our services or experience delays in collecting for our services and our business and financial results could be materially adversely affected.

The Consolidated Appropriations Act of 2023 enacted a 2.08% payment cut in Medicare physician fee schedule rates for 2023. The updating of Medicare physician fee schedule rates will be threatened by budget neutrality requirements for the foreseeable future. Any future cuts to rates for professional physician services under the Medicare program, other public health care programs in which we may choose to participate, or commercial payor reimbursement could materially and adversely impact our financial results.

Assure management has made strategic and tactical decisions to stay ahead of these reimbursement trends. This includes the Company launching its own remote neurology business in 2021 to realign Assure toward the professional component. More recently, Assure has focused on fixing the cost of delivery for IONM services it provides while maintaining a high standard of clinical care. Additional mitigating strategic initiatives include increasing scale through organic growth and mergers and acquisitions in a consolidating IONM market and moving away from the MSA model of revenue sharing.

If we are unable to be reimbursed for our services at expected levels, our business and financial results could be materially adversely affected.

The termination of managed service agreements may lead to the loss of some relationships, which could adversely affect Assure’s business.

In instances in which the professional component is provided via MSA’s with surgeons or through agreements with PEs, Assure engages in a revenue share based on our percentage ownership of the PE. Assure disclosed during its third quarter 2022 earnings call in November 2022 that the Company was moving away from the MSA model so that it can keep all collections from the professional component. Assure’s goal is to entirely terminate its MSA relationships by the middle of 2023. This process may lead to the loss of some surgeon relationships and as a result our business, reputation, and financial results could be materially adversely affected.

Assure faces significant competition from other health care providers.

We compete with other IONM service providers for patients, surgeons, neurologists and INPs. Some of our competitors have longstanding and well-established relationships with physicians and health insurance companies’ (“Third-Party Payors”) provider networks in the community. Some of our competitors are hospitals that provide IONM services for surgeries occurring within their hospital facilities. Some of our competitors are also significantly larger than us, may have access to greater marketing, financial and other resources and may be better known in the general community.

The competition among service providers, facilities and hospitals for surgeons, neurologists, professional staff, and patients has intensified in recent years. We face competition from other providers that perform similar services, both inside and outside of our primary service areas. Some of our competitors are owned by non-profit or governmental entities, which may be supported by endowments and charitable contributions or by public or governmental support. These competitors can make capital expenditures without paying sales tax, may hold the property without paying property taxes and may pay for the equipment out of earnings not burdened by income taxes. This competitive advantage may affect our ability to compete effectively with these non-profit or governmental entities.

There are several large, publicly traded companies, divisions or subsidiaries of large publicly held companies, and several private companies that develop and acquire specialty services, which may include neuromonitoring, and these companies compete with us in the acquisition of additional businesses. Further, many surgeon groups develop groups that provide ancillary services, using consultants who typically perform these services for a fee and who may take a small equity interest in the ongoing operations of a business. We can give no assurance that we can compete effectively in these areas. If we are unable to compete effectively to recruit new surgeons, neurologists, attract patients, enter into arrangements with managed care payors or acquire new facilities, our ability to implement our growth strategies successfully could be impaired. This may have an adverse effect on our business, results of operations and financial condition.

Assure relies on key personnel, industry partners and our ability to hire experienced employees and professionals to develop its business.

Our development will depend on the efforts of key management, key personnel and our relationships with medical partners in the surgical industry and our ability to hire experienced employees and professionals. Loss of any of these people and partnerships, particularly to competitors, could have a material adverse effect on our business. Further, with respect to the future development of our business, it is necessary to attract additional partners and personnel for such development.

The marketplace for key skilled personnel is becoming more competitive, which means the cost of hiring, training and retaining such personnel may increase. Our business is dependent on our ability to hire and retain employees who have advanced clinical and other technical skills. Employees who meet these high standards are in great demand and are likely to remain a limited resource in the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees, the ability to maintain and grow the business could be negatively impacted. A limited supply of qualified applicants may also contribute to wage increases which outpace the rate of inflation.

Factors outside our control, including competition for human capital and the high level of technical expertise and experience required to execute this development, will affect our ability to employ the specific personnel required. Due to our relatively small size, the failure to retain or attract a sufficient number of key skilled personnel and partnerships could have a material adverse effect on our business, results of future operations and financial condition.

The IONM industry is relatively new and is subject to risk associated with public scrutiny and gaps in technician oversight and formal board reviews.

The IONM is relatively new and many of service providers are small privately held providers of intraoperative neuromonitoring that lack quality assurance programs. Our competitors may be more susceptible to adverse patient outcomes, thus raising public scrutiny of the industry as a whole. Such public scrutiny could impact our ability to maintain and grow the business.

INPs within the IONM industry are not subject to oversight or formal board reviews. Lack of oversight and reviews could lead to declining quality among providers who lack self-governed internal programs designed to ensure high-quality standards. Given the fragmented competitive landscape of the neuromonitoring industry, such gaps in appropriate clinical oversight could impact our ability to maintain or grow the business.

Assure is subject to fluctuations in revenues and payor mix.

We depend on payments from Third-Party Payors, including private insurers, managed care organizations and government health care programs. We are dependent on private and, to a lesser extent, governmental third- party sources of payment for the managed cases performed in Procedure Facilities. Our competitive position has been, and will continue to be, affected by reimbursement and co-payment initiatives undertaken by third- party payors, including insurance companies, and, to a lesser extent, employers, and Medicare and Medicaid.

As an increasing percentage of patients become subject to health care coverage arrangements with managed care payors, our success may depend in part on our ability to negotiate favorable contracts on behalf of Procedure Facilities with managed care organizations, employer groups and other private Third-Party Payors. There can be no assurances that we will be able to enter into these arrangements on satisfactory terms in the future. Also, to the extent that Procedure Facilities have managed care contracts currently in place, there can be no assurance that such contracts will be renewed, or the rates of reimbursement held at current levels.

Managed care plans often set their reimbursement rates based on Medicare and Medicaid rates and consequently, although only a small portion of our revenues are from Medicare and Medicaid, the rates established by these payors may influence our revenues from private payors. As with most government reimbursement programs, the Medicare and Medicaid programs are subject to statutory and regulatory changes, possible retroactive and prospective rate adjustments, administrative rulings, freezes and funding reductions, all of which may adversely affect our revenues and results of operations.

The Centers for Medicare and Medicaid Services (“CMS”) introduced substantial changes to reimbursement and coverage related to ambulatory surgical centers. Under these rules, reimbursement levels decreased and remain subject to change. Consequently, our operating margins may continue to be under pressure as a result of changes in payor mix and growth in operating expenses in excess of increases in payments by Third-Party Payors. In addition, as a result of competitive burdens, our ability to maintain operating margins through price increases to privately insured patients is limited. This could have a material adverse effect on our business, operating results and financial condition. Net patient service revenue is reported at the estimated net realizable amounts from patients, Third-Party Payors, and others for services rendered and is recognized upon performance of the patient service. In determining net patient service revenue, management periodically reviews and evaluates historical payment data, payor mix and current economic conditions and adjusts, as required, the estimated collections as a percentage of gross billings in subsequent periods based on final settlements and collections. Management continues to monitor historical collections and market conditions to manage and report the effects of a change in estimates. While we believe that the current reporting and trending software provides us with an accurate estimate of net patient service revenues, any changes in collections or market conditions that we fail to accurately estimate or predict could have a material adverse effect on our operating results and financial condition.

Assure depends on reimbursement from a small group of Third-Party Payors which could lead to delays and uncertainties in the reimbursement rate and process.

Approximately 83% of our accrued revenue for the year ended December 31, 2023 relates to 30 Third-Party Payors. The loss or disruption of any one of these payors could have an adverse effect on our business, results of operations and financial condition. Additionally, about 79% of our cash collections during the year ended December 31, 2023 was concentrated among these same Third-Party Payors. Greater diversification of payors is dependent on expansion into new markets.

Assure’s performance is greatly dependent on decisions that Third-Party Payors make regarding their out-of-network benefits and alternatively, Assure’s ability to negotiate profitable contracts with Third-Party Payors.

One of the complexities of our business is navigating the increasingly hostile environment for entities that are not participants in the Third-Party Payors’ provider networks (also referred to as an out-of-network provider or facility). Third-Party Payors negotiate discounted fees with providers and facilities in return for access to the patient populations which those Third-Party Payors cover. The providers and facilities that contractually agree to these rates become part of the Third-Party Payor’s “network”. We are currently out-of-network as to most Third-Party Payors.

There are several risks associated with not participating in Third-Party Payor networks. First, not all Third- Party Payors offer coverage to their patients for services rendered by non-participants in that Third-Party Payor’s network. Further, it is typically the case that patients with so-called “out-of-network benefits” will be obliged to pay higher co-pays, higher deductibles, and a larger percentage of co-insurance payments. In addition, because the out-of-network coverage often mandates payment at a “usual and customary rate”, the determination of the amounts payable by the Third-Party Payor can fluctuate.

Health care providers and facilities that choose not to participate in a Third-Party Payor’s network often face longer times for their claims to be processed and paid. Further, many Third-Party Payors aggressively audit claims from out-of-network providers and facilities and continuously change their benefit policies in various ways that restrict the ability of beneficiaries to access out of network benefits, and to restrict out-of-network providers from treating their beneficiaries. Consequently, it may become necessary for us to change our out- of-network strategy and join Third-Party Payor networks. This may require us to negotiate and maintain numerous contracts with various Third-Party Payors. In either case, our performance is greatly dependent upon decisions that Third-Party Payors make regarding their out-of-network benefits and alternatively, our ability to negotiate profitable contracts with Third-Party Payors.

If it becomes necessary for us to convert entirely to in-network, there is no guarantee that we will be able to successfully negotiate these contracts. Further, we may experience difficulty in establishing and maintaining relationships with health maintenance organizations, preferred provider organizations, and other Third-Party Payors. Out-of-network reimbursement rates are typically higher than in network reimbursement rates, so our revenue would likely decline if we move to an in-network provider strategy and fail to increase our volume of business sufficiently to offset reduced in-network reimbursement rates. These factors could adversely affect our revenues and our business.

Historically, all privately insured cases were billed on an out-of-network basis. Over the past three years, the Company has shifted some of the business to direct and indirect contracts with the payors and related parties. However, as of December 31, 2023, approximately 85% of our privately insured cases remain out of network basis, without any reimbursement rate protection or consistent in-network patient enrollments typically seen from an in-network agreement. Accordingly, we are susceptible to changes in reimbursement policies and procedures by Third-Party Payors and patients’ preference of using their out-of-network benefits which could have an adverse effect on our business, results of operations and financial condition.

The industry trend toward value-based purchasing may negatively impact Assure’s revenues.

We believe that value-based purchasing initiatives of both governmental and private payors tying financial incentives to quality and efficiency of care will increasingly affect the results of operations of Procedure Facilities and may negatively impact our revenues if we are unable to meet expected quality standards.

We may be affected by the Patient Protection and Affordable Care Act (“ACA”), which contains several provisions intended to promote value-based purchasing in federal health care programs. Medicare now requires providers to report certain quality measures in order to receive full reimbursement increases for inpatient and outpatient procedures that were previously awarded automatically. In addition, hospitals that meet or exceed certain quality performance standards will receive increased reimbursement payments, while hospitals that have “excess readmissions” for specified conditions will receive reduced reimbursement. There is a trend among private payors toward value-based purchasing of health care services, as well. Many large commercial health insurance payors require hospitals to report quality data, and several of these payors will not reimburse hospitals for certain preventable adverse events.

We expect value based purchasing programs, including programs that condition reimbursement on patient outcome measures, to become more common, to involve a higher percentage of reimbursement amounts and to spread to reimbursement for ancillary services. Although we are unable to predict how this trend will affect our future results of operations, it could negatively impact our revenues if we are unable to meet quality standards established by both governmental and private payors.

State and Federal surprise billing legislation could lead to lower reimbursement rates.

In December 2020, federal legislation called the No Surprises Act was passed by Congress and signed by the President. Beginning in 2022, the law was implemented with the intended effect to prohibit surprise billing. Another feature of the No Surprise Act relevant to Assure is that it will for the first time allow companies like Assure to arbitrate disputed claims where we are not being paid in every state. While each arbitration case is treated like an individual lawsuit with unpredictable outcomes, we believe this dispute resolution process has the potential to help us get paid on a greater proportion of our claims.

The majority of U.S. states have laws protecting consumers against out-of-network balance billing or “surprise billing.” While consumer collections represent a negligible amount of our total revenue, most state surprise billing laws have established payment standards based on the median in-network rate or a multiplier of what Medicare would pay. These payment standards are often less than the average out-of-network payment and could therefore have an adverse effect on reimbursement rates. Although we have already experienced lower reimbursement rates from such laws, additional impact may be experienced as more states and/or federal legislation is adopted. Today, approximately 15% of our third-party payor revenue is contracted with in- network rate agreements and we are actively pursuing more in-network agreements to further mitigate this risk.

Assure’s revenues will depend on its customers’ continued receipt of adequate reimbursement from private insurers and government sponsored health care programs.

Political, economic, and regulatory influences continue to change the health care industry in the United States. The ability of hospitals to pay fees for our products partially depends on the extent to which reimbursement for the costs of such materials and related treatments will continue to be available from private health coverage insurers and other similar organizations. We may have difficulty gaining market acceptance for the products we sell if Third-Party Payors do not provide adequate coverage and reimbursement to hospitals. Major third- party payors of hospitals, such as private health care insurers, periodically revise their payment methodologies based, in part, upon changes in government sponsored health care programs. We cannot predict these periodic revisions with certainty, and such revisions may result in stricter standards for reimbursement of hospital charges for certain specified products, potentially adversely impacting our business, results of operations, and financial conditions.

Changes in accounting estimates due to changes in circumstances may require Assure to write off accounts receivables or write down intangible assets, such as goodwill, may have a material impact on Assure’s financial reporting and results of operations.

We have made updates to estimates resulting from changes in circumstances. For example, during the year ended December 31, 2022, we decreased the useful of intangible assets related to doctor agreements from 10 years to one year as one year more accurately represents our current useful life of such agreements. As a result of this change in estimate, the amortization of historical doctor agreements was accelerated brining the balance as of December 31, 2022 to nil. There will be no amortization in future periods related to historical capitalized doctor agreements. Any agreements entered into after December 2022, will be amortized over one year. Future changes in estimates may cause us to write off accounts receivable, intangible assets, such as goodwill, based on changes in circumstances which may have a negative impact on our consolidated financial statements.

Accounts Receivable

In order to more precisely estimate and our accounts receivable reserves, in January 2021 the Company modified its accounting estimate procedures to update its technical and professional collection experience monthly. This change in estimate procedures will not eliminate additional reserves being recorded for fluctuation in the technical and professional collection experience in future periods. However, our change in policy is expected to reduce the magnitude of future reserves that are recorded as a result of fluctuations in the Company’s collection experience.

Goodwill and Intangible Assets

As a result of purchase accounting for our acquisition transactions, our consolidated balance sheet at December 31, 2021 contains intangible assets designated as either goodwill or intangibles totaling approximately $4.4 million in goodwill and approximately $3.6 million in intangibles. Additional acquisitions that result in the recognition of additional intangible assets would cause an increase in these intangible assets. On an ongoing basis, we evaluate whether facts and circumstances indicate any impairment of the value of intangible assets. As of December 31, 2022, we determine that a significant impairment had occurred, which required us to write-off $3.4 million of goodwill and $117 thousand of other intangible assets for a total impairment charge of $3.5 million. Future impairment charges could have a material adverse effect on our results of operations in the period in which the write-off occurs.

Assure depends on referrals to its physicians and if Assure is unable to successfully cultivate and maintain strong relationships with its physicians and their referral sources, the number of managed cases performed at Procedure Facilities may decrease and cause revenues to decline.

Our success, in large part, is dependent upon referrals to our physicians from other physicians, systems, health plans and others in the communities in which we operate, and upon our medical staff’s ability to maintain good relations with these referral sources. Physicians who use Procedure Facilities and those who refer patients are not our employees and, in many cases, most physicians have admitting privileges at other hospitals and (subject to any applicable non-competition arrangements) may refer patients to other providers. If we are unable to successfully cultivate and maintain strong relationships with our physicians and their referral sources, the number of managed cases performed at Procedure Facilities may decrease and cause revenues to decline. This could adversely affect our business, results of operations and financial condition.

Assure may be subject to professional liability claims.

As a health care provider, we are subject to professional liability claims both directly and indirectly through the malpractice of members of our medical staff. We are responsible for the standard of care provided in Procedure Facilities by staff working in those facilities. We have legal responsibility for the physical environment and appropriate operation of our equipment used during surgical procedures. In addition, we are subject to various liability for the negligence of its credentialed medical staff under circumstances where we either knew or should have known of a problem leading to a patient injury. The physicians credentialed at Procedure Facilities are involved in the delivery of health care services to the public and are exposed to the risk of professional liability claims. Although we neither control the practice of medicine by physicians nor have responsibility for compliance with certain regulatory and other requirements directly applicable to physicians and their services, as a result of the relationship between us and the physicians providing services to patients in Procedure Facilities, we or our subsidiaries may become subject to medical malpractice claims under various legal theories.

Claims of this nature, if successful, could result in damage awards to the claimants in excess of the limits of available insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. We maintain and require the physicians on the medical staff of Procedure Facilities to maintain liability insurance in amounts and coverages believed to be adequate, presently $1 million per claim to an aggregate of $3 million per year.

Most malpractice liability insurance policies do not extend coverage for punitive damages. While extremely rare in the medical area, punitive damages are those damages assessed by a jury with the intent to “punish” a tortfeasor rather than pay for a material loss resulting from the alleged injury. We cannot assure you that we will not incur liability for punitive damage awards even where adequate insurance limits are maintained. We also believe that there has been, and will continue to be, an increase in governmental investigations of physician-owned facilities, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Investigation activity by private Third-Party Payors has also increased with, in some cases, intervention by the states’ attorneys general. Also possible are potential non-covered claims, or “qui tam” or “whistleblower” suits. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on our financial condition.

Assure may be subject to liability claims for damages and other expenses not covered by insurance that could reduce its earnings and cash flows.

Our operations may subject us, as well as our officers and directors to whom we owe certain defense and indemnity obligations, to litigation and liability for damages. Our business, profitability and growth prospects could suffer if we face negative publicity or we pay damages or defense costs in connection with a claim that is outside the scope or limits of coverage of any applicable insurance coverage, including claims related to adverse patient events, contractual disputes, professional and general liability, and directors’ and officers’ duties. We currently maintain insurance coverage for those risks we deem are appropriate. However, a successful claim, including a professional liability, malpractice or negligence claim which is in excess of any applicable insurance coverage, or not covered by insurance, could have a material adverse effect on our earnings and cash flows. In addition, if our costs of insurance and claims increase, then our earnings could decline. Market rates for insurance premiums and deductibles have been steadily increasing. Our earnings and cash flows could be materially and adversely affected by any of these.

Assure is subject to rising costs, including malpractice insurance premiums or claims may adversely affect its business.

The costs of providing our services have been rising and are expected to continue to rise at a rate higher than that anticipated for consumer goods as a whole. These increased costs may arise from adverse risk management claims against us or increases in the rates for medical malpractice insurance. As a result, our business, operating results or financial condition could be adversely affected if we are unable to implement annual private pay increases due to changing market conditions or otherwise increase our revenues to cover increases in labor and other costs.

Assure may incur unexpected, material liabilities as a result of acquisitions.

Although we intend to conduct due diligence on any future acquisition, we may inadvertently invest in acquisitions that have material liabilities arising from, for example, the failure to comply with government regulations, medical claims or other past activities. Although we have professional and general liability insurance, we do not currently maintain and are unlikely to acquire insurance specifically covering every unknown or contingent liability that may have occurred prior to our investment in Procedure Facilities, particularly those involving prior civil or criminal misconduct (for which there is no insurance). Incurring such liabilities as a result of future acquisitions could have an adverse effect on our business, operations and financial condition.

Assure’s reliance on software-as-a-service (“SaaS”) technologies from third parties may adversely affect its business and results of operations.

We rely on SaaS technologies from third parties in order to operate critical functions of our business, including financial management services, customer relationship management services, supply chain services and data storage services. If these services become unavailable due to extended outages or interruptions or because they are no longer available on commercially reasonable terms or prices, or for any other reason, our expenses could increase, our ability to manage our finances could be interrupted, our processes for managing sales of our offerings and supporting our customers could be impaired, our ability to communicate with our suppliers could be weakened and our ability to access or save data stored to the cloud may be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could harm our business, financial condition, and results of operations.

Assure’s business depends on network and mobile infrastructure developed and maintained by third-party providers. Any significant interruptions in service could result in limited capacity, processing delays and loss of customers.

We depend on the development and maintenance of the internet and mobile infrastructure. This includes maintenance of reliable internet and mobile infrastructure with the necessary speed, data capacity and security, as well as timely development of complementary products, for providing reliable Internet and mobile access. We also use and rely on services from other third parties, such as our telecommunications services and credit card processors, and those services may be subject to outages and interruptions that are not within our control. Failures by our telecommunications providers may interrupt our ability to provide phone support to our customers and distributed denial-of-service attacks directed at our telecommunication service providers could prevent customers from accessing our website. In addition, we have in the past and may in the future experience down periods where our third-party credit card processors are unable to process the online payments of our customers, disrupting our ability to receive customer orders. Our business, financial condition, and results of operations could be materially and adversely affected if for any reason the reliability of our Internet, telecommunications, payment systems and mobile infrastructure is compromised.

Cybersecurity incidents could disrupt business operations, result in the loss of critical and confidential information, and adversely impact Assure’s reputation and results of operations.

We are dependent on the proper function, availability, and security of our information systems, including without limitation those systems utilized in our scheduling and collection operations. We have undertaken measures to protect the safety and security of our information systems and the data maintained within those systems. As part of our efforts, we may be required to expend significant capital to protect against the threat of security breaches or to alleviate problems caused by breaches, including unauthorized access to patient data and personally identifiable information stored in our information systems and the introduction of computer malware to our systems. However, there can be no assurance our safety and security measures will detect and prevent security breaches in a timely manner or otherwise prevent damage or interruption of our systems and operations. We may be vulnerable to losses associated with the improper functioning, security breach or unavailability of our information systems.

If Assure fails to successfully maintain an effective internal control over financial reporting, the integrity of Assure’s financial reporting could be compromised, which could result in a material adverse effect on its reported financial results.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock. Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Proposed legislation in the U.S. Congress, including changes in U.S. tax law and the IRA may adversely impact Assure and the value of its common stock.

Changes to U.S. tax laws (which changes may have retroactive application) could adversely affect us or holders of our common stock. In recent years, many changes to U.S. federal income tax laws have been proposed and made, and additional changes to U.S. federal income tax laws are likely to continue to occur in the future. The U.S. Congress is currently considering numerous items of legislation which may be enacted prospectively or with retroactive effect, which legislation could adversely impact our financial performance and the value of shares of our common stock. Additionally, states in which we operate or own assets may impose new or increased taxes. If enacted, most of the proposals would be effective for the current or later years. The proposed legislation remains subject to change, and its impact on us or our investors is uncertain. In addition, the IRA includes provisions that impact the U.S. federal income taxation of corporations. Among other items, this legislation includes provisions that impose a minimum tax on the book income of certain large corporations and an excise tax on certain corporate stock repurchases that are imposed on the corporation repurchasing such stock. It is unclear how this legislation will be implemented by the U.S. Department of Treasury and we cannot predict how this legislation or any future changes in tax laws might affect us or investors in our common stock.

We have identified and disclosed in our latest Form 10 - K material weaknesses in our internal control over financial reporting. If we are not able to remediate these material weaknesses and maintain an effective system of internal controls, we may not be able to accurately or timely report our financial results, which could cause our stock price to fall or result in our stock being delisted.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a - 15 (f) under the Securities Exchange Act of 1934, as amended. As disclosed in Item 9A, “Controls and Procedures” in our latest Annual Report on Form 10 - K, management identified material weaknesses in our internal control over financial reporting and complex transactions. The related control deficiencies resulted in material misstatements in our previously issued unaudited interim condensed consolidated financial statements for periods ended March 31, 2023, June 30, 2023 and September 30, 2023.

A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a result of the material weakness, our management concluded that our internal control over financial reporting was not effective based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission.

Our management is actively engaged in developing a remediation plan designed to address these material weaknesses. If our remedial measures are insufficient to address the material weaknesses, or if additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our financial statements may contain material misstatements and we could be required to restate our financial results.

We cannot assure you that any measures we may take in the near future will be sufficient to remediate these material weaknesses or avoid potential future material weaknesses. In addition, we may suffer adverse regulatory or other consequences, as well as negative market reaction, as a result of any material weaknesses, and we will incur additional costs as we seek to remediate these material weaknesses.

To effectively manage our company today, we need to remediate the material weakness and continue to improve our operational, financial, and management controls and our reporting systems and procedures. Any failure to remediate these material weaknesses and implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm our operating results, cause us to fail to meet our financial reporting obligations, or make it more difficult to raise capital (or, if we are able to raise such capital, make such capital more expensive), one or more of which could adversely affect our business and/or jeopardize our listing on the Nasdaq, any of which would harm our stock price.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes - Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis.

Direct and indirect consequences of the COVID - 19 pandemic may have material adverse consequences.

The current COVID - 19 pandemic is creating extensive disruptions to the global economy. Governments, businesses, and the public are taking unprecedented actions to contain the spread of COVID - 19 and to mitigate its effects, including quarantines, travel bans, shelter - in - place orders, closures of businesses, fiscal stimulus, and legislation designed to deliver monetary aid and other relief. While the scope, duration, and full effects of COVID - 19 are rapidly evolving and not fully known, the pandemic and related efforts to contain it have disrupted global economic activity, adversely affected the functioning of financial markets, impacted interest rates, increased economic and market uncertainty, and disrupted trade and supply chains. If these effects continue for a prolonged period or result in sustained economic stress or recession, we may experience adverse effects on our operations. Specifically, if our clients are forced to reduce business hours or close their businesses for an extended period of time or if their customer base experiences financial hardship, our clients may experience a sharp decline in revenue and be unable to meet their obligations to us under existing agreements or be unwilling to extend their agreements past current terms, which may adversely impact our financial results. Further, we may experience a decrease in new clients due to a lack of financial resources or a decline in new markets as businesses and financial markets deal with the impact of COVID - 19. As governments are focused on relief efforts and fiscal stimulus measures, important legislation to expand or clarify certain existing or new markets for our products may be postponed or abandoned, which may adversely impact our results. Further, these conditions may impact our ability to access financial markets to obtain the necessary funding to operate our business as currently contemplated, which may adversely affect our liquidity and working capital. To the extent the COVID - 19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this registration statement, such as those relating to our operations and financial condition. Due to the highly uncertain and dynamic nature of events relating to the COVID - 19 pandemic, it is not currently possible to estimate the impact of the pandemic on our business. However, these effects could have a material impact on our operations, and we will continue to monitor the COVID - 19 situation closely.

Risks Related to the Regulation of the Healthcare Industry

Assure’s business is subject to substantial government regulation.

The health care industry is heavily regulated, and we are required to comply with extensive and complex laws and regulations at the federal, state and local government levels. A number of these laws specifically relate to the provision of Medicare and Medicaid billing.

Anti-Kickback Statutes

The federal Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of remuneration to induce the referral of a patient or the purchase, lease or order (or the arranging for or recommending of the purchase, lease or order) of health care items or services paid for by federal health care programs, including Medicare or Medicaid. A violation does not require proof that a person had actual knowledge of the statute or specific intent to violate the statute, and court decisions under the Anti-Kickback Statute have consistently held that the law is violated where one purpose of a payment is to induce or reward referrals. Violation of the federal anti-kickback statute could result in felony conviction, administrative penalties, civil liability (including penalties) under the False Claims Act and/or exclusion from federal health care programs.

A number of states have enacted anti-kickback laws (including so-called “fee splitting” laws) that sometimes apply not only to state-sponsored health care programs but also to items or services that are paid for by private insurance and self-pay patients. State anti-kickback laws can vary considerably in their applicability and scope and sometimes have fewer statutory and regulatory exceptions than does the federal law. Enforcement of state anti-kickback laws varies widely and is often inconsistent and erratic.

Our management carefully considers the importance of such anti-kickback laws when structuring company operations. That said, we cannot assure that the applicable regulatory authorities will not determine that some of our arrangements with hospitals, surgical facilities, physicians, or other referral sources violate the Anti-Kickback Statute or other applicable laws. An adverse determination could subject us to different liabilities, including criminal penalties, civil monetary penalties and exclusion from participation in Medicare, Medicaid or other health care programs, any of which could have a material adverse effect on our business, financial condition or results of operations.

Physician Self- Referral (“Stark”) Laws

The federal Stark Law, 42 U.S.C. §1395nn, also known as the physician self-referral law, generally prohibits a physician from referring Medicare and Medicaid patients to an entity (including hospitals) providing “designated health services,” if the physician has a “financial relationship” with the entity, unless an exception applies. Designated health services include, among other services, inpatient hospital services, outpatient prescription drug services, clinical laboratory services, certain diagnostic imaging services, and other services that our affiliated physicians may order for their patients. The prohibition applies regardless of the reasons for the financial relationship, unless an exception applies. The exceptions to the federal Stark Law are numerous and often complex. The penalties for violating the Stark Law include civil penalties of up to $15,000 for each violation and potential civil liability (including penalties) under the False Claims Act.

Some states have enacted statutes and regulations concerning physician self-referrals (i.e., referrals by a physician to a health care entity in which the physician has an ownership interest). Such physician self-referrals laws may apply to the referral of patients regardless of payor source and/or type of health care service. These state laws may contain statutory and regulatory exceptions that are different from those of the federal law and that may vary from state to state. Enforcement of state physician self-referral laws varies widely and is often inconsistent and erratic.

Our management carefully considers the importance of physician self-referral laws when structuring company operations. That said, we cannot assure that the applicable regulatory authorities will not determine that some of our arrangements with physicians violate the Federal Stark Law or other applicable laws. An adverse determination could subject us to different liabilities, including criminal penalties, civil monetary penalties and exclusion from participation in Medicare, Medicaid or other health care programs, any of which could have a material adverse effect on our business, financial condition or results of operations.

False Claims Act

The federal False Claims Act, 31 U.S.C. § 3729, imposes civil penalties for knowingly submitting or causing the submission of a false or fraudulent claim for payment to a government-sponsored program, such as Medicare and Medicaid. Violations of the False Claims Act present civil liability of treble damages plus a penalty of at least $11,803 per false claim. The False Claims Act has “whistleblower” or “qui tam” provisions that allow individuals to commence a civil action in the name of the government, and the whistleblower is entitled to share in any subsequent recovery (plus attorney’s fees). Many states also have enacted civil statutes that largely mirror the federal False Claims Act, but allow states to impose penalties in a state court.

The False Claims Act has been used by the federal government and qui tam plaintiffs to bring enforcement actions under so-called “fraud and abuse” laws like the federal Anti-Kickback Statute and the Stark Law. Such actions are not based on a contention that claims for payment were factually false or inaccurate. Instead, such actions are based on the theory that accurate claims are deemed to be false/fraudulent if there has been noncompliance with some other material law or regulation. The existence of the False Claims Act, under which so-called qui tam plaintiffs can allege liability for a wide range of regulatory noncompliance, increases the potential for such actions to be brought and has increased the potential financial exposure for such actions. These actions are costly and time-consuming to defend.

Our management carefully considers the importance of compliance with all applicable laws and when structuring company operations. Our management is aware of and actively works to minimize risk related to potential qui tam plaintiffs. That said, we cannot assure that the applicable enforcement authorities or qui tam plaintiffs will not allege violations of the False Claims Act or analogous state false claims laws. A finding of liability under the False Claims Act could have a material adverse effect on our business, financial condition or results of operations.

State Licensure and Accreditation

States have a wide variety of health care laws and regulations that potentially affect our operations and the operations of our partners. For example: (1) many states have implemented laws and regulations related to so-called “tele-health,” but whether those laws apply to our operations, and the obligations they impose, vary significantly; (2) some states have so-called corporate practice of medicine prohibitions, and such prohibitions are used to indirectly regulate ownership of heath care companies and/or management companies; and (3) some states have “surprise billing” or out-of-network billing laws that impose a variety of obligations on health care providers and health plans. The failure to comply with all state regulatory obligations could be used by health plans to deny payment or to recoup funds, and any noncompliance could subject us to penalties or limitations that could have a material adverse effect on our business, financial condition or results of operations.

In addition, our partners’ health care facilities and professionals are subject to professional and private licensing, certification and accreditation requirements. These include, but are not limited to, requirements imposed by Medicare, Medicaid, state licensing authorities, voluntary accrediting organizations and third-party private payors. Receipt and renewal of such licenses, certifications and accreditations are often based on inspections, surveys, audits, investigations or other reviews, some of which may require affirmative compliance actions by us that could be burdensome and expensive. The applicable standards may change in the future. There can be no assurance that we will be able to maintain all necessary licenses or certifications in good standing or that they will not be required to incur substantial costs in doing so. The failure to maintain all necessary licenses, certifications and accreditations in good standing, or the expenditure of substantial funds to maintain them, could have an adverse effect on our business.

Health Information Privacy and Security Standards

The privacy and data security regulations under HIPPA, as amended, contain detailed requirements concerning (1) the use and disclosure of individually identifiable PHI; (2) computer and data security standards regarding the protection of electronic PHI including storage, utilization, access to and transmission; and (3) notification to individuals and the federal government in the event of a breach of unsecured PHI. HIPAA covered entities and business associates must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health information received, maintained, or transmitted. Violations of the HIPAA privacy and Security Rules may result in civil and criminal penalties. In the event of a breach, a HIPAA covered entity must promptly notify affected individuals of a breach. All breaches must also be reported to the federal government. Where a breach affects more than 500 individuals, additional reporting obligations apply. In addition to federal enforcement, State attorneys general may bring civil actions on behalf of state residents for violations of the HIPAA privacy and Security Rules, obtain damages on behalf of state residents, and enjoin further violations. Many states also have laws that protect the privacy and security of confidential, personal information, which may be similar to or even more stringent than HIPAA. Some of these state laws may impose fines and penalties on violators and may afford private rights of action to individuals who believe their personal information has been misused. We expect increased federal and state privacy and security enforcement efforts.

Our management carefully considers the importance of compliance with patient privacy and data security regulations when structuring company operations. Our management is aware of and actively works to minimize risk related to patient privacy and data security. That said, we cannot assure that a breach will not occur or that the applicable enforcement authorities will not allege violations of HIPAA’s patient privacy and data security regulations. A breach or an allegation of noncompliance with HIPAA’s patient privacy and data security regulations could have a material adverse effect on our business, financial condition or results of operations.

Our ongoing civil investigation by the U.S. Department of Justice could result in significant civil penalties.

In April 2022, the U.S. Department of Justice (“DOJ”) issued Civil Investigative Demands to the Company which seek information with respect to a civil investigation under the Anti-kickback Statute and the False Claims Act. We voluntarily contacted the DOJ offering to provide any materials needed in the investigation and to answer any questions. While our policy during the relevant time was to not seek payments from federal health care programs, the third-party billing company we used at that time submitted some claims to Medicare Advantage plans administered by commercial insurance companies. We have worked diligently to ensure that payments from Medicare Advantage plans have been returned to the commercial insurance companies and we believe we have returned substantially all such payments that we have discovered to date, totaling approximately $450,000.

During February 2024, a Settlement Agreement (“Agreement”) was executed between Assure and the United States Department of Justice (“DOJ”). In exchange for a payment of approximately $1 million, the Agreement releases Assure from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud. Payments are in equal monthly installments over the next 12 months.

Assure’s operations are subject to the nation’s health care laws, as amended, repealed, or replaced from time to time.

The ACA and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Care Reform Acts”) mandated changes specific to benefits under Medicare. Several bills have been, and are continuing to be, introduced in U.S. Congress to amend all or significant provisions of the ACA, or repeal and replace the ACA with another law. The likelihood of repeal currently appears low given the failure of the Senate’s multiple attempts to repeal various combinations of such ACA provisions. There is no assurance that any future replacement, modification or repeal of the ACA will not adversely affect our business and financial results. The full effects of the ACA may be unknown until all outstanding legal issues are resolved, the statutory provisions are fully implemented, and CMS, the FDA, and other federal and state agencies issue final applicable regulations or guidance. These developments could potentially alter coverage and marketing requirements, thereby affecting our business. The continued implementation of provisions of the ACA, the adoption of new regulations thereunder and ongoing challenges thereto, also added uncertainty about the current state of U.S. health care laws and could negatively impact our business, results of operations and financial condition. Health care providers could be subject to federal and state investigations and payor audits.

The amounts we receive for services provided to patients are determined by a number of factors, including the payor mix of our patients and the reimbursement methodologies and rates utilized by our patients’ plans. Reimbursement rates and payments from payors may decline based on renegotiations, and larger payors have significant bargaining power to negotiate higher discounted fee arrangements with healthcare providers. As a result, payors increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk related to paying for care.

Many private payors base their reimbursement rates on the published Medicare rates or, in the case of MA plans, are themselves reimbursed by Medicare for the services we provide. As a result, our results of operations are, in part, dependent on government funding levels for Medicare programs. Any changes that limit or reduce general Medicare reimbursement levels, such as reductions in or limitations of reimbursement amounts or rates under programs, reductions in funding of programs, change or elimination of coverage for certain benefits, or elimination of coverage for certain individuals or treatments under programs, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Changes that could adversely affect our business include:

●	administrative or legislative changes to base rates or the bases of payment;
●	limits on the services or types of providers for which Medicare will provide reimbursement; and
●	changes in methodology for coding services.
●	The Consolidated Appropriations Act of 2023 enacted a 2.08% payment cut in Medicare physician fee schedule rates for 2023. The updating of Medicare physician fee schedule rates will be threatened by budget neutrality requirements for the foreseeable future. Any future cuts to rates for professional physician services under the Medicare program, other public health care programs in which we may choose to participate, or commercial payor reimbursement could materially and adversely impact our financial results.

A cyber security incident could cause a violation of HIPAA, breach of customer and patient privacy, or other negative impacts.

We rely extensively on our information technology (“IT”) systems to manage scheduling and financial data, communicate with customers and their patients, vendors, and other third parties, and summarize and analyze operating results. In addition, we have made significant investments in technology, including the engagement of a third-party IT provider. A cyber-attack that bypasses our IT security systems could cause an IT security breach, a loss of protected health information, or other data subject to privacy laws, a loss of proprietary business information, or a material disruption of our IT business systems. This in turn could have a material adverse impact on our business and result of operations. In addition, our future results of operations, as well as our reputation, could be adversely impacted by theft, destruction, loss, or misappropriation of public health information, other confidential data, or proprietary business information. See discussion of HIPAA, above. Computer malware, viruses, and hacking and phishing attacks by third parties have become more prevalent in our industry and may occur on our systems in the future. Because techniques used to obtain unauthorized access to or sabotage systems change frequently and generally are not recognized until successfully launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.

As cyber-security threats develop and grow, it may be necessary to make significant further investments to protect data and infrastructure. If an actual or perceived breach of our security occurs, (i) we could suffer severe reputational damage adversely affecting customer or investor confidence, (ii) the market perception of the effectiveness of our security measures could be harmed, (iii) we could lose potential sales and existing customers, our ability to deliver our services or operate our business may be impaired, (iv) we may be subject to litigation or regulatory investigations or orders, and (v) we may incur significant liabilities. Our insurance coverage may not be adequate to cover the potentially significant losses that may result from security breaches.

If Assure fails to comply with applicable laws and regulations, it could suffer penalties or be required to make significant changes to its operations.

The health care industry is heavily regulated, and we are required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to among other things:

●	Insurance: the collapse or insolvency of our insurance carriers; further increases in premiums and deductibles; increases in the number of liability claims against us or the cost of settling or trying cases related to those claims; an inability to obtain one or more types of insurance on acceptable terms, if at all; insurance carriers deny coverage of our claims; or our insurance coverage is not adequate.
●	Billing and Collections: billing and coding for services, including documentation of care, appropriate treatment of overpayments and credit balances, and the submission of false statements or claims; relationships and arrangements with physicians and other referral sources and referral recipients, including self-referral restrictions, and prohibitions on kickbacks and other non-permitted forms of remuneration and prohibitions on the payment of inducements to Medicare and Medicaid beneficiaries in order to influence their selection of a provider.
●	Governmental Regulation: licensure, certification, enrollment in government programs and certificate of need approval, including requirements affecting the operation, establishment and addition of services and facilities; the necessity, appropriateness, and adequacy of medical care, equipment, and personnel and conditions of coverage and payment for services; quality of care and data reporting; restrictions on ownership of surgery centers; operating policies and procedures; qualifications, training and supervision of medical and support personnel; and fee-splitting and the corporate practice of medicine.
●	Patient Care: screening of individuals who have emergency medical conditions; workplace health and safety; consumer protection; anti-competitive conduct; and confidentiality, maintenance, data breach, identity theft and security issues associated with health-related and other personal information and medical records.

Because of the breadth of these laws and the narrowness of available exceptions and safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws. For example, failure to bill properly for services or return overpayments and violations of other statutes, such as the federal Anti-Kickback Statute or the federal Stark Law, may be the basis for actions under similar state laws. Under HIPAA, criminal penalties may be imposed for health care fraud offenses involving not just federal health care programs but also private health benefit programs. Enforcement actions under some statutes may be brought by the government as well as by a private person under a qui tam or “whistleblower” lawsuit. Federal enforcement officials have numerous enforcement mechanisms to combat fraud and abuse, including bringing civil actions under the Civil Monetary Penalty Law, which has a lesser burden of proof than criminal statutes.

If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including fines, damages, recoupment of overpayments, loss of licenses needed to operate, and loss of enrollment and approvals necessary to participate in Medicare, Medicaid and other government sponsored and third-party health care programs. Federal enforcement officials have the ability to exclude from Medicare and Medicaid any investors, officers and managing employees associated with business entities that have committed health care fraud. Many of these laws and regulations have not been fully interpreted by regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Different interpretations or enforcement of existing or new laws and regulations could subject our current practices to allegations of impropriety or illegality, or require us to make changes in our operations, facilities, equipment, personnel, services, capital expenditure programs or operating expenses to comply with the evolving rules. Any enforcement action against us, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The laws and regulations governing the provision of health care services are frequently subject to change and may change significantly in the future. We cannot assure you that current or future legislative initiatives, government regulation or judicial or regulatory interpretations thereof will not have a material adverse effect on us. We cannot assure you that a review of our business by judicial, regulatory or accreditation authorities will not subject us to fines or penalties, require us to expend significant amounts, reduce the demand for our services or otherwise adversely affect our operations.

Assure’s failure to comply with all state regulatory obligations could be used by health plans to deny payment or to recoup funds, and any noncompliance could subject Assure to penalties or limitations that could have a material adverse effect on Assure’s business, financial condition or results of operations.

States have a wide variety of health care laws and regulations that potentially affect our operations and the operations of our partners. For example: (1) many states have implemented laws and regulations related to so-called “tele-health,” but whether those laws apply to our operations, and the obligations they impose, vary significantly; (2) some states have so-called corporate practice of medicine prohibitions, and such prohibitions are used to indirectly regulate ownership of heath care companies and/or management companies; and (3) some states have “surprise billing” or out-of-network billing laws that impose a variety of obligations on health care providers and health plans. The failure to comply with all state regulatory obligations could be used by health plans to deny payment or to recoup funds, and any noncompliance could subject us to penalties or limitations that could have a material adverse effect on our business, financial condition or results of operations.

In addition, our partners’ health care facilities and professionals are subject to professional and private licensing, certification and accreditation requirements. These include, but are not limited to, requirements imposed by Medicare, Medicaid, state licensing authorities, voluntary accrediting organizations and third-party private payors. Receipt and renewal of such licenses, certifications and accreditations are often based on inspections, surveys, audits, investigations or other reviews, some of which may require affirmative compliance actions by us that could be burdensome and expensive. The applicable standards may change in the future. There can be no assurance that we will be able to maintain all necessary licenses or certifications in good standing or that they will not be required to incur substantial costs in doing so. The failure to maintain all necessary licenses, certifications and accreditations in good standing, or the expenditure of substantial funds to maintain them, could have an adverse effect on our business.

The failure of third parties to meet their contractual, regulatory, and other obligations could adversely affect Assure’s business.

We rely on suppliers, vendors, outsourcing partners, consultants, alliance partners and other third parties to research, develop, manufacture and commercialize our products and manage certain parts of our business. Using these third parties poses a number of risks, such as: (i) they may not perform to our standards or legal requirements; (ii) they may not produce reliable results; (iii) they may not perform in a timely manner; (iv) they may not maintain confidentiality of our proprietary information; (v) disputes may arise with respect to ownership of rights to technology developed with our partners; and (vi) disagreements could cause delays in, or termination of, the research, development or commercialization of our products or result in litigation or arbitration. Moreover, some third parties are located in markets subject to political and social risk, corruption, infrastructure problems and natural disasters, in addition to country-specific privacy and data security risk given current legal and regulatory environments. Failure of third parties to meet their contractual, regulatory, and other obligations may materially affect our business.

Risks Related to Assure’s Debenture

Restrictive covenants in Assure’s loan agreements with Centurion Financial Trust may restrict Assure’s ability to pursue its business strategies.

The operating and financial restrictions and covenants in our loan agreements with Centurion Financial Trust may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Such agreements limit our ability, among other things, to:

●	incur additional indebtedness or encumber our assets;
●	sell, assign or otherwise dispose of our assets;
●	sell shares of our subsidiaries;
●	change our collection practices;
●	change the nature of our business or re-organize our corporate structure;
●	make loans to third parties;
●	engage in sale-leaseback transactions;
●	engage in certain related party transactions;
●	create or adopt a defined benefit pension plan;
●	make or commit to any form of distribution or reduction in profits, including declaring dividends, share buy backs or redemptions, payment on account loans or payment of management bonuses (other than in the ordinary course); and
●	make or commit to capital expenditures in excess of 110% of the budget approved by Centurion Financial Trust

Additionally, we have agreed to financial covenants whereby, beginning with the fiscal quarter ended December 31, 2021, we will maintain:

●	a minimum working capital ratio of 1.20:1 (defined as current assets to current liabilities);
●	a fixed charge coverage of 1.25:1 (defined as the ratio of EBITDA less cash taxes and unfunded capital expenditures divided by all scheduled lease payments and payments on all debt including funded debt); and
●	a maximum funded debt to EBITDA Ratio of 4.50:1 (defined as the ratio of the total outstanding balances of all indebtedness including the outstanding balances all credit facilities including capital leases, term loans, bank indebtedness etc. plus the balances of any non-postponed related party credit facilities, if applicable, divided by EBITDA).

A breach of any of these covenants could result in an event of default under our loan agreements and permits the lender to cease making loans to us, demand immediate payment of all amounts due and payable under the loan agreements and to seek to foreclose on our assets if we can’t make such payments. Management believes the Company will not be in compliance with the covenants in 2024.

If our operating performance declines, we may be required to obtain waivers from the lender under the loan agreements to avoid defaults thereunder. If we are not able to obtain such waivers, our creditors could exercise their rights upon default.

Assure’s obligations to Centurion Financial Trust are secured by a security interest in substantially all of Assure’s assets and if Assure defaults on those obligations, the lender could foreclose on Assure’s assets.

Our obligations under the loan agreements with Centurion Financial Trust and the related transaction documents are secured by a security interest in substantially all of our (the Company and all its subsidiaries) assets. As a result, if we default on our obligations under such loan agreements, the collateral agent on behalf of the lender could foreclose on the security interests and liquidate some or all of our assets, which would harm our business, financial condition and results of operations and could require us to reduce or cease operations and investors may lose all or part of their investment.

Events of default under the loan agreements include: (a) if default occurs in payment when due of any principal amount payable under the debenture; (b) if default occurs in payment when due of any interest, fees or other amounts payable under the debenture and remains unremedied for a period of five business days after the receipt by the Company of notice of such default; (c) if default occurs in payment or performance of any other obligation (whether arising herein or otherwise) and remains unremedied for a period of sixty days after the receipt by the Company of notice of such default; (d) if default occurs in performance of any other covenant of the Company or any guaranteeing subsidiary (a “Guarantor”) in favor of the lender under the debenture and remains unremedied for a period of sixty days after the receipt by the Company of notice of such default; (e) if an event of default occurs in payment or performance of any obligation in favor of any person from whom the Company or any Guarantor has borrowed in excess of $250,000 which would entitle the holder to accelerate repayment of the borrowed money, and such default is not remedied or waived in writing within sixty days of the occurrence of such default; (f) if the Company or any Guarantor commits an act of bankruptcy or becomes insolvent within the meaning of any bankruptcy or insolvency legislation applicable to it or a petition or other process for the bankruptcy of the Company or any Guarantor is filed or instituted and remains undismissed or unstayed for a period of sixty days or any of the relief sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall occur; (g) if any act, matter or thing is done toward, or any action or proceeding is launched or taken to terminate the corporate existence of the Company, or any Guarantor, whether by winding-up, surrender of charter or otherwise; (h) if the Company or any Guarantor ceases to carry on its business or makes or proposes to make any sale of its assets in bulk or any sale of its assets out of the usual course of its business unless expressly permitted herein or otherwise by the lender in writing; (i) if any proposal is made or any petition is filed by or against the Company or any Guarantor under any law having for its purpose the extension of time for payment, composition or compromise of the liabilities of such Company or any Guarantor or other reorganization or arrangement respecting its or any Guarantor’s liabilities or if the Company or any Guarantor gives notice of its intention to make or file any such proposal or petition including an application to any court to stay or suspend any proceedings of creditors pending the making or filing of any such proposal or petition; (j) if any receiver, administrator or manager of the property, assets or undertaking of the Company or any Guarantor or a substantial part thereof is appointed pursuant to the terms of any trust deed, trust indenture, debenture or similar instrument or by or under any judgment or order of any court; (k) if any balance sheet or other financial statement provided by the Company to the lender pursuant to the provisions hereof is false or misleading in any material respect; (l) if any proceedings are taken to enforce any encumbrance affecting any of the secured property or if a distress or any similar process be levied or enforced against any of the secured property; (m) if any judgment or order for the payment of money in excess of $250,000 shall be rendered against the Company or any Guarantor and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (B) there shall be any period of sixty consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (n) if any action is taken or power or right be exercised by any governmental body which would have a material adverse effect; (o) if any representation or warranty made by the Company or any Guarantor herein or in any other instrument to which it is a party or in any certificate, statement or report furnished in connection herewith is found to be false or incorrect in any way so as to make it materially misleading when made or when deemed to have been made; (p) if a change of control occurs with respect to the Company, without the lender’s prior written consent; or (q) if there shall occur or arise any change (or any condition, event or development involving a prospective change) in the business, operations, affairs, assets, liabilities (including any contingent liabilities that may arise through outstanding pending or threatened litigation or otherwise), capitalization, financial condition, licenses, permits, rights or privileges, whether contractual or otherwise, or prospects of the Company or any Guarantor which, in the judgment of the lender, acting reasonably, would have a material adverse effect.

We are dependent on Centurian Financial Trust granting us certain add-backs and other one-time adjustments in the calculation of our financial covenant related to adjusted EBITDA and if we are not granted such allowances we may not meet our financial covenants which could result in a default on our obligations and the lender could foreclose on our assets.

As noted above, certain of our financial covenants under the debt with Centurion Financial Trust is measured against EBITDA including our fixed charge ratio and our ratio of debt to EBITDA. Since 2022, we have relied upon certain allowances from Centurion Financial Trust in making add-backs and one-time adjustments to our calculation of EBITDA in order to meet these financial covenants. The letter of commitment from Centurion Financial Trust permits Centurion Financial Trust to grant these allowances to us and they deem appropriate. These allowances included, but may not be limited to, adjustments to Goodwill and Intangible Asset Carrying Values and also adjustments made to Accounts Receivable carrying balances and Excess Revenue accounting treatment as at fiscal year-end. If Centurion Financial Trust does not grant such allowances in future quarters, we may fail to meet our financial covenants under the debt which may result in an event of default and Centurion Financial Trust foreclosing on our assets.

Risks Related to Assure’s Stock

We have not been in compliance with the requirements of the NASDAQ for continued listing and if NASDAQ does not concur that we have adequately remedied our non-compliance, our common stock may be delisted from trading on NASDAQ, which could have a material adverse effect on us and our stockholders.

On July 25, 2023, the Company received a written notice from Nasdaq that, because the closing bid price for the Company’s common stock had fallen below $1.00 per share for 30 consecutive business days, the Company no longer complies with the minimum bid price requirement for continued listing on the Nasdaq. The Bid Price Deficiency Letter has no immediate effect on the continued listing status of the Company’s Common Stock on The Nasdaq Capital Market, and, therefore, the Company’s listing remains fully effective. The Company is provided a compliance period of 180 calendar days from the date of the Bid Price Deficiency Letter, or until January 22, 2024, to regain compliance with the minimum closing bid requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A). If at any time before January 22, 2024, the closing bid price of the Company’s Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, subject to Nasdaq’s discretion to extend this period pursuant to Nasdaq Listing Rule 5810(c)(3)(G) to 20 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the minimum bid price requirement, and the matter would be resolved. If the Company does not regain compliance during the compliance period ending January 22, 2024, then Nasdaq may grant the Company a second 180 calendar day period to regain compliance, provided the Company meets the continued listing requirement for market value of publicly-held shares and all other initial listing standards for The Nasdaq Capital Market, other than the minimum closing bid price requirement, and notifies Nasdaq of its intent to cure the deficiency.

On August 16, 2023, the Company received notice from the Nasdaq that the Company no longer satisfies the $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market, or the alternatives to that requirement — a $35 million market value of listed securities or $500,000 in net income in the most recent fiscal year or two or the last three fiscal years — as required by Nasdaq Listing Rule 5550(b) (the “Equity Requirement”).

As with the Bid Price Deficiency Letter, the Staff’s notification has no immediate effect on the Company’s continued listing on The Nasdaq Capital Market.

In accordance with the Nasdaq Listing Rules, the Company was provided 45 calendar days, or until October 2, 2023, to submit a plan to regain compliance with the Equity Requirement (the “Compliance Plan”). The Company submitted its Compliance Plan on October 2, 2023. On November 1, 2023, the Staff provided notice to the Company that the Staff had granted an extension until January 22, 2024 to complete certain key steps of the Company’s compliance plan.

On January 24, 2024, the Company received a determination letter (the “Determination Letter”) from the Staff stating that it had not regained compliance with Listing Rule 5550(a)(2) and is not eligible for a second 180 day period to regain compliance. The Company appealed the Staff’s determination, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series and had a hearing with a Nasdaq Hearings Panel (the “Panel”) on April 9, 2024. The Company still awaiting the Panel’s decision on whether the Company’s plan as presented to the Panel has been accepted. Based on the Company’s representations made in its compliance plan submitted to the Staff, on November 1, 2023, the Staff granted the Company an extension until January 22, 2024, to regain compliance with the Equity Requirement. However, the Staff indicated in the Determination Letter that, pursuant to Listing Rule 5810(d)(2), this deficiency serves as an additional and separate basis for delisting, and as such, the Company should address its non-compliance with the Equity Requirement before the Panel, if it appeals the Staff’s determination, which the Company has done.

There can be no assurance that the Company’s plan as presented to the Panel will be accepted by the Panel or that, if it is, the Company will be able to regain compliance with the applicable Nasdaq listing requirements, or that a Panel will stay the suspension of the Company’s securities.

If Nasdaq delists our common stock from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The price of Assure’s common stock is subject to volatility.

Broad market and industry factors may affect the price of our common stock, regardless of our actual operating performance. Factors unrelated to our performance that may have an effect on the price of our securities include the following: the extent of equity research coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow our securities; speculation about our business in the press or the investment community; lessening in trading volume and general market interest in our securities may affect an investor’s ability to trade significant numbers of our securities; additions or departures of key personnel; sales of our common stock, including sales by our directors, officers or significant stockholders; announcements by us or our competitors of significant acquisitions, strategic partnerships of divestitures; and a substantial decline in the price of our securities that persists for a significant period of time could cause our securities to be delisted from an exchange, further reducing market liquidity. If an active market for our securities does not continue, the liquidity of an investor’s investment may be limited and the price of our securities may decline. If an active market does not exist, investors may lose their entire investment. As a result of these factors, the market price of our securities at any given point in time may not accurately reflect our long-term value. Securities class-action litigation often has been brought against companies in periods of volatility in the market price of their securities and following major corporate transactions or mergers and acquisitions. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Assure’s bylaws designate the state and federal courts located in Denver, Colorado as the exclusive forum for certain types of actions and proceedings, which could limit a stockholder’s ability to choose the judicial forum for disputes arising with Assure.

Our bylaws provides that unless we consent in writing to the selection of an alternative forum, the applicable court of competent jurisdiction shall be the state and federal courts located in Denver, Colorado (the “Colorado Court”), which Colorado Court shall, to the fullest extent permitted by law, be the sole and exclusive forum for actions or other proceedings relating to:

(i)	a derivative action;
(ii)	an application for an oppression remedy, including an application for leave to commence such a proceeding;
(iii)	an action asserting a claim of breach of the duty of care owed by us; any director, officer or other employee or any stockholder;
(iv)	an action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee or any stockholder;
(v)	an action or other proceeding asserting a claim or seeking a remedy pursuant to any provision of the Nevada Revised Statute or our articles or bylaws; and
(vi)	an action or other proceeding asserting a claim against us or any director or officer or other employee of the Corporation regarding a matter of the regulation of our business and affairs.

There is uncertainty as to whether a Court will enforce these forum selection clauses. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage such lawsuits. We interpret the forum selection clauses in our bylaws to be limited to the specified actions and not to apply to actions arising under the Exchange Act or the Securities Act. Section 27 of the Exchange Act provides that United States federal courts shall have jurisdiction over all suits and any action brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act provides that United States federal and state courts shall have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

If a court were to find the choice of forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, and results of operations.

There is a limited trading market for Assure’s common stock.

Our common stock is listed in the U.S. on the Nasdaq and was historically traded in Canada on the TSX-V, but was voluntarily delisted on February 7, 2022. Historically, the trading volume for our common stock has been limited. Accordingly, investors may find it more difficult to buy and sell our shares. These factors may have an adverse impact on the trading and price of our common stock.

Assure’s issuance of its common stock upon exercise of warrants or options or conversion of convertible notes may depress the price of its common stock.

As of April 26, 2024, Assure had 9,000,000 shares of common stock issued and outstanding, outstanding warrants to purchase 194,974 shares of common stock; outstanding options to purchase 21,055 shares of common stock; outstanding convertible notes convertible into 30,584 shares of common stock. The issuance of shares of common stock in connection with convertible securities and obligations could result in substantial dilution to our stockholders, which may have a negative effect on the price of our common stock.

In addition, our articles authorize the issuance of 9,000,000 shares of common stock. We may issue additional common stock in the future in connection with a future financing or acquisition.

Assure qualifies as an “emerging growth company” under the JOBS Act and, accordingly, Assure is permitted to, and intends to, rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm;
●	rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on- frequency”; and
●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

We will remain an “emerging growth company” until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b 2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period or (iv) the last day of the fiscal year in which we celebrate the fifth anniversary of our first sale of registered common equity securities pursuant to the Securities Act of 1933, as amended. Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

If Assure fails to successfully maintain an effective internal control over financial reporting, the integrity of its financial reporting could be compromised, which could result in a material adverse effect on its reported financial results.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock. Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Assure may seek to raise additional funds, finance acquisitions, or develop strategic relationships by issuing securities that would dilute investors’ ownership. Depending on the terms available to Assure, if these activities result in significant dilution, it may negatively impact the trading price of Assure common stock.

Any additional financing that we secure, may require the granting of rights, preferences, or privileges senior to, or pari passu with, those of Assure common stock. Any issuances by us of Equity Securities may be at or below the prevailing market price of Assure common stock and in any event, may have a dilutive impact on stockholders’ ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt, or the issuance or sale of other securities or instruments senior to our shares of common stock. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over holders of our common stock, it may negatively impact the trading price of our shares of common stock and stockholders may lose all or part of their investment.

Risks Relating to Danam

Risks Relating to Danam’s Business

Danam may not be successful in completing the acquisitions of the Danam Acquisitions, and, if it is, Danam may experience difficulties in integrating the operations of Wood Sage and Wellgistics and in realizing the expected benefits of these transactions.

The success of the Merger, if completed, will depend in part on the ability of Danam to successfully complete the Danam Acquisitions and to realize the anticipated benefits of combining the operations of the Targets with Danam in an efficient and effective manner. The integration process could take longer than anticipated and could result in the loss of key employees from either of the Targets, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect Danam’s ability to continue relationships with the Targets’ customers, employees or other third parties, or Danam’s ability to achieve the anticipated benefits of the Danam Acquisitions and the Merger, and could harm Danam’s financial performance. If Danam is unable to successfully or timely integrate the operations of the Targets with its business, it may incur unanticipated liabilities and be unable to realize the revenue growth, operating efficiencies, synergies and other anticipated benefits resulting from such transactions and the Merger, and Danam’s business, results of operations and financial condition could be materially and adversely affected.

Reductions in third-party reimbursement levels, from private or governmental agency plans, and potential changes in industry pricing benchmarks for prescription drugs could materially and adversely affect Danam’s results of operations.

The substantial majority of the prescriptions Danam will fill at Danam’s Community Specialty Pharmacy division will be reimbursed by third-party payers, including private and governmental agency payers. The continued efforts of health maintenance organizations, managed care organizations, PBM companies, governmental agencies, and other third-party payers to reduce prescription drug costs and pharmacy reimbursement rates, as well as litigation and other legal proceedings relating to how drugs are priced, may adversely impact Danam’s results of operations. In the U.S., plan changes with rate adjustments often occur in January and Danam’s reimbursement arrangements may provide for rate adjustments at prescribed intervals during their term. In addition, the timing and amount of periodic contractual reconciliations payments can vary significantly and may not follow a predictable path. Further, in an environment where some PBM clients utilize narrow or restricted pharmacy provider networks, some of these entities may offer pricing terms that Danam may not be willing to accept or otherwise restrict Danam’s participation in their networks of pharmacy providers. This may also impact the ability for Danam’s pharmacy network partners to adjudicate certain prescription claims received via transfer from Danam’s DelivMeds hub platform technology which may impact several revenue generating channels in the form of technology-related fees. Further, Danam’s wholesale operations may be impacted as pharmacy coverage/margin is diminished on certain products effecting the ability to carry and move this inventory thereby affecting buying patterns.

In addition, many payers in the U.S. are increasingly considering new metrics as the basis for reimbursement rates. It is possible that the pharmaceutical industry or regulators may evaluate and/or develop an alternative pricing reference to replace average wholesale price, which will be the pricing reference used for Danam’s pharmacy and network partner pharmacies contracts. This will also have a direct impact on Danam’s secondary wholesalers sourcing and procurement strategies. Future changes to the pricing benchmarks used to establish pharmaceutical pricing, including changes in the basis for calculating reimbursement by third-party payers, could adversely affect Danam.

A shift in pharmacy mix toward lower margin plans, margin compression on branded medications, increased offering of specialty products, DIR fees, mail order pharmacy steering, and programs could adversely affect Danam’s results of operations.

Danam’s CSP division and network of independent partner pharmacies will seek to grow prescription volume while operating in a marketplace with continuous reimbursement pressure. A shift in the mix of pharmacy prescription volume towards programs offering lower reimbursement rates could adversely affect Danam’s results of operations both from an in-house prescription fulfillment perspective and also technology and transactional fees from Danam’s network of independent partner pharmacies. General trends Danam may observe impacting independent pharmacies include but are not limited to: a shift in pharmacy mix towards 90-day fills which are often reimbursed at lower amounts compared to 30-day fills, DIR fees from PBMs on Medicare Part D prescriptions often leading to negative reimbursements, lower plan paid amounts for branded and specialty medications while simultaneously observing an increase in the number of patients requiring a “specialty-lite” or full specialty medication, narrow networks with unfavorable contract pricing, delivery and shipping-related restrictions impacting the pharmacies ability to gain additional market share, enhanced

PBM tactics to steer patients to mail order pharmacies thereby reducing market opportunities, and little to no remuneration for in-demand consumer-driven concierge services from pharmacists. Danam’s pharmacy division retains access to all major plans with as expected market competitive reimbursement rates for an independent pharmacy. In-network coverage for PBMs and payors at the independent network partner pharmacy level will vary from store-to-store and Danam continue to add more network participants to provide robust coverage.

If Danam is not able to generate prescription volume and other business from patients participating in these programs that is sufficient to offset the impact of lower reimbursement, or if the degree or terms of Danam’s participation in such preferred networks declines in future years, Danam’s results of operations could be materially and adversely affected. Furthermore, changes in political, economic, and regulatory influences, as well as industry-wide changes in business practices, including with respect to the imposition of direct and indirect remuneration fees by PBMs, may significantly affect Danam’s business. Danam’s failure to successfully anticipate and respond to, or appropriately adapt to, evolving industry conditions or any of these changes or trends, none of which are within Danam’s control, in a timely and effective manner could have a significant negative impact on Danam’s competitive position and materially adversely affect Danam’s business, financial condition and results of operations.

Danam will derive a portion of its sales from prescription drug sales reimbursed by PBM companies and Danam’s participation in the pharmacy provider networks of these companies may be restricted or terminated.

Danam will derive a portion of Danam’s sales from prescription drug sales reimbursed through prescription drug plans administered by PBM companies. PBM companies typically administer multiple prescription drug plans that expire at various times and provide for varying reimbursement rates, and often limit coverage to specific drug products on an approved list, known as a formulary, which might not include all of the approved drugs for a particular indication. Changes in pricing and other terms of Danam’s contracts with PBM companies can significantly impact Danam’s results of operations. There can be no assurance that Danam will participate in any particular PBM company’s pharmacy provider network in any particular future time period or on terms reasonably acceptable to Danam. If Danam’s participation in the pharmacy provider network for a prescription drug plan administered by one or more of the large PBM companies is restricted or terminated, Danam expects that Danam’s sales would be adversely affected, at least in the short-term. If Danam is unable to replace any such lost sales, either through an increase in other sales or through a resumption of participation in those plans, Danam’s operating results could be materially and adversely affected. If Danam exits a pharmacy provider network and later resumes participation, there can be no assurance that Danam will achieve any particular level of business on any particular pace, or that all clients of the PBM company will choose to include us again in the pharmacy network for their plans, initially or at all. In addition, in such circumstances Danam may incur increased marketing and other costs in connection with initiatives to regain former patients and attract new patients covered by such plans.

Danam could be adversely affected by a decrease in the introduction of new brand name and generic prescription drugs as well as increases in the cost to procure prescription drugs.

The profitability of Danam’s eco-systems business model pharmacy depends upon the utilization of prescription drugs. Utilization trends are affected by, among other factors, the introduction of new and successful prescription drugs as well as lower-priced generic alternatives to existing brand name drugs. Inflation in the price of drugs also can adversely affect utilization, particularly given the increased prevalence of high-deductible health insurance plans and related plan design changes. New brand name drugs can result in increased drug utilization and associated sales, while the introduction of lower priced generic alternatives typically results in relatively lower sales, but relatively higher gross profit margins.

In addition, if Danam experiences an increase in the amounts it pays to procure pharmaceutical drugs, including generic drugs, Danam’s gross profit margins would be adversely affected to the extent Danam is not able to offset such cost increases. Any failure to fully offset any such increased prices and costs or to modify Danam’s activities to mitigate the impact could have a material adverse effect on Danam’s results of operations. Also, any future changes in drug prices could be significantly different than Danam’s expectations.

A 2019 study performed by NACDS entitled “Cost of Dispensing Study” found that the overall cost of dispensing for all drugs was $12.40 per fill. After factoring inflation, that same cost is estimated to be $14.68 per fill. The latter does not account for other costs associated with medication dispensing noted in this “Risk Factors” section which clearly demonstrates further strain to gross profit margin on prescription-related fills.

Accordingly, a decrease in the number or magnitude of significant new brand name drugs or generics successfully introduced, delays in their introduction, a decrease in the utilization of previously introduced prescription drugs, and or rising costs associated with medication dispensing could materially and adversely affect Danam’s business, financial condition and results of operations.

Consolidation and strategic alliances in the healthcare industry could adversely affect Danam’s business operations, competitive positioning, financial condition and results of operations.

Many organizations in the healthcare industry, including PBM companies, have consolidated in recent years to create larger healthcare enterprises with greater bargaining power, which has resulted in greater pricing pressures. If this consolidation trend continues, it could give the resulting enterprises even greater bargaining power, which may lead to further pressure on the prices for Danam’s products and services. If these pressures result in reductions in Danam’s prices, Danam’s businesses would become less profitable unless Danam are able to achieve corresponding reductions in costs or develop profitable new revenue streams.

Below is a 2023 Snapshot of Vertical Integration amongst key healthcare stakeholders/entities:

Changes in economic conditions could adversely affect consumer/client buying practices and market adoption of Danam’s DelivMeds mobile application and the accompanying revenues to premium access/services.

Danam’s performance may be adversely impacted by changes in global, national, regional or local economic conditions and consumer confidence. These conditions can also adversely affect Danam’s key vendors and customers. External factors that affect consumer confidence and over which Danam exercises no influence include unemployment rates, inflation, levels of personal disposable income, levels of taxes and interest and global, national, regional or local economic conditions, health epidemics or pandemics (such as COVID-19), as well as looting, vandalism, acts of war or terrorism. Changes in economic conditions and consumer confidence could adversely affect consumer preferences, purchasing power and spending patterns, which could lead to a decrease in overall consumer spending as Well as in prescription drug, services, and digital health services utilization and which could be exacerbated by the increasing prevalence of high- deductible health insurance plans and related plan design changes. From a client perspective, increasing pressures from margin compression, inflation, prescription pricing negotiations, and other known stressors as outlined in this “Risk Factors” section may negatively impact a manufacturer’s willingness to adopt and utilize various a-la-carte services Danam will provide through Danam’s hub platform and clinical services, upon the closing of the Merger.

In addition to general levels of inflation, Danam will also be subject to risk of specific inflationary pressures on product prices due to, for example, the continuing impacts of COVID-19, related global supply chain disruptions, and the uncertain economic and geopolitical environment. If inflation continues to increase, Danam may not be able to adjust prices sufficiently to offset the effect without negatively impacting consumer demand or Danam’s gross margin. Furthermore, reduced or flat consumer spending may affect Danam’s ability to convert users of Danam’s DelivMeds mobile technology from free to various subscription model offerings which will impact financial condition. Further threats from market competitors to offer additional products at promotional pricing could lead to lower pricing floors as well. All of these factors could materially and adversely impact Danam’s business operations, financial condition and results of operations.

The industries in which Danam will operate are highly competitive and constantly evolving and changes in market dynamics could adversely impact us.

The level of competition in the pharmacy (i.e., retail, independent, specialty, and digital), healthcare and clinical concierge like services, and pharmaceutical wholesale industries is high. Changes in market dynamics or actions of competitors or manufacturers, including industry consolidation and the emergence of new competitors and strategic alliances, could materially and adversely impact us. Disruptive innovation, or the perception of potentially disruptive innovation, by existing or new competitors could alter the competitive landscape in the future and require us to accurately identify and assess such changes and if required make timely and effective changes to Danam’s strategies and business model to compete effectively. All of Danam’s businesses will face intense competition from multiple existing and new businesses, some of which are aggressively expanding in markets Danam will serve. Danam will develop Danam’s offerings to respond to market dynamics; however, if Danam’s customers are not receptive to these changes, if Danam is unable to expand successful programs in a timely manner, or Danam otherwise does not effectively respond to changes in market dynamics, Danam’s businesses and financial performance could be materially and adversely affected.

There are a significant number of competitors that provide one or more comprehensive services, including distribution, with respect to specialty pharmacy drugs, hub and clinical services to perform patient financial assistance; prior authorization coordination; copay tiered reductions; tele-pharmacy; and access to digital health resources, some of whom have greater resources than Danam does, including: PBMs; retail pharmacy chains and independent retail pharmacies; digital pharmacies; national, regional and niche specialty pharmacies; home and specialty infusion therapy companies; provider practices and systems; and GPOs.

The fourleading specialty pharmacies, Express Scripts (Cigna); CVS Caremark (Aetna); Walgreens (Prime Therapeutics); and OptumRx (United Healthcare), all of whom have a great degree of vertical integration, have significantly greater market share, resources and purchasing power than Danam does and, in the aggregate, these competitors generally have access to substantially the same limited distribution drugs that will be in Danam’s portfolio. These companies also benefit from their acquisition activity with healthcare organizations, as Danam has seen recent acquisitions in the home healthcare and primary care services arena (i.e., One Medical, Signify Health, Village MD, Summit Health, CareCentrix, among others).

Digital pharmacies both national and regional have been increasingly entering the market over the course of the last decade with well-known players such as Roman, Lemonaid Health, ForHims, TruePill, and Amazon’s acquisition of PillPack. At the regional level, Danam has seen the emergence of companies like Capsule, Alto, and many others outlined below looking to penetrate markets and gain access to lives by looking for additional points of differentiation. The competitive healthcare landscape along with macroeconomic pressures has also seen increased chapter 11 filings for bankruptcy and or other means of dissolution including Medley, NowRx, AmazonCare, Haven (i.e., joint venture of Amazon, Berkshire Hathaway, and JPMorgan Chase) over recent years. Many of these companies leverage access to telehealth services and backend partnerships with mail order pharmacies to provide consumers with cash-paying models for access to niche services. The evolution of centralized digital patient support networks with network pharmacies has also recently been gaining steam.

As Danam will increase in scale and market share, or provide additional healthcare services, Danam expects more direct competition for certain drugs, payer and patient access, and services from this myriad of companies. These factors together with the impact of the competitive marketplace or other significant differentiating factors between us and Danam’s competitors may make it difficult to gain market access and penetration all of which could materially and adversely impact Danam’s business operations, financial condition and results of operations.

Below is a 2023 Snapshot of Vertical Integration amongst key healthcare stakeholders/entities:

If Danam does not successfully create and implement relevant omni-channel experiences for Danam’s customers, Danam’s businesses and results of operations could be adversely impacted.

The portion of total consumer expenditures from various business sectors completing online shopping has drastically changed over the last two decades. Danam is seeing a complete paradigm shift, as consumer sentiment and behavior has moved towards mobile application use. The COVID-19 pandemic was the accelerant, and Danam expects this pace of increase exponentially. Consumers are now able to have more have more and more services delivered to their homes or work and more recently Danam is seeing this same push with healthcare services. Moreover, prescription related deliveries have become the new normal versus waiting for pharmacy pick-up which is often not as efficient or convenient for this everchanging mindset and expectation of the consumer.

In order to be successful with executing on this service delivery, Danam’s strategy must offer enhanced value services while also being convenient to the consumer. To accomplish this, an omni-channel approach, intelligent user experience, and home health differentiated model is a necessity to keep up with the rapidly evolving pace of changing customer expectations and new developments by Danam’s competitors. Danam must compete by offering a consistent and convenient shopping experience for Danam’s customers regardless of the ultimate sales channel and by investing in, providing and maintaining digital tools for Danam’s customers. If Danam is unable to make, improve, or develop relevant customer-facing technology in a timely manner that keeps pace with technological developments and dynamic customer expectations, Danam’s ability to compete and Danam’s results of operations could be materially and adversely affected. In addition, if Danam’s online activities or Danam’s other customer-facing technology systems do not function as designed, Danam may experience a loss of customer confidence, data security breaches, lost sales, or be exposed to fraudulent purchases, any of which could materially and adversely affect Danam’s business operations, reputation and results of operations.

Danam may be unable to achieve Danam’s environmental, social and governance goals.

Danam recognizes the rising importance of environmental, social, and governance matters among Danam’s team members, customers, and certain shareholders and will be committed to upholding a culture dedicated to corporate responsibility. Danam will establish certain goals that allow us to better communicate and align to Danam’s environmental, social, and governance strategy. However, these goals are subject to risks and uncertainties, which are outside of Danam’s control and might prohibit us from meeting the goals. Further, there is a risk that team members, customers, or certain shareholders might not be satisfied with Danam’s goals or strategy and efforts to meet the goals. Some of the risks that Danam will be subject to include, but are not limited to: Danam’s ability to execute Danam’s operational strategy within the timeframe or costs projected; the availability or cost of renewable energy, materials, goods, and/or services required, and evolving regulations or requirements that change or limit Danam’s ability to set standards or gather information from Danam’s supplier partners or third party contractors. Failure to meet Danam’s goals could negatively impact public perception of Danam’s company with interested stakeholders.

Environmental, social, and governance matters are also increasingly important to current and potential employees. In order to retain and attract talent Danam knows that it is critical that Danam clearly communicate Danam’s environmental, social, and governance strategy, and a delay or inability to meet Danam’s goals on time could impact Danam’s reputation as a desirable place to work. With increased interest from certain shareholders, an inability to meet Danam’s goals could also have a negative impact on New Danam’s stock price. These impacts could make it more difficult for us to operate efficiently and effectively and could have a negative effect on Danam’s business, operating results and financial conditions.

Danam’s business results will depend on Danam’s ability to successfully manage ongoing organizational change and business transformation and achieve cost savings and operating efficiency initiatives through Danam’s healthcare eco-system.

The key to Danam’s success will be executing on Danam’s win-win strategy for all stakeholders in the healthcare delivery model. Through leveraging Danam’s portfolio of subsidiaries upon closing of the Merger, Danam’s leadership will need to deliver on a value proposition to patients, pharmacies, providers, payors/PBMs, and pharmaceutical manufacturers. This is obtained by making healthcare services affordable and convenient in a centralized model. Danam’s success will hinge on the Danam’s leadership team to improve operational efficiency, decreasing costs, market access and insights, data transparency, value-based outcomes, and innovative technology via automation.

There can be no assurance that Danam will realize, in full or in part, the anticipated benefits of leveraging these subsidiaries and what that market adoption will be like. Danam’s financial goals assume a level of productivity improvement and other business optimization initiatives. If Danam is unable to implement the programs or deliver these expected productivity improvements, while continuing to invest in business growth, or if the volume and nature of change overwhelms available resources, Danam’s business operations, financial condition and results of operations could be materially and adversely impacted.

Risks Relating to Danam’s Operations

Disruption in Danam’s global supply chain could negatively impact Danam’s businesses.

The pharmaceutical products for Danam’s wholesale division will be sourced from pharmaceutical manufacturers with a wide variety of domestic and international vendors, and any future disruption in Danam’s supply chain or inability to find qualified vendors and access products that meet requisite quality and safety standards in a timely and efficient manner could adversely impact Danam’s businesses. The loss or disruption of such supply arrangements for any reason, including for issues such as COVID-19 or other health epidemics or pandemics, labor disputes, loss or impairment of key manufacturing sites, inability to procure sufficient raw materials, quality control issues, ethical sourcing issues, a supplier’s financial distress, natural disasters, looting, vandalism or acts of war (such as the conflict in Ukraine) or terrorism, trade sanctions or other external factors over which Danam has no control, could interrupt product supply and, if not effectively managed and remedied, have a material adverse impact on Danam’s business operations, financial condition and results of operations.

Danam’s pharmacy division and to the greater extent, Danam’s independent network of partner pharmacies, may also be impacted by disruptions in global supply chain as listed above based on primary wholesaler and direct pharmaceutical manufacturing contracts.

Danam’s business and operations will be subject to risks related to climate change.

The long-term effects of global climate change present both physical risks (such as extreme weather conditions or rising sea levels) and transition risks (such as regulatory or technology changes), are expected to be widespread and unpredictable. These changes could over time affect, for example, the availability and cost of products, commodities and energy (including utilities), which in turn may impact Danam’s ability to procure goods or services required for the operation of Danam’s business at the quantities and levels Danam require. In addition, Danam’s facilities may be in locations that may be impacted by the physical risks of climate change, and Danam may face the risk of losses incurred as a result of physical damage to stores, distribution or fulfillment centers, loss or spoilage of inventory and business interruption caused by such events. Danam will also use natural gas, diesel fuel, gasoline and electricity in Danam’s operations, all of which could face increased regulation as a result of climate change or other environmental concerns. Whether internally or via Danam’s third-party relationships with Danam’s national and regional ride- sharing partners (i.e., Lyft and Roadie) for prescription delivery; and shipping carriers (i.e., USPS, UPS, FedEx), rising fuel costs will lead to an increase in tiered rates for mileage/distance which will increase Danam’s costs associated with prescription delivery or shipping. Regulations limiting greenhouse gas emissions and energy inputs may also increase in coming years, which may increase Danam’s costs associated with compliance and merchandise. These events and their impacts could otherwise disrupt and adversely affect Danam’s operations and could materially adversely affect Danam’s financial performance.

Failure to retain and recruit, or failure to manage succession of, key personnel could have an adverse impact on Danam’s future performance.

Danam’s ability to attract, engage, develop and retain qualified and experienced employees at all levels, including in executive and other key strategic positions, is essential for us to meet Danam’s objectives. Competition among potential employers might result in increased salaries, benefits or other employee- related costs, or in Danam’s failure to recruit and retain employees which could have a materially adverse impact on Danam’s business operations, financial condition and results of operations.

Additionally, any failure to adequately plan for and manage succession of key management roles or the failure of key employees to successfully transition into new roles could have a material adverse effect on Danam’s business and results of operations. While Danam has succession plans in place and employment arrangements with certain key executives, these do not guarantee the services of these executives will continue to be available to us.

Failure to renew facility leases in a timely manner could have an adverse impact on Danam’s business operations.

Danam’s facilities will include multiple corporate offices, physical location of the pharmacy, and multiple warehouse facilities for wholesale product warehousing and distribution. These locations are subject to competition with other retailers and businesses for suitable locations for Danam’s facilities. Local land use and zoning regulations, environmental regulations and other regulatory requirements may impact Danam’s ability to find suitable locations and influence the cost of constructing, renovating and operating Danam’s stores. In addition, real estate, zoning, construction and other delays may adversely affect Danam’s business and increase Danam’s costs. Further, changing local demographics may adversely affect revenue and profitability levels. The terms of leases at existing facility locations may adversely affect Danam if the renewal terms of, or requested modifications to, those leases are unacceptable to Danam, and Danam will be forced to close or relocate operations. If Danam is unable to maintain Danam’s facility locations or open/move to new facility locations in desirable places and on favorable terms, Danam’s results of operations could be materially and adversely affected.

Danam may not be able to maintain business, scale for growth, renew pharmacy and wholesale state licenses, and retain commercial and federal contracts while preventing restrictions and termination.

The ability to maintain business channels, service existing pharmacies from a wholesale product distribution perspective, and service Danam’s patient base at the pharmacy will all be potential areas for adverse impacts to Danam’s financial condition and operations due to everchanging regulations and requirements to maintain contracts and licenses. Danam’s wholesale operations will retain 50 state licenses for whole distribution from the various state boards of pharmacy or equivalent along with the federal level as maintained by the FDA, third-party logistics and controlled substance licenses from all 50 state boards of pharmacy, and an accreditation with the NABP and ADD.

Danam’s pharmacy division will have the equivalent of 35 state board of pharmacy licenses along with the District of Columbia. Many of these licenses include the ability to dispense controlled substance with only a few states retaining waivers for exemption. The pharmacy will also have a Florida state Medicaid contract, several National Provider Identification (“NPI”) numbers, and a DEA certificate. The pharmacy formerly had accreditation status with ACHC and URAC as a specialty pharmacy and plans on pursing reaccreditation along with URAC Small Business Mail Order accreditation. The pharmacy will retain all major PBM/payor direct contracts with little to no restrictions. The pharmacy will be affiliated with Elevate as its PSAO to provide the relevant minor PBM contracts.

The ability to retain all of these state board, federal, and PBM/payor contracts through the renewal process while expanding Danam’s reach is critical to conducting business and generating revenues. Contract restrictions, termination, and or an inability to expand would be deemed as events that could disrupt and adversely affect Danam’s operations and could materially adversely affect Danam’s financial performance.

Danam’s relationships with Danam’s primary wholesaler for pharmacy operations and Danam’s manufacturer relationships for Danam’s wholesale and hub technology platform entities will be critical to Danam’s success.

Danam’s internal pharmacy division will have a primary contract with AmerisourceBergen for pharmaceutical distribution agreement pursuant to which Danam will source branded and generic pharmaceutical products from AmerisourceBergen. CSP executed this agreement in September of 2022 and it requires the pharmacy to purchase a certain volume per month while also maintain compliance with the GCR. Danam’s pharmacy will have a relationship with HD Smith, Wellgistics, and TRxADE to acquire products via the secondary channel. This is seen as a potential risk for the business as the secondary channel providers often do not provide full spectrum catalogs and more specifically used to assist with cost savings opportunities through the purchase of short-dated products and or access to specialty or niche therapeutic category products. Consequently, Danam’s business may be adversely affected by any operational, financial or regulatory difficulties that these wholesalers or pharmaceutical manufacturers experience, including those resulting from COVID-19. For example, if operations are seriously disrupted for any reason, whether due to a natural disaster, pandemic, labor disruption, regulatory action, computer or operational systems or otherwise, it could adversely affect Danam’s business and Danam’s results of operations.

Danam’s distribution agreement with AmerisourceBergen will be subject to early termination in certain circumstances and, upon the expiration or termination of the agreement, there can be no assurance that Danam or AmerisourceBergen will be willing to renew the agreement or enter into a new agreement, on terms favorable to us or at all. If such expiration or termination occurred, Danam believes that alternative sources of supply for most generic and brand- name pharmaceuticals are readily available and that Danam could obtain and qualify alternative sources, which may include self-distribution in some cases, for substantially all of the prescription drugs Danam will sell on an acceptable basis, such that the impact of any such expiration or termination would be temporary. However, there can be no assurance Danam would be able to engage alternative supply sources as a primary wholesaler for generic and branded products in a timely basis or on terms favorable to us, or effectively manage these transitions, any of which could adversely affect Danam’s business operations, financial condition and results of operations.

At the wholesale level, Danam’s operations will have relationships with 60+ manufacturers to distribute products to retail, independent, and specialty pharmacies. At the hub technology platform division, Danam will cultivate 7 pharmaceutical manufacturer relationships and through Danam’s internal wholesale operation, Danam will have the ability to expand that to another 60+ pharmaceutical manufacturers. Danam’s combined portfolio of company’s ability to work together synergistically, after the Closing of the Merger, while also adding additional value to pharmaceutical manufacturers is imperative to expand relationships and territories which in turn will help lower costs and provide additional market access. In recent years, an increasing number of pharmaceutical manufacturers have attempted to significantly limit the number of pharmacies that may dispense their drugs. Pharmacies dispensing products from direct manufacturer relationships need to ensure they can manage a drug’s rollout, obtain real-time data, and confirm the unique patient population’s receipt of the necessary services and support to remain adherent. Access to limited-distribution drugs provides us with significant competitive advantages in developing relationships with payers and physicians. If Danam cannot obtain access to new limited-distribution pharmaceuticals or lose access to limited-distribution pharmaceuticals Danam currently distribute this could have a material and adverse impact on Danam’s business, profitability and results of operations.

Danam will obtain access to limited-distribution drugs primarily from small to mid-size pharmaceutical companies, often many of these are boutique companies, many of whom are bringing their first or second drug to market. Danam will incur significant expense, time and opportunity cost to educate and assist emerging small and mid-size manufacturers in bringing these products to the marketplace without any guarantee of a successful drug launch or future sales. The failure to monetize these relationships and supply Danam’s independent network of pharmacies with prescriptions could adversely impact Danam’s profitability and Danam’s prospects.

Danam will also provide a significant amount of direct and indirect services for the benefit of Danam’s pharmaceutical manufacturer customers and Danam’s patients to gain access to these products, and Danam’s failure to provide services at optimal quality could result in losing access to existing and future drugs. In addition, Danam will incur significant costs in providing these services and if manufacturers require significant additional services and products to obtain access to their drugs without a corresponding increase in service fees paid to Danam, Danam’s profitability could be adversely impacted.

Danam’s contracts with pharmaceutical manufacturers and wholesalers will be generally for one-year terms on the hub technology platform and clinical services and three years on the wholesale side and are terminable on reasonably short notice by either party before or after the contract term. If several of these contractual relationships are terminated or materially altered by the pharmaceutical manufacturers or wholesalers or if Danam is otherwise unable to renew these contracts or enter into similar contracts on favorable terms, Danam could lose a major source of revenue from the pharmaceuticals Danam will dispense or distribute, and also prescriptions Danam is able to generate and pass through to Danam’s network of independent pharmacy partners which would materially impact Danam’s operations and financial condition.

Danam will outsource certain business processes to third-party vendors that subject us to risks, including disruptions in business and increased costs.

Danam will outsource certain business, administrative, and development functions and rely on third-party technologies such as plug-ins and APIs to perform certain services for Danam’s hub technology platform and other divisions on Danam’s behalf. Various examples of this will include relationships with both domestic and foreign developers for Danam’s mobile solutions as part of Danam’s hub technology platform, relationships with various PMS system providers, relationships with various ride-sharing platform providers and their network of drivers, carrier relationships for shipping of products, and various relationships with third party clinical service providers or technology solutions to be able to offer Danam’s end-to-end holistic approach to patient- centered care services.

Danam will rely on third-party vendors and their licenses to meet Danam’s quality and performance requirements. Danam will utilize these third-party vendors for some of the technology to be used in Danam’s products, and intends to license technologies from third parties. Most of these licenses can be renewed only by mutual consent and may be terminated if Danam breaches the terms of the license and fails to cure the breach within a specified period of time. Danam may not be able to obtain these licenses on commercially reasonable terms, or at all. Danam’s inability to obtain or renew these licenses or find suitable alternatives could delay development of new products or prevent us from selling Danam’s existing products until suitable substitute technology can be identified, licensed, integrated, or developed by us. Danam cannot assure you as to when Danam would be able to do so, if at all.

Most of Danam’s third-party licenses will be non-exclusive. Danam’s competitors may obtain the right to use any of the technology covered by these licenses and use the technology to attempt to compete more effectively with us. In addition, Danam’s use of third-party technologies will expose us to risks associated with the integration of components from various sources into Danam’s products, such as unknown software errors or defects or unanticipated incompatibility with Danam’s systems and technologies, or unintended infringement resulting from the combination of intellectual property rights. Further, Danam will be dependent on Danam’s vendors’ support of the technology Danam will use. If a vendor chooses to discontinue or is unable to support a licensed technology, Danam may not be able to modify or adapt Danam’s products to fit other available technologies in a timely manner, which would lead us to experience operational difficulties, reputational harm, and increased costs that could materially and adversely affect Danam’s business operations and results of operations.

Risks Relating to Danam’s Business Strategy

Danam may not be successful in executing elements of Danam’s business strategy, which may have a material adverse impact on Danam’s business and financial results.

Danam’s ability to successfully implement Danam’s comprehensive strategy of leveraging product warehousing/distribution while simultaneously facilitating the hub technology platform to transfer prescriptions to Danam’s network of independent partner pharmacies will be crucial to Danam’s operations and financial condition. Danam’s wholesale operations will enable pharmaceutical companies to have a single entity for contracting which assists with minimizing product returns and eliminates chargebacks. Danam’s warehouse’s distribution capabilities will assist manufacturers with preventing inventory loss in the form of having to sell short-dated products at a lower margin and or potentially destroy expired and unusable products. Danam’s portfolio of products along with Danam’s sales strategy, upon the closing of the Merger, will enable Danam to move niche specialty products that have a distinct place in the market and help maximize returns.

The ability to provide pharmaceutical manufacturer and provider groups like ACOs with a hub technology platform with an accompanying robust network of independent pharmacies is crucial to the success of Danam’s health eco-system strategy. Danam’s technology platform along with Danam’s mobile solutions will enable patients to access digital health resources for added visibility in their prescription journey, which leads to cost savings opportunities, convenience, and healthier outcomes. This is especially important for pharmaceutical manufacturers and provider group clients looking to improve health outcomes for the patient populations they serve. Danam will provide both of these clients with a reliable pharmacy network, clinical services, and transparent reporting with a primary focus on boosting medication adherence. Danam’s platform will be able to identify high-risk patients and provide actionable and meaningful outcomes geared towards patient engagement to boost medication adherence and preserve compliance to therapy. The ability to transfer these prescriptions to integrated and non-integrated pharmacies will be key to receiving the data which can then be mined and presented to various stakeholders and clients to improve operational efficiency, customize marketing, and share in cost savings.

Additionally, Danam will engage in strategic initiatives to, among other reasons, maximize long-term shareholder value, expand on Danam’s consumer-centric approach, strengthen Danam’s partnerships with local healthcare providers and improve health outcomes. These strategic initiatives do not guarantee improvements in future financial performance. Danam cannot provide any assurance that Danam will be able to successfully execute these strategic initiatives, or that these initiatives will not result in additional unanticipated costs. The failure to realize the benefits of any strategic initiatives or successfully structure Danam’s business to meet market conditions could have a material adverse effect on Danam’s business, financial condition, cash flows, or results of operations.

Danam’s growth strategy is partially dependent upon Danam’s ability to identify and successfully complete acquisitions, joint ventures and other strategic partnerships and alliances.

A significant element of Danam’s growth strategy is to identify, pursue and successfully complete and integrate acquisitions, joint ventures and other strategic partnerships and alliances that either expand or complement Danam’s existing operations. Acquisitions and other strategic transactions involve numerous risks, including difficulties in successfully integrating the operations and personnel, navigating the necessary regulatory approval requirements, distraction of management from overseeing, and disruption of, Danam’s existing operations, difficulties in entering markets or lines of business in which Danam has no or limited direct prior experience, the possible loss of key employees and customers, and difficulties in achieving the synergies Danam anticipated. Any failure to select suitable opportunities at fair prices, conduct appropriate due diligence, acquire and successfully integrate the acquired company, including particularly when acquired businesses operate in new geographic markets or areas of business, could materially and adversely impact Danam’s growth strategies, financial condition and results of operations.

Apart from acquisitions in the healthcare space and emerging technologies such as artificial intelligence and blockchain technologies, Danam’s strategy is to engage in business-to-business relationships that can help us gain further market penetration and adoption, all of which are imperative given the highly saturated healthcare market. Partnerships with strategic clients such as pharmaceutical manufacturers and provider groups will help us source products at lower costs and drive prescriptions through Danam’s hub technology platform, upon the closing of the Merger, have been outlined in earlier sections of the “Risk Factors.” Other strategic partnerships range from PMS systems, ride- sharing and shipping companies GPOs, and other clinical providers to provide robust and complementary services that are value adds for all stakeholders.

Currently, the hub technology platform has partnered with Best Rx pharmacy software system. There are approximately 1,400 independent pharmacies utilizing this software which accounts for greater than 6% of the independent pharmacy market share. These pharmacies are ideal candidates to be members of Danam’s integrated pharmacy network based on the various integrations Danam will develop to communicate with their systems. These locations are predominately located on the east coast. Danam’s ability to onboard pharmacies in an effective manner and being located on the east coast is a risk associated with gaining market share and providing patients with an adequate solution for fulfillment. To combat this, Danam will identify strategic partners within this network that are able to ship prescription medications through Danam’s integrations which aids in providing more coverage area options. Danam’s relationship with TRxADE will provide access to 14,500+ pharmacies using a wide array of pharmacy management software systems which accounts for 66% of the independent PMS. Through Danam’s fax modality integrations and solutions for data capture for non-integrated pharmacies, Danam will have the means to provide patients with more robust network coverage. Danam’s team has identified additional PMS systems to partner with such as Prime Rx, Pioneer Rx, McKesson, Transactional Data Systems, and Digital Business Solutions. These additional PMS systems will help with Danam’s ability expand the integrated network which help drive additional value in the form of data capture elements. By integrating with the PMS system, Danam will then in turn able to recruit the pharmacies utilizing this software to join Danam’s network. Risks associated with this strategy include the PMS’s corporate team’s willingness to partner, Danam’s ability to integrate the software into Danam’s overall solution in a timely manner, and the pharmacies willingness to join the network.

Danam’s software solution will be integrated with two national ride-sharing logistics providers and all of the major shipping carriers to offer both pharmacies and patients with multiple means for sending and receiving their prescriptions. From the ride-sharing prospective, Danam’s core technology will be integrated with Lyft Healthcare, Inc., and Roadie. These integrations will help us provide nationwide coverage for same- day and next-day prescription delivery and a system with built in redundancies between both networks to ensure prompt delivery. Danam’s strategy is to onboard pharmacies across the United States and mapping out ride-sharing coverage to ensure adequate turnaround time for prescription delivery. Risks associated with this strategy include maintaining an on-going relationship with these entities, providing a significant number of transactions to ensure profitability for all partners, and

Danam’s ability to renew contracts. Danam’s contractual relationships will be for one-year terms with one-year autorenewal terms. Either party will be able to terminate the relationship with proper notice. Danam’s integrations with carriers include USPS, UPS, and FedEx. Danam will be able to transmit the respective rates to end users based on the network partner pharmacy’s availability and allow patients to price compare options due to the redundancies. Future risks associated with this include changes to rates based on factors such as inflation, fuel, and other variables that are not in control which could impact Danam’s business operations and financial condition.

Danam’s strategy to increase Danam’s network of independent partner pharmacies also leverages GPOs. By partnering with these entities, Danam will be able to onboard a larger cohort of pharmacies vs. individual sign-up, and in return, these GPOs will be able to promote Danam’s services as a business opportunity to help network pharmacies increase their business and improve their bottom line. Risks associated with this strategy include successfully presenting the value proposition to the corporate team and obtaining a contract, ability to convert pharmacy’s part of the GPO through combined marketing initiatives, execution of Danam’s onboarding strategies, and the pharmacies willingness to remain in the network and pay associated fees. It should be noted that each participating pharmacy within the GPO uses different PMS systems and that by successfully striking a partnership with the GPO, there is no guarantee that Danam will be able to onboard each pharmacy to the integrated network. Danam can however onboard them to the “soft network” which allows us to transfer the prescription via fax.

Integrating third-party clinical features and services is vital to the success of Danam’s business strategy as being an end-to-end solution for end users and Danam’s clients. Danam’s partners that offer these types of value-add services include patient enrollment campaigns, prior authorization coordination, digital health resources, calendar-based refill reminder systems, and other key pieces that will help boost the LVT and NPS for market adoption. Risks associated with these partnerships include willingness to integrate, costs associated with these services, end clients need for these services to continue driving growth, Danam’s ability to engage in cost-sharing with the pharmacies for the various service levels being provided, and the dependency on the quality of the services being performed by these third-party companies.

These acquisition transactions and potential partnerships may also cause us to significantly increase Danam’s interest expense, leverage and debt service requirements if Danam incurs additional debt to pay for an acquisition or investment, issue common stock that would dilute Danam’s current shareholders’ percentage ownership, or incur asset write-offs and restructuring costs and other related expenses that could have a material adverse impact on Danam’s operating results. Acquisitions, joint ventures and strategic investments also involve numerous other risks, including potential exposure to assumed litigation and unknown environmental and other liabilities, as well as undetected internal control, regulatory or other issues, or additional costs not anticipated at the time the transaction was completed. The failure to realize the benefits of any strategic initiatives and partnerships to meet market conditions could have a material adverse effect on Danam’s business, financial condition, or results of operations.

Businesses acquired by Danam could experience losses or liabilities that would result in a material adverse effect on Danam’s business operations, results of operation and financial condition.

Healthcare and technology businesses acquired could experience losses or liabilities, including medical liability claims, causing us to incur significant expenses and requiring Danam to pay significant damages if not covered by insurance. These businesses will be subject to medical liability claims in the ordinary course of business, and although Danam will carry insurance covering medical malpractice claims, including professional liability insurance, in amounts Danam believes is appropriate in light of the risks attendant to Danam’s business, successful medical liability claims could result in substantial damage awards that exceed the limits of Danam’s insurance coverage. Professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as Danam expands Danam’s services. As a result, adequate professional liability insurance may not be available to Danam in the future at acceptable costs or at all. Any claims made against Danam or its acquired businesses that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us and divert the attention of Danam’s management and Danam’s providers from Danam’s operations, which could harm Danam’s business. In addition, any claims may significantly harm Danam’s business or reputation.

In addition, businesses acquired expose Danam to risks that are inherent in the provision of healthcare services. If patients, clients or partners assert liability claims against Danam, any ensuing litigation, regardless of outcome, could result in a substantial cost to Danam, divert management’s attention from operations, and decrease market acceptance of Danam’s services and care delivery model. Danam does exert control over any provider led entities now or in the future with respect to the practice of medicine and the provision of healthcare services, and the risk of liability, including through unexpected medical outcomes, is inherent to the healthcare industry.

Danam may make investments in companies over which Danam does not have sole control and some of these companies may operate in sectors that differ from Danam’s operations upon the Closing of the Merger and have different risks.

From time to time, Danam may make debt or equity investments in companies that Danam may not control or over which Danam may not have sole control but would be of strategic value to bolster Danam’s service and capabilities. Investments in these businesses, among other risks, subject Danam to the operating and financial risks of the businesses Danam invests in and to the risk that Danam does not have sole control over the operations of these businesses. Danam relies on the internal controls and financial reporting controls of these entities and their failure to maintain effectiveness or comply with applicable standards may materially and adversely affect Danam. Investments in entities over which Danam does not have sole control, including joint ventures and strategic partnerships and alliances, present additional risks such as having differing objectives from Danam’s partners or the entities in which Danam will be invested, becoming involved in disputes, or competing with those persons.

The success of Danam’s hub technology platform and clinical services, upon the closing of the Merger, depends on the willingness of participants in the network of independent partner pharmacies to continue receiving prescriptions and enrolling in a-la-carte services for outsourced work.

Danam’s success in providing hub services, upon the closing of the Merger, depends on the ability and willingness of participants in the independent partner pharmacy network to receive prescriptions and outsource the services Danam will provide in an a-la-carte model. Danam’s pharmacy network will be segregated into three networks: integrated network, soft network, and general pharmacy network. The integrated network would be any pharmacy that has completed onboarding and using a PMS system which Danam will have integrated with for the bidirectional exchange of electronic information including prescription transfer. The soft network would be any onboarded pharmacy who Danam will not have an integration with but that can still receive prescription transfers in the form of facsimile and who Danam will establish alternative means for data capture. Lastly, the general network is any pharmacy irrespective of whether they would be deemed as an independent pharmacy and that the patient has elected to transfer their prescription to thereby preserving patient autonomy.

Accordingly, a general downturn in the pharmacy industry, or healthcare industry more generally, could materially harm Danam’s hub services offerings, upon the closing of the Merger. In addition, demand for Danam’s hub services, upon the closing of the Merger, may be affected by Danam’s customers’ perceptions regarding outsourcing as a whole. For example, other digital pharmacies or hub services companies could engage in conduct or fail to detect malfeasance that could render Danam’s customers less willing to do business with them or any digital pharmacy or hub services company. If any such event causing industry-wide reputational harm were to occur, even though outside Danam’s control, confidence in the industry generally could be impaired and the willingness of Danam’s customers to outsource services to organizations that provide digital pharmacy and hub services like Danam’s could diminish.

Moreover, demand for Danam’s digital pharmacy hub services will depend to a significant extent on the trust Danam’s customers place in the combined company and Danam’s reputation for independent, high-quality service. To maintain client satisfaction and compliance, Danam will keep certain information and software systems, infrastructure, and employees “firewalled” on a need-to-know basis. In the event that Danam’s protocols or procedures are not followed, or contain undetected errors or defects that are subsequently discovered by Danam, Danam’s customers or a third-party, Danam’s reputation with current and potential customers could be harmed. If one or more of the foregoing events were to occur, it could have a material adverse effect on Danam’s business, financial condition and results of operations.

Risks Related to Cybersecurity, Data Privacy, and Information Security

A significant disruption in Danam’s information technology and computer systems or those of businesses Danam relies on could harm Danam.

At Danam’s internal pharmacy division, upon the closing of the Merger, Danam will rely extensively on Danam’s computer/software systems to manage Danam’s ordering, pricing, point-of-sale, pharmacy fulfillment, inventory replenishment, finance and other processes. Additionally, Danam’s core architecture will be housed on AWS servers, and Danam will rely on various third-party vendors and partners who will provide various plug-ins and APIs that drive Danam’s end-to-end solution on the hub technology platform, upon the closing of the Merger, that could significantly impact Danam’s business operations and financial condition. To a greater extent, Danam’s PMS system partners will be used by various network pharmacies and may impact Danam’s ability to electronically transmit information.

Danam’s systems will be subject to damage or interruption from power outages, facility damage, computer and telecommunications failures, computer viruses, security breaches including credit card or personally identifiable information breaches, vandalism, theft, natural disasters, catastrophic events, human error and potential cyber threats, including malicious codes, worms, phishing attacks, denial of service attacks, ransomware and other sophisticated cyber-attacks, and Danam’s disaster recovery planning cannot account for all eventualities. If any of Danam’s systems are damaged, fail to function properly or otherwise become unavailable, Danam may incur substantial costs to repair or replace them, and may experience loss or corruption of critical data and interruptions or disruptions and delays in Danam’s ability to perform critical functions, which could materially and adversely affect Danam’s businesses and results of operations.

In addition, Danam expects to make substantial investments in Danam’s information technology systems and infrastructure, some of which are significant. Implementing new systems carries significant potential risks, including failure to operate as designed, potential loss or corruption of data or information, changes in security processes, cost overruns, implementation delays, disruption of operations, and the potential inability to meet business and reporting requirements. Danam will rely on strategic partners and other service providers to help us with certain significant information technology projects and services. Information technology projects or services frequently are long-term in nature and may take longer to complete and cost more than Danam expects and may not deliver the benefits Danam projects once they are complete. Any system implementation and transition difficulty may result in operational challenges, reputational harm, and increased costs that could materially and adversely affect Danam’s business operations and results of operations. Danam also could be adversely affected by any significant disruption in the systems of third parties Danam interact with, including strategic and business partners, key payers and vendors.

Privacy and data protection laws will increase Danam’s compliance burden and any failure to comply could harm Danam.

The regulatory environment surrounding data security and privacy is increasingly demanding, with the frequent imposition of new and changing requirements across businesses and geographic areas. Danam will be required to comply with increasingly complex and changing data security and privacy regulations in the jurisdictions in which Danam will operate that regulate the collection, use and transfer of personal data, including the transfer of personal data between or among countries. In the U.S., for example, HIPAA imposes extensive privacy and security requirements governing the transmission, use and disclosure of health information by covered entities in the healthcare industry, including healthcare providers such as pharmacies. In addition, the California Consumer Privacy Act, which went into effect on January 1, 2020, imposes stringent requirements on the use and treatment of “personal information” of California residents, and other jurisdictions have enacted, or are proposing similar laws related to the protection of personal data. Moreover, there are specific privacy requirements from Apple and Google’s respective mobile application stores that Danam will need to be up to date with as Danam’s mobile application is currently available on both stores.

Compliance with changes in privacy and information security laws and standards may result in significant expense due to increased investment in technology and the development of new operational processes. Failure to comply with these laws subjects us to potential regulatory enforcement activity, fines, private litigation including class actions, and other costs. Danam will have contractual obligations that might be breached if Danam fails to comply a significant privacy breach or failure to comply with privacy and information security laws could have a materially adverse impact on Danam’s reputation, business operations, financial position and results of operations.

Danam and businesses Danam will interact with may experience cybersecurity incidents and might experience significant computer system compromises or data breaches.

The protection of customer, employee and company data will be critical to Danam’s businesses. Cybersecurity and other information technology security risks, such as a significant breach or theft of customer, employee, or company data, could create significant workflow disruption, attract media attention, damage Danam’s customer relationships, reputation and brand, and result in lost sales, fines or lawsuits. Throughout Danam’s future operations, Danam will receive, retain and transmit certain personal information that Danam’s customers and others provide to purchase products or services, fill prescriptions, enroll in clinical and promotional programs, register on Danam’s website or mobile applications, or otherwise communicate and interact with us. In addition, aspects of Danam’s operations will depend upon the secure transmission of confidential information over public networks. Danam will also depend on and interact with the information technology networks and systems of third-parties for many aspects of Danam’s business operations, strategic partners, and cloud service providers. These third parties may have access to information Danam will maintain about Danam’s company, operations, customers, employees and vendors, or operating systems that are critical to or can significantly impact Danam’s business operations. Like other healthcare technology companies, Danam and the businesses Danam interact with will experience threats to data and systems, including from vandalism or theft of physical systems or media and from perpetrators of random or targeted malicious cyber- attacks, computer viruses, worms, phishing attacks, bot attacks or other destructive or disruptive software and attempts to misappropriate customer information, and cause system failures and disruptions.

Compromises of Danam’s data security systems or of those of businesses with which Danam interacts that result in confidential information being accessed, obtained, damaged or used by unauthorized or improper persons, could in the future adversely impact Danam. Any such compromise could harm Danam’s reputation and expose it to regulatory actions, customer attrition, remediation expenses, and claims from customers, financial institutions, payment card associations and other persons, any of which could materially and adversely affect Danam’s reputation, business operations, financial condition and results of operations. In addition, security incidents may require that Danam expend substantial additional resources related to the security of information systems and disrupt Danam’s businesses. The risks associated with data security and cybersecurity incidents have increased during COVID-19 given the increased reliance on remote work arrangements.

Danam will be subject to electronic payment-related and other financial services risks that could increase Danam’s operating costs, expose Danam to fraud or theft, subject Danam to potential liability and potentially disrupt Danam’s business operations.

Across Danam’s businesses, upon the closing of the Merger, Danam will accept payments using a variety of methods, including cash, checks, credit and debit cards, mobile payment technologies such as Apple Pay or PayPal, and Danam may offer new payment options over time. Acceptance of these payment options will subject Danam to rules, regulations, contractual obligations, and compliance requirements, including payment network rules and operating guidelines, data security standards and certification requirements, and rules governing electronic funds transfers. These requirements and related interpretations may change over time, which has made and could continue to make compliance more difficult or costly. For certain payment methods, including credit and debit cards, Danam will pay interchange and other fees, which could increase over time and raise Danam’s operating costs. Danam will rely on third parties such as Stripe to provide payment processing services, including the processing of credit cards, debit cards, and other forms of electronic payment. Danam will not store credit card information on file for Danam’s mobile technology to remain in PCI compliance, however, Danam’s other business entities may store this information on file for clients, partners, and vendors. If these companies become unable to provide these services, or if their systems are compromised, it could disrupt Danam’s business. The payment methods that Danam will offer also subject Danam to potential fraud and theft by persons who seek to obtain unauthorized access to or exploit any weaknesses that may exist in the payment systems. If Danam fails to comply with applicable rules or requirements, or if data is compromised due to a breach or misuse of data relating to Danam’s payment systems, Danam may be liable for costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees, or Danam’s ability to accept or facilitate certain types of payments could be impaired. In addition, Danam’s reputation could suffer, and Danam’s customers could lose confidence in certain payment types, which could result in higher costs and/or reduced sales and materially and adversely affect Danam’s results of operations.

Risks Related to Financial and Accounting Matters

Danam and Wood Sage have significant outstanding debt. Danam’s and Wood Sage’s debt and associated payment obligations could significantly increase in the future if Danam and Wood Sage incur additional debt and do not retire existing debt.

Danam and Wood Sage are holding companies with no business operations of their own. Their assets primarily consist of direct ownership interest in, and their business is conducted through, subsidiaries which are separate legal entities. As a result, they are dependent on funding from their investors and operating subsidiaries to pay dividends and meet their debt obligations. Danam’s subsidiaries may continue to experience negative cash flows and be restricted in their ability to pay cash dividends or to make other distributions to Danam, which may limit the payment of cash dividends or other distributions to the holders of Danam’s common stock. Credit facilities and other debt obligations of Danam, as well as statutory provisions, may further limit the ability of Danam and its subsidiaries to pay dividends. Payments to Danam by its subsidiaries are also contingent upon the subsidiaries’ earnings, if any, and business considerations. Future dividends to Danam will be determined based on earnings, if any, capital requirements, financial condition and other factors considered relevant by its board of directors.

Danam’s quarterly results may fluctuate significantly based on seasonality and other factors.

Danam’s operating results have historically varied on a quarterly basis, including increased variability during COVID-19, and may continue to fluctuate significantly in the future. For instance, Danam’s pharmacy business and its PBM and payor contracts often experience significant changes twice per year as new formularies are introduced in January and July which often restrict certain products, allow new products to be covered, or products change covered insurance tiers thereby making them more difficult access for members. This same effect can be extrapolated to Danam’s hub technology platform division and the corresponding network pharmacies that are part of Danam’s network in the form of reduced transaction fees from transferred prescriptions. This in turn may impact Danam’s wholesale division as for the exact same reason which may negatively impact Danam’s ability to move certain products and increase Danam’s liabilities in the form of inventory.

In addition, both prescription and non-prescription drug sales are affected by the timing and severity of the cough, cold and flu season, which can vary considerably from year to year. Other factors that may affect Danam’s quarterly operating results, some of which are beyond the control of management, include, but are not limited to the timing of the introduction of new generic and brand name prescription drugs; inflation, including with respect to generic drug procurement costs; seasonality, including the timing and severity of the cough, cold and flu season; changes or rates of change in payer reimbursement rates and terms; the timing and amount of periodic contractual reconciliation payments, fluctuations in inventory, energy, transportation, labor, healthcare and other costs; significant acquisitions, dispositions, joint ventures and other strategic initiatives; asset impairment charges, including the performance of and impairment charges related to Danam’s equity method investments; market conditions; and many of the other risk factors discussed herein. Accordingly, Danam believes that quarter- to-quarter comparisons of Danam’s operating results are not necessarily meaningful, and investors should not place undue reliance on the results of any particular quarter as an indication of Danam’s future performance.

Danam has a substantial amount of goodwill and other intangible assets which could, in the future, become impaired and result in material non-cash charges to Danam’s results of operations. Danam may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations, and stock price.

There can be no assurances that all material issues that may be present in Danam’s operations, including from the acquisitions of Wood Sage, Wellgistics and subsidiaries they acquired have been uncovered, or that factors outside of its control will not later arise. As a result, Danam may be forced to write- down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Unexpected risks may arise and previously known risks may materialize in a manner not consistent with each company’s preliminary risk analysis. Even though these charges may not have an immediate impact on Danam’s liquidity, the fact that Danam will report charges of this nature could contribute to negative market perceptions about Danam or its securities and may make its future financing difficult to obtain on favorable terms or at all.

From time to time, Danam’s intangible assets are subject to impairment testing. Under current accounting standards, Danam’s goodwill, including acquired goodwill, is tested for impairment on an annual basis and may be subject to impairment losses as circumstances change (e.g., after an acquisition). If Danam records an impairment loss, it could have a material adverse effect on Danam’s results of operations for the year in which the impairment is recorded.

Acquisitions Danam pursues in its industry and related industries could result in operating difficulties, dilution to Danam’s shareholders and other consequences harmful to Danam’s business.

As part of Danam’s growth strategy, it may selectively pursue strategic acquisitions in its industry and related industries. Danam may not be able to consummate such acquisitions, which could adversely impact Danam’s growth. If Danam does consummate acquisitions, integrating an acquired company, business or technology may result in unforeseen operating difficulties and expenditures, including:

●	increased expenses due to transaction and integration costs;
●	potential liabilities of the acquired businesses;
●	potential adverse tax and accounting effects of the acquisitions;
●	diversion of capital and other resources from our existing businesses;
●	diversion of management’s attention during the acquisition process and any transition periods;
●	loss of key employees of the acquired businesses following the acquisition; and

●	inaccurate budgets and projected financial statements due to inaccurate valuation assessments of the acquired businesses.

Danam’s evaluations of potential acquisitions may not accurately assess the value or prospects of acquisition candidates, and the anticipated benefits from its future acquisitions may not materialize. In addition, future acquisitions or dispositions could result in potentially dilutive issuances of Danam’s Equity Securities, including Danam’s common stock, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm Danam’s financial condition.

Danam may incur non-cash impairment charges in the future associated with its portfolio of intangible assets, including goodwill.

As a result of past acquisitions, Danam carries a significant goodwill and other acquired intangible assets on its balance sheet. Goodwill and intangible assets, net, accounted for approximately [●]% of the total assets on its balance sheet as of December 31, 2023. Danam tests goodwill for impairment annually as of December 31 and Danam tests goodwill and intangible assets, net, for impairment at other times if events have occurred or circumstances exist that indicate the carrying value of such assets may no longer be recoverable. It is possible Danam may incur impairment charges in the future, particularly in the event of a prolonged economic recession or loss of a key client or clients. A significant non-cash impairment could have a material adverse effect on Danam’s results of operations.

The loan agreements for Danam’s long-term debt obligations and other credit facilities contain financial ratio covenants that may impair Danam’s ability to conduct Danam’s business.

The loan agreements for Danam’s long-term and short-term debt obligations contain financial ratio covenants that may limit management’s discretion with respect to certain business matters. These covenants require Danam to maintain a specified maximum total leverage ratio, minimum debt service coverage ratio (earnings before interest and depreciation and amortization plus cash on hand minus short-term debt), a minimum tangible net worth and a minimum quick ratio, which may restrict our ability to incur additional indebtedness and limit Danam’s ability to use its cash. In the event of Danam’s default on these loans or a breach of a covenant, the lenders may immediately cancel the loan agreement, deem the full amount of the outstanding indebtedness immediately due and payable, charge Danam interest on a monthly basis on the full amount of the outstanding indebtedness and, if Danam cannot repay all of Danam’s outstanding obligations, sell the assets pledged as collateral for the loan in order to fulfill its obligation. Danam may also be held responsible for any damages and related expenses incurred by the lender as a result of any default. Any failure by Danam or its subsidiaries to comply with these agreements could harm its business, financial condition and operating results.

Danam’s level of debt may negatively impact its liquidity, restrict its operations and ability to respond to business opportunities, and increase its vulnerability to adverse economic and industry conditions.

Danam utilizes debt financing in its capital structure and may incur additional debt, including under its revolving credit facility subject to customary conditions in its loan agreements. Danam’s level of debt could have significant consequences, which include, but are not limited to, the following:

●	limiting Danam’s ability to obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes;
●	requiring a substantial portion of Danam’s cash flows to be dedicated to debt service payments instead of other purposes;
●	imposing financial and other restrictive covenants on Danam’s operations, including minimum liquidity and free cash flow requirements and limitations on Danam’s ability to (i) declare or pay dividends or repurchase shares of Danam’s common stock; (ii) purchase assets, make investments, complete acquisitions, consolidate or merge with or into, or sell all or substantially all of Danam’s assets to, another person; (iii) enter into sale/leaseback transactions or certain transactions with affiliates; (iv) incur additional indebtedness and (v) incur liens; and
●	making Danam more vulnerable to economic downturns and limiting Danam’s ability to withstand competitive pressures or take advantage of new opportunities to grow Danam’s business.

Danam’s ability to meet its debt service obligations, comply with Danam’s debt covenants and deleverage depends on its cash flows and financial performance, which are affected by financial, business, economic and other factors. The rate at which Danam will be able to or choose to deleverage is uncertain. Failure to meet Danam’s debt service obligations or comply with Danam’s debt covenants could result in an event of default under the applicable indebtedness. Danam may be unable to cure, or obtain a waiver of, an event of default or otherwise amend Danam’s debt agreements to prevent an event of default thereunder on terms acceptable to Danam or at all. In that event, the debt holders could accelerate the related debt, which may result in the cross-acceleration or cross-default of other debt, leases or other obligations. If Danam does not have sufficient funds available to repay indebtedness when due, whether at maturity or by acceleration, Danam may be required to sell important strategic assets; refinance Danam’s existing debt; incur additional debt or issue common stock or other Equity Securities, which Danam may not be able to do on terms acceptable to it, in amounts sufficient to meet Danam’s needs or at all. Danam’s inability to service Danam’s debt obligations or refinance Danam’s debt could harm Danam’s business. Further, if Danam is unable to repay, refinance or restructure its secured indebtedness, the holder of such debt could proceed against the collateral securing the indebtedness. Refinancing Danam’s indebtedness may also require Danam to expense previous debt issuance costs or to incur new debt issuance cost.

As Danam’s bank debt contains a variable interest rate component based on its corporate credit ratings, a decline in its ratings could result in increased interest rates and debt service obligations. In addition, its ratings impact the cost and availability of future borrowings and, accordingly, its cost of capital. Danam’s ratings reflect the opinions of the ratings agencies as to our financial strength, operating performance and ability to meet Danam’s debt obligations. There can be no assurance that Danam will achieve a particular rating or maintain a particular rating in the future.

Danam’s current Credit Agreement and any other credit or similar agreements into which Danam may enter in the future may restrict its operations, particularly Danam’s ability to respond to changes or to take certain actions regarding its business.

Danam’s Credit Agreement contains a number of restrictive covenants that may impose operating and financial restrictions on Danam and limit its ability to engage in acts that may be in Danam’s long-term best interests, including restrictions on Danam’s ability to incur indebtedness, grant liens, undergo certain fundamental changes, dispose of assets, make certain investments, enter into certain transactions with affiliates, and make certain restricted payments, in each case subject to limitations and exceptions set forth in the Credit Agreement.

The Credit Agreement also contains customary events of default that include, among other things, certain payment defaults, covenant defaults, cross-defaults to other indebtedness, change of control defaults, judgment defaults, and bankruptcy and insolvency defaults. Such events of default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies, which could have a material adverse effect on our business, operations, and financial results. Furthermore, if Danam is unable to repay the amounts due and payable under the Credit Agreement, those lenders could proceed against the collateral granted to them to secure that indebtedness, which could force Danam into bankruptcy or liquidation. In the event that Danam’s lenders accelerated the repayment of the borrowings, Danam may not have sufficient assets to repay that indebtedness. Any acceleration of amounts due under the Credit Agreement would likely have a material adverse effect on Danam. As a result of these restrictions, Danam may be limited in how Danam conducts business, unable to raise additional debt or equity financing to operate during general economic or business downturns, or unable to compete effectively or to take advantage of new business opportunities.

In addition, Danam may enter into other credit agreements or other debt arrangements from time to time which contain similar or more extensive restrictive covenants and events of default, in which case Danam may face similar or additional limitations as a result of the terms of those credit agreements or other debt arrangements.

Risks Related to Regulatory and Legal Considerations

Changes in the healthcare industry and regulatory environments may adversely affect Danam’s businesses, upon the closing of the Merger.

Political, economic and regulatory influences are subjecting the healthcare industry to significant changes that could adversely affect Danam’s results of operations. In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs and government spending. These changes include an increased reliance on managed care; cuts in certain Medicare and Medicaid funding in the U.S. and the funding of governmental payers in foreign jurisdictions; consolidation of competitors, suppliers and other market participants; and the development of large, sophisticated purchasing groups. In addition, the IRA took effect in 2023. The IRA includes, among other things, policies that are designed to have a direct impact on drug prices and reduce drug spending by the federal government. For example, the IRA requires drug manufacturers to pay rebates to Medicare if they increase prices faster than inflation for drugs used by Medicare beneficiaries. The mechanics of the rebate calculation would mimic those of the Medicaid rebate, but the expansion of inflation-based rebates may further complicate pricing strategies, particularly as to the launch of Danam’s new products. The IRA could have the effect of reducing the prices Danam can charge and reimbursement Danam receives for Danam’s products, thereby reducing Danam’s profitability.

Danam expects the healthcare industry continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental funding for certain healthcare services or adverse changes in legislation or regulations governing prescription drug pricing, healthcare services or mandated benefits, may cause customers to reduce the amount of Danam’s products and services they purchase or the price they are willing to pay for Danam’s products and services. Danam expects continued governmental and private payer pressure to reduce pharmaceutical pricing, and these pressures could be further exacerbated if payer deficits or shortfalls increase due to COVID-19 or otherwise. Changes in pharmaceutical manufacturers’ pricing or distribution policies and practices as well as applicable government regulations, including, for example, in connection with the federal 340B drug pricing program, could also significantly reduce Danam’s profitability.

Danam will be exposed to risks related to litigation and other legal proceedings.

Danam operates in a highly regulated and litigious environment. Danam may become involved in the following types of legal proceedings but not limited to litigation, investigations, inspections, audits, claims, inquiries and similar actions by pharmacy, healthcare, tax, and other governmental authorities. Like other companies in the retail pharmacy, healthcare services and pharmaceutical wholesale industries, Danam is subject to extensive regulation by federal, state and local government agencies in the U.S. and other countries in which it operates. There continues to be a heightened level of review and/or audit by regulatory authorities of, and increased litigation regarding business, compliance and reporting practices of Danam and other industry participants. If Danam were to be exposed to litigation or other legal proceedings, it could have a material adverse effect on Danam’s business, financial condition, cash flows, or results of operations.

A significant change in, or noncompliance with, governmental regulations and other legal requirements could have a material adverse effect on Danam’s reputation and profitability.

Danam will operate in complex, highly regulated environments around the world and could be materially and adversely affected by changes to applicable legal requirements including the related interpretations and enforcement practices, new legal requirements and/or any failure to comply with applicable regulations. Danam’s businesses, upon the closing of the Merger, will be subject to numerous country, state and local regulations including licensing, billing practices, utilization and other requirements for pharmacies and reimbursement arrangements. The regulations to which Danam will be subject include, but are not limited to: country and state registration and regulation of pharmacies and drug discount card programs; dispensing and sale of controlled substances and products containing pseudoephedrine; applicable governmental payer regulations including Medicare and Medicaid; data privacy and security laws and regulations including HIPAA; the ACA or any successor thereto; laws and regulations relating to the protection of the environment and health and safety matters, each of which continues to evolve, including those governing exposure to, and the management and disposal of, hazardous substances; regulations regarding food and drug safety including those of the FDA and the DEA, trade regulations including those of the U.S. Federal Trade Commission, and consumer protection and safety regulations including those of the Consumer Product Safety Commission, as well as state regulatory authorities, governing the availability, sale, advertisement and promotion of products Danam will sell as well as Danam’s loyalty and drug discount card programs; anti-kickback laws; false claims laws; laws against the corporate practice of medicine; and national and state laws governing healthcare fraud and abuse and the practice of the profession of pharmacy. For example, in the U.S., the DEA, FDA and various other regulatory authorities regulate the distribution and dispensing of pharmaceuticals and controlled substances. Danam is required to hold valid DEA and state-level licenses, meet various security and operating standards and comply with the federal and various state-controlled substance acts and related regulations governing the sale, dispensing, disposal, holding and distribution of controlled substances. The DEA, FDA and state regulatory authorities have broad enforcement powers, including the ability to seize or recall products and impose significant criminal, civil and administrative sanctions for violations of these laws and regulations. As noted above, the IRA includes policies that are designed to have a direct impact on drug prices and reduce drug spending by the federal government. Danam is also governed by national and state laws of general applicability, including laws regulating matters of working conditions, health and safety and equal employment opportunity and other labor and employment matters as well as employee benefit, competition and antitrust matters. In addition, Danam could have significant exposure if Danam is found to have infringed another party’s intellectual property rights.

Changes in laws, regulations and policies and the related interpretations and enforcement practices may alter the landscape in which Danam will do business and may significantly affect Danam’s cost of doing business. The impact of new laws, regulations and policies and the related interpretations and enforcement practices generally cannot be predicted, and changes in applicable laws, regulations and policies and the related interpretations and enforcement practices may require extensive system and operational changes, be difficult to implement, increase Danam’s operating costs and require significant capital expenditures. Untimely compliance or noncompliance with applicable laws and regulations could result in the imposition of civil and criminal penalties that could adversely affect the continued operation of Danam’s businesses, including: suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government programs, including the Medicare and Medicaid programs; loss of licenses; and significant fines or monetary penalties. Any failure to comply with applicable regulatory requirements in which Danam will operate could result in significant legal and financial exposure, damage to Danam’s reputation and brand, and have a material adverse effect on Danam’s business operations, financial condition and results of operations.

Danam could be adversely affected by product liability, product recall, personal injury or other health and safety issues.

Danam could be adversely impacted by the supply of defective or expired products, including the infiltration of counterfeit products into the supply chain, errors in re-labeling of products, product tampering, product recall and contamination or product mishandling issues. Through Danam’s pharmacy, wholesale distribution centers, and Danam’s wholesale and manufacturer relationships, upon the closing of the Merger, Danam will also be exposed to risks relating to the products and services Danam will offer. Errors in the dispensing and packaging of pharmaceuticals, including related counseling, and in the provision of other healthcare services could lead to serious injury or death. Product liability or personal injury claims may be asserted against Danam and mandatory or voluntary product recalls may apply to Danam with respect to any of the retail products or pharmaceuticals Danam will sell or services Danam will provide. For example, from time to time, the FDA issues statements alerting patients that products in Danam’s supply chain may contain impurities or harmful substances, and claims relating to the sale or distribution of such products may be asserted against Danam or arise from these statements. Danam could suffer significant reputational damage and financial liability if Danam, or any affiliated entities or third-party healthcare providers that Danam will do business with, experience any of the foregoing health and safety issues or incidents, which could have a material adverse effect on Danam’s business operations, financial condition and results of operations.

Danam could be subject to adverse changes in tax laws, regulations and interpretations or challenges to Danam’s tax positions.

As a corporation operating within the U.S., from time to time, changes in tax laws or regulations may be proposed or enacted that could adversely affect Danam’s overall tax liability. There can be no assurance that changes in tax laws or regulations will not materially and adversely affect Danam’s effective tax rate, tax payments, financial condition and results of operations. Similarly, changes in tax laws and regulations that impact Danam’s customers and counterparties, or the economy generally may also impact Danam’s financial condition and results of operations.

Tax laws and regulations are complex and subject to varying interpretations, and Danam is subject to regular review and audit by tax authorities. Any adverse outcome of such a review or audit could have a negative impact on Danam’s effective tax rate, tax payments, financial condition and results of operations. In addition, the determination of Danam’s income tax provision and other tax liabilities requires significant judgment, and there are many transactions and calculations where the ultimate tax determination is uncertain. The ultimate tax determination may differ from the amounts recorded in Danam’s financial statements and may materially affect Danam’s results of operations in the period or periods for which such determination is made. Any significant failure to comply with applicable tax laws and regulations in all relevant jurisdictions could give rise to substantial penalties and liabilities. Any changes in enacted tax laws, rules or regulatory or judicial interpretations; or any change in the pronouncements relating to accounting for income taxes could materially and adversely impact Danam’s effective tax rate, tax payments, financial condition and results of operations.

Risks Related to Danam’s Intellectual Property

Despite the actions Danam will take to defend and protect its intellectual property, upon the closing of the Merger, Danam may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its solutions. Danam’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

The success of Danam’s products and its business, upon the closing of the Merger, depend in part on Danam’s ability to obtain patents and other intellectual property rights and maintain adequate legal protection for its products in the United States and other international jurisdictions. Danam will rely on a combination of patent, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights, all of which provide only limited protection.

Danam cannot assure that any patents will be issued with respect to its currently pending patent applications or that any trademarks will be registered with respect to its currently pending applications in a manner that gives Danam adequate defensive protection or competitive advantages, if at all, or that any patents issued to Danam or any trademarks registered by it will not be challenged, invalidated or circumvented. Danam has filed for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which it operates or in which Danam seeks to enforce its intellectual property rights, or may be difficult to enforce in practice. Danam’s currently-issued patents and trademarks, upon the closing of the Merger, and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Upon the Closing of the Merger, Danam’s foreign intellectual property portfolio will not as comprehensive as its U.S. intellectual property portfolio and may not protect its intellectual property in some countries where its products are sold or may be sold in the future. Danam cannot be certain that the steps it has taken will prevent unauthorized use of its technology or the reverse engineering of its technology. Moreover, others may independently develop technologies that are competitive to Danam or infringe Danam’s intellectual property.

Protecting against the unauthorized use of Danam’s intellectual property, products and other proprietary rights is expensive and difficult, particularly internationally. Danam believes that its patents are foundational in the area of healthcare products and intends to enforce the intellectual property portfolio, upon the Closing of the Merger. Unauthorized parties may attempt to copy or reverse engineer Danam’s healthcare technology or certain aspects of Danam’s solutions that it considers proprietary. Litigation may be necessary in the future to enforce or defend Danam’s intellectual property rights, to prevent unauthorized parties from copying or reverse engineering its solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States.

Any such litigation, whether initiated by Danam or a third party, could result in substantial costs and diversion of management resources, either of which could adversely affect Danam’s business, operating results and financial condition. Even if it obtains favorable outcomes in litigation, Danam may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering its solutions.

Further, many of Danam’s competitors have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than Danam has. Attempts to enforce its rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against Danam or result in a holding that invalidates or narrows the scope of Danam’s rights, in whole or in part. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which Danam’s products will be available and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect Danam’s intellectual property rights could result in Danam’s competitors offering similar products, potentially resulting in the loss of some of Danam’s competitive advantage and a decrease in its revenue, which would adversely affect Danam’s business, operating results, financial condition and prospects.

Third-party claims that Danam is infringing intellectual property, whether successful or not, could subject it to costly and time-consuming litigation or expensive licenses, and its business could be adversely affected.

Although Danam will hold key patents related to its products upon the Closing of the Merger, a number of companies, both within and outside of the healthcare industry, hold other patents covering aspects of healthcare products. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets.

As a result, there is frequent litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. Danam in the future may receive inquiries from other intellectual property holders and may become subject to claims that it infringes their intellectual property rights, particularly as Danam expands its presence in the market, expands to new use cases and faces increasing competition. In addition, parties may claim that the names and branding of Danam’s products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, Danam may have to change the names and branding of its products in the affected territories and it could incur other costs.

Danam will have a number of agreements in effect, upon the Closing of the Merger, pursuant to which it has agreed to defend, indemnify and hold harmless its customers, suppliers, and channel partners and other partners from damages and costs which may arise from the infringement by Danam’s products of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Danam’s insurance may not cover all intellectual property infringement claims. A claim that its products infringe a third party’s intellectual property rights, even if untrue, could adversely affect Danam’s relationships with its customers, may deter future customers from purchasing its products and could expose Danam to costly litigation and settlement expenses. Even if Danam is not a party to any litigation between a customer and a third party relating to infringement by its products, an adverse outcome in any such litigation could make it more difficult for Danam to defend its products against intellectual property infringement claims in any subsequent litigation in which it is a named party. Any of these results could adversely affect Danam’s brand and operating results.

Danam may in the future need to initiate infringement claims or litigation in order to try to protect its intellectual property rights. In addition to litigation where Danam is a plaintiff, Danam’s defense of intellectual property rights claims brought against it or its customers, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force Danam to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires Danam to pay substantial damages or obtain an injunction, and Danam may also lose the opportunity to license its technology to others or to collect royalty payments. An adverse determination also could invalidate or narrow Danam’s intellectual property rights and adversely affect its ability to offer its products to its customers and may require that Danam procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect Danam’s business, reputation, operating results, financial condition and prospects.

Danam’s intellectual property applications for registration may not issue or be registered, which may have a material adverse effect on Danam’s ability to prevent others from commercially exploiting products similar to Danam’s.

Danam cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as Danam has, Danam may not be entitled to the protection sought by the patent application. Danam also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent or the timing of any approval or grant of a patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, Danam cannot be certain that the patent applications that it intends to file will issue, or that its issued patents, upon the Closing of the Merger, will afford protection against competitors with similar technology. In addition, Danam’s competitors may design around Danam’s issued patents upon the Closing of the Merger, which may adversely affect Danam’s business, prospects, financial condition and operating results.

In addition to patented technology, Danam will rely on its unpatented proprietary technology, trade secrets, designs, experiences, work flows, data, processes, software and know-how.

Danam will rely on proprietary information (such as trade secrets, designs, experiences, work flows, data, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that Danam believes is best protected by means that do not require public disclosure. Danam generally will seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with its employees, consultants, contractors and third parties. However, Danam may fail to enter into the necessary agreements, and even once entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of its proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Danam will have limited control over the protection of trade secrets used by its current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, Danam’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that its employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for Danam, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time- consuming litigation could be necessary to enforce and determine the scope of Danam’s proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where Danam operates may afford little or no protection to its trade secrets.

Danam also will rely on physical and electronic security measures to protect its proprietary information, but it cannot provide assurance that these security measures will not be breached or provide adequate protection for its property. There is a risk that third parties may obtain and improperly utilize Danam’s proprietary information to its competitive disadvantage. Danam may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce its intellectual property rights.

Danam may be subject to damages resulting from claims that it or its current or former employees have wrongfully used or disclosed alleged trade secrets of its employees’ former employers. Danam may be subject to damages if its current or former employees wrongfully use or disclose Danam’s trade secrets.

Danam may be subject to claims that it or its current or former employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of a current or former employee’s former employers. Litigation may be necessary to defend against these claims. If Danam fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent Danam’s ability to commercialize its products, which could severely harm its business. Even if Danam is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Risks Related to Being a Public Company

Danam will incur increased costs as a result of operating as a public company, and its management will devote substantial time to compliance with its public company responsibilities and corporate governance practices.

If Danam completes the Merger and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company. As a public company, Danam will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq, and other applicable securities rules and regulations, which impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Danam’s management and other personnel will need to devote a substantial amount of time to these public company requirements. Moreover, Danam expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. Danam may need to hire additional legal, accounting and financial staff with appropriate public company experience and technical accounting knowledge and maintain an internal audit function.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations and may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Danam intends to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If Danam’s efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against Danam and its business may be adversely affected.

The rules and regulations applicable to public companies will make it more expensive for Danam to obtain and maintain director and officer liability insurance. These factors could also make it more difficult for Danam to attract and retain qualified members of its board of directors, particularly to serve on New Danam’s audit committee and compensation committee, and qualified executive officers.

Danam’s management team has limited experience managing a public company.

Most of the members of Danam’s management team have limited to no experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Danam’s management team has not worked together at prior companies that were publicly traded and the team may not successfully or efficiently manage their new roles and responsibilities.

Danam’s ability to be successful following the Merger will depend upon the efforts of Danam’s board of directors and key personnel and the loss of such persons could negatively impact the operations and profitability of Danam’s post-Merger business.

Danam’s ability to be successful following the Merger will be dependent upon the efforts of Danam’s board of directors and key personnel. Assure cannot guarantee that Danam’s board of directors and key personnel will be effective or successful or remain with Danam. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause Danam’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Merger Agreement, Assure’s public shareholders immediately prior to the closing of the Merger will own approximately 10% of the outstanding equity interests of New Danam at closing of the Merger and Assure’s management will not be engaged in the management of Danam’s business. Accordingly, the future performance of Danam will depend upon the quality of the post-Merger board of directors, management and key personnel of Danam.

Assure’s shareholders and Danam’s shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If Danam is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Assure’s shareholders and Danam’s shareholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent Danam is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

Because Danam will become a publicly traded company through a merger as opposed to an underwritten public offering, no underwriter has conducted due diligence in connection with the Merger.

In an underwritten public offering, underwriters typically conduct due diligence on the issuer in order to establish a due diligence defense against liability claims under federal securities laws. Because Assure is already a publicly traded company, no underwriter has conducted due diligence in connection with the Merger. While sponsors, private investors and management in a merger undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.

Risks Related to Ownership of Danam’s Shares

Nevada State Law and Assure’s bylaws include anti-takeover provisions.

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition arguably could benefit our shareholders.

Nevada’s “combinations with interested shareholders” statutes, Nevada Revised Statues (“NRS”) 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested shareholder” for two years after such person first becomes an “interested shareholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested shareholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested shareholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested shareholder after the expiration of four years after the person first became an interested shareholder. For purposes of these statutes, an “interested shareholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested shareholder.” These statutes generally apply to Nevada corporations with 200 or more shareholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested shareholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested shareholder on or before the effective date of the amendment. We have made such an election in our original articles of incorporation.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.379, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more shareholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

The following provisions of our articles of incorporation and bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our board of directors:

●	no cumulative voting in the election of directors, which limits the ability of minority shareholders to elect director candidates;
●	the right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, with our shareholders only allowed to fill such a vacancy if not filled by the board;
●	the ability of our board of directors to alter our bylaws without obtaining shareholder approval; and
●	the requirement that a Special Meeting of shareholders may be called only by either (i) the directors; (ii) the chairman of the board; or (iii) the chief executive officer.

Claims for indemnification by Danam’s directors and officers may reduce Danam’s available funds to satisfy successful third-party claims against Danam and may reduce the amount of money available to Danam.

The NRS empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

Pursuant to our articles, we may indemnify each of our present and future directors, officers, employees or agents who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the

Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees or agents of the Company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Company, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

If, following the Merger, securities or industry analysts do not publish or cease publishing research or reports about Danam, its business, or its market, or if they change their recommendations regarding Danam’s securities adversely, the price and trading volume of Danam’s securities could decline.

The trading market for Danam’s securities will be influenced by the research and reports that industry or securities analysts may publish about Danam, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on Danam. If no securities or industry analysts commence coverage of Danam, Danam’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover Danam change their recommendation regarding Danam common stock adversely, or provide more favorable relative recommendations about Danam’s competitors, the price of shares of Danam common stock would likely decline. If any analyst who may cover Danam were to cease coverage of Danam or fail to regularly publish reports on it, Danam could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

There can be no assurance that Danam common stock that will be issued in connection with the Merger will be approved for listing on Nasdaq or, if approved, will continue to be so listed following the Closing of the Merger, or that Danam will be able to comply with the continued listing standards of Nasdaq.

In connection with the Closing of the Merger, Danam’s common stock will be listed on Nasdaq under the symbol [●]. If, after the Merger, Nasdaq delists Danam’s shares from trading on its exchange for failure to meet the listing standards, Danam and its shareholders could face significant material adverse consequences including, but not limited to:

●	a limited availability of market quotations for Danam’s securities;
●	reduced liquidity for Danam’s securities;
●	a determination that Danam common stock is a “penny stock” which will require brokers trading in Danam common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Danam common stock;
●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because Danam common stock is listed on Nasdaq, it is a covered security. Although the states are preempted from regulating the sale of Danam securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Assure is not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Danam was no longer listed on Nasdaq, Danam’s securities would not be covered securities and Danam would be subject to regulation in each state in which Danam offers its securities.

An active market for Danam’s securities may not develop, which would adversely affect the liquidity and price of Danam’s securities.

The price of Danam’s securities may vary significantly due to factors specific to Danam as well as to general market or economic conditions. Furthermore, an active trading market for Danam’s securities may never develop or, if developed, it may not be sustained. Holders of Danam’s securities may be unable to sell their securities unless a market can be established and sustained.

The market price of Danam common stock may decline as a result of the Merger or other market factors.

If the perceived benefits of the Merger do not meet the expectations of investors or securities analysts, the market price of Assure’s securities prior to the Closing may decline. The market values of Danam’s securities at the time of the Merger may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/ prospectus, or the date on which Assure’s shareholders vote on the Merger.

In addition, following the Merger, fluctuations in the price of Danam’s securities could contribute to the loss of all or part of your investment. Prior to the Merger, there has not been a public market for Danam common stock. Accordingly, the valuation ascribed to Danam may not be indicative of the price that will prevail in the trading market following the Merger. If an active market for Danam’s securities develops and continues, the trading price of Danam’s securities following the Merger could be volatile and subject to wide fluctuations in response to various factors, some of which will be beyond Danam’s control. Any of the factors listed below could have a material adverse effect on your investment in Danam’s securities and Danam’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Danam’s securities may not recover and may experience a further decline.

The market price of Danam common stock may decline as a result of the Merger and for a number of other reasons including if:

●	investors react negatively to the prospects of Danam’s business and the prospects of the Merger;
●	the effect of the Merger on Danam’s business and prospects is not consistent with the expectations of financial or industry analysts;
●	Danam does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts;
●	actual or anticipated fluctuations in Danam’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
●	changes in the market’s expectations about Danam’s operating results;
●	success of competitors;
●	changes in financial estimates and recommendations by securities analysts concerning Danam or the transportation industry in general;

●	operating and share price performance of other companies that investors deem comparable to Danam;
●	Danam’s ability to market new and enhanced products and technologies on a timely basis;
●	changes in laws and regulations affecting Danam’s business;
●	Danam’s ability to meet compliance requirements;
●	commencement of, or involvement in, litigation involving Danam;
●	changes in Danam’s capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of Danam’s shares of common stock available for public sale; or
●	any major change in Danam’s board of directors or management.

Future sales, or the perception of future sales, by Danam or its shareholders in the public market following the Merger could cause the market price for Danam common stock to decline.

The sale of shares of Danam common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of Danam common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for Danam to sell Equity Securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Merger, it is currently expected that Danam will have a total of 90,000,000 shares of Danam common stock outstanding, assuming no Subsequent Pre-Closing Financing or Danam Pre-Closing Financing that would result in a Cash Financing Adjustment, Debt Financing Adjustment, or Danam Financing Adjustment. All shares currently held by Assure public shareholders and all of the shares issued in the Merger to existing Danam shareholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than Danam’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including Danam’s directors, executive officers and other affiliates.

In connection with the Merger, certain existing Danam shareholders, who are expected to collectively own 81,000,000 shares of Danam common stock following the Merger (based on the above assumptions and Danam’s current stock holdings), have agreed with Assure, subject to certain exceptions, not to dispose of or hedge any of their shares of Danam common stock or securities convertible into or exchangeable for shares of Danam common stock during the period from the date of the Closing continuing through [●].

In addition, the shares of Danam common stock reserved for future issuance under the proposed Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. Assuming the Merger Proposal and the Nasdaq Proposal are approved and subject to approval by shareholders, the proposed Incentive Plan will initially reserve up to a number of shares of Danam common stock equal to [ten percent] of the total number of issued and outstanding shares of Danam common stock immediately following the Closing of the Merger for issuance pursuant to awards granted in accordance with the terms of the Incentive Plan. Danam is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of Danam common stock or securities convertible into or exchangeable for shares of Danam common stock issued pursuant to the Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is expected to cover shares of Danam common stock.

In the future, Danam may also issue its securities in connection with investments or acquisitions. The amount of shares of Danam common stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of Danam common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to Danam shareholders.

Danam will qualify as an “emerging growth company” as well as a smaller reporting company within the meaning of the Securities Act, and if Danam takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make Danam’s securities less attractive to investors and may make it more difficult to compare Danam’s performance with other public companies.

Following the closing of the Merger, Danam will qualify as an “emerging growth company” within the meaning of the Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, Danam may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as Danam continues to be an emerging growth company, including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in Danam’s periodic reports and proxy statements and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, Danam’s shareholders may not have access to certain information they may deem important. Danam will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Danam common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which Danam has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (ii) the date on which Danam has issued more than $1 billion in non-convertible debt in the prior three- year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Assure common stock in the Assure IPO. Assure cannot predict whether investors will find Danam’s securities less attractive because it will rely on these exemptions. If some investors find Danam’s securities less attractive as a result of its reliance on these exemptions, the trading prices of Danam’s securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Assure has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Assure and, after the Merger, Danam, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Danam’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, Danam will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Danam will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Danam common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of Danam common stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent Danam takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

The unaudited pro forma financial information included herein may not be indicative of what Danam’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what Danam’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated.

PARTIES TO THE MERGER

Assure

Assure is a provider of remote neurology services and IONM. Assure delivers a turnkey suite of clinical and operational services to support surgeons and medical facilities during invasive surgical procedures. IONM has been well established as a standard of care and risk mitigation tool for various surgical verticals such as neurosurgery, spine, cardiovascular, orthopedic, ENT, and other surgical procures that place the nervous system at risk. Accredited by The Joint Commission, Assure’s mission is to provide exceptional surgical care and help make invasive surgeries safer. Assure’s strategy focuses on utilizing best of class personnel and partners to deliver outcomes that are beneficial to all stakeholders including patients, surgeons, hospitals, insurers, and shareholders. The mailing address of Assure’s principal executive office is 7887 E. Belleview Ave., Suite 240, Denver, Colorado 80111, and its telephone number is (720) 287-3093. For more information about Assure, see the sections entitled “Information About Assure” and “Assure’s Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Merger Sub

Merger Sub is a wholly-owned subsidiary of Assure, formed on February 12, 2024, to consummate the Merger. On the closing date, Merger Sub will merge with and into Danam, with Danam surviving the Merger as a wholly-owned subsidiary of Assure. The mailing address of Merger Sub’s principal executive office is 7887 E. Belleview Ave., Suite 240, Denver, Colorado 80111. Its telephone number is (720) 287-3093. After the consummation of the Merger, Merger Sub will cease to exist as a separate legal entity.

Danam

Founded in 2022, Danam is a parent company of several strategic businesses centered around pharmaceuticals and healthcare services. As a micro health ecosystem, Danam’s portfolio of companies consists of a pharmacy, wholesale operations, and a technology division with a novel platform for hub and clinical services. The mailing address of Danam’s principal executive office is 3000 Bayport Drive, Suite 950 Tampa, FL 33607, and its telephone number is (408) 459-7579. For more information about Danam, see the sections entitled “Information About Danam” and “Danam’s Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

As of the date of this proxy statement/prospectus, Danam is a holding company with no operations. Danam is currently a party to two binding agreements regarding its acquisition of two subsidiaries — Wood Sage and Wellgistics — that are still in the process of completion. The Danam Acquisitions consist of separate definitive agreements whereby Danam or a subsidiary will acquire all of the membership interests of both entities. Both of these agreements contain closing conditions that Danam must concurrently establish a publicly traded status, which will happen concurrently with the closing of the Merger Agreement. While Danam, Wood Sage, and Wellgistics being separate entities, the three businesses share common office space, comarket their solutions to the marketplace, and leverage financial and back-office support. Management of Danam believes that these close business relationships will result in limited need for post-closing integration.

THE SPECIAL MEETING

General

Assure is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the board of directors for use at the Special Meeting to be held on [●], 2024 and at any adjournment or postponement thereof. This proxy statement/prospectus is being first mailed on or about [●], 2024 to all shareholders of record of Assure as of [●], 2024, which is the Record Date. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time, and Place

The Special Meeting will be held on [●], 2024 at [●] Mountain Time at [●], unless postponed or adjourned to a later date. You will be able to attend, vote your shares, and submit questions during the Special Meeting.

Only shareholders who own shares of Assure common stock as of the close of business on the Record Date will be entitled to attend the Special Meeting. You will not be able to vote or submit questions unless you register for and log in to the Special Meeting webcast as described herein.

Voting Power and Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Assure common stock at the close of business on [•], 2024 which is the Record Date. You are entitled to one vote for each share of Assure common stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 9,000,000 shares of Assure common stock outstanding.

Non-Registered Holders

The information set out in this section is important to many stockholders as a substantial number of stockholders do not hold their shares in their own name. Only registered stockholders or duly appointed proxyholders for registered stockholders are permitted to vote in person at the Special Meeting. Most of the stockholders are “non-registered” stockholders (each a “Non-Registered Holder”) because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares.

More particularly, a person is a Non-Registered Holder in respect of shares which are held on behalf of that person but which are registered either (a) in the name of an intermediary (the “Intermediary”) that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP’s, RRIF’s, RESP’s and similar plans), or (b) in the name of a clearing agency (such as, in the United States, shares registered in the name of “Cede & Co.”, the registration name of The Depository Trust Company (“DTC”), or in Canada, shares registered in the name of “CDS & Co.”, the registration name of The Canadian Depository for Securities Limited (“CDS”)) of which the Intermediary is a participant. As noted below, in accordance with Regulation 14A under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the requirements of National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”) of the Canadian Securities Administrators, the Company will be mailing the Notice of Special Meeting, this Proxy Statement and the form of Proxy Card/voting instruction form (collectively, the “Special Meeting Materials”), directly to certain non-objecting Non-Registered Holders and in certain instances has distributed the Special Meeting Materials to the clearing agencies and Intermediaries for onward distribution to objecting Non-Registered Holders. Intermediaries are required to provide the Special Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Special Meeting Materials to Non-Registered Holders. Generally, if you are a Non-Registered Holder and you have not waived the right to receive the Special Meeting Materials you will either:

(a)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted to the number of shares beneficially owned by you, but which is otherwise not complete. Because the Intermediary has already signed the proxy, this proxy is not required to be signed by you when submitting it. In this case, if you wish to submit a proxy you should otherwise properly complete the executed proxy provided and mail it as provided in the instructions of the Intermediary or its service company; or
(b)	more typically, a Non-Registered Holder will be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “proxy”, “proxy authorization form” or “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one-page pre-printed form. Sometimes, instead of the one-page printed form, the voting instruction form will consist of a regular printed proxy accompanied by a page of instructions that contains a removable label containing a bar-code and other information. In order for the proxy to validly constitute a voting instruction form, the Non-Registered Holder must remove the label from the instructions and affix it to the proxy, properly complete and sign the proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares that they beneficially own. If you are a Non-Registered Holder and you wish to vote at the Special Meeting as proxyholder for the shares owned by you, you should strike out the names of the designated proxyholders named in the proxy authorization form or voting instruction form and insert your name in the blank space provided. In either case, you should carefully follow the instructions of your Intermediary, including when and where the proxy, proxy authorization or voting instruction form is to be delivered.

The Special Meeting Materials are being made available to both registered stockholders and Non-Registered Holders. The Company is sending the Special Meeting Material directly to Non-Registered Holders who have not objected to the Intermediary through which their shares are held disclosing ownership information about themselves to the Company (“NOBO’s”) under Regulation 14A of the Exchange Act. If you are a NOBO, and the Company or its agent has sent you the Special Meeting Materials, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary on your behalf. If you are a Non-Registered Holder who has objected to the Intermediary through which your shares are held disclosing ownership information about you to the Company (an “OBO”), your Intermediary will be forwarding you the Special Meeting Materials in accordance with the requirements of Regulation 14A and the Company will be covering the cost of such mailings.

Voting at Special Meeting

Registered stockholders and appointed proxyholders will be given a ballot to vote at the Special Meeting. Stockholders who wish to appoint a third-party proxyholder to attend the Special Meeting and submit votes during the Special Meeting must provide their third-party proxyholders with a valid, signed proxy for submission at the Special Meeting to receive a ballot. If you are a Non-Registered Holder and wish to vote your shares at Special Meeting, you will need to obtain a valid, signed proxy naming yourself as proxyholder from your Intermediary. By doing so, you are instructing your Intermediary to appoint you as proxyholder

Matters to be Considered at the Special Meeting

At the Special Meeting, Assure is asking its shareholders to consider and vote upon:

●	the Merger Proposal: to approve and adopt the Merger Agreement, by and among Assure, Merger Sub, and Danam, and approve the transactions contemplated thereby, including the Merger of Merger Sub with and into Danam, with Danam continuing as the surviving corporation and as a wholly-owned subsidiary of Assure;
●	the Reverse Stock Split Proposal: to consider and vote upon a proposal to approve an amendment to Assure’s articles of incorporation to effect a reverse stock split at a ratio not less than 1-for-5 and not greater than 1-for-100, with the exact ratio to be set within that range at the discretion of Assure’s board of directors without further approval or authorization of Assure’s shareholders;
●	the Name Change Proposal: to consider and vote upon a proposal to approve an amendment to Assure’s articles of incorporation to change the name of the corporation from “Assure Holdings Corp.” to “Danam Health Holding Corporation;”

●	the Election of Directors Proposal: to consider and vote to elect five (5) directors to serve on New Danam’s board of directors until their respective successors are duly elected and qualified;
●	the Nasdaq Proposal: to authorize and approve (i) the issuance of shares of New Danam common stock in connection with the Merger, pursuant to the terms of the Merger Agreement, which will represent more than 20% of Assure’s issued and outstanding shares of common stock immediately prior to the Merger, and (ii) the change of control of Assure resulting from the Merger, pursuant to Nasdaq Listing Rule 5635;
●	the Incentive Plan Proposal: to authorize and approve the Amended and Restated Stock Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, which will replace Assure’s 2021 Stock Incentive Plan and become effective upon the Closing of the Merger; and
●	the Adjournment Proposal: to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the proposals.

Recommendation of Assure’s Board of Directors

Assure’s board of directors has unanimously determined that each of the proposals is fair to and in the best interests of Assure and its shareholders, and has unanimously approved such proposals. Assure’s board of directors unanimously recommends that shareholders:

●	vote “FOR” the Merger Proposal;
●	vote “FOR” the Reverse Stock Split Proposal;
●	vote “FOR” the Name Change Proposal;
●	vote “FOR” the Election of Directors Proposal;
●	vote “FOR” the Nasdaq Proposal;
●	vote “FOR” the Incentive Plan Proposal; and
●	vote “FOR” the Adjournment Proposal, if it is presented at the Special Meeting.

When you consider the recommendation of Assure’s board of directors in favor of approval of the proposals, you should keep in mind that Assure’s officers and the members of Assure’s board of directors have interests in the Merger that may be different from, in addition to, or which may conflict with your interests as a shareholder, and may be incentivized to complete a merger that is less favorable to shareholders. See the section entitled “Proposal No. 1 — The Merger Proposal — Interests of Assure’s Directors and Officers and Others in the Merger” for a further discussion.

Voting Power and Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Assure common stock at the close of business on [●], 2024 which is the Record Date. You are entitled to one vote for each share of Assure common stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 9,000,000 shares of Assure common stock outstanding.

Quorum

A quorum of Assure shareholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if one-third (33 and 1/3%) of the Assure common stock outstanding and entitled to vote at the Special Meeting is represented in person (via online attendance) or by proxy at the Special Meeting. If a quorum is not present, Special Meeting will be adjourned until the holders of the number of shares of Assure common stock required to constitute a quorum attend, whether in person (via online attendance) or by proxy.

Abstentions and Broker Non-Votes

Abstentions with respect to a proposal are counted for the purposes of establishing a quorum but are not counted as votes “cast” on the proposal. Since Assure’s bylaws state that matters presented at a meeting of the shareholders must be approved by the majority of the votes “cast” on the matter, a properly executed proxy card marked “ABSTAIN” with respect to a proposal will not be considered a vote “cast” and will have no effect on the outcome of the proposal.

Banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that are “non-routine.” This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter.

If any of the proposals are considered non-routine, banks, brokers or other nominees will not have discretionary authority to vote on such proposal before the Special Meeting. If you hold your shares of Assure common stock in “street name,” your shares will not be represented on any non-routine matters and will not be voted on any such matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the non-routine proposals before the Special Meeting unless they have received voting instructions from the beneficial owners.

Required Vote for Proposals

The approval of the Merger Proposal, the Reverse Stock Split Proposal, the Name Change Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal each require the affirmative vote of the majority of the votes “cast” in person (via online attendance) or by proxy, and entitled to vote thereon, at the Special Meeting. The approval of the Election of Directors Proposal requires the affirmative vote of a plurality of the votes cast at the Special Meeting.

If the Merger Proposal is not approved, the Reverse Stock Split Proposal, the Name Change Proposal, the Election of Directors Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal will not be presented to the Assure shareholders for a vote. The approval of the Merger Proposal, the Reverse Stock Split Proposal, the Name Change Proposal, the Election of Directors Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal are preconditions to the consummation of the Merger. The Reverse Stock Split Proposal, the Name Change Proposal, the Election of Directors Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal are conditioned on the approval of the Merger Proposal (and the Merger Proposal is conditioned on the approval of the other proposals). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Vote of the Assure Officers and Directors

The Assure Supporting Shareholders, including Assure’s officers and directors, have entered into an agreement to vote their shares of Assure common stock in favor of the Merger. As of May 1, 2024, the Assure Supporting Shareholders collectively owned approximately 3.8% of the total issued and outstanding shares of Assure common stock.

Voting Your Shares

The proxy accompanying this proxy statement/prospectus is solicited on behalf of Assure Board for use at the Assure special meeting.

If, as of the record date referred to above, your shares were registered directly in your name with the transfer agent for Assure’s common stock, then you are a stockholder of record. Whether or not you plan to attend the Assure special meeting, Assure urges you to fill out and return the proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

The procedures for voting are as follows:

●	If you are a stockholder of record, you may vote at the Assure special meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the internet or by telephone. Whether or not you plan to attend the Assure special meeting, Assure encourages you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Assure special meeting, you may still attend the Assure special meeting and vote during the special meeting. In such case, your previously submitted proxy will be disregarded.
●	To vote at the Assure special meeting, attend the Assure special meeting and follow the instructions to vote at the special meeting.
●	To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the Assure special meeting, Assure will vote your shares in accordance with the proxy card.
●	To vote by proxy over the internet, follow the instructions provided on the proxy card.
●	To vote by telephone, you may vote by proxy by calling the toll-free number found on the proxy card.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Assure special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy.

Assure provides internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

If you do not give instructions to your broker, your broker cannot vote your Assure shares during the Special Meeting for anything besides the Reverse Stock Split Proposal and the Name Change Proposal because all the other proposals are considered “non-discretionary,” non-routine items.

All properly executed proxies that are not revoked will be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting in accordance with the instructions contained in the proxy. If a holder of share of common stock of Assure executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” all of the proposals in accordance with the recommendation of Assure Board.

Revoking Your Proxy; Changing Your Vote

If you are a record owner of your shares, you may revoke your vote/proxy and change your vote at any time before the polls close at the Special Meeting. You may do this by:

●	going online and completing a new proxy at [●];

●	calling [●] and changing your vote;
●	requesting and signing another proxy card with a later date and mailing it using the postage-paid envelope provided, so long as it is received prior to [●] Mountain Time on [●], 2024;
●	signing and delivering a written notice of revocation (in the same manner as a proxy is required to be executed as set out in the notes to the proxy card) to the Assure’s CEO, John Farlinger, at Assure Holdings Corp., 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111 prior to [●] Mountain Time on [●], 2024, on the day of the Special Meeting, prior to its commencement, or with the chair of the Special Meeting; or
●	attending the Special Meeting and voting in person through a ballot.

Shareholders whose shares are held in “street name” should refer to the instructions received from their bank, broker or other nominee if they wish to change their vote.

Proxy Solicitation

Assure is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Assure and its directors, officers, and employees may also solicit proxies in person. These individuals will receive no additional compensation for their services other than their regular compensation. Upon request, Assure will reimburse brokers, dealers, banks, voting trustees and their nominees who are holders of record of Assure’s common stock on the Record Date for the reasonable expenses incurred in mailing copies of the Special Meeting materials to the beneficial owners of such shares. Assure will file with the SEC all scripts and other electronic communications as proxy soliciting materials and will bear the cost of the solicitation.

Assure has engaged Advantage Proxy to assist in the proxy solicitation process for a fee of $[●], plus disbursements.

Appraisal Rights

Under Nevada law, Assure shareholders do not have appraisal rights in connection with the Merger or the other proposals.

Under the DGCL, Danam stockholders are entitled to appraisal rights in connection with the Merger.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Assure common stock, you may contact Advantage Proxy, Assure’s proxy solicitor, at 877-870-8565 or by email at ksmith@advantageproxy.com.

PROPOSAL NO. 1 — THE MERGER PROPOSAL

Overview

Holders of Assure common stock are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Assure shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. The Merger Agreement is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to carefully read the Merger Agreement in its entirety before voting on this proposal.

Because Assure is holding a shareholder vote on the Merger, Assure may consummate the Merger only if it is approved by the affirmative vote of the majority of the votes cast in person (via online attendance) or by proxy, and entitled to vote thereon, at the Special Meeting

The Merger Agreement

The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A, which is incorporated herein by reference. Shareholders and other interested parties are urged to read the Merger Agreement in its entirety carefully (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Merger. The Merger Agreement and all descriptions thereof are being furnished to provide information regarding the terms of the Merger and are not intended to provide any factual information regarding the parties to the Merger or their respective businesses or affairs.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the Closing of the Merger. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the respective parties. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

In General

On February 12, 2024, Assure entered into the Merger Agreement by and among Assure, Merger Sub, and Danam, pursuant to which, among other things, Merger Sub will merge with and into Danam, with Danam continuing as the surviving corporation and as a wholly-owned subsidiary of Assure. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease.

Merger Consideration

As consideration for the Merger, the Danam shareholders shall collectively be entitled to receive from Assure, in the aggregate, a number of shares of Assure common stock equal to (a) the quotient obtained by dividing (i) the Assure Fully Diluted Share Number by (ii) the Assure Post-Closing Percentage, minus (b) the Assure Fully Diluted Share Number, minus (c) the Adjusted Warrant Share Reserve Number.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by each of Assure, Merger Sub, and Danam. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

Covenants of the Parties

Each party agreed in the Merger Agreement to use its commercially reasonable efforts to effect the Closing and consummate the transactions contemplated by the Merger Agreement. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, including, among other things, those relating to: (i) the provision of access to their properties, books and personnel; (ii) the operation of their respective businesses in the ordinary course of business; (iii) the provision by Danam to Assure of unaudited financial statements for each fiscal quarter between January 1, 2023 and September 30, 2023 (and the comparable period in the prior year) as promptly as reasonably practicable after the signing of the Merger Agreement; (iv) Assure’s public filings; (v) current tax matters; (vi) Nasdaq listing; (vii) notifications of certain breaches or other matters; (viii) the preparation and filing of the registration statement (further described below), (ix) public announcements; (x) confidentiality; (xi) Section 16 of the Exchange Act; (xii) non-solicitation and recommendation of the Merger; (xiii) employee matters; (xiv) litigation relating to the Merger or the Merger Agreement; (xv) Pre-Closing Financing, including the requirement for Assure to obtain $2,500,000 in Pre-Closing Financing through a transaction or series of transactions in which Assure issues and sells securities; (xvi) settlement or other resolution, with prejudice, of all complaints, claims, actions, suits, litigation, proceedings, or governmental or administrative investigations pending or threatened against or affecting Assure, including the Civil Investigative Demands issued to Assure by the DOJ; and (xvii) the Preliminary Shareholder Approval. The Merger Agreement also contains certain customary post-closing covenants regarding (a) maintenance of books and records; (b) future tax matters; and (c) indemnification of directors and officers and the purchase of tail directors’ and officers’ liability insurance.

In the Merger Agreement the parties made customary covenants regarding the registration statement on Form S-4 to be filed by Assure with the SEC. Assure will distribute a proxy statement to seek the consent of its shareholders to, among other things, (i) adopt and approve the Merger Agreement and the transactions contemplated thereby; (ii) approve the issuance of shares in connection with the Merger; (iii) approve the change of control in connection with the Merger; (iv) approve the Incentive Plan; (v) approve the appointment of the members of New Danam’s post-closing board of directors; (vi) approve the Reverse Stock Split; (vii) approve an amendment to Assure’s articles of incorporation changing Assure’s name; (viii) approve such other matters as Assure and Danam shall mutually determine to be necessary or appropriate in order to effect the Merger; and (ix) approve the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Assure.

The parties agreed that New Danam’s board of directors will consist of five directors, each designated prior to the Closing by Danam, at least a majority of whom will be required to qualify as an independent director under Nasdaq rules. The parties also agreed that New Danam’s executive officers will consist of those individuals designated prior to the Closing by Danam. The parties further agreed to take all action necessary to give effect to Danam’s designations of New Danam’s directors and executive officers.

Partial Waiver and Amendment Agreement

On April 8, 2024, Assure entered into the Partial Waiver and Amendment Agreement (the “Waiver Agreement”) by and between Assure, Merger Sub, and Danam, whereby certain covenants relating to the Merger Agreement were waived by Danam in order to continue efforts toward Closing the Merger. Among other items, Assure, Merger Sub, and Danam agreed to amend the Termination Date of the Merger Agreement to July 22, 2024, and include additional waiver conditions. As consideration to entering into the Waiver Agreement Assure issued Danam an unsecured convertible note for principal amount of $1 million. The note accrues interest on the then outstanding principal balance at a rate equal to 10% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. The note has a maturity date of July 22, 2024. Upon the occurrence of certain events, the note is convertible into shares of common stock at the Nasdaq “Minimum Price” in accordance with Listing Rule 5635(d). The note will become immediately due and payable upon the occurrence of an event of default under the note, including but not limited to: a failure to pay, voluntary bankruptcy or insolvency of Assure, involuntary bankruptcy or insolvency proceedings of Assure, breach of the Merger Agreement or termination of the Merger Agreement.

Conditions to Consummation of the Merger

The Merger Agreement contains customary conditions to Closing, including the following mutual conditions of the parties (unless waived): (i) approval of the shareholders of Assure and Danam of the Merger and the other matters requiring shareholder approval; (ii) no legal restraint or prohibition preventing or making illegal the consummations of the Merger and related transactions; (iii) the registration statement having been declared effective by the SEC; and (iv) approval from Nasdaq for the listing of the shares of New Danam’s common stock.

In addition, unless waived by Assure, the obligations of Assure and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by Danam of the Related Agreements (as described in greater detail below), customary certificates and other Closing deliverables: (i) the representations and warranties of Danam being true and correct as of the date of the Merger Agreement and as of the Closing (subject to customary exceptions); (ii) Danam having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with by it on or prior to the date of the Closing; (iii) absence of any Danam Material Adverse Effect and Danam Impairment Effect since the date of the Merger Agreement; (iv) the Approving Danam Shareholders having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Support Agreements at or prior to the Closing, (v) Danam having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Danam Acquisition Agreements at or prior to the Closing; and (vi) all conditions for the Closing of the Danam Acquisitions having been performed or waived in accordance with the Danam Acquisition Agreements and the Danam Acquisitions being consummated at or prior to the Closing.

Finally, unless waived by Danam, the obligations of Danam to consummate the Merger are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by Assure of the Related Agreements, customary certificates and other Closing deliverables: (i) the representations and warranties of Assure and Merger Sub being true and correct as of the date of the Merger Agreement and as of the Closing (subject to customary exceptions); (ii) Assure and Merger Sub having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Merger Agreement required to be performed or complied with by them on or prior to the date of the Closing; (iii) absence of any Assure Material Adverse Effect and Assure Impairment Effect since the date of the Merger Agreement; (iv) the Assure Supporting Shareholders having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Support Agreements at or prior to the Closing; (v) Assure’s common stock having been continually listed on Nasdaq from the time if the Merger Agreement through the Closing; (vi) the Assure Group Members having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the sale transaction (the “Sale Transaction”) pursuant to the definitive contracts and agreements (the “Sale Transaction Agreements”) governing the sale by Assure of certain of its assets as set forth in the asset purchase agreement dated March 11, 2024, as amended on March 26, 2024, no later than thirty (30) days from the date of the Merger Agreement; (vii) all conditions for the Closing of the Sale Transaction having been performed or waived in accordance with the Sale Transaction Agreements and the Sale Transaction having been consummated no later than thirty (30) days from the date of the Merger Agreement; (viii) Assure completing, to the reasonable satisfaction of Assure, the winding down of the provision of neuromonitoring services and remote neuromonitoring services (and any services of the Assure Group related or ancillary thereto) following consummation of the Sale Transaction; (ix) the Reverse Stock Split shall having been consummated; (x) Assure having delivered evidence reasonably acceptable to Danam that all accrued fees, costs, expenses, liabilities, indebtedness or other owed payments of Assure as of immediately prior to the Closing having been paid or otherwise satisfied in full; (xi) Assure having a maximum amount of $500,000 of indebtedness at Closing comprised of trade-based accounts payable; (xii) Assure having settled or otherwise resolved, with prejudice, all complaints, claims, actions, suits, litigation, proceedings, or governmental or administrative investigations pending or threatened against or affecting Assure; (xiii) execution of all applicable Support Agreements and Lock-Up Agreements; and (xiv) Assure having obtained the Preliminary Shareholder Approval no later than April 30, 2024.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including: (i) by mutual written consent of Assure and Danam; (ii) by either Assure or Danam in the event of the other party’s breach if such breach would result in the failure of a Closing condition and if such breach cannot be cured by the earlier of thirty (30) days following written notice of the breach or five (5) business days prior to July 22, 2024 and so long as the terminating party is not also in breach; (iii) by either Assure or Danam if the Merger is not consummated by July 22, 2024, provided that any breach of any covenant or obligation of the party seeking termination is not the cause of the failure of the Closing to occur by July 22, 2024; (iv) by either Assure or Danam if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order or other action has become final and non-appealable; (v) by either Assure or Danam if Assure holds a special meeting of its shareholders to approve the Merger Agreement and the Merger, and the required approvals related to the Merger Agreement and the Merger are not obtained, provided that the failure to obtain the approvals is not proximately caused by any action or failure of Assure that constitutes a breach of the Merger Agreement; (vi) by Danam if Assure’s board of directors (or any committee thereof) (a) withdraws, modifies, or qualifies, in any manner adverse to Danam, the recommendation of the Merger Agreement, the Merger, or any related transactions by Assure’s board of directors or any such committee, (b) recommends or otherwise declares advisable the approval by Assure’s shareholders of any Acquisition Proposal, or (c) resolves, agrees, or proposes to take any such actions; (vii) by Danam if, within ten (10) business days of a tender or exchange offer relating to securities of Assure having been commenced, Assure fails to publicly recommend against such tender or exchange offer; (viii) by Danam if Assure fails to publicly reaffirm its recommendation of the Merger within five (5) business days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to Assure’s shareholders upon a request to do so by Danam; (ix) by Danam if Assure breaches or fails to perform certain of its obligations, as further described in the Merger Agreement; (x) by Danam if Assure’s board of directors (or any committee thereof) formally resolves or publicly authorizes or proposes to take certain actions, as further described in the Merger Agreement; (xi) by Assure, at any time prior to obtaining shareholder approval, in order to accept a Superior Proposal, provided that Assure shall have complied with the related termination requirements set forth in the Merger Agreement.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement (except for certain obligations as set forth in the Merger Agreement) will terminate, and no party to the Merger Agreement will have any further liability to any other party thereto (except for certain matters as set forth in the Merger Agreement). Assure may be required to pay Danam a termination fee of $1,000,000, less the amount of reimbursed expenses previously paid to Danam (the “Termination Fee”), pursuant to the terms of the Merger Agreement, if:

●	Danam terminates the Merger Agreement for any of the following reasons:
●	Assure’s board of directors (or any committee thereof) (a) withdraws, modifies, or qualifies, in any manner adverse to Danam, the recommendation of the Merger Agreement, the Merger, or any related transactions by Assure’s board of directors or any such committee, (b) recommends or otherwise declares advisable the approval by Assure’s shareholders of any Acquisition Proposal, or (c) resolves, agrees, or proposes to take any such actions;
●	within ten (10) business days of a tender or exchange offer relating to securities of Assure having been commenced, Assure fails to publicly recommend against such tender or exchange offer;
●	Assure fails to publicly reaffirm its recommendation of the Merger within five (5) business days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to Assure’s shareholders upon a request to do so by Danam;
●	Assure breaches or fails to perform certain of its obligations, as further described in the Merger Agreement, including Assure’s: (i) obligation to use its commercially reasonable efforts to effect the Closing and consummate the transactions contemplated by the Merger Agreement, (ii) obligations with respect to non-solicitation and recommendation of the Merger in connection with any Acquisition Proposal, (iii) obligation to, as promptly as practicable (and in any event within ten (10) calendar days) after the Registration Statement on Form S-4 is declared effective, call and give notice of the Special Meeting, (iv) obligation to obtain $2,500,000 in pre-closing financing, (v) obligation to settle or otherwise resolve, with prejudice, all complaints, claims, actions, suits, litigation, proceedings, or governmental or administrative investigations pending or threatened against or affecting Assure, including the Civil Investigative Demands issued to Assure by the DOJ, (vi) obligation to obtain the Preliminary Shareholder Approval, and (vii) obligation to complete the Sale Transaction no later than thirty (30) days from the date of the Merger Agreement; or
●	Assure’s board of directors (or any committee thereof) formally resolves or publicly authorizes or proposes to take certain actions, as further described in the Merger Agreement.

●	Assure terminates the Merger Agreement, at any time prior to obtaining shareholder approval, in order to accept a Superior Proposal.

In the event that the Merger Agreement is terminated by Danam due to Assure’s breach, under circumstances in which the Termination Fee is not then payable, Assure will reimburse Danam for all of it fees, costs and expenses incurred by Danam or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the Merger, up to a maximum amount of $250,000.

In the event that the Merger Agreement is terminated by Assure due to Danam’s breach, under circumstances in which the Termination Fee is not then payable, Danam will reimburse Assure for all of its fees, costs and expenses incurred by Assure or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the Merger, up to a maximum amount of $250,000.

Post-Merger Ownership of New Danam

It is anticipated that, upon the completion of the Merger, Assure’s public shareholders will retain an ownership interest of approximately 10% of the outstanding capital stock of New Danam and the Danam shareholders will own approximately 90% of the outstanding capital stock of New Danam. The number of Merger Consideration Shares to be issued will depend on the number of shares of Assure Common Stock outstanding at Closing:

Number of Shares of Assure Common Stock(1)	9,000,000	15,000,000	25,000,000	35,000,000
Number of Merger Consideration Shares(1)	81,000,000	135,000,000	225,000,000	315,000,000
(1)	Numbers are pre-Reverse Stock Split. Assuming a 20-for-1 Reverse Stock Split, the number of shares of Assure Common Stock outstanding would be (i) 450,000, (ii) 750,000, (iii) 1,250,000 and (iv) 1,750,000 and would result in Merger Consideration Shares of (i) 4,050,000, (ii) 6,750,000 (iii) 11,250,000 and (iv) 15,750,000, respectively.

The foregoing ownership percentages with respect to New Danam following the Merger assume no Subsequent Pre-Closing Financing or Danam Pre-Closing Financing that would result in a Cash Financing Adjustment, Debt Financing Adjustment, or Danam Financing Adjustment. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by Assure’s existing shareholders in New Danam will be different.

If the actual facts are different than the assumptions set forth above, the share numbers set forth above will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Related Agreements

The reference to and description of any of the following agreements are qualified in their entirety by reference to the full text of such agreement filed with this proxy statement/prospectus or incorporated by reference herein.

Support Agreements

On April 29, 2024, Assure and Danam entered into the Support Agreements with the Approving Danam Shareholders and the Assure Supporting Shareholders (collectively, the “Supporting Parties”), respectively. Pursuant to the Support Agreements, the Supporting Parties agreed, among other things, to vote all of their shares in favor of, or otherwise approve, the Merger Agreement and the Merger, and to take other certain actions in support of the Merger Agreement and the Merger. The Assure Supporting Shareholders also agreed to vote all of their shares in favor of the other proposals presented to the Assure shareholders at the Special Meeting. The Support Agreements prevent the Supporting Parties from transferring any of their shares between the date of the Support Agreements and the date of the Closing, except for certain permitted transfers where the transferee agrees, in writing, to comply with the Support Agreements. The Approving Danam Shareholders hold, in the aggregate, approximately [●]% of Danam’s outstanding shares, and the Assure Supporting Shareholders hold, in the aggregate, approximately [●]% of Assure’s outstanding shares.

Exchange Agreements

Prior to the Closing of the Merger, Assure will enter into Exchange Agreements with each holder of an outstanding convertible note of Assure and Centurion as the holder of Assure’s outstanding debenture. The Exchange Agreements will provide for the conversion of the convertible notes and the debenture into shares of common stcok of Assure at terms agreed to between the parties.

Lock-Up Agreements

Prior to the Closing of the Merger, Assure will enter into the Lock-Up Agreements with the Assure shareholders who will beneficially own at least one percent (1%) of the issued and outstanding equity securities of New Danam immediately following the Closing of the Merger. The Lock-Up Agreements will provide for a lock-up period commencing on the Closing Date and ending on [●].

Interests of Assure’s Directors and Officers and Others in the Merger

In considering the recommendation of the Assure Board with respect to issuing shares of Assure common stock in the Merger and the other matters to be acted upon by the Assure stockholders at the Assure special meeting, the Assure stockholders should be aware that Assure’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Assure’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

Assure’s executive officer are contractually entitled to severance payments and/or change in control bonus incentive fees as follows:

●	John Farlinger, Chief Executive Officer of Assure, is expected to receive a transaction bonus payment of $125, 000 upon the Closing of the Merger and, upon separation from service to Assure at the Closing of the Merger, is due a severance payment $607,500 pursuant to the terms of his employment agreement.
●	Paul Webster, Chief Financial Officer of Assure, is expected to receive a transaction bonus payment of $45,000 upon the Closing of the Merger and, upon separation from service to Assure at the Closing of the Merger, is due a severance payment $191,250 pursuant to the terms of his employment letter.
●	Additionally, non-officer employees of Assure are expected to be paid severance payments totalling approximately $357,167 and transaction bonus payments totalling approximately $50,000.

After the Effective Time, the combined company will also maintain Assure’s directors and officers insurance policies, including by purchasing any “tail” policies as may be require, with coverage at least as favorable to Assure’s former directors and executive officers as in effect at the Effective Time without any reduction in scope or coverage for six years from the Effective Time.

The Assure Board was aware of these interests and considered them, among other matters, in the decision to approve the Merger Agreement.

Background of the Merger

The following is a brief description of the background of the negotiations between Assure and Danam that summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation between the parties to the Merger Agreement or their representatives.

Between November 22, 2023 and December 16, 2023, the date on which Assure entered into a non-binding letter of intent with Danam, Assure’s management team and representatives of Assure:

●	identified and evaluated with Joseph Gunnar and Co. (“Jospeh Gunnar”), a financial advisors to Assure, 17 potential acquisition target companies; each of which were screened for completion of audit requirement, quality of investor decks, complete data rooms, evaluation of the target market, the company position in the market, initial management interaction and enterprise market value vs asking price for merger;
●	entered into non-disclosure agreements (“NDAs”), containing customary terms regarding confidentiality, without imposing exclusivity or other similar restrictions, with 17 companies that Assure’s management team considered to be potential appropriate acquisition targets (including Danam), to facilitate due diligence review of confidential materials from these companies;
●	completed reviews, and had discussions with management, of 10 such companies that were considered by Assure’s management team to be appropriate targets (including Danam); and
●	negotiated a non-binding letter of intent with one potential target company, being Danam.

Of the potential acquisition targets with which Assure entered into preliminary discussions, Assure proceeded to enter into more substantive negotiations with 3 such companies, inlcuding Danam. The remaining 7 candidates were eliminated.

On November 13, 2023, the board of directors held a meeting at which, among other items of business, the management of Assure presented to the directors a number of potential target companies for a contemplated merger transaction.

On November 22, 2023, management for Assure received information from representatives of Joseph Gunnar and Co. on Danam and the other target companies interested in a merger transaction with Assure.

On November 27, 2023, further communications between management of Assure and representatives Joseph Gunnar discussing the interest of management of Assure in Danam and the other potential targets.

On November 30, 2023, representatives of Joseph Gunnar provided management of Assure addition information on Danam including financial information and financial forecasts.

On November 30, 2023, management for Danam provided a draft non-binding letter of intent to representatives of Joseph Gunnar and management for Assure for review and comment.

On December 5, 2023, management for Danam sent a proposed letter of intent with stated conditions, including a valuation for Danam of $250 million, $2 million of cash on closing and no debt in Assure.

On December 6, 2023, representatives of Jospeh Gunnar communicated with mangement for Assure regarding the conditions of Danam’s letter of intent. Representatives of Joseph Gunnar communicated with management of Danam that a valuation of closer to $150 million at closing would be more appropriate with the possibility of a contingent valuation of an additional $100 million based upon hitting projected revenue milestones in 2024 and 2025.

On December 7, 2023, following consultation with management of Assure, representatives of Joseph Gunnar sent a counter offer to management of Danam, on behalf of Assure, set forth the $150 million valuation at closing.

On December 8, 2023, management of Assure communicated with representatives of Joseph Gunnar on the terms and conditions of the proposed Danam letter of intent.

On December 8, 2023, representatives of Joseph Gunnar communicated with management of Assure regarding key issues presented by management for Danam in the counter letter of intent, including Assure leaving $3.0 million of debt in the combined company at closing of the Merger.

On December 10, 2023, representatives of Joseph Gunnar communicated with management of Assure regarding management of Danam’s desire that Assure present a plan on how Assure will deal with reducing its debt to a near zero balance by the closing of the Merger.

On December 12, 2023, representatives of Joseph Gunnar communicated with management of Assure regarding the wriiten plan on Assure reducing its debt to a near zero balance by closing of the Merger. Jospeh Gunnar also asks management of Assure to finalize the NDA with Danam.

On December 14, 2023, representatives of Joseph Gunnar communicate with management of Assure and Danam that the mutual NDA has been executed and delivered. Representatives of Joseph Gunnar present to management of Danam and Assure a revised draft of the letter of intent.

On December 16, 2023, Assure and Danam entered into a non-binding letter of intent. Both parties and their legal counsels began their respective due diligence reviews.

On December 18, 2023, the board of directors of Assure held a meeting at which, among other items of business, management of Assure and the representative director of the special committee of the Board presented to the directors the status of the transaction with Danam.

On December 20, 2023, an organizational call between management of Assure, management of Danam, their respective lawyers and representatives of Joseph Gunnar was held to discuss timeline, diligence matters and begin drafting the definitive merger agreement.

On December 29 , 2023, an additional organizational call between management of Assure, Danam, their respective lawyers and representatives of Joseph Gunnar was held and the parties discussed due diligence process, execution plan and timeline are the agenda.

On January 3, 2024, representatives of Joseph Gunnar communicated with management of Danam about the status of the transaction and the timeline for completion of the Merger.

On January 3, 2024, management of Assure and management of Danam communicate regarding the state of Assure’s potential asset sale and a draft of the related business combination agreement.

On January 12, 2024, a progress call between management of Assure, Danam, their respective lawyers and representatives of Joseph Gunnar was held and the parties dicussed the status of due diligence, the draft merger agreement and related items.

On January 16, 2024, the board of directors of Assure held a meeting at which, among other items of business, management of Assure and the representative director of the special committee of the Board presented to the directors the status of the transaction with Danam and key transaction terms.

On January 18, 2024, management from Danam, management from Assure and representatives of Joseph Gunnar held a call to discuss financing of the two companies through closing and post-closing.

On January 22, 2024, representatives of Joseph Gunnar communicated with management of Danam regarding the Danam financial information needed for Assure’s fairness opinion.

On January 23, 2024, a progress call between management of Assure, Danam, their respective lawyers and representatives of Joseph Gunnar was held and the parties dicussed the status of due diligence, the draft merger agreement and related items.

On January 25, 2024, management of Assure had an in person meeting with management of Danam in Tampa, Florida, where the parties discussed the status of due diligence, the timeline for the merger and the status of the merger agreement.

On January 29, 2024, the board of directors of Assure held a meeting at which, among other items of business, management of Assure and the representative director of the special committee of the Board presented to the directors the status of the transaction with Danam, key terms in the draft merger agreement, the combined company management team and related matters.

On February 8, 2024, management from Danam communicated with management of Assure regarding due diligence matters and requested materials.

On February 9, 2024, management of Danam and management of Assure held a call to discuss progress on the draft merger agreement and prospective timing.

On February 10, 2024, a meeting of the Assure board of directors was held via teleconference, which representatives of Akerna management, representatives of TMG and legal counsel for Assure attended. At this meeting, Assure’s legal counsel provided a detailed legal review of the Merger Agreement and representatives of TMG provided a presentation regarding its financial analyses of the Merger and the fairness from a financial point of view to Assure of the consideration to be paid by Assure in the Merger. Following such presentations the board of directors held a session of the special committee of the board to discuss the Merger, the Merger Agreement and the financial analyses of MTG and the special committee determined to recommend the Merger and the Merger Agreement to the board of directors as being fair to the stockholders of Assure. The board of directors received the recommendation of the special committee and approved the Merger Agreement and the Merger and determined that the Merger was fair to the Assure stockholders.

On February 11, 2024, management of Assure and management of Danam communicated regarding signing of the Merger Agreement and announcement of the Merger.

On February 12, 2024, Assure and Danam entered into the Merger Agreement.

On March 19, 2024, legal counsel for Danam sent a notice to legal counsel for Assure regarding a potential default by Assure under the Merger Agreement (regarding the timing for gaining approval of an authroized share increase and the timing for filing of the registration statement on Form S-4) and a proposed waiver document and $1 million convertible note to be issued to Danam in consideration of Danam entering into the waiver.

On March 21, 2024, management of Assure and management of Danam communicate regarding the waiver, the terms of the convertible note and the timeline for the Merger.

On March 25, 2024, management for Assure and management of Danam communicate regarding the waiver and approval by the Assure board of directors.

On March 26, 2023, the board of directors of Assure met to discuss, among other items of business, the proposed waiver agreement from Danam and the terms of the convertible note to be issued in relation thereto. The board of directors of Assure considered whether the waiver and convertible note materially impacted the business terms of the Merger and the fairness of the transaction to the stockholders of Assure. The board of directors of Assure authorized management of Assure to negotiate a final waiver and amendment to the Merger Agreement and resolve the final terms of the convertible note up to $1 million in principal value.

On March 27, 2024, management for Assure and management of Danam communicate regarding the proposed timeline for material milestones to complete the Merger in relation to the proposed waiver.

On April 8, 2024, legal counsel for Danam sent a letter to legal counsel for Assure demanding resolution of the potential default and execution of the waiver and issuance of the convertible note.

On April 8, 2024, management for Danam and management of Assure communicate regarding the terms of the waiver and the convertible note.

On April 8, 2024, by way of consent resolution, the board of directors of Assure approved the Waiver Agreement and the $1 million convertible note to be issued to Danam.

On April 8, 2024, the Waiver Agreement was executed by Assure and Danam and Assure issued the $1 million convertible note to Danam.

The Assure Board’s Reasons for the Merger

At a meeting held on February 10, 2024, among other things, (i) the Assure Board unanimously determined that the Merger Agreement, the Merger and other transactions contemplated thereby are advisable, fair to and in the best interests of Assure and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement, (iii) determined to solicit, upon the terms and subject to the conditions set forth in the Merger, the approval of the Assure stockholders of the Merger Agreement, and (iv) approve and adopt the other transactions contemplated by the Merger Agreement and to recommend that the Assure stockholders approve the Merger Proposal, the Reverse Stock Split Proposal, the Name Change Proposal, the Election of Directors Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal.

During the course of its evaluation of the Merger Agreement and the transactions contemplated thereby, the Assure Board held numerous meetings, consulted with Assure’s senior management, legal counsel and financial advisor, and reviewed and assessed a significant amount of information. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Assure Board considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including:

●	the financial condition and prospects of Assure and its current business and the risks associated with continued operations, including Assure’s history of substantial losses, the need for a likely highly dilutive equity capital raise in the near term to fund ongoing operations, the current stock price of the Assure common stock and overall prospects of Assure’s current operations, the timeline for profitable operations and the costs of operating as a public company;
●	the risks and delays associated with, and uncertain value and costs to Assure stockholders of, liquidating Assure, including the uncertainties of continuing cash burn while debt and contingent liabilities are resolved, the likelihood that there would not be sufficient cash upon liquidation to satisfy Assure’s debt obligations resulting in no cash available for distribution to stockholders, uncertainty of timing of release of any remaining cash until contingent liabilities are resolved, and the risks and costs associated with being a shell company prior to any such cash distribution;
●	the risks and challenges of attempting to continue to operate Assure on a stand-alone basis, including the substantial time required and uncertainty to successfully address the ongoing losses of continued operations and challenges in retaining staff with limited cash and projected financial losses;
●	that the Assure Board and its financial advisor undertook a comprehensive and thorough process of reviewing and analyzing potential strategic alternatives and merger partner candidates to identify the opportunity that would, in the Assure Board’s view, create the most value for Assure stockholders;
●	the Assure Board’s belief, after a thorough review of strategic alternatives and discussions with Assure’s senior management, financial advisors and legal counsel, that the Merger is more favorable to Assure stockholders than the potential value that might have resulted from other strategic alternatives available to Assure, including to operate Assure on a stand-alone basis;
●	the Assure Board’s belief that, as a result of arm’s length negotiations with Danam, Assure and its representatives negotiated the best ratio to which Danam was willing to agree, and that the other terms of the Merger Agreement include the most favorable terms to Assure in the aggregate to which Danam was willing to agree;
●	the Assure Board’s consideration of the expected cash resources of the combined company as of the Closing of the Merger, with approximately $5.1 million of cash and cash equivalents on a pro forma basis after giving effect to the Merger;
●	the Assure Board’s view, following a review with Assure’s management of Danam’s current business plan, of the likelihood that the combined company would possess sufficient cash resources at the Closing of the Merger to fund the business of the combined company through upcoming value inflection points;
●	the lack of prospects of and risks associated with finding other strategic candidates;

●	the ability of Assure stockholders to participate in the growth and value creation of the combined company following the Closing of the Merger by virtue of their continued ownership of Assure common stock;
●	the current financial market conditions and historical market prices, volatility, and trading information for Assure common stock the experience of the senior management team and board of directors of the combined company, which will consist of experienced representatives from Danam’s management team and board of directors and one representative from Assure’s Board; and
●	the variety of risks and other countervailing factors related to entering into the Merger Agreement, including the potential effect of termination fees, the substantial expense incurred in connection with the Merger and the risks and uncertainties associated with Danam’s business and various other risks.

The Assure Board also reviewed the terms of the Merger Agreementand related transaction documents, including those described below, and concluded that the terms of the Merger Agreement and related transaction documents, in the aggregate, were reasonable under the circumstances:

●	the calculation of the ratio and the estimated number of shares of Assure common stock to be issued in the Merger;
●	the number and nature of the conditions to Danam’s and Assure’s respective obligations to complete the Merger and the likelihood that the Merger will be completed on a timely basis;
●	the rights of, and limitations on, Assure under the Merger Agreement to consider and engage in discussions regarding unsolicited acquisition proposals under certain circumstances, and the limitations on the Assure Board to change its recommendation in favor of the Merger;
●	the right of Assure to terminate the Merger Agreement to accept an unsolicited Acquisition Proposal in certain circumstances, subject to payment of a termination fee;
●	the conclusion of the Assure Board that the potential termination fee of $250,000, payable by Assure to Danam, the reimbursement by Assure of Danam’s expenses up to a maximum of $1,000,000, and the circumstances when such fees may be payable, were reasonable; and

In the course of its deliberations, the Assure Board also considered a variety of risks and other countervailing factors related to entering into the Merger, including:

●	the potential effect of the $250,000 termination fee payable by Assure to Danam, the potential termination fee up to a maximum of $1,000,000 in reasonable fees and expenses payable by Assure to Merger Sub, in each case, upon the occurrence of certain events and in deterring other potential acquirors from proposing an alternative acquisition proposal that may be more advantageous to Assure stockholders;
●	the prohibition on Assure to solicit alternative acquisition proposals during the pendency of the Merger;
●	the substantial expenses to be incurred by Assure in connection with the Merger;
●	the possible volatility of the trading price of the Assure common stock resulting from the announcement, pendency or completion of the Merger;
●	the risk that the Merger might not be consummated in a timely manner or at all;
●	the fact that the representations and warranties in the Merger Agreement do not survive the Closing of the Merger and the potential risk of liabilities that may arise post-closing;

●	the lack of availability of appraisal rights under Colorado law to holders of Assure common stock which would not allow holders to seek appraisal of the fair value of their shares of Assure common stock; and
●	the various other risks associated with the combined company and the transaction, including those described in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement/prospectus.

The foregoing information and factors considered by the Assure Board are not intended to be exhaustive but are believed to include all of the material factors considered by the Assure Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Assure Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Assure Board may have given different weight to different factors. The Assure Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Assure management team and the legal and financial advisors of Assure, and considered the factors overall to be favorable to, and to support, its determination.

Fairness Opinion

Assure has retained The Mentor Group (“TMG”) as its financial advisor in connection with the Merger. In connection with this engagement, the Assure Board requested that TMG evaluate whether the consideration to be paid by Assure in the Merger is fair, from a financial point of view, to Assure. On TMG, at a meeting of the Assure Board at which the Merger was approved, TMG rendered to the Assure Board an oral opinion, confirmed by delivery of a written opinion dated February 10, 2024, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be paid by Assure in the Merger is fair, from a financial point of view, to Assure.

The Assure Board considered whether to obtain a new fairness opinion in relation to entering into the Partial Waiver Agreement to the Merger Agreement subsequent to the fairness opinion delivered by TMG. The Assure Board determined that such fairness opinion was not necessary in determining that the Partial Waiver Agreement to the Merger Agreement was advisable, fair and in the best interests of Assure and its stockholders for the reason that the business and prospectus of Assure had not materially changed since TMG delivered its fairness opinion.

While the Assure Board believes that the opinion delivered by TMG is still useful in determining the fairness of the Merger to stockholders of Assure due to the factors set forth above, stockholders should note that, the opinion of TMG does not address the current terms of the transaction and Assure stockholders should use caution in relying on such opinion.

The full text of TMG’s written opinion, dated February 12, 2024, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex F and is incorporated into this proxy statement/prospectus by reference. The description of TMG’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of TMG’s opinion. TMG’s opinion was directed and addressed to the Assure Board (in its capacity as such) in connection with its consideration of the Merger. TMG’s opinion did not address the underlying decision of the Assure Board to proceed with or effect the Merger or the relative merits of the Merger as compared to any alternative strategy or transaction that might exist for Assure. TMG’s opinion does not constitute a recommendation as to how the Assure Board or any Assure stockholder should act or vote with respect to the Merger or any other matter.

For purposes of its opinion, TMG:

●	reviewed the financial terms and conditions of (i) the Merger Agreement, and (ii) certain related documents to each thereto;
●	reviewed certain publicly available business and financial information relating to Assure and Danam, including Assure’s audited financial statements for the nine months ended September 30, 2022, and September 30, 2023 and including Danam’s unaudited financial statements for the years ended December 31, 2021 and 2022 and pro-forma for the year ended December 31, 2023;

●	reviewed certain financial projections provided to TMG by Danam and Assure, and certain other historical and current financial and business information provided to TMG by each of Assure and Danam;
●	held discussions regarding the operations, financial condition and prospects of Danam and Assure with the managements of each of Assure and Danam;
●	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions TMG deemed relevant;
●	reviewed for information purposes the financial and stock market performances of certain publicly traded companies that TMG deemed to be relevant; and
●	performed such other studies, analyses and inquiries and considered such other factors as TMG deemed appropriate.

In arriving at its opinion, TMG, with the consent of the Assure Board, (i) relied upon and assumed the accuracy and completeness of all information and data that was publicly available or furnished to or otherwise reviewed by or discussed with TMG without independent verification, (ii) did not assume any responsibility for independently verifying such information, and (iii) relied on the assurances of the managements of Assure and Danam that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, with the Assure Board’s consent, TMG did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Assure or Danam, nor was TMG furnished with any such evaluations or appraisals. With respect to the financial projections referred to above and any other forecasts or forward-looking information, TMG assumed, at the direction of the managements of Assure and Danam that such projections, forecasts and information were reasonably prepared and reflect the best then-available estimates and good faith judgments of such management as to the expected future results of operations and financial condition of Assure or Danam, as applicable, and the other matters covered thereby, and TMG relied on such information in arriving at its opinion and did not assess the reasonableness or achievability of such projections, forecasts and information. Further, with respect to such financial projections, as part of TMG’s analysis in connection with its opinion, TMG assumed, at the direction of Assure and Danam, that the financial results reflected therein can be realized in the amounts and at the times indicated thereby.

In addition, in arriving at its opinion, TMG assumed, with the Assure Board’s consent, that (i) there was no material change in any of the assets, liabilities, financial condition, business or prospects of Assure or Danam since the date of the most recent financial statements and other information made available to TMG prior to the date of its opinion, and there will be no material adjustments to the consideration in the Merger, (ii) all material information TMG requested from Assure and Danam during the scope of its engagement was provided to TMG fully and in good faith, (iii) the Merger will be consummated in accordance with the terms and conditions set forth in the Merger Agreement, without any waiver, modification or amendment of any material terms or conditions, (iv) the representations and warranties made by the parties to the Merger Agreement were and will be true and correct in all respects material to TMG’s analysis, (v) all governmental and third party consents, approvals and agreements necessary for the consummation of the Merger will be obtained without any adverse effect on Assure or Danam or the Merger, and (vi) the Merger will not violate any applicable federal or state statutes, rules or regulations.

TMG’s opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice and did not address (i) the underlying decision of Assure to proceed with or effect the Merger, (ii) the terms of the Merger (other than the consideration in the Merger to the extent expressly addressed therein) or any arrangements, understandings, agreements or documents related to the Merger, (iii) the fairness of the Merger (other than with respect to the consideration in the Merger to the extent expressly addressed therein) or any other transaction to Assure or Assure’s equity holders or creditors or any other person or entity, (iv) the relative merits of the Merger as compared to any alternative strategy or transaction that might exist for Assure, or the effect of any other transaction which it may consider in the future, (v) the tax, accounting or legal consequences of the Merger, or (vi) the solvency, creditworthiness, fair market value or fair value of any of Danam, Assure or their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. TMG’s opinion expresses no opinion as to the fairness of the amount or nature of any compensation to any officers, directors, or employees or debt holders, including the impact of consideration issued on conversion of convertible notes, of any party to the Merger, relative to the consideration in the Merger.

TMG’s opinion was necessarily based on business, economic, monetary, market and other conditions as they exist and can reasonably be evaluated on, and the information made available to TMG as of, the date of TMG’s opinion. The credit, financial and stock markets, and the industries in which Assure, Danam and other companies that TMG may utilize in its analyses operate, have experienced, and continue to experience volatility and TMG expressed no opinion or view as to any potential effects of such volatility on Assure, Danam or other companies that TMG may utilize in its analyses (or their respective businesses) of the Merger (including the respective contemplated benefits thereof). Subsequent developments may affect TMG’s opinion, and TMG assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion (regardless of the closing dates of the Merger). TMG was not engaged to amend, supplement or update its opinion at any time. TMG expressed no view or opinion as to the prices at which Assure Common Stock may be sold or exchanged, or otherwise be transferable, at any time.

TMG’s opinion was directed and addressed to the Assure Board (in its capacity as such) in connection with its consideration of the Merger. TMG’s opinion did not (i) constitute a recommendation as to how the Assure Board or any shareholder should act or vote with respect to the Merger or any other matter, and (ii) create any fiduciary duties on the part of TMG to any persons or entities.

In preparing its opinion, TMG performed a variety of financial analyses, including those described below. This summary of the analyses is not a complete description of TMG’s opinion or the analyses underlying, and factors considered in connection with, TMG’s opinion, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. TMG arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, TMG believes that its analyses must be considered as a whole and selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, TMG considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Assure. No company, business or transaction reviewed is identical to Assure, Danam or the Merger. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, businesses or transactions reviewed.

The estimates contained in TMG’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, TMG’s analyses are inherently subject to substantial uncertainty.

TMG was not requested to, and it did not, recommend the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger was determined through negotiations between Assure and Danam and the decision of Assure to enter into the Merger Agreement was solely that of the Assure Board. TMG’s opinion was only one of many factors considered by the Assure Board in its consideration of the Merger and should not be viewed as determinative of the views of the Assure Board or Assure management with respect to the Merger or the consideration to be paid in the Merger.

The following is a summary of the material financial analyses provided to the Assure Board in connection with TMG’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand TMG’s financial analyses, the tables must be read together with the text of each summary. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of TMG’s financial analyses.

New Danam Financial Analyses

Information Reviewed

Illustrative Selected Public Companies Comparable Data

For illustrative purposes only, TMG reviewed and analyzed certain publicly available financial information for seven (2026) and six (2027) selected publicly traded healthcare technology companies in the United States. Using publicly available information and market data as of January 26, 2024, TMG calculated (i) the market value of invested capital (“MVIC”) of the applicable selected company by multiplying such company’s share price by the number of fully diluted shares outstanding to derive the fully diluted market value of equity and then adding total debt, preferred stock and minority interest, (ii) dividing the resulting MVIC by consensus revenue estimates for 2026 and 2027, then (iii) multiplying the first quartile, median, and third quartile of the multiples of such MVIC to New Danam’s estimated revenue, EBITDA, and EBIT (pharmacy and technology divisions) for calendar years 2026 and 2027. The resulting implied MVIC estimates were then multiplied by the present value factor, from which was then subtracted total debt to indicate a present value of equity for each of the nine multiples based on each of the two calendar years 2026 and 2027 forecast New Danam revenue, EBITDA, and EBIT. For each of the two years, weightings of 20.0%, 80.0%, and 0.0% were applied to the implied equity from the revenue, EBITDA and EBIT multiples for each of the two years. The resulting weighted average for each of the two years was then averaged to provide a single implied multiple from application of the first quartile, median and third quartile multiples. The selected companies and the implied multiples are set forth below.

		Market
		Value of	Market	Market Value of Invested Capital (MVIC)
		Invested	Value of	as a Multiple of Consensus Estimates of:
	Stock Price On	Capital	Equity	2026	2026	2026	2027	2027	2027
Company Name	01/26/2024	(MVIC)	(MVEq)	Revenue	EBITDA	EBIT	Revenue	EBITDA	EBIT
LifeMD, Inc	$5.87	$251.9	$230.1
OptimizeRx Corporation	14.4	261.5	261.4
Augmedix, Inc.	4.6	247.5	223.8	2.1x	NM
Accolade, Inc.	12.2	1,182.2	940.5	1.8x	19.0x	NM	1.5x	11.7x	NM
Phreesia, Inc	25.3	1.419.1	1,404.8	2.4x			2.0x
Health Catalyst, Inc.	10.3	842.1	592.8	2.0x	15.9x	NM	1.8x	11.4x	NM
Premier, Inc.	21.8	2,812.1	2,604.1
Veradigm Inc.	9.4	1,245.8	1,027.0	1.5x
Doximity. Inc.	29.0	5,413.8	5,398.8	8.6x	17.8x	18.2x	7.7x	15.1x	15.6x
Hims & Hers Health. Inc.	8.8	1,874.5	1,869.8	12x	10.5x	20.2x	1.1x	8.6x

Illustrative Selected Precedent Transactions Analysis

For illustrative purposes only, TMG reviewed and analyzed certain publicly available information relating to seven selected M&A transactions involving publicly traded healthcare technology companies with $400,000,000 and under in transaction enterprise value since 2021. Using publicly available information for each of the selected transactions, TMG calculated the implied enterprise value multiple of revenue and EBITDA of the applicable target company based on the consideration paid in the transaction divided by the target company’s revenue and EBITDA for the trailing twelve months which we refer to as TTM revenue and TTM EBITDA prior to the announcement of each transaction. We selected the minimum, first quartile and median multiples of revenue and EBITDA to apply to the forecast 2027 revenue and EBITDA of New Danam, then multiplied the result by the present value factor. We then added cash and cash equivalents and subtracted total debt to indicate an implied value of equity for each of the three multiples of revenue and EBITDA for 2027.

			Final						Implied Enterprise Value
			Implied						as a Multiple of:
	Pre-Announcement		Enterprise	Target Company Trailing Twelve Month					2027	2027
Target Company Name	Date	Buyer Company Name	Value(1)	Revenue	EBITDA	EBITDA %	EBIT	EBIT %	Revenue	EBITDA
INSIGHT Health Group		CompuGroup Medical Deutschland AG	$64,120.6	$39,853.9	$5,981.8	15.0%	$0.0		1.61x	10.72x
Castlight Health, Inc.		Vera Whole Health Inc.	314,348.1	142,524.0	90.8	0.1%	(10,090.0)		2.21x	NM
Star Teams Inc.	10/27/2021	Xvivo Perfusion AB (publ)	26,360.0	2,800.0	900.0	32.1%	—		9.41x	29.29x
VRI Intermediate Holdings, LLC	8/2/2021	ModivCare Inc.	314,771.0	56,000.0	21,000.0	37.5%	—		5.62x	14.99x
Sentry Data Systems, Inc.	6/4/2021	Craneware plc	400,000.0	92,000.0	23,000.0	25.0%	—		4.35x	17.39x
TruCode LLC	5/11/2021	Computer Programs and Systems, Inc.	70,870.0	12,500.0	5,900.0	47.2%	—		5.67x	12.01x
Healthy Offers, Inc.	10/11/2023	OptimizeRx Corporation	95,000.0	36,800.0	—		—		2.58x

Illustrative Liquidation Analysis

Discounted Cash Flow Analysis

TMG performed a discounted cash flow analysis based on financial projections of New Danam (pharmacy and technology divisions) provided to TMG by Danam. Using discount rates of from 20.0% to 24.0%, which were calculated by TMG based on application of the Modified Capital Asset Pricing Model (“CAPM”) using information from the publicly traded companies listed above, TMG calculated: (i) the present values of the estimated unlevered free cash flows of New Danam from fiscal year 2024 to fiscal year 2028, using mid-year convention, and (ii) the present value of the implied terminal value for New Danam using the estimated cash flow for fiscal year 2028 and applying the H-model using a short term growth rate of 10.0% and a long-term growth rate of 3.28%. TMG calculated the enterprise value of New Danam (pharmacy and technology divisions) by adding the present value of the implied terminal value for New Danam to the total present value of the estimated cash flows of New Danam from fiscal years 2024 to fiscal year 2028, using mid-year convention.

	($ in thousands)
	FY2024E	FY2025E	FY2026E	FY2027E	FY2028E
Unlevered Free Cash Flows	$(530,600)	$1,876,200	$3,446,700	$5,121,800	$6,559,900
Illustrative Discount Rate	22.0%	22.0%	22.0%	22.0%	22.0%
Discount Period	.47	1.43	2.43	3.43	4.43
Present Value of Cash Flows	$(483,700)	$1,411,400	$2,125,300	$2,588,700	$2,717,700
Present Value of Terminal Value					$15,479,000
Enterprise Value					$23,838,400

TMG then calculated the equity value of New Danam (pharmaceutical and technology divisions) by adding the total cash of New Danam as of December 31, 2023 and subtracting the total debt of New Danam from the enterprise value of New Danam calculated above.

($ in thousands)
Enterprise Value	$23,838,400
+ Cash	$51,900
- Debt	$2,091,800
Equity Value	$21,798,500

Illustrative Selected Public Companies Comparable Data

For illustrative purposes only, TMG reviewed and analyzed certain publicly available financial information for five (2026) and four (2027) selected publicly traded pharmaceutical distribution companies in the United States. Using publicly available information and market data as of January 26, 2024, TMG calculated (i) the market value of invested capital (“MVIC”) of the applicable selected company by multiplying such company’s share price by the number of fully diluted shares outstanding to derive the fully diluted market value of equity and then adding total debt, preferred stock and minority interest, (ii) dividing the resulting MVIC by consensus revenue estimates for 2026 and 2027, then (iii) multiplying the first quartile, median, and third quartile of the multiples of such MVIC to New Danam’s estimated revenue, EBITDA, and EBIT (wholesale division) for calendar years 2026 and 2027. The resulting implied MVIC estimates were then multiplied by the present value factor, from which was then subtracted total debt to indicate a present value of equity for each of the nine multiples based on each of the two calendar years 2026 and 2027 forecast New Danam revenue, EBITDA, and EBIT. For each of the two years, weightings of 20.0%, 60.0%, and 20.0% were applied to the implied equity from the revenue, EBITDA and EBIT multiples for each of the two years. The resulting weighted average for each of the two years was then averaged to provide a single implied multiple from application of the first quartile, median and third quartile multiples. The selected companies and the implied multiples are set forth below.

		Market
		Value of	Market	Market Value of Invested Capital (MVIC)
		Invested	Value of	as a Multiple of Concensus Estimates of:
	Stock Price On	Capital	Equity	2026	2026	2026	2027	2027	2027
Company Name	01/26/2024	(MVIC) ($millions)	(MVEq) ($millions)	Revenue	EBITDA	EBIT	Revenue	EBITDA	EBIT
McKesson Corporation	$485.27	$72,303.2	$64,571.2	0.2x	12.2x		0.2x
Adbri Limited	2.02	1,892.7	1,316.7	1.3x	7.6x	12.5x	1.3x	11.5x	11.5x
Cardinal Health, Inc.	105.70	30,776.7	26,051.7	0.1x		10.8x	0.1x	10.6x	10.6x
Walgreens Boots Alliance, Inc.	22.85	62,685.3	19,705.3	0.4x	9.8x	13.9x	0.4x	11.8x	11.8x
Henry Schein, Inc.	74.20	13,378.4	9,641.4	0.9x
Owens & Minor, Inc.	20.00	3,986.4	1,530.0
Patterson Companies, Inc.	30.03	3,560.9	2,782.6

Discounted Cash Flow Analysis

TMG performed a discounted cash flow analysis based on financial projections of New Danam (wholesale division) provided to TMG by Danam. Using discount rates of from 14.0% to 17.0%, which were calculated by TMG based on application of the Modified Capital Asset Pricing Model (“CAPM”) using information from the publicly traded companies listed above, TMG calculated: (i) the present values of the estimated unlevered free cash flows of New Danam from fiscal year 2024 to fiscal year 2029, using mid-year convention, and (ii) the present value of the implied terminal value for New Danam using the estimated cash flow for fiscal year 2029 and applying the H-model using a short term growth rate of 16.8% and a long-term growth rate of 3.28%. TMG calculated the enterprise value of New Danam by adding the present value of the implied terminal value for New Danam to the total present value of the estimated cash flows of New Danam from fiscal year 2024 to fiscal year 2029, using mid-year convention.

	($in millions)
	FY2024E	FY2025E	FY2026E	FY2027E	FY2087E	FY2029E
Unlevered Free Cash Flows	$8,384,000	12,890,300	14,312,700	10,448,000	7,774,200	8,370,100
Illustrative Discount Rate	15.0%	15.0%	15.0%	15.0%	15.0%
Discount Period	.47	1.43	2.43	3.43	4.43	5.43
Present Value of Cash Flows	$7,855,600	10,552,900	10,189,000	6,467,700	4,184,800	3,917,900
Present Value of Terminal Value	$35,958,500
Enterprise Value	$79,126,400

TMG then calculated the implied equity value of New Danam (wholesale division) by adding the total cash of Danam as of December 31, 2023 and subtracting the total debt of Danam from the implied enterprise value of New Danam calculated above.

($ in thousands)
Enterprise Value	$79,126,400
+ Cash	$1,716,900
- Debt	$5,847,000
-Other Long Term Liabilities	1,029,900
Equity Value	$73,966,500

TMG then calculated the range of implied equity values of Assure based on the implied equity value of New Danam calculated above, assuming New Danam equityholders would hold 100% of the outstanding equity interests of the combined company on a fully diluted basis after the closing of the Merger. TMG calculated this range by:

●	Weighing each of the two approaches (income and market) for the two divisions (healthcare technology and pharmaceutical distribution), low value and high value estimates, to determine a weighted average low value and high value estimate for each of the two divisions.
●	Adding the estimates for the low value and high value for the two divisions.

Summary of Valuation Approaches

As of January 26, 2024

Healthcare Technology	Reference	Low Value	High Value	Weighting
Income Approach
Discounted Cash Flow Method	Schedule 3	$18,103.2	$26,382.1	40.0%
Market Approach
Guideline Public Company Method	Schedule 6	$28,723.9	$43,909.2	40.0%
Guideline Merged & Acquired Company Method	Schedule 11	$35,282.7	$54,594.6	20.0%
Fair Market Value of Equity – Healthcare Technology		$25,787.4	$39,035.4	100.0%

Pharmaceutical Distribution	Reference	Low Value	High Value	Weighting
Income Approach
Discounted Cash Flow Method	Schedule 20	$63,477.5	$87,585.9	40.0%
Market Approach
Guideline Merged & Acquired Company Method	Schedule 23	$85,597.6	$103,898.5	60.0%
Fair Market Value of Equity – Pharmaceutical Distribution		$76,749.6	$97,373.5	100.0%
Fair Market Value of Equity - Danam Health, Inc. (Rounded)		$103,000.0	$136,000.0

These calculations resulted in a range of implied equity values of the combined company of $103,000,000 to $136,000,000.

Miscellaneous

In addition, Assure agreed to indemnify TMG against certain claims and liabilities related to or arising out of its engagement. TMG may seek to provide financial advisory services to New Danam, Assure, or their respective affiliates in the future, for which TMG would expect to receive compensation. TMG has not otherwise had a material relationship with, nor otherwise received fees from, Assure, Danam, their respective affiliates or any other party to the Merger during the two years preceding the date of TMG’s opinion.

Under the terms of TMG’s engagement, Assure has agreed to pay TMG for its financial advisory services in connection with the Merger and Sales Transaction an aggregate fee currently estimated to be approximately $85,000, of which $15,000 became payable upon delivery of TMG’s opinion.

Assure selected TMG as its financial advisor in connection with the Merger based on TMG’s reputation and experience and familiarity with Assure, Danam, and its business. TMG is a nationally recognized valuation firm which provides strategic advisory services to corporate clients. TMG’s opinion was approved by TMG’s Managing Director.

Anticipated Accounting Treatment

The merger will be accounted for as a reverse acquisition in accordance with U.S. GAAP. Under this method of accounting, Danam will be deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the Merger (i) Danam’s stockholders are expected to own approximately 90% of the voting interests of the combined company immediately following the Closing of the Merger; (ii) directors appointed by Danam will hold more board seats in the combined company than Assure; (iii) Danam’s management will hold key positions in the management of the combined company; and (iv) the combined company will be named “Danam Health Holding Corporation.” Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Danam issuing stock to acquire the net assets of Assure. As a result of the Merger, the net assets of Assure will be recorded at their acquisition-date fair value in the financial statements of Danam and the reported operating results prior to the Merger will be those of Danam. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this proxy statement/prospectus for additional information.

Certain Material U.S. Federal Income Tax Considerations

Please see “Material U.S. Federal Income Tax Consequences” in this proxy statement/prospectus.

Vote Required for Approval

The approval of the Merger Proposal requires the affirmative vote of the majority of the votes cast in person (via online attendance) or by proxy, and entitled to vote thereon, at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on the Merger Proposal. Broker non-votes will have no effect with respect to the approval of the Merger Proposal.

Board Recommendation

The Assure board of directors unanimously recommends that Assure shareholders vote “FOR” the approval of the Merger Proposal.

PROPOSAL NO. 2 — THE REVERSE STOCK SPLIT PROPOSAL

Overview

On [●], 2024, Assure’s board of directors unanimously approved, subject to shareholder approval, an amendment to Assure’s articles of incorporation to effect a reverse stock split of Assure’s outstanding common stock by combining shares of common stock into a lesser number of shares of common stock by a ratio of not less than 5-for-1 and not more than 100-for-1 at any time within 12 months following the date of shareholder approval of this proposal, but in no event later than the Closing of the Merger (during which time the current Assure shareholders will be the only shareholders), with the exact ratio to be set within this range by Assure’s board of directors at its sole discretion (the “Reverse Stock Split”). The Assure board of directors may alternatively elect to abandon such proposed amendment and not effect the Reverse Stock Split authorized by shareholders, in its sole discretion. The Reverse Stock Split will not change the total authorized number of shares of Assure common stock.

Upon the effectiveness of the amendment to Assure’s articles of incorporation effecting the Reverse Stock Split, the outstanding shares of Assure common stock will be reclassified and combined into a lesser number of shares such that one share of Assure common stock will be issued for a specified number of shares in accordance with the ratio for the Reverse Stock Split selected by the Assure board of directors.

If this Reverse Stock Split Proposal is approved by Assure shareholders as proposed, the Assure board of directors would have the sole discretion to effect the amendment and Reverse Stock Split at any time within 12 months following the date of such shareholder approval, but in no event no later than the Closing of the Merger (during which time the current Assure shareholders will be the only shareholders), and to fix the specific ratio for the Reverse Stock Split, provided that the ratio would be not less than 5-for-1 and not more than 100-for-1. Assure believes that enabling its board of directors to fix the specific ratio of the Reverse Stock Split within the stated range will provide the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for Assure shareholders. The determination of the ratio of the Reverse Stock Split will be based on a number of factors described below under “Criteria to Be Used for Decision to Apply the Reverse Stock Split.”

The Reverse Stock Split, if approved by Assure shareholders, would become effective at the time and date set forth in a certificate of change to Assure’s articles of incorporation to be filed with the Secretary of State of the State of Nevada. The form of the proposed certificate of change to the Assure articles of incorporation to effect the Reverse Stock Split is attached as Annex C to this proxy statement/prospectus. Any amendment to the Assure articles of incorporation to effect the Reverse Stock Split will include the Reverse Stock Split ratio fixed by the Assure board of directors, within the range approved by Assure shareholders.

The exact timing of the amendment will be determined by the Assure board of directors based on its evaluation as to when such action will be the most advantageous to Assure and its shareholders, but the amendment will not occur after 12 months following the date Assure shareholders approve the Reverse Stock Split. In addition, the Assure board of directors reserves the right, notwithstanding shareholder approval and without further action by Assure shareholders, to abandon the amendment and the Reverse Stock Split if, at any time prior to the effectiveness of the filing of the certificate of change with the Secretary of State of the State of Nevada effecting the Reverse Stock Split, the Assure board of directors, in its sole discretion, determines that it is no longer in Assure’s best interest and the best interests of its shareholders to proceed with the Reverse Stock Split.

The Assure board of directors approved this Reverse Stock Split Proposal because the board of directors believes:

●	that effecting the Reverse Stock Split may be an effective means of ensuring that New Danam can satisfy Nasdaq’s initial listing requirements for New Danam’s common stock;
●	that even if the Merger is not consummated, effecting the Reverse Stock Split may be an effective means to ensure that Assure can satisfy Nasdaq’s continued listing requirements;
●	that effecting the Reverse Stock Split may broaden the pool of investors that may be interested in investing in Assure by attracting new investors who would prefer not to invest in shares that trade at lower share prices and make Assure common stock a more attractive investment to institutional investors.

In evaluating the Reverse Stock Split, the Assure board of directors has taken, and will take, into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts, and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. In approving the amendment to Assure’s articles of incorporation to effect the Reverse Stock Split, the Assure board of directors determined that these potential negative factors are outweighed by the potential benefits of the Reverse Stock Split.

Nasdaq Listing Requirements

As of the date of this proxy statement/prospectus, Assure’s common stock is listed on Nasdaq under the symbol “IONM.” Assure has filed an initial listing application for New Danam to list its shares of common stock on Nasdaq.

According to Nasdaq’s rules, a Nasdaq-listed issuer must apply for initial listing following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing. Accordingly, the initial listing standards of Nasdaq will require New Danam to have, among other things, a $4.00 per share minimum bid price upon the Closing of the Merger. New Danam may not be able to meet the $4.00 per share minimum bid price requirement unless Assure effects the Reverse Stock Split to increase the per share market price of its common stock.

In addition, Assure is required to maintain, among other things, a $1.00 per share minimum bid price in order to stay in compliance with the continued listing requirements that would remain in effect if the Merger is not consummated. If the Merger is not consummated, Assure’s stock price may decline significantly. Assure’s board of directors expects that the Reverse Stock Split will have the effect of increasing the market price of Assure common stock so that Assure will be better able to maintain compliance with Nasdaq’s continued listing requirements.

Potential Increased Investor Interest and Ability to Attract and Retain Employees

Assure’s board of directors believes that a higher stock price may help generate investor interest in Assure and help Assure attract and retain employees. If the Reverse Stock Split successfully increases the per share price of Assure common stock, the Assure board of directors also believes this increase could result in the potential for increased trading volume in Assure common stock and the potential for future financings by Assure.

While reducing the number of outstanding shares of Assure common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of Assure common stock, other factors, such as factors relating to the Merger and the Merger Agreement described elsewhere in this proxy statement/prospectus, Assure’s financial results, market conditions, and the market perception of Assure’s business may adversely affect the market price of Assure common stock. As a result, there can be no assurance that the Reverse Stock Split, if effected, will result in the intended benefits described above, that the market price of Assure common stock will increase following the Reverse Stock Split, or that the market price of Assure common stock will not decrease in the future. Additionally, Assure cannot assure investors that the market price per share of its common stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of Assure common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of Assure common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Criteria to be Used for Decision to Apply the Reverse Stock Split

If Assure shareholders approve the Reverse Stock Split, Assure’s board of directors will be authorized to proceed with the Reverse Stock Split. The exact ratio of the Reverse Stock Split, within the 5-for-1 to 100-for-1 range, would be determined by Assure’s board of directors and publicly announced by Assure prior to the effective time of the Reverse Stock Split. In determining whether to proceed with, and setting the appropriate ratio for, the Reverse Stock Split, Assure’s board of directors will consider, among other things, factors such as:

●	minimum price per share requirements;
●	the historical trading prices and trading volume of Assure common stock;

●	the number of shares of Assure common stock outstanding;
●	the then-prevailing and expected trading prices and trading volume of Assure common stock and the anticipated impact of the Reverse Stock Split on the trading market for Assure common stock;
●	the anticipated impact of a particular ratio on Assure’s ability to reduce administrative and transactional costs;
●	business developments affecting Assure; and
●	prevailing general market and economic conditions.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of Assure common stock after the implementation of the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per share market price of Assure common stock following the Reverse Stock Split will increase in proportion to the reduction in the number of shares of Assure common stock outstanding in connection with the Reverse Stock Split. Assure cannot guarantee that the Reverse Stock Split would lead to a sustained increase in the trading price of Assure common stock. The trading price of Assure common stock may change due to a variety of other factors, including its ability to successfully accomplish its business goals, market conditions, and the market perception of Assure’s business. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of Assure’s business or a shareholder’s proportional ownership in Assure. However, should the overall value of Assure common stock decline after the proposed Reverse Stock Split, then the actual or intrinsic value of the shares of Assure common stock held by you will also proportionately decrease as a result of the overall decline in value.

Further, the liquidity of Assure common stock may be harmed by the proposed Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the expected increase in stock price as a result of the Reverse Stock Split is not sustained. In addition, the proposed Reverse Stock Split may increase the number of shareholders who own odd lots (less than 100 shares) of Assure common stock, creating the potential for such shareholders to experience an increase in the cost of selling their shares and greater difficulty effecting sales. If Assure effects the Reverse Stock Split, the resulting per-share stock price may nevertheless fail to attract institutional investors and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of Assure common stock may not improve.

The Reverse Stock Split may result in or contribute towards an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). If Assure were to undergo an ownership change under Section 382 of the Code, its ability to use its net operating loss carryovers incurred prior to the ownership change against income arising after the ownership change will be significantly limited. In general, an “ownership change” under Section 382 of the Code occurs with respect to Assure if, over a rolling three-year period, Assure’s “5-percent shareholders” increase their aggregate stock ownership by more than 50 percentage points over their lowest stock ownership during the rolling three-year period. Although Assure does not expect the Reverse Stock Split to result in an ownership change with respect to Assure, because Assure does not know the number of Assure shareholders that may become “5-percent shareholders” as a result of the Reverse Stock Split, it is uncertain at this time whether the Reverse Stock Split will result in an ownership change or the extent to which the Reverse Stock Split may contribute towards an ownership change over the rolling three year period following the Reverse Stock Split.

Effect of the Reverse Stock Split

As of the effective time of the Reverse Stock Split, Assure would also adjust and proportionately decrease the number of shares of Assure common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants and other rights to acquire Assure common stock. In addition, as of the effective time of the Reverse Stock Split, Assure would adjust and proportionately decrease the total number of shares of Assure common stock that may be the subject of the future grants under Assure’s equity plans, as described further below under the heading “Effects of the Reverse Stock Split on Outstanding Equity Awards.”

The Reverse Stock Split would be effected simultaneously for all outstanding shares of Assure common stock. The Reverse Stock Split would affect all of Assure shareholders uniformly and would not change any shareholder’s percentage ownership interest in

Assure, except for minor adjustment due to the additional net share fraction that will be issued as a result of the treatment of fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split. Instead, Assure will issue one full share of the post-Reverse Stock Split common stock to any shareholder who would have been entitled to receive a fractional share as a result of the Reverse Stock Split. The Reverse Stock Split would not change the terms of Assure common stock. The Reverse Stock Split is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. Following the Reverse Stock Split, Assure would continue to be subject to the periodic reporting requirements of the Exchange Act.

Assuming Reverse Stock Split ratios of 5-for-1 and 100-for-1, which reflect the low end and high end of the range that Assure shareholders are being asked to approve, the following table sets forth (a) the number of shares of Assure common stock that would be issued and outstanding, (b) the number of shares of Assure common stock that would be reserved to be issued upon exercise of outstanding options, warrants, and rights, (c) the number of shares of Assure common stock that would be reserved for future issuance under Assure’s equity compensation plans (excluding shares reflected in the preceding clause (b)) and (d) the number of shares of common stock authorized under Assure’s articles of incorporation, each giving effect to the Reverse Stock Split and based on securities outstanding, reserved, or authorized (as applicable) as of May 1, 2024.

		Reverse	Reverse	Reverse	Reverse	Reverse
	Before	Stock Split	Stock Split	Stock Split	Stock Split	Stock Split
	Reverse	Ratio of	Ratio of	Ratio of	Ratio of	Ratio of
	Stock Split	5-for-1	25-for-1	50-for-1	75-for-1	100-for-1
Number of shares of Assure common stock that would be issued and outstanding	9,000,000	1,800,000	360,000	180,000	120,000	90,000
Number of shares of Assure common stock that would be reserved to be issued upon exercise of outstanding options, warrants, and rights	194,974	38,995	7,799	3,900	2,600	1,950
Number of shares of Assure common stock that would be reserved for future issuance under Assure’s equity compensation plans (excluding shares reflected above)	21,055	4,211	843	422	281	211
Number of shares of Assure common stock that would be reserved to be issued upon conversion of outstanding convertible notes	30,584	6,117	1,224	612	408	306
Number of shares of common stock authorized under Assure’s articles of incorporation	9,000,000	1,800,000	360,000	180,000	120,000	90,000

If Assure’s board of directors does not implement the Reverse Stock Split within 12 months following the date of shareholder approval of this Reverse Stock Split Proposal, the authority granted in this proposal to implement the Reverse Stock Split would terminate.

Assure’s directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this Reverse Stock Split Proposal, except to the extent of their ownership in shares of Assure common stock and securities convertible or exercisable for Assure common stock, which shares and securities would be subject to the same proportionate adjustment in accordance with the terms of the Reverse Stock Split as all other outstanding shares of Assure common stock and securities convertible into or exercisable for Assure common stock.

Maintenance of Ownership Percentage. If the Reverse Stock Split is approved and effected, each shareholder will own a reduced number of shares of common stock. This would affect all of Assure shareholders uniformly and would not affect any shareholder’s percentage ownership in Assure, except to the extent that the Reverse Stock Split results in a shareholder owning a fractional share, as described below. The number of shareholders of record would not be affected by the Reverse Stock Split.

Voting Rights. Proportionate voting rights and other rights of Assure’s shareholders would not be affected by the Reverse Stock Split, subject to the limitations and qualifications set forth in this discussion and to the note below regarding the receipt of an additional fraction of a share. For example, a holder of 1% of the voting power of the outstanding shares of Assure common stock immediately prior to the Reverse Stock Split would continue to hold 1% of the voting power of the outstanding shares of common stock after the Reverse Stock Split, regardless of the exchange ratio chosen by Assure’s board of directors.

Effects of the Reverse Stock Split on Outstanding Equity Awards. If the Reverse Stock Split is effected, the terms of equity awards under Assure’s incentive plans, including the per share exercise price of options and the number of shares issuable under outstanding awards, will be converted on the effective date of the Reverse Stock Split in proportion to the reverse split ratio of the Reverse Stock Split (subject to adjustment for fractional interests). The compensation committee of the board of directors must approve such adjustments, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding and conclusive on all participants of Assure’s incentive plans. In addition, the total number of shares of common stock that may be the subject of future grants under Assure’s incentive plans will be adjusted and proportionately decreased as a result of the Reverse Stock Split. For illustration purposes, if the Reverse Stock Split is effected at a ratio of 50-for-1, the number of remaining shares of common stock authorized for issuance under Assure’s incentive plans after the Reverse Stock Split would be approximately 0. As of the Record Date, Assure had 0 remaining shares of common stock authorized for issuance under Assure’s equity incentive plans.

Procedure for Effecting the Reverse Stock Split

If Assure’s shareholders approve the Reverse Stock Split, and if Assure’s board of directors still believes that a Reverse Stock Split is in the best interests of Assure and its shareholders, the board of directors will determine the ratio of the Reverse Stock Split to be implemented and Assure will publicly announce the ratio selected by the board of directors and file the certificate of change effecting the Reverse Stock Split with the Secretary of State of the State of Nevada. The form of the proposed certificate of change to Assure’s articles of incorporation to effect the Reverse Stock Split is attached as Annex C to this proxy statement/prospectus. Any amendment to Assure’s articles of incorporation to effect the Reverse Stock Split will include the Reverse Stock Split ratio fixed by Assure’s board of directors, within the range approved by Assure’s shareholders.

The combination of, and reduction in, the number of shares of Assure’s outstanding common stock as a result of the Reverse Stock Split will occur automatically and without any action on the part of Assure’s shareholders at the date and time set forth in the amendment to the Assure articles of incorporation to effect the Reverse Stock Split following filing with the Secretary of State of the State of Nevada (the “Reverse Split Effective Time”). As soon as practicable after the Reverse Split Effective Time, Assure’s transfer agent, acting as Assure’s “exchange agent” for purposes of implementing the exchange of stock certificates, will provide each shareholder of record a transmittal form accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each shareholder should surrender the certificates representing Assure common stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of Assure common stock that they hold as a result of the Reverse Stock Split. New certificates will not be issued to a shareholder until the shareholder has surrendered his or her outstanding certificates and submitted the properly completed and executed transmittal form to the exchange agent. If your shares are held in street name at a brokerage firm or financial institution, Assure intends to treat you in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to implement the exchange of shares required by the combination resulting from the Reverse Stock Split for their beneficial holders holding common stock in street name. However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing substitution of certificates, or book entries, representing the former number shares of common stock for certificates, or book entries, representing the reduced number of shares resulting from the combination. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, Assure encourages you to contact your bank, broker or nominee.

Any shareholder whose stock certificate has been lost, destroyed or stolen will be entitled to a new stock certificate only after complying with the requirements that Assure and Assure’s transfer agent customarily apply in connection with replacing lost, stolen or destroyed stock certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any old certificate, except that if any new certificate is to be issued in a name other than that in which the old stock certificates are registered, it will be a condition of such issuance that (i) the person requesting such issuance must pay to Assure any applicable transfer taxes or establish to Assure’s satisfaction that such taxes have been paid or are not payable, (ii) the transfer complies with all applicable federal and state securities laws, and (iii) the surrendered stock certificate is properly endorsed and otherwise in proper form for transfer.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM ASSURE’S TRANSFER AGENT.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Instead, Assure will issue one full share of the post-Reverse Stock Split common stock to any shareholder who would have been entitled to receive a fractional share of common stock as a result of the Reverse Stock Split. Each holder of common stock will hold the same percentage of the outstanding common stock immediately following the Reverse Stock Split as that shareholder did immediately prior to the Reverse Stock Split, except for minor adjustment due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares.

No Appraisal Rights

No action is proposed herein for which the laws of the State of Nevada, or Assure’s articles of incorporation or bylaws, provide a right to Assure shareholders to dissent and obtain appraisal of, or payment for, such shareholders’ capital stock.

Accounting Matters

The Reverse Stock Split would not affect the par value of Assure common stock per share, which would remain $0.001 par value per share, while the number of outstanding shares of common stock would decrease in accordance with the Reverse Stock Split ratio selected by Assure’s board of directors. As a result, as of the Reverse Split Effective Time, the stated capital attributable to common stock on Assure’s balance sheet would decrease and the additional paid-in capital account on Assure’s balance sheet would increase by an offsetting amount. Following the Reverse Stock Split, reported per share net income or loss would be higher because there would be fewer shares of common stock outstanding and Assure would adjust historical per share amounts set forth in Assure’s future financial statements. The common stock held in treasury will be reduced in proportion to the Reverse Stock Split ratio selected by Assure’s board of directors.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Stock Split that are applicable to U.S. Holders (as defined below) of Assure common stock. This discussion does not purport to be a complete analysis of all potential tax consequences and is based upon current provisions of the Code, existing Treasury Regulations, judicial decisions and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to holders of Assure common stock as described in this summary.

This discussion does not address all U.S. federal income tax consequences relevant to holders of Assure common stock. In addition, it does not address consequences relevant to holders of Assure common stock that are subject to particular U.S. or non-U.S. tax rules, including, without limitation, to holders of Assure common stock that are:

●	persons who do not hold their Assure common stock as a “capital asset” within the meaning of Section 1221 of the Code;
●	brokers, dealers or traders in securities, banks, insurance companies, other financial institutions or mutual funds;
●	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;
●	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);
●	subject to the alternative minimum tax provisions of the Code;
●	persons who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction or other integrated transaction;
●	persons that have a functional currency other than the U.S. dollar;
●	traders in securities who elect to apply a mark-to-market method of accounting;
●	persons who hold shares of Assure common stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

●	persons who acquired their shares of Assure stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Assure stock being taken into account in an “applicable financial statement” (as defined in the Code);
●	persons deemed to sell Assure common stock under the constructive sale provisions of the Code;
●	persons who acquired their shares of Assure common stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and
●	certain expatriates or former citizens or long-term residents of the United States.

Holders of Assure common stock subject to particular U.S. or non-U.S. tax rules, including those that are described in this paragraph, are urged to consult their own tax advisors regarding the consequences to them of the Reverse Stock Split.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds Assure common stock, the U.S. federal income tax treatment of a partner in the partnership or other pass-through entity will generally depend upon the status of the partner, the activities of the partnership or other pass-through entity and certain determinations made at the partner level. If you are a partner of a partnership or other pass-through entity holding Assure common stock, you should consult your tax advisors regarding the tax consequences of the Reverse Stock Split.

In addition, the following discussion does not address the tax consequences of the Reverse Stock Split under state, local and foreign tax laws. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

This discussion is limited to holders of Assure common stock that are U.S. Holders. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Assure common stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;
●	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) is authorized or has the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Tax Consequences of the Reverse Stock Split

The proposed Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder generally should not recognize gain or loss upon the proposed reverse stock split. A U.S. Holder’s aggregate adjusted tax basis in the shares of Assure common stock received pursuant to the proposed Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of the Assure common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Assure common stock), and such U.S. Holder’s holding period in the shares of Assure common stock received should include the holding period in the shares of Assure common stock surrendered. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Assure common stock surrendered to the shares of Assure common stock received in a recapitalization pursuant to the proposed Reverse Stock Split. U.S. Holders of shares of Assure common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Vote Required for Approval

The approval of the Reverse Stock Split Proposal requires the affirmative vote of the majority of the votes cast in person (via online attendance) or by proxy, and entitled to vote thereon, at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on the Reverse Stock Split Proposal. Broker non-votes will have no effect with respect to the approval of the Reverse Stock Split Proposal.

Board Recommendation

The Assure board of directors unanimously recommends that Assure shareholders vote “FOR” the approval of the Reverse Stock Split Proposal.

PROPOSAL NO. 3 — THE NAME CHANGE PROPOSAL

Overview

On [●], 2024, Assure’s board of directors approved and deemed advisable an amendment to Assure’s articles of incorporation, which, if approved and adopted by Assure’s shareholders, would effect a change in the company’s name from “Assure Holdings Corp.” to “Danam Health Holding Corporation.” The change in the company’s name would become effective upon the filing of a certificate of change with the Secretary of State of the State of Nevada. This Name Change Proposal is conditioned upon and subject to the approval of the Merger Proposal and the consummation of the Merger.

In the judgment of Assure’s board of directors, the change of the company’s name is desirable and necessary to appropriately reflect the fact that the business of Danam will become the principal operating business of New Danam upon the consummation of the Merger.

The complete text of the form of certificate of change to the articles of incorporation reflecting the foregoing proposed amendment is set forth as Annex D to this proxy statement/prospectus, and shareholders are urged to review the full text of the certificate of change together with the foregoing information, which is qualified in its entirety by reference to the full text of the certificate of change.

Vote Required for Approval

The approval of the Name Change Proposal requires the affirmative vote of the majority of the votes cast in person (via online attendance) or by proxy, and entitled to vote thereon, at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on the Name Change Proposal. Broker non-votes will have no effect with respect to the approval of the Name Change Proposal.

Board Recommendation

The Assure board of directors unanimously recommends that Assure shareholders vote “FOR” the approval of the Name Change Proposal.

PROPOSAL NO. 4 — THE ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Merger Agreement, immediately after the Closing, the parties shall take all necessary action to designate and appoint five (5) persons designated by Danam to the New Danam board of directors, at least a majority of whom shall be independent. Initially, Danam has designated Suren Ajjarapu, Prashant Patel, Sajid Syed, Donald W. Anderson and [●]. [●], [●] and [●] will be considered independent directors of New Danam.

Pursuant to Assure’s bylaws, each director’s term will end at the next annual meeting of shareholders, or until their respective successors are duly elected and qualified. Information for each nominee is set forth in the sections entitled “Management After the Merger,” “Information About Assure” and “Information About Danam.”

Vote Required for Approval

The approval of the Election of Directors Proposal requires the affirmative vote of a plurality of the votes cast in person (via online attendance) or by proxy, and entitled to vote thereon, at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on the Election of Directors Proposal. Broker non-votes will have no effect with respect to the approval of the Election of Directors Proposal.

Board Recommendation

The Assure board of directors unanimously recommends that Assure shareholders vote “FOR” the approval of the Election of Directors Proposal.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL

Overview

In connection with the Merger, Assure is asking its shareholders to approve, for the purposes of complying with Nasdaq Rule 5635, the issuance of shares of New Danam common stock in connection with the Merger (such proposal, the “Nasdaq Proposal”).

Under Nasdaq Rule 5635(a)(1), a listed company is required to obtain shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Merger is completed pursuant to the Merger Agreement, Assure currently expects to issue an estimated 81,000,000 shares of New Danam common stock in connection with the Merger, which is more than 20% of the common stock of Assure currently outstanding. In addition, New Danam intends to reserve for issuance shares of New Danam common stock for potential future issuances under the Incentive Plan. For further details, see “Proposal No. 7 — The Incentive Plan Proposal.”

Additionally, under Nasdaq Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. If the Merger is consummated there would be a change of control because, after giving effect to the Merger, the majority shareholder of Danam will control [●]% of the outstanding New Danam common stock.

In the event that this proposal is not approved by Assure’s shareholders, the Merger cannot be consummated. In the event that this proposal is approved by Assure’s shareholders, but the Merger Agreement is terminated (without the Merger being consummated) prior to the issuance of shares of New Danam common stock pursuant to the Merger Agreement, New Danam will not issue such shares of New Danam common stock.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of the majority of the votes cast in person (via online attendance) or by proxy, and entitled to vote thereon, at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on the Nasdaq Proposal. Broker non-votes will have no effect with respect to the approval of the Nasdaq Proposal.

Board Recommendation

The Assure board of directors unanimously recommends that Assure shareholders vote “FOR” the approval of the Nasdaq Proposal.

PROPOSAL NO. 6 — THE INCENTIVE PLAN PROPOSAL

Overview

Assuming the Merger Proposal and the Nasdaq Proposal are approved, shareholders are being asked to approve the Amended and Restated Stock Incentive Plan (the “Incentive Plan”), which will replace Assure’s 2021 Stock Incentive Plan. Up to [●] shares of New Danam common stock will initially be reserved for issuance under the Incentive Plan, and additional shares will become available for issuance under the Incentive Plan each year as described below under “Aggregate Share Limit.” The Assure board of directors has approved the Incentive Plan, subject to shareholder approval at the Special Meeting.

The Assure board of directors believes that stock-based awards focus employees on the objective of creating shareholder value and promoting the success of New Danam, and that incentive compensation plans like the proposed Incentive Plan are an important attraction, retention and motivation tool for participants in the plan. Therefore, the Assure board of directors recommends that our shareholders approve the Incentive Plan.

Summary Description of the Incentive Plan. The principal terms of the Incentive Plan are summarized below. The following summary is qualified in its entirety by the full text of the Incentive Plan, which appears as Annex B to this proxy statement/prospectus.

Purpose. The purpose of the Incentive Plan is to promote the success of New Danam by providing an additional means for New Danam to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and shareholders.

Administration. The New Danam board of directors or its compensation committee will administer the Incentive Plan. The New Danam board of directors or the compensation committee thereof may delegate different levels of authority to different committees or persons with administrative and grant authority under the Incentive Plan. (The appropriate acting body, be it the New Danam board of directors or the compensation committee is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the Incentive Plan, including, without limitation, the authority:

●	to select eligible participants and determine the type(s) of award(s) that they are to receive;
●	to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;
●	to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, to determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, to establish the events (if any) on which exercisability or vesting may accelerate (including specified terminations of employment or service or other circumstances), and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards (subject in the case of options and stock appreciation rights to the maximum term of the award);
●	to cancel, modify, or waive New Danam’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;
●	subject to the other provisions of the Incentive Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;
●	to determine the method of payment of any purchase price for an award or shares of New Danam’s common stock delivered under the Incentive Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of New Danam’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;
●	to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where New Danam or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

●	to approve the form of any award agreements used under the Incentive Plan; and
●	to construe and interpret the Incentive Plan, make rules for the administration of the Incentive Plan, and make all other determinations for the administration of the Incentive Plan.

Eligibility. Persons eligible to receive awards under the Incentive Plan include officers or employees of New Danam or any of its subsidiaries, non-employee directors of New Danam, and certain consultants and advisors to New Danam or any of its subsidiaries. We estimate that, immediately following the Closing of the Merger, approximately [●] officers and employees of New Danam and its subsidiaries (including all of New Danam’s named executive officers), and each of the members of the New Danam board of directors who are not employed by New Danam or any of its subsidiaries (“Non-Employee Directors”), will be considered eligible under the Incentive Plan. In addition, we estimate that none of the individual consultants and advisors engaged by New Danam and its subsidiaries will then be considered eligible under the Incentive Plan.

Aggregate Share Limit. The maximum number of shares of New Danam common stock that may be issued or transferred pursuant to awards under the Incentive Plan is [●] shares (the “Share Limit”).

In addition, the Share Limit shall automatically increase on January 1 of each calendar year during the term of the Incentive Plan, with the first such increase to occur on January 1, 2025, by an amount equal to the lesser of (i) three percent (3%) of the total number of shares of New Danam common stock issued and outstanding on December 31 of the immediately preceding calendar year or (ii) such number of shares of New Danam common stock as may be established by the Administrator.

Additional Share Limits. The following other limits are also contained in the Incentive Plan. These limits are in addition to, and not in lieu of, the Share Limit for the plan described above.

●	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is [●] shares. (For clarity, any shares issued in respect of incentive stock options granted under the plan will also count against the overall Share Limit above.)
●	Awards that are granted under the Incentive Plan during any one calendar year to any person who, on the grant date of the award, is a Non-Employee Director shall not exceed the number of shares that produce a grant date fair value for the award that, when combined with (i) the grant date fair value of any other awards granted under the Incentive Plan during that same calendar year to that individual in his or her capacity as a Non-Employee Director and (ii) the dollar amount of all other cash compensation payable by New Danam to such Non-Employee Director for his or her services in such capacity during that same calendar year (regardless of whether deferred and excluding any interest or earnings on any portion of such amount that may be deferred), is $[●]; provided that this limit is $[●] as to any new Non-Employee Director for the calendar year in which the non-employee director is first elected or appointed to the New Danam board of directors. For purposes of this limit, the “grant date fair value” of an award means the value of the award as of the date of grant of the award and as determined in accordance with Accounting Standards Codification (“ASC”) Topic 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of New Danam or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all Non-Employee Directors as a group.

Types of Awards. The Incentive Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in New Danam’s common stock or units of New Danam’s common stock, as well as cash bonus awards. The Incentive Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of New Danam’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of New Danam’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “U.S. Federal Income Tax Consequences of Awards Under the Incentive Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the Code and the Incentive Plan. Incentive stock options may only be granted to employees of New Danam or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of New Danam’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of New Danam’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the Incentive Plan include, without limitation, stock bonuses, restricted stock, restricted stock units, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Any awards under the Incentive Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights as a component of an award of restricted stock units or as a freestanding award. Dividend equivalent rights may be settled in cash or shares of New Danam common stock, or a combination thereof. A dividend equivalent right granted as a component of an award of restricted stock units will provide that such dividend equivalent right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other award, and that such dividend equivalent right shall expire or be forfeited or annulled under the same conditions as such other award.

Assumption and Termination of Awards. If an event occurs in which New Danam does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of New Danam, awards then-outstanding under the Incentive Plan will not automatically become fully vested pursuant to the provisions of the Incentive Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the Incentive Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the Incentive Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment.

Transfer Restrictions. Subject to certain exceptions contained in Section 12(b) of the Incentive Plan, awards under the Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the shareholders.

No Limit on Other Authority. The Incentive Plan does not limit the authority of the New Danam board of directors or any committee to grant awards or authorize any other compensation, with or without reference to New Danam’s common stock, under any other plan or authority.

Termination of or Changes to the Incentive Plan. The New Danam board of directors may amend or terminate the Incentive Plan at any time and in any manner. Shareholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the New Danam board of directors. Unless terminated earlier by the New Danam board of directors and subject to any extension that may be approved by shareholders, the authority to grant new awards under the Incentive Plan will terminate on the tenth anniversary of its establishment. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the Incentive Plan

The following is a summary of some of the material federal income tax consequences to participants in the Incentive Plan under current federal tax laws. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state, local or international income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules. This summarized tax information is not tax advice.

With respect to nonqualified stock options, New Danam is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, New Danam is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); restricted stock units, bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, New Danam will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the Incentive Plan in connection with a “change in control” (as this term is used under the Code), New Danam may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the Code, the aggregate compensation in excess of $1,000,000 payable to current or former named executive officers (including amounts attributable to equity-based and other incentive awards) may not be deductible by New Danam in certain circumstances.

Specific Benefits under the Incentive Plan

New Danam has not approved any awards that are conditioned upon shareholder approval of the Incentive Plan. New Danam is not currently considering any other specific award grants under the Incentive Plan.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of the majority of the votes cast in person (via online attendance) or by proxy, and entitled to vote thereon, at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on the Incentive Plan Proposal. Broker non-votes will have no effect with respect to the approval of the Incentive Plan Proposal.

Board Recommendation

The Assure board of directors unanimously recommends that Assure shareholders vote “FOR” the approval of the Incentive Plan Proposal.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

Overview

The Special Meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Assure shareholders.

Assure is asking its shareholders to authorize the holder of any proxy solicited by the Assure board of directors to vote in favor of any adjournment to the Special Meeting to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Assure shareholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of the majority of the votes cast in person (via online attendance) or by proxy, and entitled to vote thereon, at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on the Adjournment Proposal. Broker non-votes will have no effect with respect to the approval of the Adjournment Proposal.

Board Recommendation

The Assure board of directors unanimously recommends that Assure shareholders vote “FOR” the approval of the Adjournment Proposal, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Assure shareholders.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus, except as set forth in the following sentence. Unless the context otherwise requires, all references in this section to “New Danam” refer to Assure and its wholly-owned subsidiaries after giving effect to the Merger.

The unaudited pro forma condensed combined financial information of New Danam has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 and presents the combination of the historical financial information of Assure, Danam, Wood Sage, LLC and Wellgistics, LLC adjusted to give effect to the Merger, other related events contemplated by the Transaction Agreements (See “Other Related Events” for more information below) and other financing and reorganization events (see “Other Financing and Reorganization Events” for more information below).

The unaudited pro forma condensed combined financial information contained herein assumes that the Assure and Danam shareholders approve the Merger.

The pro forma financials include:

●	The combination of Danam, Wood Sage, and Wellgistics (the “Danam Group”) as if the transaction had been consummated on December 31, 2023 for balance sheet purposes. The statement of operations has been presented as if the transaction was consummated on January 1, 2023. This transaction will occur immediately prior to the Merger of Danam and Assure.
●	The combination of the Danam Group and Assure as if the transaction had been consummated on December 31, 2023 for balance sheet purposes. The statement of operations has been presented as if the transaction was consummated on January 1, 2023.
●	The sale of assets completed by Assure following December 31, 2023 and the anticipated effects of transactions related to the Closing of the Merger.

Description of the Merger

Pursuant to the Merger Agreement, Merger Sub, a Delaware corporation and newly formed wholly-owned subsidiary of Assure will merge with and into Danam with continuing as the surviving corporation and as a wholly-owned subsidiary of Assure. At the Closing, Assure will change its name to “Danam Health Holding Corporation.”

Other Related Events

Other Related Events that are contemplated to occur in connection with the Merger are summarized below:

●	The amendment and restatement of Assure’s amended and restated certificate of incorporation, to occur upon the Effective Time;
●	As consideration for the Merger, the Danam shareholders shall collectively be entitled to receive from Assure, in the aggregate, a number of shares of Assure common stock equal to (a) the quotient obtained by dividing (i) the Assure Fully Diluted Share Number by (ii) the Assure Post-Closing Percentage, minus (b) the Assure Fully Diluted Share Number, minus (c) the Adjusted Warrant Share Reserve Number.

Other Financing and Reorganization Events

Other Financing and Reorganization Events consummated by Danam that are reflected in the historical financial information of Danam and are considered material transactions related to the Merger are summarized below:

●	Under the terms of the Merger Agreement, Assure is obligated to raise $2,500,000 in pre-closing financing, which will be paid to Danam in exchange for one or more unsecured promissory notes. If Assure is unable to raise the $2,500,000, then

Danam may terminate the Merger Agreement and Assure will be obligated to pay the Termination Fee. In addition, the promissory notes will be deemed paid in full and Danam will have no further obligation to repay them.
●	Assure is currently pursuing to raise an additional $15,000,000 in financings at Closing. This is included in the pro forma balance sheet below.

Expected Accounting Treatment of Danam’s Acquisition of the Targets

As noted above, as part of Danam’s acquisition of the Targets, Danam has acquired the outstanding equity interest of Wood Sage, which owns 100% of the equity interests in Community Specialty Pharmacy and Alliance Pharma Solutions, and Wellgistics (“Target Acquisitions”, “Danam Group”). The Target Acquisitions will be accounted for in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), with Danam considered to be the accounting acquirer. To determine the accounting for this transaction under ASC 805 a company must assess whether an integrated set of assets and activities will be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the relative fair value of the gross assets acquired is concentrated in a single asset or group of similar non-financial assets. If that screen is met, the set is not a business.

Danam is expected to be the accounting acquirer of the Target Acquisitions based on evaluation of the following fact sand circumstances:

●	Danam will own 100% of Wood Sage and Wellgistics;
●	Danam will appoint the majority of the board of directors: and
●	Danam’s existing senior management will remain as the senior management of Danam.

Danam was formed to affect the Target Acquisitions, that has been determined to be a substantive entity primarily based on the following:

●	Danam survives the Target Acquisitions;
●	There is a change in control when considering the ownership structure of Danam compared to the ownership structure of the Target Acquisitions;
●	Danam paid cash for its interest in Wood Sage, which in turn paid cash for its acquisitions of Community Specialty Pharmacy and Alliance Pharma Solutions;
●	81% of the purchase consideration for Wellgistics is in a combination of cash and debt; the remaining 19%of the purchase consideration is in equity in New Danam;
●	There was a 100% change in control of Wood Sage, with Danam owning 100% of Wood Sage after that acquisition; and
●	There will be a change in control of Wellgistics before and after the Closing, with Danam owning 100% of Wellgistics after the transaction and a former owner of Wellgistics owning only 1% of New Danam after the Merger.

In connection with the Target Acquisitions, Danam has not yet obtained a valuation of the identifiable intangible assets and goodwill acquired in the Target Acquisitions, and has preliminary reflected the excess of the purchase consideration(excluding earnouts) over the book values of the identified assets acquired and liabilities assumed as goodwill in the Unaudited Condensed Combined Financial Statements.

Expected Accounting Treatment of the Merger among Assure and Danam

The Merger is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Assure is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Danam will represent a continuation of the consolidated financial statements of Danam with the Merger treated as the equivalent of Danam issuing stock for the net assets of Assure, accompanied by a recapitalization. The net assets of Assure will be stated at historical cost, with no goodwill or other intangible assets recorded. At Closing, Assure will change its name to Danam Health Holding Corporation, and its common stock is expected to list on the Nasdaq Capital Market under the ticker symbol “[●]”. Operations prior to the Merger will be those of Danam in future reports of Danam Health Holding Corporation.

Danam is the accounting acquirer based on evaluation of the following facts and circumstances:

●	Majority of the New Danam’s board of directors is determined by Danam;
●	Danam’s senior management will be the senior management of New Danam;
●	Danam’s name will be the name of the combined company;
●	Danam’s business activities will be the business activities of the combined entity; and
●	Danam Stockholders have a majority ownership of New Danam.

Basis of Presentation

The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Assure, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Danam will be treated as the accounting acquirer. This determination was primarily based on the following facts and circumstances: (i) Danam’s existing stockholders will have approximately 90.91% of the voting interest of New Danam; (ii) Danam’s senior management will replace Assure’ senior management and comprise the senior management of New Danam; (iii) the directors nominated by Danam will represent a majority of the board of directors of New Danam; (iv) Danam is the larger entity based on historical revenues and business operations; and (v) Danam’s operations will comprise the ongoing operations of New Danam. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Danam is issuing stock for the net assets of Assure. The net assets of Assure will be stated at historical cost, with no goodwill or other intangible assets recorded. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 assumes the Merger occurred on December 31, 2023. The unaudited pro forma condensed combined statements of operation for the year ended December 31, 2023 presents the pro forma effect of the Merger as if it had been completed on January 1, 2023, the beginning of the earliest period presented. These periods are presented on the basis of Danam as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

●	Assure’s audited balance sheet as of December 31, 2023 and the related notes for the period ended December 31, 2023, included elsewhere in this proxy statement/prospectus; and
●	The audited consolidated balance sheets as of December 31, 2023 and the related notes for the period ended December 31, 2023 of Danam Health, Inc., Wellgistics, LLC and Wood Sage, LLC, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2023 and for the year ended December 31, 2022 have been prepared using, and should be read in conjunction, with the following:

●	Assure’s historical statement of operations for the year ended December 31, 2023, as derived from Assure’s audited condensed statement of operations for the year ended December 31, 2023, and the related notes included elsewhere in this proxy statement/prospectus; and

●	The consolidated statements of operations for the year ended December 31, 2023 and the related notes thereto of Danam Health, Inc., Wellgistics, LLC and Wood Sage, LLC included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Merger. The pro forma adjustments reflecting the consummation of the Merger are based on certain available information as of the date of these unaudited pro forma combined financial statements and certain assumptions and methodologies that Assure believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Assure believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Danam. They should be read in conjunction with the historical financial statements and notes thereto of Assure and Danam.

The following summarizes the pro forma ownership of New Danam Common Stock issued and outstanding immediately after the Merger:

Assure stockholders	9,000,000		10%
Danam stockholders	81,000,000		90%
	90,000,000	*
*

Does not include shares of New Danam common stock to be issued pursuant to the Company’s planned equity financing of $15,000,000. See note B in the notes to the unaudited pro forma balance sheet below.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2023

	Wood Sage,			Danan		Pro	Assure			Settlement
	LLC	Wellgistics		Transaction		Forma	Holdings	Assure		and			Transaction
	(Historical	LLC	Danan Health	Accounting		Combined	Corp	Asset Sale		Conversion		Assure	Accounting		Pro Forma
	Consolidated)	(Historical)	(Historical)	Adjustments	Notes	Danam	(Historical)	Adjustment	Notes	of Debt	Notes	(As Adjusted)	Adjustments	Notes	Combined
ASSETS
Current Assets:
Cash	$50,563	$1,795,164	$1,364	$10,000,000	1	$2,657,025	$123,000	$2,320,000	4	$(2,443,000)	8	$—	$2,500,000	14	$5,157,025
				(8,790,065)	2
				(400,000)	3
Accounts receivable	73,782	1,309,397	—	—		1,383,179	3,601,000	—		(3,601,000)	8	—	—		1,383,179
Inventories	43,741	6,731,577	—	—		6,775,318	—	—		—		—	—		6,775,318
Due from related parties	67,793	—	337,000	—		404,793	—	—		—		—	—		404,793
Prepaid and other current assets	—	557,947	—	—		557,947	562,000	750,000	5	—		1,312,000	—		1,869,947
Due from MSAs	—	—	—	—		—	—	—		—		—	—		—
Assets held for sale	—	—	—	—		—	2,437,000	(2,437,000)	6	—		—	—		—
Short-term advances	—	—	—	—		—	—	—		—		—	—		—
Total current assets	235,878	10,394,085	338,364	809,935		11,778,262	6,723,000	633,000		(6,044,000)		1,312,000	2,500,000		15,590,262
Equity method investments	—	—	—	—		—	175,000	—		—		175,000	—		175,000
Intangible assets under development	—	—	—	—		—	—	—		—		—	—		—
Property and equipment, net	—	549,691	—	—		549,691	—	—		—		—	—		549,691
Operating lease, right of use asset	—	1,402,596	—	—		1,402,596	616,000	—		—		616,000	—		2,018,596
Intangible assets under development	991,736	—	—	—		991,736	—	—		—		—	—		991,736
Goodwill	740,207	872,433	—	(1,612,640)	2,3	22,012,640	—	—		—		—	—		22,012,640
				20,341,284	2
				1,671,357	3
Investment in unconsolidated entity	—	17,671	—	—		17,671	—	—		—		—	—		17,671
Notes receivable	—	139,770	—	—		139,770	—	—		—		—	—		139,770
Other assets	—	24,249	—	—		24,249	—	—		—		—	—		24,249
Total assets	$1,967,821	$13,400,495	$338,364	$21,209,935		$36,916,615	$7,514,000	$633,000		$(6,044,000)		$2,103,000	$2,500,000		$41,519,615

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$294,130	$3,310,333	$1,038,672	$—		$4,643,135	$6,840,000	$—		$(6,840,000)	9	$—	$—		$4,643,135
Accrued expenses and other liabilities	241,726	994,587	1,782,333	—		3,018,647	571,000	—		(71,000)	9	500,000	—		3,518,647
Current portion of debt obligations	1,300,000	5,180,995	350,000	—		6,830,995	13,679,000	—		(13,679,000)	10	—	—		6,830,995
Current portion lease liability	—	426,588	—	—		426,588	621,000	(266,000)	7	(355,000)	11	—	—		426,588
Current portion of acquisition liability	—	—	—	—		—	454,000	—		(454,000)	12	—	—		—
Due to related parties	663,114	—	67,793	—		730,907	—	—		—		—	—		730,907
Stock to be issued	—	—	—	3,000,000	2	3,000,000	—	—		—		—	—		3,000,000
Other	—	—	—	—		—	53,000	—		—		53,000	—		53,000
Total current liabilities	2,498,970	9,912,503	3,238,798	3,000,000		18,650,271	22,218,000	(266,000)		(21,399,000)		553,000	—		19,203,271
Long-term debt	—	136,913	—	—		136,913	—	—		—		—	—		136,913
Lease liability, net of current portion	—	1,029,864	—	—		1,029,864	505,000	(218,000)	7	(287,000)	11	—	—		1,029,864
Acquisition liability, net of current portion	—	—	—	—		—	126,000			(126,000)	12	—	—		—
Notes payable	—	—	—	10,000,000	2	10,000,000	—	—		—		—	—		10,000,000
Total liabilities	2,498,970	11,079,281	3,238,798	13,000,000		29,817,048	22,849,000	(484,000)		(21,812,000)		553,000	—		30,370,048

Stockholders’ Equity
Common stock	—	—	—	—		—	7,000	—		—		7,000	—		7,000
Additional paid-in capital	1,878	1,272,838	500	10,000,000	1	10,000,500	55,292,000	—		15,768,000	13	71,060,000	2,500,000	14	83,560,500
				(1,274,716)	2, 3										—
Accumulated deficit	(533,027)	1,048,376	(2,900,934)	(515,349)	2, 3	(2,900,934)	(70,634,000)	1,117,000		—		(69,517,000)	—		(72,417,934)
Total stockholders’ equity	(531,149)	2,321,214	(2,900,434)	8,209,935		7,099,566	(15,335,000)	1,117,000		15,768,000		1,550,000	2,500,000		11,149,566
Total Liabilities and Stockholders' Equity	$1,967,821	$13,400,495	$338,364	$21,209,935		$36,916,615	$7,514,000	$633,000		$(6,044,000)		$2,103,000	$2,500,000		$41,519,615

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are directly attributable to the Merger. Danam and Assure have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Danam filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of New Danam’s shares outstanding, assuming the Merger had been completed on January 1, 2023, the beginning of the earliest period presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

1.	To record the planned equity financing of $10,000,000 at Closing of the Merger. Pro forma adjustment to reflect the entire $10,000,000 in additional paid-in capital until the numbers of shares of New Danam Common Stock to be issued is determined.
2.	To record the purchase accounting adjustments for the proposed acquisition of Wellgistics by Danam upon Closing of the Merger. The amount of Goodwill, being an estimate subject to valuation, does not include the effect of the earnout provision in the Merger agreement.

Wellgistics Acquisition
Assets acquired	$12,528,062
Goodwill	20,341,284
Liabilities assumed	(11,079,281)
Total purchase price	$21,790,065

Cash payment	$8,790,065
Note payable to owners of Wellgistics	10,000,000
Stock to be issued to Wellgistics	3,000,000
$21,790,065

3.	To record the purchase accounting adjustments for the proposed acquisition of Wood Sage by Danam at the time of Closing of the Merger. The amount of Goodwill is an estimate subject to valuation.

Wood Sage Acquisition
Assets acquired	$1,227,613
Goodwill	1,671,357
Liabilities assumed	(2,498,970)
Total purchase price	$400,000

The following adjustments directly correlate to Assure’s sale of its assets associated with its clinical operations:

4.	Represents cash received from the sale of assets associated with its clinical operations in accordance with the terms of the asset sale agreement.
5.	Represents for the minimum earnout payment due to Assure in accordance with he terms of the asset sale agreement.

6.	To adjust for the closing of the sale of assets associated with clinical operations.
7.	To eliminate the finance lease liability directly associated with the finance lease assets sold as part of the asset sale agreement.

The following adjustments directly correlate to the settlement of Assure’s liabilities prior to the Merger.

8.	Represents the estimated cash and net accounts receivable to be transferred to Centurion as partial payment of the principal and interest outstanding associated with the Centurion Debenture.
9.	Represents the estimated amount of accounts payable and accrued liabilities to be settled via the issuance of common shares instead of cash settlement.
10.	Represents the principal value of the Convertible Debenture and principal value, net of amounts settled from Note 5, of the Centurion Debenture to be settled via the issuance of common shares instead of cash settlement.
11.	Represents the amount of operating lease liability to be settled via the issuance of common shares instead of cash settlement.
12.	Represents the liability associated with previous acquisitions to be settled via the issuance of common shares instead of cash settlement.
13.	The Company is adjusting additional paid-in capital for the amounts in Notes 6,7,8 and 9 as the number of common shares to be issued is dependent on the five (5) day weighted average close price at the time the common shares are issued.

The following adjustments directly correlated to the Merger transaction:

14.	The Company estimates it will need to Raise approximately $2.5 million through a public equity financing in order comply with the terms of the Merger Agreement and NASDAQ listing requirements.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The following adjustments directly correlate to Assure’s sale of its assets associated with its clinical operations:

15.	Represents elimination of discontinued operations.

The following adjustments directly correlated to the Merger transaction:

16.	Represents the estimated costs of the merger transaction such as directors and officers insurance, legal fees and severance and bonus payments to terminated employees.
17.	Represents the assumption that 99 million common shares will be outstanding at the close of the merger.

INFORMATION ABOUT ASSURE

Unless the context requires otherwise, references in this section to “we,” “us,” “our,” “Assure” and the “Company” refer to Assure Holdings Corp.

Business Overview

Historically, Assure was a provider of outsourced Intraoperative Neurophysiological Monitoring (“IONM”) and a provider of remote neurology services. The Company delivered a turnkey suite of clinical and operational services to support surgeons and medical facilities during invasive surgical procedures. During September 2023, the Company’s Board of Directors initiated a process to explore strategic alternatives for the business. In consultation with financial and legal advisors, a comprehensive strategic review process began immediately and evaluated a broad range of options to maximize shareholder value. As part of this review process, Assure’s board agreed to conduct an auction process for the sale of its clinical operations. On February 12, 2024, Assure entered an Agreement and Plan of Merger with Danam. Danam delivers unique solutions for pharmacies, providers, pharmaceutical manufacturers, and payors focused on improving the lives of patients. On March 26, 2024, Assure closed a sale transaction resulting in the sale of most of the Company’s clinical operations, equipment, and contracts. Assure is providing IONM services in limited markets, primarily Arizona and Montana.

IONM has been well established as a standard of care and risk mitigation tool for various surgical verticals such as neurosurgery, spine, cardiovascular, orthopedic, ear, nose, and throat (“ENT”), and other surgical procures that place the nervous system at risk. Accredited by The Joint Commission, Assure’s mission was to provide exceptional surgical care and help make invasive surgeries safer. Our strategy focused on utilizing best of class personnel and partners to deliver outcomes that are beneficial to all stakeholders including patients, surgeons, hospitals, insurers, and stockholders.

During each procedure, Assure provided two types of services, the Technical Component and Professional Component of IONM. Our in-house Interoperative Neurophysiologists (“INP”) provide the Technical Component IONM services from the operating room throughout the procedure, while telehealth-oriented supervising practitioners provide a level of redundancy and risk mitigation in support of the onsite INPs and the surgical team. In addition, Assure offered a comprehensive suite of IONM services, including scheduling the INP and supervising practitioner, real time monitoring, patient advocacy and subsequent billing and collecting for services provided.

Clinical leadership, surgeon support and patient care are Assure’s cornerstones. The Company historically made substantial ongoing investments in its training and development of clinical staff and created a training program to rigorously train new INPs to cost-effectively join the Assure team. In addition, Assure partnered with the internationally renowned Texas Back Institute on clinical research relating to IONM safety and efficacy.

Historically, the foundation of Assure’s business has been providing the Technical Component of IONM via our INP staff. We employ highly trained INPs, which provide a direct point of contact in the operating room during the surgeries to relay critical information to the surgical team. In this one-to-one business model, Assure pairs a team of INPs with third-party surgeons to promote a level of familiarity, comfort and efficiency between the surgeon and the INP. Each INP can support approximately 200 cases annually. Our INPs monitor the surgical procedure using state of the art, commercially available, diagnostic medical equipment. Assure INP’s are certified by a third-party accreditation board, ABRET Neurodiagnostic Credentialing and Accreditation (“ABRET”). The success of our service depends upon the timely recognition and successful interpretation of the data signals by our INPs and remote supervisors to quickly determine if the patient is experiencing a deficiency and advise the surgeon to determine if surgical intervention is required to positively impact the patient and surgery. While, employing this model, Assure expanded its business, supporting approximately 1,600 cases in 2017 to approximately 11,650 in 2023. The Company disposed of its clinical operations in March 2024 and currently provides IONM services in Arizona and Montana.

Beginning in the second quarter of 2021, Assure began executing on its long-term vertical integration plan by expanding into tele-neurology services. This includes delivering remote neurology services in support of the surgical team and INPs. Supervising practitioners are utilizing equipment and training to monitor electroencephalographic (“EEG”) and electromyography (“EMG”) and several other complex modalities during surgical procedures to pre-emptively notify the surgeon of any nerve related issues as they are identified. Assure has utilized employee and third-party contractors, working from remote locations as supervising practitioners supporting surgical teams and our INPs.

The professional component of IONM is provided via tele-neurology services under a one-to-many business model, and as a result, has a different financial profile than the technical component. Supervising practitioners provide tele-neurology services from an off-site location and maintain the ability to monitor multiple surgical cases simultaneously. As a result, each supervising practitioner has the ability to monitor approximately 2,500 or more cases annually.

Expansion into the Professional Component of IONM was intended to better position the Company to oversee quality of service for providing tele-neurology services and to significantly reduce cost of delivery, allowing the Company to improve profitability on every case performed. Assure’s objective was to significantly cut the cost of delivery for tele-neurology services going forward.

Billing and collecting for out of network medical services is complex and requires trained revenue cycle management professionals. Assure made substantial investments to make its revenue cycle management function more data-driven, analytical, and automated. This modernization facilitated successful state-level arbitrations in 2022 and federal arbitrations in 2023. Success in arbitration supported improving cash flow. Many IONM competitors, particularly smaller peers that remain reliant on third-party billing companies lack the analytics and transparency to similarly leverage opportunities presented by the arbitration process.

During the fourth quarter of 2022, the Company moved away from Assure’s legacy Managed Service Agreement (“MSA”) model which allowed Assure to bill and collected for the Professional Component of IONM. The Company exited most MSA agreements in 2023 and expects the remaining MSA relationships to be terminated in 2024.

Our Strategy

Current Strategy

On September 19, 2023, our Board initiated a process to explore strategic alternatives. In consultation with financial and legal advisors, the comprehensive strategic review process began immediately and evaluated a broad range of options to maximize shareholder value.

As a result of the strategic review process, on February 12, 2024, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Danam and Assure Acquisition Corp., a newly formed wholly-owned subsidiary of Assure (“Assure Merger”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by the stockholders of the Company and Danam, Assure Merger will be merged with and into Danam (the “Merger”), with Danam surviving the Merger as a wholly-owned subsidiary of the Company. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) each share of Danam capital stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the applicable per share portion of the “merger consideration” as set forth in the allocation statement to be delivered pursuant to the Merger Agreement (“merger consideration” is defined in the Merger Agreement to mean a number of shares of common stock of the Company equal to (a) the quotient obtained by dividing (i) the number of shares of capital stock of the Company on a fully diluted basis (the “Assure Fully Diluted Share Number”) by (ii) the quotient of (A) the adjusted value of the Company dividend by (B) the sum of the adjusted value of the Company and the adjusted value of Danam, minus (b) the Assure Fully Diluted Share Number minus (c) the number of shares of common stock of the Company the warrants of Danam will become exercisable for upon closing of the Merger); (ii) each outstanding warrant of Danam will be assumed by the Company and become a warrant to purchase an adjusted number of shares of common stock of the Company, at an adjusted exercise price per share but subject to the same terms and conditions as the warrant of Danam.

Following the closing of the Merger, the former equity holders of the Company immediately before the Merger are expected to own approximately 10% of the outstanding capital stock of the combined company on a fully diluted basis and the equity holders of Danam immediately before the Merger are expected to own approximately 90% of the outstanding capital stock of the combined company on a fully diluted basis.

Upon closing of the Merger, the Company will be renamed Danam Health Holdings Corp. Suren Ajjarapu will serve as Chairman of the Board of Directors and Tim Canning will serve as the Chief Executive Officer of the combined company. The Merger Agreement provides that the Board of Directors of the combined company will be comprised of four members which will be filled upon completion of the Merger to be designated by Danam.

The Merger Agreement contains customary representations, warranties and covenants of the Company and Danam, including covenants relating to the conduct of the business of both the Company and Danam from the date of signing the Merger Agreement through closing of the Merger, obtaining the requisite approval of the stockholders of the Company and Danam and maintain the listing of the common stock of the Company on the NASDAQ Capital Market and applying for the continued listing of Danam after the closing of the Merger on the NASDAQ Capital Market. Under the terms of the Merger Agreement, the Company has also agreed not to solicit from any person an acquisition proposal (as defined in the Merger Agreement) for the Company.

In connection with the Merger, the Company will prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will contain a prospectus and a proxy statement, and will seek the approval of the Company’s stockholders with respect to certain actions, including approval of the Merger.

Further to an auction process, on March 11, 2024, the Company and its subsidiaries, Assure Neuromonitoring, LLC, Assure Networks, LLC, Assure Networks Texas Holdings, LLC and Assure Networks Texas Holdings II, LLC (collectively, the “Sellers’) entered into an asset purchase agreement (the “APA”) with National Neuromonitoring Services, LLC (“Purchaser”). Upon the terms and subject to the satisfaction of the conditions described in the APA, the Company and the Sellers sold to Purchaser certain assets of the Sellers and Purchaser assumed certain liabilities and obligations of the Sellers (the “Sale Transaction”).

On March 26, 2024, the Sale Transaction closed, and the Company received cash consideration of $2.32 million minus the debt payoff amount of plus any earnout amount. The Company can earn an earnout payment up to $2.18 million based on the following case volume numbers of Purchaser derived from the assets sold to Purchaser over the twelve-month period following the closing of the Sale Transaction.

(i)	If the Case Volume is less than 6,000, then Sellers will not receive any Earnout Payment, and the Purchase Price shall be decreased by an amount equal to equal to One Hundred Ninety-Three Dollars ($193) for each surgical case less than 6,000 up to a maximum aggregate amount not to exceed One Hundred Ninety-Three Thousand Dollars ($193,000).
(ii)	If the Case Volume is at least 7,000 but less than 8,000, then Sellers will receive an Earnout Payment in an amount equal to Forty-Nine Thousand Six Hundred Thirty Dollars ($49,630); or
(iii)	If the Case Volume is at least 8,000 but less than 9,000, then Sellers will receive an Earnout Payment in an amount equal to Three Hundred Eighty-Eight Thousand One Hundred Forty-Nine Dollars ($338,149); or
(iv)	If the Case Volume is at least 9,000 but less than 10,000, then Sellers will receive an Earnout Payment in an amount equal to Seven Hundred Seventy-Six Thousand Two Hundred Ninety-Seven Dollars ($776,297); or
(v)	If the Case Volume for the Earnout Period is at least 10,000 but less than 11,000, then Sellers will receive an Earnout Payment in an amount equal to One Million Four Hundred Fifty-Three Thousand Three Hundred Thirty-Four Dollars ($1,453,334); or
(vi)	If the Case Volume is more than 11,000, then Sellers will receive an Earnout Payment in an amount equal to Two Million One Hundred Eighty Thousand Dollars ($2,180,000).

The purchase price is subject to post-closing adjustments if the number of post-closing business employees ten days following the closing is less than 40 (reduced by $28,000 for each employee below 40) and if the number of IONM systems 30 days following closing is less than 100 (reduced by $12,000 for each system below 100).

Currently, the Company is pursuing the closing of its transaction with Danam.

Legacy Strategy

Our IONM strategy was to build a telehealth tele-neurology services company with exceptional capabilities in IONM and numerous adjacent markets.

Assure provided leading IONM services with an emphasis on clinical excellence and patient well-being. The Company transformed from being a provider of the Technical Component of IONM, utilizing a one-to-one business model of INPs in the operating room, to a business that also provides the Professional Component of IONM via off-site tele-neurology services in a more scalable one-to-many business model.

Assure made substantial investments in its revenue cycle management function to become more data-driven, analytical, and automated. This modernization facilitated successful state-level arbitrations beginning in 2022 improving cash flow. There is a backlog of claims awaiting federal arbitration and state arbitration.

At the Company’s inception, the delivery of the Technical Component and Professional Component of IONM were reimbursed at nearly identical rates. For several years Assure was primarily focused on collecting and keeping proceeds from the Technical Component while splitting a significant portion of the proceeds from the Professional Component via MSAs in a manner that benefitted surgeons. In recent years, the IONM market has changed dramatically and now the Technical Component is perceived by commercial insurance payors to have limited reimbursement value whereas the Professional Component has considerable reimbursement value. Given the changing dynamics in market reimbursement, the Company has exited the majority of MSA arrangements and bills and collects both the Technical and Professional Components of IONM.

Historical Service Offerings

INPs

Assure offers a turnkey full suite of IONM services including scheduling of the INP and supervising practitioner, real time monitoring and subsequent billing for services provided.

Prior to a patient’s procedure, Assure will coordinate with the surgeon’s office to obtain the necessary information and documentation to provide IONM services, such as the patients’ insurance information, patients’ demographic information and office/clinic notes. Assure provides educational materials to the surgeon’s office for inclusion in each surgical patient’s pre-operative packets to educate and provide comfort to the patient about IONM services. Prior to the surgery, an Assure patient advocate connects with the patient to explain Assure’s role during the surgery, the benefits of IONM and billing issues that may affect the patient. Assure’s INP will arrive at the hospital with an IONM machine and disposable supplies/electrodes. The INP meets with the patient to explain their role during the surgery, discuss the patients’ pertinent past medical history, explain the risks and benefits associated with IONM and have the patient sign a consent form for IONM to be utilized on their procedure.

All IONM procedures include both technical services (performed by INPs) and professional services (performed by supervising practitioners). During the surgery, the INP will continuously monitor the functional integrity of the peripheral and/or central nervous system by recording, troubleshooting, documenting, and communicating activity arising from the brain, spinal cord, peripheral nerves, somatosensory or motor nerve systems using the IONM machine provided by Assure and communicating the physiologic results in real-time to the surgeon. The INP and surgeon are supported by an off-site supervising practitioner providing tele-neurology oversight services. The supervising practitioner also monitors the functional integrity of the peripheral or central nervous system throughout the procedure communicating in real-time with the surgeon and INP throughout the procedure. In some cases, remote neurology is performed directly by Assure’s supervising practitioners. In other instances, these tele-neurology services are provided by and through subsidiaries, which owns interest in entities that either directly perform the professional component through third-party contracted neurologists or oversight reading physicians.

Assure Interoperative Neurophysiologists

Assure currently employs specialized IONM INPs that are board certified Certification Examination in Neurophysiologic Intraoperative Monitoring (“CNIM”) or board eligible CNIM by ABRET. ABRET seeks to encourage, establish and maintain standards of clinical EEG, Evoked Potential Technology, and Neurophysiologic Intraoperative and long-term monitoring, by offering credentialing exams to evaluate the skills and knowledge of technologists, and by supporting lab accreditation.

Assure has developed an Intraoperative Neurophysiologist Training Program. This training program trains new INPs from start to board certification, allowing for consistently high caliber well-trained professional INPs for placement into emerging and growing markets. Training and developing its own talent pool allow for more flexible scalability.

Assure Supervising Practitioners

Assure utilizes supervising practitioners performing remote neurology services. These physicians are highly trained and specialized in providing off-site tele neurology services. Multiple Assure supervising practitioners have already received the training necessary to provide remote neurology services in targeted expansion markets including EEG.

IONM Market in the United States

Overview

A key factor driving growth in the market is the increasing number of surgeries for which IONM is required. Advances in technology, the growth of the geriatric population in the US and a rising incidence of chronic diseases are other factors increasing the number of spinal, musculoskeletal, and cardiovascular surgeries, which in turn is expected to drive market growth in IONM. Renowned medical institutions such as the Mayo Clinic are advocating greater adoption of IONM including requiring medical professionals to complete comprehensive neurophysiology training courses and hosting international IONM conferences.

Market Landscape

The IONM market is bifurcated into in-house and outsourced providers. The end user segment is categorized into hospital and ambulatory surgical centers. IONM finds its application in spinal, neurosurgery, cardiovascular, ENT, orthopedic and other surgeries related to the central or peripheral nervous system. IONM modalities include motor evoked potential, somatosensory evoked potential, electroencephalography, electromyography, brainstem auditory evoked potential, and visual evoked potential.

There has been a substantial increase in the use of IONM services by hospitals and ambulatory surgical centers during complex surgeries. Moreover, the market is moving toward outsourced monitoring to provide advanced treatment options for patients suffering from chronic diseases.

With no dominant players in the industry, the intraoperative neuromonitoring market in the U.S. is highly fragmented. Providers can generally be categorized into three groups: 1) IONM-specific companies, including a limited number of relatively larger players such as Assure and a much larger group of small local and regional providers, 2) in-house providers such as hospitals, and 3) bundled product companies offering neuromonitoring as part of a broader suite of services including SpecialtyCare, Inc. and NuVasive, Inc. These bundled product companies are believed to be the largest IONM providers in the US, although each is estimated to individually comprise approximately 10% of the overall U.S. IONM market.

Market Segmentation by Application

Surgical neurophysiology continues to progress, with the improvement of new applications such as brainstem mapping, spinal cord mapping, and proving the utilization of IONM in surgeries where the nervous system is not at primary risk but a secondary risk of the surgery (such as reducing post-operative deficits caused by malposition).

IONM utilization is also highly regional, with the eastern portions of the United States having higher utilization of IONM as compared to the central and western portions of the country, especially for orthopedic and vascular surgery verticals. This regional nature is partly associated with the regional medico-legal issues, but also the training of the surgeons. If surgeons train with effective IONM they are more likely to continue to use it in their practice in comparison to surgeons who either were not exposed to IONM or exposed to ineffective IONM.

Drivers of the IONM Market

The U.S. IONM market is expected to expand, driven by growth in procedures related to an aging population, increase in prevalence of chronic disorders, adoption of IONM in new surgeries, and increased interest in risk mitigation.

High volume of surgeries

Physicians use IONM during many surgeries. IONM is vital in obtaining real-time status of the nervous system. An increase in the volume of neurosurgeries, spinal surgeries, and orthopedic surgeries has fueled the demand for IONM services.

Advances in technology

With the improvement in health care facilities and advances in technology, vendors are developing innovative and efficient IONM devices. Companies such as Cadwell Industries and Natus Medical invest extensively in R&D to develop advanced IONM devices.

Certain service providers offer advanced IONM services for various surgeries including neurosurgeries and ENT, cardiovascular, orthopedic and spinal surgeries. These companies provide IONM devices such as EEG systems for real time monitoring of the nervous system. Advanced IONM devices help physicians to monitor and record complex patterns of neural activities.

Focus on patient safety

Surgeons use IONM as an additional line of safety during surgeries. IONM systems are used to monitor the nervous system and alert the surgeons prior to the threshold for injury. The IONM systems play a vital role during critical surgeries such as spinal surgeries that involve the insertion of instruments near the nerves or the spinal area and may cause damage to the nervous system.

IONM also helps surgeons avoid or minimize common complications such as paraparesis, quadriplegia, and paraplegia that occur during surgeries.

Selected reasons for the rising deployment of IONM include:

●	Patient Safety: IONM helps decrease the risk of surgeries IONM systems are also widely accepted, as they are devices approved by the FDA.
●	Medico-legal Obligations: End-users and hospitals use IONM systems to reduce medico-legal lawsuits from people that have undergone surgeries.
●	Growth in Surgeries: The rising volume of technically demanding surgeries increases the need for advanced IONM tools.
●	Cost Savings: Accurate IONM alerts help save operating room time, facilitating high margin surgeries for the hospital, while reducing length of stay and readmission rates for patients.

IONM Market Challenges

Cost of surgery with IONM

The cost of surgeries with IONM is more than those without IONM. Surgeries with IONM involve the expenses of IONM devices, intraoperative neurophysiologists, supervising practitioners, and disposable materials. The cost of surgeries restricts the adoption of IONM. Though IONM systems play a crucial role in invasive surgeries such as spinal, neurological, orthopedic, and cardiovascular surgeries, it has not been proven to be a cost-effective therapy in all procedures.

Payor payments

Beginning in 2020 and through 2022, Assure faced an increase in third-party insurance claim payment denials for our technologist services that we believe will continue in the foreseeable future. The increase in technical claim denials is primarily attributable to a shift in third-party insurance company policies to bundle the technologist service payment into the surgical procedure payment made to the facility in which our services are rendered. In response to this change Assure has been renegotiating its facility contracts to obtain reimbursement directly from the facility for technologist services paid through this type of bundling technique.

Limited interoperative neurophysiologists

Though the number of surgeries that need IONM continues to increase in the U.S., only a limited number of INPs with expertise in IONM are available. INPs with high levels of expertise are required to effectively use IONM devices to record data and diagnose patient alerts. There is also the risk of false recordings due to physiological artifacts arising from other sites. Only highly skilled INPs can perform IONM in hospitals, surgical centers, and neurophysiological laboratories and provide the greatest levels of service to the surgeons they support.

Complications of IONM

Though the popularity of IONM is growing rapidly, risks and complications associated with IONM remains, as there is for any medical procedure.

●	Types of injuries induced by electrical current: Burns may occur at the contact of stimulating electrodes with tissue when the current density is high. The leakage of high-frequency current through alternate pathways can also cause burns. In addition, high current flow can cause macro shock.
●	Use of needle electrodes: Risk of infection at the electrode site.

●	Electrical cortical stimulation: Transcranial electrical cortical stimulation during Motor Evoked Potential monitoring can cause tongue lacerations, oral injuries, and even mandibular fractures. These adverse effects occur due to forceful contraction of the biting muscles as a result of the stimulation. This risk is largely mitigated by appropriate use of bite blocks.

Competition

The IONM industry is highly competitive. Assure faces significant competition from other IONM and tele-neurology providers for patients, physicians, INPs and supervising practitioners. Some of Assure’s competitors are larger and have longstanding and well-established relationships with physicians and third-party payors. Assure also competes with other health care providers in its efforts to hire and retain experienced professionals. As a result, Assure may have difficulty attracting or retaining key personnel or securing clinical resources.

Some of Assure’s competitors are hospitals that provide IONM services for surgeries occurring within their hospital facilities. Assure also has significantly larger competitors, some of which have access to greater marketing, financial and other resources and may be better known in the general community. As a result of these factors, the Company may not be able to compete effectively against current and future competitors. See “Risk Factors” for further discussion.

Corporate Structure

Assure Holdings Corp.

Assure Holdings Corp., formerly Montreux Capital Corp, a Canadian Capital Pool Company (“Montreux”), formed under the British Columbia Business Corporations Act in British Columbia, Canada on September 24, 2007, is a Nevada corporation, existing under the laws of the State of Nevada pursuant to its Articles of Domestication filed with the Nevada Secretary of State on May 15, 2017. A Canadian Capital Pool Company is a special purpose acquisition company organized for the purposes of completing acquisition transactions, known as “qualifying transactions,” with operating companies for the purposes of taking the operating companies public in Canada. Qualifying transactions are subject to Canadian securities laws and exchange listing requirements.

Assure Holdings, Inc.

Assure’s direct subsidiary is Assure Holdings, Inc., a Colorado corporation, formed under the laws of the State of Colorado on November 7, 2016. Assure Holdings, Inc. became a wholly owned subsidiary of Assure on May 15, 2017 when Assure Holdings Inc. and its stockholders and Montreux and its stockholders entered into a Share Exchange Agreement pursuant to which the stockholders of Assure Holdings, Inc. received shares of Montreux as consideration for their assignment of their shares in Assure Holdings, Inc. to Montreux in the “Qualifying Transaction” under the rules of the TSX Venture Exchange (“TSX-V”). One of the primary objectives of the Qualifying Transactions was to facilitate Assure’s going public and listing on the TSX-V.

Assure Holdings, Inc. is the sole member of Assure Neuromonitoring, LLC (“Assure Neuromonitoring”), a Colorado limited liability company formed under the laws of the state of Colorado on August 25, 2015. Assure Neuromonitoring became a wholly owned subsidiary of Assure Holdings, Inc. on November 7, 2016, when its members assigned their interest in Assure Neuromonitoring to Assure Holdings, Inc. for shares of Assure Holdings, Inc.

Assure Holdings, Inc. is the sole member of Assure Networks, LLC (“Assure Networks”), a Colorado limited liability company formed under the laws of the state of Colorado on November 2, 2016. Prior to the Reorganization and Qualifying Transaction, Preston Parsons owned a controlling ownership interest in Assure Networks. Assure Networks became a wholly owned subsidiary of Assure Holdings, Inc. on November 7, 2016, when its members assigned their interest in Assure Networks to Assure Holdings, Inc. for shares of Assure Holdings, Inc.

Assure Holdings, Inc. is the sole member of Assure Equipment Leasing, LLC (“Assure Equipment Leasing”), a Colorado limited liability company formed under the laws of the state of Colorado on April 20, 2020.

Assure Neuromonitoring, LLC

Assure Neuromonitoring exists for the purpose of facilitating leading IONM support to surgeons and patients. This includes a technical component via Assure’s INP staff who utilize technical equipment and technical training to monitor EEG, EMG and a number of complex modalities during surgical procedures to pre-emptively notify the underlying surgeon of any nerve related issues that are identified. The INP’s perform their services in the operating room during the surgeries. The INP’s are certified by a third-party accreditation agency.

Assure Networks. LLC

Assure Networks exist for the purpose of facilitating the performance of the professional component of IONM. Assure Networks provides off-site tele-neurology services for IONM. In some cases, the remote neurology is done directly via the Company’s own supervising practitioners. In other instances, these services are provided by and through the Assure Networks subsidiaries, which owns interest in entities that either (i) directly perform the professional component through third-party contracted neurologists or oversight reading physicians, or (ii) provide management services for entities owned by licensed physicians. These oversight services support the INP and strengthen Assure’s capacity to pre-emptively notify the underlying surgeon of any nerve related issues that are identified during a surgical procedure.

Assure Networks Texas Holdings, LLC

Assure Networks Texas Holdings, LLC (“Assure Networks Texas Holdings”) is a Texas limited liability company, formed under the laws of the State of Texas on November 12, 2019. On October 31, 2019, Assure Networks Texas Holdings, a wholly owned subsidiary of Assure Networks, acquired all of the assets of Neuro- Pro Series, LLC, Neuro-Pro Mgmt., LLC, Neuro-Pro Monitoring, LLC, MONRV, PLLC, NPJC, LLC, MONRVortho, PLLC, NPJCorto LLC and PRONRV, LLC (collectively, the “Neuro-Pro Asset Purchase”). The Neuro-Pro Asset Purchase increased the number of cases for both the technical component and the professional component and expanded the presence for Assure Neuromonitoring, the Assure Neuromonitoring subsidiaries, Assure Networks and the Assure Networks subsidiaries in the State of Texas.

Corporate Model

Ownership Model

In the instances where Assure Networks, or the applicable Assure Networks subsidiary, owns an interest in the entity performing the professional component, Assure’s corporate structure is based on a legal analysis that is completed by a third-party law firm to determine the specific state law requirements with respect to the corporate practice of medicine. Once Assure Networks or the applicable Assure Networks subsidiary obtains a legal determination regarding the recommended corporate structure, the applicable entity is established.

Management Services Model

In the instances where Assure Networks or the applicable Assure Networks subsidiary is unable to own an interest in the entity performing the professional component due to state laws or regulations, Assure Networks or the applicable Assure Networks subsidiary enters into a management services agreement (“MSA”) whereby Assure Networks or the applicable Assure Networks subsidiary agrees to perform management services on behalf of a third party unrelated entity performing the professional component and is paid fair market value compensation for such services. The fair market value compensation is based on a third-party fair market value valuation prepared by a professional valuation firm engaged by Assure Networks or the applicable Assure Networks subsidiary. Assure exited the majority of these arrangements in 2023 and expects the few remaining MSA relationships to be terminated in 2024.

Privacy

Assure is committed to protecting the privacy of its patients by safeguarding all medical information in compliance with the Health Insurance Portability and Accountability Act of 1996 HIPAA and the Health Information Technology for Economics and Clinical Health Act (“HITECH”). Assure relies on third-party companies and their cloud-based services to ensure all confidential information is safeguarded. These third-party companies include ShareFile, Microsoft 365, Microsoft Azure, NetSuite, and USMON. Microsoft, NetSuite, ShareFile, and USMON have Business Associate Agreements in place per HIPAA regulations. Microsoft, NetSuite, which is owned and operated by Oracle Corporation, and ShareFile, which is owned and operated by Citrix Systems, Inc., have, among other security measures, a third-party validated application and datacenter control from SOC 2 and SSAE 18 audits, bank-level encryption technology, multiple data storage locations around the globe, and disaster recovery centers in the United States and Europe. You can find Assure’s privacy policy on its website at www.assureneuromonitoring.com. Please note that the information on the website is not incorporated by reference into this proxy statement/prospectus.

Government Regulation

Assure is subject to numerous federal, state and local laws, rules and regulations. Government regulation affects Assure’s business by controlling its growth, requiring licensure and certification for the facilities and the physicians and other health care personnel who provide services in its facilities and regulating the use of its properties.

Licensure and Accreditation

The health care facilities and Assure’s partner professionals are subject to professional and private licensing, certification and accreditation requirements. These include, but are not limited to, requirements imposed by Medicare, Medicaid, state licensing authorities, voluntary accrediting organizations and third-party private payors. Receipt and renewal of such licenses, certifications and accreditations are often based on inspections, surveys, audits, investigations or other reviews, some of which may require affirmative compliance actions by Assure that could be burdensome and expensive. The applicable standards may change in the future. There can be no assurance that Assure will be able to maintain all necessary licenses or certifications in good standing or that they will not be required to incur substantial costs in doing so. The failure to maintain all necessary licenses, certifications and accreditations in good standing, or the expenditure of substantial funds to maintain them, could have an adverse effect on our business.

Anti-Kickback Statutes

The federal Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration to induce the referral of a patient or the purchase, lease or order (or the arranging for or recommending of the purchase, lease or order) of health care items or services paid for by federal health care programs, including Medicare or Medicaid. A violation does not require proof that a person had actual knowledge of the statute or specific intent to violate the statute, and court decisions under the Anti-Kickback Statute have consistently held that the law is violated where one purpose of a payment is to induce or reward referrals. Violation of the federal Anti-Kickback Statute could result in felony conviction, administrative penalties, liability (including penalties) under the False Claims Act and/or exclusion from federal health care programs.

Several states have enacted anti-kickback laws (including so-called “fee splitting” laws) that sometimes apply not only to state-sponsored health care programs, but also to items or services that are paid for by private insurance and self-pay patients. State anti-kickback laws can vary considerably in their applicability and scope and sometimes have fewer statutory and regulatory exceptions than does the federal law.

Assure’s management carefully considers the importance of anti-kickback laws when structuring company operations and relationships. That said, Assure cannot ensure that the applicable regulatory authorities will not determine that some of its arrangements with hospitals, surgical facilities, physicians, or other referral sources violate the Anti-Kickback Statute or other applicable laws. An adverse determination could subject Assure to different liabilities, including criminal penalties, civil monetary penalties and exclusion from participation in Medicare, Medicaid or other health care programs, any of which could have a material adverse effect on Assure’s business, financial condition or results of operations.

Physician Self-Referral (“Stark”) Laws

The federal Stark Law, 42 U.S.C. §1395nn, also known as the physician self-referral law, generally prohibits a physician from referring Medicare and Medicaid patients to an entity (including hospitals) providing “designated health services,” if the physician has a “financial relationship” with the entity, unless an exception applies. Designated health services include, among other services, inpatient hospital services, outpatient prescription drug services, clinical laboratory services, certain diagnostic imaging services, and other services that affiliated physicians may order for their patients. The prohibition applies regardless of the reasons for the financial relationship, unless an exception applies. The exceptions to the federal Stark Law are numerous and often complex. The penalties for violating the Stark Law include civil penalties of up to $15,000 for each violation and potential liability (including penalties) under the False Claims Act.

Some states have enacted statutes and regulations concerning physician self-referrals (i.e., referrals by physicians to health care entities with whom the physician has a financial relationship). Such physician self- referrals laws may apply to the referral of patients regardless of payor source and/or type of health care service. These state laws may contain statutory and regulatory exceptions that are different from those of the federal law and that may vary from state to state.

Assure’s management carefully considers the importance of physician self-referral laws when structuring company operations and relationships and seeks legal guidance on the parameters of the law. That said, Assure cannot ensure that the applicable regulatory authorities will not determine that some of its arrangements with physicians violate the Federal Stark Law or other applicable laws. An adverse determination could subject Assure to different liabilities, including civil monetary penalties and exclusion from participation in Medicare, Medicaid or other health care programs, any of which could have a material adverse effect on Assure’s business, financial condition or results of operations.

False Claims Act

The federal False Claims Act, 31 U.S.C. § 3729, imposes civil penalties for knowingly submitting or causing the submission of a false or fraudulent claim for payment from a government-sponsored program, such as Medicare and Medicaid. Under the 2023 annual adjustment, the minimum False Claims Act penalty assessed per violation after January 30, 2023, will be not less than $13,508 and not more than $27,018. This per violation statutory penalty is in addition to the statutory penalty of three times the amount of damages which the government sustains because of the violation. 31 U.S.C. §3729(a)(1). The False Claims Act has “whistleblower” or “qui tam” provisions that allow individuals to commence a civil action in the name of the government, and the whistleblower is entitled to share in any subsequent recovery (plus attorney’s fees). Many states also have enacted civil statutes that largely mirror the federal False Claims Act, but allow states to impose penalties in a state court.

The False Claims Act has been used by the federal government and private whistleblowers to bring enforcement actions under so-called “fraud and abuse” laws like the federal Anti-Kickback Statute and the Stark Law. Such actions are not based on a contention that claims for payment were factually false or inaccurate. Instead, such actions are based on the theory that accurate claims are deemed to be false/fraudulent if there has been noncompliance with some other material law or regulation. The existence of the False Claims Act, under which so-called qui tam plaintiffs can allege liability for a wide range of regulatory noncompliance, increases the potential for such actions to be brought and has increased the potential financial exposure for such actions. These actions are costly and time-consuming to defend.

Assure’s management carefully considers the importance of compliance with all applicable laws and when structuring company operations and relationships. Its management is aware of and actively works to minimize risk related to potential qui tam plaintiffs. That said, Assure cannot assure that the applicable enforcement authorities or qui tam plaintiffs will not allege violations of the False Claims Act or analogous state false claims laws. A finding of liability under the False Claims Act could have a material adverse effect on Assure’s business, financial condition or results of operations.

Health Information Privacy and Data Security

The privacy and data security regulations under HIPAA contain detailed requirements concerning (1) the use and disclosure of individually identifiable patient health information (“PHI”); (2) computer and data security standards regarding the protection of electronic PHI including storage, utilization, access to and transmission; and (3) notification to individuals and the federal government in the event of a breach of unsecured PHI. HIPAA covered entities and business associates must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health information received, maintained, or transmitted. Violations of the HIPAA privacy and security rules may result in civil and criminal penalties, including a tiered system of civil money penalties. HIPAA has four tiers of violations that reflect increasing levels of culpability, with minimum and maximum penalty amounts within each tier and an annual cap on penalties for multiple violations of an identical provision. The indexed penalty amounts for each violation of a HIPAA administrative simplification provision are as follows:

●	Tier 1—lack of knowledge: The minimum penalty is $127;
●	Tier 2—reasonable cause and not willful neglect: The minimum penalty is $1,280;
●	Tier 3—willful neglect, corrected within 30 days: The minimum penalty is $12,794; and

●	Tier 4—willful neglect, not corrected within 30 days; The minimum penalty is $63,973.
●	For all tiers, the maximum penalty is $63,973 and the calendar-year cap is $1,919,173.

In the event of a breach, a HIPAA covered entity must promptly notify affected individuals of a breach. All breaches must also be reported to the federal government. Where a breach affects more than 500 individuals, additional reporting obligations apply. In addition to federal enforcement, state attorneys general may bring civil actions on behalf of state residents for violations of the HIPAA privacy and security rules, obtain damages on behalf of state residents, and enjoin further violations. Many states also have laws that protect the privacy and security of confidential, personal information, which may be similar to or even more stringent than HIPAA. Some of these state laws may impose fines and penalties on violators and may afford private rights of action to individuals who believe their personal information has been misused. Assure expects increased federal and state privacy and security enforcement efforts.

Assure’s management carefully considers the importance of compliance will patient privacy and data security regulations when structuring company operations. Management is aware of and actively works to minimize risk related to patient privacy and data security. That said, Assure cannot assure that a breach will not occur or that the applicable enforcement authorities will not allege violations of HIPAA’s patient privacy and data security regulations. A breach or an allegation of noncompliance with HIPAA’s patient privacy and data security regulations could have a material adverse effect on Assure’s business, financial condition or results of operations.

Environmental and Occupational Safety and Health Administration Regulations

Assure is subject to federal, state and local regulations governing the storage, use and disposal of waste materials and products. Assure is compliant with all state and federal licensure and permit requirements. Although Assure believes that its safety procedures for storing, handling and disposing of these materials and products comply with the standards prescribed by law and regulation, Assure cannot eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, Assure could be held liable for any damages that result and any liability could exceed the limits or fall outside the coverage of its insurance coverage, which it may not be able to maintain on acceptable terms, or at all. Assure could incur significant costs and attention of its management could be diverted to comply with current or future environmental laws and regulations. Federal regulations promulgated by the Occupational Safety and Health Administration impose additional requirements, including those protecting employees from exposure to elements such as blood-borne pathogens. Assure cannot predict the frequency of compliance, monitoring, or enforcement actions to which it may be subject as those regulations are being implemented, which could adversely affect its operations.

Other Federal and State Health Care Laws

Assure is also subject to other federal and state health care laws that could have a material adverse effect on its business, financial condition or results of operations. The Health Care Fraud Statute, 18 U.S.C. § 1347, prohibits any person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any health care benefit program, which can be either a government or private payor plan. Violation of this statute, even in the absence of actual knowledge of or specific intent to violate the statute, may be charged as a felony offense and may result in fines, imprisonment, or both. The Health Care False Statement Statute, 18 U.S.C. § 1035, prohibits, in any matter involving a federal health care program, anyone from knowingly and willfully falsifying, concealing or covering up, by any trick, scheme or device, a material fact, or making any materially false, fictitious or fraudulent statement or representation, or making or using any materially false writing or document knowing that it contains a materially false or fraudulent statement. A violation of this statute may be charged as a felony offense and may result in fines, imprisonment or both.

Under the Civil Monetary Penalties Law, a person (including an organization) is prohibited from knowingly presenting or causing to be presented to any United States officer, employee, agent, or department, or any state agency, a claim for payment for medical or other items or services where the person knows or should know (a) the items or services were not provided as described in the coding of the claim, (b) the claim is a false or fraudulent claim, (c) the claim is for a service furnished by an unlicensed physician, (d) the claim is for medical or other items or service furnished by a person or an entity that is in a period of exclusion from the program, or (e) the items or services are medically unnecessary items or services. Penalties range from $10,000 to $50,000 per violation, treble damages, and exclusion from federal health care programs. The Civil Monetary Penalties Law also prohibits a person from transferring any remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider of Medicare or Medicaid payable items or services.

States have a wide variety of health care laws and regulations that potentially affect our operations and the operations of our partners. Many states have implemented laws and regulations related to so-called “tele-health,” which govern the use of technology to provide health care services, including allowing patients and providers to be in different geographic locations. Tele-health laws may apply to our operations, and the obligations they impose, vary wildly and are in a state of flux. Some states have so-called corporate practice of medicine prohibitions, which govern how physicians are organized to practice medicine (including corporate structure, employment and management). Such prohibitions are used to indirectly regulate ownership of heath care companies and/or management companies and the obligations they impose vary. Some states have “surprise billing” or out-of-network billing laws that impose a variety of obligations on health care providers and health plans. The failure to comply with all state regulatory obligations could be used by health plans to deny payment or to recoup funds, and any noncompliance could subject us to penalties or limitations that could have an adverse effect on our business. The limitations and obligations under “surprise billing” laws vary by state, and many states are actively considering additional legislation and/or regulation in this area creating a state of flux in the law.

Many states have adopted a form of anti-kickback law, self-referral prohibition, and false claims and insurance fraud prohibition. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some of these state laws apply to all health care services and not just those covered under a governmental health care program. From time to time, private health plans attempt to use such laws as a basis to deny claims or recoup payments previously made to health care providers.

A determination of liability under any of the laws above could result in fines and penalties and restrictions on our ability to operate in these states. Assure cannot assure that its arrangements or business practices will not be subject to government scrutiny or be found to violate applicable laws.

Other Regulations

In addition to the regulatory initiatives described above, health care facilities, including Assure’s partner facilities, are subject to a wide variety of federal, state, and local environmental and occupational health and safety laws and regulations that may affect their operations, facilities, and properties. Violations of these laws could subject Assure to civil penalties and fines for not investigating and remedying any contamination by hazardous substances, as well as other liability from third parties.

Human Capital — Employees

Assure’s human capital resources consist of employees and relationships that it maintains with third party service providers, including surgeons and hospitals. As of December 31, 2023 and April 17, 2024, Assure had 95 and 27 full-time employees, respectively. The decrease in the number of employees is directly related to our strategic business shift.

While Assure does not use any formal human capital measures or objectives, it focuses its hiring efforts on offering competitive opportunities, which means recruitment, training and retaining personnel that demonstrate a high level of technical expertise and experience in the medical profession. Assure values diversity, professionalism, safety and collaboration within its organization.

None of Assure’s employees are represented by a labor union covered by a collective bargaining agreement. As of the date of this proxy statement/prospectus, Assure has not experienced any work stoppages.

Diversity

Assure values the benefits that diversity brings and seeks to maintain a workforce comprised of talented and dedicated employees with a diverse mix of experience, skills and backgrounds collectively reflecting the strategic needs of the business and the nature of the environment in which it operates. In identifying qualified hires, Assure will consider prospective candidates based on merit, having regard to those competencies, expertise, skills, background and other qualities identified from time to time by management as being important in fostering a culture which solicits multiple perspectives and views.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during its most recently completed fiscal year, Assure qualifies as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As an emerging growth company, Assure may take advantage of specified reduced disclosure and other exemptions from requirements that are otherwise applicable to public companies that are not emerging growth companies. These provisions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;
●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
●	reduced disclosure obligations regarding executive compensation; and
●	not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Assure may, and intends to, take advantage of these exemptions for up to five years or such earlier time that it is no longer an emerging growth company. Assure would cease to be an emerging growth company if it has more than $1.235 billion in annual revenues as of the end of a fiscal year, if it is deemed to be a large-accelerated filer under the rules of the SEC or if it issues more than $1.0 billion of non-convertible debt over a three-year period.

ASSURE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under the heading “Risk Factors” in this proxy statement/prospectus. Unless the context requires otherwise, references in this section to “we,” “us,” “our,” “Assure” and the “Company” refer to Assure Holdings Corp.

Overview

Assure is a provider of remote neurology services and intraoperative neuromonitoring (“IONM”). We deliver a turnkey suite of clinical and operational services to support surgeons and medical facilities during invasive surgical procedures. IONM has been well established as a standard of care and risk mitigation tool for various surgical verticals such as neurosurgery, spine, cardiovascular, orthopedic, ear, nose, and throat (“ENT”), and other surgical procures that place the nervous system at risk. Accredited by The Joint Commission, Assure’s mission is to provide exceptional surgical care and help make invasive surgeries safer. Our strategy focuses on utilizing best of class personnel and partners to deliver outcomes that are beneficial to all stakeholders including patients, surgeons, hospitals, insurers, and stockholders.

During each procedure, Assure provides two types of services, the technical component and professional component of IONM. Our in-house interoperative neurophysiologists (“INPs”) provide the technical component IONM services from the operating room throughout the procedure, while telehealth-oriented supervising practitioners provide a level of redundancy and risk mitigation in support of the onsite INPs and the surgical team. In addition, we offer a comprehensive suite of IONM services, including scheduling the INP and supervising practitioner, real time monitoring, patient advocacy and subsequent billing and collecting for services provided.

Clinical leadership, surgeon support and patient care are our cornerstones. We make substantial ongoing investments in our training and development of clinical staff and have created a training program to rigorously train new INPs to cost-effectively join the Assure team. In addition, we have partnered with the internationally renowned Texas Back Institute on clinical research relating to IONM safety and efficacy.

Historically, the foundation of Assure’s business has been providing the technical component of IONM via our INP staff. We employ highly trained INPs, which provide a direct point of contact in the operating room during the surgeries to relay critical information to the surgical team. In this one-to-one business model, we pair a team of INPs with third-party surgeons to promote a level of familiarity, comfort and efficiency between the surgeon and the INP. Each INP can support approximately 200 cases annually. Our INPs monitor the surgical procedure using state of the art, commercially available, diagnostic medical equipment. Our INP’s are certified by a third-party accreditation board, ABRET. The success of our service depends upon the timely recognition and successful interpretation of the data signals by our INPs and remote supervisors to quickly determine if the patient is experiencing a deficiency and advise the surgeon to determine if surgical intervention is required to positively impact the patient and surgery.

The professional component of IONM is provided via tele-neurology services under a one-to-many business model and, as a result, has a different financial profile than the technical component. Supervising practitioners provide tele-neurology services from an off-site location and maintain the ability to monitor multiple surgical cases simultaneously. As a result, each supervising practitioner has the ability to monitor approximately 2,500 or more cases annually.

We have made substantial investments to make our revenue cycle management function more data-driven, analytical, and automated. This modernization facilitated successful state-level arbitrations in 2022 and federal arbitrations in 2023. Success in arbitration supported improving cash flow. Many IONM competitors, particularly smaller peers that remain reliant on third-party billing companies lack the analytics and transparency to similarly leverage opportunities presented by the arbitration process. Going forward, the Company intends to continue to seek arbitration opportunities related to uncollected accounts receivable and offer billing and collections services to third parties.

During the fourth quarter of 2022 and throughout 2023, the Company exited the majority of business under Assure’s legacy Managed Service Agreement (“MSA”) model in order to keep all revenue generated from services provided by the Professional Component of IONM. The Company expects the remaining MSA relationships to be terminated during 2024.

During September 2023, the Company’s Board of Directors initiated a process to explore strategic alternatives for the business. In consultation with financial and legal advisors, a comprehensive strategic review process began immediately and evaluated a broad range of options to maximize shareholder value. As part of this review process, Assure’s board agreed to conduct an auction process for the sale of its clinical operations. On March 26, 2024, Assure closed the sale transaction resulting in the sale of most of the Company’s clinical operations, equipment, and contracts. As of the filing date of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, Assure is providing IONM services in limited markets, primarily Arizona and Montana. During February 2024, Assure entered the Merger Agreement with Danam. Danam delivers unique solutions for pharmacies, providers, pharmaceutical manufacturers, and payors focused on improving the lives of patients.

The Company has financed its cash requirements primarily through revenues generated from its services, by utilizing debt facilities and from the sale of common stock.

Results of Operations

Year Ended December 31, 2023, Compared to the Year Ended December 31, 2022

The following table provides selected financial information from the condensed consolidated financial statements of income for the years ended December 31, 2023, and 2022. All dollar amounts set forth in the table below are expressed thousands of dollars, except share and per share amounts.

	Year Ended December 31,		Change	Change
	2023	2022	$	%
Revenue	$255	$471	$(216)	(46)%
Cost of revenues	2,449	2,532	(83)	(3)%
Gross margin	(2,194)	(2,061)	(133)	6%
Operating expenses
General and administrative	13,524	15,065	(1,541)	(10)%
Bad debt expense related to termination of managed service agreements	4,358	1,370	2,988	100%
Depreciation and amortization	6	9	(3)	(33)%
Goodwill impairment charge	—	3,423	(3,423)	100%
Intangibles impairment charge	—	117	(117)	100%
Total operating expenses	17,888	19,984	(2,096)	(10)%
Loss from operations	(20,082)	(22,045)	1,963	9%
Other income (expenses)
Income from equity method investments	43	39	4	(10)%
Gain on Paycheck Protection Program loan forgiveness	—	1,665	(1,665)	100%
Interest income	11	—	11	—%
Interest expense	(2,031)	(1,639)	(392)	24%
Other income, net	557	—	557	100%
Accretion expense	(681)	(681)	—	—%
Total other expense, net	(2,101)	(616)	(1,485)	241%
Loss from continuing operations before taxes	(22,183)	(22,661)	478	2%
Income tax benefit (expense) on continuing operations	736	(202)	938	(464)%
Loss from continuing operations	(21,447)	(22,863)	1,416	(6)%
Loss from discontinued operations, net of tax	(4,631)	(7,249)	2,618	(36)%
Net loss	$(26,078)	$(30,112)	$4,034	13%
Loss per share
Loss from continuing operations, basic and diluted	$(5.01)	$(30.42)	$25.40	84%
Loss from discontinued operations, basic and diluted	(1.08)	(9.64)	8.56	89%
Loss per share, basic and diluted	$(6.10)	$(40.06)	$33.96	85%
Weighted average number shares – basic	4,276,820	751,659	3,525,161	469%
Weighted average number shares – diluted	4,276,820	751,659	3,525,161	469%

Revenue

Total revenue for the years ended December 31, 2023, and 2022, were $255 thousand and $471 thousand, respectively. Revenue is generated by our revenue cycle management team under legacy managed service agreements for billing and collecting for professional services provided by our business partners. The decrease in revenue is attributable to the Company’s efforts to exit the managed service arrangements during 2023.

Cost of revenues

Cost of revenues for the years ended December 31, 2023 and 2022, were $2.4 million and $2.5 million, respectively. Cost of revenues consist primarily of the cost of our internal billing and collection department and decreased slightly related to the decrease in headcount.

General and administrative

General and administrative expenses for the years ended December 31, 2023 and 2022, were $13.5 million and $15.1 million, respectively. The overall decrease is primarily related to a $1.5 million reduction in compensation cost and $1.4 million in stock-based compensation charges related to reduction in headcount, $453 thousand decrease in third party consulting costs, $412 thousand reduction in travel and related employee expenses, offset by $2.0 million increase in legal fees primarily related to the matter with the DOJ and litigation against two Louisiana facilities, $224 thousand increase in professional fees primarily related to the change in audit firms during 2023.

Bad debt expense related to termination of MSA agreements

As previously discussed, during the fourth quarter of 2022 and throughout 2023, the Company exited the majority of business under Assure’s legacy MSA model in order to keep all revenue generated from services provided by the Professional Component of IONM. As a result of exiting this business, during the years ended December 31, 2023 and 2022, the Company incurred bad debt expense related to the termination of MSA agreements of $4.4 million and $1.4 million.

Goodwill impairment charge

The goodwill impairment charge of $3.4 million related to the qualitative evaluation of the Company’s goodwill balance in comparison to the Company’s market cap and net equity position. There were no similar transactions during the year ended December 31, 2023

Intangibles impairment charge

During the year ended December 31, 2022, the Company wrote off its tradename intangible balance of $117 thousand since the tradename is no longer in use. There were no similar transactions during the year ended December 31, 2023.

Gain on Paycheck Protection Program loan forgiveness

During March 2021, the Company received an unsecured loan under the United States Small Business Administration Paycheck Protection Program (“PPP”) pursuant to the recently adopted Coronavirus Aid, Relief, and Economic Security Act (the “PPP Loan”) in the amount of $1.7 million. During January 2022, the Company was granted forgiveness of the PPP Loan. As of December 31, 2022, the Company recorded a gain on forgiveness of the PPP Loan of $1.7 million. There were no similar transactions during the year ended December 31, 2023.

Interest expense

Interest expense was $2.0 million for the year ended December 31, 2023, compared to $1.6 million for the year ended December 31, 2022. The increase year-over-year is primarily due to higher outstanding debt balances. Specifically, interest expense was $300 thousand and $221 thousand for years ended December 31, 2023, and 2022 related to the convertible debt, respectively, and $1.4 million and $1.2 million for the years ended December 31, 2023, and 2022, respectively, for the Centurion debt. The remaining amount of interest expense is associated with implied interest on the Company’s lease obligations.

Accretion expense

The Company recorded non-cash accretion expense of $681 thousand for the years ended December 31, 2023, and 2022, respectively. The Company accretes the difference between the fair value of the convertible debt and the debenture and the face value of the convertible debt and the debenture over the term of the convertible debt and the debenture. Specifically, accretion expense was $381 thousand for each period related to the convertible debt and $300 thousand for each period related to the Centurion debt.

Income tax benefit

For the years ended December 31, 2023, income tax benefit was $736 thousand compared to income tax expense of $202 thousand for the year ended December 31, 2022. The Company’s estimated annual tax rate is impacted primarily by the amount of taxable income earned in each jurisdiction the Company operates in and permanent differences between financial statement carrying amounts and the tax basis.

Discontinued operations

	Year Ended December 31,
	2023	2022
Revenue
Technical services	$2,991	$3,519
Professional services	3,785	8,476
Other	978	(1,490)
Revenue, net	7,754	10,505
Cost of revenues, excluding depreciation and amortization	11,380	12,658
Gross margin	(3,626)	(2,153)
Operating expenses
Sales and marketing	366	945
Depreciation and amortization	582	4,051
Total operating expenses	948	4,996
Loss from discontinued operations	(4,574)	(7,149)
Other expenses
Interest expense	(45)	(100)
Total other expense	(45)	(100)
Loss from discontinued operations	(4,619)	(7,249)
Income tax expense	(12)	—
Net loss from discontinued operations	$(4,631)	$(7,249)

Loss from discontinued operations was $4.6 million for the year ended December 31, 2023, compared to income of $7.2 million for the years ended December 31, 2022. Discontinued operations consist of the following activities:

Technical and professional service revenue is recognized in the period in which IONM services are rendered, at net realizable amounts due from third party payors when collections are reasonably assured and can be estimated. The majority of the Company’s services are rendered on an out-of-network basis and billed to third-party insurers. We estimate out-of-network technical and professional revenue per case based upon our historical cash collection rates from private health insurance carriers. Our revenue estimation process for out-of-network revenue is based on the collection experience from insurance cases that are between 1 and 24 months old as management believes the more recent collection experience is more indicative of future per case collection rates. The Company reserves accounts receivable beginning in the fifth quarter after date of service and continuing to increase the reserve percentage until the receivable is aged to 24 months and a day at which point it is fully reserved.

Cost of revenues consist primarily of the cost of technologist and supervising practitioner wages, third-party supervising practitioner fees, and medical supplies. Technologist and supervising practitioner wages and medical supplies vary with the number of neuromonitoring cases. The decrease in costs of revenues is primarily related to the Company’s efforts focused on reducing the Company’s average cost of delivery in providing our services, both on the technologist and the remote neurology parts of the business.

Additionally, discontinued operations consist of sales and marketing expenses related to the generation of revenue and depreciation, amortization and implied interest expenses related to the medical equipment utilized in operations.

Financial Position, Liquidity and Capital Resources

Funding Requirements

Our cash position as of December 31, 2023, was $123 thousand compared to the December 31, 2022 cash balance of $905 thousand. Working capital was negative $15.5 million as of December 31, 2023, compared to $18.2 million at December 31, 2022. Our working capital balance and our estimated cash flows from operations during 2024 will not support our operating activities and our obligations for the next 12 months. We intend to seek equity or debt financing and have implemented significant cost cutting measures to mitigate our going concern. Such financings may include the issuance of shares of common stock, warrants to purchase common stock, convertible debt or other instruments that may dilute our current stockholders. Financing may not be available to us on acceptable terms depending on market conditions at the time we seek financing. We applied for a $3.2 million refund under the CARES Act Employee Retention Credit program, however there is no guarantee when, or if, these funds will be received during 2024. Furthermore, our independent registered public accountants have expressed that substantial doubt exists as to the Company’s ability to continue as a going concern. See Item 8. Report of Independent Registered Public Accountant in this Annual Report on Form 10-K for further discussion.

On July 25, 2023, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock for 30 consecutive business days, the Company is not currently in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Notice”).

On August 16, 2023, the Company received notice from the Staff of the Nasdaq that the Company no longer satisfies the $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market, or the alternatives to that requirement - a $35 million market value of listed securities or $500,000 in net income in the most recent fiscal year or two or the last three fiscal years - as required by Nasdaq Listing Rule 5550(b) (the “Equity Requirement”). The notification is separate from, and in addition to, the previously deficiency letter that the Company received from the Staff on July 25, 2023, as discussed above.

During November 2023, the Company received notice from the Staff of the Nasdaq that the Staff has determined to grant the Company an extension of time to regain compliance with Listing Rule 5550(b) (the “Rule”). The Rule requires a minimum $2,500,000 stockholders’ equity, $35,000,000 market value of listed securities, or $500,000 net income from continuing operations (the “Equity Requirement”).

On October 2, 2023, the Company submitted its plan of compliance to the Staff. On November 1, 2023, the Staff provided notice to the Company that the Staff had granted an extension until January 22, 2024, to complete certain key steps of the Company’s compliance plan and, assuming those steps are complete on or before January 22, 2024, the Company must demonstrate compliance upon filing its periodic report for the quarter ended March 31, 2024. A delisting from Nasdaq would negatively impact our ability to raise additional capital through equity financings on acceptable terms in order to meet our plan of continued growth.

On January 24, 2024, the Company received a determination letter (the “Determination Letter”) from the Staff stating that it had not regained compliance with Listing Rule 5550(a)(2) and is not eligible for a second 180-day period to regain compliance. The Company appealed the Staff’s determination, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series and had a hearing with a Nasdaq Hearings Panel (the “Panel”) on April 9, 2024. The Company still awaiting the Panel’s decision on whether the Company’s plan as presented to the Panel has been accepted.

Based on the Company’s representations made in its compliance plan submitted to the Staff, on November 1, 2023, the Staff granted the Company an extension until January 22, 2024, to regain compliance with the Equity Requirement. However, the Staff indicated in the Determination Letter that, pursuant to Listing Rule 5810(d)(2), this deficiency serves as an additional and separate basis for delisting, and as such, the Company should address its non-compliance with the Equity Requirement before the Panel, if it appeals the Staff’s determination, which the Company has done.

There can be no assurance that the Company’s plan as presented to the Panel will be accepted by the Panel or that, if it is, the Company will be able to regain compliance with the applicable Nasdaq listing requirements, or that a Panel will stay the suspension of the Company’s securities.

If Nasdaq delists our common stock from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future

We are also dependent on Centurion granting us certain add-backs and other one-time adjustments in the calculation of our financial covenants related to EBITDA related to the Centurion debt and if we are not granted such allowances we may not meet our financial covenants which could result in a default on our obligations and the lender could foreclose on our assets if we cannot otherwise payoff the debt. We currently owe approximately $11 million in face amount on the Centurion debt. As of December 31, 2023, the Company was not in compliance with the Debenture debt covenants. As a result, Centurion may demand full repayment of the outstanding principal and interest. Additionally, approximately $3.0 million in convertible debentures, the majority of which have matured but have not been repaid according to the terms and conditions of the underlying note agreements, and may be payable on demand.

Cash flows from operating activities

For the year ended December 31, 2023, we collected approximately $16.5 million of cash from operations compared to collecting approximately $21.8 million in the same prior year period. As of December 31, 2023, accounts receivable, which are recorded net of implicit price concessions, was $4.0 million compared to $15.1 million at December 31, 2022. The decrease in our accounts receivable balance during 2023 is primarily related to the increased velocity of cash receipts and implicit price concession charges.

Cash used in operating activities for the year ended December 31, 2023, was $5.0 million compared to $7.4 million for the same period in the preceding year. Cash was used to fund operations and to fund our growth strategy.

In October 2022, we experienced a meaningful decrease in the Texas reimbursement benchmark, which has been utilized in state arbitration claims to great success through September of this year. Texas state arbitration reimbursement has realigned to a level much closer to the state average across our operational footprint based on our arbitration experience. Since Texas represents approximately 60% of our patient volume, we expect to remain focused on participation rates for state arbitrations in Texas.

Cash flows used in investing activities

Cash used in investing activities of $471 thousand for the year ended December 31, 2023, was related the PE distributions of $101, offset by payments related to acquisitions of $572. Cash used in investing activities of nil for the year ended December 31, 2022, was related the PE distributions of $80 thousand, offset fixed asset purchases of $80 thousand.

We have receivables from equity investments in PEs and other entities that are due and payable upon those entities collecting on their own accounts receivable. To the extent that these entities are unable to collect on their accounts receivable or there is an impairment in the valuation of those accounts receivable, the Company will need to reduce its related party receivables and/or its equity investments in the PEs.

Cash flows from financing activities

Cash provided by financing activities of $4.7 million for the year ended December 31, 2023, resulted from a public offering of approximately 4 million common shares at a price of $1.20 per common share and a private placement of 50,000 common shares at a price of $6.00 per common share, partially offset by finance lease principal payments of $369 and acquisition liability payments of $281 thousand. Cash provided by financing activities of $4.3 million for the year ended December 31, 2022, was due to net proceeds from an equity financing, partially offset by finance lease principal payments of $620 and acquisition liability payments of $280 thousand.

Subsequent Events

Sale of Certain Assets

During March 2023, the Company entered into an agreement to sell certain assets of its IONM business to National Neuromonitoring Services, LLC for up to $4.5 million, of which $2.3 million was paid in cash at the initial closing on March 26, 2024 and up to an additional $2.2 million to be paid in relation to a potential earnout payment tied to case volume from the acquired assets during the 12-month period following the initial closing. The asset sale includes most of the Company’s healthcare facility contracts and clinical equipment, and a majority of the Company’s employees. The Company retains certain of its assets, including but not limited to, its accounts receivable and its employees in the revenue cycle management team.

Merger Agreement

On February 12, 2024, Assure entered into a Merger Agreement with Danam and Assure Merger Corp., a newly formed wholly-owned subsidiary of Assure (“Assure Merger”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by the stockholders of Assure and Danam, Assure Merger will be merged with and into Danam (the “Merger”), with Danam surviving the Merger as a wholly-owned subsidiary of Assure. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) each share of Danam capital stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the applicable per share portion of the “merger consideration” as set forth in the allocation statement to be delivered pursuant to the Merger Agreement (“merger consideration” is defined in the Merger Agreement to mean a number of shares of common stock of Assure equal to (a) the quotient obtained by dividing (i) the number of shares of Assure capital stock on a fully diluted basis (the “Assure Fully Diluted Share Number”) by (ii) the quotient of (A) the adjusted value of Assure dividend by (B) the sum of the adjusted value of Assure and the adjusted value of Danam, minus (b) the Assure Fully Diluted Share Number minus (c) the number of shares of common stock of Assure the warrants of Danam will become exercisable for upon closing of the Merger); (ii) each outstanding warrant of Danam will be assumed by Assure and become a warrant to purchase an adjusted number of shares of common stock of Assure, at an adjusted exercise price per share but subject to the same terms and conditions as the warrant of Danam.

Following closing of the Merger, the former Assure equityholders immediately before the Merger are expected to own approximately 10% of the outstanding capital stock of the combined company on a fully diluted basis and the equityholders of Danam immediately before the Merger are expected to own approximately 90% of the outstanding capital stock of the combined company on a fully diluted basis.

Upon closing of the Merger, Assure will be renamed Danam Health Holdings Corp. Suren Ajjarapu will serve as Chairman of the Board of Directors and Tim Canning will serve as the Chief Executive Officer of the combined company. The Merger Agreement provides that the Board of Directors of the combined company will be comprised of five members which will be filled upon completion of the Merger to be designated by Danam.

The Merger Agreement contains customary representations, warranties and covenants of Assure and Danam, including covenants relating to the conduct of the business of both Assure and Danam from the date of signing the Merger Agreement through closing of the Merger, obtaining the requisite approval of the stockholders of Assure and Danam and maintain the listing of the common stock of Assure on the NASDAQ Capital Market and applying for the continued listing of Danam after the closing of the Merger on the NASDAQ Capital Market. Under the terms of the Merger Agreement, Assure has also agreed not to solicit from any person an acquisition proposal (as defined in the Merger Agreement) for Assure.

In connection with the Merger, Assure will prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will contain a prospectus and a proxy statement, and will seek the approval of Assure’s stockholders with respect to certain actions, including the following (collectively, the “Assure Stockholder Proposals”):

(i)	the Sale Transaction (as defined in the Merger Agreement);
(ii)	the Merger;
(iii)	the change of control of Assure resulting from the transactions contemplated by the Merger Agreement pursuant to the rules of NASDAQ;
(iv)	the post-closing equity plan for Assure;
(v)	the post-closing board of directors composition;
(vi)	an amendment to the certificate of incorporation of Assure to effect a reverse stock split; and
(vii)	an amendment to the certificate of incorporation of Assure to change the name of Assure.

The Board has agreed to recommend the approval of the Assure Stockholder Proposals to the stockholders and to solicit proxies in support of the approval of the Assure Stockholder Proposals at a meeting of the stockholders to be held for that purpose.

The Merger Agreement contains a limited contractual ability for the Board, in accordance with its fiduciary duties to the stockholders, to change its recommendation to the stockholders upon receipt of a superior proposal subject to certain terms and conditions therein, including providing Danam notice of the superior proposal and time to make a counter-proposal to amend the terms of the Merger Agreement.

Under the Merger Agreement, Assure has agreed to maintain certain indemnity rights (including advancing expenses) of the current officers and directors of Assure as they exist in the governing documents of Assure and maintain director and officers insurance for a period of 6 years following the closing of the Merger.

The closing of the Merger is subject to customary closing conditions, including, among other things, (i) the required approval of the stockholders of Assure and Danam, (ii) the accuracy of the representations and warranties of the parties made in the Merger Agreement, subject to materiality qualifiers, (iii) compliance by the parties with their respective covenants under the Merger Agreement, and (iv) the approval of NASDAQ of the continued listing of Danam after the closing of the Merger. Further, closing of the Merger is conditioned on the simultaneous closing of a sale transaction of Assure’s assets. The obligation of Assure is conditioned upon Danam completing acquisition transactions as set forth in the Merger Agreement, including completing the acquisitions of (a) all of the membership interests in Wood Sage, LLC, a Florida limited liability company and (b) all of the membership interests in Wellgistics, LLC, a Florida limited liability company set forth in the applicable acquisition transactions agreements, both such acquisition transactions to close prior to or concurrent with the Merger. The obligation of Danam to close the Merger is also subject to satisfaction of certain additional conditions, including, among other things, (i) no Assure material adverse effect, (ii) Assure having performed its obligations under the agreement governing the sale transaction, (iii) Assure completing a wind down of its business, (iv) the reverse split having been consummated, and (v) Assure having a maximum amount of $500,000 in retained liabilities.

The parties may terminate the Merger Agreement upon mutual consent. Either party may terminate the Merger Agreement (i) if any of the representations or warranties of the other party set forth in the Merger Agreement shall not be true and correct or if the other party has failed to perform any covenant or agreement on the part of such party set forth in the Merger Agreement, (ii) the Merger is not consummated by the outside date (May 15, 2024), (iii) there is a governmental order prohibiting the Merger, and (iv) failure to obtain the stockholder vote. Danam may terminate the Merger Agreement if (i) the Board changes its recommendation to stockholders with respect to the Merger, (ii) the Board fails to reaffirm its recommendation to stockholders with respect to the Merger following a tender offer for Assure, (iii) the Board fails to reaffirm its recommendation to stockholders with respect to the merger following a publicly announced acquisition proposal for Assure, (iv) Assure breaches its non-solicitation provisions, or (v) the Board resolves to do any of the above. Assure may terminate the Merger Agreement for acceptance of a superior proposal.

In the event that Danam or Assure terminates the Merger Agreement pursuant to certain of the sections set forth above, Assure will be required to pay Danam a termination fee of $1,000,000, less any reimbursed expenses. Upon termination in other contexts in which a termination fee is not due, the breaching party may owe the nonbreaching party reimbursement of expenses up to $250,000.

On April 8, 2024, the Company entered into a partial waiver and amendment agreement (the Waiver Agreement”) with Assure Acquisition Corp. (the “Merger Sub”) and Danam which waives and amends certain provisions of that certain agreement and plan of merger (the “Merger Agreement”) dated February 12, 2024 by and between the Corporation, Merger Sub and Danam.

Pursuant to the terms and conditions of the Waiver Agreement, Danam has partially waived its right to terminate the Merger Agreement pursuant to breaches of Section 6.8(a) and 6.20 of the Merger Agreement provided that the Corporation meets the following conditions:

a.	Assure obtains the Preliminary Shareholder Vote required by Section 6.20 of the Merger Agreement no later than April 30, 2024;
b.	Assure files the proxy statement and registration statement on Form S-4 required by the Section 6.8(a) Covenant no later than April 26th, 2024;
c.	Assure issues Danam a $1,000,000 convertible promissory note in the form attached as Exhibit A to the Merger Agreement (the “Convertible Note”) simultaneously with the execution and delivery of this Waiver;
d.	Assure receives shareholder approval for the Merger five (5) Business Days prior to the Termination Date and effects the Reverse Split prior to the Termination Date;
e.	Assure is not in default under the Convertible Note; and
f.	Assure is not in breach of any other covenants set forth in the Merger Agreement, subject to any necessary notice requirements and cure period set forth therein.

Further the Waiver Agreement amends the Merger Agreement to change the definition of “Termination Date” to mean July 22, 2024.

In connection with the Waiver Agreement, on April 8, 2024, the Corporation issued a convertible note to Danam in principal amount of $1,000,000. The note accrues interest on the then outstanding principal balance at a rate equal to 10% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. The note has a maturity date of July 22, 2024. Upon the occurrence of certain events, the note is convertible into shares of common stock at the Nasdaq “Minimum Price” in accordance with Listing Rule 5635(d). The note will become immediately due and payable upon the occurrence of an event of default under the note, including but not limited to: a failure to pay, voluntary bankruptcy or insolvency of Assure, involuntary bankruptcy or insolvency proceedings of Assure, breach of the Merger Agreement or termination of the Merger Agreement.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with GAAP. Application of GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes and within this MD&A. We consider our most important accounting policies that require significant estimates and management judgment to be those policies with respect to revenue, accounts receivable and income taxes, which are discussed below. Our other significant accounting policies are summarized in Note 2, “Basis of Presentation” and Note 3, “Summary of Significant Accounting Policies,” of the Notes to Consolidated Financial Statements included in this proxy statement/prospectus.

We continually evaluate the accounting policies and estimates used to prepare the consolidated financial statements. In general, our estimates are based on historical experience, evaluation of current trends, information from third-party professionals and various other assumptions that we believe to be reasonable under the known facts and circumstances. Estimates can require a significant amount of judgment and a different set of assumptions could result in material changes to our reported results.

Historical Revenue Recognition and Collection Cycle

The Company recognizes revenue primarily from fees for IONM services provided. Revenue is recognized at a point in time upon satisfaction of the Company’s performance obligation to a customer, which is at the time of service. Revenue is based on the Company’s best estimate of the transaction price the Company expects to receive in exchange for the services rendered. Our estimate of the transaction price includes estimates of price concessions for such items as contractual allowances from third-party payors, potential adjustments that may arise from payment, and uncollectible amounts.

The Company performs a collection analysis for out-of-network billings to private insurance companies and adjusts its estimated transaction price if the collection rate is different from the amount recorded in previous periods. Historically, this analysis is performed monthly.

The cash collection cycles of the Company may be protracted due to the majority of its revenue being billed to third-party commercial insurance payors on an out-of-network basis. The collection cycle for IONM to out-of-network payors may require an extended period to maximize reimbursement on claims, which results in accounts receivable growth tied to the Company’s overall growth in technical and professional service revenues. The collection cycle may consist of multiple payments from out-of-network private insurance payors, as the collection process entails multiple rounds of denials, underpayments, appeals and negotiations as part of the process to maximize the reimbursement yield on claims. Based on the Company’s historical experience, claims generally become uncollectible once they are aged greater than 24 months; as such, included in the Company’s allowance for implicit price concessions is an estimate of the likelihood that a portion of the Company’s accounts receivable may become uncollectible due to age. The Company continues collection efforts on claims aged over 24 months. Collections on claims are recorded as revenue in the period received as such collections represent a subsequent change to the initial estimation of the transaction price.

Technical and professional service revenue

Technical and professional service revenue is recognized at a point in time in which performance obligations are satisfied at the amount that reflects the consideration to which the Company expects to be entitled. Performance obligations are satisfied when IONM services are rendered. The majority of the Company’s services are rendered on an out-of-network basis and billed to third party commercial insurers. Since allowable charges for services rendered out-of-network are not explicitly identified in the contract, the Company determines the transaction price based on standard charges for services provided, reduced by an estimate of contractual adjustments and implicit price concessions based on evaluating the payor mix, historical settlements and payment data for payor types and current economic conditions to calculate an appropriate net realizable value for revenue and accounts receivable. These estimates are subject to ongoing monitoring and adjustment based on actual experience with final settlements and collections and management revises its revenue estimates as necessary in subsequent periods.

Income Taxes

We must assess the likelihood that we will be able to recover our deferred tax assets. If recovery is not likely on a more-likely-than-not basis, we must increase our provision for income taxes by recording a valuation allowance against our deferred tax assets. Should there be a change in our ability to recover our deferred tax assets, our provision for income taxes would fluctuate in the period of the change. We account for uncertain tax positions in accordance with authoritative guidance related to income taxes. The calculation of our unrecognized tax benefits involves dealing with uncertainties in the application of complex tax regulations. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. We record unrecognized tax benefits for anticipated tax audit issues in the U.S. based on our estimate of whether, and the extent to which, additional tax liabilities are more-likely-than-not assuming the tax authorities have full knowledge of all relevant information. If we ultimately determine that the tax liabilities are unnecessary, we reverse the liabilities and recognize a tax benefit during the period in which it occurs. This may occur for a variety of reasons, such as the expiration of the statute of limitations on a particular tax return or the completion of an examination by the relevant tax authority. We record an additional charge in our provision for taxes in the period in which we determine that the recorded unrecognized tax benefits are less than the expected ultimate settlement.

New Accounting Pronouncements

For information regarding new accounting pronouncements that were issued or became effective during the year ended December 31, 2022 that had, or are expected to have, a material impact on our financial position, results of operations or financial statement disclosures, see the “Recently Adopted Accounting Pronouncements” and “Recent Accounting Pronouncements Not Yet Adopted” sections of Note 3, “Summary of Significant Accounting Policies,” of the Notes to Consolidated Financial Statements included in this proxy statement/prospectus.

INFORMATION ABOUT DANAM

Unless the context requires otherwise, references in this section to “we,” “us,” “our,” “Danam” and the “Company” refer to Danam Health, Inc. following the Danam Acquisitions. As of the date of this proxy statement/prospectus, Danam is a holding company with no operations. Following the consummation of the Danam Acquisitions, Danam’s business and operations will be the business and operations of Wood Sage and Wellgistics.

Company Overview

Danam was incorporated in 2022 and is a holding company for several companies centered around pharmaceuticals and healthcare services. As a micro health ecosystem, Danam’s portfolio of companies consists of a pharmacy, wholesale operations, and a technology division with a novel platform for hub and clinical services. Danam is focused on improving the lives of patients while delivering unique solutions for pharmacies, providers, pharmaceutical manufacturers, and payors. With the successful integration of its patient-centric approach and innovative healthcare applications, Danam intends to shift the dynamic of care to revolve around the patient for a wide range of therapeutic conditions. Danam offers a full spectrum of integrated solutions by leveraging the synergies of its business segments to address access, care coordination, dispensing, delivery, and clinical management of pharmaceutical products ranging from “specialty-lite” to general maintenance conditions.

As of the date of this proxy statement/prospectus, Danam is a holding company with no operations. Danam is currently a party to two binding agreements regarding its acquisition of two subsidiaries — Wood Sage and Wellgistics — that are still in the process of completion. The Danam Acquisitions consist of separate definitive agreements whereby Danam or a subsidiary will acquire all of the membership interests of both entities. Both of these agreements contain Closing conditions that Danam must concurrently establish a publicly traded status, which will happen concurrently with the Closing of the Merger Agreement. While Danam, Wood Sage, and Wellgistics being separate entities, the three businesses share common office space, comarket their solutions to the marketplace, and leverage financial and back-office support. Management of Danam believes that these close business relationships will result in limited need for post-closing integration.

Danam’s revenues will be derived from: (i) pharmaceutical dispensing of products, (ii) product procurement and distribution to independent pharmacies, (iii) care management services it delivers to patients and offers to pharmaceutical manufacturer clients, and (iv) software-as-a-service (SaaS) fees for use of its platform technology services. Danam’s various subsidiaries, upon the closing of the Danam Acquisitions, will be highly concentrated on offering “specialty-lite” or niche pharmaceutical products and services. Danam intends to source and distribute these products to Danam’s pharmacy and network of independent pharmacy partners throughout the U.S., which positions it to negotiate greater discounts based on market share. Danam’s digital pharmacy business, which it intends to acquire with the Danam Acquisitions, along with its hub and clinical services technology platform, will be poised to add significant value in this key “specialty-lite” market by providing patients access and convenience, while providing partners with ready-to-go market solutions with big data.

The latest data released from the Centers for Medicare & Medicaid Services (“CMS”) illustrates that the National Health Expenditure (“NHE”) for 2021 has increased to $4.3 trillion and has accounted for 18.3% of Gross Domestic Product (“GDP”), with an expected increase in the health spending share of GDP to 19.6% by 2031. A deeper dive of this report reveals that prescription drug spend increased by 7.8% to $378 billion. It is well documented in the literature that, while it accounts for less than 10% of total drugs in the market, the specialty drug market is responsible for greater than 80% of the prescription drug spending per annum. After evaluating reasons for increased healthcare expenditure, poor medication adherence continues to be a challenge that causes unnecessary strain on the healthcare system including, but not limited to, increased hospital admissions and readmissions rates from medication non-compliance and adverse events. Many of these factors are completely preventable by empowering patient autonomy in their healthcare journey, identifying cost savings opportunities, and providing access to clinical resources and support.

Danam’s business model, upon the closing of the Danam Acquisitions, will be in a prime position to address the prescription spending in the “specialty lite” therapy area while improving patient health outcomes by equipping patients with innovative digital health tools. The addition of a pharmacy business will expand Danam’s service coverage area while strengthening its clinical expertise in several key therapeutic categories, including services such as care coordination and patient financial assistance. Furthermore, Danam anticipates that potential partner relationships will enable the pharmacy business to offer a competitive cash formulary as an alternative option when high insurance deductibles make it economically feasible. Additionally, Danam’s wholesale operations will continue to expand as they continue to partner and establish new manufacturer relationships. With many of these new relationships, the wholesale operations provide sales and clinical education support to the pharmacies purchasing these products. The wholesale operations have also strategically identified opportunities to wholesale products that are normally not carried by the three largest wholesalers in the U.S. They carve out exclusive or semi-exclusive relationships based on a time period to ensure they are maximizing their revenues. Danam anticipates that new partnerships with GPOs will be effective, as they increase the business division’s visibility with all or many of the member pharmacies. The addition of a technology division in connection with the Danam Acquisitions will be comprised of a novel platform performing pharmacy hub and clinical services will be connected to the pharmacy, enabling the mobile application for patients to provide an end-to-end solution to digitize their prescription journey. The solution helps to preserve patient autonomy, improve prescription price transparency, and provide additional concierge services in an effort to boost medication adherence and improve patient outcomes. The pharmacy hub furthermore will aggregate the data collected from administering the software to provide aggregated reports that are tied to medication adherence and outcomes to make a meaningful impact for all stakeholders involved.

Pharmacy — Community Specialty Pharmacy, LLC

Community Specialty Pharmacy (referred to herein as “CSP”), was founded in 2011 as a retail community specialty pharmacy. Specializing in HIV/AIDS, the pharmacy obtained URAC and ACHC accreditations for Specialty Pharmacy and also performed general pharmacy services in its community. In 2018, it was acquired by TRxADE, and relocated to Tampa, Florida. The business operations expanded to perform 340B services by partnering with local clinics and provider groups. During this time period, the pharmacy initiated its pursuit of additional pharmacy state licenses to convert the business to a mail order pharmacy. Currently, CSP is licensed in 35 states plus the District of Columbia, with superb license coverage along the east coast. This business shift was strategic, and the leadership team chose to voluntarily forfeit its specialty accreditations. However, it maintains the specialty internal standard operating procedures and performs all of the functions of a specialty pharmacy. CSP was acquired by Wood Sage in August 2023 and, after the Danam Acquisitions, will serve as the backbone of Danam’s healthcare ecosystem.

CSP provides general and specialty pharmacy services dedicated to servicing the needs of patients, while also providing clinical expertise, technology-driven innovation tools and administrative efficiencies that support physicians, payers, and pharmaceutical manufacturers. CSP purchases pharmaceuticals including specialty medications from manufacturers and wholesale distributors, fill prescriptions, and label, package and deliver the pharmaceuticals to patients’ homes or physicians’ offices through contract couriers or carriers. CSP’s call center and customer support are housed within the pharmacy located in Tampa, Florida. CSP has several 340B relationships, acting as the dispensing pharmacy for these healthcare facilities which helps drive revenue and prescription volume. CSP’s direct ownership of a wholesale entity along with Danam’s deep- rooted ties to other wholesalers will enable CSP to offer a competitive cash-based formulary for the uninsured and underinsured patient populations. CSP continues to see an uptick in utilization, as more patients elect to pay out of pocket due to Danam’s low-cost model. CSP sees this model as an opportunity to gain market share with small to medium size employer groups in a partnership model with other consumer-driven healthcare companies. The services provided to CSP’s patients and other constituents described below are vital to the revenue and prescription volume generated from this division.

CSP’s general and specialty pharmacy services include:

●	Patient Care Coordination: CSP’s dedicated pharmacy team coordinates and tracks patient adherence and safety. Pharmacists and pharmacy technicians work together to complete patient enrollment and work with prescribers to identify potential adherence failures and implement proactive plans to optimize treatment effectiveness.
●	Clinical Services: CSP’s pharmacists, with the assistance of its pharmacy technicians, provide clinically based drug therapy management programs for clients and patients. These programs include new disease state counseling, adverse event monitoring, refill check-ins, and overall medication therapy management (“MTM”) services. CSP’s pharmacists’ work with patients’ prescribers to identify adherence failures and to implement a proactive plan to achieve intended effectiveness. CSP also provides emergency pharmacy support services.
●	Compliance and Persistency Programs: CSP’s compliance and persistency programs support the needs of patients based on their therapy regimen. High-risk patients are proactively managed by CSP’s pharmacy teams to ensure adherence to therapy programs. CSP offers special compliance packaging including unit dose and blister packs to promote patient adherence.

●	Patient Financial Assistance: CSP’s pharmacy team, in conjunction with its partners, assists patients by navigating their benefits and finds third-party financial assistance to address coverage deficiencies. When available, CSP works with available co-pay assistance programs, including co-pay card enrollment and program management. CSP’s team also coordinates with many external charitable foundations and research grant organizations that help subsidize the cost of medications for patients.
●	Prior Authorization: CSP’s pharmacy team, in conjunction with its partners, assists in coordinating with prescribing physician and their staff, contacts the patient’s insurance plan and collects all necessary patient specific information, together with supporting documentation, to provide to the appropriate third party to support reimbursement for the prescribed medication. If the required therapy is not listed on the third-party payer’s formulary, CSP compiles the necessary information to file a formulary exception on behalf of the patient.
●	Risk Evaluation and Mitigation Strategy (“REMS”): CSP’s pharmacy team administers REMS protocols on all levels of risk mitigation, which is required by many pharmaceutical manufacturers due to regulatory requirements. The FDA requires REMS from certain manufacturers to ensure that the benefits of a drug or biological product outweigh its risks. Manufacturers are required to comply with specific FDA requirements that may include medication use guides, black box warnings / patient package insert language, and a communication plan to healthcare providers. As part of REMS protocols, manufacturers may also be required to comply with Elements to Assure Safe Use (“ETASU”) to mitigate a specific serious risk listed in the labeling of the drug, including specialized training and certifications, required dispensing locations, patient monitoring, and associated reporting. CSP has standard operating procedures in place to support all aspects of a REMS program, including REMS administration, REMS drug fulfillment, disease management, medication guide dispensing, and the ETASU specific to a pharmaceutical manufacturer’s program.

Wholesale — Wellgistics, LLC

Wellgistics was founded in 2009 as the wholesale division to WellDyne Rx, Inc., located in Lakeland, Florida. In 2017, it was acquired by Strategix Global, LLC. Wellgistics is a 50-state FDA licensed and NABP accredited pharmaceutical wholesaler distributor, bridging the gap between small to mid-size pharmaceutical manufacturers and independent retail pharmacies. Serving over 4,000 registered pharmacies nationwide, Wellgistics provides significant value by offering competitive pricing, unique products, and exceptional service, while also promoting manufacturers’ products to a diverse range of pharmacies. Wellgistics primary focus is on supporting independent retail pharmacies in search of better products, prices, and services, thereby ensuring their growth and sustainability in the competitive pharmaceutical sector. At the time of, or immediately prior to, consummation of the Merger, Wellgistics will be acquired by Danam and will serve as the wholesale arm of Danam’s healthcare ecosystem.

Wellgistics provides distribution and third-party logistics (“3PL”) services to both pharmaceutical manufacturers and independent retail pharmacies. With over 60+ manufacturing relationships, Wellgistics identifies niche therapeutic products and works with Danam’s manufacturing clients to increase market access and visibility of client relationships with product awareness and support campaigns. Specifically, Wellgistics helps promote product distribution through Danam’s network of pharmacy buyers by providing sales and marketing support. These services include providing product education, identifying opportunities for therapeutic substitution when clinically relevant, and offering cost savings opportunities for pharmacies and their patients. Wellgistics portfolio of products is comprised of 65% topical generics with a primary focus on the dermatology market, 20% oral generic formulations primarily in the non-narcotic pain category, 10% oral and topical brand formulations, and 5% in the over-the-counter market space. Danam anticipates that Wellgistics’ investments in cold chain infrastructure will position this division to compete in the “specialty-lite” therapy category while also expanding Danam’s ability to house additional branded products. The services provided to Danam’s manufacturing clients, pharmacy buyers, and other constituents described below are paramount to the revenue generated from this division.

Wellgistics’ wholesale services include:

●	Distribution: Wellgistics’ distribution segment specializes in distributing branded and generic pharmaceuticals, as well as over-the-counter healthcare and consumer products throughout the United States. Wellgistics has its primary distribution center located in Lakeland, Florida and another facility located in Columbus, Ohio. The corporate office for Wellgistics is located in Tampa, Florida, and serves as the primary location for Danam’s call center support services with a team of 20+ representatives. This segment is dedicated to supporting independent retail pharmacies in search of competitive pricing, unique products, and exceptional services, ensuring their growth and sustainability within the competitive pharmaceutical sector.
●	Third-Party Logistics: Wellgistics’ 3PL segment focuses on providing third-party logistics services, including warehousing, inventory management, Pick and Pack, and shipping, to small and mid-size pharmaceutical manufacturers. By investing in FDA-regulated warehouse facilities and a state-of-the-art cold chain infrastructure, Danam ensures the highest standards of product integrity and timely delivery. This segment allows Wellgistics to offer comprehensive supply chain solutions to both manufacturer partners and independent retail pharmacies.

Technology (Hub & Clinical Services) — Alliance Pharma Solutions, LLC (dba DelivMeds)

Alliance Pharma Solutions (referred to herein as “DelivMeds” or “APS”), was founded in 2017 as a holding company for technology solutions wholly owned by Integral Health Inc. (“Integral”). In 2020, the DelivMeds project was recommissioned to serve as a pharmaceutical hub, facilitating prescription transfer and clinical concierge services to a network of independent pharmacies. Several key differentiators were established after an extensive market research survey was conducted on the competition. These differentiators include integrations with PMS systems and pharmacy point of sale systems, among other integrations to serve as a full end-to-end patient-centric solution that automates the prescription journey. Powered by CSP as the backend pharmacy, DelivMeds is the frontend technology that serves as the middleware between all key stakeholders referenced in the 5P-Model discussed below. APS was acquired by Wood Sage in August 2023 and, after consummation of the Danam Acquisitions, will serve as the middleware technology arm to Danam’s integrated healthcare ecosystem.

DelivMeds aims to preserve patient autonomy, improve price transparency and aide in making a meaningful impact to patient outcomes by eliminating barriers to therapy while simultaneously boosting adherence. DelivMeds works with channel partners such as pharmaceutical manufacturers, provider groups and ACOs, telehealth companies, and employer groups to offer full suite of patient centered pharmacy services. The business-to-business strategy approach enables prescriptions to be sent directly to CSP and uses the DelivMeds technology to transfer that prescription to an eligible in-network independent pharmacy. Each channel partner is equipped with de-identified data to improve its respective business operation and or improve its renumeration from the value-based services the clinical concierge arm provides.

DelivMeds’ hub and clinical services include:

●	Robust Hub Pharmacy Network: DelivMeds has relationships with multiple entities (i.e., PMS systems, wholesalers, buying groups, secondary channel partners, etc.) and their pharmacy networks to provide a robust pharmacy network for prescription dispensing services which spans across all 50 states.
●	Patient Care Coordination: DelivMeds’ dedicated pharmacy team coordinates and tracks patient adherence and safety. Pharmacists and pharmacy technicians work together to complete patient enrollment and work with prescribers to identify potential adherence failures and implement proactive plans to optimize treatment effectiveness.
●	Clinical Services: DelivMeds’ pharmacists, with the assistance of its pharmacy technicians, provide clinically based drug therapy management programs for clients and patients. These programs include new disease state counseling, adverse event monitoring, refill check-ins, and overall MTM services. DelivMeds’ pharmacists’ work with patients’ prescribers to identify adherence failures and to implement a proactive plan to achieve intended effectiveness. DelivMeds also provides emergency pharmacy support services. DelivMeds’ pharmacists also provide phone, email, and chat support. In the near future, DelivMeds will begin providing many of these services virtually, through its tele-pharmacy program to make it easier for patients to connect with clinical pharmacists from its mobile application.
●	Patient Compliance Programs: DelivMeds’ compliance and persistency programs support the needs of patients based on their therapy regimen. High-risk patients based on concomitant medications are screened and followed up to ensure compliance to therapy. DelivMeds’ data analytics platform aggregates adherence data to identify these high and medium-risk patients to conduct proactive interventions to ensure adherence to therapy programs.

●	Benefits Investigation: DelivMeds’ standard procedures require that DelivMeds conducts a benefits investigation for each patient it works with. In addition to verifying patient eligibility, DelivMeds screens for prior authorization status prior to adjudicating the claim and also determine the projected deductibles, coinsurance and out-of-pocket maximums to assist the patient with adhering to therapy and/or working with the prescriber to identify alternative recommendations. DelivMeds’ specialists provide all necessary coding for the prescribed therapy or service. Any prior authorization or predetermination requirements are defined at the time of the benefits investigation.
●	Patient Financial Assistance: DelivMeds’ pharmacy team, in conjunction with its partners, assists patients by navigating their benefits and finds third-party financial assistance to address coverage deficiencies. When available, DelivMeds works with available cash drug discount providers, manufacturer co-pay cards, co-pay payment plans, including co-pay card enrollment and program management. DelivMeds’ team also coordinates with many external charitable foundations and research grant organizations that help subsidize the cost of medications for patients.
●	Prior Authorization: DelivMeds’ pharmacy team, in conjunction with its partners, assists in coordinating with the prescribing physicians and their staff, contacts the patient’s insurance plan and collects all necessary patient specific information, together with supporting documentation, to provide to the appropriate third party to support reimbursement for the prescribed medication. If the required therapy is not listed on the third-party payer’s formulary, DelivMeds compiles the necessary information to file a formulary exception on behalf of the patient. These services work to minimize prescription abandonment while simultaneously improving outcomes and revenue optimization for provider groups and pharmaceutical manufacturing clients.
●	Data Access & Reporting: DelivMeds’ hub platform technology is able to produce de-identified customizable reports tailored to the requirements of each channel partner. These reports enable clients to conduct data mining on prescribing patterns, insurance coverage, and track and trace dispositions status, among many others. DelivMeds’ technology arm has also created real-time data dashboards for enterprise clients such as ACOs, payors, and health systems.
●	AI Driven Technology: DelivMeds’ hub platform uses artificial intelligence to facilitate a convenient and easy-to-use pharmacy experience for users of DelivMeds’ digital pharmacy and mobile technology solutions. DelivMeds’ smart algorithm conducts efficient routing of prescriptions to partner pharmacies based on PBM/Payor contracts, pharmacy state licenses, pricing, and other location features such as hours of operations and service level provided, thereby eliminating delays with receiving prescription products and time to initiate therapy. DelivMeds’ application will also auto- apply discount and manufacturer copay cards based on eligible commercial plans or cheaper cash options.
●	Optimized Prescription Journey: DelivMeds’ mobile technology provides the easy button for refill reminders and processing. It can be initiated by the dispensing pharmacy or the patient themselves. Reminders in the form of push notifications, texts, and emails are all configurable. Through our application and with our integrated pharmacy partners, DelivMeds’ is able to provide the end-to-end solution, assisting with co-pay collection and 100% pass through to DelivMeds’ integrated partner pharmacies and arranging for the delivery of that medication via DelivMeds’ nationwide partnerships with Lyft and Roadie.

The 5P-Model

Danam will be able to provide value to all stakeholders along the continuum of healthcare delivery in what is known as its 5P-Model: Patients, Providers, Pharmacies, Payors or PBMs and Pharmaceutical Manufacturing Companies. Danam’s combined synergies will uniquely position it to increase patient medication adherence, improve price transparency for all stakeholders, and provide an all-around better patient/pharmacy centric experience.

Constituent/Stakeholder Relationships

DelivMeds’ patient-centric approach will position Danam at the epicenter of the healthcare continuum for the treatment of complex chronic diseases through partnerships with patients, providers, pharmacies, pharmaceutical manufacturers, and payors. The following sections will highlight the value proposition from the perspective of each stakeholder.

Patients

DelivMeds’ core focus is on patients. DelivMeds helps patients adhere to complex medication therapies, process refills and manage any side effects and insurance concerns to ensure they get the best standard of care. The clinical efficacy of drug therapies, especially for chronic conditions, is typically enhanced when patients precisely follow the prescribed treatment regimens (including dosing and frequency). DelivMeds further believes that medication non-adherence (i.e., patients not following the instructions for their medication or failing to finish taking their medication) can contribute to a substantial worsening of disease and, in some cases, accelerated mortality, which increases hospital and other healthcare costs. DelivMeds has established benchmarks for patients based on the Healthcare Effectiveness Data and Information Set (“HEDIS”), NCQA, and URAC standards to help patients achieve adherence rates greater than 80 – 90% based on the disease state. DelivMeds also helps identify third-party funding support programs to help cover expensive out-of-pocket costs.

DelivMeds helps manage patients’ complex disease states through counseling and education regarding their treatment and by providing ongoing monitoring and, in some cases, proactive follow-up contact to encourage patient adherence to their prescribed therapy. The goal of DelivMeds’ patient care programs is to provide clinical services in a caring and supportive environment, optimize medication adherence, prevent disease progression and improve therapeutic effectiveness. To accomplish this, DelivMeds focuses on each patient and provides solutions related to medication access, tolerance and adherence. Further, DelivMeds’ digital pharmacy concept with mobile technology is able to provide these additional benefits:

●	Autonomy — Patients will be able to select the pharmacy of their choice based on a proprietary algorithm that factors numerous variables and data points for “smart” selection.
●	Convenience — The ability to receive medication via same-day delivery, mail order and or pick up options. Patients do not need to wait in long lines or waste time. They have a plethora of network pharmacies to choose from.
●	Transparency — Easy to use application that provides streamlined information and fair market value pricing for services rendered.
●	Cost Savings — Competitive pricing with options to process via insurance, cash and or with a drug discount card.
●	Clinical Value — A complete arsenal of clinical services bundled with the application from telehealth, tele-pharmacy, Rx interaction reports, basic disease and drug information and refill reminder programs.

Providers

The Danam team will work with provider offices, groups, and ACOs to manage prior-authorization and other managed care organization requirements, such as the denial and appeal process, to ensure that complicated administrative tasks do not impair the delivery of quality patient care. Danam’s focus on “specialty-lite” and general maintenance conditions will enable Danam to develop strong relationships with clinical experts and thought leaders in key therapeutic categories. Danam will leverage these relationships to gain greater visibility into future drug launches and to stay current on the latest advances in patient care.

Danam will assist prescribers with personalized and intensive patient support by providing care management related to their patients’ pharmacy needs and improving patient adherence to therapy protocols. Danam will eliminate the need for physicians to carry inventories of high-cost prescriptions by distributing medications directly to patients’ homes via the DelivMeds network of independent partner pharmacies. Danam will also assist providers and their clinical and non-clinical staff members by performing many of the administratively intensive tasks associated with benefits investigations, prior authorizations and other reimbursement-related matters. Further, Danam will assist physicians by helping their patients manage the side effects of their therapies and by monitoring adherence. Danam also will deliver clinical updates in the form of reporting. These reports will be tailored to each organization’s requests by Danam’s data analytics team. These physicians will provide clinical updates and assist with managing the pipeline of potential new therapies. Danam’s custom de-identified reports will shed light on patients that enroll into patient compliance programs and also provide keen insights on engagements and or interventions made. Danam’s goal is to improve the renumeration potential for these providers by boosting medication adherence and improving their HEDIS scores. Further, Danam’s digital pharmacy concept with mobile technology will be able to provide these additional benefits:

●	Reporting — Providers too often are disconnected with patients once they leave the practice. Prescriptions can be stopped months before the next office visit, adverse reactions or side effect develop or the medication is transferred to another pharmacy without provider knowledge.
●	Adherence — Reports demonstrate compliance or adherence issues that can alert providers to become engaged sooner rather than later. The solution Danam is developing will enable providers to receive data on an easy to use and customizable dashboard that will allow providers to tweak variables associated to adherence.
●	HEDIS — HEDIS is one of health care’s most widely used performance improvement tools. Providers are often reimbursed based on their performance in managing patients. The combination of clinical and concierge services help improve adherence to therapy which in turn boosts HEDIS scores for providers.
●	Convenience — An all-in-one solution that provides an integrated healthcare ecosystem that revolves around the patient. Instead of sending prescriptions to multiple pharmacies, providers can select one pharmacy which empowers the patient to pick and choose what variables are important to them for dispensing.
●	Efficiency — DelivMeds assists patients with locating the best option for their needs while also coordinating benefits such as prior authorizations, applying manufacturing copay cards, analyzing formularies, etc.

Pharmacies

CSP, which Danam will acquire with the consummation of the Danam Acquisitions, acts as a digital non-dispensing pharmacy, as the primary goal is to route prescriptions by transferring them to an independent partner pharmacy based on patient preference, pharmacy capability, and access to prescription drugs, among other points noted. In the event that a patient elects mail order service delivery, Danam intends to use the backend pharmacy to fulfill the prescription for the patient. Danam’s relationship with its network of independent pharmacies is expected to help grow their business organically by transmitting prescriptions that Danam will be able to adjudicate without disrupting pharmacy workflow and causing undue delay to patients. Danam’s networks will be broken down into the following categories:

●	Integrated Network: in-network independent pharmacies utilizing Best Rx as their PMS system where Danam’s hub technology platform will be able to electronically transfer prescriptions due to the integrations with the software.
●	Soft Network: in-network independent pharmacies that are not integrated and receive prescriptions transfer via facsimile transmission. This capability will enable Danam to onboard any of the independent pharmacies in the U.S.
●	Retail Network: out of network pharmacies that have not onboarded with DelivMeds. Patients reserve the right to have their prescription sent to any of the 65,000+ pharmacies in the U.S. However, they will be unable to manage the prescription via DelivMeds mobile technology.
●	Mail Order Network: CSP will serve as Danam’s in-network independent pharmacy when patients elect to receive their prescriptions via mail.

Further, DelivMeds’ digital pharmacy concept with hub services is able to provide these additional benefits to partner pharmacies who join DelivMeds’ network:

●	Streamlined — A key differentiator when compared to other applications or programs claiming to do the same is workflow system integrations. DelivMeds works with PMS to work in conjunction with pharmacy workflow processes, resolve PA’s before medication is sent to pharmacy, copay collection which is 100% pass through and coordinating the order delivery.

●	Rx Count — Participation in the network enables pharmacies to receive additional prescriptions outside of their normal patient base.
●	Increase Revenue — An increase in prescription count leads to an increase in revenue. Many of the services provided by DelivMeds also eliminates overhead through automation and patient engagement via the app.
●	Patient Diversification — Opportunity to scale and reach more patients that may not have heard of the pharmacy. Through the proprietary “smart” pharmacy algorithm, pharmacies are presented to patients based off of their merit and services rendered.
●	Renumeration Opportunities — Every prescription dispensed through the network partners will have an opportunity to engage in clinical education services via tele-pharmacy. These consultations provide a unique renumeration opportunity to bill for clinical services with our easy-to-use technology.

Pharmaceutical Manufacturing Companies

Through the coverage and clinical expertise of Wellgistics’ main distribution facility in Lakeland, Florida and supporting regional locations, Danam will be able to provide pharmaceutical manufacturers with a strong distribution channel for their existing pharmaceutical products. In many cases, Danam’s national presence and patient centric care model will be critical to becoming a selected partner in the launch of new products. When providing new products to patients, implementing a monitoring program through DelivMeds to promote adherence to the prescribed therapy and subsequently aggregating valuable clinical information on behalf of the manufacturer can significantly aid in their evaluation of product efficacy and general market access. DelivMeds receives fees, which it will record as revenue, from certain pharmaceutical manufacturers in return for providing them with a reliable hub pharmacy network and the associated data in the form of reporting or a real-time data analytics dashboard, among other services.

DelivMeds offers specialized and highly customized prescription programs for pharmaceutical companies to help them optimize, encourage, and track patient adherence, which helps drive the clinical and commercial success of “specialty-lite” and other drug products. Through its customer engagement call center, DelivMeds promotes educational, sales, and marketing-related services to help them cultivate channel strategies as part of their commercial launch preparation, specifically with the pharmacy buyers. DelivMeds further provides pharmaceutical manufacturers with an established distribution channel for their existing pharmaceuticals and their new product launches. In some cases, DelivMeds believes that these engagements have led to exclusive rights to administer the products of these pharmaceutical companies or a trial period of exclusivity. The adherence rates that result from the patient-centered services directly benefit pharmaceutical manufacturers through clinically appropriate continuity of care of patients that utilize their products who might otherwise have not achieved full benefit from, or failed to achieve the benefit from, their prescribed therapies. In addition, the financial assistance and reimbursement management DelivMeds provides to patients from the digital pharmacy division acts further to drive pharmaceutical sales.

Pharmaceutical manufacturers frequently seek patient data on the efficacy and utilization of their products, which DelivMeds provides in a de-identified format compliant with HIPAA. These data provide valuable drug level and clinical information in the form of effectiveness and adherence data to manufacturers to aid in their evaluation of product safety and efficacy. DelivMeds continues to make significant investments in technological upgrades that will enable Danam to better provide such analytical services.

As of the close of the second quarter of 2023, DelivMeds has identified more than 60+ manufacturing relationships with many of these relationships holding several SKUs, all of which are commercially available. DelivMeds intends to actively monitor the drug pipeline and maintain dialogue with a significant number of biotechnology and pharmaceutical manufacturers to identify opportunities in pre- and peri-commercial stages of drug development. DelivMeds believes that limited distribution has become the delivery system of choice for many drug manufacturers because it is conducive to smaller patient populations, facilitates high patient engagement, provides clinical expertise, and elevates focus on service, managing drug supply, real world utilization and patient specific product experience. DelivMeds believes the trend toward limited distribution of specialty drugs will continue to expand, making strong representation in this area essential. Additionally, DelivMeds’ digital pharmacy concept with hub services is able to provide these additional benefits to partner pharmacies who join DelivMeds’ network:

●	Reporting — One of the main components that demonstrates value for manufacturers is reporting metrics. DelivMeds is able to provide customized reporting on a granular level from its centralized database of pharmacies within the network. This in turn drives value across the supply chain as DelivMeds uses these rebates or subsidies to drive down costs in other areas for patients, creating a holistic value-based system.
●	Compliance — Provider and pharmacy compliance through patient engagement within the app enables DelivMeds to ensure there are no gaps in therapy by executing and implementing refill reminder programs, working with providers on prior authorizations, automating refill requests, applying copay assistance programs, etc. Tied to prescription adherence, most patients discontinue therapy within the first couple of weeks of starting a regimen. By creating concierge services powered by retail pharmacists through our technology platform, DelivMeds provides pharmacists with an opportunity to get involved and make impacts before a patient discontinues therapy. In the event the retail pharmacist cannot assist, DelivMeds utilizes its network of clinical pharmacists to resolve patient concerns or potential red flags triggered by our application.
●	Wholesale Operations — Through its wholesale operations, Wellgistics is able to provide pharma companies with the ability to leverage its distribution network of over 4,000 participating pharmacies and serve as a single point for contracting. Wellgistics is able to handle the ordering and returns associated with product purchases while also working with the pharmacies on fee collection and billing cycles. The ability to eliminate charge backs and effectively conduct revenue cycle management due to Danam’s cash flow serves as a win-win strategy for all.
●	Third-Party Logistics Provider — Wellgistics’ warehouse operations can assist new manufacturers with the ability to pick, pack, and ship orders with Wellgistics’ multi-state distribution centers. This removes added operational costs with setting up services in house along with the multitude of operational and administrative costs.
●	Integrated Pharmacy Network with Key Performance Indicators — DelivMeds has a robust network of pharmacy providers that span traditional enterprise, regional enterprise, and independent pharmacies via Integral platform and mail order options that are multi- state licensed. Within this vast network, DelivMeds has carved out a preferred network that is continuously evaluated on key performance indicators such as prescription adherence, refill percentage, prior authorization success, prescription turnaround therapy and prescription days covered. These performance indicators are benchmarks for several national accrediting bodies in pharmacy and are used as the gold standard in selecting pharmacies to have preferred distribution channels for manufacturer direct relationships.

Payors & Pharmacy Benefit Managers (PBM’s)

The last component of the 5P-Model consists of payors and PBMs. With the increasing trend of vertical integration in healthcare, the industry is seeing more alignment across Payors, PBMs, pharmacies, specialty pharmacy, digital health, primary care, and in home medical services. The notable acquisitions in the payor and PBM space include CVS/Caremark and Aetna, United Healthcare and Optum Rx, and Cigna and Express Scripts. Many of the other PBMs have similar relationships including Prime Therapeutics and Blue Cross Blue Shield, Humana and DST Solutions, and the recent acquisitions made by Anthem.

With the healthcare system shifting from fee-for-service to value-based care, these companies are looking for strategic acquisitions or partnerships to taper the rising cost of healthcare. Self-funded organizations are on the rise and added government and regulatory pressure on the PBM industry as a whole is priming this market to re-evaluate antiquated business models and foster an environment with better pricing transparency. Managed care models such as per member per month with revenue sharing on savings has become largely popular in the healthcare space. DelivMeds sees this as an opportunity to penetrate this market based on synergistic services aimed at controlling high drug spend and improving patient outcomes. Although it is not currently servicing a Payor or PBM today, DelivMeds sees opportunities for market penetration. Further, DelivMeds’ digital pharmacy concept with mobile technology is able to provide these constituents with aggregate data to provide these additional benefits:

●	Compliance (Programs) — Enrolling patients into loyalty programs that rewards them for adherence to therapies, participation or patient engagement in clinical education programs that directly impact patient behavior and refill reminder programs to alert patients to stay on top of medication management.
●	Compliance (Therapy) — Programs with healthcare professionals spanning from Board-Certified Medical Providers for telehealth services to Clinical Pharmacists for tele-pharmacy services such as initial prescription counseling, monitoring side effects, adverse drug event reporting and MTMs.

●	Compliance (Costs) — Providing patients with cash-alternative options to supplement the expenses of insurance-based services.
a.	For Payor’s lacking an integrated PBM: An integrated healthcare ecosystem that provides mail order service, an integrated pharmacy network, and wholesale prescription acquisition pricing.
●	Compliance (Transportation) — A well-known barrier to patient adherence for medical visits and prescription therapy is transportation impediments. DelivMeds solves this issue for patients by working with national delivery partners and getting meds to the doors of patients.
●	Reducing Expenses — Through the various synergistic clinical programs, DelivMeds plays a direct role in improving patient outcomes which aid payors and PBM’s in reducing long-term costs associated with nonadherence such as hospitalizations and procedures.

Vendors/Suppliers

DelivMeds obtains the pharmaceuticals and medical supplies that it provides to its patients through AmerisourceBergen, Wellgistics, Integral, and other secondary wholesalers for Danam’s in-house pharmacy. AmerisourceBergen is considered to be the primary wholesaler due to the wide array of products they carry to service general and specialty lite medications required by DelivMeds’ patient population. Additionally, Wellgistics has direct contracts with several pharmaceutical manufacturers to offer the DelivMeds service and as part of that relationship, Wellgistics is able to source directly from these manufacturers for CSP. In the event of a termination of DelivMeds’ relationship with AmerisourceBergen, DelivMeds believes there is typically at least one alternative drug wholesaler from whom we could source each indirectly purchased drug we dispense. DelivMeds further believes that it could replace the inventories without a material disruption to its operations. As for certain pharmaceuticals sometimes known as the specialty lite and other niche drugs we purchase directly from the pharmaceutical manufacturers, they are not available from any other source.

On the wholesale side, Wellgistics sources products directly from pharmaceutical manufacturers. On occasion, Wellgistics may purchase products from other distributors when an opportunity presents based on pricing and our ability to move that product within Wellgistics’ network of purchasing pharmacies. Most of the manufacturers of the pharmaceuticals Wellgistics sells have the right to cancel their supply contracts with Wellgistics without cause and after giving notice (generally 90 days or less).

Billing and Significant Payers

CSP will derive revenue for Danam on the pharmacy side from contracts with third-party payers such as insurance companies, self-insured employers, PBMs, and Medicare and Medicaid programs. They contract directly with most payers and PBMs and, in other limited cases, with third parties which in turn contract with payers and PBMs on Danam’s behalf.

They bill payers and track accounts receivable through computerized billing systems. These systems allow our billing staff the flexibility to review and edit claims in the system before they are submitted to payers. For the great majority of dispensing business, claims are submitted to payers electronically. They have extensive experience managing the coordination of benefits between commercial and government- sponsored plans. They primarily participate in the Medicare Part D program. A benefit coverage specialist reviews all Medicare coverage determinations to ensure that the appropriate benefit is being billed. Upon completion of all benefit verifications, they follow each plan’s guidelines to identify which plan is primary and secondary and submit the billing accordingly.

Danam’s financial and operational performance will be highly dependent upon effective billing and collection practices as well as the use of Danam’s technology to adequately supply the network with prescription transfers that are able to be adjudicated at the dispensing pharmacy. The process will begin with an accurate and complete patient onboarding process, in which all critical information about the patient, the patient’s insurance and the patient’s care needs will be gathered. A critical part of this process will be verification of insurance coverage and authorization from insurance to provide the required care, which typically takes place before the initiation of services.

Competition

There are a significant number of competitors that distribute/wholesale specialty pharmacy drugs, perform digital pharmacy services, including but not limited to hub and clinical services, and provide other pharmacy-oriented services that would compete with Danam’s healthcare ecosystem, some of which have greater resources than Danam does. Many of the competitive segments in which Danam will compete have experienced significant consolidation over the past few years as described further in the “Risk Factors” section.

The four leading specialty pharmacies, Express Scripts (Cigna), CVS Caremark (Aetna), Walgreens (Prime Therapeutics), and OptumRx (United Healthcare), all of whom have a great degree of vertical integration, have significantly greater market share, resources and purchasing power than Danam does and, in the aggregate, these competitors generally have access to substantially the same limited distribution drugs as the companies in Danam’s potential acquisition portfolio. These companies also benefit from their acquisition activity with healthcare organizations, as Danam has seen recent acquisitions in the home healthcare and primary care services arena (i.e., One Medical, Signify Health, Village MD, Summit Health, CareCentrix, among others).

Digital pharmacies both national and regional have been increasingly entering the market over the course of the last decade with well-known players such as Roman, Lemonaid Health, ForHims, TruePill, and Amazon’s acquisition of PillPack. At the regional level, Danam has seen the emergence of companies like Capsule, Alto, and many others outlined below looking to penetrate markets and gain access to lives by looking for additional points of differentiation. The competitive healthcare landscape along with macroeconomic pressures has also seen increased chapter 11 filings for bankruptcy and or other means of dissolution including Medley, NowRx, AmazonCare, Haven (i.e., joint venture of Amazon, Berkshire Hathaway, and JPMorgan Chase) over recent years. Many of these companies leverage access to telehealth services and backend partnerships with mail order pharmacies to provide consumers with cash-paying models for access to niche services. The evolution of centralized digital patient support networks with network pharmacies has also recently been gaining steam.

Danam will differentiate itself from its competitors in several key aspects that will place it in a prime position to positively impact overall patient outcomes while generating gross revenues. Danam’s affiliation with independent pharmacies will also be different from the national and regional enterprise pharmacy systems as noted above. On the wholesale side, Wellgistics’ product lines are designed to carry specialty lite and niche pharmaceutical products that improve margins for all stakeholders. DelivMeds’ technology utilizes an integrated model with pharmacy systems and provides patients with a holistic end-to-end solution that fosters an environment of access, price transparency, and digital convenience. Lastly, Danam’s data science methodology for capture, analysis, and promotion will be exemplary and will serve as a key channel for monetization.

Sales and Marketing

Danam’s sales and marketing efforts will focus on three primary objectives: (1) establishing, maintaining and strengthening relationships with pharmaceutical manufacturers to gain distribution access as they release new or improved products to carry within Wellgistics and also to perform hub and clinical services through DelivMeds; (2) establishing, maintaining and strengthening relationships with provider groups, ACOs, and other key opinion leaders to obtain prescription referrals for CSP and DelivMeds; (3) building new relationships with PMS system providers and the recruitment of those independent pharmacies utilizing that software to be part of our integrated pharmacy network; and building new relationships with managed care organizations, hospitals, health systems, telehealth companies, employer groups, and other payers or PBMs. Danam will integrate national and regional sales teams to focus on establishing and expanding Danam’s pharmacy footprint and product pipelines and integrates account managers to focus on maximizing value for purchasing pharmacies and the network. Danam also will have a dedicated sales force, through a combination of internal (phone sales) and external (field sales) team members for scalability and efficiency. In addition, Danam’s sales team will be focused on maintaining and expanding relationships with biotechnology and specialty drug manufacturers to establish its position as an exclusive, semi-exclusive, or participating provider.

Information Technology

Each of the businesses that will be acquired upon the consummation of the Danam Acquisitions has information technology capabilities have significantly expanded across all divisions. Equally, each of their development, quality assurance, and support and monitoring teams use patent pending proprietary systems. Below is a brief summary of the technology stack for DelivMeds along with a diagram depicting our core technology.

High-level description of the tech stack:

●	Hosting Environment: WS (EC2, RDS/MSSQL, Lambda, S3, API Gateway)
●	Core API: node.js/express/doppler/sequelize/winston/sentryio/pm2
●	Linux (VM or Docker)
●	Core Providers (many): node.js/express/doppler/sequelize/winston/sentryio/pm2
●	Most providers run on Linux and can run in VM instance, or be dockerized
●	Some providers, intended to interface with PMS systems which are Windows base run on the same VM as the PMS so run on Windows.
●	Mobile Patient App: Flutter/Dart (iOS/Android/Web)
●	Mobile Admin App: Flutter/Dart (iOS/Android/Web)
●	Admin Panel: node.js/angular/kendoUI (Web)
●	Core/Providers Databases: MSSQL on AWS RDS
●	It is primarily MSSQL based as opposed to MYSQL based because so many of the PMS systems it works with are also MSSQL based and there are efficiencies in labor and cross- database reporting being within one database tech.

Additionally, DelivMeds has developed new software for T3 and T4.

DelivMeds can also provide HIPAA-compliant reports that contain inventory data, prescription status, persistency, compliance, discontinuation, and payer data for various stakeholders. In addition to reporting on patient and prescriber demographics, turnaround times, spend and error reporting, DelivMeds can also report on patient assessment data, clinical status, and other monitoring parameters. DelivMeds also use an off-the- shelf pharmacy software system for purposes of transmitting claims to payers. DelivMeds has invested significantly in information technology in recent years to position it to improve cost efficiencies among itself and its constituents and to provide additional services regarding the de-identified data it accumulates to take greater advantage of its relationships with data-driven pharmaceutical manufacturers.

Governmental Regulation

The healthcare industry is subject to extensive regulation by several governmental entities at the federal, state and local level. The industry is also subject to frequent regulatory change. Laws and regulations in the healthcare industry are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. Moreover, the Target’s businesses are impacted not only by those laws and regulations that are directly applicable to each of them, but also by certain laws and regulations that are applicable to its managed care and other clients.

Professional Licensure

Pharmacists and pharmacy technicians employed by Danam will be required to be individually licensed or certified under applicable state law. In addition, professionals licensed to dispense controlled substances are required to register with the DEA. Each of the businesses that will be acquired upon the consummation of the Danam Acquisitions performs criminal, government exclusion and other background checks on employees and take steps to ensure that employees possess all necessary licenses, certifications and registrations to perform the duties of their respective positions.

Pharmacy Licensing and Registration

State laws require a pharmacy to be licensed in each jurisdiction in which it anticipates dispensing or distributing pharmaceutical products. Wellgistics is licensed in all 50 states for its wholesale operations and CSP is licensed in 35 states plus the District of Columbia for its pharmacy operations. CSP will be pursuing additional state licenses to be able to dispense in all 50 states when patients elect to use mail order as their method of receipt for prescription medications. Each of the businesses that will be acquired upon the consummation of the Danam Acquisitions complies with all state licensing laws that are applicable to its respective business. Where required by law, CSP also has pharmacists licensed in all states in which it dispenses.

Federal and state law also require pharmacy businesses and wholesale operations businesses to individually register with the DEA and, as applicable, certain state agencies to handle controlled substances, including prescription pharmaceuticals. A separate registration is required at each principal place of business where Danam will dispense controlled substances. Federal and state law also require compliance with specific labeling, reporting and record-keeping requirements for controlled substances. Danam Will maintain DEA registrations for each of its facilities that requires such registration and will follow procedures intended to comply with all applicable federal and state requirements regarding controlled substances.

Food, Drug and Cosmetic Act

Certain provisions of the federal Food, Drug and Cosmetic Act govern the handling, distribution and compounding of pharmaceuticals and medical devices. This law prohibits the adulteration or misbranding of these products while in interstate commerce. Companies engaged in drug and device distribution may be required to register their facilities with FDA, comply with track and trace requirements, and operate their businesses according to appropriate quality standards. The law applies to all parts of the drug and device distribution chain, but does exempt pharmacies from most federal registration, labeling and packaging requirements as long as any drugs or medical devices are not adulterated or misbranded and are dispensed in accordance with and pursuant to a valid prescription.

Fraud and Abuse Laws — Anti-Kickback Statute

The federal Anti-Kickback Statute prohibits individuals and entities from knowingly and willfully paying, offering, receiving, or soliciting money or anything else of value in order to induce the referral of patients or to induce a person to purchase, lease, order, arrange for, or recommend services or goods covered by Medicare, Medicaid, or other federal healthcare programs. The federal courts have held that an arrangement violates the Anti-Kickback Statute if any one purpose of the remuneration is to induce the referral of patients covered by a federal health care program, even if another purpose of the payment is to compensate an individual for rendered services. The Anti-Kickback Statute is broad and potentially covers many standard business arrangements. Violations can lead to significant penalties, including criminal fines of up to $100,000 per violation and/or ten years imprisonment, civil monetary penalties of up to $100,000 per violation plus treble damages and/or exclusion from participation in Medicare, Medicaid and other federal healthcare programs. Certain types of payments are excluded from the statutory prohibition. Additionally, in an effort to clarify the conduct prohibited by the Anti-Kickback Statute, the Office of the Inspector General (the “OIG”) of the U.S. Department of Health and Human Services (“HHS”) publishes regulations that identify a limited number of safe harbors. Business arrangements that satisfy all of the elements of a safe harbor are immune from criminal enforcement or civil administrative actions. The Anti-Kickback Statute is an intent-based statute and the failure of a business relationship to satisfy all of the elements of a safe harbor does not, in and of itself, mean that the business relationship violates the Anti-Kickback Statute. The OIG, in its commentary to the safe harbor regulations, has recognized that many business arrangements that do not satisfy a safe harbor nonetheless operate without the type of abuses the Anti-Kickback Statute is designed to prevent. The OIG is authorized to issue advisory opinions regarding the interpretation and applicability of the Anti-Kickback Statute, including whether an activity constitutes grounds for the imposition of civil or criminal sanctions.

Several states have statutes and regulations that prohibit the same general types of conduct as those prohibited by the Anti-Kickback Statute described above. Some state anti-fraud and anti-kickback laws apply only to goods and services covered by Medicaid. Other state anti-fraud and anti-kickback laws apply to all healthcare goods and services, regardless of whether the source of payment is governmental or private. Where applicable, each of businesses that will be acquired upon the consummation of the Danam Acquisitions structures its business relationships to comply with these statutes and regulations.

Fraud and Abuse Laws — False Claims Act

All providers and entities that submit to and receive payments from a government health care program are subject to state and federal laws that govern the submission of claims for reimbursement, including the federal False Claims Act (“FCA”) in the case of claims submitted to Medicare or another federal health care program. The FCA prohibits an individual or entity from knowingly presenting a claim, or causing a claim to be presented, for payment from a federal healthcare program that is false or fraudulent. The standard for “knowingly” includes conduct that amounts to a reckless disregard for the truth or falsity of the information presented to Medicare or the other applicable government payer. Penalties under the FCA include substantial civil and criminal fines, exclusion from the Medicare or Medicaid programs and imprisonment. The FCA may be enforced by the federal government directly or by a private plaintiff by filing a qui tam lawsuit on the government’s behalf. Under the FCA, the government and private plaintiffs, if any, may recover monetary penalties in the amount of $13,946 to $27,894 per false claim (for penalties assessed after January 15, 2024), as well as an amount equal to three times the amount of damages sustained by the government as a result of the false claim. Several states have adopted their own false claims statutes as well as statutes that allow individuals to bring qui tam actions. In recent years, federal and state government authorities have launched several initiatives aimed at uncovering practices that violate false claims or fraudulent billing laws, and they have conducted numerous investigations of pharmaceutical manufacturers, PBMs, pharmacies and healthcare providers with respect to false claims, fraudulent billing and related matters.

Fraud and Abuse Laws — Physician Self-Referral (Stark) Law

The federal Physician Self-Referral Law, commonly known as the Stark Law, prohibits a physician from referring a patient for “designated health services” (“DHS”) payable by Medicare or Medicaid from an entity with which the physician or an immediate family member has a financial relationship, unless an exception applies. A financial relationship is generally defined as an ownership, investment, or compensation relationship. DHS include, but are not limited to, outpatient prescription drugs, parenteral and enteral nutrition products, home health services, durable medical equipment, physical and occupational therapy services, and inpatient and outpatient hospital services. The Stark Law also prohibits an entity from presenting or causing to be presented a bill or claim to anyone for DHS furnished as a result of a prohibited referral. Among other sanctions, a civil monetary penalty of up to $15,000 may be imposed for each claim for a service prohibited by the Stark Law. Such persons or entities are also subject to exclusion from the Medicare and Medicaid programs. Any person or entity participating in a circumvention scheme to avoid the referral prohibitions is liable for a civil monetary penalty of up to $100,000. A $10,000 fine may be imposed for failure to comply with reporting requirements regarding an entity’s ownership, investment and compensation arrangements for each day for which reporting is required to have been made under the Stark Law.

The Stark Law is a broad prohibition on certain business relationships, with detailed exceptions. However, unlike the Anti-Kickback Statute under which an activity may fall outside a safe harbor and still be lawful, a referral for DHS that does not fall within an exception is strictly prohibited by the Stark Law. The Stark Law is a strict liability statute, and proof of intent to violate the law is not required.

In addition to the Stark Law, many of the states in which the businesses to be acquired upon the consummation of the Danam Acquisitions operate have comparable restrictions on the ability of physicians to refer patients for certain services to entities with which they have a financial relationship. Certain of these state statutes mirror the Stark Law while others may be more restrictive.

HIPAA and Other Privacy Legislation

Some of Danam’s business activities upon consummation of the Danam Acquisitions will involve the receipt, use and disclosure of confidential health information, including disclosure of the confidential information to a patient’s health benefit plan, as permitted in accordance with applicable federal and state privacy laws. In addition, Danam will use and disclose de- identified data for analytical and other purposes. Many federal and state laws restrict the use and disclosure of confidential medical information, and additional legislative and regulatory initiatives are underway at the state and federal levels.

HIPAA imposes extensive requirements on the way in which certain “covered entities,” which include healthcare providers that engage in certain transactions covered by HIPAA, use, disclose and safeguard PHI, including requirements to protect the integrity, availability and confidentiality of electronic PHI. It also applies to persons or entities that create, receive, maintain, or transmit PHI on behalf of covered entities (known as “business associates”) and their subcontractors.

The privacy regulations (the “Privacy Rule”) issued by the Office of Civil Rights of HHS pursuant to HIPAA give individuals a number of rights, including the right to know how their PHI is used and disclosed, as well as the right to access, amend and obtain information concerning certain disclosures of PHI. Covered entities, such as pharmacies and health plans, are required to provide a written Notice of Privacy Practices to individuals that describes how the entity uses and discloses PHI, and how individuals may exercise their rights with respect to their PHI. For most uses and disclosures of PHI other than for treatment, payment, healthcare operations and certain public policy purposes, HIPAA generally requires that covered entities obtain a valid written individual authorization. In most cases, use or disclosure of PHI must be limited to the minimum necessary to achieve the purpose of the use or disclosure.

DelivMeds and CSP are each considered a covered entity under HIPAA in connection with their operation when working with other network pharmacies. To the extent that they provide services other than as a covered entity and perform a function or activity, or provide a service to, a covered entity that involves PHI, the covered entity may be required to enter into a business associate agreement with Danam. Business associate agreements mandated by the Privacy Rule will create a contractual obligation for Danam, as a business associate, to perform its duties for the applicable covered entity in compliance with the Privacy Rule and applicable provisions of the security regulations (the “Security Rule”) issued by the Office of Civil Rights of HHS pursuant to HIPAA. In addition, Danam will be subject to certain aspects of the Privacy Rule and the Security Rule when it acts as a business associate, including direct liability for, among other things, impermissible uses and disclosures of PHI and the failure to disclose PHI to the covered entity, the individual, or the individual’s designee (as specified in the business associate agreement), as necessary to satisfy a covered entity’s obligations with respect to an individual’s request for an electronic copy of PHI. These obligations also extend to subcontractors of a business associate where the function, activity, or service delegated by the business associate to the subcontractor involves the creation, receipt, maintenance, or transmission of PHI. As such, business associates are required to enter into business associate agreements with subcontractors for services involving access to PHI and may be subject to civil monetary penalties for the acts and omissions of their subcontractors. HIPAA also requires individual authorization for all treatment and healthcare operations communications where the covered entity receives payment in exchange for the communication from or on behalf of a third-party whose product or service is being described.

If one of Danam’s businesses fails to comply with HIPAA, or its policies and procedures are not sufficient to prevent the unauthorized use or disclosure of PHI, it could be subject to monetary penalties, fines and legal action under federal and state privacy laws, consumer protection statutes and other laws. Criminal penalties and civil sanctions may be imposed for failing to comply with HIPAA standards either as a covered entity or business associate. In addition to imposing potential monetary penalties, the Office of Civil Rights of HHS conducts periodic compliance audits and empowers state attorneys general to bring actions in federal court for violations of HIPAA on behalf of state residents harmed by such violations. Several such actions have already been brought, and continued enforcement actions are likely to occur in the future.

The transactions and code sets regulation promulgated under HIPAA requires that all covered entities that engage in certain electronic transactions, directly or through a third-party agent, use standardized formats and code sets. Each of DelivMeds and CSP must conduct such transactions in accordance with such transaction rule and related regulations that require the use of operating rules in connection with HIPAA transactions. In DelivMeds’ and CSP’s roles as a specialty pharmacy operator, Danam will also be required to conduct such transactions in accordance with such regulations or engage a clearinghouse to process each covered transactions. HHS promulgated a National Provider Identifiers (“NPI”) Final Rule that requires covered entities to utilize NPIs in all standard transactions. NPIs replaced National Association of Boards of Pharmacy numbers for pharmacies, DEA numbers for physicians and similar identifiers for other healthcare providers for purposes of identifying providers in connection with HIPAA standard transactions. Covered entities may be excluded from federal healthcare programs for violating these regulations.

The Security Rule issued pursuant to HIPAA mandates the use of administrative, physical and technical safeguards to protect the confidentiality of electronic PHI. Such Security Rule obligations apply to covered entities and business associates.

DelivMeds and CSP must also comply with the “breach notification” regulations under HIPAA. In the case of a breach of “unsecured PHI,” covered entities must promptly notify affected individuals and the HHS Secretary in cases where a beach of “unsecured PHI” affects 500 or more individuals. DelivMeds and CSP must also promptly notify the media in cases where a breach of “unsecured PHI” affects more than 500 individuals in a particular state or jurisdiction. Breaches of “unsecured PHI” affecting fewer than 500 individuals must be reported to the HHS Secretary on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of such breaches of “unsecured PHI” by the business associate.

Other health reform laws require the HHS Secretary to develop new health information technology standards that could require changes to DelivMeds’ and CSP’s existing software products. For example, the statute requires the establishment of interoperable standards and protocols to facilitate electronic enrollment of individuals in federal and state health and human services programs and provides the government with authority to require incorporation of these standards and protocols in health information technology investments as a condition of receiving federal funds for such investments.

HIPAA generally preempts state laws, except when state laws are more protective of individual health information than HIPAA requirements. Therefore, to the extent states continue to enact more stringent, protective, or restrictive legislation, DelivMeds and CSP could be required to make significant changes to their business operations. In addition, independent of any statutory or regulatory restrictions, individual health plan clients could increase limitations on DelivMeds’ and CSP’s use of medical information, which could prevent us from offering certain services.

Medicare Part D

The Medicare Part D program, which makes prescription drug coverage available to eligible Medicare beneficiaries, regulates various aspects of the provision of Medicare drug coverage, including enrollment, formularies, pharmacy networks, marketing, and claims processing. CMS imposed restrictions and consent requirements for automatic prescription delivery programs, and further limited the circumstances under which Medicare Part D plans may recoup payments to pharmacies for claims that are subsequently determined not payable under Medicare Part D. CMS sanctions for non-compliance may include suspension of enrollment and even termination from the program.

The Medicare Part D program has undergone significant legislative and regulatory changes since its inception. Medicare Part D continues to attract a high degree of legislative and regulatory scrutiny, and applicable government rules and regulations continue to evolve. For example, CMS may issue regulations that limit the ability of Medicare Part D plans to establish preferred pharmacy networks.

Accreditations

Where applicable, Danam’s licensed facilities will maintain accreditations from the following organizations:

●	Accredited Drug Distributor (formerly known as VAWD) from the NABP: Wellgistics holds an ADD accreditation from the NABP. This accreditation is designed to comply with state and federal laws for preventing counterfeit drugs from entering the U.S. and to protect patients from below-quality drug distribution by employing security and best practice standards for wholesale drug distribution.
●	Healthcare Merchant (“HMA”) Accreditation (formerly known as Safe Pharmacy) from the NABP: CSP and DelivMeds hold a HMA from NABP. This accreditation is designed for online advertising platforms and card brand networks which demonstrate compliance with state and federal laws for pharmacies. It is also a prerequisite for Digital Pharmacy Accreditation, which Danam will actively pursue.
●	Healthcare Broker Platform Certification from LegitScript: DelivMeds holds a Healthcare Merchant Certification from LegitScript. This certification provides a recognized stamp of approval for businesses that facilitate transaction for pharmacies. DelivMeds remains PCI compliant, as its platform technology does not retain credit card information within its application or servers.
●	Healthcare Platform Certification from LegitScript: CSP holds a Healthcare Merchant Certification from LegitScript. This certification provides a recognized stamp of approval for businesses that conduct some aspect of pharmacy including but not limited to internet, mail order, brick-and-mortar, local, veterinary, and sterile compounding pharmacies.

Intellectual Property

Danam and the businesses that will be acquired upon the consummation of the Danam Acquisitions rely or will rely on copyright, trademark, and trade secret laws, in addition to contractual restrictions, to establish and protect their proprietary rights. Danam will have registered or applied to register a variety of trademarks and service marks used throughout its businesses. Danam Health®, DelivMeds®, and DelivMeds Pharmacy® are service marks registered with the U.S. Patent Trademark Office. In addition, Danam and the businesses that will be acquired upon the consummation of the Danam Acquisitions rely on unregistered common law trademark rights and unregistered copyrights under applicable U.S. law to distinguish and/or protect their services and branding. Danam is not aware of any facts that could materially impact its continuing use of any of its intellectual property. Danam does not believe that the loss of copyrights, trademarks, or service marks would have a material adverse effect on its business.

Employees

As of December 31, 2023, there were 60 persons employed by Wellgistics, including 10 employees that are part of the executive and corporate teams of Danam. Additionally, there are numerous 1099 relationships with consultants and full stack technology developers.

DANAM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under the heading “Risk Factors” in this proxy statement/prospectus. Unless the context otherwise requires, references in this section to “we,” “us,” “our,” “Danam” and the “Company” refer to Danam Health, Inc. prior to the Merger, and to New Danam following the consummation of the Merger.

Overview

Danam was incorporated in 2022 and is a holding company for several planned strategic acquisitions centered around pharmaceuticals and healthcare services. As a micro health ecosystem, our portfolio of companies will consist of a pharmacy, wholesale operations, and a technology division with a novel platform for hub and clinical services. We are focused on improving the lives of patients while delivering unique solutions for pharmacies, providers, pharmaceutical manufacturers, and payors. Our patient- centric approach combined with innovative healthcare applications positions the Company to shift the dynamic of care to revolve around the patient for a wide range of therapeutic conditions. We offer a full spectrum of integrated solutions by leveraging the synergies of our business segments to address access, care coordination, dispensing, delivery, and clinical management of pharmaceutical products ranging from “specialty-lite” to general maintenance conditions.

The Company’s revenues will be derived from: (i) pharmaceutical dispensing of products, (ii) product procurement and distribution to independent pharmacies, (iii) care management services we deliver to patients and offer to pharmaceutical manufacturer clients, and (iv) SaaS fees for use of our platform technology services. The Company will derive revenue from Wood Sage and Wellgistics, which will be acquired in the Danam Acquisitions and which are highly concentrated on offering “specialty-lite” or niche pharmaceutical products and services. The Company’s ability to source and distribute these products to our pharmacy and network of independent pharmacy partners throughout the U.S. will adequately positions us to negotiate greater discounts based on market share. Danam’s digital pharmacy, along with its hub and clinical services technology platform, will be poised to add significant value in this key specialty-lite market by providing patients access and convenience, while providing partners with ready-to-go market solutions with big data.

The latest data released from CMS illustrates that the NHE for 2021 has increased to $4.3 trillion dollars and has accounted for 18.3% of gross domestic product (“GDP”), with an expected increase in the health spending share of GDP to 19.6% by 2031. A deeper dive of this report reveals that prescription drug spending increased by 7.8% to $378 billion. It is well documented in the literature that the specialty drug market accounts for less than 10% of total drugs in the market but is responsible for greater than 80% of the prescription drug spend per annum. After evaluating reasons for increased healthcare expenditure, poor medication adherence continues to be a challenge that causes unnecessary strain on the healthcare system including but not limited to increased hospital admissions and readmissions rates from medication non-compliance and adverse events. Many of these factors are completely preventable by empowering patient autonomy in their healthcare journey, identifying cost savings opportunities, and providing access to clinical resources and support.

Danam’s business model is in a prime position to address the prescription spend in the “specialty lite” therapy area while improving patient health outcomes by equipping patients with our innovative digital health tools. Our pharmacy business will expand its service coverage area while strengthening its clinical expertise in several key therapeutic categories, including services such as care coordination and patient financial assistance. Furthermore, our partner relationships will enable us to offer a competitive cash formulary as an alternative option when high insurance deductibles make it economically feasible. Additionally, our wholesale operations will expand as we continue to partner and establish new manufacturer relationships. With many of these new relationships, we will provide sales and clinical education support to the pharmacies purchasing these products. We have also strategically identified opportunities to wholesale products that are normally not carried by the three largest wholesalers in the U.S. We will carve out exclusivity or semi-exclusive relationships based on a time period to ensure we are maximizing our revenues. New partnerships with GPOs are expected to be effective, as we increase the business divisions’ visibility with all or many of the member pharmacies. Our technology division, which comprises a novel platform performing pharmacy hub and clinical services, will be connected to our pharmacy enabling us to operate as a digital pharmacy and hub. Our mobile application for patients will provide an end- to- end solution for digitizing the prescription journey. The solution helps to preserve patient autonomy, improve prescription price transparency, and provide additional concierge services in an effort to boost medication adherence and improve patient outcomes. We will aggregate the data collected from our solution to provide aggregated reports that are tied to medication adherence and outcomes to make a meaningful impact for all stakeholders involved.

Results of Operations Overview

We are an early-stage company, and our historical results may not be indicative of our future results for reasons that may be difficult to anticipate. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenues

Danam is a holding company, which was specifically formed to hold operating companies. As such, we have not generated any revenue to date. However, we expect to generate a significant portion of our revenues through Wellgistics and Wood Sage, which we will acquire upon the consummation of the Danam Acquisitions.

Expenses

Research and Development Expense

Our research and development expenses will consist primarily of internal and external expenses incurred in connection with our research activities and development programs. These expenses will include, but are not limited to, development supplies, testing materials, personnel costs (including salaries and benefits), depreciation expense, overhead allocation, (consisting of various support and facility costs), stock- based compensation and consulting fees. Research and development costs will be expensed as incurred.

Sales and Marketing Expense

Sales and marketing expenses will consist of personnel and personnel-related expenses, including stock- based compensation for our business development team as well as advertising and marketing expenses. We expect to increase our sales and marketing activities in order to grow our customer base and increase market share. We also expect that our sales and marketing expenses will increase over time as we continue to hire additional personnel to scale the business.

General and Administrative Expense

General and administrative expenses currently consist of information technology development and support and third-party software expenses. In the future, it will consist primarily of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation expense) for personnel in executive, finance, accounting, corporate development and other administrative functions. General and administrative expenses will also include legal fees, professional fees paid for accounting, auditing, consulting, tax, and investor relations services, insurance costs, and facility costs not otherwise included in research and development expenses and, following the Merger, will include public company expenses such as costs associated with compliance with the rules and regulations of the SEC and the stock exchange.

Income Tax (Benefit) Expense

Our income tax provision will consist of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We will maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe the recoverability of the tax assets is more likely than not.

Results of Operations

For Year Ended December 31, 2023, Compared to Year Ended December 31, 2022

General and Administrative Expense

General and administrative expenses were $2,880,603 for the years ended December 31, 2023, compared to $5,250 for the year ended December 31, 2022. General and administrative expenses include personnel costs, and professional fees including audit, tax and legal.

Interest Expense

Interest expense was $15,081 and $0 for the years ended December 31, 2023 and 2022, respectively. Interest expense in 2023 was incurred on Danam’s outstanding notes.

Liquidity and Capital Resources

Liquidity

The Company’s future cash needs are expected to include cash for operating activities, working capital, purchases of property and equipment, strategic investments, development, and expansion of facilities.

The Company will fund its operations primarily through operating cash flows, the issuance of debt and sale of equity securities via New Danam. The Company expects to generate positive cash flow from the operations in [●] due to the annual revenue generated from Wellgistics after the consummation of the Danam Acquisitions. In order to proceed with the Company’s business plan, the Company may need to raise additional funds through the issuance of debt, equity or other commercial arrangements, which may not be available to the Company when needed or on terms that the Company deems to be favorable. To the extent the Company raises additional capital through the sale of equity or convertible securities, the ownership interest of its shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common shareholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting the Company’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If the Company is unable to obtain sufficient financial resources, its business, financial condition and results of operations may be materially and adversely affected. The Company may be required to delay, limit, reduce or terminate parts of its strategic business plan or future commercialization efforts. There can be no assurance the Company will be able to obtain financing on acceptable terms.

Upon consummation of the Merger, the Company’s short-term liquidity requirements include initiatives related to (i) expansion of existing facilities and upgrade of equipment in order to increase operational capacity, (ii) recruitment of additional employees to increase operational and business needs, (iii) upgrade of information technology and (iv) continued buildout of corporate functions and public company compliance requirements, inclusive of accounting and legal fees. The Company’s long-term liquidity requirements include initiatives related to (i) strategic acquisitions to further the development of its health ecosystem such as electronic health record systems, (ii) expansion of micro-distribution centers for wholesale and other wholly owned pharmacies in strategic demographic regions, (iii) investments into artificial intelligence, machine learning, and data warehousing capabilities.(iv) additional integrations with third-party partners such as PMS systems, ride-sharing logistics providers, enterprise health systems, and others to bolster the value proposition of our health ecosystem with a focus on improving operational efficiency while simultaneously removing interdependencies.

For more information about the estimated financial impacts of the Danam Acquisitions and the Merger, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Debt

As of December 31, 2023, the Company had $350,000 in short term notes.

The Company is in advance talks with a related party in taking out proposed bridge financing in the amount of approximately $1 million. The proposed bridge financing will be used to fund the Company’s operations between now and the consummation of the Merger. The proposed bridge financing is expected to be converted into equity in New Danam.

Dividends

The Company intends to retain future earnings, if any, for future operations, expansion and debt repayment (if any) and there are no current plans to pay any cash dividends for the foreseeable future. In addition, the Company’s ability to pay dividends is likely to be limited by covenants of any future indebtedness. Upon consummation of the Merger there will be no restrictions in the covenants of any existing and outstanding indebtedness on the Company’s wholly-owned subsidiaries from distributing earnings in the form of dividends, loans or advances and through repayment of loans or advances to Danam.

Cash Flow

The following table sets forth the major components of our Statements of Cash Flows for the periods presented:

	Year Ended
	December 31,
	2023	2022
Net cash provided by (used in) operating activities	$(79,929)	$—
Net cash used in investing activities	$(269,207)	$—
Net cash used in financing activities	$350,500	$—
Net increase in cash and cash equivalents	$1,364	$—

Net cash used in operating activities was primarily a result of our net loss of $2,895,684 partially offset by changes in operating assets and liabilities of $2,546,548.

Net cash provided by financing activities primarily consisted of $350,000 in proceeds received from short-term notes.

Off-Balance Sheet Arrangements

As of December 31, 2023, Danam has not engaged in any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires our management to make a number of judgments, estimates and assumptions relating to the reported amount of expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (i) the estimate or assumption is complex in nature or requires a high degree of judgment and (ii) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 1 to our financial statements included elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non- emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Assure is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Merger, Danam expects to remain an emerging growth company at least through the end of the 2024 fiscal year and to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare Danam’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes- Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the Assure initial public offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the date on we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding common equity held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

WELLGISTICS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of the financial condition and results of operations of Wellgistics. should be read together with our audited financial statements as of and for the year ended December 31, 2023, our audited condensed financial statements as of and for the years ended December 31, 2023 and December 31, 2022, together with related notes thereto. This discussion and analysis should also be read together with the sections entitled “Information About Danam” and “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward- looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those projected in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this section to the “the Company” “Wellgistics,” “us,” “our” or “we” refer to Wellgistics, LLC prior to the Danam Acquisitions and the Merger.

Overview

Wellgistics was founded in 2009 as the wholesale division to WellDyne Rx, Inc., located in Lakeland, Florida. In 2017, Wellgistics was acquired by Strategix Global, LLC. Wellgistics is a 50-state FDA licensed and NABP accredited pharmaceutical wholesaler distributor, bridging the gap between small to mid-size pharmaceutical manufacturers and independent retail pharmacies. Serving over 4,000 registered pharmacies nationwide, we provide significant value by offering competitive pricing, unique products, and exceptional service, while also promoting manufacturers’ products to a diverse range of pharmacies. Wellgistics primary focus is on supporting independent retail pharmacies in search of better products, prices, and services, thereby ensuring their growth and sustainability in the competitive pharmaceutical sector. Upon the closing of the Danam Acquisitions, Wellgistics will be acquired by Danam, and will serve as the wholesale arm of Danam’s healthcare ecosystem.

Wellgistics provides distribution and 3PL services to both pharmaceutical manufacturers and independent retail pharmacies. With over 60+ manufacturing relationships, we identify niche therapeutic products and work with our manufacturing clients to increase market access and visibility of our client relationships with product awareness and support campaigns. Specifically, we help promote product distribution through our network of pharmacy buyers by providing sales and marketing support. These services include providing product education, identifying opportunities for therapeutic substitution when clinically relevant, and cost savings opportunities for pharmacies and their patients. Wellgistics’ portfolio of products is comprised of 65% topical generics with a primary focus on the dermatology market, 20% oral generic formulations primarily in the non-narcotic pain category, 10% oral and topical brand formulations, and 5% in the over-the-counter market space. Our investments in cold chain infrastructure will position this division to compete in the specialty-lite therapy category while also expanding our ability to house additional branded products. The services provided to our manufacturing clients, pharmacy buyers, and other constituents described below are paramount to the revenue generated from this division.

Agreement to be Acquired by Danam

On May 11, 2023, we entered into membership interest purchase agreement with Danam, pursuant to which our equity holders will sell all of their outstanding membership interests to Danam in a transaction that will close prior to, or concurrent with, the Merger between Danam and Assure.

Key Components of Results of Operations

This “Key Components of Results of Operations” section describes how we define the significant components of revenues and expenses. The fluctuations of these segments are further discussed in the “Results of Operations” section below. The drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenues

We recognize product revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when we transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Our product revenue is derived from product sales to our independent pharmacies purchasing exclusive drugs and diagnostic equipment sourced from the various manufacturers we represent.

Expenses

Selling and Marketing Expense

Selling and marketing expenses consist of personnel and personnel-related expenses, including stock-based compensation for our business development team as well as advertising and marketing expenses.

General and Administrative Expense

General and Administrative expenses consist primarily of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation expense) for personnel in executive, finance, accounting, corporate development and other administrative functions. General and administrative expenses also include legal fees, professional fees paid for accounting, auditing, consulting, tax, and investor relations services, insurance costs, and facility costs.

Depreciation and amortization Expense

Our depreciation and amortization expense represents depreciation of property and equipment and amortization of intangible assets and capitalized software costs.

Other (expense) income, net

Other income and expenses consist of non-operating items that include gain on settlement of a lawsuit, gain from loan forgiveness from paycheck protection program, gain on disposal of assets and loss from fair value of assets.

Interest income (expense), net

Interest expense (income), net includes income generated from cash held in interest-bearing overnight sweep accounts or commercial money market accounts and interest accrued on money borrowed from our credit facility.

Income Tax (Benefit) Expense

Our income tax provision will consist of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law.

Results of Operations

For Year Ended December 31, 2023 Compared to December 31, 2022

The following table presents our condensed results of operations for the years ended December 31, 2023, and 2022:

	Year Ended
	December 31,
	2023	2022
Net sales	$33,182,749	$31,888,349
Cost of sales	30,519,683	26,162,860
Gross profit	2,663,065	5,725,489
Operating expenses:
General and administrative expense	6,612,048	6,540,583
Depreciation	276,376	380,284
Total operating expenses	6,888,424	6,920,867
Loss from operations	(4,225,359)	(1,195,378)
Other income (expense):
Interest expense, net	(363,526)	(287,183)
Loss from unconsolidated affiliated	(82,329)	(51,942)
Other income	180,461	—
Gain on legal settlement	—	1,818,054
Total other income (expense), net	(265,393)	1,478,929
Net income (loss)	$(4,490,752)	$283,551

Revenue

We recognized revenue of $33.2 million for the year ended December 31, 2023, as compared to $31.9 million for the year ended December 31, 2022, an increase of $1.3 million. The increase was primarily attributable to the restructuring of the sales team to drive sales as well as a heavy focus on new product procurement activities.

Cost of revenue

We recognized cost of revenue of $30.5 million for the year ended December 31, 2023, as compared to $26.1 million for the year ended December 31, 2022, an increase of $4.4 million. The increase was primarily attributable to the revenue recognized for 2023.

General and Administrative Expense

General and administrative expenses were $6.6 million for the year ended December 31, 2023, as compared to $6.5 million for the year ended December 31, 2022.

Depreciation expense decreased by $0.1 million in 2023.

Income expense, net

Interest expense, net was $363,526 for the year ended December 31, 2023, compared to $287,183 for the year ended December 31, 2022. The increase was primarily due to the increase in debt that resulted from the acquisition of American Pharmaceutical Ingredients, LLC (“APD”).

Other Income, net

Other income, net included $1.8 million in 2022 due the settlement of a lawsuit.

Net Income (loss)

Net loss was $4.5 million in the year ended December 31, 2023 as compared to a net income of $0.3 million in 2022. The change was primarily due to the lower gross profit in 2023 due to higher cost of sales, and the other income recognized in 2022.

Liquidity and Capital Resources

Liquidity

Our principal source of liquidity is cash generated from the operations of our core business and the potential to borrow under existing or future revolving lines of credit. We maintain our cash and restricted cash in domestic bank accounts which may at times exceed federally insured limits. We believe that our existing cash balance, together with cash generated from our core business operations and amounts available under existing or future revolving lines of credit will be sufficient to meet our anticipated cash needs for at least the next twelve months. Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our growth rate, the timing and extent of spending to support development efforts, the expansion of selling and marketing activities, as well as the overall economic conditions. Any debt financing we secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In the event that additional financing is required from outside sources, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results and financial condition would be adversely affected.

Our principal uses of cash have been for operating expenses and the acquisition of APD. We anticipate these uses will continue to be our principal uses of cash in the future in addition to any necessary business acquisitions. We currently do not have any material unused sources of liquid assets. Our primary objectives for 2024 are to continue negotiating opportunities to represent good products with good manufacturing relationships and continuing to innovate opportunities in the secondary space and work to increase our client base and operational revenue.

We have historically funded our operations primarily through revenue and cashflow, we plan to continue this strategy throughout 2024 and continue to build our institutional lending relationships for any additional product opportunities which may arise. We believe that we have adequate cash to implement our plan to operate a business-to-business web-based marketplace focused on the United States pharmaceutical industry. Our core service is designed to bring the nation’s independent pharmacies and accredited national suppliers of pharmaceuticals together to provide efficient and transparent buying and selling opportunities.

Sources and Uses of Cash

The following table sets forth the major components of our Statements of Cash Flows for the periods presented:

	December 31,
	2023	2022
Net cash provided by (used in) operating activities	(1,974,401)	275,438
Net cash used in investing activities	(9,432)	(127,316)
Net cash used in financing activities	(455,634)	(2,677,159)
Net increase in cash and cash equivalents	(2,439,467)	(2,529,037)

Operating Activities

For the year ended December 31, 2023, net cash used in operating activities was $2.0 million, a decrease of $2.2 million compared to the year ended December 31, 2022, which was principally driven by a $4.8 million change in net loss, partially offset by $2.2 million in changes from operating assets and liabilities.

Investing Activities

For the year ended December 31, 2023, cash used in investing activity was immaterial. For the year ended December 31, 2022, cash used by investing activities was $0.1 million which consists of $0.3 million of capital expenditures, offset by $0.2 million of net cash acquired as part of the APD acquisition.

Financing Activities

For the year ended December 31, 2023, cash used in financing activity was $0.5 million, consisting of payments on term loan and note payable of $0.4 million and distribution to members of $0.03 million. For the year ended December 31, 2022, cash used in financing activities was $2.7 million, consisting of $1.7 million in member distributions, $0.03 million in net payments on our credit facility and $0.7 million in payments on term loan and note payable.

Contractual Obligations and Other Commitments

Our principal commitments consist of obligations for office space under non-cancelable operating leases with various expiration dates through March 2028 as well as repayment of borrowings under our credit facility.

Off-Balance Sheet Arrangements

As of December 31, 2023, Wellgistics has not engaged in any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires our management to make a number of judgments, estimates and assumptions relating to the reported amount of expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 1 to our financial statements included elsewhere in this proxy statement/prospectus.

WOOD SAGE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of the financial condition and results of operations of Wood Sage, LLC should be read together with our audited financial statements as of and for the year ended December 31, 2023, our audited condensed financial statements as of and for the years ended December 31, 2023, and December 31, 2022, together with related notes thereto. The discussion and analysis should also be read together with the sections entitled “Information About Danam” and “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based current expectations that involve risks and uncertainties. Our actual results may differ materially from those projected in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this section to the “the Company” “Wood Sage,” “us,” “our” or “we” refer to Wood Sage LLC prior to the Danam Acquisitions and the Merger.

Overview

We are a holding company incorporated as a limited liability company formed under the laws of Florida on September 26, 2014. To date, we have had no operations. In August 2023, we acquired 100% of the outstanding membership interests of two subsidiaries previously owned by of Integral, Alliance Pharma Solutions, LLC (“APS”) and Community Specialty Pharmacy, LLC (“CSP”).

Agreement to be Acquired by Danam

On May 11, 2023, we entered into membership interest purchase agreement with Danam, pursuant to which our equity holders will sell all of their outstanding membership interests to Danam in a transaction that will close prior to, or concurrent with, the Merger between Danam and Assure. In connection with the membership interest purchase agreement, we signed a promissory note payable to Integral in the amount of $1,300,000, which is described in the section titled “Acquisitions of CSP and APS.”

Key Components of Results of Operations

We are an early-stage company and our historical results may not be indicative of our future results for reasons that may be difficult to anticipate. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenues

Wood Sage is a holding company for the operating companies we acquired from Integral. We have not yet generated any revenue to date. Following the acquisitions of APS and CSP, we expect to generate all of our revenues through our acquired subsidiaries.

CSP recognizes product revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when we transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

CSP fill prescriptions for prescription and over-the-counter drugs written by a provider and recognize revenue at the time the patient confirms the prescription order for payment of co-pays

Expenses

Research and Development Expense

Our research and development expenses will consist primarily of internal and external expenses incurred in connection with our research activities and development through the acquisition of CSP and ASP. These expenses will include, but are not limited to, development supplies, testing materials, personnel costs (including salaries and benefits), depreciation expense, overhead allocation, (consisting of various support and facility costs), stock-based compensation, and consulting fees. Research and development costs are expensed as incurred.

Sales and Marketing Expenses

Sales and marketing expenses consist of personnel and personnel-related expenses, including stock- based compensation for our business development team as well as advertising and marketing expenses. We expect to increase our sales and marketing activities in order to grow our customer base and increase our market share. We also expect that our sales and marketing expenses will increase over time as we continue to hire additional personnel to scale the business. We will not begin incurring sales and marketing expenses until the last month of quarter three of 2023.

General and Administrative Expenses

General and administrative expenses currently consist of business development, consulting, and IT support expenses. The IT expenses are for ongoing software development and maintenance, in addition to supporting third-party software expenses. In the future it will consist primarily of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation expense) for personnel in executive, finance, accounting, corporate development and other administrative functions. General and administrative expenses will also include legal fees, professional fees paid for accounting, auditing, consulting, tax, and investor relations services, insurance costs, and facility costs not otherwise included in research and development expenses. On October 17, 2022, we entered into a management services agreement (MSA) with TRxADE, to cover the costs of ongoing software development and all other operational-related costs prior to the close of the transaction. This was executed to ensure that the development and operations would continue seamlessly without interruption or delays.

Income Tax (Benefit) Expenses

Our income tax provision will consist of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We will maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe the recoverability of the tax assets is not more likely than not.

Results of Operations

For the Year Ended December 31, 2023, Compared to the Year Ended December 31, 2022

Revenues

Revenue was $338,864 for the year ended December 31, 2023, pertaining to CPS revenues earned since the August acquisition. Cost of revenue was $323,068. The Company did not earn revenue for the year ended December 31, 2022.

General and Administrative Expenses

General and administrative expenses were $533,395 for the year ended December 31, 2023, compared to $15,228 for the year ended December 31, 2022. The increase is due to the APS and CSP operations since the acquisitions in August 2023. General and administrative expenses primarily consisted of payroll and professional fees.

Liquidity and Capital Resources

Liquidity

The Company’s future cash needs are based on the acquisition of CSP, and APS. This is expected to include cash for operating activities, working capital, purchases of property and equipment, strategic investments, development, and expansion of facilities.

The Company will fund its operations primarily through funding from its parent company, who will likely fund via the consolidated operating cash flow, the issuance of debt and sale of equity securities. The Company does not expect to generate positive cash flow from operations until at least after quarter 4 of 2024. In order to proceed with the Company’s business plan, the Company will need to heavily rely on the financial strength of its parent company may need to raise additional funds through the issuance of debt, equity or other commercial arrangements, which may not be available to the parent company when needed or on terms that is deemed not to be favorable. If the parent company is unable to obtain sufficient financial resources, our business, financial condition and results of operations may be materially and adversely affected. The Company may be required to delay, limit, reduce or terminate parts of its strategic business plan or future commercialization efforts. There can be no assurance our parent company will be able to obtain financing on acceptable terms.

Upon consummation of the Danam Acquisitions and the Merger, the Company will gain access to its parent company’s short-term and long-term liquidity which will allow us to undertake in the initiatives cited in the MD&As of both APS and CSP, respectively. The timing and amount of spend on these initiatives may be materially delayed, reduced, or cancelled.

For more information about the estimated financial impacts of the Danam Acquisitions and the Merger, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Debt

As of December 31, 2023, the Company had a note payable of $1,300,000 pursuant to the APS and CSP acquisitions. The note is non-interest bearing. No later than 30 days after a change in control of Wood Sage, the aggregate unpaid principal balance of the Note, all unpaid interest and all amounts payable under the Note will be due and payable by Wood Sage.

Dividends

The Company intends to retain future earnings, if any, for future operations, expansion and debt repayment (if any) and there are no current plans to pay any cash dividends for the foreseeable future. In addition, the Company’s ability to pay dividends is likely to be limited by covenants of any future indebtedness. Upon consummation of the Danam Acquisitions and the Merger there will be no restrictions in the covenants of any existing and outstanding indebtedness on the Company’s wholly-owned subsidiaries from distributing earnings in the form of dividends, loans or advances and through repayment of loans or advances to Danam.

Cash Flow

The following is a summary of cash flows:

	Year Ended
	December 31,
	2023	2022
Net cash used in operating activities	$118,619	$—
Net cash provided by investing activities	$(69,934)	$—
Net cash provided by financing activities	$1,878	$—
Net increase in cash and cash equivalents	$50,563	$—

Net cash used in operating activities was due to the net loss of $517,599 partially offset by changes in operating assets and liabilities of $636,218.

Net cash provided by investing activities was due to cash acquired in the APS and CSP acquisitions and payment made for intangible assets under development.

Net cash provided by financing activities was due to capital contributions from members.

Off-Balance Sheet Arrangements

As of December 31, 2023, the Company has not engaged in any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires our management to make a number of judgments, estimates and assumptions relating to the reported amount of expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 1 to our financial statements included elsewhere in this proxy statement/prospectus.

ALLIANCE PHARMA SOLUTIONS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of the financial condition and results of operations of Alliance Pharma Solutions, LLC should be read together with our unaudited financial statements as of the period ended August 21, 2023, and August 21, 2022, and our audited condensed financial statements as of and for the years ended December 31, 2022, and December 31, 2021, together with related notes thereto. The discussion and analysis should also be read together with the sections entitled “Information About Danam” and “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward- looking statements based on current expectations that involve risks and uncertainties. Our actual results may differ materially from those projected in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this section to the “the Company” “DelivMeds,” “APS,” “us,” “our” or “we” refer to Alliance Pharma Solutions, LLC prior to the Danam Acquisitions and the Merger.

Overview

Alliance Pharma Solutions, LLC was founded in 2017 as a holding company for technology solutions wholly owned by Integral. In 2020, the DelivMeds project was recommissioned to serve as a pharmaceutical hub, facilitating prescription transfer and clinical concierge services to a network of independent pharmacies. Several key differentiators were established after an extensive market research survey was conducted on the competition. These differentiators include integrations with pharmacy management software systems and pharmacy point of sale systems, among other integrations to serve as a full end-to-end patient centric solution that automates the prescription journey. Powered by CSP as the backend pharmacy, DelivMeds is the frontend technology that serves as the middleware between all key stakeholders referenced in the 5P-Model.

DelivMeds aims to preserve patient autonomy, improve price transparency and aide in making a meaningful impact to patient outcomes by eliminating barriers to therapy while simultaneously boosting adherence. We work with channel partners such as pharmaceutical manufacturers, provider groups and accountable care organizations, telehealth companies, and employer groups to offer full suite of patient centered pharmacy services. The business-to-business strategy approach enables prescriptions to be sent directly to CSP and uses the DelivMeds technology to transfer that prescription to an eligible in-network independent pharmacy. Each channel partner is equipped with de-identified data to improve its respective business operation and or improve its renumeration from the value-based services the clinical concierge arm provides. Upon the closing of the Danam Acquisitions, DelivMeds will be acquired by Danam, and will serve as the middleware technology arm to the company’s integrated healthcare ecosystem.

Agreement to be Acquired by Wood Sage

In January 2023, Wood Sage, APS, and TRxADE entered into a membership interest purchase agreement pursuant to which TRxADE sold and Wood Sage acquired one hundred percent (100%) of the outstanding membership interests of APS. The sale was completed in August 2023. In connection with the Merger Agreement, Danam will be acquiring Wood Sage. Therefore, in connection with the Merger, Danam will acquire 100% of our outstanding membership interests.

Key Components of Results of Operations

This “Key Components of Results of Operations” section describes how we define the significant components of revenues and expenses. The fluctuations of these segments are further discussed in the “Results of Operations” section below. The drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenues

We have not yet generated any revenue to date. Following the consummation of the business combination between Assure and Danam and the success of our research and development projects, we expect to generate revenues starting in the fourth quarter of 2024.

Expenses

Research and Development Expenses

Our research and development expenses will consist primarily of internal and external expenses incurred in connection with our research activities and development programs. These expenses will include, but are not limited to, development supplies, testing materials, personnel costs (including salaries and benefits), depreciation expense, overhead allocation, (consisting of various support and facility costs), stock- based compensation and consulting fees. Research and development costs are expensed as incurred.

General and Administrative Expenses

General and administrative expenses currently consist of legal, travel, and IT expenses. The IT expenses are for ongoing software development and maintenance, in addition to supporting third-party software expenses. In the future it will consist primarily of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation expense) for personnel in executive, finance, accounting, corporate development, and other administrative functions. General and administrative expenses will also include legal fees, professional fees paid for accounting, auditing, consulting, tax, and investor relations services, insurance costs, and facility costs not otherwise included in research and development expenses.

Income Tax (Benefit) Expenses

Our income tax provision will consist of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We will maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe the recoverability of the tax assets is not more likely than not.

Results of Operations

Period Ended August 21, 2023 Compared to Period Ended August 21, 2022

General and Administrative Expenses

General and administrative expenses were $34,434 for the period ended August 21, 2023 compared to $13,133 for the period ended April 21, 2022.

Year Ended December 31, 2022, Compared to Year Ended December 31, 2021

General and Administrative Expenses

General and administrative expenses were $24,277 for the year ended December 31, 2022, compared to $53,768 for the year ended December 31, 2021. The $29,491 decrease is due to IT costs relating to successful development projects being able to be capitalized.

Liquidity and Capital Resources

Liquidity

The Company’s future cash needs are expected to include cash for operating activities, working capital, purchases of property and equipment, research and development activities, development, and expansion of facilities.

The Company will fund its operations primarily through funding from its parent company, who will likely fund via the consolidated operating cash flow, the issuance of debt and sale of equity securities. The Company does not expect to generate positive cash flow from operations until at least after quarter 4 of 2024 due to the large investments made in the technology and allowing the business to generate a significant amount of its revenue from cascading refills. In order to proceed with the Company’s business plan, the Company will need to heavily rely on the financial strength of its parent company may need to raise additional funds through the issuance of debt, equity or other commercial arrangements, which may not be available to the parent company when needed or on terms that is deemed not to be favorable. If the parent company is unable to obtain sufficient financial resources, our business, financial condition and results of operations may be materially and adversely affected. The Company may be required to delay, limit, reduce or terminate parts of its strategic business plan or future commercialization efforts. There can be no assurance our parent company will be able to obtain financing on acceptable terms.

Upon consummation of the Danam Acquisitions and the Merger, the Company will gain access to its parent company’s short-term liquidity which will allow us to undertake initiatives related to (i) our software development efforts, (ii) recruitment of additional employees to service our customer service and sales teams, (iii) upgrades to our information technology systems, and (iv) additional PMS integrations to expand our integrated network of pharmacies. The Company’s long-term liquidity requirements include initiatives related to (i) expanding our marketing efforts to gain market share, (ii) pursuing additional pharmacy accreditations, (iii) expanding the clinical integrations, and (iv) expanding our concierge services infrastructure. The timing and amount of spend on these initiatives may be materially delayed, reduced, or cancelled.

For more information about the estimated financial impacts of the Danam Acquisitions and the Merger, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Debt

The Company does not currently have any debt.

Dividends

The Company intends to retain future earnings, if any, for future operations, expansion and debt repayment (if any) and there are no current plans to pay any cash dividends for the foreseeable future. In addition, the Company’s ability to pay dividends is likely to be limited by covenants of any future indebtedness. Upon consummation of the Danam Acquisitions and the Merger there will be no restrictions in the covenants of any existing and outstanding indebtedness on the Company’s wholly-owned subsidiaries from distributing earnings in the form of dividends, loans or advances and through repayment of loans or advances to Danam.

Sources and Uses of Cash

The following table sets forth the major components of our Statements of Cash Flows for the periods presented:

	Year ended December 31,
	2022	2021
Net cash used in operating activities	$(141,998)	$(325,762)
Net cash used in investing activities	(427,845)	(23,018)
Net cash provided by financing activities	569,792	347,882
Net decrease in cash and cash equivalents	$(51)	$(898)

	Year Ended August 21,
	2023	2022
Net cash provided by (used in) operating activities	$(43,118)	$(68,524)
Net cash used in investing activities	$(291,242)	$(375,691)
Net cash used in financing activities	$333,991	$444,433
Net increase in cash and cash equivalents	$(369)	$218

During the period ended August 21, 2023, cash used in operating activities was $43,118 primarily due to the net loss. Cash used in investing activities was $291,242 due to intangible asset payments and cash provided by financing activities was $333,991 due to capital contributions.

For the year ended December 31, 2022, net cash used in operating activities was $69 thousand, a decrease of $184 thousand compared to the year ended December 31, 2021, which was principally driven by the net loss of $143 thousand for the year ended December 31, 2022, as compared to a net loss of $402 thousand for the year ended December 31, 2021.

Investing Activities   For the period ended August 21, 2023, cash used in investing activities was $ 291 thousand which consists of payments made for intangibles under development. For the year ended December 31, 2022, cash used in investing activities was $428 thousand which primarily consisted of $450 thousand of intangible assets under development, offset by $23 thousand in cash proceeds from the disposal of fixed assets. For the year ended December 31, 2021, cash used in investing activities was $23 thousand, which consisted of purchases of fixed assets.

Financing Activities   For the period ended August 21, 2023, cash provided by financing activities was $ 334 thousand, consisting of capital contributions from our parent company. For the year ended December 31, 2022, cash provided by financing activities was $570 thousand, consisting of capital contributions from our parent company. For the year ended December 31, 2021, cash provided by financing activities was $347 thousand, consisting of capital contributions from our parent company.

Off-Balance Sheet Arrangements

As of August 21, 2023, the Company has not engaged in any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires our management to make a number of judgments, estimates and assumptions relating to the reported amount of expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 1 to our financial statements included elsewhere in this proxy statement/prospectus.

COMMUNITY SPECIALTY PHARMACY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of the financial condition and results of operations of Community Specialty Pharmacy, LLC should be read together with our unaudited financial statements as of the period ended August 21, 2023, and August 21, 2022, and our audited condensed financial statements as of and for the years ended December 31, 2022, and December 31, 2021, together with related notes thereto. The discussion and analysis should also be read together with the sections entitled “Information About Danam” and “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based on current expectations that involve risks and uncertainties. Our actual results may differ materially from those projected in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this section to the “the Company” “Community Specialty Pharmacy,” “CSP,” “us,” “our” or “we” refer to Community Specialty Pharmacy, LLC prior to the Danam Acquisitions and the Merger.

Overview

Community Specialty Pharmacy, was founded in 2011 as a retail community specialty pharmacy. Specializing in HIV/AIDS, the pharmacy obtained URAC and ACHC accreditations for Specialty Pharmacy and also performed general pharmacy services in its community. In 2018, CSP was acquired by Integral and relocated to Tampa, Florida. The business operations expanded to perform 340B services by partnering with local clinics and provider groups. During this time period, the pharmacy initiated its pursuit of additional pharmacy state licenses to convert the business toa mail order pharmacy. Currently, CSP is licensed in 35 states plus the District of Columbia, with superb license coverage along the east coast. This business shift was strategic, and the leadership team chose to voluntarily forfeit its specialty accreditations, however, it maintains the specialty internal standard operating procedures and performs all of the functions of a specialty pharmacy. Upon the closing of the Danam Acquisitions CSP will be acquired by Danam and will serve as the backbone of the company’s healthcare ecosystem.

CSP provides general and specialty pharmacy services dedicated to servicing the needs of patients, while also providing clinical expertise, technology-driven innovation tools and administrative efficiencies that support physicians, payers, and pharmaceutical manufacturers. We purchase our pharmaceuticals including specialty medications from manufacturers and wholesale distributors, fill prescriptions, and label, package and deliver the pharmaceuticals to patients’ homes or physicians’ offices through contract couriers or carriers. Our call center and customer support are housed within the pharmacy located in Tampa, Florida. CSP has several 340B relationships, acting as the dispensing pharmacy for these healthcare facilities which helps drive revenue and prescription volume. Our direct ownership of a wholesale entity along with our deep- rooted ties to other wholesalers enables us to offer a competitive cash-based formulary for the uninsured and underinsured patient populations. We continue to see an uptick in utilization, as more patients elect to pay out of pocket due to our low-cost model. We see this model as an opportunity to gain market share with small to medium size employer groups in a partnership model with other consumer driven healthcare companies. The services provided to our patients and other constituents described below are vital to the revenue and prescription volume generated from this division.

Agreement to be Acquired by Wood Sage

In January 2023, Wood Sage, CSP, and TRxADE entered into a membership interest purchase agreement, pursuant to which TRxADE sold and Wood Sage acquired one hundred percent (100%) of the outstanding membership interests of CSP. The sale was completed in August 2023. In connection with the Merger Agreement, Danam will be acquiring Wood Sage. Therefore, in connection with the Merger, Danam will acquire 100% of our outstanding membership interests.

Key Components of Results of Operations

This “Key Components of Results of Operations” section describes how we define the significant components of revenues and expenses. The fluctuations of these segments are further discussed in the “Results of Operations” section below. The drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenues

We recognize product revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when we transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

We fill prescriptions for prescription and over-the-counter drugs written by a provider and recognize revenue at the time the patient confirms the prescription order for payment of co-pays and when the insurance company or pharmacy benefit manager remits payments on covered prescription claims.

Expenses

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation expense) for personnel in executive, finance, accounting, corporate development and other administrative functions. General and administrative expenses also include legal fees, professional fees paid for accounting, auditing, consulting, tax, and investor relations services, insurance costs, and facility costs.

Depreciation and Amortization Expenses

Our depreciation and amortization expense represents the depreciation of property and equipment and the amortization of intangible assets and capitalized software costs.

Income Tax (Benefit) Expenses

Our income tax provision will consist of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law.

Results of Operations

Period Ended August 21, 2023 Compared to Period Ended August 21, 2022

Revenue

We recognized revenue of $0.9 million for the period ended August 21, 2023 as compared to $0.8 million in 2022. The small increase was attributable to changes in the prescription drug formularies of insurance companies for previously covered specialty products and our patient base consisting of an older population that has either deceased or their care has transferred to a facility for management.

Cost of Revenue

We recognized cost of revenue of $0.8 million for the periods ended August 21, 2023 and 2022.

General and Administrative Expenses

Our general and administrative expenses were $0.6 million for the period ended August 21, 2023 as compared to $0.2 million in 2022. The increase was primarily due to increased headcount and professional fees,

Income Tax (Benefit) Expense

We did not incur income tax expenses for the period ended August 21, 2023, or 2022.

Year Ended December 31, 2022, Compared to Year Ended December 31, 2021

The following table presents our condensed results of operations for the year ended December 30, 2022, and 2021:

	Year ended December 31,		Period over period change
	2022	2021	($)	(%)
Revenue	$889,379	$1,225,152	$(335,773)	-27%
Cost and expenses
Cost of revenue	866,014	1,068,367	(202,353)	-19%
Selling, general and administrative	497,262	546,035	(48,773)	-9%
Total operating expenses	1,363,276	1,614,402	(251,126)	-16%
Net income	$(473,897)	$(389,250)	$(84,647)	22%

Revenue and Cost of Revenue

Revenues decreased by $0.3 million in 2022 to $0.9 million. Cost of revenue decreased accordingly by $0.2 million.

General and Administrative Expense

Our general and administrative expenses were $0.5 million for the year ended December 31, 2022, as compared to $0.6 million for the year ended December 31, 2021, a small decrease of 9%. The decrease was attributed to lower consultancy costs.

Income Tax (Benefit) Expense

We did not incur income tax expense for the year ended December 31, 2022, or 2021.

Liquidity and Capital Resources

Liquidity

The Company’s future cash needs are expected to include cash for operating activities, working capital for inventory, equipment purchases, personnel expansion, and expansion of the facility to provide mail-order services and a customer call center to address the growth.

The Company will fund its operations primarily through funding from its parent company, who will likely fund via the consolidated operating cash flow, the issuance of debt and sale of equity securities. The Company does not expect to generate positive cash flow from operations until at least after quarter 4 of 2024 due to growth of the technology platform and a percentage of those prescriptions being filled internally by CSP where it will recognize additional revenue from the insurance claims and collected co-pays. In order to proceed with the Company’s business plan, the Company will need to heavily rely on the financial strength of its parent company may need to raise additional funds through the issuance of debt, equity or other commercial arrangements, which may not be available to the parent company when needed or on terms that is deemed not to be favorable. If the parent company is unable to obtain sufficient financial resources, our business, financial condition and results of operations may be materially and adversely affected. The Company may be required to delay, limit, reduce or terminate parts of its strategic business plan or future commercialization efforts. There can be no assurance our parent company will be able to obtain financing on acceptable terms.

Upon consummation of the Danam Acquisitions and the Merger, the Company will gain access to its parent company’s short-term liquidity which will allow us to undertake initiatives related to (i) expanding our facility to provide mail-order services which will require a workflow redesign, minor construction, and equipment for automation, (ii) recruitment of additional employees to service the pharmacy and customer service teams, (iii) regulatory compliance fees associated with accreditations state licensing to expand the mail- order coverage to all 50 states, and (iv) increasing the pharmacy’s inventory to handle the growth. The Company’s long-term liquidity requirements include initiatives related to (i) expanding our marketing efforts to gain market share, (ii) implementation fees associated with adding new revenue-generating channels such as cash-based compounding among others, (iii) recruitment of sales representatives to promote our services and expand our coverage territory, and (iv) potential investments in the acquisition of additional pharmacies in other geographical regions. The timing and amount of spend on these initiatives may be materially delayed, reduced, or cancelled.

For more information about the estimated financial impacts of the Danam Acquisitions and the Merger, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Sources and Uses of Cash

The following table sets forth the major components of our Statements of Cash Flows for the periods presented:

	Year Ended August 21,
	2023	2022
Net cash provided by (used in) operating activities	$(433,492)	$(976,836)
Net cash used in investing activities	—	—
Net cash used in financing activities	480,899	972,466
Net increase in cash and cash equivalents	47,407	(4,370)

	Year ended December 31,
	2022	2021
Net cash used in operating activities	$(268,872)	$(272,160)
Net cash (used in) provided by investing activities	—	—
Net cash used in financing activities	219,999	254,243
Net increase (decrease) in cash and cash equivalents	$(48,873)	$(17,917)

During the period ended August 21, 2023, cash used in operating activities was $0.4 million primarily due to the net loss. Cash provided by financing activities was $0.48 million due to capital contributions.

For the year ended December 31, 2022, net cash provided by operating activities was $0.3 million.

Investing Activities

For the year ended December 31, 2023, and 2022, the company had no investing activities.

Financing Activities

For the period ended August 21, 2023, cash provided by financing activities was $0.48 million, consisting of capital contributions from our parent company. For the year ended December 31, 2022, cash provided by financing activities was $0.97 million, consisting of capital contributions from our parent company.

Off-Balance Sheet Arrangements

As of August 21, 2023, the Company has not engaged in any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires our management to make a number of judgments, estimates and assumptions relating to the reported amount of expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 1 to our financial statements included elsewhere in this proxy statement/prospectus.

DESCRIPTION OF SECURITIES

Unless the context requires otherwise, references in this section to “we,” “us,” “our,” “Assure” and the “Company” refer to Assure prior to the Merger and to New Danam after the Merger.

Authorized Capital Stock

Our authorized capital stock currently 9,000,000 shares of common stock, par value $0.001 per share. As of May 1, 2024, there were 9,000,000 shares of our common stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Holders of our common stock have no cumulative voting rights. Further, holders of our common stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of our assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock.

The holders of shares of our common stock entitled to vote at least 33-1/3% of the common stock, present in person (via online attendance) or by proxy, are necessary to constitute a quorum at any meeting. If a quorum is present, an action by shareholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.

Anti-Takeover Effects of Nevada State Law

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition arguably could benefit our shareholders.

Nevada’s “combinations with interested shareholders” statutes, Nevada Revised Statues (“NRS”) 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested shareholder” for two years after such person first becomes an “interested shareholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested shareholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested shareholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested shareholder after the expiration of four years after the person first became an interested shareholder. For purposes of these statutes, an “interested shareholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested shareholder.” These statutes generally apply to Nevada corporations with 200 or more shareholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested shareholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested shareholder on or before the effective date of the amendment. We have made such an election in our original articles of incorporation.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.379, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more shareholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

The following provisions of our articles of incorporation and bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our board of directors:

●	no cumulative voting in the election of directors, which limits the ability of minority shareholders to elect director candidates;
●	the right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, with our shareholders only allowed to fill such a vacancy if not filled by the board;
●	the ability of our board of directors to alter our bylaws without obtaining shareholder approval; and
●	the requirement that a special meeting of shareholders may be called only by either (i) the directors; (ii) the chairman of the board; or (iii) the chief executive officer.

Forum Selection and Jurisdiction

Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the applicable court of competent jurisdiction shall be the state and federal courts located in Denver, Colorado (the “Colorado Court”),which Colorado Court shall, to the fullest extent permitted by law, be the sole and exclusive forum for actions or other proceedings relating to:

(i)	a derivative action;
(ii)	an application for an oppression remedy, including an application for leave to commence such a proceeding;
(iii)	an action asserting a claim of breach of the duty of care owed by us; any director, officer or other employee or any shareholder;
(iv)	an action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee or any shareholder;
(v)	an action or other proceeding asserting a claim or seeking a remedy pursuant to any provision of the Nevada Revised Statute or our articles or bylaws; and
(vi)	an action or other proceeding asserting a claim against us or any director or officer or other employee of the Corporation regarding a matter of the regulation of our business and affairs.

The choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage such lawsuits. We interpret the forum selection clauses in our bylaws to be limited to specified actions and not to apply to actions arising under the Exchange Act or the Securities Act. Section 27 of the Exchange Act provides that, United States federal courts shall have jurisdiction over all suits and any action brought to enforce any duty or liability created by the

Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act provides that, United States federal and state courts shall have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Indemnification of Directors and Officers

The NRS empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

Pursuant to our articles, we may indemnify each of our present and future directors, officers, employees or agents who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees or agents of the Company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Company, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Overview

The following discussion contains forward-looking statements that are based on Danam’s current plans and expectations regarding New Danam’s future compensation programs. The actual amount and form of compensation that New Danam pays and the compensation policies and practices that it adopts in the future may differ materially from the currently planned programs that are summarized in this discussion.

New Danam will be an “emerging growth company” within the meaning of the Securities Act and will continue to elect to comply with the reduced compensation disclosure requirements available to such emerging growth companies. In accordance with such requirements, New Danam’s reporting obligations regarding executive compensation will extend only to its named executive officers (“NEOs”), meaning its principal executive officer and the next two highly compensated executive officers in respect of their service to New Danam or its subsidiaries at the end of the last completed fiscal year. As of December 31, 2023, Danam’s NEOs and their positions were:

●	Suren Ajjarapu, Chief Executive Officer; and
●	Prashant Patel, Chief Operating Officer.

2023 Summary Compensation Table

The following table sets forth information concerning the compensation of Danam’s NEOs for the years ended December 31, 2023 and 2022.

						Non-Equity
					Stock	Incentive Plan	All Other
		Salary		Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)		($)	($)	($)	($)	($)
Suren Ajjarapu	2023	0	(1)	0	0	0	0	0
Chief Executive Officer	2022	0		0	0	0	0	0
Prashant Patel	2023	0	(2)	0	0	0	0	0
Chief Operating Officer	2022	0		0	0	0	0	0
(1)	Suren was accrued salary for 2023. Pursuant to the Executive Employment Agreement between Danam and Suren Ajjarapu dated January 1, 2023, Suren’s annual base salary is $400,000.
(2)	Prashant was accrued salary for 2023. Pursuant to the Executive Employment Agreement between Danam and Prashant Patel dated January 1, 2023, Suren’s annual base salary is $400,000.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by Danam’s NEOs at December 31, 2023.

	Number of Shares	Market Value of
	or Units of Stock	Shares or Units of
	that Have Not	Stock that Have
	Vested	Not Vested
Name	(#)	($)
Suren Ajjarapu	100,000	$ [●]
Prashant Patel	100,000	$ [●]

Narrative to the 2023 Summary Compensation Table

New Danam Employment Agreements. Danam’s NEOs are in the process of negotiating employment terms for their employment with New Danam and expect to enter into employment agreements that will take effect as of the Closing of the Merger. As of Closing of the Merger, it is anticipated the New Danam’s NEOs will be Tim Canning, Chief Executive Officer, Vishnu Balu, Vice President of Finance, and Chuck Wilson, Chief Operating Officer. The terms of each employment agreement will be disclosed after such employment agreement is finalized.

Components of Compensation for Fiscal Year 2024

Base Salary and Bonuses. Following Closing of the Merger, the New Danam NEOs will receive a base salary and bonuses to compensate them for services rendered to New Danam. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salary amounts will be established based on consideration of, among other factors, the scope of the NEO’s position, responsibilities and years of service and the compensation committee’s general knowledge of the competitive market, based on, among other things, experience with other similarly situated companies and New Danam’s industry and market data reviewed by the compensation committee.

Incentive Plan. Promptly following the Closing of the Merger, the New Danam board of directors shall approve and adopt the Incentive Plan, subject to approval by the Assure shareholders. For additional information regarding the Incentive Plan, see “Proposal No. 6 — The Incentive Plan Proposal.”

Other Elements of Compensation

Retirement Plans. New Danam intends to adopt and maintain a 401(k) retirement savings plan for its employees, including its NEOs, who satisfy certain eligibility requirements. New Danam expects that its NEOs will be eligible to participate in the 401(k) plan on the same terms as other full-time, salaried employees. The Internal Revenue Code of 1986, as amended, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. New Danam believes that providing a vehicle for tax-deferred retirement savings through a 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including its NEOs, in accordance with its compensation policies.

Health/Welfare Plans. New Danam intends for all of its full-time, salaried employees, including its NEOs, to be eligible to participate in its health and welfare plans, which New Danam expects will include:

(i) medical, dental, and vision benefits, and (ii) life and accidental death and dismemberment insurance.

No Tax Gross-Ups. New Danam does not intend to make gross-up payments to cover its NEOs’ personal income taxes that may pertain to any of the compensation or benefits paid or provided by New Danam.

Director Compensation

Danam

Members of the Danam board of directors have not historically received compensation for their services as board members. During the fiscal year ended December 31, 2023, Danam did not provide any compensation to its directors for their services on the board of directors.

Non-Employee Director Compensation Policy

In connection with the Merger, the New Danam board of directors will adopt a non-employee director compensation policy, to be effective as of the Closing. The policy is designed to enable New Danam to attract and retain, on a long-term basis, highly qualified non-employee directors. Pursuant to this policy, each non-employee director will be eligible to receive cash retainers (which will be payable quarterly in arrears and prorated for partial years of service) and equity awards.

MANAGEMENT AFTER THE MERGER

Executive Officers and Directors After the Merger

Upon the consummation of the Merger, the business and affairs of New Danam will be managed by or under the direction of New Danam’s board of directors. Pursuant to Assure’s bylaws, each director’s term will end at the next annual meeting of shareholders, or until their respective successors are duly elected and qualified.

The following table sets forth the name, age, and position of each of the expected directors and executive officers of New Danam upon consummation of the Merger as of [●], 2024:

Name	Age	Position
Tim Canning		Chief Executive Officer
Chuck Wilson		Chief Operating Officer
Vishnu Balu		Vice President of Finance
Prashant Patel		Chief Strategy Officer and Vice Chairman of the Board
Suren Ajjarapu		Chairman of the Board
Sajid Syed		Director
Donald W. Anderson		Director
(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Tim Canning joined Danam as Chief Executive Officer in January 2024. Mr. Canning has over 30 years of experience in the pharmacy and healthcare sectors ranging from startup/early stage to Fortune 5 companies. He has a diverse background with leadership roles in general management, sales and marketing for some of the healthcare industry’s leading organizations. Throughout his career, Mr. Canning has been an advocate for advancing the important role pharmacists play as vital members of the healthcare team. Most recently, he was EVP Corporate Development and Chief Revenue Officer for iA, a leading innovator of software-enabled pharmacy automation technologies offering robust solutions for centralized fulfillment and retail pharmacy settings. The majority of his career has been focused in the pharmaceutical sector including retail and institutional pharmacies, manufacturers, payer markets, distribution and data analytics. He spent ten years at McKesson Corporation where he led the Independent Pharmacy segment, culminating in his role as President of McKesson’s Health Mart retail pharmacy franchise. Mr. Canning formulated the strategic vision and led the implementation that grew Health Mart from 262 stores to 2,800 stores and over $6 billion in revenue. He also served as Chief Marketing Officer for Omnicare where his responsibilities included retail pharmacy operations. His early career included roles of increasing responsibility over seventeen years in sales and marketing at Wyeth and Pharmacia (both acquired by Pfizer). Mr. Canning earned a BS in Marketing from Marquette University. He completed a six-year term as a board member for the American Pharmacists Association Foundation and is currently on the Pharmacy Leadership Advisory Board for the University of Cincinnati James L. Winkle College of Pharmacy.

Vishnu Balu has over 24 years of experience in corporate strategy, corporate finance, risk management, and M&A in diverse industries including Consumer Products, Consulting and Commercial Banking. He has a successful track record of building global teams leading strategic initiatives, including domestic and cross-border M&A, SPAC-M&A, PE fund raise, operating model restructuring, and functional finance transformation. Vishnu is adept in implementing business transformation programs and overseeing global cross-functional talent pools. Vishnu attended the AMP at Harvard Business School, earned his MBA from IIM-Bangalore with a merit scholarship, and he is also a Rank Holder Chartered Accountant. Vishnu was featured among the Top 5 Young Achievers by the IIM-B Alumni Magazine.

Prashant Patel is a Director, Chief Strategy Officer and Vice Chairman of the Board of Danam. He has served on the board of TRxADE Health Inc. (Nasdaq: MEDS) since its acquisition of TRxADE Group, Inc., a Nevada corporation on January 8, 2014. He is an entrepreneur and a registered Pharmacist with experience in multiple aspects of the pharmaceutical supply chain. He started several starts ups including Retail/ Community Pharmacy before expanding into pharmaceuticals distribution and sales, focusing on pharmaceutical disposal and reverse distribution. He has also been a consultant to several return logistics pharmaceutical companies over the years. Mr. Patel possesses an excellent vision to bring transparency, efficiency and cost benefits to US pharmaceutical channel partners. After graduating with a BPharm from University of Nottingham/UK, Mr. Patel completed MSC in Transport, Trade & Finance from Cass Business School, City University, UK.

Directors

Surendra Ajjarapu is a director and Chief Executive Officer and Chairman of Danam and is expected to join the New Danam board effective upon the closing of the Merger. Mr. Ajjarapu has served TRxADE Health, Inc. (Nasdaq: MEDS) as Chairman of the Board, Chief Executive Officer and Secretary since its acquisition of TRxADE Group, Inc., a Nevada corporation (“TRxADE Nevada”) on January 8, 2014, and as the Chairman of the Board, Chief Executive Officer and Secretary of TRxADE Nevada since its inception. Mr. Ajjarapu has also served as Chairman and Chief Executive Officer of Kernel Group Holdings, Inc. (NASDAQ: KRNL), a special purpose acquisition company, since December 2022, served as Chairman and Chief Executive Officer of Oceantech Acquisitions I Corp. (NASDAQ: OTEC), a special purpose acquisition company, since March 2023, served as Chairman and Chief Executive Officer of PowerUp Acquisition Corp. (NASDAQ: PWUP), a special purpose acquisition company, since August 2023, and served as a director and the Chief Executive Officer of Integrated Wellness Acquisition Corp (NYSE: WEL), a special purpose acquisition company, since January 2024 and February 2024, respectively. Mr. Ajjarapu served as Chairman and Chief Executive Officer of Aesther Healthcare Acquisition Corp. (NASDAQ: AEHA), a special purpose acquisition company, from June 2021 until the completion of its initial business combination in February 2023. Mr. Ajjarapu now serves as a director of the post-combination company Ocean Biomedical, Inc. (NASDAQ: OCEA). Mr. Ajjarapu served as Chairman and Chief Executive Officer of Semper Paratus Acquisition Corporation (NASDAQ: LSGT), a special purpose acquisition company, from June 2023 until the completion of its initial business combination in February 2024. Mr. Ajjarapu now serves as a director of the post-combination company Tevogen Bio Holdings Inc. (Nasdaq: TVGN). Mr. Ajjarapu also serves as a director and the Chief Executive Officer of Danam Health, Inc. Mr. Ajjarapu has served on the board of directors of Kano Energy, Inc, which is involved in developing renewable natural gas sites in USA, since 2018. Mr. Ajjarapu has also served as Chairman of Feeder Creek Group, Inc., since March 2018. Feeder Creek Group, Inc. is a company involved in developing renewable natural gas sites in Iowa. Mr. Ajjarapu was a Founder, Chief Executive Officer and Chairman of Sansur Renewable Energy, Inc., a company involved in developing wind power sites in the Midwest, United States, from 2009 to 2012. Mr. Ajjarapu was a Founder, President and Director of Aemetis, Inc., a biofuels company (AMTX.OB) and a Founder, Chairman and Chief Executive Officer of International Biofuels, a subsidiary of Aemetis, Inc., from 2006 to 2009. Mr. Ajjarapu was Co-Founder, Chief Operating Officer, and Director of Global Information Technology, Inc., an IT outsourcing and systems design company, headquartered in Tampa, Florida with major operations in India from 1995 to 2006. Mr. Ajjarapu holds an MS in Environmental engineering from South Dakota State University, Brookings, South Dakota, and an MBA from the University of South Florida, specializing in International Finance and Management. Mr. Ajjarapu is also a graduate of the Venture Capital and Private Equity program at Harvard University.

Sajid Syed, RPh Chairman of Princeton Stone House Capital, is a distinguished figure in the pharmaceutical industry, having founded and sold successful pharmaceutical service companies like InfuRx and Sanovia Corporation. As President of Acro Pharmaceutical Services, he oversaw its acquisition by Lincare before its eventual sale to CVS Health Corporation. Currently, he chairs Apovia, a pharmacy management group in Philadelphia, while also actively participating in community service and serving on nonprofit boards, showcasing his multifaceted contributions to both industry and society.

Donald W. Anderson has over forty-five years of experience in the healthcare and pharmacy industry. Most recently retiring as President & CEO of Independent Pharmacy Cooperative from 2009-2022. IPC is the nation’s largest group purchasing organization with 2,500 member stores, and servicing over 10,000 independent pharmacies in all fifty states and Puerto Rico. Prior to joining IPC, Mr. Anderson served as Vice President of Business Development for Long’s Drug Stores, a former chain based in northern California where he was responsible for two mail order facilities, three central-fill pharmacies, pharmacy call center operations, and non-store pharmacy systems. Throughout his career, Mr. Anderson has held various executive level positions including President & CEO of Professional Homecare Services, Regional Vice President, Managed Care & Payor Relations with Catholic Healthcare West, a hospital chain based in San Francisco, California. As part of his lengthy career in healthcare and pharmacy, Mr. Anderson was National Vice Presidents, Sales and Pharmacy Operations for a national third-party administrator and pharmacy benefits management company. Mr. Anderson holds a Bachelor of Science in Business and Master of Business Administration. His areas of expertise cover many aspects of business including mergers and acquisitions, business operations, distribution, contract negotiations, sales and marketing, executive leadership, and board governance. Mr. Anderson has served with numerous boards including, past Board President of the Federation of Pharmacy Networks, past Board President of Choice Rx Solutions, and as board director of Arizona

Medical Network (PPO), RxAmerica Part D Plan, Smart D Insurance, and RxAlly. He has also served as an Advisory Board member with McKesson’s National Independent Advisory Board, the National Community Pharmacists Association Foundation Advisory Board, Surescripts Chain Pharmacy Advisory Board, TRxADE National Advisory Board, and University of South Florida Digital Marketing Program Advisory Board.

Board Composition and Director Independence

Upon the consummation of the Merger, New Danam’s board of directors will be comprised of five directors, all of which will be nominated by Danam. New Danam’s board of directors is expected to determine that [●] will qualify as independent directors, as defined under the listing rules of Nasdaq.

Role of the Board in Risk Oversight

Upon the consummation of the Merger, one of the key functions of New Danam’s board of directors will be informed oversight of New Danam’s risk management process. New Danam’s board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through New Danam’s board of directors as a whole, as well as through various standing committees of New Danam’s board of directors that address risks inherent in their respective areas of oversight. For example, New Danam’s audit committee will be responsible for overseeing the management of risks associated with New Danam’s financial reporting, accounting, and auditing matters and the compensation committee will oversee the management of risks associated with our compensation policies and programs.

Committees

Effective upon the consummation of the Merger, New Danam’s board of directors will establish an audit committee, a compensation committee, and a nominating and corporate governance committee. New Danam’s board of directors will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. New Danam intends to comply with future requirements to the extent they will be applicable to New Danam. Following the consummation of the Merger, copies of the charters for each committee will be available on the investor relations portion of New Danam’s website.

Audit Committee

New Danam’s audit committee will consist of [●]. New Danam’s board of directors has determined that each of the members of the audit committee will satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, New Danam’s board of directors examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

[●] will serve as the Chair of the audit committee. New Danam’s board of directors determined that [●] qualifies as an audit committee financial expert within the meaning of the rules and regulations of the SEC and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, New Danam’s board of directors considered [●] formal education and previous experience in financial roles. Both New Danam’s independent registered public accounting firm and management periodically will meet privately with New Danam’s audit committee.

The functions of the audit committee will include, among other things:

●	evaluating the performance, independence and qualifications of New Danam’s independent auditors and determining whether to retain New Danam’s existing independent auditors or engage new independent auditors;
●	monitoring the integrity of New Danam’s financial statements and New Danam’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
●	reviewing the integrity, adequacy and effectiveness of New Danam’s internal control policies and procedures;
●	preparing the audit committee report required by the SEC to be included in New Danam’s annual proxy statement;

●	discussing the scope and results of the audit with New Danam’s independent auditors, and reviewing with management and New Danam’s independent auditors New Danam’s interim and year-end operating results;
●	establishing and overseeing procedures for employees to submit concerns anonymously about questionable accounting or auditing matters;
●	reviewing New Danam’s guidelines and policies on risk assessment and risk management;
●	reviewing and approving related party transactions;
●	obtaining and reviewing a report by New Danam’s independent auditors at least annually, that describes New Danam’s independent auditors internal quality control procedures, any material issues raised by review under such procedures, and any steps taken to deal with such issues when required by applicable law; and
●	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by New Danam’s independent auditors.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations, and Nasdaq listing rules. New Danam will comply with future requirements to the extent they become applicable to New Danam.

Compensation Committee

New Danam’s compensation committee will consist of [●] and [●] will serve as the Chair of the compensation committee. New Danam’s board of directors has determined that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq.

The functions of the compensation committee will include, among other things:

●	approving the retention of compensation consultants and outside service providers and advisors;
●	reviewing and approving, or recommending that New Danam’s board of directors approve, the compensation of New Danam’s executive officers, including annual base salary, annual incentive bonuses, specific performance goals relevant to their compensation, equity compensation, employment;
●	reviewing and recommending to New Danam’s board of directors the compensation of New Danam’s directors;
●	administering and determining any award grants under New Danam’s equity and non-equity incentive plans;
●	reviewing and evaluating succession plans for the executive officers;
●	preparing the compensation committee report required by the SEC to be included in New Danam’s annual proxy statement; and
●	periodically reviewing New Danam’s practices and policies of employee compensation as they relate to risk management and risk-taking incentives.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations, and Nasdaq listing rules. New Danam will comply with future requirements to the extent they become applicable to New Danam.

Nominating and Corporate Governance Committee

New Danam’s nominating and corporate governance committee will consist of [●] and [●] will serve as the Chair of the nominating and corporate governance committee. New Danam’s board of directors has determined that each of the members of New Danam’s nominating and corporate governance committee will satisfy the independence requirements of Nasdaq.

The functions of the nominating and corporate governance committee include, among other things:

●	identifying, evaluating, and recommending individuals qualified to become members of New Danam’s board of directors and its committees;
●	evaluating the performance of New Danam’s board of directors and of individual directors;
●	reviewing the Company’s environmental and social responsibility policies and practices;
●	developing and recommending corporate governance guidelines to New Danam’s board of directors; and
●	overseeing an annual evaluation of New Danam’s board of directors and management.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations, and Nasdaq listing rules. New Danam will comply with future requirements to the extent they become applicable to New Danam.

Compensation Committee Interlocks and Insider Participation

None of the members of the proposed New Danam compensation committee has at any time during the prior three years been one of the officers or employees of Assure or Danam. None of Assure or Danam’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the New Danam board of directors or compensation committee.

Limitation on Liability and Indemnification of Officers and Directors

The NRS empowers Assure to indemnify its directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of their fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that their conduct was in, or not opposed to, Assure’s best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe their conduct was unlawful.

Pursuant to Assure’s bylaws, Assure may indemnify each of its directors, officers, employees or agents who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of Assure, by reason of the fact that they are or were a director, officer, employee, or agent of Assure, or are or were serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interest of Assure, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The expenses of directors, officers, employees or agents of Assure incurred in defending a civil or criminal action, suit, or proceeding may be paid by Assure as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to Assure if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that they are not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to Assure, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the corporation has the authority to indemnify them against such liability and expenses.

Assure has a directors’ and officers’ liability insurance policy. New Danam will maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Code of Conduct and Ethics

New Danam’s board of directors will adopt a Code of Conduct and Ethics (the “Code of Ethics”) applicable to all of New Danam’s employees, executive officers, and directors. The Code of Ethics will be available on New Danam’s website at [●]. Information contained on or accessible through New Danam’s website is not a part of this proxy statement/prospectus, and the inclusion of New Danam’s website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of New Danam’s board of directors will be responsible for overseeing the Code of Ethics and must approve any waivers of the Code of Ethics for employees, executive officers, and directors. New Danam expects that any amendments to the Code of Ethics, or any waivers of its requirements, will be disclosed on its website.

BENEFICIAL OWNERSHIP OF SECURITIES

The table below sets forth certain information regarding beneficial ownership of Assure common stock as of May 1, 2024, by (i) each person known by us to be the beneficial owner of more than 5% of Assure common stock, (ii) each director and each named executive officer of Assure, and (iii) all executive officers and directors as a group. The table below also sets forth certain information regarding the expected beneficial ownership of New Danam common stock after the Closing by (i) each person expected to be the beneficial owner of more than 5% of New Danam common stock, (ii) each expected director and each expected named executive officer of New Danam, and (iii) all expected executive officers and directors of New Danam as a group.

The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

	Before the Merger		After the Merger
	Number of	Approximate	Number of	Approximate
Name and Address of Beneficial Owner	Shares	Percentage	Shares	Percentage
Directors and Executive Officers of Assure(1):
John Farlinger	50,476	* %		%
Christopher Rumana (2)	95,626	* %		%
Steven Summer	96,126	* %		%
John Flood	96,345	* %		%
Paul Webster	1,614	* %		%
John Price(2)	—	—%		—%
All Directors and Executive Officers as a Group (6 persons)	340,187	3.8%		* %
Directors and Executive Officers of New Danam(3):		%		%
Tim Canning	—	—%		%
Vishnu Balu	—	—%		%
Prashant Patel	—	—%		%
Suren Ajjarapu	—	—%		%
Sajid Syed	—	—%		%
Donald W. Anderson	—	—%		%
[Director]	—	—%		%
All Directors and Executive Officers of New Danam as a Group (7 persons)	—	—
Five Percent Holders of New Danam:		%		%
Sandhya Ajjarapu, Trustee of the Sandhya Ajjarapu Revocable Trust 2007(3)		%		29.50%
Annapurna Gundlapalli, Trustee of the Annapurna Gundlapalli Revocable Trust 2010(3)		%		19.03%
Prashant Patel & Rina Patel, as trustees of the Patel Trust 2010(3)		%		38.06%
*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the Assure entities or individuals is c/o Assure Holdings Corp., 7887 East Belleview Avenue, Denver, Colorado.
(2)	Effective November 21, 2023, John Price resigned as Chief Financial Officer of Assure.
(3)	Unless otherwise noted, the business address of each of the Danam entities or individuals is c/o Danam Health, Inc., 3000 Bayport Drive, Suite 950 Tampa, FL 33607.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Assure

Except as set forth below, no director, executive officer, stockholder holding at least 5% of shares of Assure’s common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since the beginning of the year ended December 31, 2022, in which the amount involved in the transaction exceeded or exceeds the lesser of $120 thousand or one percent of the average of Assure’s total assets at year-end for the years ended December 31, 2023 and 2022.

Balances and transactions between Assure and its wholly owned and controlled subsidiaries have been eliminated in consolidation and are not disclosed in this note. For entities in which management has determined Assure does not have a controlling financial interest but has varying degrees of influence regarding operating policies of that entity, Assure’s investment is accounted for using the equity method of accounting and these transactions are reported as related party.

In November 2022, Assure entered into common stock purchase agreements, pursuant to which Assure issued 24,820 shares of common stock at a price of $12.00 per shares to certain employees, directors and consultants. Pursuant to the agreements, John Farlinger, Assure’s Chairman and Chief Executive Officer, purchased 3,531 shares of common stock, and John Price, Assure’s Chief Financial Officer, purchased 4,071 shares of common stock.

Danam

The following includes a summary of transactions, since inception, to which Danam has been a party in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of Danam’s total assets as of its last two completed fiscal years, and in which any of Danam’s directors, director nominees, executive officers or, to Danam’s knowledge, beneficial owners of more than 5% of Danam’s share capital or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and shareholders.

Wood Sage Membership Interest Purchase Agreement

In January 2023, Danam entered into a membership interest purchase agreement (the “Wood Sage MIPA”) with Nikul Panchal, an individual resident of the State of Florida. Upon the closing of the transaction contemplated in the Wood Sage MIPA, Nikul Panchal will sell and Danam will acquire one hundred percent (100%) of the membership interests in CSP and APS.

Amendment to the Wood Sage Membership Interest Purchase Agreement

In January 2023, Danam and Wood Sage entered into an amendment to the Wood Sage MIPA, pursuant to which the parties revised the closing payment to $400,000 plus any amounts owed under the Management Services Agreement (as defined in the Wood Sage MIPA).

Wellgistics Membership Interest Purchase Agreement

On May 11, 2023, Danam entered into a membership interest purchase agreement (the “Wellgistics MIPA”) with Wellgistics, Strategix, Nomad, and Jouska (each, a “Seller” and collectively, “Sellers”). Upon the closing of the transaction contemplated in the Wellgistics MIPA, Sellers will sell and Danam will acquire all of the outstanding membership interests of Wellgistics.

Master Service Agreement

On January 20, 2023, Danam entered into a master service agreement (the “Wood Sage Master Service Agreement”) with Wood Sage. Pursuant to the Wood Sage Master Service Agreement, Wood Sage provided management and other administrative services and assistance to Danam. Danam was required to pay Wood Sage an aggregate amount of $265,881.44 for its services.

Termination of the Master Service Agreement

On September 29, 2023, Wood Sage and Danam entered into a termination agreement, which terminated the Wood Sage Master Service Agreement, as well as any amendments thereto, and released Wood Sage and Danam from their covenants, agreements, and undertakings made thereunder.

TRxADE Promissory Note

On September 14, 2023, Danam entered into a promissory note (the “Note”) with TRxADE, pursuant to which Danam made a certain loan to TRxADE in the amount of $300,000. TRxADE prepaid $250,000, leaving a principal balance of $50,000 as of the date of the Note. No later than 30 days after a change in control of TRxADE, the aggregate unpaid principal balance of the Note, all unpaid interest and all amounts payable under the Note are due and payable by TRxADE.

Executive Indemnification Agreement

On January 9, 2024, Danam entered into an indemnification agreement with Tim Canning, its Chief Executive Officer. The agreement requires Danam to indemnify Mr. Canning for certain expenses, including reasonable attorneys’ fees, incurred by him in certain actions or proceedings arising out of his services as Danam’s Chief Executive Officer.

Executive Employment Agreement

On January 18, 2024, Danam entered into an executive employment agreement with Tim Canning, its Chief Executive Officer. The initial term of the agreement expires on December 31, 2026 and the term will be automatically renewed until the agreement is terminated pursuant to its terms. Mr. Canning’s initial annual base salary is $300,000 and such base salary will be subject to adjustment by the compensation committee each year. Mr. canning is also eligible to receive a yearly cash, stock, or equity bonus and a yearly performance bonus of up to 75% of his base salary. Such bonus amounts will be determined by the compensation committee. In addition to certain customary benefits, Mr. Canning will receive a monthly apartment allowance of $2,500.

New Danam

Agreements with Executive Officers

Danam’s executive officers are in the process of negotiating employment terms for their employment with New Danam and expect to enter into employment agreements that will take effect as of the Closing of the Merger. The terms of each employment agreement will be disclosed after such employment agreement is finalized.

Indemnification Agreements

New Danam intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in Assure’s bylaws. These agreements, among other things, will require New Danam to indemnify New Danam’s directors and executive officers for certain expenses, including reasonable attorneys’ fees, incurred by a director or executive officer in generally any action or proceeding arising out of their services as one of New Danam’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at New Danam’s request. New Danam believes that indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in Assure’s bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the New Danam and its shareholders. A shareholder’s investment may decline in value to the extent New Danam pays the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions.

Lock-Up Agreements

Prior to the Closing of the Merger, Assure will enter into the Lock-Up Agreements with the Assure shareholders who will beneficially own at least one percent (1%) of the issued and outstanding equity securities of New Danam immediately following the Closing of the Merger. The Lock-Up Agreements will provide for a lock-up period commencing on the Closing Date and ending on [●].

Assure’s Policies and Procedures for the Review, Approval, or Ratification of Related Transactions

Assure has a policy for the review of transactions with related persons as set forth in its audit committee charter and internal practices. The policy requires review, approval or ratification of all transactions in which Assure is a participant and in which any of its directors, executive officers, significant shareholders or an immediate family member of any of the foregoing persons has a direct or indirect material interest, subject to certain categories of transactions that are deemed to be pre-approved under the policy — including employment of executive officers, director compensation (in general, where such transactions are required to be reported in Assure’s proxy statement pursuant to SEC compensation disclosure requirements), as well as certain transactions where the amounts involved do not exceed specified thresholds. All related party transactions must be reported for review by the audit committee of Assure’s board of directors pursuant to the audit committee’s charter.

Following its review, the audit committee determines whether these transactions are in, or not inconsistent with, the best interests of Assure and its shareholders, taking into consideration whether they are on terms no less favorable to Assure than those available with other parties and the related person’s interest in the transaction. If a related party transaction is to be ongoing, the audit committee may establish guidelines for Assure’s management to follow in its ongoing dealings with the related person.

Assure’s policy for review of transactions with related persons was followed in all of Assure’s related party transactions set forth above and all such transactions were reviewed and approved in accordance with our policy for review of transactions with related persons.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax considerations of the Merger generally applicable to Danam Shareholders, as well as certain material U.S. federal income tax considerations related to owning and disposing of New Danam common stock that are generally applicable to Non-U.S. Holders (as defined below). This discussion applies only to Danam Shareholders that hold Danam Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the U.S.;
●	persons holding Danam Shares as part of a hedge, straddle, constructive sale or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;
●	persons who purchase or sell their shares as part of a wash sale for tax purposes;
●	banks, insurance companies and other financial institutions or financial service entities;
●	brokers, dealers or traders in securities or foreign currency;
●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or other pass-through entities (and investors therein);
●	tax-exempt entities or organizations or governmental organizations;
●	taxpayers that are subject to mark-to-market accounting rules;
●	person holding Danam Shares through a non-U.S. broker or other non-U.S. intermediary;
●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
●	persons who own, or are deemed to own, 5% or more of Danam Shares or shares of New Danam common stock;
●	regulated investment companies or real estate investment trusts;
●	tax-qualified retirement plans, individual retirement accounts or other tax-deferred accounts;
●	persons subject to special tax accounting rules as a result of any item of income being taken into account in an applicable financial statement;
●	“qualified foreign pension funds”; and
●	persons who received their Danam Shares or New Danam common stock pursuant to or in connection with options or other compensation arrangements.

The following does not purport to be a complete analysis of all potential tax effects associated with the cancellation of Danam Shares and the receipt of New Danam common stock in the Merger. This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code (the “U.S. Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax, the Medicare tax on investment income or the special accounting rules in Section 451(b) of the Code), nor does it address any aspects of U.S. state or local or non-U.S. taxation. The following discussion also does not address the tax consequences applicable to holders of options or warrants to acquire Danam Shares or holders of shares of Danam Shares who exercise dissenters’ rights.

Danam has not and does not intend to seek any rulings from the IRS regarding the Merger. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS NOT INTENDED AS TAX ADVICE. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Treatment of the Merger

For U.S. federal income tax purposes, the Merger is intended to qualify as either a “reorganization” within the meaning of Section 368(a) of the Code, a tax-free exchange within the meaning of Section 351 of the Code, or both (collectively, the “Intended Tax Treatment”). If the U.S. Internal Revenue Service (the “IRS”) were to successfully challenge both the “reorganization” status of the Merger and the status of the Merger as a tax-free exchange within the meaning of Section 351 of the Code, the tax consequences would differ from those set forth herein, and holders of Danam Shares could be subject to U.S. federal income tax upon the receipt of New Danam common stock in the Merger.

The following discussion assumes that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or as a tax-free exchange within the meaning of Section 351 of the Code, or both. U.S. Holders.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Danam Shares who or that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the U.S.,
●	a corporation organized in or under the laws of the U.S., any state thereof or the District of Columbia,
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or
●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996, and has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Effects of the Merger to U.S. Holders

●	A U.S. Holder generally will not recognize gain or loss as a result of the Merger, which for U.S. federal income tax purposes would be treated as a deemed exchange of Danam Shares for New Danam common stock. A U.S. Holder’s aggregate tax basis in New Danam common stock received pursuant to the Merger generally will equal the U.S. Holder’s aggregate tax basis in the Danam Shares exchanged therefor. A U.S. Holder’s holding period in New Danam common stock received pursuant to the Merger generally will include the holding period for its Danam Shares surrendered in exchange therefor. U.S.

Holders who hold shares of Danam Shares with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of New Danam common stock received in the Merger.

Passive Foreign Investment Company Status

Danam believes that it was not a passive foreign investment company (generally, a non-U.S. corporation that has a specified percentage of “passive” income or assets, after the application of certain “look-through” rules) for U.S. federal income tax purposes for its 2023 taxable year or any prior taxable year and does not expect to be a passive foreign investment company for its 2024 taxable year. If Danam were a passive foreign investment company for any taxable year during which a U.S. Holder held Danam Shares, certain adverse tax consequences could apply to such U.S. Holder as a result of the Merger. A U.S. Holder should consult its own tax advisor with respect to the U.S. federal income tax consequences of the Merger if such U.S. Holder believes that Danam was a passive foreign investment company for any taxable year during which it held Danam Shares.

U.S. HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Danam Shares who or that is neither a U.S. Holder nor an entity classified as a partnership for U.S. federal income tax purposes.

Effects of the Merger to Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the exchange of Danam Shares for New Danam common stock in the Merger. A Non-U.S. Holder generally will not recognize any loss realized on the exchange of Danam Shares for New Danam common stock in the Merger for U.S. federal income tax purposes. Assuming a Non-U.S. Holder is not engaged in the conduct of a trade or business within the U.S., no U.S. federal income tax filings will generally be required solely on account of the exchange of Danam Shares for New Danam common stock.

Considerations related to Owning and Disposing of New Danam Common Stock for Non-U.S. Holders

Distributions

In general, any distributions made to a Non-U.S. Holder with respect to New Danam common stock, to the extent paid out of New Danam’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non- U.S. Holder’s adjusted tax basis in its New Danam common stock and then, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such New Danam common stock, which will be treated as described under “—Sale, Exchange or Other Disposition of New Danam Common Stock” below.

Dividends paid by New Danam to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder) will generally not be subject to U.S. federal withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Exchange or Other Disposition of New Danam Common Stock

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of New Danam common stock unless:

●	such Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;
●	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or
●	New Danam common stock constitutes U.S. real property interests, or “USRPIs,” by reason of New Danam’s status as a U.S. real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes.

With respect to the third bullet point above, New Danam does not anticipate becoming a USRPHC. Because the determination of whether New Danam is a USRPHC depends on the fair market value of its USRPIs relative to the fair market value of its other business assets and its non-U.S. real property interests, however, there can be no assurance New Danam will not become a USRPHC in the future. Even if New Danam were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of New Danam common stock will not be subject to U.S. federal income tax if New Danam common stock is “regularly traded,” as defined by applicable U.S. Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of the shares of New Danam common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible consequences to them if New Danam were to become a USRPHC.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the U.S. Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including New Danam Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which New Danam common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of New Danam common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which will in turn be provided to the U.S. Treasury Department.

All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in New Danam common stock.

NON-U.S. HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND OF HOLDING AND DISPOSING OF NEW DANAM COMMON STOCK, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Assure

Our common stock is currently trading on Nasdaq under the symbol “IONM.” On May 1, 2024 the closing price per share of our common stock as quoted on Nasdaq was $0.4938.

Holders

As of May 1, 2024 there were approximately 79 shareholders of record. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name through depositaries, including CDS & Co and Cede & Co. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

Dividend Policy

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our board of directors deems relevant. Our ability to pay cash dividends is subject to limitations imposed by state law.

Danam

Historical market price information for Danam is not provided because there is no public market for Danam’s securities. For more information regarding Danam’s liquidity and capital resources, see the section entitled “Danam’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources.”

COMPARISON OF RIGHTS OF HOLDERS OF ASSURE
CAPITAL STOCK AND DANAM SHARE CAPITAL

If the Merger is completed, at the Effective Time: (i) each share of Danam capital stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the applicable per share portion of the merger consideration as set forth in the allocation statement to be delivered pursuant to the Merger Agreement; (ii) each outstanding warrant of Danam will be assumed by Assure and become a warrant to purchase an adjusted number of shares of common stock of Assure, at an adjusted exercise price per share but subject to the same terms and conditions as the warrant of Danam. The following is a summary of certain differences between (i) the current rights of Danam stockholders under its charter documents, and (ii) the rights of Assure stockholders under its charter documents. The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents or relevant corporate law. This summary is qualified in its entirety by reference to the full text of each company’s governing documents, Nevada Law, and DGCL.

General

Assure is incorporated under the laws of the State of Nevada and Danam is incorporated under the state laws of Delaware. Accordingly, the rights of Assure stockholders are governed by Assure’s Amended Articles of Incorporation, its Amended and Restated By-Law No. 1 and Nevada Law and the rights of Danam stockholders are governed by Danam’s Certificate of Incorporation, By-Laws of Danam and the DGCL. As a result of the Merger, Danam stockholders who receive approximately 90.91% of the outstanding equity of Assure, will have rights governed by Nevada Law.

There are no significant governance differences between Assure’s Amended Articles of Incorporation and Danam’s Certificate of Incorporation. The following are summaries of some of the more significant differences between DGCL and Nevada Law:

Provisions	Nevada	Delaware

By-laws regarding stockholder meetings through electronic communications

Assure’s by-laws provide if Assure makes available a telephonic, electronic or other communication facility that permits all participants of a shareholders meeting to communicate adequately with each other during the meeting and otherwise complies with laws of Nevada, any person entitled to attend such meeting may participate by means of such communication facility in the manner prescribed by the applicable laws of Nevada, and any person participating in the meeting by such means is deemed to be present at the meeting.

Danam’s by-laws do not contain a corresponding provision but it provides for meetings of the stockholders to be held at such place, if any, either within or without the State of Delaware, as shall be designated from time to time by resolution of the Board of Directors of Danam and stated in the notice of meeting.

By-laws regarding proxies	Assure’s by-laws have no corresponding provision. In Nevada proxies are valid for six months from the date of creation unless the proxy provides for a longer period of up to seven years.	No proxy authorized by a stockholder shall be valid after three years from the date of its execution unless the proxy provides for a longer period.

By-laws regarding ratification

Assure’s by-laws provide that any contract, act or transaction that shall be approved, ratified or confirmed by resolution passed by a majority of the votes cast at any such meeting (unless any different or additional requirement is imposed by the laws of Nevada or by Assure’s articles or any other by-law) shall be as valid and as binding upon Assure and upon all the stockholders as though it had been approved, ratified and/or confirmed by every stockholder of Assure.

Danam’s by-laws do not contain a corresponding provision.

Provisions	Nevada	Delaware

By-laws regarding Forum Selection and Jurisdiction

Assure’s by-laws provides that unless Assure consents in writing to the selection of an alternative forum, the applicable court of competent jurisdiction shall be the state and federal courts located in Denver, Colorado (the “Colorado Court”),which Colorado Court shall, to the fullest extent permitted by law, be the sole and exclusive forum for actions or other proceedings relating to:

(i)

a derivative action;

(ii)

an application for an oppression remedy, including an application for leave to commence such a proceeding;

(iii)

an action asserting a claim of breach of the duty of care owed by us; any director, officer or other employee or any shareholder;

(iv)

an action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee or any shareholder;

(v)

an action or other proceeding asserting a claim or seeking a remedy pursuant to any provision of the NRS or Assure’s articles or bylaws; and

(vi)

an action or other proceeding asserting a claim against Assure or any director or officer or other employee of Assure regarding a matter of the regulation Assure’s business and affairs.

Assure interprets the forum selection clauses in its bylaws to be limited to specified actions and not to apply to actions arising under Section 27 of the Exchange Act or Section 22 of the Securities Act.

Danam’s by-laws do not contain a corresponding provision.

Provisions	Nevada	Delaware
By-laws regarding action by written consent of stockholders

Assure’s by-laws provide that a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders unless a written statement with respect to the subject matter of the resolution is submitted by a director or the auditors in accordance with the applicable laws of Nevada.

Danam’s by-laws provide that any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to Danam by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of Danam having custody of the book in which proceedings of meetings of stockholders are recorded. The by-laws also provide that prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to Danam.

By-laws regarding notice

The Nevada By-laws provide that any notice (which term includes any communication or document) to be given (which term includes sent, delivered or served) pursuant to the applicable laws of Nevada and the regulations thereunder, the articles, the by-laws or otherwise to a shareholder, director, officer, auditor or member of a committee of the directors shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to his or her recorded address or if mailed to him or her at his or her recorded address by prepaid ordinary or air mail or if transmitted to him or her by any electronic means permitted by the Act. A notice so delivered shall be deemed to have been given when it is delivered personally or to the recorded address as aforesaid; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box: and a notice so sent by any electronic means shall be deemed to have been given at the time specified under the Act. The corporate secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee of the directors in accordance with any information believed by him or her to be reliable.

Danam’s by-laws provide that, subject to certain sections of the by-laws related to special meetings, whenever notice is required to be given to any director by applicable law, Danam’s Certificate of Incorporation or by-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of Danam, facsimile, e-mail or by other means of electronic transmission.

Provisions	Nevada	Delaware
By-laws regarding indemnification

Assure’s by-laws provides that subject to the applicable laws of Nevada, as now or hereinafter in effect, the Assure shall indemnify a director or officer of Assure, a former director or officer of Assure or another individual who acts or acted at Assure’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding to which the individual is involved because of that association with Assure or other entity, if: (a) the individual acted honestly and in good faith with a view to the best interests of Assure, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at Assure’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Assure shall advance monies to a director, officer or other individual for costs, charges and expenses of a proceeding referred to above. The individual shall repay the monies if he or she does not fulfill the conditions set out in sections (a) and (b) above. Assure shall also indemnify any such individuals in such other circumstances as the applicable laws of Nevada or any law permits or requires.

Danam’s by-laws do not contain a corresponding provision.

By-laws regarding amendments

Assure’s provide that the by-laws may be altered, amended or repealed and new bylaws may be adopted by Assure’s stockholders, or Assure’s Board, at any meeting of stockholders or Assure’s Board, as applicable.

Danam’s by-laws provide that the by-laws may be amended, altered, changed, adopted and repealed or new by-laws adopted by Danam’s Board of Directors. Further, the stockholders may make additional by-laws and may alter and repeal any by-laws whether such by-laws were originally adopted by them or otherwise.

APPRAISAL RIGHTS

Assure shareholders do not have appraisal rights in connection with the Merger or the other proposals.

Danam’s shareholders do have appraisal rights under the DGCL in connection with the Merger. See Appedix E hereto regarding the provisions of the DGCL related to such appraisal rights.

SHAREHOLDER PROPOSALS

A shareholder who would like to have a proposal considered for inclusion in Assure’s proxy statement for the next annual meeting of shareholders must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by Assure no later than August 7, 2024. However, if the date of the 2024 annual meeting of shareholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before Assure begins to print and mail its proxy material. SEC rules set standards for eligibility and specify the types of shareholder proposals that may be excluded from a proxy statement. Shareholder proposals should be addressed to: Assure Holdings Corp., 7887 E. Belleview Ave., Suite 240, Denver, Colorado 80111, or by telephone at (720) 287-3093.

If a shareholder wishes to propose a nomination of persons for election to Assure’s board of directors or present a proposal of other business at an annual meeting but does not wish to have the proposal of the business considered for inclusion in Assure’s proxy statement and proxy card pursuant to Rule 14a-8 of the Exchange Act, Assure’s bylaws establish an advance notice procedure for such nominations and proposals. Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of Assure’s board of directors or by a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to Assure’s corporate secretary of the shareholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by Assure’s corporate secretary at its principal executive offices (i) in the case of annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is called for a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made (the “Notice Date”), notice by the nominating shareholder may be made not later than the close of business on the 10th day following the Notice Date; and (ii) in the case of a special meeting of shareholders (which is not also an annual meeting of shareholders) called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made. Shareholder proposals and the required notice should be addressed to: Assure Holdings Corp., 7887 E. Belleview Ave., Suite 240, Denver, Colorado 80111. Any such director nomination or shareholder proposal must be a proper matter for shareholder action and must comply with the terms and conditions set forth in Assure’s bylaws.

The proxy to be solicited on behalf of Assure’s board of directors for its 2024 annual meeting of shareholders may confer discretionary authority to vote on any such proposal considered to have been received on a non-timely basis or have failed to satisfy the requirements of Rule 14a-4 of the Exchange Act that nonetheless properly comes before Assure’s 2024 annual meeting of shareholders. Shareholders are also advised to review Assure’s bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations. Assure reserves the right to reject, rule out of order or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

LEGAL MATTERS

The validity of the securities offered by this proxy statement/prospectus and other legal matters concerning this offering relating to United States federal law has been passed upon for Assure by Dorsey & Whitney LLP, Denver, Colorado.

Certain U.S. federal income tax consequences of the transaction have been passed upon by Dykema Gossett PLLC, Milwaukee, Wisconsin.

EXPERTS

The audited consolidated financial statements of Assure Holdings Corp. and its subsidiaries, as of and for the years ended December 31, 2023 and 2022 included in this proxy statement/prospectus have been so included in reliance upon the report of Baker Tilly US, LLP, independent registered public accountants, in relation to the year ended December 31, 2022 and WithumSmith+Brown, PC in relation to the year ended December 31, 2023, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Danam Health, Inc. as of December 31, 2023, included in this proxy statement/prospectus have been so included in reliance upon the report of Suri & Co., an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

No expert or counsel named in this proxy statement/prospectus as having prepared or having certified any part of this proxy statement/prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parent or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

HOUSEHOLDING INFORMATION

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Requests for additional copies of this proxy statement/prospectus should be directed to: Assure Holdings Corp., 7887 E. Belleview Ave., Suite 240, Denver, Colorado 80111, or by telephone at (720) 287-3093.

WHERE YOU CAN FIND MORE INFORMATION

Assure is subject to the informational requirements of the Exchange Act and, in accordance therewith, files annual, quarterly and current reports, proxy statements, and other information with the SEC electronically. The SEC maintain a website that contain Assure’s filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

Assure also makes available, free of charge, on or through its website at www.assureneuromonitoring.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Assure electronically files such material with or otherwise furnishes it to the SEC.

Assure has filed with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus forms a part, under the Securities Act with respect to the shares of common stock to be issued in connection with the Merger. This proxy statement/prospectus does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock to be issued in connection with the Merger, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this proxy statement/prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

For further information about Assure, please visit our main corporate website located at www.assureneuromonitoring.com, or our profiles on www.sedar.com or www.sec.gov. The website addresses contained herein are only inactive textual references and information on those websites is not part of this proxy statement/prospectus.

Assure has supplied all the information contained in this proxy statement/prospectus relating to Assure, and Danam has supplied all information contained in this proxy statement/prospectus relating to Danam.

If you would like to request documents from Assure, please send a request in writing or by telephone to either Assure at:

Assure Holdings Corp.

7887 E. Belleview Ave., Suite 240

Denver, Colorado 80111

(720) 287-3093

You should rely only on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of the date of this proxy statement/prospectus. It may not continue to be correct after such date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Assure Holdings Corp

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Assure Holdings Corp (the “Company”) as of December 31, 2023, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, and the related consolidated notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the December 31, 2022 consolidated balance sheet, statement of operations and cash flows, has been recast to conform with the December 31, 2023 presentation related to discontinued operations. We also have audited the adjustments described in Note 2 that were applied to the recast of the December 31, 2022 consolidated balance sheet, statement of operations and cash flows in relations to the discontinued operations. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2022 consolidated financial statements of the Company, other than with respect to the adjustment and, accordingly, we do not express an opinion or any other form of assurance on the 2022 consolidated financial statements taken as a whole.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As noted in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operation and negative cash flow from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also included in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of the Matter — Restatement of Unaudited Interim Consolidated Financial Statements

As discussed in Note 2 to the consolidated financial statements, the unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2023, as of and for the three and six months ended June 30, 2023 and as of and for the nine months ended September 30, 2023 have been restated to correct misstatements related to deferred tax liabilities, stock based compensation and accounts receivable settlement.

/s/ WithumSmith+Brown, PC

We have served as Assure Holdings Corp’s auditor since 2023.

Whippany, New Jersey

April 26, 2024

PCAOB ID Number 100

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Assure Holdings Corp.
Denver, Colorado

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Assure Holdings Corp. and its subsidiaries (the Company) as of December 31, 2022, the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As noted in Note 2 to the financial statements, the Company has suffered recurring losses from operation and negative cash flow from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also included in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Baker Tilly US, LLP

We served as the Company’s auditor from 2018 to 2023

Los Angeles, California

March 31, 2023

ASSURE HOLDINGS CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,	December 31,
	2023	2022

ASSETS
Current assets
Cash	$123	$905
Accounts receivable, net	3,601	15,143
Other current assets	562	340
Due from MSAs	—	5,006
Assets held for sale	2,437	1,867
Total current assets	6,723	23,261
Equity method investments	175	310
Fixed assets	—	6
Operating lease right of use asset, net	616	672
Total assets	$7,514	$24,249
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$7,411	$2,919
Current portion of debt	13,679	965
Current portion of lease liability	621	550
Current portion of acquisition liability	454	306
Other current liabilities	53	231
Total current liabilities	22,218	4,971
Lease liability, net of current portion	505	964
Debt, net of current portion	—	11,874
Acquisition liability, net of current portion	126	179
Deferred income taxes, net	—	796
Total liabilities	22,849	18,784
Commitments and contingencies (Note 15)
SHAREHOLDERS’ (DEFICIT) EQUITY
Common stock: $0.001 par value; 9,000,000 shares authorized; 6,720,460 and 1,051,098 shares issued and outstanding, as of December 31, 2023 and 2022, respectively	7	1
Additional paid-in capital	55,292	50,020
Accumulated deficit	(70,634)	(44,556)
Total shareholders’ (deficit) equity	(15,335)	5,465
Total liabilities and shareholders’ (deficit) equity	$7,514	$24,249

See accompanying notes to consolidated financial statements.

ASSURE HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022
Revenue	$255	$471
Cost of revenues	2,449	2,532
Gross margin	(2,194)	(2,061)
Operating expenses
General and administrative	13,524	15,065
Bad debt expense related to termination of managed service agreements	4,358	1,370
Depreciation and amortization	6	9
Goodwill impairment charge	—	3,423
Intangibles impairment charge	—	117
Total operating expenses	17,888	19,984
Loss from operations	(20,082)	(22,045)
Other income (expenses)
Income from equity method investments	43	39
Gain on Paycheck Protection Program loan forgiveness	—	1,665
Interest income	11	—
Interest expense	(2,031)	(1,639)
Other income (expense), net	557	—
Accretion expense (Note 9)	(681)	(681)
Total other expense, net	(2,101)	(616)
Loss from continuing operations before income taxes	(22,183)	(22,661)
Income tax benefit (expense) on continuing operations	736	(202)
Loss from continuing operations	(21,447)	(22,863)
Loss from discontinued operations, net of tax	(4,631)	(7,249)
Net loss	$(26,078)	$(30,112)
Loss per share
Loss from continuing operations, basic and diluted	$(5.01)	$(30.42)
Loss from discontinued operations, basic and diluted	$(1.08)	$(9.64)
Loss per share, basic and diluted	$(6.10)	$(40.06)
Weighted average number of shares used in per share calculation – basic	4,276,820	751,659
Weighted average number of shares used in per share calculation – diluted	4,276,820	751,659

See accompanying notes to consolidated financial statements.

ASSURE HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(26,078)	$(30,112)
Adjustments to reconcile net loss to net cash used in operating activities
Income from equity method investments	(43)	(39)
Stock-based compensation	(300)	1,029
Depreciation and amortization	6	3,615
Amortization of debt issuance costs	159	161
Bad debt provision	4,358	1,370
Provision for stock option fair value	—	(25)
Goodwill impairment charge	—	3,423
Intangibles impairment charge	—	117
Gain on Paycheck Protection Program loan forgiveness	—	(1,665)
Accretion expense	681	681
Tax impact of equity transactions	—	2
Right of use assets	252	280
Deferred income taxes, net	(807)	191
Change in operating assets and liabilities
Accounts receivable, net	11,542	12,667
Accounts payable and accrued liabilities	4,490	724
Due from MSAs	648	(316)
Lease liability	(215)	(50)
Other assets and liabilities	(300)	168
Operating cash flows from discontinued operations	563	365
Net cash used in operating activities	(5,044)	(7,414)
Cash flows from investing activities
Purchase of fixed assets	—	(80)
Net cash paid for acquisitions	(572)	—
Distributions received from equity method investments	101	80
Net cash used in investing activities	(471)	—
Cash flows from financing activities
Proceeds from exercise of stock options	—	4
Proceeds from share issuance, net of share issuance costs	5,383	5,195
Finance lease principal payments	(369)	(620)
Payment of acquisition liability	(281)	(280)
Net cash provided by financing activities	4,733	4,299
Decrease in cash	(782)	(3,115)
Cash at beginning of year	905	4,020
Cash at end of year	$123	$905
Supplemental cash flow information
Interest paid	$1,499	$1,451
Income taxes paid	$—	$—
Supplemental non-cash flow information
Purchase of equipment with finance leases	$—	$79
Right-of-use asset in exchange for lease liability	$42	$—
Shares issued related to acquisition	$205	$—
Intangible assets acquired in exchange for common shares issued	$—	$390

See accompanying notes to the consolidated financial statements.

ASSURE HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share amounts)

			Additional		Total
	Common Stock		paid-in	Accumulated	shareholders’
	Shares	Amount	Capital	deficit	equity (deficit)
Balances, December 31, 2021	645,943	$1	$43,399	$(14,444)	$28,956
Exercise of stock options	40	—	4	—	4
Share issuance, net	278,804	—	5,195	—	5,195
Stock-based compensation	126,311	—	1,420	—	1,420
Tax impact of equity transactions	—	—	2	—	2
Net loss	—	—	—	(30,112)	(30,112)
Balances, December 31, 2022	1,051,098	$1	$50,020	$(44,556)	$5,465
Exercise of warrants	750,000	—	—	—	—
Share issuance, net	4,091,667	5	5,378	—	5,383
Share issuance, acquisition related	547,946	1	204	—	205
Stock-based compensation	268,581	—	(300)	—	(300)
Tax impact of equity transactions	—	—	(10)	—	(10)
Fractional shares issued related to reverse split	11,168	—	—	—	—
Net loss	—	—	—	(26,078)	(26,078)
Balances, December 31, 2023	6,720,460	$7	$55,292	$(70,634)	$(15,335)

During March 2023, the Company effectuated a twenty-for-one reverse stock split. All share, stock option and warrant information has been retroactively adjusted to reflect the stock split.

See accompanying notes to the consolidated financial statements.

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Assure Holdings Corp. (“Assure” or the “Company”), through its two indirect wholly-owned subsidiaries, Assure Neuromonitoring, LLC (“Neuromonitoring”) and Assure Networks, LLC (“Networks”), provides technical and professional intraoperative neuromonitoring (“IONM”) surgical support services for neurosurgery, spine, cardiovascular, orthopedic, ear, nose, and throat, and other surgical procedures that place the nervous system at risk. Assure Holdings, Inc., a wholly-owned subsidiary, employs most of the administrative employees and performs various corporate services on behalf of the Company. Assure Neuromonitoring employs interoperative neurophysiologists (“INP”) who utilize technical equipment and their technical training to monitor evoked potentials (”EPS”), electroencephalographic (“EEG”) and electromyography (“EMG”) signals during surgical procedures and to pre-emptively notify the underlying surgeon of any nervous related issues that are identified. The INPs perform their services in the operating room during the surgeries. The INPs are certified by a third-party accreditation agency.

The Company was originally incorporated in Colorado on November 7, 2016. In conjunction with a reverse merger, the Company was redomiciled in Nevada on May 16, 2017.

Neuromonitoring was formed on August 25, 2015 in Colorado and currently has multiple wholly-owned subsidiaries. The Company’s services are sold in the United States, directly through the Company.

Networks was formed on November 7, 2016 in Colorado and holds varying ownerships interests in numerous Provider Network Entities (“PEs”), which are professional IONM entities. These entities are accounted for under the equity method of accounting. Additionally, Networks manages other PEs that Networks does not have an ownership interest and charges those PEs a management fee.

Strategic Shift in Business Strategy

During September 2023, the Company’s Board of Directors initiated a process to explore strategic alternatives for the business. In consultation with financial and legal advisors, a comprehensive strategic review process began immediately and evaluated a broad range of options to maximize shareholder value. As part of this review process, Assure’s board agreed to conduct an auction process for the sale of its clinical operations. During February 2024, Assure entered a Definitive Agreement and Plan of Merger with Danam Health, Inc. (“Danam”). Danam delivers unique solutions for pharmacies, providers, pharmaceutical manufacturers, and payors focused on improving the lives of patients. During March 2024, Assure closed the disposal transaction resulting in the sale of most of the Company’s clinical operations, equipment, and contracts. As of the filing date of this Annual Report on Form 10K, Assure is providing IONM services in limited markets, primarily Arizona and Montana. See Note 16 for further discussion of these transactions.

Financial Reporting and Classification

As a result of the corporate actions described above, the Company’s technical and professional services meet the criteria to be considered “held for sale” as that term is defined in accounting principles generally accepted in the United States (“GAAP”). Accordingly. the assets associated with these services are classified and reflected on our consolidated balance sheets as “held for sale” as of December 31, 2023, and 2022, and their results of operations are classified as “discontinued operations” in the consolidated statements of operations for the years ended December 31, 2023 and 2022. Certain financial disclosures including major components of the assets and results of operations related to discontinued operations are provided in Note 7. Our continuing operations consists of our billing and collections services and costs to maintain our public company listing and are presented as such for all periods presented herein and until such time a strategic transaction is completed.

2. BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), which contemplates continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. All significant intercompany balances and transactions have been eliminated in consolidation.

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For entities in which management has determined the Company does not have a controlling financial interest but has varying degrees of influence regarding operating policies of that entity, the Company’s investment is accounted for using the equity method of accounting.

The Company’s fiscal year ends on December 31 and the Company employs a calendar month-end reporting period for its quarterly reporting.

Liquidity and Going Concern

The Company’s current cash balance and estimated cash from operations for the next 12 months is not sufficient to meet the Company’s working capital needs for the next 12 months, which raised substantial doubt as to the Company’s ability to continue as a going concern. The Company intends to seek equity or debt financing and have implemented significant cost cutting measures to mitigate its going concern. Such financings may include the issuance of shares of common stock, warrants to purchase common stock, convertible debt or other instruments that may dilute current stockholders. Financing may not be available on acceptable terms depending on market conditions at the time the Company seeks financing.  The accompanying consolidated financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Common Stock Reverse Split

During March 2023, the Company effectuated a twenty-for-one reverse stock split. All share, stock option and warrant information has been retroactively adjusted to reflect the stock split. See Note 10 for additional discussion.

Reclassifications

Certain amounts for the year ended December 31, 2022, and as of December 31, 2022, have been reclassified to conform to the 2023 presentation as it relates to assets held for sale and discontinued operations. Total assets, liabilities, equity, and net loss did not change for the prior periods due to the reclassifications.

Correction of Immaterial Error

During December 2023, the Company identified presentation errors to the consolidated financial statements for the year ended December 31, 2022 and all quarterly periods through September 30, 2023 related to the following: (1) The Company incorrectly presented bad debt expense of $1.4 million related to the termination of MSA agreements as other expense in the statement of operations. This should have been classified within operating expenses. (2) The Company incorrectly presented $620 thousand of finance lease payments within cash flows used in operations, which should have been presented in as cash flows used in financing activities. (3) The Company incorrectly presented long-term acquisition liability payments of $280 thousand within cash flows used in investing activities, which should have been presented as cash flows used in financing activities.

Management evaluated the materiality of the error described above from a qualitative and quantitative perspective. Based on such evaluation, we have concluded the error was immaterial to the year ended December 31, 2022 but material to the year ended December 31, 2023, taking into account the requirements of the SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. Accordingly, we are correcting this error as of December 31, 2022, and have correctly stated the amounts for the year ended December 31, 2022 Consolidated Financial Statements included in this Form 10-K.

Restatement of Previously Issued Unaudited Interim 2023 Financial Statements

As of January 1, 2023, the Company recognized a deferred tax liability related to book to tax timing differences associated with the accretion expense originated from the fair value calculation of the convertible notes. The recorded deferred tax liability was an error which was reversed as of and for the three months ended March 31, 2023, as of and for the three and six months ended June 30, 2023 and as of and for the nine months ended September 30, 2023. This correction impacts the deferred tax liability and retained earnings on the balance sheet and income tax expense on the statement of operations.

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the second quarter of 2023, stock-based compensation benefit was not recorded related to forfeited stock options. In correction of the error in 2023, the Company recorded a stock-based compensation benefit of $144 thousand related to the forfeiture on the unaudited condensed consolidated statement of operations for the three and six months ended June 30, 2023 and the nine months ended September 30, 2023. This correction impacts general and administrative expenses on the statement of operations and additional paid-in capital on the balance sheet.

During the second quarter of 2023, the Company settled a dispute with a commercial insurance payor for $381 thousand less than the amount previously accrued as of June 30, 2023. The error is related to an overstatement of accounts receivable and overstatement of revenue due to pricing concession adjustments related to estimated settlement. This correction impacts accounts receivable on the balance sheet and revenue on the statement of operations.

In accordance with U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 99, Materiality (“SAB 99”), codified in Financial Accounting Standards Boards’ (“FASB”) Accounting Standards Codification (“ASC”) 250, Accounting Changes and Error Corrections (“ASC 250”), the Company evaluated the materiality of the above errors from a quantitative and qualitative perspective and concluded that the errors were material to the Company’s 2023 condensed interim consolidated financial statements and the financial statements should be restated to present the identified adjustments. The previously filed Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, are restated in the consolidated financial statements in this Annual Report on Form 10-K, per the tables below.

The following tables show the Company’s unaudited condensed consolidated balance sheets as of March 31, 2023, June 30, 2023 and September 30, 2023 and the Company’s unaudited condensed consolidated income statements for the three months ended March 31, 2023, for the three and six months ended June 30, 2023 and for the three and nine months ended September 30, 2023, and the Company’s unaudited condensed consolidated statement of cash flows for the three months ended March 31, 2023, for the six months ended June 30, 2023 and for the nine months ended September 30, 2023, as previously reported, adjustments and as restated for the periods presented (amounts stated in thousands of dollars except share and per share amounts):

	As of March 31, 2023
	As Previously Reported	Adjustments	As Restated

	(unaudited)
Total Liabilities
Deferred Tax Liability	$1,170	$(1,170)	$—
Total Liabilities	19,728	(1,170)	18,558

Total Shareholders’ Equity
Additional paid-in capital	50,289	—	50,289
Accumulated deficit	(48,870)	1,170	(47,700)
Total shareholders’ equity	1,441	1,170	2,611
Total liabilities and shareholders’ equity	$21,169	$—	$21,169

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Three Months Ended March 31, 2023
	As Previously Reported	Adjustments	As Restated

	(unaudited)
Operating expenses
General and administrative	$3,211	$—	$3,211
Total operating expenses	3,523	—	3,523
Loss from operations	(3,344)	—	(3,344)
Loss before income taxes	(3,940)	—	(3,940)
Income tax (expense)	(374)	1,170	796
Net loss	(4,314)	1,170	(3,144)
Basic loss per share	(4.09)	1.11	(2.98)
Diluted loss per share	$(4.09)	$1.11	$(2.98)
Weighted average number of shares used in per share calculation - basic	1,054,933	—	1,054,933
Weighted average number of shares used in per share calculation - basic	1,054,933	—	1,054,933

	Three Months Ended March 31, 2023
	As Previously Reported	Adjustments	As Restated

	(unaudited)
Net cash used in operating activities
Net loss	$(4,314)	$1,170	$(3,144)
Income taxes	$374	$(1,170)	$(796)

	As of June 30, 2023
	As Previously Reported	Adjustments	As Restated

	(unaudited)
Total Assets
Accounts Receivable, net	$9,088	$(381)	$8,707
Total current assets	17,903	(381)	17,522
Total assets	20,249	(381)	19,868

Total Liabilities
Deferred Tax Liability	617	(617)	—
Total Liabilities	18,921	(617)	18,304

Total Shareholders’ Equity
Additional paid-in capital	55,434	(144)	55,290
Accumulated deficit	(54,132)	380	(53,752)
Total shareholders’ equity	1,328	236	1,564
Total liabilities and shareholders’ equity	$20,249	$(381)	$19,868

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Three Months Ended June 30, 2023
	As Previously Reported	Adjustments	As Restated

	(unaudited)
Revenue
Professional services	$839	$(381)	$458
Total revenue	1,543	(381)	1,162

Gross Margin	(1,859)	(381)	(2,240)

Operating expenses
General and administrative	3,355	(144)	3,211
Total operating expenses	3,605	(144)	3,461
Loss from operations	(5,464)	(237)	(5,701)
Loss before income taxes	(5,807)	(237)	(6,044)
Income tax (expense) benefit	545	(553)	(8)
Net loss	(5,262)	(790)	(6,052)
Basic loss per share	(1.63)	(0.24)	(1.87)
Diluted loss per share	$(1.63)	$(0.24)	$(1.87)
Weighted average number of shares used in per share calculation - basic	3,232,345	—	3,232,345
Weighted average number of shares used in per share calculation - basic	3,232,345	—	3,232,345

	Six Months Ended June 30, 2023
	As Previously Reported	Adjustments	As Restated

	(unaudited)
Revenue
Professional services	$2,713	$(381)	$2,332
Total revenue	5,095	(381)	4,714

Gross Margin	(1,680)	(381)	(2,061)

Operating expenses
General and administrative	6,566	(144)	6,422
Total operating expenses	7,128	(144)	6,984
Loss from operations	(8,808)	(237)	(9,045)
Loss before income taxes	(9,747)	(237)	(9,984)
Income tax (expense) benefit	171	617	788
Net loss	(9,576)	380	(9,196)
Basic loss per share	(4.45)	(0.24)	(4.69)
Diluted loss per share	$(4.45)	$(0.24)	$(4.69)
Weighted average number of shares used in per share calculation - basic	2,149,777	—	2,149,777
Weighted average number of shares used in per share calculation - basic	2,149,777	—	2,149,777

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Six Months Ended June 30, 2023
	As Previously Reported	Adjustments	As Restated

	(unaudited)
Net cash used in operating activities
Net loss	$(9,576)	$380	$(9,196)
Stock-based compensation	56	(144)	(88)
Accounts receivable	6,055	381	6,436
Income taxes	$(198)	$(617)	$(815)

	As of September 30, 2023
	As Previously Reported	Adjustments	As Restated

	(unaudited)
ASSETS
Accounts Receivable, net	$6,013	$(381)	$5,632
Total current assets	14,338	(381)	13,957
Total assets	15,292	(381)	14,911

Total Liabilities
Deferred Tax Liability	616	(616)	—
Total Liabilities	21,361	(616)	20,745

Total Shareholders’ Equity
Additional paid-in capital	55,475	(144)	55,331
Accumulated deficit	(61,571)	379	(61,192)
Total shareholders’equity	(6,069)	235	(5,834)
Total liabilities and shareholders’ equity	$15,292	$(381)	$14,911

	Nine Months Ended September 30, 2023
	As Previously Reported	Adjustments	As Restated

	(unaudited)
Operating expenses
General and administrative	$10,105	$(144)	$9,961
Total operating expenses	10,195	(144)	10,051
Loss from operations	(11,967)	(237)	(12,204)
Loss from continuing operations before income taxes	(13,611)	(237)	(13,848)
Income tax benefit on continuing operations	171	617	788
Loss from continuing operations	(13,440)	380	(13,060)
Loss from discontinued operations, net of tax	(3,575)	—	(3,575)
Net loss	(17,015)	380	(16,635)
Basic loss per share	(4.89)	0.11	(4.78)
Diluted loss per share	$(4.89)	$0.11	$(4.78)
Weighted average number of shares used in per share calculation - basic	3,480,014	—	$3,480,014
Weighted average number of shares used in per share calculation - basic	3,480,014	—	$3,480,014

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Nine Months Ended September 30, 2023
	As Previously Reported	Adjustments	As Restated

	(unaudited)
Net cash used in operating activities
Net loss	$(17,015)	$(380)	$(17,395)
Stock-based compensation	(107)	(144)	(251)
Accounts receivable	9,130	381	9,511
Deferred income taxes	$(216)	$(617)	$(833)

Credit Risk

Credit risk arises from cash and trade and other receivables.  The exposure to credit risk was as follows (in thousands):

	December 31,	December 31,
	2023	2022

Cash	$123	$905
Accounts receivable, net	3,601	15,143
Due from MSAs	—	4,913
Total	$3,724	$20,961

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounting estimates and assumptions that require management’s most significant, difficult, and subjective judgment include the recognition and measurement of patient service fees, net, hospital, management and other revenue, the collectability of accounts receivable, the fair value measurements of goodwill and intangible assets, the assessment of the recoverability of goodwill, the assessment of useful lives and recoverability of intangible assets and long-lived assets, recognition and measurement of current and deferred income tax assets and liabilities, the assessment of unrecognized tax benefits, the valuation and recognition of stock-based compensation expense, among others. Actual results experienced by the Company may differ from management’s estimates.

Revisions to accounting estimates are recognized in the period in which the estimate is revised and also in future periods when the revision affects both current and future periods. Significant assumptions, judgments, and estimates that management has made at the end of the reporting period that could result in a material adjustment to the carrying amounts of assets and liabilities in the event that actual results differ from assumptions made, relate to, but are not limited to, the following: patient service fees, net; hospital, management, and other revenue; accounts receivable; and due to/from related parties.

Cash

Cash is held in financial institutions with good standing, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Accounts receivable, net

On January 1, 2023, the Company adopted Accounting Standards Update No, 2016-13, Measurement of Credit Losses on Financial Instruments, and its related amendments using the prospective method. The new standard requires the use of a current expected credit loss impairment model to develop and recognize credit losses for financial instruments at amortized cost when the asset is first originated or acquired, and each subsequent reporting period.

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Historical accounts receivable was primarily derived from revenue which has been included in discontinued operations for the years ended December 31, 2023 and 2022, however, Assure did not sell its accounts receivable. The cash collection cycles of the Company may be protracted due to the majority of its revenue being billed to third-party commercial insurance payors on an out-of-network basis. The collection cycle for IONM to out-of-network payors may require an extended period to maximize reimbursement on claims, which had resulted in accounts receivable growth tied to the Company’s overall growth in technical and professional service revenues. The collection cycle may consist of multiple payments from out-of-network private insurance payors, as the collection process entails multiple rounds of denials, underpayments, appeals and negotiations as part of the process to maximize the reimbursement yield on claims. Based on the Company’s historical experience, claims generally become uncollectible once they are aged greater than 24 months; as such, included in the Company’s allowance for implicit price concessions is an estimate of the likelihood that a portion of the Company’s accounts receivable may become uncollectible due to age. The Company continues collection efforts on claims aged over 24 months. Collections on claims are recorded as revenue in the period received as such collections represent a subsequent change to the initial estimation of the transaction price. The Company’s allowance for implicit price concessions was $13.8 million and $13.9 million as of December 31, 2023 and 2022, respectively

Financial Instruments

Fair Value of Financial Instruments Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amount of cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates fair value due to the short-term nature of these instruments. Long-term debt is carried at amortized cost and measured at fair value on a quarterly basis for disclosure purposes.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, bank debt, trade and other receivables, trade and other payables, acquisition indebtedness, convertible debentures, and finance leases. The carrying amounts of the Company’s cash, receivables, and payables, as reflected in the consolidated financial statements approximate fair value due to the short-term maturity of these items. The other long-term instruments approximate their carrying amounts as assessed by management.

The Company’s financial instruments are exposed to certain financial risks, including concentration risk, liquidity risk, and market risk.

Concentration risk is the risk of financial loss to the Company if the counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s cash and trade receivables. The carrying amount of the financial assets represents the maximum credit exposure.

The Company limits its exposure to concentration risk on cash by placing these financial instruments with high-credit, quality financial institutions and only investing in liquid, investment grade securities.

The Company has a number of individual third-party payors and no individual third party insurers that represent a concentration risk. Net patient service fee revenue, which is included in discontinued operations, has historically been recognized in the period in which IONM services are rendered, at net realizable amounts from third party payors when collection is reasonably assured and can be estimated. The Company bills national, regional and local third party insurers which pose a low risk of insolvency because they are regulated by state insurance commissions which require appropriate reserves to be maintained to reimburse healthcare providers for submitted claims. The majority of the Company’s services are rendered on an out-of-network basis and billed to third party insurers. Since allowable charges for services rendered out-of-network are not contractually based, the Company establishes net realized value by evaluating the payor mix, historical settlement and payment data for a given payor type, and current economic conditions to calculate an appropriate net realizable value for net patient service revenue and accounts receivables. These estimates are subject to ongoing monitoring and adjustment based on actual experience with final settlements and collections and management revises its net patient service revenue estimates as necessary in subsequent periods.

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they are due and arises from the Company’s management of working capital. The Company strives to ensures that there is sufficient liquidity to meet its short-term business requirements, considering its anticipated cash flows from operations and its holdings of cash. A significant portion of the trade and other payables balance is related to amounts owed to third parties for professional fees and the accrual of billing and

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

collection fees to be paid to the Company’s third-party billing and collection vendors. The billing and collection fees are accrued in the same period as services are rendered and revenue is recognized by the Company. The accrued billing and collection fees are calculated based on a percentage of the estimated net realized value of the of the revenue recognized. The accrued fees to be paid to the third party billing and collection vendors are contingent on cash collections and are typically paid the following month after collections are achieved. Additional billing and collection fees are accrued when the cash collected exceeds the revenue recognized by the Company at the time of services rendered.

Market risk is the risk that changes in the market prices, such as interest rates, will affect the Company’s income or the value of the financial instruments held. The Company’s policy is to invest cash at floating rates of interest, in order to maintain liquidity, while achieving a satisfactory return for the Company. Fluctuations in the interest rates impact the value of cash but such fluctuations will have no significant impact to the Company’s consolidated financial instruments.

Derivative Instruments

The Company evaluates its equity-linked financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”).

Goodwill and Identified Intangible Assets

Goodwill

Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and identified intangible assets acquired under a business combination. Goodwill also includes acquired assembled workforce, which does not qualify as an identifiable intangible asset. The Company reviews impairment of goodwill annually in the fourth quarter, or more frequently if events or circumstances indicate that the goodwill might be impaired. The Company first assesses qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than the carrying amount, then the quantitative goodwill impairment test is unnecessary.

If, based on the qualitative assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than the carrying amount, then the Company proceeds to perform the quantitative goodwill impairment test. The Company first determines the fair value of a reporting unit using a Level 1 input which estimates the fair value of the Company’s equity by utilizing the Company’s trading price as of the end of the reporting period. The Company then compares the derived fair value of a reporting unit with the carrying amount. If the carrying value of a reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. During 2023, the Company determined goodwill was not impaired based on its qualitative assessment. During the fourth quarter 2022, the Company determined there to be an indicator of goodwill impairment based upon the Company’s market capitalization exceeding book capital. Based upon the Company’s analysis it recorded an impairment charge $3.4 million for the year ended December 31, 2022. Additionally, during 2023, as a result of the Company’s strategic shift (Note 1), goodwill of $1.9 million was reclassified to assets held for sale as of December 31, 2023 and 2022, respectively (Note 7).

Identified intangible assets

Identified finite-lived intangible assets consist of trade names and other agreements. The tradename has an indefinite life and is not being amortized, while the agreements are being amortized on a straight-line bases over their estimated useful lives:

Doctor agreements	1	year
Noncompete agreements	2	years

The Company makes judgments about the recoverability of finite-lived intangible assets whenever facts and circumstances indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances exist, the Company assesses recoverability by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairments, if any, are

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

based on the excess of the carrying amount over the fair value of those assets. If the useful life is shorter than originally estimated, the Company would accelerate the rate of amortization and amortize the remaining carrying value over the new shorter useful life. During the year ended December 31, 2022, the Company’s estimated useful life for doctor agreements decreased to one year from ten years since the Company believes this useful life better reflects the assessment surgeons make when evaluating service providers. As a result, the Company recorded additional amortization of $3.1 million related to this change in estimate. Additionally, during the year ended December 31, 2022, the Company recorded impairment charges of $117 thousand related to trade names that are no longer in use. Additionally, during 2023, as a result of the Company’s strategic shift (Note 1), intangible assets of $98 thousand and $390 thousand were reclassified as a component of assets held for sale as of December 31, 2023, and 2022 (Note 7), respectively.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the related assets’ estimated useful lives:

Medical equipment	2.5	years
Computer equipment	2.0	years
Furniture and fixtures	4.0	years

Expenditures that materially increase asset life are capitalized, while ordinary maintenance and repairs are expensed as incurred. Additionally, during 2023, as a result of the Company’s strategic shift (Note 1), the majority of property and equipment was reclassified as a component of assets held for sale as of December 31, 2023, and 2022 (Note 7).

Debt Issuance Costs

Debt issuance costs are presented in the consolidated balance sheets as a deduction from the carrying amount of the long-term debt and are amortized over the term of the associated debt to interest expense using the effective interest method. In addition, the Company elects to continue to defer the unamortized debt issuance costs when it pays down a portion of the debt as the prepayment is factored into the terms agreed to on the debt.

Share Issuance Costs

Costs attributable to the raising of capital are applied against the related share capital. Costs related to shares not yet issued are recorded as deferred share issuance costs. These costs are deferred until the issuance of shares to which the costs relate.

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, accrued liabilities, and noncurrent lease liabilities in the Company’s consolidated balance sheets. The ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. As a practical expedient, the Company elected, for all office and facility leases, not to separate non-lease components from lease components and instead to account for each separate lease component and its associated non-lease components as a single lease component.

Revenue Recognition and Collection Cycle

The Company recognizes revenue when its customer obtains control of promised services, in an amount that reflects the consideration which the entity expects to receive in exchange for those services. To determine revenue recognition for arrangements that an entity determines are within the scope of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Customers (“ASC 606”), the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

Historically, the Company recognized revenue primarily from fees for IONM services provided. Such revenues have been included is discontinued operations for the years ended December 31, 2023, and 2022 due to the Company’s strategic shift (Note 1). Revenue was recognized at a point in time upon satisfaction of the Company’s performance obligation to a customer, which was at the time of service. Revenue was based on the Company’s best estimate of the transaction price the Company expects to receive in exchange for the services rendered. Our estimate of the transaction price includes estimates of price concessions for such items as contractual allowances from third-party payors, potential adjustments that may arise from payment, and uncollectible amounts.

The Company utilizes significant judgement to develop estimates of the stand-alone selling price for each distinct performance obligation based upon the relative stand-alone selling price. There is no variable consideration that relates to performance obligations. To determine the stand-alone selling price for performance obligations, services rendered, the Company performs a collection analysis for out-of-network billings to private insurance companies and adjusts its estimated transaction price if the collection rate is different from the amount recorded in previous periods. Historically, this analysis is performed monthly.

The cash collection cycles of the Company may be protracted due to the majority of its revenue being billed to third-party commercial insurance payors on an out-of-network basis. The collection cycle for IONM to out-of-network payors may require an extended period to maximize reimbursement on claims, which results in accounts receivable growth tied to the Company’s overall growth in technical and professional service revenues. The collection cycle may consist of multiple payments from out-of-network private insurance payors, as the collection process entails multiple rounds of denials, underpayments, appeals and negotiations as part of the process to maximize the reimbursement yield on claims. Based on the Company’s historical experience, claims generally become uncollectible once they are aged greater than 24 months; as such, included in the Company’s allowance for implicit price concessions is an estimate of the likelihood that a portion of the Company’s accounts receivable may become uncollectible due to age. The Company continues collection efforts on claims aged over 24 months. Collections on claims are recorded as revenue in the period received as such collections represent a subsequent change to the initial estimation of the transaction price.

Technical and professional service revenue

Technical and professional service revenue is recognized at a point in time in which performance obligations are satisfied at the amount that reflects the consideration to which the Company expects to be entitled. Performance obligations are satisfied when IONM services are rendered. The majority of the Company’s services are rendered on an out-of-network basis and billed to third party commercial insurers. Since allowable charges for services rendered out-of-network are not explicitly identified in the contract, the Company determines the transaction price based on standard charges for services provided, reduced by and implicit price concessions based on evaluating the payor mix, historical settlements and payment data for payor types and current and future economic conditions to calculate an appropriate net realizable value for revenue and accounts receivable. These estimates are subject to ongoing monitoring and adjustment based on actual experience with final settlements and collections and management revises its revenue estimates as necessary in subsequent periods. Such revenue is included in discontinued operations for the years ended December 31, 2023 and 2022 (Note 7).

Other revenue

The Company recognizes revenue from managed service arrangements on a contractual basis. Revenue is recorded when the Company has completed its performance obligations, which is the time of service on a monthly basis. During the fourth quarter of 2022 and continuing throughout 2023, the Company terminated the majority of its managed service arrangements and anticipates terminating the remaining managed service arrangement during 2024.

Stock-based Compensation Expense

The Company accounts for stock-based compensation expense in accordance with the authoritative guidance on stock-based payments. Under the provisions of the guidance, stock-based compensation expense is measured at the grant date based on the fair

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

value of the option using a Black-Scholes option pricing model and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period.

The authoritative guidance also requires that the Company measure and recognize stock-based compensation expense upon modification of the term of a stock award. The stock-based compensation expense for such modification is the sum of any unamortized expense of the award before modification and the modification expense. The modification expense is the incremental amount of the fair value of the award before the modification and the fair value of the award after the modification, measured on the date of modification. In the event the modification results in a longer requisite period than in the original award, the Company has elected to apply the pool method where the aggregate of the unamortized expense and the modification expense is amortized over the new requisite period on a straight-line basis. In addition, any forfeiture will be based on the original requisite period prior to the modification.

Calculating stock-based compensation expense requires the input of highly subjective assumptions, including the expected term of the stock-based awards, stock price volatility, and the pre-vesting option forfeiture rate. The Company estimates the expected life of options granted based on historical exercise patterns, which are believed to be representative of future behavior. The Company estimates the volatility of the Company’s common stock on the date of grant based on historical volatility. The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, its stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. The Company estimates the forfeiture rate based on historical experience of its stock-based awards that are granted, exercised and cancelled. If the actual forfeiture rate is materially different from the estimate, stock-based compensation expense could be significantly different from what was recorded in the current period.

Bad debt expense

The Company records bad debt expense related to the write down of receivables from MSA or PEs that are deemed uncollectible. During the year ended December 31, 2023, and 2022, the Company recorded bad debt expense of $4.4 million and $1.4 million, respectively, primarily related to the settlement of amounts due from MSAs and PEs related to the termination of those agreements.

Segment and Geographic Information

The Company operates in one segment and its services are sold nationally in the United States directly through the Company.

Income Taxes

The Company must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments are used in the calculation of tax credits, tax benefits, tax deductions, and in the calculation of certain deferred taxes and tax liabilities. Significant changes to these estimates may result in an increase or decrease to the Company’s tax provision in a subsequent period.

The provision for income taxes was determined using the asset and liability method prescribed by GAAP. Under this method, deferred tax assets and liabilities are recognized for the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. If and when it is determined that a deferred tax asset will not be realized for its full amount, the Company will recognize and record a valuation allowance with a corresponding charge to earnings. The calculation of the current tax liability involves dealing with uncertainties in the application of complex tax laws and regulations and in determining the liability for tax positions, if any, taken on the Company’s tax returns in accordance with authoritative guidance on accounting for uncertainty in income taxes.

Contingencies

From time to time, the Company may be involved in legal and administrative proceedings and claims of various types. The Company records a liability in its consolidated financial statements for these matters when a loss is known or considered probable, and

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the amount can be reasonably estimated. Management reviews these estimates in each accounting period as additional information becomes known and adjusts the loss provision when appropriate. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in the consolidated financial statements. If a loss is probable but the amount of loss cannot be reasonably estimated, the Company discloses the loss contingency and an estimate of possible loss or range of loss (unless such an estimate cannot be made). The Company does not recognize gain contingencies until they are realized. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Recent Accounting Pronouncements

On January 1, 2023, the Company adopted Accounting Standards Update No, 2016-13, Measurement of Credit Losses on Financial Instruments, and its related amendments using the prospective method. The new standard requires the use of a current expected credit loss impairment model to develop and recognize credit losses for financial instruments at amortized cost when the asset is first originated or acquired, and each subsequent reporting period. The adoption of this standard did not have a material impact to the Company’s 2023 financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disclosure of specific categories in the effective tax rate reconciliation and additional information for reconciling items that meet a quantitative threshold and further disaggregation of income taxes paid for individually significant jurisdictions. This guidance is effective on a prospective or retrospective basis for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this guidance on the disclosures within its consolidated financial statements.

4. REVENUE

The Company disaggregates revenue from contracts with customers by revenue stream as this depicts the nature, amount, timing and uncertainty of its revenue and cash flows as affected by economic factors. Commercial insurance consists of all Neuromonitoring cases whereby a patient has healthcare insurance. Facility billing consists of services related to uninsured or government patients whereby the Company has an agreement with the facility for services for the patient and other contracted agreements with facilities.

The Company does not have any contract assets or contract liabilities as of or during the years ended December 31, 2023 and 2022.

The Company’s revenue disaggregated by payor is as follows (stated in thousands):

	Year Ended December 31,
	2023	2022

Managed service agreements and other	$255	$471

Accounts Receivable

A summary of the accounts receivable by revenue stream is as follows (stated in thousands):

	December 31,	December 31,	December 31,
	2023	2022	2021

Technical service	$1,308	$3,072	$18,904
Professional service	2,293	11,829	8,209
Other	—	242	697
Total accounts receivable, net	3,601	15,143	27,810
Due from MSA	—	4,913	5,886
Total receivables, net	$3,601	$20,056	$33,696

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The concentration of accounts receivable by payor as a percentage of total accounts receivable is as follows:

	As of December 31,	As of December 31,
	2023	2022

Commercial insurance	82%	84%
Facility billing	18%	9%
Other	—%	7%
Total	100%	100%

5. LEASES

Under ASC 842, Leases, a contract is a lease, or contains a lease, if the contract conveys the right to control the use of identified property, plant, or equipment (an identified asset) for a period of time in exchange for consideration. To determine whether a contract conveys the right to control the use of an identified asset for a period of time, an entity shall assess whether, throughout the period of use, the entity has both of the following: (a) the right to obtain substantially all of the economic benefits from the use of the identified asset; and (b) the right to direct the use of the identified asset. The Company does not assume renewals in the determination of the lease term unless the renewals are deemed to be reasonably assured at lease commencement. Lease agreements generally do not contain material residual value guarantees or material restrictive covenants.

Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet; the Company recognizes lease expense for these leases on a straight-line basis over the lease term. As a practical expedient, the Company elected not to separate non-lease components for the corporate office facility (e.g., common-area maintenance costs) from lease components (e.g., fixed payments including rent) and instead to account for each separate lease component and its associated non-lease components as a single lease component.

Operating leases

The Company leases a corporate office facility under an operating lease which expires October 31, 2025. The Company entered into a sublease for this space during November 2023 for the remaining lease term. The incremental borrowing rate for this lease was 10%. During November 2023, the Company entered into a month-to-month lease for corporate office space.

During April 2023, the Company entered into a lease for corporate offices space which expires May 2025. The incremental borrowing rate for this lease was 7%.

Finance leases

The Company leases medical equipment under financing leases with stated interest rates ranging from 5.2% — 13.4% per annum which expire at various dates through 2026. The majority of assets subject to finance leases are included in assets held for sale as of December 31, 2023 and 2022.

The consolidated balance sheets include the following amounts for ROU assets as of December 31, 2023 and 2022 (stated in thousands):

	December 31,	December 31,
	2023	2022
Operating	$616	$672

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following are the components of lease cost for operating and finance leases (stated in thousands):

	Year Ended December 31,
	2023	2022
Lease cost:
Operating leases:
Amortization of ROU assets	$252	$309
Interest on lease liabilities	73	89
Total operating lease cost, included in general and administrative expenses	325	398
Finance leases:
Amortization of ROU assets	278	449
Interest on lease liabilities	45	81
Total finance lease cost, included in discontinued operations	323	530
Total lease cost	$648	$928

The following are the weighted average lease terms and discount rates for operating and finance leases:

	As of	As of
	December 31, 2023	December 31, 2022
Weighted average remaining lease term (years):
Operating leases	3.6	1.0
Finance leases	1.8	1.4
Weighted average discount rate (%):
Operating leases	9.9	10.0
Finance leases	8.0	7.6

The Company obtained operating lease ROU assets in exchange for lease liabilities of $42 thousand upon commencement of operating leases during the year ended December 31, 2023, and $79 thousand of finance ROU assets upon commencement of finance leases during the year ended December 31, 2022.

Future minimum lease payments and related lease liabilities as of December 31, 2023 were as follows (stated in thousands):

			Total
	Operating	Finance	Lease
	Leases	Leases	Liabilities
2024	$431	$268	$699
2025	352	153	505
2026	—	23	23
Total lease payments	783	444	1,227
Less: imputed interest	69	32	101
Present value of lease liabilities	714	412	1,126
Less: current portion of lease liabilities	377	244	621
Noncurrent lease liabilities	$337	$168	$505

Note: Future minimum lease payments exclude short-term leases as well as payments to landlords for variable common area maintenance, insurance, and real estate taxes.

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. ACQUISITIONS

Acquisition of Certain Assets of Innovation Neuromonitoring, LLC

On August 2, 2023, Assure Networks Texas Holdings II, LLC (“Purchaser”), a wholly owned subsidiary of Assure Networks, LLC, a wholly owned subsidiary of Assure Holdings Corp., entered into an asset purchase agreement (the “Purchase Agreement”) with Innovation Neuromonitoring LLC (the “Seller”) and certain principals. Pursuant to the Purchase Agreement, Purchaser agreed to purchase certain assets of the Seller related to the Seller’s operating businesses that provide intraoperative neuromonitoring and related services. The acquired assets include, but are not limited to, tangible personal property, inventory, records, contracts, licenses, warranties, intellectual property, goodwill, software, (collectively, the “Assets”). The acquisition of the Assets closed on August 29, 2023 (“Closing”).

Subject to certain adjustments, the Assets were acquired for a purchase price of $1,200,000 payable as set forth below.

(1)	$800,000 in cash installment payments, in accordance with the following payment schedule:
a.	$100,000 was paid in cash in conjunction with the signing of the Letter of Intent and was subject to repayment if the transaction did not close;
b.	$200,000 was paid at the closing minus $131,422, the amount that has been pre-paid to Seller, and also minus $34,000 which was paid to a vendor for amounts owed to the vendor by the Seller;
c.	$500,000 to be paid in cash in twenty-four equal monthly installments, with the first installment being due on or before September 1, 2023, and the remaining installments being due on the first business day of each month thereafter, with the monthly installment subject to adjustment based on the performance of the Assets as set forth in the purchase Agreement; and
(2)	$400,000 in common stock of the Company, calculated as of the date of the Purchase Agreement was executed, which was subject to a six-month lock-up.

Pursuant to the Purchase Agreement, the Company agreed to register the Shares under the Securities Act of 1933 on a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission within 15 days of the Closing (collectively, the “Registrable Securities”) for resale by the Seller or Principals. The Company filed the registration statement on Form S-1 with the SEC (File No. 333-269759), and is working to have the SEC bring it effective.

The Purchase Agreement contains customary representations, warranties and covenants from each of the parties. Under the Purchase Agreement, the Seller have agreed to indemnify Assure for (a) any misrepresentation, omission, or breach by Seller and/or Principals of any representation or warranty contained in the Purchase Agreement or in any of the documents executed and delivered by Seller and/or Principals pursuant thereto; (b) any nonperformance, failure to comply, or breach of or default by Seller and/or Principals of any covenant, promise, or agreement of Seller and/or Principals contained in the Purchase Agreement or in any of the documents executed and delivered by Seller and/or Principals pursuant thereto; (c) any and all debts, obligations, duties, or liabilities (including taxes) of Seller and/or Principals relating to the Business or any of the Assets, that arise prior to the effective time of the Purchase Agreement, and any debts, obligations, duties, or liabilities of Seller relating to any asset retained by Seller, regardless of whether any notice, invoices, or bills for such debts, obligations, duties, or liabilities are received on or after the Closing Date; and (d) any material matter, act, thing, or occurrence caused by or resulting from any act or omission of Seller and/or Principals prior to the effective time of the Purchase Agreement. Under the Purchase Agreement, Purchaser has agreed to indemnify the Seller and Principals for (a) any misrepresentation, omission, or breach by Purchaser of any representation or warranty contained in the Purchase Agreement or in any of the documents executed and delivered by Purchaser pursuant thereto; (b) any nonperformance, failure to comply, or breach of or default by Purchaser of any covenant, promise, or agreement of Purchaser contained in the Purchase Agreement or in any of the documents executed and delivered by Purchaser pursuant thereto; (c) any and all debts, obligations, duties, or liabilities including, without limitation, those assumed by Purchaser hereunder, relating, directly or indirectly to the business activity of the Business that arise after the effective time of the Purchase Agreement; and (d) any matter, act, thing, or occurrence caused by or resulting from any act or omission of Purchaser.

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Additionally, on August 2, 2023, Assure Networks Texas Holdings II, LLC entered into an equipment sale agreement with Innovation to purchase certain equipment from Innovation for $165,000.  This transaction closed on August 2, 2023. Due to the timing of this agreement, the purchase price and acquired equipment is included in the purchase price allocation below.

As a result, the total purchase price for the acquired assets was $1.3 million.

The following table summarizes the allocation of the total consideration to the assets acquired, based on fair values as determined by the Company, as of the close date of the acquisition (stated in thousands):

Total purchase price	$1,365
Less fair value of amount paid to third-party vendor	(37)
Less fair value adjustment for issuance of common shares	(195)
Net purchase price	1,133

Equipment	248
Total assets acquired	248

Total goodwill	$885

Assure incurred legal costs of approximately $10,000 related to this transaction.

7. DISCONTINUED OPERATIONS

During September 2023, the Company’s Board of Directors initiated a process to explore strategic alternatives for the business. In consultation with financial and legal advisors, a comprehensive strategic review process began immediately and evaluated a broad range of options to maximize shareholder value. As part of this review process, Assure’s board agreed to conduct an auction process for the sale of its clinical operations. During February 2024, Assure entered a Definitive Agreement and Plan of Merger with Danam Health, Inc. (“Danam”). Danam delivers unique solutions for pharmacies, providers, pharmaceutical manufacturers, and payors focused on improving the lives of patients. On March 26, 2024, Assure closed the disposal transaction resulting in the sale of most of the Company’s clinical operations, equipment, and contracts. As of the filing date of this Annual Report on Form 10K, Assure is providing IONM services in limited markets, primarily Arizona and Montana.

As a result of the corporate actions described above, the Company’s technical and professional services meet the criteria to be considered “held for sale”. Accordingly. the assets associated with these services are classified and reflected on our consolidated balance sheets as “held for sale” as of and December 31, 2023 and 2022, and their results of operations are classified as “discontinued operations” in the consolidated statements of operations for the years ended December 31, 2023 and 2022.

The following table presents the major classes of assets of the discontinued operations (stated in thousands):

	December 31,	December 31,
	2023	2022
Fixed assets	$311	$70
Finance lease right of use asset, net	118	382
Intangibles, net	98	390
Goodwill	1,910	1,025
Total assets	$2,437	$1,867

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the results of operations of the discontinued operations (stated in thousands):

	Year Ended December 31,
	2023	2022
Revenue
Technical services	$2,991	$3,519
Professional services	3,785	8,476
Other	978	(1,490)
Revenue, net	7,754	10,505
Cost of revenues, excluding depreciation and amortization	11,380	12,658
Gross margin	(3,626)	(2,153)
Operating expenses
Sales and marketing	366	945
Depreciation and amortization	582	4,051
Total operating expenses	948	4,996
Loss from discontinued operations	(4,574)	(7,149)
Other expenses
Interest expense	(45)	(100)
Total other expense	(45)	(100)
Loss from discontinued operations	(4,619)	(7,249)
Income tax expense	(12)	—
Net loss from discontinued operations	$(4,631)	$(7,249)

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consisted of the following (stated in thousands):

	December 31,
	2023	2022
Accounts payable	$6,840	$2,296
Payroll liabilities	26	86
Other accrued liabilities	545	537
Accounts payable and accrued liabilities	$7,411	$2,919

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. DEBT

As of December 31, 2023, and 2022, the Company’s debt obligations are summarized as follows (stated in thousands):

	December 31,	December 31,
	2023	2022
Face value of convertible debt	$3,450	$3,450
Less: principal converted to common shares	(60)	(60)
Less: deemed fair value ascribed to conversion feature and warrants	(1,523)	(1,523)
Plus: accretion of implied interest	1,467	1,086
Total convertible debt	3,334	2,953

Face value of Centurion debt	11,000	11,000
Less: deemed fair value ascribed to warrants	(1,204)	(1,204)
Plus: accretion of implied interest	776	476
Less: unamortized debt issuance costs	(227)	(386)
Total Centurion debt	10,345	9,886
Total debt	13,679	12,839
Less: current portion of debt	(13,679)	(965)
Long-term debt	$—	$11,874

As of December 31, 2023, future minimum principal payments are summarized as follows (stated in thousands):

	Convertible
	Debt	Debenture
Principal due in 2024	$3,390	$11,000
Less: fair value ascribed to conversion feature and warrants	(1,523)	(1,204)
Plus: accretion and implied interest	1,467	776
Less: debt issuance costs	—	(227)
	$3,334	$10,345

The Centurion debt is contractually due during 2025 but has been classified as current liability for accounting purposes as the Company is not compliant with the Centurion debt covenants as of December 31, 2023.

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table depicts accretion expense, debt issuance cost amortization and interest expense related to the Company’s debt obligations for the years ended December 31, 2023, and 2022 (in thousands):

	Year Ended December 31,
	2023	2022
Accretion expense
Convertible debt	$381	$381
Centurion debt	300	300
	$681	$681

Debt issuance cost amortization
Centurion debt	$159	$161

Interest paid
Convertible debt	$221	$221
Centurion debt	1,278	1,230
	$1,499	$1,451

Paycheck Protection Program

During March 2021, the Company received an unsecured loan under the United States Small Business Administration Paycheck Protection Program (“PPP”) in the amount of $1.7 million. Assure executed a PPP promissory note, which was to mature on February 25, 2026. Under the terms of the PPP Loan, all or a portion of the Loan could be forgiven if the Company maintains its employment and compensation within certain parameters during the 24-week period following the loan origination date and the proceeds of the PPP Loan were spent on payroll costs, rent or lease agreements dated before February 15, 2020 and utility payments arising under service agreements dated before February 15, 2020. In January 2022, the Company received forgiveness of the $1.7 million PPP Loan, resulting in no balance due.

Convertible Debt

On November 22, 2019, the Company launched a non-brokered private placement of convertible debenture units (“CD Unit”) for gross proceeds of up to $4 million, with an option to increase the offering by an additional $2 million (the “Offering”). On December 13, 2019, the Company closed on Tranche 1 of the Offering for gross proceeds of $965 thousand and the issuance of 3,445 warrants. These proceeds will be used for working capital and growth capital purposes. Each CD Unit was offered at a price of $1. Each CD Unit included, among other things, 3 common share purchase warrants that allow the holder to purchase shares of the Company’s common stock at a price of $190.00 per share for a period of three years and the right to convert the CD Unit into shares of the Company’s common stock at a conversion price of $140.00 per share for a period of four years. The CD Units carry a 9% coupon rate.

The fair value of the debt was determined to be $401 thousand, the conversion feature $376 thousand and the warrants $188 thousand. The difference between the fair value of the debt of $401 thousand and the face value of debt of the $965 thousand will be accreted as interest expense over the four-year life of the CD Units. The finders’ received $67 thousand and 9,650 warrants to purchase shares of the Company’s common stock at a price of $9.50 per share for three years. These warrants expired during the year ended December 31, 2023 unexercised.

From January 2020 to April 2020, the Company closed on three separate tranches of the Offering for total proceeds of $1.7 million. The net proceeds from these tranches of the Offering are being utilized for working capital purposes. Each CD Unit was offered at a price of $1. Each CD Unit includes, among other things, 72 common share purchase warrants that allow the holder to purchase shares of the Company’s common stock at a price of $190.00 per share for a period of three years and the right to convert the CD Unit into shares of the Company’s common stock as a conversion price of $140.00 per share for a period of four years. The CD Units carry a 9% coupon rate. In conjunction with these Offerings, finders’ received $79 thousand and 563 warrants to purchase shares of the Company’s common stock at a price of $190.00 per share for three years. These warrants expired during the year ended December 31, 2023 unexercised.

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the second tranche of debt was determined to be $259 thousand, the conversion feature $152 thousand and the warrants $58 thousand. The difference between the fair value of the debt of $259 thousand and the face value of debt of $469 thousand will be accreted as interest expense over the four-year life of the CD Units. The fair value of the third tranche of debt was determined to be $483 thousand, the conversion feature $291 thousand and the warrants $112 thousand. The difference between the fair value of the debt of $483 thousand and the face value of debt of $886 thousand will be accreted as interest expense over the four-year life of the CD Units. The fair value of the fourth tranche of debt was determined to be $159 thousand, the conversion feature $96 thousand and the warrants $45 thousand. The difference between the fair value of the debt of $159 thousand and the face value of debt of $300 thousand will be accreted as interest expense over the four-year life of the CD Units. The value of the conversion feature and the warrants is recorded to additional paid-in capital as the equity component of convertible debt issuance.

At the end of April 2020, the Company launched a separate non-brokered private placement of convertible debenture units (“April CD Unit”) for gross proceeds of up to $500 thousand, with an option to increase the offering by an additional $500 thousand (the “April Offering”). The $830 thousand proceeds from the April Offering were used for working capital and to retire part of the $800 thousand obligation due on May 15, 2020 to the Sellers of Neuro-Pro Monitoring. Each April CD Unit was offered at a price of $1. Each April CD Unit included, among other things, 100 common share purchase warrants that allow the holder to purchase shares of the Company’s common stock at a price of $100.00 per share for a period of three years and the right to convert the CD Unit into shares of the Company’s common stock as a conversion price of $3.35 for a period of four years. The CD Units carry a 9% coupon rate. On May 21, 2020, the Company closed the April Offering. In conjunction with the April Offering, finders’ received $23 thousand and 345 warrants to purchase shares of the Company’s common stock at a price of $67.00 per share for four years. The fair value of the April Offering of debt was determined to be $364 thousand, the conversion feature $279 thousand and the warrants $187 thousand. The difference between the fair value of the debt of $364 thousand and the face value of debt of $830 thousand will be accreted as interest expense over the four-year life of the CD Units. The value of the conversion feature and the warrants is recorded to additional paid-in capital as the equity component of convertible debt issuance.

During April 2024, the Company entered into exchange agreements with certain Convertible Debenture holders, whereby the Company agreed to issue 1,337,371 common shares to settle $334 thousand of principal and interest owed.

The majority of the convertible debt matured during the period of December 2023 through March 2024. The Company has not paid the amounts due per the terms of the convertible debt agreements. As such, the convertible debt is payable on demand. However, the Company is planning to offer Assure common shares to settle the remaining principal and accrued interest related to the outstanding balance of the Convertible Debentures in common shares of Assure stock valued based on the 5-day VWAP prior to the closing of the Danam Health merger (see Note 16). There is no guarantee that the Company will be able to settle the amounts outstanding under the Convertible Debenture with common shares of the Company.

Debenture

On June 10, 2021, the Company entered into definitive agreements to secure a credit facility under the terms of a commitment letter dated March 8, 2021 (the “Commitment Letter”) with Centurion Financial Trust, an investment trust formed by Centurion Asset Management Inc. (“Centurion”).  Under the terms of the Commitment Letter, Assure issued a debenture to Centurion, dated June 9, 2021 (the “Debenture”), with a maturity date of June 9, 2025 (the “Maturity Date”), in the principal amount of $11 million related to a credit facility comprised of a $6 million senior term loan (the “Senior Term Loan”), a $2 million senior revolving loan (the “Senior Revolving Loan”) and a $3 million senior term acquisition line (the “Senior Term Acquisition Line” and together with the Senior Term Loan and the Senior Revolving Loan, the “Credit Facility”).  The Senior Term Acquisition Line will be made available to the Company to fund future acquisitions, subject to certain conditions and approvals of Centurion.  The Credit Facility matures in June 2025.  During November 2021, the Company and Centurion entered into an amended to allow the Senior Short Term Acquisition Line to be utilized for organic growth and general working capital purposes.

The principal amount of the Debenture drawn and outstanding from time to time shall bear interest both before and after maturity, default and judgment from the date hereof to the date of repayment in full at the rate of the greater of 9.50% or the Royal Bank of Canada Prime Rate plus 7.05% per annum calculated and compounded monthly in arrears and payable on the first business day of each month during which any obligations are outstanding, the first of such payments being due July 2, 2021 for the period from the Advance to the date of payment, and thereafter monthly.  The difference between the commitment and the amount of the Loan outstanding from time to time shall bear a standby charge, for the period between June 2021 and the end of the availability period, in

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the amount of 1.50% per annum calculated and compounded monthly in arrears and payable on the first business day of each month during which any amount of the commitment remains available and undrawn, the first of such payments being due July 2, 2021.  Interest on overdue interest shall be calculated and payable at the same rate plus 3% per annum.

With respect to the Senior Revolving Loan, Assure may prepay advances outstanding thereunder from time to time, with not less than 10 business days prior written notice of the prepayment date and the amount, in the minimum amount of $250 thousand. Any amount of the Senior Revolving Loan prepaid may be re-advanced.  With respect to the Senior Term Loan and Senior Term Acquisition Line, Assure may prepay the advances outstanding thereunder, without penalty or bonus, in an amount not to exceed 25% of the aggregate of all Advances then outstanding under the Term Loans, on each anniversary date of the first advance made hereunder, provided in each case with not less than 30 days written notice of the Company’s intention to prepay on such anniversary date and the proposed prepayment amount. Any prepayments to the Term Loans other than those permitted in the immediately preceding sentence may only be made on 30 days prior written notice of the prepayment date and the amount, and are subject to the Company paying on such prepayment date a prepayment charge equal to the lesser of (i) twelve (12) months interest and (ii) interest for the months remaining from the prepayment date to the Maturity Date, on the amount prepaid at the interest rate in effect on the applicable Term Loan as of the date of prepayment. Any amount of the Term Loan prepaid may not be re-advanced.

The Credit Facility is guaranteed by the subsidiaries under the terms of the guarantee and secured by a first ranking security interest in all of the present and future assets of Assure and the Subsidiaries under the terms of the security agreement.

Assure paid Centurion on first Advance of the Loan a commitment fee of 2.25%, being $248 thousand, made by withholding from the first advance.

A portion of the proceeds from the Debenture were utilized to repay other debt which was outstanding at that time.

As of December 31, 2023, the Company was not in compliance with the Debenture debt covenants. As a result, Centurion may demand full repayment of the outstanding principal and interest.

During April 2024, the Company entered into an exchange agreement with Centurion whereby the Company agreed to issue 236,164 common shares to settle $141 thousand of outstanding amounts owed under the Debenture agreement.

Warrant Fee

In addition, Assure issued Centurion an aggregate of 13,750 non-transferrable common stock purchase warrants.  Each warrant entitles Centurion to acquire one share in the capital of Assure, at an exercise price equal to $1.20. The warrants and underlying shares of common stock are subject to applicable hold periods under U.S. securities laws.

10. SHAREHOLDERS’ (DEFICIT) EQUITY

Common Shares

The Company has 9,000,000 common shares authorized at $0.001 par value. As of December 31, 2023, and 2022, there were 6,720,460 and 1,051,098, respectively, common shares issued and outstanding (“Common Shares”).

Nasdaq Notice

On July 25, 2023, the Company received a letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock, par value $0.001 per share (“Common Stock”), for the last 30 consecutive business days, the Company is not currently in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Notice”).

The Notice had no immediate effect on the continued listing status of the Company’s Common Stock on The Nasdaq Capital Market, and, therefore, the Company’s listing remains fully effective.

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is provided a compliance period of 180 calendar days from the date of the Notice, or until January 22, 2024, to regain compliance with the minimum closing bid requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A). If at any time before January 22, 2024, the closing bid price of the Company’s Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, subject to Nasdaq’s discretion to extend this period pursuant to Nasdaq Listing Rule 5810(c)(3)(G) to 20 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the minimum bid price requirement, and the matter would be resolved. If the Company does not regain compliance during the compliance period ending January 22, 2024, then Nasdaq may grant the Company a second 180 calendar day period to regain compliance, provided the Company meets the continued listing requirement for market value of publicly-held shares and all other initial listing standards for The Nasdaq Capital Market, other than the minimum closing bid price requirement, and notifies Nasdaq of its intent to cure the deficiency.

On August 16, 2023, the Company received notice from the Staff of the Nasdaq that the Company no longer satisfies the $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market, or the alternatives to that requirement - a $35 million market value of listed securities or $500,000 in net income in the most recent fiscal year or two or the last three fiscal years - as required by Nasdaq Listing Rule 5550(b) (the “Equity Requirement”). The notification is separate from, and in addition to, the previously deficiency letter that the Company received from the Staff on July 25, 2023, as discussed above.

As with the Bid Price Deficiency Letter (as defined above), the Staff’s notification had no immediate effect on the Company’s continued listing on The Nasdaq Capital Market. In accordance with the Nasdaq Listing Rules, the Company was provided 45 calendar days, or until October 2, 2023, to submit a plan to regain compliance with the Equity Requirement (the “Compliance Plan”).

On October 2, 2023, the Company submitted its plan of compliance to the Staff. On November 1, 2023, the Staff provided notice to the Company that the Staff had granted an extension until January 22, 2024, to complete certain key steps of the Company’s compliance plan and, assuming those steps are complete on or before January 22, 2024 to complete certain key steps of the Company’s compliance plan.

On January 24, 2024, the Company received a determination letter (the “Determination Letter”) from the Staff stating that it had not regained compliance with Listing Rule 5550(a)(2) and is not eligible for a second 180-day period to regain compliance. The Company appealed the Staff’s determination, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series and had a hearing with a Nasdaq Hearings Panel (the “Panel”) on April 9, 2024. The Company still awaiting the Panel’s decision on whether the Company’s plan as presented to the Panel has been accepted.

Based on the Company’s representations made in its compliance plan submitted to the Staff, on November 1, 2023, the Staff granted the Company an extension until January 22, 2024, to regain compliance with the Equity Requirement. However, the Staff indicated in the Determination Letter that, pursuant to Listing Rule 5810(d)(2), this deficiency serves as an additional and separate basis for delisting, and as such, the Company should address its non-compliance with the Equity Requirement before the Panel, if it appeals the Staff’s determination, which the Company has done.

There can be no assurance that the Company’s plan as presented to the Panel will be accepted by the Panel or that, if it is, the Company will be able to regain compliance with the applicable Nasdaq listing requirements, or that a Panel will stay the suspension of the Company’s securities.

If Nasdaq delists our common stock from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

Reverse Share Split

During March 2023, the total number of shares of common stock authorized by the Company was reduced from 180,000,000 shares of common stock, par $0.001, to 9,000,000 shares of common stock, par $0.001, and the number of shares of common stock held by each stockholder of the Company were consolidated automatically into the number of shares of common stock equal to the number of issued and outstanding shares of common stock held by each such stockholder immediately prior to the reverse split divided by twenty (20): effecting a twenty (20) old for one (1) new reverse stock split.

No fractional shares were issued in connection with the reverse split and all fractional shares were rounded up to the next whole share.

Additionally, all options, warrants and other convertible securities of the Company outstanding immediately prior to the reverse split were adjusted by dividing the number of shares of common stock into which the options, warrants and other convertible securities are exercisable or convertible by twenty (20) and multiplying the exercise or conversion price thereof by twenty (20), all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities and subject to rounding to the nearest whole share.

All shares of common stock, options, warrants and other convertible securities and the corresponding price per share amounts have been presented to reflect the reverse split in all periods presented within these consolidated financial statements.

Share Issuances

In August 2022, the Company completed an underwritten public offering with gross proceeds to the Company of approximately $6.2 million, before deducting underwriting discounts and other estimated expenses payable by the Company. Under the offering 278,804 common shares were issued at a price to the public of $22.40 per share. The Company utilized the net proceeds from this offering for general corporate purposes, including, but not limited to, repayment of indebtedness and increasing working capital expenditures. In addition, the Company granted the underwriter a 45-day option to purchase additional shares of common stock, representing up to 15% of the number of the shares offered in the base deal, solely to cover over-allotments. The overallotment expired unexercised in October 2022.

During March 2023, the Company completed a private placement for 50,000 common shares at $6.00 per common shares for gross proceeds of $300 thousand.

During May 2023, the Company completed its pricing of an underwritten public offering of 5,000,000 shares of common stock (or prefunded warrants in lieu thereof) at an offering price to the public of $1.20 per share (or $1.199 per pre-funded warrant). The Company issued 750,000 pre-funded warrants which were immediately exercisable at a nominal exercise price of $0.001 or on a cashless basis. The 750,000 prefunded warrants were exercised during August 2023.

The gross proceeds to the Company from the offering of approximately $6 million, before deducting the underwriters’ fees and other offering expenses payable by Assure. The Company utilized the net proceeds from the offering of $5.1 million for general corporate purposes, including working capital, marketing, and capital expenditures.

The Company granted the underwriters in the offering a 45-day option to purchase up to 750,000 additional shares of the Company’s common stock and/or pre-funded warrants, in any combination thereof, from the Company at the public offering price,

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

less underwriting discounts and commissions, solely to cover over-allotments, if any. No additional shares were issued under the allotment.

During June 2023, the Company issued 59,748 common shares to certain employees, directors, and vendors in lieu of cash compensation.

During August 2023, the Company issued 547,946 common shares per the terms of the Innovation asset purchase agreement (see Note 6).

See Note 16 for discussion regarding common shares issued in 2024.

Stock Option Plan

On December 10, 2020, shareholders approved amendments to the Company’s stock option plan, which amended the plan previously approved on November 20, 2019 (the “Amended Stock Option Plan”). On December 10, 2020, the Company’s shareholders approved the adoption of a new fixed equity incentive plan (the “Equity Incentive Plan”), which authorizes the Company to grant (a) stock options, (b) restricted awards, (c) performance share units, and other equity-based awards for compensation purposes (collectively, “Awards”).

During November 2021, the Company adopted and approved the 2021 Stock Incentive Plan and the 2021 Employee Stock Purchase Plan. The intent of the Company and the Board is that while the Amended 2020 Stock Option Plan and the 2020 Equity Incentive Plan will continue in existence in relation to the options and awards previously granted thereunder, the Board will not grant future options or awards thereunder. Instead, moving forward, only the 2021 Stock Incentive Plan will be used for the grant of options and awards to eligible participants thereunder.

As of December 31, 2023, there was 24,925 stock options outstanding under the Amended Stock Option Plan. No additional stock options will be issued under the Amended Stock Option Plan. As of December 31, 2023, there was 11,500 stock options outstanding and an aggregate of 88,500 shares of common stock were available for issuance under the 2021 Stock Option Plan. As of December 31, 2023, no transactions have occurred under the 2021 Employee Stock Purchase Plan.

Options under the Plan are granted from time to time at the discretion of the Board, with vesting periods and other terms as determined by the Board.

A summary of the stock option activity is presented below:

	Options Outstanding
		Weighted	Weighted
		Average	Average
	Number of	Exercise	Remaining	Aggregate
	Shares Subject	Price Per	Contractual	Intrinsic Value
	to Options	Share	Life (in years)	(in thousands)
Balance at December 31, 2021	60,212	$111.20	3.60
Options granted	6,500	$103.20
Options exercised	(40)	$100.80
Options canceled / expired	(17,632)	$50.20
Balance at December 31, 2022	49,040	$129.60	2.8
Options granted	10,000	$0.86
Options canceled / expired	(22,615)	$130.82
Balance at December 31, 2023	36,425	$93.55	2.5	$—
Vested and exercisable at December 31, 2023	26,972	$113.40	2.0	$—

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about stock options outstanding and exercisable under the Company’s Stock Option Plan at December 31, 2023:

Options Outstanding			Options Exercisable
	Weighted
	Average	Weighted		Weighted
	Remaining	Average		Average
Number of	Contractual	Exercise Price	Number	Exercise Price
Outstanding	Life (in years)	Per Share	Exercisable	Per Share
5,370	0.1	$156.00	5,370	$156.00
2,475	0.8	$128.00	2,475	$128.00
9,830	2.1	$106.00	8,874	$106.00
1,500	2.3	$112.00	1,300	$112.00
5,750	2.8	$153.00	4,719	$153.00
1,500	3.2	$103.20	900	$103.20
10,000	4.5	$0.86	3,334	$0.86
36,425	2.5	$93.55	26,972	$113.40

The Company uses the Black-Scholes option pricing model to determine the estimated fair value of options. The fair value of each option grant is determined on the date of grant and the expense is recorded on a straight-line basis and is included as a component of general and administrative expense in the consolidated statements of operations. The assumptions used in the model include expected life, volatility, risk-free interest rate, dividend yield and forfeiture rate. The Company’s determination of these assumptions are outlined below.

Expected life — The expected life assumption is based on an analysis of the Company’s historical employee exercise patterns.

Volatility — Volatility is calculated using the historical volatility of the Company’s common stock for a term consistent with the expected life.

Risk-free interest rate — The risk-free interest rate assumption is based on the U.S. Treasury rate for issues with remaining terms similar to the expected life of the options.

Dividend yield — Expected dividend yield is calculated based on cash dividends declared by the Board for the previous four quarters and dividing that result by the average closing price of the Company’s common stock for the quarter. The Company has not declared a dividend to date.

Forfeiture rate — The Company does not estimate a forfeiture rate at the time of the grant due to the limited number of historical forfeitures. As a result, the forfeitures are recorded at the time the grant is forfeited.

The following assumptions were used to value the awards granted during the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
Expected life (in years)	5.0	5.0
Risk-free interest rate	4.0%	1.7%
Dividend yield	—%	—%
Expected volatility	137%	132%

Stock-based compensation expense (benefit) recognized in our consolidated financial statements for the years ended December 31, 2023 and 2022 was $(300) thousand and $1 million, respectively. The stock-based compensation benefit for the year ended December 31, 2023 was related to stock option forfeitures and cancellations. As of December 31, 2023, there was approximately $440 thousand of total unrecognized compensation cost related to 9,453 unvested stock options that is expected to be recognized over a weighted-average remaining vesting period of 2.7 years.

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants

The following table details warrant activity for the years ended December 31, 2023, and 2022:

Number of Warrants outstanding
Balance at December 31, 2021	197,000
Debenture, warrants issued	9,000
Balance at December 31, 2022	206,000
Warrants expired	(11,026)
Warrants issued	750,000
Warrants exercised	(750,000)
Balance at December 31, 2023	194,974

2023 Warrants

During the year ended December 31, 2023, the Company issued 750,000 pre-funded warrants which were immediately exercisable at a nominal exercise price of $0.001 or on a cashless basis. The 750,000 prefunded warrants were exercised during 2023.

2022 Warrants

During the year ended December 31, 2022, the Company issued 9,000 warrants to Roth Capital as compensation for consulting with management regarding future financing opportunities.

11. LOSS PER SHARE

The following table sets forth the computation of basic and fully diluted loss per common share for the years ended December 31, 2023 and 2022 (stated in thousands, except per share amounts):

	Year Ended December 31,
	2023	2022
Net loss	$(26,078)	$(30,112)
Basic weighted average common stock outstanding	4,276,820	751,659
Basic loss per share	$(6.10)	$(40.06)
Net loss	$(26,078)	$(30,112)
Dilutive weighted average common stock outstanding	4,276,820	751,659
Diluted loss per share	$(6.10)	$(40.06)

Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the treasury stock method to calculate the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential dilutive common shares include incremental common shares issuable upon the exercise of stock options, less shares from assumed proceeds. The assumed proceeds calculation includes actual proceeds to be received from the employee upon exercise and the average unrecognized stock compensation cost during the period.

Stock options to purchase 36,425 and 49,040 common shares and warrants to purchase 194,974 and 206,000 common shares were outstanding at December 31, 2023 and 2022, respectively, that were not included in the computation of diluted weighted average common shares outstanding because their effect would have been anti-dilutive.

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. INCOME TAXES

The following table sets forth income tax expense for the years ended December 31, 2023 and 2022 (stated in thousands):

	Years Ended December 31,
	2023	2022
Income tax expense:
Federal	$—	$—
State	60	5
	60	5
Deferred tax (benefit) expense:
Federal	(729)	179
State	(67)	18
	(796)	197
Total income tax (benefit) expense	$(736)	$202

The following table sets forth deferred tax assets and liabilities as of December 31, 2023 and 2022 (stated in thousands):

	Years Ended December 31,
	2023	2022
Deferred Tax Assets (Liabilities):
Noncurrent:
Fixed assets	$(41)	$(101)
Stock-based and performance share compensation.	1,408	1,920
Equity method investments	(134)	(138)
Accrual to cash adjustment	243	(4,079)
ROU Asset	(139)	(154)
Lease liability	161	180
Net operating loss and carryforward	9,354	7,792
Intangibles	1,347	1,773
Debt issuance costs	1	10
Accretion expense	(14)	(268)
Total Noncurrent DTL	12,186	6,935
Valuation Allowance	(12,186)	(7,731)
Deferred Tax Liabilities, net	$—	$(796)

The following table sets forth the effective tax rate reconciliation for the years ended December 31, 2023 and 2022 (stated in thousands):

	Years Ended December 31,
	2023	2022
Reconciliation of effective tax rate:
Federal taxes at statutory rate	21.0%	21.0%
State taxes, net of federal benefit	1.4%	2.0%
Permanent items	(1.2)%	—%
Performance shares	—%	1.1%
Provision to return adjustment and other	(1.6)%	(0.4)%
Change in rate	0.4%	0.8%
Change in valuation allowance	(16.8)%	(24.7)%
NOL carryback difference	(0.5)%	(0.5)%
Effective income tax rate	2.7%	(0.7)%

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company had an nominal effective tax rate of for the years ended December 31, 2023 and 2022.

At December 31, 2023, $40.1 million of cumulative net operating loss carryforwards for federal income tax purposes were available to offset future taxable income of which none is subject to expiration. The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss carryforwards if there has been a change in ownership as described in Internal Revenue Code Section 382. The Company has not prepared an analysis to determine if a change of control has occurred. Such a change of ownership may limit the Company’s utilization of its net operating losses.

In assessing the realizability of deferred tax assets, management considers whether it is probable that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is probable that the Company will realize the benefits of these deductible differences at December 31, 2023.

The Company accounts for unrecognized tax benefits in accordance with ASC Topic 740, Income Taxes. As of December 31, 2023, the Company has not recorded a liability for uncertain tax positions. The Company recognizes interest and penalties related to uncertain tax positions in income tax (benefit)/expense. No interest and penalties related to uncertain tax positions were accrued as at December 31, 2023.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions with varying statutes of limitations. As of December 31, 2023, the Company is not under examination in any jurisdiction and the tax years 2019 through 2023 remain open to examination in its federal and state jurisdictions.

13. EQUITY METHOD INVESTMENT

Assure Networks, LLC holds various interests in PEs that are accounted for under the equity method of accounting. Under the equity method, the investment is initially recorded at cost and the carrying value is adjusted thereafter to include the Company’s pro rata share of earnings or loss of the investee. The amount of the adjustment is included in the determination of the Company’s net income and the investment account is also adjusted for any profit distributions received or receivable from an investee. During the year ended December 31, 2023, the Company dissolved the majority of its interest in the PE firms. The Company anticipates dissolving the remaining interests during 2024. The table below details the activity from equity method investments for the years ended December 31, 2023 and 2022 (stated in thousands).

Balance, December 31, 2021	$525
Share of losses	39
Distributions	(254)
Balance, December 31, 2022	$310
Share of losses	43
Distributions	(101)
Disposition	(77)
Balance, December 31, 2023	$175

14. 401K PLAN

The Company established the Assure Holdings 401(k) Plan (the “401k Plan”) under Section 401(k) of the Internal Revenue Code. Under the 401k Plan, employees, with greater than six months of service and over the age of 21, may contribute up to 100% of their compensation per year subject to the elective limits as defined by IRS guidelines and the Company may make matching contributions in amounts not to exceed 6.0% of the employees’ annual compensation. Investment selections consist of mutual funds and do not include any of the Company’s common stock. As of January 1, 2023, the Company terminated its matching contribution to the 401K

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Plan. The Company’s contributions to the 401k Plan amounted to $nil and $667 thousand for the years ended December 31, 2023 and 2022, respectively.

15. COMMITMENTS AND CONTINGENCIES

Indemnifications

The Company is a party to a variety of agreements in the ordinary course of business under which it may be obligated to indemnify third parties with respect to certain matters. These obligations include, but are not limited to, contracts entered into with physicians where the Company agrees, under certain circumstances, to indemnify a third party, against losses arising from matters including but not limited to medical malpractice and other liability. The impact of any such future claims, if made, on future financial results is not subject to reasonable estimation because considerable uncertainty exists as to final outcome of these potential claims.

As permitted under Nevada law, the Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company believes, given the absence of any such payments in the Company’s history, and the estimated low probability of such payments in the future, that the estimated fair value of these indemnification agreements is immaterial. In addition, the Company has directors’ and officers’ liability insurance coverage that is intended to reduce its financial exposure and may enable the Company to recover any payments, should they occur.

In April 2022, the U.S. Department of Justice (“DOJ)” issued Civil Investigative Demands which seek information with respect to a civil investigation under the Anti-kickback Statute and the False Claims Act.  The Company voluntarily contacted the DOJ offering to provide any materials needed in the investigation and to answer any questions.  While the Company’s policy during the relevant time was to not seek payments from federal health care programs, the third-party billing company utilized at that time submitted some claims to Medicare Advantage plans administered by commercial insurance companies.  The Company has worked diligently to ensure that payments from Medicare Advantage plans have been returned to the commercial insurance companies and believes it has returned substantially all such payments that it has discovered to date, totaling approximately $450 thousand.  During February 2024, the Company and the DOJ entered into a settlement agreement. See Note 16 for a complete discussion.

16. SUBSEQUENT EVENTS

Sale of Certain Assets

During March 2024, the Company entered into an agreement to sell certain assets of its IONM business to MPOWER Health for up to $4.5 million, of which $2.3 million will be paid in cash at the initial closing and up to an additional $2.2 million to be paid in relation to a potential earnout payment tied to case volume from the acquired assets during the 12-month period following the initial closing. The asset sale includes most of the Company’s healthcare facility contracts and clinical equipment, and a majority of the Company’s employees. The Company retains certain of its assets, including but not limited to, its accounts receivable and its employees in the revenue cycle management team.

The initial closing of the sale of assets was subject to certain customary closing conditions and consents. The Company closed the transaction on March 26, 2024.

Merger Agreement

On February 12, 2024, Assure entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Danam Health, Inc. (“Danam”) and Assure Acquisition Corp., a newly formed wholly-owned subsidiary of Assure (“Assure Merger”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by the stockholders of Assure and Danam, Assure Merger will be merged with and into Danam (the “Merger”), with Danam surviving the Merger as a wholly-owned subsidiary of Assure. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) each share of Danam capital stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the applicable per share portion of the “merger consideration” as set forth in the allocation statement to be delivered pursuant to the Merger Agreement (“merger consideration” is defined in the Merger Agreement to mean a number of shares of common stock of Assure equal to (a) the quotient obtained by dividing (i) the number of shares of Assure capital stock on a fully diluted basis (the “Assure Fully Diluted Share Number”) by (ii) the quotient of (A) the adjusted value of Assure dividend by (B) the sum of the adjusted value of Assure and the adjusted value of Danam, minus (b) the Assure Fully Diluted Share Number minus (c) the number of shares of common stock of Assure the warrants of Danam will become exercisable for upon closing of the Merger); (ii) each outstanding warrant of Danam will be assumed by Assure and become a warrant to purchase an adjusted number of shares of common stock of Assure, at an adjusted exercise price per share but subject to the same terms and conditions as the warrant of Danam.

Following closing of the Merger, the former Assure equityholders immediately before the Merger are expected to own approximately 10% of the outstanding capital stock of the combined company on a fully diluted basis and the equityholders of Danam immediately before the Merger are expected to own approximately 90% of the outstanding capital stock of the combined company on a fully diluted basis.

Upon closing of the Merger, Assure will be renamed Danam Health Holdings Corp. Suren Ajjarapu will serve as Chairman of the Board of Directors and Tim Canning will serve as the Chief Executive Officer of the combined company. The Merger Agreement provides that the Board of Directors of the combined company will be comprised of five members which will be filled upon completion of the Merger to be designated by Danam.

The Merger Agreement contains customary representations, warranties and covenants of Assure and Danam, including covenants relating to the conduct of the business of both Assure and Danam from the date of signing the Merger Agreement through closing of the Merger, obtaining the requisite approval of the stockholders of Assure and Danam and maintain the listing of the common stock of Assure on the NASDAQ Capital Market and applying for the continued listing of Danam after the closing of the Merger on the NASDAQ Capital Market. Under the terms of the Merger Agreement, Assure has also agreed not to solicit from any person an acquisition proposal (as defined in the Merger Agreement) for Assure.

In connection with the Merger, Assure will prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will contain a prospectus and a proxy statement, and will seek the approval of Assure’s stockholders with respect to certain actions, including the following (collectively, the “Assure Stockholder Proposals”):

(i)	the Sale Transaction (as defined in the Merger Agreement);
(ii)	the Merger;
(iii)	the change of control of Assure resulting from the transactions contemplated by the Merger Agreement pursuant to the rules of NASDAQ;
(iv)	the post-closing equity plan for Assure;
(v)	the post-closing board of directors composition;
(vi)	an amendment to the certificate of incorporation of Assure to effect a reverse stock split; and
(vii)	an amendment to the certificate of incorporation of Assure to change the name of Assure.

The Board has agreed to recommend the approval of the Assure Stockholder Proposals to the stockholders and to solicit proxies in support of the approval of the Assure Stockholder Proposals at a meeting of the stockholders to be held for that purpose.

The Merger Agreement contains a limited contractual ability for the Board, in accordance with its fiduciary duties to the stockholders, to change its recommendation to the stockholders upon receipt of a superior proposal subject to certain terms and

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

conditions therein, including providing Danam notice of the superior proposal and time to make a counter-proposal to amend the terms of the Merger Agreement.

Under the Merger Agreement, Assure has agreed to maintain certain indemnity rights (including advancing expenses) of the current officers and directors of Assure as they exist in the governing documents of Assure and maintain director and officers insurance for a period of 6 years following the closing of the Merger.

The closing of the Merger is subject to customary closing conditions, including, among other things, (i) the required approval of the stockholders of Assure and Danam, (ii) the accuracy of the representations and warranties of the parties made in the Merger Agreement, subject to materiality qualifiers, (iii) compliance by the parties with their respective covenants under the Merger Agreement, and (iv) the approval of NASDAQ of the continued listing of Danam after the closing of the Merger. Further, closing of the Merger is conditioned on the simultaneous closing of a sale transaction of Assure’s assets. The obligation of Assure is conditioned upon Danam completing acquisition transactions as set forth in the Merger Agreement, including completing the acquisitions of (a) all of the membership interests in Wood Sage, LLC, a Florida limited liability company and (b) all of the membership interests in Wellgistics, LLC, a Florida limited liability company set forth in the applicable acquisition transactions agreements, both such acquisition transactions to close prior to or concurrent with the Merger. The obligation of Danam to close the Merger is also subject to satisfaction of certain additional conditions, including, among other things, (i) no Assure material adverse effect, (ii) Assure having performed its obligations under the agreement governing the sale transaction, (iii) Assure completing a wind down of its business, (iv) the reverse split having been consummated, and (v) Assure having a maximum amount of $500,000 in retained liabilities.

The parties may terminate the Merger Agreement upon mutual consent. Either party may terminate the Merger Agreement (i) if any of the representations or warranties of the other party set forth in the Merger Agreement shall not be true and correct or if the other party has failed to perform any covenant or agreement on the part of such party set forth in the Merger Agreement, (ii) the Merger is not consummated by the outside date (May 15, 2024), (iii) there is a governmental order prohibiting the Merger, and (iv) failure to obtain the stockholder vote. Danam may terminate the Merger Agreement if (i) the Board changes its recommendation to stockholders with respect to the Merger, (ii) the Board fails to reaffirm its recommendation to stockholders with respect to the Merger following a tender offer for Assure, (iii) the Board fails to reaffirm its recommendation to stockholders with respect to the merger following a publicly announced acquisition proposal for Assure, (iv) Assure breaches its non-solicitation provisions, or (v) the Board resolves to do any of the above. Assure may terminate the Merger Agreement for acceptance of a superior proposal.

In the event that Danam or Assure terminates the Merger Agreement pursuant to certain of the sections set forth above, Assure will be required to pay Danam a termination fee of $1,000,000, less any reimbursed expenses. Upon termination in other contexts in which a termination fee is not due, the breaching party may owe the non-breaching party reimbursement of expenses up to $250,000.

On April 8, 2024, the Company entered into a partial waiver and amendment agreement (the Waiver Agreement”) with Assure Acquisition Corp. (the “Merger Sub”) and Danam which waives and amends certain provisions of that certain agreement and plan of merger (the “Merger Agreement”) dated February 12, 2024 by and between the Corporation, Merger Sub and Danam.

Pursuant to the terms and conditions of the Waiver Agreement, Danam has partially waived its right to terminate the Merger Agreement pursuant to breaches of Section 6.8(a) and 6.20 of the Merger Agreement provided that the Corporation meets the following conditions:

a.	Assure obtains the Preliminary Shareholder Vote required by Section 6.20 of the Merger Agreement no later than April 30, 2024;
b.	Assure files the proxy statement and registration statement on Form S-4 required by the Section 6.8(a) Covenant no later than April 26th, 2024;
c.	Assure issues Danam a $1,000,000 convertible promissory note in the form attached as Exhibit A to the Merger Agreement (the “Convertible Note”) simultaneously with the execution and delivery of this Waiver;
d.	Assure receives shareholder approval for the Merger five (5) Business Days prior to the Termination Date and effects the Reverse Split prior to the Termination Date;

ASSURE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

e.	Assure is not in default under the Convertible Note; and
f.	Assure is not in breach of any other covenants set forth in the Merger Agreement, subject to any necessary notice requirements and cure period set forth therein.

Further the Waiver Agreement amends the Merger Agreement to change the definition of “Termination Date” to mean July 22, 2024.

In connection with the Waiver Agreement, on April 8, 2024, the Corporation issued a convertible note to Danam in principal amount of $1,000,000. The note accrues interest on the then outstanding principal balance at a rate equal to 10% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. The note has a maturity date of July 22, 2024. Upon the occurrence of certain events, the note is convertible into shares of common stock at the Nasdaq “Minimum Price” in accordance with Listing Rule 5635(d). The note will become immediately due and payable upon the occurrence of an event of default under the note, including but not limited to: a failure to pay, voluntary bankruptcy or insolvency of Assure, involuntary bankruptcy or insolvency proceedings of Assure, breach of the Merger Agreement or termination of the Merger Agreement

Settlement with the United States Department of Justice

During February 2024, a Settlement Agreement (“Agreement”) was executed between Assure and the United States Department of Justice (“DOJ”).

In exchange for a payment of approximately $1 million, the Agreement releases Assure from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud. Payments are in equal monthly installments over the next 12 months.

Issuance of Common Shares In Lieu

During April 2024, the Company entered into an exchange agreement with Centurion whereby the Company agreed to issue 236,164 common shares to settle $141 thousand of outstanding amounts owed under the Debenture agreement (Note 9).

During April 2024, the Company entered into exchange agreements with certain Convertible Debenture holders, whereby the Company agreed to issue 1,337,371 common shares to settle $334 thousand of principal and interest owed (Note 9).

Subscription Agreement with Innovation

On April 8, 2024, the Corporation entered into a subscription agreement (the “Subscription Agreement”) with Innovation pursuant to which Innovation agreed to the cancellation of $270,000 of future installment payments under the Asset Purchase Agreement dated August 2, 2023 by and between the Corporation and Innovation as consideration for the subscription of 437,247 shares of common stock of the Corporation (the “Subscribed Shares”) representing a deemed exchange price of $0.6175 per share. The Subscribed Shares were issued pursuant to Section 4(a)(2) of the Securities Act.

In April 2022, the DOJ issued Civil Investigative Demands to the Company which seek information with respect to a civil investigation of Assure, Assure’s founder and a surgeon partner under the Anti-kickback Statute and the False Claims Act. The Company voluntarily contacted the DOJ offering to provide any materials needed in the investigation and to answer any questions. While our policy during the relevant time was to not seek payments from federal health care programs, the third-party billing company we used at that time of Assure’s start up submitted some claims to Medicare Advantage plans administered by commercial insurance companies. Assure worked diligently to ensure that payments from Medicare Advantage plans have been returned to the commercial insurance companies. The Agreement resolves the DOJ investigation as it relates to Assure.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Danam Health, Inc.

Opinion on the Financial Statements

We have audited the accompanying Balance Sheets of Danam Health, Inc. (the “Company”) as of December 31, 2023 and 2022, the related Statements of Operations and Comprehensive Income (Loss), Statements of Stockholder’s Equity (Deficit) and Statements of Cash Flows, and the related notes collectively referred to as the “Financial Statements”. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2023, and the results of its operations and its cash flows for the period ended December 31, 2023, in conformity with Generally Accepted Accounting Principles of United States of America. We were appointed as the independent auditors of Danam Health, Inc. since 2022.

Responsibilities of the Management for the Financial Statements

These financial statements are the responsibility of the Company’s management. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Danam Health Inc’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the applicable rules and regulations of the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have nor we have engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that:

(1)	relate to accounts or disclosures that are material to the financial statements and
(2)	involved our especially challenging, subjective, or complex judgments.

We determined that there are no critical audit matters.

/s/ Suri & Co., Chartered Accountants

We have served as the Company’s auditors since 2022.

Date: 24th April 2024

Place: Chennai, India

Danam Health, Inc.

Balance Sheets

	December 31,
	2023	2022
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,364	$—
Due from Related Party	337,000	—
Total Current Assets	338,364	—
Total Assets	$338,364	$—
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$1,038,672	$5,250
Accrued Expenses	1,782,333	—
Due to Related Party	67,793	—
Note Payable	350,000	—
Total Current Liabilities	3,238,798	5,250
Total Liabilities	$3,238,798	$5,250
Commitments and Contingencies (Note 5)
Stockholders’ Equity (Deficit):
Common stock, 1,000 shares issued and outstanding	—	—
Additional Paid-in Capital	500
Accumulated Earnings (Deficit)	(2,900,934)	(5,250)
Total Stockholders’ Equity (Deficit)	(2,900,434)	(5,250)
Total Liabilities and Stockholders’ Equity (Deficit)	$338,364	$—

The accompanying notes are an integral part of these financial statements.

Danam Health, Inc.

Statements of Operations and Comprehensive Income (Loss)

	Year Ended
	December 31,
	2023	2022
Operating Expenses:
General and Administrative Expenses	$2,880,603	$5,250
Total Operating Expenses	2,880,603	5,250
Income (Loss) from Operations	(2,880,603)	(5,250)
Other Income (Expense)
Interest Expenses	(15,081)	—
Total Other Income (Expense)	(15,081)	—
Net Income (Loss) before Income Taxes	(2,895,684)	—
Provision for Income Taxes	—	—
Net Income (Loss)	$(2,895,684)	$(5,250)

The accompanying notes are an integral part of these financial statements.

Danam Health, Inc.

Statements of Stockholders’ Equity (Deficit)

			Additional	Accumulated	Total
	Common Stock		Paid-In	Earnings	Stockholders’
	Shares	Amount	Capital	(Deficit)	Equity (Deficit)
Balances at September 6, 2022 (Inception)	—	$—	$—	$—	$—
Net Income (Loss)				(5,250)	(5,250)
Balances at December 31, 2022	—	—	—	$(5,250)	$(5,250)
Shares Issued to Founders	1,000	—	500	—	500
Net Income (Loss)	—	—	—	(2,895,684)	(2,895,684)
Balances at December 31, 2023	1,000	$—	$500	$(2,900,934)	$(2,900,434)

The accompanying notes are an integral part of these financial statements.

Danam Health, Inc.

Statements of Cash Flows

	Year Ended
	December 31,
	2023	2022
Cash flows from operating activities:
Net Income (Loss)	$(2,895,684)	$(5,250)
Changes in Operating Assets and Liabilities:
Accounts Payable	1,033,422	5,250
Accrued Expenses	1,782,333	—
Due from / to Related Parties	(269,207)	—
Net Cash provided by (used in) Operating Activities	(349,136)	—
Cash Flows from Financing Activities:
Proceeds from Note Payable	350,000	—
Shares Issued to Founders	500	—
Net Cash provided by (used in) Financing Activities	350,500	—
Net Increase (Decrease) in Cash and Cash Equivalents	1,364	—
Cash and Cash Equivalents at the beginning of year	—	—
Cash and Cash Equivalents at the end of year	$1,364	$—

The accompanying notes are an integral part of these financial statements.

Danam Health, Inc.

Notes to the Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

The Company was initially organized in the name of Ayan Sponsors LLC on September 6, 2022, with a $100 capital contribution from Mr. Suren Ajjarapu, deemed immaterial. It was subsequently incorporated in the name Danam Health, Inc. (“Danam”, the “Company”) as a Delaware Corporation that was registered on November 15, 2022, with Messrs. Suren Ajjarapu and Prashant Patel as officers. The Company’s headquarters are in Lutz, Florida.

Acquisition of membership interests in Wood Sage, LLC

In January 2023, Danam entered into a Membership Interest Purchase Agreement (the “Wood Sage MIPA”) with Nikul Panchal, an individual resident of the State of Florida (“Seller”). The Seller owns all of the membership interest in Wood Sage, LLC, a Florida limited liability company (the “Company”). Upon the closing of the transaction contemplated in the Wood Sage MIPA, Seller will own one hundred percent (100%) of the membership interests in Community Specialty Pharmacy, LLC (“CSP”) and Alliance Pharma Solutions, LLC (“APS”) which the Seller will sell and Danam will acquire in exchange for (i) Four Hundred Thousand Dollars ($400,000) and (ii) all amounts due and payable to Seller from Danam under the Management Agreement, (the “Closing Payment”).

In January 2023, the parties above entered into an Amendment to the Wood Sage MIPA, pursuant to which the parties revised the Closing Payment to Four Hundred Thousand Dollars ($400,000) plus any amounts owed under the Management Services Agreement (as defined in the Wood Sage MIPA).

In April 2023, the parties above entered into an Amendment to the Wood Sage MIPA, pursuant to which the parties revised the closing of the said agreement from April 30, 2023 to September 30, 2024. Upon the closure of the said transaction, Danam will own 100% of the membership interests in the Company as a part of the business combination (Refer Note 6 – Subsequent Events - Merger Agreement – Danam Health, Inc. and Assure Holdings, Corp.).

Basis of Presentation

The Company’s fiscal year ends on December 31.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S.GAAP”) in all material respects and have been consistently applied in preparing the accompanying financial statements.

Use of Estimates

The preparation of the Company’s Financial Statements in conformity with U.S.GAAP requires the Company to make estimates and assumptions that affect the reported amounts of certain assets and liabilities; the reported amounts of revenues and expenses for the periods covered and certain amounts disclosed in the notes to the Financial Statements. These estimates are based on information available through the date of the issuance of the financial statements and actual results could differ from those estimates. Areas requiring significant estimates and assumptions by the Company include, but are not limited to:

●	provisions for income taxes and related valuation allowances and tax uncertainties;

Liquidity

The entity has just commenced operations and is expected to be funded by the members for liquidity purposes.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) as well as other changes in members’ equity that result from transactions and economic events other than those with members. There was no difference between net income (loss) and comprehensive income (loss) presented in the financial statements for the year ended December 31, 2023 and December 31, 2022.

Danam Health, Inc.

Notes to the Financial Statements

Segment Reporting

The Company’s chief operating decision-maker is its Chief Executive Officer, who makes resource allocation decisions and assesses performance based on financial information presented on an aggregate basis. There are no segment managers who are held accountable by the chief operating decision-maker, or anyone else, for any planning, strategy and key decision-making regarding operations. Accordingly, the Company has a single reportable segment and operating segment structure.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, certificates of deposits and money market funds that are readily convertible into cash, all with original maturity dates of three months or less.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The hierarchy is presented down into three levels based on the reliability of the inputs.

Level 1	Quoted prices are available in active markets for identical assets or liabilities.
Level 2

Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

The carrying amounts of cash, accounts payable and accrued liabilities approximate fair value because of the short- term nature of these instruments.

Recent Accounting Pronouncements

The Company has implemented all new relevant accounting pronouncements that are in effect through the date of these financial statements. The pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Accounting Pronouncements Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, a comprehensive new revenue recognition standard that supersedes most existing industry-specific guidance. Accounting Standards Codification (“ASC”) 606 creates a framework by which an entity allocates the transaction price to separate performance obligations and recognizes revenue when each performance obligation is satisfied. Under the new standard, entities are required to use judgment and make estimates, including identifying performance obligations in a contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation and determining when an entity satisfies its performance obligations. The standard allows for either “full retrospective” adoption, meaning that the standard is applied to all of the periods presented with a cumulative catch-up in the earliest

Danam Health, Inc.

Notes to the Financial Statements

period presented, or “modified retrospective” adoption, meaning the standard is applied only to the most current period presented in the financial statements with a cumulative catch-up in the current period. In July and December 2016, the FASB issued various additional authoritative guidance for the new revenue recognition standard. The Company plans to adopt the accounting standard once it starts generating revenue.

In February 2016, the FASB issued ASU No. 2016-02, Leases, to provide guidance for the accounting for leasing transactions. The standard requires the lessee to recognize a lease liability along with a right-of-use asset for all leases with a term longer than one year. A lessee is permitted to make an accounting policy election by class of underlying asset to not recognize the lease liability and related right-of-use asset for leases with a term of one year or less. The provisions of this standard also apply to situations where the Company is the lessor. The Company plans to adopt this new guidance when it acquires any new leases.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (ASC 326), which provides guidance on measurement of credit losses on financial instruments. This ASU adds a current expected credit loss impairment model to U.S.GAAP that is based on expected losses rather than incurred losses whereby a broader range of reasonable and supportable information is required to be utilized in order to derive credit loss estimates. The effective date of the new guidance as amended by ASU No. 2019-10 is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company plans to adopt this new guidance when it commences operations.

Note 2. Related Party Transactions

During the year ended December 31, 2023, the Company made advances totaling $337,000 to TrXade, a related entity with common management. The advances are unsecured, non-interest bearing and due on demand.

During the year ended December 31, 2023, the Company received advances totaling $67,793 from CSP, a related entity with common management. The advances are unsecured, non-interest bearing and due on demand.

Note 3. Other Current Liabilities

Other Current Liabilities consist of the following:

	December 31,
	2023	2022
Accrued personnel costs	$1,300,000	$—
Accrued professional fees	480,000	—
Accrued interest	2,333
	$1,782,333	$—

Note 4. Note Payable

In September 2023, the Company entered into two short-term note agreements for aggregate proceeds of $350,000. One note for $100,000 bears interest at 8% per annum and the Company will issue 35,000 shares of common stock upon a SPAC or merger. The other note for $250,000 is non-interest bearing and the Company will issue 5,000 shares of common stock upon a SPAC or merger.

Note 5. Commitments and Contingencies

From time to time, the Company is involved in legal proceedings arising from the normal course of business activities. The Company, in conjunction with its legal counsel, assesses the need to record a liability for litigation or loss contingencies. A liability is recorded when and if it is determined that such a liability for litigation or loss contingencies is both probable and estimable.

Although the results of legal proceedings and claims cannot be predicted with certainty, the Company is not currently a party to any legal proceedings, which would, individually or in the aggregate, have a material adverse effect on its results of operations, cash flows, or financial position.

Danam Health, Inc.

Notes to the Financial Statements

Note 6. Subsequent Events

Membership Interest Purchase Agreement - Danam Health, Inc. and Wellgistics, LLC

On May 11, 2023, Danam entered into a membership interest purchase agreement (the “Wellgistics MIPA”) with Wellgistics, LLC (“Wellgistics”), Strategix, Nomad Capital, LLC , and Jouska Holdings LLC (each, a “Seller” and collectively, “Sellers”). Upon the closing of the transaction contemplated in the Wellgistics MIPA, Sellers will sell and Danam will acquire all of the outstanding membership interests of Wellgistics.

The Parties amended the Wellgistics MIPA on August 04, 2023 extending the last day by which the Purchase Agreement (“Amendment”) could be consummated to December 26, 2023 and the Parties desire to amend the Purchase Agreement and Amendment to modify such date;

The Parties amended the Wellgistics MIPA on December 26, 2023 extending the last day by which the Purchase Agreement (“Second Amendment”) could be consummated to March 29, 2024 and the Parties desire to amend the Purchase Agreement and Amendment to modify such date;

The Parties further amended the Wellgistics MIPA on March 22, 2024 to clarify the language and extend certain deadlines related to Earn-Out Payments and Bonus Payments. Additionally, it has been agreed unilaterally by the Sellers in the event that this Agreement fails to close by August 31,2024, Danam may but is not required to pay Seller a non-refundable sum of One Hundred Fifty Thousand Dollars ($150,000.00) (“Extension Fee”) which shall automatically extend the Closing deadline by thirty (30) days. Buyer may pay the Extension Fee no more than three (3) times for a total of no more than a ninety (90) day extension. The Extension Fee is Non-Refundable under any circumstances. The Extension Fee shall be applied to and reduce the cash payable to Sellers at Close if the sale is completed.

Merger Agreement – Danam Health, Inc. and Assure Holdings, Corp.

On February 12, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Assure Holdings, Corp. (“Assure”) and Assure Merger Corp., a newly formed wholly-owned subsidiary of Assure (“Assure Merger”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by the stockholders of Assure and Danam, Assure Merger will be merged with and into Danam (the “Merger”), with Danam surviving the Merger as a wholly-owned subsidiary of Assure. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) each share of Danam capital stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the applicable per share portion of the “merger consideration” as set forth in the allocation statement to be delivered pursuant to the Merger Agreement (“merger consideration” is defined in the Merger Agreement to mean a number of shares of common stock of Assure equal to (a) the quotient obtained by dividing (i) the number of shares of Assure capital stock on a fully diluted basis (the “Assure Fully Diluted Share Number”) by (ii) the quotient of (A) the adjusted value of Assure dividend by (B) the sum of the adjusted value of Assure and the adjusted value of Danam, minus (b) the Assure Fully Diluted Share Number minus (c) the number of shares of common stock of Assure the warrants of Danam will become exercisable for upon closing of the Merger); (ii) each outstanding warrant of Danam will be assumed by Assure and become a warrant to purchase an adjusted number of shares of common stock of Assure, at an adjusted exercise price per share but subject to the same terms and conditions as the warrant of Danam.

Following closing of the Merger, the former Assure equity holders immediately before the Merger are expected to own approximately 10% of the outstanding capital stock of the combined company on a fully diluted basis and the equity holders of Danam immediately before the Merger are expected to own approximately 90% of the outstanding capital stock of the combined company on a fully diluted basis.

Upon closing of the Merger, Assure will be renamed Danam Health Holdings Corp. Suren Ajjarapu will serve as Chairman of the Board of Directors and Tim Canning will serve as the Chief Executive Officer of the combined company. The Merger Agreement

Danam Health, Inc.

Notes to the Financial Statements

provides that the Board of Directors of the combined company will be comprised of five members which will be filled upon completion of the Merger to be designated by Danam.

The Merger Agreement contains customary representations, warranties and covenants of Assure and Danam, including covenants relating to the conduct of the business of both Assure and Danam from the date of signing the Merger Agreement through closing of the Merger, obtaining the requisite approval of the stockholders of Assure and Danam and maintain the listing of the common stock of Assure on the NASDAQ Capital Market and applying for the continued listing of Danam after the closing of the Merger on the NASDAQ Capital Market. Under the terms of the Merger Agreement, Assure has also agreed not to solicit from any person an acquisition proposal (as defined in the Merger Agreement) for Assure.

In connection with the Merger, Assure will prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will contain a prospectus and a proxy statement, and will seek the approval of Assure’s stockholders with respect to certain actions, including the following (collectively, the “Assure Stockholder Proposals”):

(i)	the Sale transaction (as defined in the Merger Agreement);
(ii)	the Merger;
(iii)	the change of control of Assure resulting from the transactions contemplated by this Agreement pursuant to the rules of NASDAQ;
(iv)	the post-closing equity plan for Assure;
(v)	the post-closing board composition;
(vi)	an amendment to the certificate of incorporation of Assure to effect a reverse stock split; and
(vii)	an amendment to the certificate of incorporation of Assure to change the name of Assure.

The Board has agreed to recommend the approval of the Assure Stockholder Proposals to the stockholders and to solicit proxies in support of the approval of the Assure Stockholder Proposals at a meeting of the stockholders to be held for that purpose.

The Merger Agreement contains a limited contractual ability for the Board, in accordance with its fiduciary duties to the stockholders, to change its recommendation to the stockholders upon receipt of a superior proposal subject to certain terms and conditions therein, including providing Danam notice of the superior proposal and time to make a counter-proposal to amend the terms of the Merger Agreement.

Under the Merger Agreement, Assure has agreed to maintain certain indemnity rights (including advancing expenses) of the current officers and directors of Assure as they exist in the governing documents of Assure and maintain director and officers insurance for a period of 6 years following the closing of the Merger.

The closing of the Merger is subject to customary closing conditions, including, among other things, (i) the required approval of the stockholders of Assure and Danam, (ii) the accuracy of the representations and warranties of the parties made in the Merger Agreement, subject to materiality qualifiers, (iii) compliance by the parties with their respective covenants under the Merger Agreement, and (iv) the approval of NASDAQ of the continued listing of Danam after the closing of the Merger. Further, closing of the Merger is conditioned on the simultaneous closing of a sale transaction of Assure’s assets. The obligation of Assure is conditioned upon Danam completing acquisition transactions as set forth in the Merger Agreement, including completing the acquisitions of (a) all of the membership interests in Wood Sage, LLC, a Florida limited liability company and (b) all of the membership interests in Wellgistics, LLC, a Florida limited liability company set forth in the applicable acquisition transactions agreements, both such acquisition transactions to close prior to or concurrent with the Merger. The obligation of Danam to close the Merger is also subject to satisfaction of certain additional conditions, including, among other things, (i) no Assure material adverse effect, (ii) Assure having

Danam Health, Inc.

Notes to the Financial Statements

performed its obligations under the agreement governing the sale transaction, (iii) Assure completing a wind down of its business, (iv) the reverse split having been consummated, and (v) Assure having a maximum amount of $500,000 in retained liabilities.

The parties may terminate the Merger Agreement upon mutual consent. Either party may terminate the Merger Agreement (i) if any of the representations or warranties of the other party set forth in the Merger Agreement shall not be true and correct or if the other party has failed to perform any covenant or agreement on the part of such party set forth in the Merger Agreement, (ii) the Merger is not consummated by the outside date (May 15, 2024), (iii) there is a governmental order prohibiting the Merger, and (iv) failure to obtain the stockholder vote. Danam may terminate the Merger Agreement if (i) the Board changes its recommendation to stockholders with respect to the Merger, (ii) the Board fails to reaffirm its recommendation to stockholders with respect to the Merger following a tender offer for Assure, (iii) the Board fails to reaffirm its recommendation to stockholders with respect to the merger following a publicly announced acquisition proposal for Assure, (iv) Assure breaches its non-solicitation provisions, or (v) the Board resolves to do any of the above. Assure may terminate the Merger Agreement for acceptance of a superior proposal.

In the event that Danam or Assure terminates the Merger Agreement pursuant to certain of the sections set forth above, Assure will be required to pay Danam a termination fee of $1,000,000, less any reimbursed expenses. Upon termination in other contexts in which a termination fee is not due, the breaching party may owe the non-breaching party reimbursement of expenses up to $250,000.

On April 8, 2024, the Company issued a convertible promissory note to Assure for $1,000,000. The note bears interest at 10% per annum and matures on July 22, 2024. The note is convertible upon a financing event or upon a sale transaction.

Management has evaluated subsequent events through April 24, 2024, the date the financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

To the members of Wood Sage, LLC.

Opinion on the Consolidated Financial Statements

We have audited the accompanying Consolidated Balance Sheets of Wood Sage, LLC and the Subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related Consolidated Statements of Operations and Comprehensive Income (Loss), Consolidated Statements of Members’ Equity (Deficit) and Consolidated Statements of Cash Flows, and the related notes collectively referred to as the “Consolidated Financial Statements”. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2023, and the results of its operations and its cash flows for the period ended December 31, 2023, in conformity with Generally Accepted Accounting Principles of United States of America. We were appointed as the independent auditors of Wood Sage, LLC since 2021.

Matters related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs, it may be required to reduce the scope of its planned development. The company has suffered losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the Consolidated Financial Statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Responsibilities of the Management for the Consolidated Financial Statements

These consolidated financial statements are the responsibility of the Company’s management. In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Wood Sage, LLC’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the applicable rules and regulations of the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have, nor we have engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that:

(1)	relate to accounts or disclosures that are material to the consolidated financial statements and
(2)	involved our especially challenging, subjective, or complex judgments.

We determined that there are no critical audit matters.

/s/ Suri & Co., Chartered Accountants

We have served as the Company’s auditors since 2021.

Date: 24th April 2024

Place: Chennai, India

Wood Sage, LLC and subsidiaries

Consolidated Balance Sheets

	December 31,
	2023	2022
ASSETS
Current Assets:
Cash and Cash Equivalents	$50,563	$—
Accounts Receivable	73,782	—
Inventories	43,740	—
Due from Related Parties	67,793	—
Total Current Assets	235,878	—
Intangible Assets under Development	991,736	—
Goodwill	740,207	—
Total Assets	$1,967,821	$—
LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$294,130	$15,428
Accrued Expenses	241,726	—
Due to Related Parties	663,114	—
Short-term advances	—	—
Note Payable	1,300,000	—
Due to Parent Company	—	—
Total Current Liabilities	2,498,970	15,428
Total Liabilities	$2,498,970	$15,428
Commitments and contingencies (Note 7)
Members’ Equity (Deficit):
Members’ Capital	1,878	—
Accumulated Earnings (Deficit)	(533,027)	(15,428)
Total Members’ Equity (Deficit)	(531,149)	(15,428)
Total Liabilities and Members’ Equity (Deficit)	$1,967,821	$—

The accompanying notes are an integral part of these consolidated financial statements.

Wood Sage, LLC and subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year Ended
	December 31,
	2023	2022
Net Sales	$338,864	$—
Cost of Sales	323,068	—
Gross Profit (Loss)	15,796	—
Operating Expenses:
General and Administrative Expenses	533,395	15,228
Research and Development	—	—
Total Operating Expenses	533,395	15,228

Income (Loss) from Operations	(517,599)	(15,228)
Other Income (Expense):
Other Income	—	—
Total Other Income (Expense), net	—	—
Net Income (Loss)	$(517,599)	$(15,228)

The accompanying notes are an integral part of these consolidated financial statements.

Wood Sage, LLC and subsidiaries

Consolidated Statements of Member’s Equity (Deficit)

	Members’	Accumulated	Total Members’
	Capital	Earnings (Deficit)	Equity (Deficit)
Balances at January 01, 2022	$—	$(200)	$(200)
Net Income (Loss)	—	(15,228)	(15,228)
Balances at December 31, 2022	—	(15,428)	(15,428)
Capital Contributions from Members	1,878	—	1,878
Net Income (Loss)	—	(517,599)	(517,599)
Balances at December 31, 2023	$1,878	$(533,027)	$(531,149)

The accompanying notes are an integral part of these consolidated financial statements.

Wood Sage, LLC and subsidiaries

Consolidated Statements of Cash Flows

	Year Ended
	December 31,
	2023	2022
Cash Flows from Operating Activities:
Net Income (Loss)	$(517,599)	$(15,228)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(30,759)	—
Inventories	27,988	—
Accounts Payable	22,246	15,228
Accrued Expenses	21,422	—
Due from / to Related parties	595,322	—
Net Cash provided by (used in) Operating Activities	118,620	—
Cash Flows from Investing Activities:
Payments made for Intangible Assets under Development	(133,238)	—
Cash Acquired in Business Combinations	63,303	—
Net Cash provided by (used in) Investing Activities	(69,935)	—
Cash Flows from Financing Activities:
Capital Contributions from Members	1,878	—
Net Cash provided by (used in) Financing Activities	1,878	—
Net Increase (Decrease) in Cash and Cash Equivalents	50,563	—
Cash and Cash Equivalents at the beginning of year	—	—
Cash and Cash Equivalents at the end of year	$50,563	$—

Supplemental disclosure of Non-Cash Investing and Financing Activities:
Note Payable issued for Business Combinations	$1,300,000	$—
Short-Term Advances used to repay Notes Payable on behalf of Company	$225,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

Wood Sage, LLC and subsidiaries

Notes to the Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Wood Sage, LLC (“Wood Sage”, the “Company”) was formed as a limited liability company on June 26, 2014, when the Company’s Articles of Organization became effective upon filing with the Florida Department of State, Division of Corporations (the “DOC”).

The Company’s headquarters are in Tampa, Florida. Its fiscal year ends on December 31.

Acquisitions of CSP and APS

On January 20, 2023, Wood Sage, LLC (“Wood Sage”), Community Specialty Pharmacy, LLC, a Florida limited liability company (“CSP”), and TRxADE HEALTH, Inc., a Delaware corporation(“TRxADE”) entered into a Membership Interest Purchase Agreement (the “CSP MIPA”), pursuant to which TRxADE sold and Wood Sage acquired one hundred percent (100%) of the membership interest it owns in CSP in exchange for (i) One Hundred Thousand Dollars ($100,000) and (ii) all amounts due and payable to TRxADE from Wood Sage under the Master Service Agreement (defined below). In January 2023, Danam and CSP entered into an Amendment to the CSP MIPA, pursuant to which the parties revised the Closing Payment to One Hundred Thousand Dollars ($100,000) plus any amounts owed under the Management Services Agreement (as defined in the CSP MIPA).

On January 20, 2023, Wood Sage, Alliance Pharma Solutions, LLC, a Florida limited liability company (“APS”), and TRxADE entered into a Membership Interest Purchase Agreement (the “APS MIPA”), pursuant to which TRxADE sold and Wood Sage acquired one hundred percent (100%) of the membership interest it owns in APS in exchange for (i) One Hundred Twenty Five Thousand Dollars ($125,000) and (ii) all amounts due and payable to TRxADE from Wood Sage under the Master Service Agreement. In January 2023, Danam and APS entered into an Amendment to the APS MIPA (the “APS MIPA Amendment”), pursuant to which the parties revised the Closing Payment to One Million Two Hundred Thousand Dollars ($1,200,000) plus any amounts owed under the Management Service Agreement (as defined in the APS MIPA).

On May 22, 2023, Wood Sage entered into a non-interest bearing promissory note (“Note”) with Integral (the successor in interest to TRxADE, “Integral”), which is owned by Suren Ajjarapu and Prashant Patel, to satisfy the purchase price under the CSP MIPA. Upon the satisfaction of all closing conditions, the CSP MIPA closed in August 2023 (see below).

On August 22, 2023, Wood Sage entered into a non-interest bearing promissory note (“Note”) with Integral Health pursuant to which Integral made a certain loan to Wood Sage in the amount of $1,300,000 to satisfy the purchase price under the CSP MIPA and APS MIPA. No later than 30 days after a change in control to Wood Sage, the aggregate unpaid principal balance of the Note will be due and payable by Wood Sage.

APS (d.b.a. DelivMeds) is developing a same day Pharma delivery software — Delivmeds.com and invested in SyncHealth MSO, LLC a managed services organization in January 2019, which investment was divested in February 2020. CSP is an accredited independent retail pharmacy with a focus on specialty medications and a community-based model offering home delivery services to patients.

Acquisition of membership interests by Danam Health, Inc.

In January 2023, Danam entered into a Membership Interest Purchase Agreement (the “Wood Sage MIPA”) with Nikul Panchal, an individual resident of the State of Florida (“Seller”). The Seller owns all of the membership interest in Wood Sage, LLC, a Florida limited liability company (the “Company”). Upon the closing of the transaction contemplated in the Wood Sage MIPA, Seller will own one hundred percent (100%) of the membership interests in Community Specialty Pharmacy, LLC (“CSP”) and Alliance Pharma Solutions, LLC (“APS”) which the Seller will sell and Danam will acquire in exchange for (i) Four Hundred Thousand Dollars ($400,000) and (ii) all amounts due and payable to Seller from Danam under the Management Agreement, (the “Closing Payment”).

In January 2023, the parties above entered into an Amendment to the Wood Sage MIPA, pursuant to which the parties revised the Closing Payment to Four Hundred Thousand Dollars ($400,000) plus any amounts owed under the Management Services Agreement (as defined in the Wood Sage MIPA).

Wood Sage, LLC and subsidiaries

Notes to the Consolidated Financial Statements

In April 2023, the parties above entered into an Amendment to the Wood Sage MIPA, pursuant to which the parties revised the closing of the said agreement from April 30, 2023 to September 30, 2024. Upon the closure of the said transaction, Danam will own 100% of the membership interests in the Company as a part of Business combination (Refer Note 8 - Subsequent Events).

Basis of Presentation and Principles of Consolidation

The Company’s fiscal year ends on December 31.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The consolidated financial statements include the accounts of Wood Sage, APS and CSP since their respective acquisitions on August 22, 2023. All inter-company balances and transactions are eliminated on consolidation.

Liquidity

Historically, operations have been funded primarily positive operating cash flows, debt financing and capital contributions from its members. The Company has the ability to maintain the current level of spending or reduce expenditure to maintain operations.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of the Company’s Consolidated Financial Statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of certain assets and liabilities; the reported amounts of revenues and expenses for the periods covered and certain amounts disclosed in the notes to the Consolidated Financial Statements. These estimates are based on information available through the date of the issuance of the Consolidated Financial Statements and actual results could differ from those estimates. Areas requiring significant estimates and assumptions by the Company include, but are not limited to:

●	provisions for income taxes and related valuation allowances and tax uncertainties;
●	recoverability of long-lived assets and their related estimated lives;

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, certificates of deposits and money market funds that are readily convertible into cash, all with original maturity dates of three months or less.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on a first in first out basis. On a quarterly basis, we evaluate inventory for net realizable value using estimates based on historical experience, current or projected pricing trends, specific categories of inventory, age and expiration dates of on-hand inventory and manufacturer return policies. If actual conditions are less favorable than our assumptions, additional inventory write downs may be required, and no reserve is maintained as obsolete or expired inventories are written off. We believe that the inventory valuation provides a reasonable approximation of the current value of inventory. There is no reserve for inventory obsolescence and inventory is not pledged during the periods presented.

Accounts Receivable

The Company’s receivables are from customers and are collectible within 90 days. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence.

Wood Sage, LLC and subsidiaries

Notes to the Consolidated Financial Statements

Intangible Assets under Development

Research expenditure is recognized as an expense and Development expenditure that meets specified criteria is recognized as the cost of an intangible asset. The company has begun capitalizing the expenses related to the app Delivmeds as the management has determined that the Company’s app has crossed the research phase and has begun development.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) as well as other changes in members’ equity that result from transactions and economic events other than those with members. There was no difference between net income (loss) and comprehensive income (loss) presented in the consolidated financial statements for the periods ended December 31, 2023, and December 31, 2022.

Segment Reporting

The Company’s chief operating decision-maker is its Chief Executive Officer, who makes resource allocation decisions and assesses performance based on financial information presented on an aggregate basis. There are no segment managers who are held accountable by the chief operating decision-maker, or anyone else, for any planning, strategy and key decision-making regarding operations. Accordingly, the Company has a single reportable segment and operating segment structure.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The hierarchy is presented down into three levels based on the reliability of the inputs.

Level 1	Quoted prices are available in active markets for identical assets or liabilities.
Level 2

Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

The carrying amounts of cash, accounts receivable, inventories and accounts payable approximate fair value because of the short term nature of these instruments. The company does not have any long term debt.

Revenue Recognition

The Company adopted Accounting Standards Codification (“ASC”) 606 on January 1, 2020, the new accounting guidance on revenue recognition. The Company is in the retail pharmacy business. and fills prescriptions for drugs written by a doctor and recognizes revenue at the time the patient confirms delivery of the prescription. Customer returns are not material. The following are the steps taken to recognize revenue.

Step One: Identify the contract with the customer — The prescription is written by a doctor for a customer and delivered to the Company. The prescription identifies the performance obligations in the contract. The Company fills the prescription and delivers to the Customer the prescription, fulfilling the contract. The collection is probable because there is confirmation that the customer has insurance for the reimbursement to the Company prior to filling of the prescription.

Wood Sage, LLC and subsidiaries

Notes to the Consolidated Financial Statements

Step Two: Identify the performance obligations in the contract — Each prescription is distinct to the Customer.

Step Three: Determine the transaction price — The consideration is not variable. The transaction price is determined to be the price of the prescription at the time of delivery which considers the expected reimbursements from third party payors (e.g., pharmacy benefit managers, insurance companies and government agencies).

Step Four: Allocate the transaction price — The price of the prescription invoiced represents the expected amount of reimbursement from third party payors. There is no difference between contract price and “stand-alone selling price”.

Step Five: Recognize revenue when or as the entity satisfies a performance obligation — Revenue is recognized upon the delivery of the prescription.

Business Combinations

The Company accounts for acquisitions in which it obtains control of one or more businesses as a business combination. The purchase price of the acquired businesses is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recognized as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. If the assets acquired are not a business, the Company accounts for the transaction or other event as an asset acquisition. Under both methods, the Company recognizes the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase.

Goodwill

Goodwill is an asset representing the excess cost over the fair market value of net assets acquired in business combinations. In accordance with Intangibles - Goodwill and Other (Topic 350), goodwill is not amortized but is tested annually for impairment or on an interim basis when indicators of potential impairment exist. Goodwill is tested for impairment at the reporting unit level. The Company’s reporting units discrete financial information is available and management regularly reviews the operating results. For purposes of impairment testing, goodwill is allocated to the applicable reporting units based on the reporting structure.

The Company has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors assessed for each of the applicable reporting units include, but are not limited to, changes in macroeconomic conditions, industry and market considerations, cost factors, discount rates, competitive environments and financial performance of the reporting units. If the qualitative assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, a quantitative test is required.

The Company also has the option to proceed directly to the quantitative test. Under the quantitative impairment test, the estimated fair value of each reporting unit is compared to its carrying value, including goodwill. If the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge equal to the excess would be recognized, up to a maximum amount of goodwill allocated to that reporting unit. Management can resume the qualitative assessment in any subsequent period for any reporting unit.

For 2023, management performed a qualitative impairment assessment of our reporting units, of which there were no indications that it was more likely than not that the fair value of our reporting units were less than their respective carrying values. As such, a quantitative goodwill test was not required, and no goodwill impairment was recognized in 2023.

Concentration of Credit Risks and Major Customers

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents and receivables. The Company places its cash and cash equivalents with financial institutions. Deposits are insured to Federal Deposit

Wood Sage, LLC and subsidiaries

Notes to the Consolidated Financial Statements

Insurance Corp limits. During the years ended December 31, 2023 and 2022, no sales to customers represented greater than 10% of revenue.

Income Taxes

The Company, with the consent of its members, has elected to be taxed as a partnership under both federal and state provisions. Under these provisions, the Company does not pay income taxes on its taxable income. Instead, each member reports on their income tax return their proportionate share of the Company’s taxable income and tax credits.

Recent Accounting Pronouncements

The Company has implemented all new relevant accounting pronouncements that are in effect through the date of these consolidated financial statements. The pronouncements did not have any material impact on the consolidated financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Accounting Pronouncements Recently Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (ASC 326), which provides guidance on measurement of credit losses on financial instruments. This ASU adds a current expected credit loss impairment model to U.S. GAAP that is based on expected losses rather than incurred losses whereby a broader range of reasonable and supportable information is required to be utilized in order to derive credit loss estimates. The effective date of the new guidance as amended by ASU No. 2019-10 is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted ASU 2016-13 effective January 1, 2023 the company determined that the update applied to trade receivables, but there is no material impact to the consolidated financial statements from the adoption of ASU 2016-13.

Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases, to provide guidance for the accounting for leasing transactions. The standard requires the lessee to recognize a lease liability along with a right-of-use asset for all leases with a term longer than one year. A lessee is permitted to make an accounting policy election by class of underlying asset to not recognize the lease liability and related right-of-use asset for leases with a term of one year or less. The provisions of this standard also apply to situations where the Company is the lessor. The Company plans to adopt this new guidance when it acquires any new leases.

Note 2. Going Concern

The Company has a net loss of $517,599 for the year ended December 31,2023 and members’ deficit of $531,149 as of December 31, 2023. The Company’s situation raises a substantial doubt on whether the entity can continue as a going concern in the next twelve months.

The Company’s ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. During the next twelve months, the Company intends to fund its operations through debt and/or equity financing.

There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amount of additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, and operating results. The accompanying consolidated financial statements do not include any adjustments that might result from these uncertainties.

Wood Sage, LLC and subsidiaries

Notes to the Consolidated Financial Statements

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Note 3. Business Combinations

The Company evaluated the acquisitions of APS and CSP pursuant to ASC 805 and ASU 2017-01, Topic 805, Business Combinations. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their estimated respective fair values as of the closing date of the acquisition. Goodwill recognized in connection with this transaction represents primarily the potential economic benefits that the Company believes may arise from the acquisition.

The Company has made an allocation of the purchase price in regard to the acquisition related to the assets acquired and the liabilities assumed as of the purchase date. The following table summarizes the purchase price allocation:

	APS	CSP	Total
Cash and Cash Equivalents	$1,050	$62,253	$63,303
Accounts Receivables	—	43,023	43,023
Inventories	—	71,728	71,728
Prepaid Expenses and Other Assets	—	465	465
Intangible Assets under Development	858,498	—	858,498
Goodwill	404,765	335,443	740,207
Accounts Payable	(64,313)	(192,142)	(256,455)
Other Current Liabilities	—	(220,770)	(220,770)
Purchase Price Consideration	$1,200,000	$100,000	$1,300,000

Goodwill is primarily attributable to the go-to-market synergies that are expected to arise as a result of the acquisition and other intangible assets that do not qualify for separate recognition. The goodwill is not deductible for tax purposes. The results of APS and CSP have been included in the consolidated financial statements since the date of acquisition.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information presents the Company’s financial results as if the APS and CSP acquisitions had occurred as of January 1, 2022. The unaudited pro forma financial information is not necessarily indicative of what the financial results actually would have been had the acquisitions been completed on this date. In addition, the unaudited pro forma financial information is not indicative of, nor does it purport to project, the Company’s future financial results. The unaudited pro forma information does not give effect to any estimated and potential cost savings or other operating efficiencies that could result from the acquisition:

	Year Ended
	December 31,
	2023	2022
Net sales	$1,189,617	$889,379
Net loss	$(1,054,916)	$(515,953)

Wood Sage, LLC and subsidiaries

Notes to the Consolidated Financial Statements

Note 4. Intangible Assets under Development

Intangible assets under development of the company consists of the following:

	December 31,
	2023	2022
Internal development cost - Delivmeds	$991,736	$—

Note 5. Note Payable

On August 22, 2023, Wood Sage entered into a non-interest bearing promissory note (“Note”) with Integral Health pursuant to which Integral made a certain loan to Wood Sage in the amount of $1,300,000 to satisfy the purchase price under the CSP MIPA and APS MIPA. No later than 30 days after a change in control to Wood Sage, the aggregate unpaid principal balance of the Note will be due and payable by Wood Sage. As of the date of these consolidated financial statements, the Note is still outstanding.

Note 6. Related Party Transactions

As of December 31, 2023, the Company’s subsidiaries had $663,114 in amounts due to TRxADE, the Seller. The advances are unsecured, non-interest bearing and due on demand.

As of December 31, 2023, CSP had $67,793 in amounts due from Danam. The advances are unsecured, non-interest bearing and due on demand.

Note 7. Accrued Expenses

Accrued Expenses consist of the following:

	December 31,
	2023	2022
Accrued salaries and wages	$234,526	$—
Accrued professional fees	7,200	—
	$241,726	$—

Note 8. Commitments and Contingencies

From time to time, the Company is involved in legal proceedings arising from the normal course of business activities. The Company, in conjunction with its legal counsel, assesses the need to record a liability for litigation or loss contingencies. A liability is recorded when and if it is determined that such a liability for litigation or loss contingencies is both probable and estimable.

Although the results of legal proceedings and claims cannot be predicted with certainty, the Company is not currently a party to any legal proceedings, which would, individually or in the aggregate, have a material adverse effect on its results of operations, cash flows, or financial position.

Note 9. Subsequent Events

On February 12, 2024, Danam entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Assure Holdings, Corp. (“Assure”) and Assure Merger Corp., a newly formed wholly-owned subsidiary of Assure (“Assure Merger”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by the stockholders of Assure and Danam, Assure Merger will be merged with and into Danam (the “Merger”), with Danam surviving the Merger as a wholly-owned subsidiary of Assure. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

Wood Sage, LLC and subsidiaries

Notes to the Consolidated Financial Statements

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) each share of Danam capital stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the applicable per share portion of the “merger consideration” as set forth in the allocation statement to be delivered pursuant to the Merger Agreement (“merger consideration” is defined in the Merger Agreement to mean a number of shares of common stock of Assure equal to (a) the quotient obtained by dividing (i) the number of shares of Assure capital stock on a fully diluted basis (the “Assure Fully Diluted Share Number”) by (ii) the quotient of (A) the adjusted value of Assure dividend by (B) the sum of the adjusted value of Assure and the adjusted value of Danam, minus (b) the Assure Fully Diluted Share Number minus (c) the number of shares of common stock of Assure the warrants of Danam will become exercisable for upon closing of the Merger); (ii) each outstanding warrant of Danam will be assumed by Assure and become a warrant to purchase an adjusted number of shares of common stock of Assure, at an adjusted exercise price per share but subject to the same terms and conditions as the warrant of Danam.

Following closing of the Merger, the former Assure equity holders immediately before the Merger are expected to own approximately 10% of the outstanding capital stock of the combined company on a fully diluted basis and the equity holders of Danam immediately before the Merger are expected to own approximately 90% of the outstanding capital stock of the combined company on a fully diluted basis.

Upon closing of the Merger, Assure will be renamed Danam Health Holdings Corp. Suren Ajjarapu will serve as Chairman of the Board of Directors and Tim Canning will serve as the Chief Executive Officer of the combined company. The Merger Agreement provides that the Board of Directors of the combined company will be comprised of five members which will be filled upon completion of the Merger to be designated by Danam.

The Merger Agreement contains customary representations, warranties and covenants of Assure and Danam, including covenants relating to the conduct of the business of both Assure and Danam from the date of signing the Merger Agreement through closing of the Merger, obtaining the requisite approval of the stockholders of Assure and Danam and maintain the listing of the common stock of Assure on the NASDAQ Capital Market and applying for the continued listing of Danam after the closing of the Merger on the NASDAQ Capital Market. Under the terms of the Merger Agreement, Assure has also agreed not to solicit from any person an acquisition proposal (as defined in the Merger Agreement) for Assure.

In connection with the Merger, Assure will prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will contain a prospectus and a proxy statement, and will seek the approval of Assure’s stockholders with respect to certain actions, including the following (collectively, the “Assure Stockholder Proposals”):

(i)	the Sale transaction (as defined in the Merger Agreement;
(ii)	the Merger;
(iii)	the change of control of Assure resulting from the transactions contemplated by this Agreement pursuant to the rules of NASDAQ;
(iv)	the post-closing equity plan for Assure;
(v)	the post-closing board composition;
(vi)	an amendment to the certificate of incorporation of Assure to effect a reverse stock split; and
(vii)	an amendment to the certificate of incorporation of Assure to change the name of Assure.

The Board has agreed to recommend the approval of the Assure Stockholder Proposals to the stockholders and to solicit proxies in support of the approval of the Assure Stockholder Proposals at a meeting of the stockholders to be held for that purpose.

The Merger Agreement contains a limited contractual ability for the Board, in accordance with its fiduciary duties to the stockholders, to change its recommendation to the stockholders upon receipt of a superior proposal subject to certain terms and

Wood Sage, LLC and subsidiaries

Notes to the Consolidated Financial Statements

conditions therein, including providing Danam notice of the superior proposal and time to make a counter-proposal to amend the terms of the Merger Agreement.

Under the Merger Agreement, Assure has agreed to maintain certain indemnity rights (including advancing expenses) of the current officers and directors of Assure as they exist in the governing documents of Assure and maintain director and officers insurance for a period of 6 years following the closing of the Merger.

The closing of the Merger is subject to customary closing conditions, including, among other things, (i) the required approval of the stockholders of Assure and Danam, (ii) the accuracy of the representations and warranties of the parties made in the Merger Agreement, subject to materiality qualifiers, (iii) compliance by the parties with their respective covenants under the Merger Agreement, and (iv) the approval of NASDAQ of the continued listing of Danam after the closing of the Merger. Further, closing of the Merger is conditioned on the simultaneous closing of a sale transaction of Assure’s assets. The obligation of Assure is conditioned upon Danam completing acquisition transactions as set forth in the Merger Agreement, including completing the acquisitions of (a) all of the membership interests in Wood Sage, LLC, a Florida limited liability company and (b) all of the membership interests in Wellgistics, set forth in the applicable acquisition transactions agreements, both such acquisition transactions to close prior to or concurrent with the Merger. The obligation of Danam to close the Merger is also subject to satisfaction of certain additional conditions, including, among other things, (i) no Assure material adverse effect, (ii) Assure having performed its obligations under the agreement governing the sale transaction, (iii) Assure completing a wind down of its business, (iv) the reverse split having been consummated, and (v) Assure having a maximum amount of $500,000 in retained liabilities.

Management has evaluated subsequent events through April 24, 2024, the date the consolidated financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

To the members of Wellgistics, LLC.

Opinion on the Consolidated Financial Statements

We have audited the accompanying Consolidated Balance Sheets of Wellgistics, LLC and the Subsidiary (the “Company”) as of December 31, 2023 and 2022, the related Consolidated Statements of Operations and Comprehensive Income (Loss), Consolidated Statements of Members’ Equity and Consolidated Statements of Cash Flows, and the related notes collectively referred to as the “Consolidated Financial Statements”. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2023, and the results of its operations and its cash flows for the period ended December 31, 2023, in conformity with Generally Accepted Accounting Principles of United States of America. We were appointed as the independent auditors of Wellgistics LLC since 2021.

Responsibilities of the Management for the Consolidated Financial Statements

These consolidated financial statements are the responsibility of the Company’s management. In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Wellgistics, LLC’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the applicable rules and regulations of PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have nor we have engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that:

(1)	relate to accounts or disclosures that are material to the consolidated financial statements and
(2)	involved our especially challenging, subjective, or complex judgments.

We determined that there are no critical audit matters.

/s/ Suri & Co., Chartered Accountants

We have served as the Company’s auditors since 2021.

Date: 24th April 2024

Place: Chennai, India

Wellgistics, LLC and Subsidiary

Consolidated Balance Sheets

	December 31,
	2023	2022
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,795,164	$4,234,630
Accounts Receivable, Net	1,309,397	721,710
Inventories, Net	6,731,577	8,391,850
Prepaid Expenses and Other Assets	557,947	112,284
Total Current Assets	10,394,085	13,460,474
Property, Plant and Equipment, Net	549,691	3,519,237
Operating Lease, Right of Use Asset	1,402,596	2,036,682
Goodwill	872,433	872,433
Investments in Unconsolidated Entity	17,671	100,000
Note Receivable	139,770	276,439
Other Assets	24,249	41,015
Total Assets	$13,400,495	$20,306,280
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts Payable	$3,310,333	$2,785,510
Accrued Expenses and Other Liabilities	994,587	252,275
Current Portion of Debt Obligations	5,180,995	5,233,289
Operating – Lease Liability	426,588	524,241
Total Current Liabilities	9,912,503	8,795,315
Long term Debt	136,913	2,713,109
Operating Lease Liability	1,029,865	1,558,915
Total Liabilities	11,079,281	13,067,339
Commitments and Contingencies (Note 11)
Members’ Equity:
Members’ Capital	1,272,838	1,272,838
Members’ Distribution	(32,244,742)	(31,817,767)
Accumulated Earnings (Deficit)	33,293,118	37,783,870
Total Members’ Equity	2,321,214	7,238,941
Total Liabilities and Members’ Equity	$13,400,495	$20,306,280

The accompanying notes are an integral part of these consolidated financial statements.

Wellgistics, LLC and Subsidiary

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year Ended
	December 31,
	2023	2022
Net Sales	$33,182,749	$31,888,349
Cost of Sales	30,519,683	26,162,860
Gross Profit	2,663,066	5,725,489
Operating Expenses:
General and Administrative Expenses	6,612,049	6,540,583
Depreciation	276,376	380,284
Total Operating Expenses	6,888,425	6,920,867
Income (Loss) from Operations	(4,225,359)	(1,195,378)
Other Income (Expense):
Interest Expense, Net	(363,525)	(287,183)
Loss from Unconsolidated Affiliate	(82,329)	(51,942)
Other Income	180,461	—
Gain on Legal Settlement	—	1,818,054
Total Other Income (Expense), Net	(265,393)	1,478,929
Net Income (Loss)	$(4,490,752)	$283,551

The accompanying notes are an integral part of these consolidated financial statements.

Wellgistics, LLC and Subsidiary

Consolidated Statements of Members’ Equity

			Accumulated	Total
	Members’	Members’	Earnings	Members’
	Capital	Distribution	(Deficit)	Equity
Balances at January 01, 2022	$1,272,838	$(30,102,760)	$37,500,319	$8,670,397
Distributions to Members	—	(1,715,007)	—	(1,715,007)
Net Income (Loss)	—	—	283,551	283,551
Balances at December 31, 2022	1,272,838	(31,817,767)	37,783,870	7,238,941
Distributions to Members	—	(426,975)	—	(426,975)
Net Income (Loss)	—	—	(4,490,752)	(4,490,752)
Balances at December 31, 2023	$1,272,838	$(32,244,742)	$33,293,118	$2,321,214

The accompanying notes are an integral part of these consolidated financial statements.

Wellgistics, LLC and Subsidiary

Consolidated Statements of Cash Flows

	Year Ended
	December 31,
	2023	2022
Cash Flows from Operating Activities:
Net Income (Loss)	$(4,490,752)	$283,551
Adjustments to reconcile Net Income (Loss) to net cash used in operating activities:
Depreciation	276,376	380,284
Bad debts	700,612	298,750
Loss from Unconsolidated Affiliate	82,329	51,942
Changes in Operating Assets and Liabilities:
Accounts Receivable	(1,071,048)	(366,324)
Inventories	1,660,273	(1,822,193)
Prepaid Expenses and Other Assets	(445,663)	580,334
Other Assets	16,766	(12,624)
Accounts Payable	547,012	1,055,524
Accrued Expenses and Other Liabilities	742,312	(173,806)
Operating Lease Liability, Net	7,381	—
Net Cash provided by (used in) Operating Activities	(1,974,402)	275,438
Cash flows from Investing Activities:
Incremental investment in Unconsolidated Entities	—	(51,162)
Purchases of Property, Plant and Equipment	(9,432)	(297,009)
Net Cash acquired from Business Combination	—	220,855
Net Cash provided by (used in) Investing Activities	(9,432)	(127,316)
Cash Flows from Financing Activities:
Payments on Term Loan and Notes Payable	(429,914)	(680,127)
Proceeds from Revolving Credit Faciltity	—	4,745,531
Repayments on Revolving Credit Faciltity	—	(5,027,556)
Distributions to Members	(25,720)	(1,715,007)
Net Cash provided by (used in) Financing Activities	(455,634)	(2,677,159)
Net Increase (Decrease) in Cash and Cash Equivalents	(2,439,467)	(2,529,037)
Cash and Cash Equivalents at the beginning of year	4,234,630	6,763,667
Cash and Cash Equivalents at the end of year	$1,795,163	$4,234,630
Supplemental cash flow information:
Cash paid for interest	$420,120	$287,322
Supplemental non-cash investing and financing activities:
Loan transferred during sale of interest in subsidiary	$2,301,347	$—
Asset transferred during sale of interest in subsidiary	$2,702,602	$—
Distribution to member during sale of interest in subsidiary	$401,255	$—
Promissory notes assumed to acquire business	$—	$1,500,000
Shares received as consideration for disposal of a business	$—	$100,000
Notes issued as consideration for disposal of assets	$—	$641,000

The accompanying notes are an integral part of these consolidated financial statements.

WELLGISTICS, LLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Organization and Summary of Significant Accounting Policies

Nature of Operations

Wellgistics, LLC (“Wellgistics”, the “Company”) was organized in 2013 as a limited liability company. Wellgistics is a pharmaceutical company that retails generic and specialty drugs to pharmacies. In 2017, the Company was sold to Strategix Global, LLC (Strategix). On May 1, 2019, Pharm Donkey, LLC (Pharm Donkey) acquired a 20% ownership interest in the Company. Strategix Global, LLC owned the remaining 80% when the transaction occurred. On July 25, 2020, Strategix Global, LLC, purchased the remaining 20% back from Pharm Donkey. As part of the purchase, Wellgistics assigned $2,500,000 of notes receivable to Pharm Donkey.

During 2021 Strategix sold 20% of its interest in Wellgistics to Nomad Capital LLC. Later during May 2022, the ownership agreement was amended, and the ownership was changed to Strategix Global, LLC holding 65%; Nomad Capital LLC holds 20% and the remaining 15% is held by Jouska Holdings LLC.

Later effective from June 2023, the ownership agreement was amended, and the ownership was changed to Strategix Global, LLC holding 60%; Nomad Capital LLC holds 20% and the remaining 20% is held by Jouska Holdings LLC.

Membership Interest Purchase Agreement - Danam Health, Inc. and Wellgistics, LLC

On May 11, 2023, Danam entered into a membership interest purchase agreement (the "Wellgistics MIPA") with Wellgistics, LLC ("Wellgistics"), Strategix, Nomad Capital, LLC , and Jouska Holdings LLC (each, a "Seller" and collectively, "Sellers"). Upon the closing of the transaction contemplated in the Wellgistics MIPA, Sellers will sell and Danam will acquire all of the outstanding membership interests of Wellgistics as a part of the business combination.

The Parties amended the Wellgistics MIPA on August 04, 2023 extending the last day by which the Purchase Agreement ("Amendment") could be consummated to December 26, 2023 and the Parties desire to amend the Purchase Agreement and Amendment to modify such date;

The Parties amended the Wellgistics MIPA on December 26, 2023 extending the last day by which the Purchase Agreement ("Second Amendment") could be consummated to March 29, 2024 and the Parties desire to amend the Purchase Agreement and Amendment to modify such date. (Refer Note 13 - Subsequent Events - Membership Interest Purchase Agreement - Danam Health, Inc. and Wellgistics, LLC).

Basis of Presentation and Principles of Consolidation

The Company’s fiscal year ends on December 31.

The accompanying consolidated financial statements for the period ending December 31, 2023 have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The consolidated financial statements include the accounts of Wellgistics and Norton Aviation LLC the subsidiary it controls. All inter-company balances and transactions are eliminated on consolidation. During the year ended December 31, 2023, the control in the subsidiary has been derecognized as the 100% membership interest has been distributed to its owners.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S.GAAP requires the Company to make estimates and assumptions that affect the reported amounts of certain assets and liabilities; the reported amounts of revenues and expenses for the periods covered and certain amounts disclosed in the notes to the consolidated financial statements. These estimates

WELLGISTICS, LLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

are based on information available through the date of the issuance of the consolidated financial statements and actual results could differ from those estimates. Areas requiring significant estimates and assumptions by the Company include, but are not limited to:

●	fair value of long-term debt and notes receivable;
●	evaluation of goodwill for impairment
●	recoverability of long-lived assets and their related estimated lives;
●	accruals for estimated liabilities such as property tax accruals and litigation settlement accrual;
●	evaluation of equity method investments for impairment; and

Liquidity

Historically, operations have been funded primarily positive operating cash flows, debt financing and capital contributions from its members. The Company has the ability to maintain the current level of spending or reduce expenditure to maintain operations.

Reclassification

Certain prior period amounts have been reclassified to conform to the current period presentation.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) as well as other changes in members’ equity that result from transactions and economic events other than those with members. There was no difference between net income and comprehensive income (loss) presented in the consolidated financial statements for the years ended December 31, 2023 and 2022.

Segment Reporting

The Company’s chief operating decision-maker is its Chief Executive Officer, who makes resource allocation decisions and assesses performance based on financial information presented on an aggregate basis. There are no segment managers who are held accountable by the chief operating decision-maker, or anyone else, for any planning, strategy and key decision-making regarding operations. Accordingly, the Company has a single reportable segment and operating segment structure.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, certificates of deposits and money market funds that are readily convertible into cash, all with original maturity dates of three months or less.

Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable are due from various customers and are shown net of applicable reserves for doubtful accounts as shown on the face of the balance sheet. There were no accounts that had been placed on non-accrual status. The allowance for doubtful accounts has been estimated by management based on historical experience, current market trends and, for larger customer accounts, their assessment of the ability of the customers to pay outstanding balances. Past due balances and other higher risk amounts are reviewed individually for collectability. Changes in circumstances relating to the collectability of accounts receivable may result in the need to increase or decrease the allowance for doubtful accounts in the future. The company provides for 95% of the accounts receivable which are due over the period of 90 days. The Company recognized bad debt expense of $700,612 and $298,750 within general and administrative expenses for the years ended December 31, 2023 and 2022, respectively.

WELLGISTICS, LLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Inventories, Net

Inventory is stated at lower of cost, determined on a first in first out basis (“FIFO”), and net realizable value. Production costs are comprised of direct material and labor and applicable manufacturing overhead. The Company records an inventory reserve for losses associated with excess and obsolete items, which is estimated based on the Company’s current knowledge with respect to inventory levels, planned production, and customer demand. Provisions for excess and obsolete inventory are charged to cost of sales and are permanent reductions to the carrying value of inventory.

Property, Plant and Equipment, Net

Property, plant and equipment, net (“PP&E”) is stated at cost less accumulated depreciation and amortization and any accumulated impairment losses. Depreciation and amortization are computed using the straight‐line method over the assets’ estimated useful lives. The estimated useful lives of PP&E are as follows:

Equipment	—	5 – 10 years
Furniture and Fixtures	—	7 years
Aircraft and Hangar	—	20 years
Software	—	3 – 5 years
Leasehold improvements	—	Shorter of the estimate useful life or remaining lease term

Capitalized costs associated with construction in progress are not depreciated until the related assets are placed into service, at which time the capitalized balance will be transferred to the appropriate account of PP&E. Construction in progress is stated at the lower of cost or fair value, which includes the cost of construction and other direct costs attributable to the construction. The costs are capitalized as incurred or as payments are made pursuant to relevant construction contracts.

Major renewals and improvements are capitalized. Replacements, maintenance and repairs, which do not significantly improve or extend the useful life of the assets, are expensed when incurred.

Upon the sale or retirement of assets, costs and the related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the results of operations.

The Company evaluates its long-lived assets or asset groups for indicators of possible impairment by determining whether there were any triggering events that could impact the Company’s assets. If events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable the Company performs a comparison of the carrying amount to future net undiscounted cash flows expected to be generated by such asset or asset group. Should an impairment exist, the impairment loss is measured based on the excess carrying value of the asset over the asset’s fair value generally determined by estimates of future discounted cash flows.

The Company has not identified any such Impairment losses for the years ended December 31, 2023 and 2022.

Business Combination

The Company accounts for business combinations using the acquisition method of accounting in accordance with Business Combinations (Topic 805), which allocates the fair value of the purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. We engage third-party appraisal firms when appropriate to assist in the fair value determination of intangible assets. Initial purchase price allocations are subject to revisions within the measurement period, not to exceed one year from the date of acquisition. Acquisition-related expenses and transaction costs associated with business combinations are expensed as incurred.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Goodwill

Goodwill is an asset representing the excess cost over the fair market value of net assets acquired in business combinations. In accordance with Intangibles — Goodwill and Other (Topic 350), goodwill is not amortized but is tested annually for impairment or on an interim basis when indicators of potential impairment exist. Goodwill is tested for impairment at the reporting unit level. The Company’s reporting units discrete financial information is available and management regularly reviews the operating results. For purposes of impairment testing, goodwill is allocated to the applicable reporting units based on the reporting structure.

The Company has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors assessed for each of the applicable reporting units include, but are not limited to, changes in macroeconomic conditions, industry and market considerations, cost factors, discount rates, competitive environments and financial performance of the reporting units. If the qualitative assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, a quantitative test is required.

The Company also has the option to proceed directly to the quantitative test. Under the quantitative impairment test, the estimated fair value of each reporting unit is compared to its carrying value, including goodwill. If the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge equal to the excess would be recognized, up to a maximum amount of goodwill allocated to that reporting unit. Management can resume the qualitative assessment in any subsequent period for any reporting unit.

For the years ended December 31,2023 and 2022, management performed a qualitative impairment assessment of our reporting units, of which there were no indications that it was more likely than not that the fair value of our reporting units were less than their respective carrying values. As such, a quantitative goodwill test was not required, and no goodwill impairment was recognized in 2023 and 2022.

Equity method investments

The Company accounts for non-marketable investments using the equity method of accounting if the investment gives the Company the ability to exercise significant influence over, but not control, of an investee. Significant influence generally exists if the investor has an ownership interest representing between 20% and 50% of the voting stock of the investee. Under the equity method of accounting, investments are stated at initial cost and are adjusted for subsequent additional investments and our proportionate share of earnings or losses and distributions. Accordingly, the company has accounted for its investment in Black Bay LLC (“Black Bay”) where it owns 50% of the membership rights under equity method and has accounted for the proportionate share of losses.

Non-marketable investments

Non-marketable investments in which the company neither has a control or exercises significant influence are recorded at cost and adjusted for observable transactions for same or similar investments of the same issuer or impairment events (referred to as the measurement alternative). All gains and losses on privately held equity securities, realized and unrealized, are recorded through gains (losses) on investment in unconsolidated entities net, in the statement of operations.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available

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in the circumstances. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The hierarchy is presented down into three levels based on the reliability of the inputs.

Level 1	Quoted prices are available in active markets for identical assets or liabilities.
Level 2

Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

The carrying amounts of cash, accounts receivable, accounts payable, accrued liabilities and short-term debt approximate their fair value because of the short-term nature of these instruments. The carrying amount of long-term debt approximates fair value because the debt is based on current rates at which the Company could borrow funds with similar maturities.

Income Taxes

The Company, with the consent of its members, has elected to be taxed as a partnership under both federal and state provisions. Under these provisions, the Company does not pay income taxes on its taxable income. Instead, each member reports on their income tax return their proportionate share of the Company’s taxable income and tax credits. The Company’s federal and state income tax returns for 2019 through 2023 are subject to examination (generally for the three years after they are filed) by the Internal Revenue Service and other taxing authorities.

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (ASC 326), which provides guidance on measurement of credit losses on financial instruments. This ASU adds a current expected credit loss impairment model to U.S.GAAP that is based on expected losses rather than incurred losses whereby a broader range of reasonable and supportable information is required to be utilized in order to derive credit loss estimates. The effective date of the new guidance as amended by ASU No. 2019-10 is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted ASU 2016-13 effective January 1, 2023 the company determined that the update applied to trade receivables, but that there no material impact to the consolidated financial statements from the adoption of ASU 2016-13.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2016-2, Leases, to provide guidance for the accounting for leasing transactions. The standard requires the lessee to recognize a lease liability along with a right-of-use asset for all leases with a term longer than one year. A lessee is permitted to make an accounting policy election by class of underlying asset to not recognize the lease liability and related right-of-use asset for leases with a term of one year or less. The provisions of this standard also apply to situations where the Company is the lessor. In March 2019, the FASB issued ASU 2019-01, “Lease (842): Codification improvements.” This updated clarified that entities were exempt from disclosing the effect of the change on income from continuing operations, net income, and related per-share amounts, if applicable, for interim periods after the adoption of Accounting Standards Codification (“ASC”) 842.

The standard was initially effective for annual and interim reporting periods beginning after December 15, 2019. However, in November 2019, the FASB issued ASU 2019-10, “Financial Instruments Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates”, which deferred the effective date of ASU 2016-02 by an additional year. At its April 8, 2020, meeting, the FASB voted to defer the effective date for ASC 842 another year. As such, the Company is required to adopt the new leases standard for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022.

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The Company adopted this new guidance effective January 1, 2022. ASC 842 requires a modified retrospective approach to each lease that existed at the date of initial application as well as leases entered into after that date. The Company has elected to report all leases at the beginning of the period of adoption and not restate its comparative periods. Based on the Company’s lease portfolio, the Company anticipates recognizing a right-of-use asset and a related lease liability on its balance sheet, with an immaterial impact on the Company’s consolidated statement of operations compared to the previous lease accounting guidance.

Practical Expedients Adopted with Topic 842

The Company has elected to adopt the following practical expedients upon the transition date to Topic 842 on January 1, 2022:

●	Transitional practical expedients package: An entity may elect to apply the listed practical expedients as a package to all the leases that commenced before the effective date. The practical expedients are:
●	The entity need not reassess whether any expired or existing contracts are or contains leases;
●	The entity need not reassess the lease classification for expired or existing contracts;
●	The entity need not reassess initial direct costs for any existing leases.

Use of portfolio approach: An entity can apply this guidance to a portfolio of leases with similar characteristics if the entity reasonably expects that the application of the lease model to the portfolio would not differ materially from the application of the lease model to the individual leases in that portfolio. This approach can also be applied to other aspects of the lease’s guidance for which lessees/lessors need to make judgments and estimates, such as determining the discount rate and determining and reassessing the lease term.

●	Short-term lease recognition exemption: Leases with a term of twelve months or less constitute short-term leases and will not be recognized on the balance sheet for all classes of assets. The Company has elected the short-term lease recognition exemption for all classes of assets. The impact of this exemption is that short-term lease cost will be recognized on a straight-line basis over the term.

Lease and non-lease components: As a practical expedient, a lessor may combine lease and non-lease components where the revenue recognition pattern is the same and where the lease component, when accounted for separately, would be considered an operating lease.

Revenue Recognition

Revenue is recognized when control of the promised products or services is transferred to customers, at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those products or services. The new standard supersedes U.S.GAAP guidance on revenue recognition and requires the use of more estimates and judgments than the previous standards. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

Effective January 1, 2020, the Company adopted FASB ASU No. 2014-09, Revenue from Contracts with Customers and the related amendments, which are codified into ASC 606, which establishes a broad principle that requires entities to assess the products or services promised in contracts with customers at contract inception to determine the appropriate unit at which to record revenues, which is referred to as a performance obligation. Revenue is recognized when control of the promised products or services is transferred to customers, at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those products or services. The new standard supersedes U.S.GAAP guidance on revenue recognition and requires the use of more estimates and judgments than the previous standards. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

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ASC 606 may be applied either retrospectively or through the use of a modified-retrospective method. The full retrospective method requires companies to recast each prior reporting period presented as if the new guidance had always existed. Under the modified retrospective method, companies recognize the cumulative effect of initially applying the standard as an adjustment to the opening balance of retained earnings at the date of initial application. The Company adopted ASC 606 on January 1, 2020, using the modified retrospective method, the impact of which was not material to the Company.

To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract was determined to be within the scope of ASC 606, the Company assessed the goods or services promised within each contract and determined those that were performance obligations, and assessed whether each promised good or service was distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. The Company recognizes revenue at the point of sale. The majority of orders are placed via the Company’s website. Customers generally pay by credit card at the time they place their order. The Company does have larger customers to whom they have extended terms for payment. Generally, payments from these customers are due within 30 days of their order being shipped. However, a few customers have been given terms extending out to 45 days.

The Company recognizes revenue when goods are delivered to the customer. The gross product revenues are subject to a variety of deductions, which generally are estimated and recorded in the same period that the revenues are recognized. Such variable consideration represents chargebacks, rebates, sales allowances and sales returns. These deductions represent estimates of the related obligations and, as such, knowledge and judgment are considered when estimating the impact of these revenue deductions on gross sales for a reporting period. All revenue for the Company is recognized at the point-in-time when delivered to customer based on contractual obligations. Any amount collected from customers for goods not yet delivered is recorded as unearned revenue. The company recognizes a refund liability if it receives consideration from a customer and expects to refund some or all of that consideration to the customer. A refund liability is measured at the amount of consideration received (or receivable) for which the company does not expect to be entitled (that is, amounts not included in the transaction price). The refund liability (and corresponding change in the transaction price and, therefore, the contract liability) is updated at the end of each reporting period for changes in circumstances.

Concentration of Credit Risks and Major Customers

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents and receivables. The Company places its cash and cash equivalents with financial institutions. Deposits are insured to Federal Deposit Insurance Corp limits. During the period ended December 31, 2023, and 2022, no sales to customers represented greater than 10% of revenue.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 Accounts Receivable, Net

Accounts receivable, net consist of the following:

	December 31,
	2023	2022
Billed – Third Party	$1,894,103	$976,811
Billed – Affiliates	5,513	5,513
Total Accounts Receivable	1,899,615	982,324
Less: Allowance for Doubtful Accounts	(590,218)	(260,614)
Total Accounts Receivable, Net	$1,309,397	$721,710

Note 4 Inventories, Net

Inventory consists of stock that was purchased in 2020 from First Defense Nasal Screen Corp (“FDNS”). An ongoing legal dispute between the Company and the supplier has been settled where the Company was awarded $ 4.6 million. The award has not been accounted for due to the uncertainty of receipt. Following the bankruptcy filing of FDNS the court awarded the complete possession of the inventory to the Company and Vide the United States Bankruptcy Court order dated March 15, 2023, the entity is in receipt of a monthly plan payment of $3,014 for the FDNS from March 2023 which has been included in the Other income in the Statement of Operations and Comprehensive Income (Loss). The Company reserved 50% of the total inventory value of $6.72 million during the year ended December 31, 2021.

Inventory consists of the following:

	December 31,
	2023	2022
Finished goods	$6,390,049	$5,190,108
FDNS	3,369,953	3,369,953
Inventory reserve	(3,028,425)	(168,211)
Net inventory	$6,731,577	$8,391,850

Note 5 Property, Plant and Equipment, Net

Major classifications of property, plant and equipment consist of the following:

	December 31,
	2023	2022
Aircraft & Hangar	$—	$2,995,000
Leasehold Improvements	766,467	766,467
Equipment	587,996	366,558
Furniture & Fixtures	152,161	152,161
Software	—	28,098
	1,506,624	4,308,284
Less: Accumulated Depreciation	(956,933)	(1,008,155)
	549,691	3,300,129
Construction in Progress	—	219,108
Property, Plant and Equipment, Net	$549,691	$3,519,237

Depreciation expense for the years ended December 31, 2023 and 2022 amounted to $276,376 and $380,284, respectively.

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Construction in progress primarily relates to a refrigeration system being constructed in the Company’s warehouse, was placed into service in the first half of 2023.

Note 6 Accrued Expenses and Other Current Liabilities

Accrued expenses and Other Current Liabilities consist of the following:

	December 31,
	2023	2022
Credit card obligation	$34,748	$108,789
Accrued payroll and vacation	26,598	54,960
Unearned revenue	55,606	66,749
Accrued interest	34,373	7,191
Customer deposits	—	14,586
Total	$151,325	$252,275

Note 7 Lease

The Company elected the package of practical expedients permitted under the transition guidance within the new standard which, among other things, allows companies to carry forward their historical lease classification. The Company made an accounting policy election by class of underlying asset not to recognize the lease liability and related right-of-use asset for leases with a term of one year or less.

The Company has operating leases for administrative offices and warehouse facilities. The leases have remaining lease terms of one year to six years, some of which include options to extend the leases for up to 3 years, and some of which include options to terminate the leases within one year. Options to extend or terminate leases that are considered reasonably certain are included in our determination of the lease term.

The components of lease expense were as follows:

	Year Ended December 31,
	2023	2022
Operating lease cost	$635,384	$498,252
Short-term lease cost	$29,779	$265,589

Supplemental cash flow information related to leases was as follows:

	Year Ended December 31,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for Operating leases	$623,805	$440,912
Right-of-Use Assets obtained in exchange for new Lease Liabilities	$58,374	$2,419,307

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Supplemental balance sheet information related to leases was as follows:

	December 31,
	2023	2022
Operating Leases
Right-of-Use Assets	$1,402,596	$2,036,682
Short-term Lease Liabilities	426,588	524,241
Long-term Lease Liabilities	1,029,864	1,558,915
Total Lease Liabilities	$1,456,452	$2,083,156

Weighted Average Remaining Lease Term (in years)	3.77	4.34
Weighted Average Discount Rate	6.21%	6.21%

Maturities of lease liabilities were as follows at December 31, 2023:

December 31, 2023
2024	$500,388
2025	375,124
2026	329,592
2027	337,831
Thereafter	84,976
Total Lease Payments	1,627,911
Less: Imputed interest	171,459
Total	$1,456,452

Note 8 Debt

Outstanding debt consists of the following:

	December 31,
	2023	2022
Bank loan	$—	$2,294,157
New revolving line of credit	4,774,780	4,745,531
Seller promissory note	543,128	906,710
Total debt	5,317,908	7,946,398
Less: current portion of debt	(5,180,995)	(5,233,289)
Total	$136,913	$2,713,109

Seller Promissory Note

In May 2022, the Company entered into a promissory note agreement with the seller of APD in the amount of $1.2 million. The promissory note was part of the consideration to the Seller in connection with the APD acquisition. The promissory note bears interest at a rate of 2% per annum and will Mature on 1 April 2025. Interest expenses related to the promissory note was immaterial for the year ended December 31, 2023. Accrued interest as of December 31, 2023 was immaterial. As of December 31, 2023 the amount outstanding is $543,128.

Revolving line of credit

In May 2022 the Company entered into a credit agreement for a new line of credit $ 5,000,000 replacing the former line of credit. The new line of credit has a variable interest rate of three months US treasury rate plus 2.75% adjusted for minimum and maximum ceiling rates. As of December 31, 2023 and 2022, the interest rate works out to 8.36% and 6.21%. The line of credit is collateralized

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by Accounts Receivable and Inventory balances. The line of credit is subject to certain specified covenants. The most stringent covenant includes the compliance to certain specified financial ratios. Interest expense related to the line of credit amounted to $420,000 for the year ended December 31, 2023. The outstanding balance on the line of credit as of December 31, 2023 was $4,774,780.

Paycheck protection program

In 2020, the Company obtained a $0.8 million, 2-year loan from a regional bank (the “Lender”) pursuant to the U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) under Title I of the CARES Act. The loan bears interest at 1.0% per annum and no payments were due for the first six months. In accordance with the applicable provisions of the CARES Act, during 2020, the Company filed its forgiveness application (the “Application”) with the Lender. The Company certified in the Application that 100% of the loaned funds were utilized to pay for qualified payroll and payroll related costs, and as such, requested that the entire principal balance be forgiven. The forgiveness application was approved by the lender, and the Company’s loan was extinguished. During the year ended December 31, 2022, the Company recorded other income of $0.8 million in the consolidated statement of operations.

Maturities of the outstanding debt are as follows:

Years ending December 31,
2024	$5,180,995
2025	136,913
Total	$5,317,908

Note 9 Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, accounts payable, accrued liabilities and short-term debt approximate their fair value because of the short-term nature of these instruments. The carrying amount of long-term debt approximates fair value because the debt is based on current rates at which the Company could borrow funds with similar maturities.

Note 10 Investment in Unconsolidated Affiliates

The total share of loss for the year ended December 31, 2022 relating to the Black Bay investment was $62,512, however the amount of loss reported in the consolidated statement of operations is limited to the remaining investment the Company has in Black Bay. The unrecognized losses for Black Bay as of December 31, 2022 is $10,570.

The Company has investments in affiliates that are not consolidated. The balances in these investments as of December 31, 2023 and 2022 are summarized below:

	Black Bay	Gift Health	Total
Balance as at December 31, 2021	$780	$—	$780
Contribution	51,152	100,000	151,152
Share of loss	(51,162)	—	51,162
Balance as at December 31, 2022	—	100,000	100,000
Contribution	—	—	—
Share of loss	—	(82,329)	(82,329)
Balance as at December 31, 2023	$—	$17,671	$17,671

Note 11 Commitment and Contingencies

The Company had an interest in a 2019 class action lawsuit relating to an illegal antitrust scheme, which results in one of the Company’s vendors conspiring with its competitor to overcharge for its medication. The vendor and its co-conspirators which a

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

settlement, where direct purchasers of the medication was able to file a claim and receive a cash payment. In May 2022, the company successfully file a claim and received $1.8 million in settlement. For the period ending December 31, 2022 $1.8 million is recorded as non-operating income in the consolidated statement of operation under gain on legal settlement.

From time to time, the Company is involved in legal proceedings arising from the normal course of business activities. The Company, in conjunction with its legal counsel, assesses the need to record a liability for litigation or loss contingencies. A liability is recorded when and if it is determined that such a liability for litigation or loss contingencies is both probable and estimable. The Company does not record any anticipated gains relating to its litigation or legal claims. The gains are only recorded upon receipt of the settlement.

Although the results of legal proceedings and claims cannot be predicted with certainty, the Company is not currently a party to any legal proceedings, which would, individually or in the aggregate, have a material adverse effect on its results of operations, cash flows, or financial position.

Note 12. Related Party Transactions

The Company is partly owned by a private equity company, Nomad Capital, which has ownership interest in a few numbers of portfolio companies. The Company has had transactions with some of the affiliated companies of Nomad Capital. The transactions for purchases of pharmaceutical supplies are recorded in cost of sales. The purchases from the affiliated companies are sometimes sold below the value sold to a third party. Operating expenses, which include software expenses and marketing expenses, with affiliated companies are recorded within general and administrative expenses. The Company is charged a managerial service fee by its owners, which is recorded within general and administrative expenses. The Company had the following related party balances recorded in accounts payable and accounts receivable.

	December 31,
	2023	2022
Accounts payable (receivable) from affiliates of Nomad Capital	$2,417	$92,157
Acocunts receivable from Affiliates of Company	$5,514	$5,514

The Company had the following transactions with related parties:

	December 31,
	2023	2022
Operating expenses from affiliates of Nomad Capital	$498,111	$466,878

Cost of purchases	—	$135,493
Less: Discount from affiliates	—	(100,061)
Purchases from affiliates of Nomad	—	35,432

Management service fee paid to Normad Capital	$540,000	$105,000
Management service fee paid to Strategix	—	$60,000
Management service fee paid to BBPR	—	$80,000

Note 13. Subsequent Events

Membership Interest Purchase Agreement - Danam Health, Inc. and Wellgistics, LLC

The Parties further amended the Wellgistics MIPA on March 22, 2024 to clarify the language and extend certain deadlines related to Earn-Out Payments and Bonus Payments. Additionally, it has been agreed unilaterally by the Sellers in the event that this Agreement fails to close by August 31,2024, Danam may but is not required to pay Seller a non-refundable sum of One Hundred Fifty Thousand Dollars ($150,000.00) (“Extension Fee”) which shall automatically extend the Closing deadline by thirty (30) days. Buyer may pay the Extension Fee no more than three (3) times for a total of no more than a ninety (90) day extension. The Extension Fee is

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Non-Refundable under any circumstances. The Extension Fee shall be applied to and reduce the cash payable to Sellers at Close if the sale is completed.

Merger Agreement – Danam Health, Inc. and Assure Holdings, Corp.

On February 12, 2024, Danam entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Assure Holdings, Corp. (“Assure”) and Assure Merger Corp., a newly formed wholly-owned subsidiary of Assure (“Assure Merger”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by the stockholders of Assure and Danam, Assure Merger will be merged with and into Danam (the “Merger”), with Danam surviving the Merger as a wholly-owned subsidiary of Assure. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) each share of Danam capital stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the applicable per share portion of the “merger consideration” as set forth in the allocation statement to be delivered pursuant to the Merger Agreement (“merger consideration” is defined in the Merger Agreement to mean a number of shares of common stock of Assure equal to (a) the quotient obtained by dividing (i) the number of shares of Assure capital stock on a fully diluted basis (the “Assure Fully Diluted Share Number”) by (ii) the quotient of (A) the adjusted value of Assure dividend by (B) the sum of the adjusted value of Assure and the adjusted value of Danam, minus (b) the Assure Fully Diluted Share Number minus (c) the number of shares of common stock of Assure the warrants of Danam will become exercisable for upon closing of the Merger); (ii) each outstanding warrant of Danam will be assumed by Assure and become a warrant to purchase an adjusted number of shares of common stock of Assure, at an adjusted exercise price per share but subject to the same terms and conditions as the warrant of Danam.

Following closing of the Merger, the former Assure equity holders immediately before the Merger are expected to own approximately 10% of the outstanding capital stock of the combined company on a fully diluted basis and the equity holders of Danam immediately before the Merger are expected to own approximately 90% of the outstanding capital stock of the combined company on a fully diluted basis.

Upon closing of the Merger, Assure will be renamed Danam Health Holdings Corp. Suren Ajjarapu will serve as Chairman of the Board of Directors and Tim Canning will serve as the Chief Executive Officer of the combined company. The Merger Agreement provides that the Board of Directors of the combined company will be comprised of five members which will be filled upon completion of the Merger to be designated by Danam.

The Merger Agreement contains customary representations, warranties and covenants of Assure and Danam, including covenants relating to the conduct of the business of both Assure and Danam from the date of signing the Merger Agreement through closing of the Merger, obtaining the requisite approval of the stockholders of Assure and Danam and maintain the listing of the common stock of Assure on the NASDAQ Capital Market and applying for the continued listing of Danam after the closing of the Merger on the NASDAQ Capital Market. Under the terms of the Merger Agreement, Assure has also agreed not to solicit from any person an acquisition proposal (as defined in the Merger Agreement) for Assure.

In connection with the Merger, Assure will prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will contain a prospectus and a proxy statement, and will seek the approval of Assure’s stockholders with respect to certain actions, including the following (collectively, the “Assure Stockholder Proposals”):

(i)	the Sale transaction (as defined in the Merger Agreement);
(ii)	the Merger;
(iii)	the change of control of Assure resulting from the transactions contemplated by this Agreement pursuant to the rules of NASDAQ;
(iv)	the post-closing equity plan for Assure;

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(v)	the post-closing board composition;
(vi)	an amendment to the certificate of incorporation of Assure to effect a reverse stock split; and
(vii)	an amendment to the certificate of incorporation of Assure to change the name of Assure.

The Board has agreed to recommend the approval of the Assure Stockholder Proposals to the stockholders and to solicit proxies in support of the approval of the Assure Stockholder Proposals at a meeting of the stockholders to be held for that purpose.

WELLGISTICS, LLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Merger Agreement contains a limited contractual ability for the Board, in accordance with its fiduciary duties to the stockholders, to change its recommendation to the stockholders upon receipt of a superior proposal subject to certain terms and conditions therein, including providing Danam notice of the superior proposal and time to make a counter-proposal to amend the terms of the Merger Agreement.

Under the Merger Agreement, Assure has agreed to maintain certain indemnity rights (including advancing expenses) of the current officers and directors of Assure as they exist in the governing documents of Assure and maintain director and officers insurance for a period of 6 years following the closing of the Merger.

The closing of the Merger is subject to customary closing conditions, including, among other things, (i) the required approval of the stockholders of Assure and Danam, (ii) the accuracy of the representations and warranties of the parties made in the Merger Agreement, subject to materiality qualifiers, (iii) compliance by the parties with their respective covenants under the Merger Agreement, and (iv) the approval of NASDAQ of the continued listing of Danam after the closing of the Merger. Further, closing of the Merger is conditioned on the simultaneous closing of a sale transaction of Assure’s assets. The obligation of Assure is conditioned upon Danam completing acquisition transactions as set forth in the Merger Agreement, including completing the acquisitions of (a) all of the membership interests in Wood Sage, LLC, a Florida limited liability company and (b) all of the membership interests in Wellgistics, LLC, set forth in the applicable acquisition transactions agreements, both such acquisition transactions to close prior to or concurrent with the Merger. The obligation of Danam to close the Merger is also subject to satisfaction of certain additional conditions, including, among other things, (i) no Assure material adverse effect, (ii) Assure having performed its obligations under the agreement governing the sale transaction, (iii) Assure completing a wind down of its business, (iv) the reverse split having been consummated, and (v) Assure having a maximum amount of $500,000 in retained liabilities.

Management has evaluated subsequent events through April 24, 2024, the date the consolidated financial statements were available to be issued.

Community Specialty Pharmacy, LLC

Condensed Balance Sheets

(Unaudited)

	August 21,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$62,253	$14,846
Accounts receivables	43,023	21,727
Inventories	71,728	51,136
Prepaid expenses and other assets	465	3,287
Total assets	$177,469	$90,996
LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$192,143	$78,853
Other current liabilities	220,770	225,978
Total liabilities	412,913	304,831
Commitments and contingencies
Members’ equity (deficit):
Due to parent company	2,280,872	1,799,973
Accumulated deficit	(2,516,316)	(2,013,808)
Total members’ equity (deficit)	(235,444)	(213,835)
Total liabilities and members’ equity (deficit)	$177,469	$90,996

The accompanying notes are an integral part of these financial statements.

Community Specialty Pharmacy, LLC

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

	Period Ended
	August 21,
	2023	2022
Net sales	$850,753	$797,704
Cost of sales	756,575	841,216
Gross profit (loss)	94,178	(43,512)
Operating expenses:
General and administrative expense	596,686	189,892
Total operating expenses	596,686	189,892
Loss from operations	(502,508)	(233,404)
Net loss	$(502,508)	$(233,404)

The accompanying notes are an integral part of these financial statements.

Community Specialty Pharmacy, LLC

Condensed Statements of Members’ Equity

(Unaudited)

	Due to	Accumulated	Total Members’
	Parent Company	Deficit	Equity (Deficit)
Balances at December 31, 2021	$1,579,974	$(1,539,911)	$40,063
Capital contributions from parent company	972,466	—	972,466
Net loss	—	(233,404)	(233,404)
Balances at August 21, 2022	$2,552,440	$(1,773,315)	$779,125
Balances at December 31, 2022	$1,799,973	$(2,013,808)	$(213,835)
Capital contributions from parent company	480,899	—	480,899
Net loss	—	(502,508)	(502,508)
Balances at August 21, 2023	$2,280,872	$(2,516,316)	$(235,444)

The accompanying notes are an integral part of these financial statements.

Community Specialty Pharmacy, LLC

Condensed Statements of Cash Flows

(Unaudited)

	Period Ended
	August 21,
	2023	2022
Cash flows from operating activities:
Net loss	$(502,508)	$(233,404)
Changes in operating assets and liabilities:
Accounts receivables	(21,296)	72,047
Inventories	(20,592)	(920,108)
Prepaid expenses and other assets	2,822	(6,008)
Accounts payable	113,290	27,719
Other current liabilities	(5,208)	82,918
Net cash used in operating activities	(433,492)	(976,836)
Cash flows from financing activities:
Capital contributions from parent company	480,899	972,466
Net cash provided by financing activities	480,899	972,466
Net change in cash and cash equivalents	47,407	(4,370)
Cash and cash equivalents at beginning of period	14,846	63,719
Cash and cash equivalents at end of period	$62,253	$59,349

The accompanying notes are an integral part of these financial statements.

COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

Note 1 Organization and Summary of Significant Accounting Policies

Nature of Operations

Community Specialty Pharmacy, LLC (“CSP”, the “Company”) is an accredited independent retail pharmacy with a focus on specialty medications and a community-based model offering home delivery services to patients.

Basis of Presentation

The Company’s fiscal year ends on December 31, and its fiscal quarters end on March 31, June 30, September 30, and December 31.

The accompanying unaudited condensed financial statements for the period ending 21.08.2023 have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information. Accordingly, these unaudited condensed financial statements do not include all of the information and disclosures required by U.S. GAAP for complete financial statements as certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. The unaudited condensed prepared on the same basis as the audited financial statements.

These unaudited condensed financial statements should be read in conjunction with the entity’s audited financial statements and notes thereto. In the opinion of management, the unaudited condensed financial statements include all normal and recurring adjustments that are considered necessary to present fairly the financial position of the Company and its results of operations and cash flows for the interim periods presented. Operating results for the period ended August 21, 2023 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2023 for any other interim period, or for any other future year.

Use of Estimates

The preparation of the Company’s Financial Statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of certain assets and liabilities; the reported amounts of revenues and expenses for the periods covered and certain amounts disclosed in the notes to the Financial Statements. These estimates are based on information available through the date of the issuance of the financial statements and actual results could differ from those estimates. Areas requiring significant estimates and assumptions by the Company include, but are not limited to:

●	provisions for income taxes and related valuation allowances and tax uncertainties;

Liquidity

Historically, operations have been funded primarily through the infusement of capital by Trxade Health, Inc, the parent company (See Note 4 – Due to Parent Company). The Company has the ability to maintain the current level of spending or reduce expenditures to maintain operations if funding is not available.

Reclassification

Certain prior period amounts have been reclassified to conform to the current year presentation.

Comprehensive Income

Comprehensive income includes net income as well as other changes in members’ equity that result from transactions and economic events other than those with members. There was no difference between net income and comprehensive income presented in the financial statements for the periods ended August 21, 2023, and 2022.

COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

Segment Reporting

The Company’s chief operating decision-maker is its Chief Executive Officer, who makes resource allocation decisions and assesses performance based on financial information presented on an aggregate basis. There are no segment managers who are held accountable by the chief operating decision-maker, or anyone else, for any planning, strategy and key decision-making regarding operations. Accordingly, the Company has a single reportable segment and operating segment structure.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, certificates of deposits and money market funds that are readily convertible into cash, all with original maturity dates of three months or less.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined on a first in first out basis. On a quarterly basis, we evaluate inventory for net realizable value using estimates based on historical experience, current or projected pricing trends, specific categories of inventory, age and expiration dates of on-hand inventory and manufacturer return policies. If actual conditions are less favorable than our assumptions, additional inventory write-downs may be required, and no reserve is maintained as obsolete or expired inventories are written off. We believe that the inventory valuation provides a reasonable approximation of the current value of inventory. There is no reserve for inventory obsolescence and inventory is not pledged during the periods presented.

Accounts Receivable

The Company’s receivables are from customers and are collectible within 90 days. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence.

Revenue

The Company adopted Accounting Standards Codification (“ASC”) 606 on January 1, 2020, the new accounting guidance on revenue recognition. The Company is in the retail pharmacy business. and fills prescriptions for drugs written by a doctor and recognizes revenue at the time the patient confirms delivery of the prescription. Customer returns are not material. The following are the steps taken to recognize revenue.

Step One: Identify the contract with the customer — The prescription is written by a doctor for a customer and delivered to the Company. The prescription identifies the performance obligations in the contract. The Company fills the prescription and delivers to the Customer the prescription, fulfilling the contract. The collection is probable because there is confirmation that the customer has insurance for the reimbursement to the Company prior to filling of the prescription.

Step Two: Identify the performance obligations in the contract — Each prescription is distinct to the Customer.

Step Three: Determine the transaction price — The consideration is not variable. The transaction price is determined to be the price of the prescription at the time of delivery which considers the expected reimbursements from third party payors (e.g., pharmacy benefit managers, insurance companies and government agencies).

Step Four: Allocate the transaction price — The price of the prescription invoiced represents the expected amount of reimbursement from third party payors. There is no difference between contract price and “stand-alone selling price”.

Step Five: Recognize revenue when or as the entity satisfies a performance obligation — Revenue is recognized upon the delivery of the prescription.

COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

Concentration of Credit Risks and Major Customers

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents and receivables. The Company places its cash and cash equivalents with financial institutions. Deposits are insured to Federal Deposit Insurance Corp limits. During the periods ended June 30, 2023 and 2022, no sales to customers represented greater than 10% of revenue.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The hierarchy is presented down into three levels based on the reliability of the inputs.

Level 1	Quoted prices are available in active markets for identical assets or liabilities.
Level 2

Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short term nature of these instruments.

Income Taxes

The Company, with the consent of its members, has elected to be taxed as a partnership under both federal and state provisions. Under these provisions, the Company does not pay income taxes on its taxable income. Instead, each member reports on their income tax return their proportionate share of the Company’s taxable income and tax credits.

Recent Accounting Pronouncements

The Company has implemented all new relevant accounting pronouncements that are in effect through the date of these financial statements. The pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Accounting Pronouncements Recently Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, a comprehensive new revenue recognition standard that supersedes most existing industry-specific guidance. Accounting Standards Codification (“ASC”) 606 creates a framework by which an entity allocates the transaction price to separate performance obligations and recognizes revenue when each performance obligation is satisfied. Under the new standard, entities are required to use judgment and make estimates, including identifying performance obligations in a contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation and determining when an entity satisfies its performance obligations. The standard allows for either “full

COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

retrospective” adoption, meaning that the standard is applied to all of the periods presented with a cumulative catch-up in the earliest period presented, or “modified retrospective” adoption, meaning the standard is applied only to the most current period presented in the financial statements with a cumulative catch-up in the current period. In July and December 2016, the FASB issued various additional authoritative guidance for the new revenue recognition standard. The Company adopted ASC 606 on January 1, 2020, using the modified retrospective method, the impact of which was not material to the Company.

Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases, to provide guidance for the accounting for leasing transactions. The standard requires the lessee to recognize a lease liability along with a right-of-use asset for all leases with a term longer than one year. A lessee is permitted to make an accounting policy election by class of underlying asset to not recognize the lease liability and related right-of-use asset for leases with a term of one year or less. The provisions of this standard also apply to situations where the Company is the lessor. The Company plans to adopt this new guidance when it acquires any new leases.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (ASC 326), which provides guidance on measurement of credit losses on financial instruments. This ASU adds a current expected credit loss impairment model to GAAP that is based on expected losses rather than incurred losses whereby a broader range of reasonable and supportable information is required to be utilized in order to derive credit loss estimates. The effective date of the new guidance as amended by ASU No. 2019-10 is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted ASU 2016-13 effective January 1, 2023 the company determined that the update applied to trade receivables, but that there no material impact to the financial statements from the adoption of ASU 2016-13.

Note 2 Prepaid expenses and other assets

Prepaid expenses and other assets consist of the following:

	August 21,	December 31,
	2023	2022
Prepaid license and fees	$465	$3,287
	$465	$3,287

Note 3 Other current liabilities

Other current liabilities consist of the following:

	August 21,	December 31,
	2023	2022
Accrued salaries and wages	$220,770	$225,978
	$220,770	$225,978

Note 4 Due to Parent Company

Amounts due to parent company consists of consists of the following:

	August 21,	December 31,
	2023	2022
Expenses reimbursement due	$2,280,872	$1,799,973
	$2,280,872	$1,799,973

COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

Note 5 Commitment and Contingencies

From time to time, the Company is involved in legal proceedings arising from the normal course of business activities. The Company, in conjunction with its legal counsel, assesses the need to record a liability for litigation or loss contingencies. A liability is recorded when and if it is determined that such a liability for litigation or loss contingencies is both probable and estimable.

Although the results of legal proceedings and claims cannot be predicted with certainty, the Company is not currently a party to any legal proceedings, which would, individually or in the aggregate, have a material adverse effect on its results of operations, cash flows, or financial position.

Note 6 Subsequent Events

On January 2023, CSP and TRxADE HEALTH, Inc., a Delaware corporation (“TRxADE”) entered into a Membership Interest Purchase Agreement (the “CSP MIPA”), pursuant to which TRxADE sold and Wood Sage acquired one hundred percent (100%) of the membership interest it owns in CSP in exchange for (i) One Hundred Thousand Dollars ($100,000) and (ii) all amounts due and payable to TRxADE from Wood Sage under the Master Service Agreement (defined below). In January 2023, Danam and CSP entered into an Amendment to the CSP MIPA, pursuant to which the parties revised the Closing Payment to One Hundred Thousand Dollars ($100,000) plus any amounts owed under the Management Services Agreement (as defined in the CSP MIPA).

On August 22, 2023, Wood Sage entered into the Note with Integral, which is owned by Suren Ajjarapu and Prashant Patel, to satisfy the purchase price under the CSP MIPA. Upon the satisfaction of all closing conditions, the CSP MIPA closed in August 2023.

COMMUNITY SPECIALTY PHARMACY, LLC

INDEPENDENT AUDITORS’ REPORT

To the members of Community Specialty Pharmacy LLC.

Opinion on the Financial Statements

We have audited the accompanying Balance Sheet of Community Specialty Pharmacy LLC (the “Company”) as of December 31, 2022 and 2021, the related Statement of Operations and Comprehensive Loss, Statement of Cash Flow and Statements of Owner’s Equity, and the related notes collectively referred to as the “Financial Statements”. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2022, and the results of its operations and its cash flows for the period ended December 31, 2022, in conformity with Generally Accepted Accounting Principles of United States of America. We were appointed as the independent auditors of Community Specialty Pharmacy LLC since 2021.

In our report dated May 24th, 2023, we expressed an opinion that the 2022 and 2021 financial statements did not fairly present financial position, results of operations comprehensive loss, and cash flows in conformity with accounting principles generally accepted in the United States of America because of two departures due to which the Financial Statements were materially misstated: the Employee benefit expenses of the company were found to be understated for the years 2022 and 2021 and the Trade Receivables of the company was found to be over-stated for the years 2022 and 2021. As described in Note 2 Restatement of previously issued Financial Statements, the Company restated its 2022 and 2021 financial statements. Accordingly, our present opinion on the 2022 and 2021 financial statements, as presented herein, is different from that expressed in our previous report.

Responsibilities of the Management for the Financial Statement

These financial statements are the responsibility of the Company’s management. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Community Specialty Pharmacy LLC’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the applicable rules and regulations of the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have nor we have engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that:

(1)relate to accounts or disclosures that are material to the financial statements and

(2)involved our especially challenging, subjective, or complex judgments.

We determined that there are no critical audit matters.

/s/ Suri & Co.,Chartered Accountants

We have served as the Company’s auditors since 2021.

Date: 29th August 2023

Place: Chennai, India

COMMUNITY SPECIALTY PHARMACY, LLC

BALANCE SHEETS

	December 31,
	2022	2021
	(As Restated)	(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$14,846	$63,719
Accounts receivable	21,727	111,760
Inventories	51,136	42,494
Prepaid expenses and other assets	3,287	6,682
Total current assets	90,996	224,655
Total assets	$90,996	$224,655
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$78,853	$30,083
Other current liabilities	225,978	154,509
Total current liabilities	304,831	184,592
Total liabilities	304,831	184,592
Commitments and contingencies
Members’ equity
Due to Parent Company	1,799,973	1,579,974
Accumulated deficit	(2,013,808)	(1,539,911)
Total Members’ equity (deficit)	(213,835)	40,063
Total liabilities and members equity	$90,996	$224,655

The accompanying notes are an integral part of these financial statements.

COMMUNITY SPECIALTY PHARMACY, LLC

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year ended December 31,
	2022	2021
	(As Restated)	(As Restated)
Net sales	889,379	1,225,152
Cost of sales	866,014	1,068,367
Gross Profit	23,365	156,785
Operating expenses:
General and administrative expenses	497,262	546,035
Loss from operations	(473,897)	(389,250)
Net loss	(473,897)	(389,250)

The accompanying notes are an integral part of these financial statements.

COMMUNITY SPECIALTY PHARMACY, LLC

STATEMENTS OF MEMBERS’ DEFICIT

	Due to Parent	Accumulated	Total Members’
	Company	Deficit	Deficit
Balance at December 31, 2020	$1,325,731	$(1,150,661)	$175,070
Capital contributions from parent company	254,243	—	254,243
Net loss	—	(389,250)	(389,250)
Balance at December 31, 2021 (As restated)	$1,579,974	$(1,539,911)	$40,063
Capital contributions from parent company	219,999	—	219,999
Net loss	—	(473,897)	(473,897)
Balance at December 31, 2022 (As restated)	$1,799,973	$(2,013,808)	$(213,835)

The accompanying notes are an integral part of these financial statements.

COMMUNITY SPECIALTY PHARMACY, LLC

STATEMENTS OF CASH FLOWS

	December 31,
	2022	2021
	(As Restated)	(As Restated)
Operating activities:
Net loss	$(473,897)	$(389,250)
Changes in operating assets and liabilities
Accounts receivable	90,033	80,446
Inventories	(8,641)	(7,817)
Prepaid expenses and other assets	3,395	(2,692)
Accounts payable	48,769	(100,313)
Other current liabilities	71,469	147,466
Net cash used by operating activities	(268,872)	(272,160)
Financing activities:
Capital contributions from parent company	219,999	254,243
Net cash provided by financing activities	219,999	254,243
Net decrease in cash and cash equivalents	(48,873)	(17,917)
Cash and cash equivalents
Beginning of period	63,719	81,636
End of period	$14,846	$63,719

The accompanying notes are an integral part of these financial statements.

COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO FINANCIAL STATEMENTS

Note 1 Organization and Summary of Significant Accounting Policies

Nature of Operations

Community Specialty Pharmacy, LLC (“CSP”, the “Company”) is an accredited independent retail pharmacy with a focus on specialty medications and a community-based model offering home delivery services to patients.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in all material respects and have been consistently applied in preparing the accompanying financial statements.

Use of Estimates

The preparation of the Company’s Financial Statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of certain assets and liabilities; the reported amounts of revenues and expenses for the periods covered and certain amounts disclosed in the notes to the Financial Statements. These estimates are based on information available through the date of the issuance of the financial statements and actual results could differ from those estimates. Areas requiring significant estimates and assumptions by the Company include, but are not limited to:

●	provisions for income taxes and related valuation allowances and tax uncertainties;
●	accruals for estimated liabilities such as property tax accruals and; litigation settlement accrual;

Liquidity

Historically, operations have been funded primarily through the infusement of capital by Trxade Health, Inc, the Company parent company parent (See Note 6 - Due to Parent Company). The Company has the ability to maintain the current level of spending or reduce expenditures to maintain operations if funding is not available.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Comprehensive Income

Comprehensive income includes net income as well as other changes in members’ equity that result from transactions and economic events other than those with members. There was no difference between net income and comprehensive income presented in the financial statements for the years ended December 31, 2022, and 2021.

Segment Reporting

The Company’s chief operating decision-maker is its Chief Executive Officer, who makes resource allocation decisions and assesses performance based on financial information presented on an aggregate basis. There are no segment managers who are held accountable by the chief operating decision-maker, or anyone else, for any planning, strategy and key decision-making regarding operations. Accordingly, the Company has a single reportable segment and operating segment structure.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, certificates of deposits and money market funds that are readily convertible into cash, all with original maturity dates of three months or less.

COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO FINANCIAL STATEMENTS

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined on a first in first out basis. On a quarterly basis, we evaluate inventory for net realizable value using estimates based on historical experience, current or projected pricing trends, specific categories of inventory, age and expiration dates of on-hand inventory and manufacturer return policies. If actual conditions are less favorable than our assumptions, additional inventory write-downs may be required, and no reserve is maintained as obsolete or expired inventories are written off. We believe that the inventory valuation provides a reasonable approximation of the current value of inventory. There is no reserve for inventory obsolescence and inventory is not pledged during the periods presented.

Accounts Receivable

The Company’s receivables are from customers and are collectible within 90 days. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence.

Revenue

The Company adopted Accounting Standards Codification (“ASC”) 606 on January 1, 2020, the new accounting guidance on revenue recognition. The Company is in the retail pharmacy business. and fills prescriptions for drugs written by a doctor and recognizes revenue at the time the patient confirms delivery of the prescription. Customer returns are not material. The following are the steps taken to recognize revenue.

Step One: Identify the contract with the customer - The prescription is written by a doctor for a customer and delivered to the Company. The prescription identifies the performance obligations in the contract. The Company fills the prescription and delivers to the Customer the prescription, fulfilling the contract. The collection is probable because there is confirmation that the customer has insurance for the reimbursement to the Company prior to filling of the prescription.

Step Two: Identify the performance obligations in the contract - Each prescription is distinct to the Customer.

Step Three: Determine the transaction price - The consideration is not variable. The transaction price is determined to be the price of the prescription at the time of delivery which considers the expected reimbursements from third party payors (e.g., pharmacy benefit managers, insurance companies and government agencies).

Step Four: Allocate the transaction price - The price of the prescription invoiced represents the expected amount of reimbursement from third party payors. There is no difference between contract price and “stand-alone selling price”.

Step Five: Recognize revenue when or as the entity satisfies a performance obligation - Revenue is recognized upon the delivery of the prescription.

Concentration of Credit Risks and Major Customers

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents and receivables. The Company places its cash and cash equivalents with financial institutions. Deposits are insured to Federal Deposit Insurance Corp limits. During the years ended December 31, 2022, no sales to customers represented greater than 10% of revenue.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available

COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO FINANCIAL STATEMENTS

in the circumstances. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The hierarchy is presented down into three levels based on the reliability of the inputs.

Level 1Quoted prices are available in active markets for identical assets or liabilities.

Level 2

Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of the short term nature of these instruments.

Income Taxes

The Company, with the consent of its members, has elected to be taxed as a partnership under both federal and state provisions. Under these provisions, the Company does not pay income taxes on its taxable income. Instead, each member reports on their income tax return their proportionate share of the Company’s taxable income and tax credits.

Recent Accounting Pronouncements

The Company has implemented all new relevant accounting pronouncements that are in effect through the date of these financial statements. The pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases, to provide guidance for the accounting for leasing transactions. The standard requires the lessee to recognize a lease liability along with a right-of-use asset for all leases with a term longer than one year. A lessee is permitted to make an accounting policy election by class of underlying asset to not recognize the lease liability and related right-of-use asset for leases with a term of one year or less. The provisions of this standard also apply to situations where the Company is the lessor. The Company plans to adopt this new guidance when it acquires any new leases.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (ASC 326), which provides guidance on measurement of credit losses on financial instruments. This ASU adds a current expected credit loss impairment model to GAAP that is based on expected losses rather than incurred losses whereby a broader range of reasonable and supportable information is required to be utilized in order to derive credit loss estimates. The effective date of the new guidance as amended by ASU No. 2019-10 is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of adopting this standard, but does not expect the adoption to have a material impact on its Financial Statements.

Note 2 Restatement of previously issued Financial Statements

The Company’s Balance Sheet as of December 31, 2022, and 2021, its Statement of Operations, Statement of Shareholders’ Equity, and Statement of Cash Flows for the year ended December 31, 2022 and 2021, and certain related notes, have been restated to correct errors.

COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO FINANCIAL STATEMENTS

Restatement Background

During the course of independent audit of the 2022 and 2021 financial statements, the Company’s auditor identified errors that resulted in a qualified opinion being issued on the financial statements. The errors identified were determined to be material in the 2022 and 2021 Financial Statements. As a result of these errors, the Company has restated its Financial Statements for the year ended December 31, 2022 and 2021 in accordance with ASC 250, Accounting Changes and Error Corrections (the “restated financial statements”).

Description of Errors

The following are the errors in the previously issued 2022 and 2021 Financial Statements:

1)

Trade Receivables: An error was identified related to the recording of trade receivables as of December 31, 2021. Trade receivables were overstated due to the collectivity of a number of accounts. The error overstated previously reported trade receivables in the December 31, 2021 financials by approximately $114 thousand and understated net loss by approximately the same amount. A similar error was also found in the December 31, 2022 financials relating to trade receivables. The error overstated previously reported trade receivables in the December 31, 2022 financials by approximately $ 58 thousands and understated net loss by approximately same amount.

2)

General and administration expenses: An error was identified in general and administrative expenses (“G&A”) related to the overstatement of trade receivables described in error 1). The bad debt expenses relating to the trade receivables was not recorded in G&A expense in the statement of operations for the year ended December 31, 2021 and 2022. The error understated previously reported G&A expenses and net loss by approximately $114 thousand, and $58 thousand for the year ended December 31, 2021 and 2022 respectively.

3)

General and administration expenses: Another error was identified in G&A expenses related to understating employee benefit expenses reported in G&A expenses in the statement of operations for the year ended December 31, 2021 and 2022. The error understated previously reported G&A expenses and net loss by approximately $147 thousand, and $61 thousand for the year ended December 31, 2021 and 2022 respectively. The accumulative error to G&A expenses including the first G&A error detailed in 2) was an understatement of $261 thousand and $118 thousand for the years ended December 31, 2021 and 2022 respectively.

4)

Other current liabilities: An error was identified in other current liabilities relating to the error described in 3). The error understated previously reported other current liabilities by approximately $147 thousand and $208 thousand as of the ended December 31, 2021 and 2022 respectively.

5)

Revenue: An error was identified related to revenue for the year ended December 31, 2022. The error relating to the overstatement of trade receivables in the December 31, 2021 financial statements was incorrectly adjusted in the revenue reported in the 2022 financials statements. The error understated previously reported revenue by approximately $114 thousand and overstated net loss by the same amount for the year ended December 31, 2022.

6)

Other income: An error was identified related to other income for the year ended December 31, 2021 and 2022. The error related to the reporting of operating revenue as non-operating other income. The error overstated previously reported other income and understated revenue by approximately $24 thousand and $25 thousand for the year ended December 31, 2021 and 2022 respectively.

Description of Restatement Tables

The following tables present a reconciliation from the figures as previously reported to the as restated amounts for the Company’s Balance Sheet, Statement of Operations, Statement of Cash Flows, and Statement of Shareholders’ Equity as of and for the years

COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO FINANCIAL STATEMENTS

ended December 31, 2022 and 2021. The amounts as previously reported were derived from the Company’s previously issued Financial Statements for the year ended December 31, 2022, issued on May 24, 2023 (certain amounts may not add due to rounding):

Community Specialty Pharmacy, LLC

Statement of Operations

	December 31, 2022
	As Previously	Restatement	Restatement
	Reported	Impact	Reference	As Restated
Net sales	$750,503	$138,876	(5),(6)	$889,379
Cost of sales	866,014	—		866,014
Gross Profit	(115,511)	138,876		23,365
Operating expenses:
General and administrative expenses	379,100	118,162	(2),(3)	497,262
Loss from operations	(494,611)	20,714		(473,897)
Other income	24,833	(24,833)	(6)	—
Net loss	$(469,778)	$(4,119)		$(473,897)

Community Specialty Pharmacy, LLC

Statement of Operations

	December 31, 2021
	As Previously	Restatement	Restatement
	Reported	Impact	Reference	As Restated
Net sales	$1,201,149	$24,003	(5),(6)	$1,225,152
Cost of sales	1,068,367	—		1,068,367
Gross Profit	132,782	24,003		156,785
Operating expenses:
General and administrative expenses	285,348	260,687	(2),(3)	546,035
Loss from operations	(152,566)	(236,684)		(389,250)
Other income	24,003	(24,003)	(6)	—
Net loss	$(128,563)	(260,687)		$(389,250)

COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO FINANCIAL STATEMENTS

Community Specialty Pharmacy, LLC

Balance Sheet

	December 31, 2022
	As Previously	Restatement	Restatement
	Reported	Impact	Reference	As Restated
ASSETS
Current assets:
Cash and cash equivalents	$14,846	$—		$14,846
Accounts receivable	79,338	(57,611)	(1)	21,727
Inventories	51,136	—		51,136
Prepaid expenses and other assets	3,287	—		3,287
Total current assets	148,607	(57,611)		90,996
Total assets	$148,607	$(57,611)		$90,996
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$78,853	$—		$78,853
Other current liabilities	18,783	207,195	(3),(4)	225,978
Total current liabilities	97,636	207,195		304,831
Total liabilities	97,636	207,195		304,831
Commitment and contingencies
Members’ equity:
Due to Parent Company	1,799,973	—		1,799,973
Accumulated deficit	(1,749,002)	(264,806)	(1),(2),(3),(5)	(2,013,808)
Total members equity	50,971	(264,806)		(213,835)
Total liabilities and owners’ equity	$148,607	$(57,611)		$90,996

COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO FINANCIAL STATEMENTS

Community Specialty Pharmacy, LLC

Balance Sheet

	December 31, 2021
	As Previously	Restatement	Restatement
	Reported	Impact	Reference	As Restated
ASSETS
Current assets:
Cash and cash equivalents	$63,719	$—		$63,719
Accounts receivable	225,803	(114,043)	(1)	111,760
Inventories	42,494	—		42,494
Prepaid expenses and other assets	6,682	—		6,682
Total current assets	338,698	(114,043)		224,655
Total assets	$338,698	$(114,043)		$224,655
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$30,083	$—		$30,083
Other current liabilities	7,865	146,644	(3),(4)	$154,509
Total current liabilities	37,948	146,644		184,592
Total liabilities	37,948	146,644		184,592
Commitment and contingencies
Owners’ equity:
Due to Parent Company	1,579,974	—		1,579,974
Accumulated deficit	(1,279,224)	(260,687)	(1),(2),(3),(5)	(1,539,911)
Total members’ equity	300,750	(260,687)		40,063
Total liabilities and members’ equity	$338,698	$(114,043)		$224,655

Community Specialty Pharmacy, LLC

Statement of Cashflows

	December 31, 2022
	As Previously	Restatement	Restatement
	Reported	Impact	Reference	As Restated
Operating activities:
Net loss	$(469,778)	(4,119)	(1),(2),(3),(5)	$(473,897)
Changes in operating assets and liabilities
Accounts receivable	146,465	(56,432)	(1)	90,033
Inventories	(8,641)	—		(8,641)
Prepaid expenses and other assets	3,395	—		3,395
Accounts payable	48,769	—		48,769
Other current liabilities	10,918	60,551	(3),(4)	71,469
Net cash used in operating activities	(268,872)	—		(268,872)
Financing activities:
Capital contributions from parent company	219,999	—		219,999
Net cash provided by financing activities	219,999	—		219,999
Net decrease in cash and cash equivalents	(48,873)	—		(48,873)
Cash and cash equivalents	—
Beginning of period	63,719	—		63,719
End of period	$14,846	$—		$14,846

COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO FINANCIAL STATEMENTS

Community Specialty Pharmacy, LLC

Statement of Cashflows

	December 31, 2021
	As Previously	Restatement	Restatement
	Reported	Impact	Reference	As Restated
Operating activities:
Net loss	$(128,563)	$(260,687)	(1) (2),(3),(5)	$(389,250)
Changes in operating assets and liabilities
Accounts receivable	(33,597)	114,043	(1)	80,446
Inventories	(7,817)	—		(7,817)
Prepaid expenses and other assets	(2,692)	—		(2,692)
Accounts payable	(100,313)	—		(100,313)
Other current liabilities	822	146,644	(3),(4)	147,466
Net cash used in operating activities	(272,160)	—		(272,160)
Financing activities:
Capital contributions from parent company	254,243	—		254,243
Net cash provided by financing activities	254,243	—		254,243
Net decrease in cash and cash equivalents	(17,917)	—		(17,917)
Cash and cash equivalents	—
Beginning of period	81,636	—		81,636
End of period	$63,719	$—		$63,719

Community Specialty Pharmacy, LLC

Statement of Owners’ Equity

	As previously restated			As restated
	Due to			Due to
	Parent			Parent
	Members’	Accumulated	Total	Member’s	Accumulated	Total
	Company	Deficit	Equity	Company	Deficit	Deficit
Balance at December 31, 2020	$1,325,731	$(1,150,661)	$175,070	$1,325,731	$(1,150,661)	$175,070
Capital contributions from parent company	254,243		254,243	254,243		254,243
Net loss		(128,563)	(128,563)		(389,250)	(389,250)
Balance at December 31, 2021	1,579,974	(1,279,224)	300,750	1,579,974	(1,539,911)	40,063
Capital contributions from parent company	219,999		219,999	219,999		219,999
Net loss		(469,778)	(469,778)		(473,897)	(473,897)
Balance at December 31, 2022	$1,799,973	$(1,749,002)	$50,971	$1,799,973	$(2,013,808)	$(213,835)

Note 3 Prepaid expenses and other assets

Prepaid expenses and other assets consist of the following:

	December 31,
	2022	2021
Prepaid licenses and fees	3,287	6,682
Prepaid expense and other assets	$3,287	$6,682

COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO FINANCIAL STATEMENTS

Note 4 Other current liabilities

Other current liabilities consist of the following:

	December 31,
	2022	2021
Accrued salary and wages	18,783	7,865
Other current liabilities	$18,783	$7,865

Note 5 Related Party

The Company’s transactions with Trxade and its subsidiaries are considered related party transactions. The Company has historically operated part of Trxade and not as a standalone company and certain of the Company’s transactions entered into the ordinary course business were with Txade and its subsidiaries. Accordingly, certain shared costs have been allocated to the Company by Txade and reflected as expenses in these financial statements and some expenses have been paid on behalf of the Company by Trxade and its subsidiaries. With the exception of Trxade Inc, who is the ultimate parent company, all the companies presented in the table below are wholly owned subsidiaries of Trxade

Related party transaction of consists of the following:

December 31,2022

			Integra	Alliance
	Trxade		Pharma	Pharma	Bonum
	Group	Trxade Inc	Solutions	Solutions	Health Inc
Expenses Incurred by Related Party	$30,280	$294,029	$—	$—	$—
Sales	(10,893)	—	—	—	—
Inter Group transfers	807,445	(916,090)	10,401	4,327	500
	$826,832	$(622,061)	$10,401	$4,327	$500

December 31, 2021

			Integra
	Trxade		Pharma
	Group	Trxade Inc	Solutions
Expenses Incurred by Related Party	$(46,694)	$(203,252)	$(4,548)
Inter Group Transfers	(892.56)	0	1142.56
	$(47,586)	$(203,252)	$(3,405)

Note 6 Due to Parent Company

Amounts due to parent company consists of consists of the following:

	December 31,
	2022	2021
Expense reimbursement dues	1,799,973	1,579,974
Due to Parent Company	$1,799,973	$1,579,974

COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO FINANCIAL STATEMENTS

Note 7 Commitment and Contingencies

From time to time, the Company is involved in legal proceedings arising from the normal course of business activities. The Company, in conjunction with its legal counsel, assesses the need to record a liability for litigation or loss contingencies. A liability is recorded when and if it is determined that such a liability for litigation or loss contingencies is both probable and estimable.

Although the results of legal proceedings and claims cannot be predicted with certainty, the Company is not currently a party to any legal proceedings, which would, individually or in the aggregate, have a material adverse effect on its results of operations, cash flows, or financial position.

Note 8 Subsequent Events

The Company evaluated subsequent events through August 29, 2023, the date at which the Financial Statements were available to be issued.

In January 2023, as part of a business combination between Artemis Strategic Investment Corporation (“Artemis”), a Special Purpose Acquisition Company (“SPAC”), and Danam Health, Inc (“Danam”), with Messrs. Suren Ajjarapu and Prashant Patel as officers, a holding company Wood Sage, LLC (“Wood Sage) will be acquired by Danam to effectuate a business combination acquiring 100% of our outstanding membership interests from Trxade Health, Inc’s (“Trxade”), with Messrs. Suren Ajjarapu and Prashant Patel as officers of TRxADE. On or about January 20, 2023, Wood Sage, Community Specialty Pharmacy, LLC (“CSP”), and TRxADE Health, Inc. (“TRxADE”) entered into a membership interest purchase agreement (“CSP MIPA”), amended January 20, 2023, whereby Wood Sage would buy TRxADE’s 100% membership interest in CSP. Wood Sage would pay $100,000 at closing. On or about January 20, 2023, Wood Sage and CSP entered into a master service agreement (“Wood Sage MSA”), amended on or about January 20, 2023, whereby CSP would manage the operations of CSP through closing.

On August 6, 2023, Danam entered into a Business Combination Agreement (“BCA”), by and among Artemis, ASIC Merger Sub Inc, a wholly owned subsidiary of Artemis (“Merger Sub”), Artemis Sponsor, LLC, a representative for the stockholders of Artemis, Suren Ajjarapu, and Danam Health, Inc. Upon the consummation of the Business Combination Danam will survive and become a wholly owned subsidiary of Artemis, which will be renamed Danam Health Holdings Corporation (“New Danam”). The consummation of the Business Combination is conditioned upon a favorable vote of both Artemis and Danam’s stockholders. As part of the BCA the Company entered into membership interest purchase agreements with Wellgistics, LLC (“Wellgistics”), and Wood Sage, LLC (“Wood Sage”) and its respective selling equity holders to acquire all of the issued and outstanding membership interests of both companies in a transaction that will close immediately prior the business combination of Artemis and Danam.

On August 22, 2023, Wood Sage purchased CSP and Alliance Pharma Solutions, LLC (“APS”) from Integral Health, Inc. (successor in interest to TRxADE). Wood Sage signed a promissory note payable to Integral Health, Inc. in the amount of $1,300,000, due 30 days from closing.

ALLIANCE PHARMACEUTICAL SOLUTIONS, LLC

INDEPENDENT AUDITORS’ REPORT

To the members of Alliance Pharma Solutions LLC.

Opinion on the Financial Statements

We have audited the accompanying Balance Sheet of Community Specialty Pharmacy LLC (the “Company”) as of December 31, 2022 and 2021, the related Statement of Operations and Comprehensive Loss, Statement of Cash Flow and Statements of Owner’s Equity, and the related notes collectively referred to as the “Financial Statements”. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2022, and the results of its operations and its cash flows for the period ended December 31, 2022, in conformity with Generally Accepted Accounting Principles of United States of America. We were appointed as the independent auditors of Community Specialty Pharmacy LLC since 2021.

In our report dated May 24th, 2023, we expressed an opinion that the 2022 financial statements did not fairly present financial position, results of operations and comprehensive loss, and cash flows in conformity with accounting principles generally accepted in the United States of America because of the following departure due to which the Financial Statements were materially misstated; The company had not capitalized expenses relating to Research and development which has crossed the research stage and commenced development. As described in Note 2 Restatement of previously issued Financial Statements, the Company restated its 2022 financial statements. Accordingly, our present opinion on the 2022 financial statements, as presented herein, is different from that expressed in our previous report.

Responsibilities of the Management for the Financial Statement

These financial statements are the responsibility of the Company’s management. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Community Specialty Pharmacy LLC’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the applicable rules and regulations of the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have nor we have engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that:

(1)	relate to accounts or disclosures that are material to the financial statements and
(2)	involved our especially challenging, subjective, or complex judgments.

We determined that there are no critical audit matters.

/s/ Suri & Co.,Chartered Accountants

We have served as the Company’s auditors since 2021.

Date: 29th August 2023

Place: Chennai, India

ALLIANCE PHARMACEUTICAL SOLUTIONS, LLC

BALANCE SHEETS

	December 31,
	2022	2021
	(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$1,419	$1,469
Prepaid expenses and other assets	3,196	1,663
Total current assets	4,615	3,132
Property, plant and equipment, net	—	22,251
Intangible assets under development	567,256	—
Total assets	$571,871	$25,383
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$75,818	$72,294
Total current liabilities	75,818	72,294
Total liabilities	75,818	72,294
Commitments and contingencies (Note 8)
Members’ equity
Due to Parent Company	1,339,053	769,261
Accumulated deficit	(843,000)	(816,172)
Total members’ equity (deficit)	496,053	(46,911)
Total liabilities and members’ equity	$571,871	$25,383

The accompanying notes are an integral part of these financial statements.

ALLIANCE PHARMACEUTICAL SOLUTIONS, LLC

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year ended December 31,
	2022	2021
	(As Restated)
Operating expenses:
Research and development expenses	$1,400	$343,048
General and administrative expenses	24,277	53,768
Depreciation	1,151	5,351
Loss from operations	(26,828)	(402,167)
Net loss	$(26,828)	$(402,167)

The accompanying notes are an integral part of these financial statements.

ALLIANCE PHARMACEUTICAL SOLUTIONS, LLC

STATEMENTS OF MEMBERS’ EQUITY

	Due to Parent	Accumulated	Total Members’
	Company	Deficit	Equity
Balance at December 31, 2020	$421,379	$(414,005)	$7,374
Capital contributions from parent company	347,882	—	347,882
Net loss	—	(402,167)	(402,167)
Balance at December 31, 2021	769,261	(816,172)	$(46,911)
Capital contributions from parent company	569,792	—	569,792
Net loss	—	(26,828)	(26,828)
Balance at December 31, 2022 (As restated)	$1,339,053	$(843,000)	$496,053

The accompanying notes are an integral part of these financial statements.

ALLIANCE PHARMACEUTICAL SOLUTIONS, LLC

STATEMENTS OF CASH FLOWS

	December 31,
	2022	2021
	(As Restated)
Operating activities:
Net loss	$(26,828)	$(402,167)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,151	5,351
Gain/(loss) on asset disposal	(1,900)	422
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,534)	(1,663)
Accounts payable	3,525	72,294
Net cash used in operating activities	(25,586)	(325,763)
Investing activities:
Purchase of vehicle	—	(23,018)
Proceeds from sale of property, plant and equipment	23,000	—
Payments made for intangible assets under development	(567,256)	—
Net cash used in investing activities	(544,256)	(23,018)
Financing activities:
Capital contributions from parent company	569,792	347,882
Net cash provided by financing activities	569,792	347,882
Net decrease in cash and cash equivalents	(50)	(899)
Cash and cash equivalents
Beginning of period	1,469	2,368
End of period	$1,419	$1,469

The accompanying notes are an integral part of these financial statements.

ALLIANCE PHARMACEUTICAL SOLUTIONS, LLC

NOTES TO FINANCIAL STATEMENTS

Note 1 Organization and Summary of Significant Accounting Policies

Nature of Operations

Alliance Pharmaceutical Solutions, LLC (d.b.a. DelivMeds) (“APS”, or the “Company”) has developed a same day Pharma delivery software - Delivmeds.com and invested in SyncHealth MSO, LLC a managed services organization in January 2019, which investment was divested in February 2020. The Company is a wholly owned subsidiary of Trxade Health, Inc, (“Trxade”), with Messrs. Suren Ajjarapu and Prashant Patel as officers of Trxade, and has entered into an agreement to sell the Company (See Note 9 - Subsequent Events)

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in all material respects and have been consistently applied in preparing the accompanying financial statements.

Use of Estimates

The preparation of the Company’s Financial Statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of certain assets and liabilities; the reported amounts of revenues and expenses for the periods covered and certain amounts disclosed in the notes to the Financial Statements. These estimates are based on information available through the date of the issuance of the financial statements and actual results could differ from those estimates. Areas requiring significant estimates and assumptions by the Company include, but are not limited to:

●	provisions for income taxes and related valuation allowances and tax uncertainties;
●	recoverability of long-lived assets and their related estimated lives;

Liquidity

Historically, operations have been funded primarily through the infusion of capital by Trxade Health, Inc, the Company parent company parent (See Note 5 - Due to Parent Company). The Company has the ability to maintain the current level of spending or reduce expenditure to maintain operations if funding is not available.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Comprehensive Income

Comprehensive income includes net income as well as other changes in members’ equity that result from transactions and economic events other than those with members. There was no difference between net income and comprehensive income presented in the financial statements for the years ended December 31, 2022, and 2021.

Segment Reporting

The Company’s chief operating decision-maker is its Chief Executive Officer, who makes resource allocation decisions and assesses performance based on financial information presented on an aggregate basis. There are no segment managers who are held accountable by the chief operating decision-maker, or anyone else, for any planning, strategy and key decision-making regarding operations. Accordingly, the Company has a single reportable segment and operating segment structure.

ALLIANCE PHARMACEUTICAL SOLUTIONS, LLC

NOTES TO FINANCIAL STATEMENTS

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, certificates of deposits and money market funds that are readily convertible into cash, all with original maturity dates of three months or less.

Property, Plant and Equipment, net

Property, plant and equipment, net (“PP&E”) is stated at cost less accumulated depreciation and amortization and any accumulated impairment losses. Depreciation and amortization are computed using the straight‐line method over the assets’ estimated useful lives. The estimated useful lives of PP&E are as follows:

Automobiles and trucks	5 years

Upon the sale or retirement of assets, costs and the related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the results of operations.

The Company evaluates its long-lived assets or asset groups for indicators of possible impairment by determining whether there were any triggering events that could impact the Company’s assets. If events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable the Company performs a comparison of the carrying amount to future net undiscounted cash flows expected to be generated by such asset or asset group. Should an impairment exist, the impairment loss is measured based on the excess carrying value of the asset over the asset’s fair value generally determined by estimates of future discounted cash flows.

The Company has not identified any such impairment losses for the years ended December 31, 2022 and 2021.

Intangible Assets

Research expenditure is recognized as an expense and Development expenditure that meets specified criteria is recognized as the cost of an intangible asset. The company has begun capitalizing the expenses related to the app Delivmeds as the management has determined that the Company’s app has crossed the research phase and has begun development.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The hierarchy is presented down into three levels based on the reliability of the inputs.

Level 1Quoted prices are available in active markets for identical assets or liabilities.

Level 2

Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

The carrying amounts of cash, accounts payable and accrued liabilities approximate their fair value because of the short-term nature of these instruments.

ALLIANCE PHARMACEUTICAL SOLUTIONS, LLC

NOTES TO FINANCIAL STATEMENTS

Income Taxes

The Company, with the consent of its members, has elected to be taxed as a partnership under both federal and state provisions. Under these provisions, the Company does not pay income taxes on its taxable income. Instead, each member reports on their income tax return their proportionate share of the Company’s taxable income and tax credits.

Recent Accounting Pronouncements

The Company has implemented all new relevant accounting pronouncements that are in effect through the date of these financial statements. The pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Accounting Pronouncements Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, a comprehensive new revenue recognition standard that supersedes most existing industry-specific guidance. Accounting Standards Codification (“ASC”) 606 creates a framework by which an entity allocates the transaction price to separate performance obligations and recognizes revenue when each performance obligation is satisfied. Under the new standard, entities are required to use judgment and make estimates, including identifying performance obligations in a contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation and determining when an entity satisfies its performance obligations. The standard allows for either “full retrospective” adoption, meaning that the standard is applied to all of the periods presented with a cumulative catch-up in the earliest period presented, or “modified retrospective” adoption, meaning the standard is applied only to the most current period presented in the financial statements with a cumulative catch-up in the current period. In July and December 2016, the FASB issued various additional authoritative guidance for the new revenue recognition standard. The Company plans to adopt the accounting standard once it starts generating revenue.

In February 2016, the FASB issued ASU No. 2016-02, Leases, to provide guidance for the accounting for leasing transactions. The standard requires the lessee to recognize a lease liability along with a right-of-use asset for all leases with a term longer than one year. A lessee is permitted to make an accounting policy election by class of underlying asset to not recognize the lease liability and related right-of-use asset for leases with a term of one year or less. The provisions of this standard also apply to situations where the Company is the lessor. The Company plans to adopt this new guidance when it acquires any new leases.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (ASC 326), which provides guidance on measurement of credit losses on financial instruments. This ASU adds a current expected credit loss impairment model to GAAP that is based on expected losses rather than incurred losses whereby a broader range of reasonable and supportable information is required to be utilized in order to derive credit loss estimates. The effective date of the new guidance as amended by ASU No. 2019-10 is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of adopting this standard, but does not expect the adoption to have a material impact on its Financial Statements.

Note 2 Restatement of previously issued Financial Statements

The Company’s Balance Sheet as of December 31, 2022, and its Statement of Operations, Statement of Shareholders’ Equity, and Statement of Cash Flows for the year ended December 31, 2022, and certain related notes, have been restated to correct errors.

Restatement Background

During the course of the independent audit of the 2022 financial statements, the Company’s auditor identified errors that resulted in a qualified opinion being issued on the financial statements. The errors identified were determined to be material in the 2022 Financial Statements. As a result of these errors, the Company has restated its Financial Statements for the year ended December 31, 2022, in accordance with ASC 250, Accounting Changes and Error Corrections (the “restated financial statements”).

ALLIANCE PHARMACEUTICAL SOLUTIONS, LLC

NOTES TO FINANCIAL STATEMENTS

Description of Errors

The following are the errors in the previously issued 2022 Financial Statements:

1)

Research and development expenses: An error was identified related to expenses for a research and development (“R&D”) project that had successfully passed the development stage being incorrectly reported as R&D expenses in the in the Statement of Operations. The error overstated previously reported R&D expense and net loss by approximately $45 thousand.

2)

General and administration expenses: An error was identified related to expenses for a research and development (“R&D”) project that had successfully passed the development stage being incorrectly reported as general and administrative (“G&A”) expenses in the Statement of Operations. The error overstated previously reported G&A expenses and net loss by approximately $71 thousand.

3)

Intangible assets under development: An error was identified related to the capitalization of intangible assets under development during the year ended December 31, 2022. The Company inappropriately recorded expenses related to an R&D project that had successfully passed its development stage, whereby were expensed instead of capitalized as required by the General Accepted Accounting Principal. The errors understated previously reported intangible assets under development by approximately $116 thousand.

Description of Restatement Tables

The following tables present a reconciliation from the figures as previously reported to the as restated amounts for the Company’s Balance Sheet, Statement of Operations, Statement of Cash Flows, and Statement of Shareholders’ Equity as of and for the year ended December 31, 2022. The amounts as previously reported were derived from the Company’s previously issued Financial Statements for the year ended December 31, 2022, issued on May 24, 2023 (certain amounts may not add due to rounding):

Alliance Pharmaceutical Solutions, LLC

Statement of Operations

	December 31, 2022
	As Previously	Restatement	Restatement
	Reported	Impact	Reference	As Restated
Operating expenses:
Research and development expenses	$46,787	$(45,387)	(1)	$1,400
General and administrative expenses	95,301	(71,024)	(2)	24,277
Depreciation and amortization	1,151	—		1,151
Loss from operations	(143,239)	116,411		(26,828)
Net loss	$(143,239)	116,411		$(26,828)

ALLIANCE PHARMACEUTICAL SOLUTIONS, LLC

NOTES TO FINANCIAL STATEMENTS

Alliance Pharmaceutical Solutions, LLC

Balance Sheet

	December 31, 2022
	As Previously	Restatement	Restatement
	Reported	Impact	Reference	As Restated
ASSETS
Current assets:
Cash and cash equivalents	$1,419	$—		$1,419
Prepaid expenses and other assets	3,196	—		3,196
Total current assets	4,615	—		4,615
Property, plant and equipment, net	—	—		—
Intangible assets under development	450,845	116,411	(3)	567,256
Total assets	$455,460	$116,411		$571,871
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$75,818	$—		$75,818
Total current liabilities	75,818	—		75,818
Total liabilities	75,818	—		75,818
Commitment and contingencies
Members’ equity:
Due to Parent Company	1,339,053	—		1,339,053
Accumulated deficit	(959,411)	116,411	(1),(2)	(843,000)
Total members’ equity	379,642	116,411		496,053
Total liabilities and members’ equity	$455,460	$116,411		$571,871

ALLIANCE PHARMACEUTICAL SOLUTIONS, LLC

NOTES TO FINANCIAL STATEMENTS

Alliance Pharmaceutical Solutions, LLC

Statement of Cashflows

	December 31, 2022
	As Previously	Restatement	Restatement	As
	Reported	Impact	Reference	Restated
Operating activities:
Net loss	$(143,239)	$116,411	(1),(2)	$(26,828)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,151	—		1,151
Gain on asset disposal	(1,900)	—		(1,900)
Changes in operating assets and liabilities
Prepaid expenses and other assets	(1,534)	—		(1,534)
Accounts payable	3,525	—		3,525
Net cash used in operating activities	(141,997)	116,411		(25,586)
Investing activities:

Proceeds from sale of property, plant and equipment	23,000	—		23,000
Payments made for intangible assets under development	(450,845)	(116,411)	(3)	(567,256)
Net cash used in investing activities	(427,845)	(116,411)		(544,256)
Financing activities:
Capital contributions from parent company	569,792	—		569,792
Net cash provided by financing activities	569,792	—		569,792
Net increase decrease in cash and cash equivalents	(50)	—		(50)
Cash and cash equivalents
Beginning of period	1,469	—		1,469
End of period	$1,419	$—		$1,419

Alliance Pharmaceutical Solutions, LLC

Statement of Owners’ Equity

		As previously reported		As restated
	Due to		Total	Due to		Total
	Parent	Accumulated	Owners’	Parent	Accumulated	Owners’
	Company	deficit	Equity	Company	deficit	Equity
Balance at December 31, 2021	$769,261	$(816,172)	$(46,911)	$769,261	$(816,172)	$(46,911)
Capital contributions from parent company	569,792		569,792	569,792		569,792
Net loss		(143,239)	(143,239)		(26,828)	(26,828)
Balance at December 31, 2022	$1,339,053	$(959,411)	$379,642	$1,339,053	$(843,000)	$496,053

ALLIANCE PHARMACEUTICAL SOLUTIONS, LLC

NOTES TO FINANCIAL STATEMENTS

Note 3 Prepaid expenses and other assets

Prepaid expenses and other assets consist of the following:

	December 31,
	2022	2021
Prepaid software	$2,750	$—
Prepaid industry fees	446	1,663
Prepaid expenses and other assets	$3,196	$1,663

Note 4 Property, Plant and Equipment, net

PP&E consists of the following:

	December 31,
	2022	2021
Automobiles and trucks	$—	$23,018
	—	23,018
Less: Accumulated depreciation	—	(767)
Property, plant and equipment, net	$—	$22,251

Depreciation expenses for the years ended December 31, 2022 and 2021 amounted to $1,151 and $5,351 respectively.

Note 5 Intangible assets under development

Intangible assets under development consist of the following:

	December 31,
	2022	2021
Internal development cost - Delivmeds	567,256	—
Total Intangible assets under development	$567,256	$—

Note 6 Related Party

The Company’s transactions with Trxade and its subsidiaries are considered related party transactions. The Company has historically operated part of Trxade and not as a standalone company and certain of the Company’s transactions entered into the ordinary course business were with Trxade and its subsidiaries. Accordingly, certain shared costs have been allocated to the Company by Trxade and reflected as expenses in these financial statements and some expenses have been paid on behalf of the Company by Trxade and its subsidiaries. With the exception of Trxade Inc, who is the ultimate parent company, all the companies presented in the table below are wholly owned subsidiaries of Trxade.

Related party transaction of consists of the following:

December 31,2022

			Integra	Community
	Trxade		Pharma	Specialty	Bonum
	Group	Trxade Inc	Solutions	Pharmacy	Health Inc
Expenses incurred by related party	23,138	428,936	—	1,749	—
Inter group transfer	764,043	(721,255)	(24,937)	(15,576)	(2,275)
Capital contributions	86,470	10,000	10,000	9,500	—
	873,651	(282,319)	(14,937)	(4,327)	(2,275)

ALLIANCE PHARMACEUTICAL SOLUTIONS, LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

	Trxade		Bonum
	Group	Txade Inc	Health Inc
Expenses incurred by related party	15,385	206,203	2,275
Capital contributions	124,018	—	—
	139,403	206,203	2,275

Note 7 Due to Parent Company

Amounts due to parent company consists of consists of the following:

	December 31,
	2022	2021
Expenses reimbursement due	$1,339,053	$769,261
Due to Parent Company	$1,339,053	$769,261

Note 8 Commitment and Contingencies

From time to time, the Company is involved in legal proceedings arising from the normal course of business activities. The Company, in conjunction with its legal counsel, assesses the need to record liability for litigation or loss contingencies. A liability is recorded when and if it is determined that such a liability for litigation or loss contingencies is both probable and estimable.

Although the results of legal proceedings and claims cannot be predicted with certainty, the Company is not currently a party to any legal proceedings, which would, individually or in the aggregate, have a material adverse effect on its results of operations, cash flows, or financial position.

Note 9 Subsequent Events

The Company evaluated subsequent events through August 29, 2023, the date at which the Financial Statements were available to be issued.

In January 2023, as part of a business combination between Artemis Strategic Investment Corporation (“Artemis”), a Special Purpose Acquisition Company (“SPAC”), and Danam Health, Inc (“Danam”), with Messrs. Suren Ajjarapu and Prashant Patel as officers, a holding company Wood Sage, LLC (“Wood Sage) will be acquired by Danam to effectuate a business combination acquiring 100% of our outstanding membership interests from Trxade Health, Inc’s (“Trxade”). On or about January 20, 2023, Wood Sage, Alliance Pharma Solutions (“APS”), and TRxADE entered into a membership interest purchase agreement (“APS MIPA”), amended on or about January 20, 2023, whereby Wood Sage would buy TRxADE’s 100% membership interest in APS. Wood Sage would pay $1,200,000 at closing. On or about January 20, 2023, Wood Sage and APS entered into a master service agreement (“Wood Sage MSA”), amended on or about January 20, 2023, whereby APS would manage the operations of APS through closing.

On August 6, 2023, Danam entered into a Business Combination Agreement (“BCA”), by and among Artemis, ASIC Merger Sub Inc, a wholly owned subsidiary of Artemis (“Merger Sub”), Artemis Sponsor, LLC, a representative for the stockholders of Artemis, Suren Ajjarapu, and Danam Health, Inc. Upon the consummation of the Business Combination Danam will survive and become a wholly owned subsidiary of Artemis, which will be renamed Danam Health Holdings Corporation (“New Danam”). The consummation of the Business Combination is conditioned upon a favorable vote of both Artemis and Danam’s stockholders. As part of the BCA the Company entered into membership interest purchase agreements with Wellgistics, LLC (“Wellgistics”), and Wood Sage, LLC (“Wood Sage”) and its respective selling equity holders to acquire all of the issued and outstanding membership interests of both companies in a transaction that will close immediately prior the business combination of Artemis and Danam.

On August 22, 2023, Wood Sage purchased APS and Community Specialty Pharmacy, LLC (“CSP”) from Integral Health, Inc. (successor in interest to TRxADE). Wood Sage signed a promissory note payable to Integral Health, Inc. in the amount of $1,300,000, due 30 days from closing.

AlliancePharma Solutions LLC

Condensed Balance Sheets

(Unaudited)

	August 21,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,050	$1,419
Prepaid expenses and other assets	—	3,196
Total current assets	1,050	4,615
Property, plant and equipment, net	—	—
Intangible assets under development	858,498	567,256
Total assets	$859,548	$571,871
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$64,313	$75,818
Total liabilities	64,313	75,818
Commitments and contingencies
Members equity:
Due to parent company	1,673,044	1,339,053
Accumulated deficit	(877,809)	(843,000)
Total members’ equity	795,235	496,053
Total liabilities and members’ equity	$859,548	$571,871

The accompanying notes are an integral part of these financial statements.

Alliance Pharma Solutions LLC

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

	Period Ended
	August 21,
	2023	2022
Operating expenses:
Research and development expenses	$375	$950
General and administrative expenses	34,434	13,113
Depreciation	—	1,151
Total operating expenses	34,809	15,214
Loss from operations	(34,809)	(15,214)
Net loss	$(34,809)	$(15,214)

The accompanying notes are an integral part of these financial statements.

Alliance Pharma Solutions LLC

Condensed Statements of Members’ Equity

(Unaudited)

	Due to	Accumulated	Total Members’
	Parent Company	Deficit	Equity
Balances at December 31, 2021	$769,261	$(816,172)	$(46,911)
Capital contributions from parent company	444,433	—	444,433
Net loss	—	(15,214)	(15,214)
Balances at August 21, 2022	$1,213,694	$(831,386)	$382,308
Balances at December 31, 2022	$1,339,053	$(843,000)	$496,053
Capital contributions from parent company	333,991	—	333,991
Net loss	—	(34,809)	(34,809)
Balances at August 21, 2023	$1,673,044	$(877,809)	$795,235

The accompanying notes are an integral part of these financial statements.

Alliance Pharma Solutions LLC

Condensed Statements of Cash Flows

(Unaudited)

	Period Ended
	August 21,
	2023	2022
Cash flows from operating activities:
Net loss	$(34,809)	$(15,214)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	—	1,151
Gain on asset disposal	—	(1,900)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	3,196	(4,770)
Accounts payable	(11,505)	(47,791)
Net cash used in operating activities	(43,118)	(68,524)
Cash flows from investing activities:
Sale of fixed assets	—	23,000
Payments made for intangible assets under development	(291,242)	(398,691)
Net cash used in investing activities	(291,242)	(375,691)
Cash flows from financing activities:
Capital contribution from member	333,991	444,433
Net cash provided by financing activities	333,991	444,433
Net change in cash and cash equivalents	(369)	218
Cash and cash equivalents at beginning of period	1,419	1,469
Cash and cash equivalents at end of period	$1,050	$1,687

The accompanying notes are an integral part of these financial statements.

ALLIANCEPHARMA SOLUTIONS LLC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies

Alliance Pharmaceutical Solutions, LLC (d.b.a. DelivMeds) (“APS”, or the “Company”) has developed a same day Pharma delivery software — Delivmeds.com and invested in SyncHealth MSO, LLC a managed services organization in January 2019, which investment was divested in February 2020. The Company is a wholly owned subsidiary of Trxade Health, Inc, (“Trxade”) and has entered into an agreement to sell the Company (See Note 6 - Subsequent Events).

Basis of Presentation

The Company’s fiscal year ends on December 31.

The accompanying unaudited condensed financial statements for the interim period ending June 30, 2023 have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information. Accordingly, these unaudited condensed financial statements do not include all of the information and disclosures required by U.S. GAAP for complete financial statements as certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. The unaudited condensed prepared on the same basis as the audited financial statements.

These unaudited condensed financial statements should be read in conjunction with the entity’s audited financial statements and notes thereto. In the opinion of management, the unaudited condensed financial statements include all normal and recurring adjustments that are considered necessary to present fairly the financial position of the Company and its results of operations and cash flows for the interim periods presented. Operating results for the period ended August 31, 2023 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2023 for any other interim period, or for any other future year.

Use of Estimates

The preparation of the Company’s Financial Statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of certain assets and liabilities; the reported amounts of revenues and expenses for the periods covered and certain amounts disclosed in the notes to the Financial Statements. These estimates are based on information available through the date of the issuance of the financial statements and actual results could differ from those estimates. Areas requiring significant estimates and assumptions by the Company include, but are not limited to:

●	provisions for income taxes and related valuation allowances and tax uncertainties;
●	recoverability of long-lived assets and their related estimated lives;

Liquidity

Historically, operations have been funded primarily through the infusement of capital by Trxade Health, Inc, the Company’s parent company. The Company has the ability to maintain the current level of spending or reduce expenditures to maintain operations if funding is not available.

Reclassification

Certain prior period amounts have been reclassified to conform to the current year presentation.

Comprehensive Income

Comprehensive income includes net income as well as other changes in members’ equity that result from transactions and economic events other than those with members. There was no difference between net income and comprehensive income presented in the financial statements for the periods.

ALLIANCEPHARMA SOLUTIONS LLC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

Segment Reporting

The Company’s chief operating decision-maker is its Chief Executive Officer, who makes resource allocation decisions and assesses performance based on financial information presented on an aggregate basis. There are no segment managers who are held accountable by the chief operating decision-maker, or anyone else, for any planning, strategy and key decision-making regarding operations. Accordingly, the Company has a single reportable segment and operating segment structure.

Intangible Assets

Research expenditure is recognized as an expense and Development expenditure that meets specified criteria is recognized as the cost of an intangible asset. The company has begun capitalizing the expenses related to the app Delivmeds as the management has determined that the Company’s app has crossed the research phase and has begun development.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, certificates of deposits and money market funds that are readily convertible into cash, all with original maturity dates of three months or less.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The hierarchy is presented down into three levels based on the reliability of the inputs.

Level 1	Quoted prices are available in active markets for identical assets or liabilities.
Level 2

Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

The carrying amounts of cash, accounts payable and accrued liabilities approximate fair value because of the short term nature of these instruments.

Income Taxes

The Company, with the consent of its members, has elected to be taxed as a partnership under both federal and state provisions. Under these provisions, the Company does not pay income taxes on its taxable income. Instead, each member reports on their income tax return their proportionate share of the Company’s taxable income and tax credits.

Recent Accounting Pronouncements

The Company has implemented all new relevant accounting pronouncements that are in effect through the date of these financial statements. The pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

ALLIANCEPHARMA SOLUTIONS LLC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

Accounting Pronouncements Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, a comprehensive new revenue recognition standard that supersedes most existing industry-specific guidance. Accounting Standards Codification (“ASC”) 606 creates a framework by which an entity allocates the transaction price to separate performance obligations and recognizes revenue when each performance obligation is satisfied. Under the new standard, entities are required to use judgment and make estimates, including identifying performance obligations in a contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation and determining when an entity satisfies its performance obligations. The standard allows for either “full retrospective” adoption, meaning that the standard is applied to all of the periods presented with a cumulative catch-up in the earliest period presented, or “modified retrospective” adoption, meaning the standard is applied only to the most current period presented in the financial statements with a cumulative catch-up in the current period. In July and December 2016, the FASB issued various additional authoritative guidance for the new revenue recognition standard. The Company plans to adopt the accounting standard once it starts generating revenue.

In February 2016, the FASB issued ASU No. 2016-02, Leases, to provide guidance for the accounting for leasing transactions. The standard requires the lessee to recognize a lease liability along with a right-of-use asset for all leases with a term longer than one year. A lessee is permitted to make an accounting policy election by class of underlying asset to not recognize the lease liability and related right-of-use asset for leases with a term of one year or less. The provisions of this standard also apply to situations where the Company is the lessor. The Company plans to adopt this new guidance when it acquires any new leases.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (ASC 326), which provides guidance on measurement of credit losses on financial instruments. This ASU adds a current expected credit loss impairment model to GAAP that is based on expected losses rather than incurred losses whereby a broader range of reasonable and supportable information is required to be utilized in order to derive credit loss estimates. The effective date of the new guidance as amended by ASU No. 2019-10 is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company plans to adopt this new guidance as and when situation arises.

Note 2 Prepaid Expenses

Prepaid expenses of the company consists of the following,

	August 21,	December 31,
	2023	2022
Prepaid software	$—	$2,750
Prepaid industry fees	—	446
	$—	$3,196

Note 3 Intangible Assets under Development

Intangible assets under development of the company consists of the following,

	August 21,	December 31,
	2023	2022
Internal development cost - Delivmeds	$858,498	$567,256
	$858,498	$567,256

ALLIANCEPHARMA SOLUTIONS LLC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

Note 4 Dues to Parent Company

Dues to parent company consists of the following,

	August 21,	December 31,
	2023	2022
Expenses reimbursement due	$1,673,044	$1,339,053
	$1,673,044	$1,339,053

Note 5 Commitments and Contingencies

From time to time, the Company is involved in legal proceedings arising from the normal course of business activities. The Company, in conjunction with its legal counsel, assesses the need to record a liability for litigation or loss contingencies. A liability is recorded when and if it is determined that such a liability for litigation or loss contingencies is both probable and estimable.

Although the results of legal proceedings and claims cannot be predicted with certainty, the Company is not currently a party to any legal proceedings, which would, individually or in the aggregate, have a material adverse effect on its results of operations, cash flows, or financial position.

Note 6 Subsequent Events

In January 2023, Wood Sage, Alliance Pharma Solutions, LLC, a Florida limited liability company (“APS”), and TRxADE entered into a Membership Interest Purchase Agreement (the “APS MIPA”), pursuant to which TRxADE sold and Wood Sage acquired one hundred percent (100%) of the membership interest it owns in APS in exchange for (i) One Hundred Twenty Five Thousand Dollars ($125,000) and (ii) all amounts due and payable to TRxADE from Wood Sage under the Master Service Agreement. In January 2023, Danam and APS entered into an Amendment to the APS MIPA (the “APS MIPA Amendment”), pursuant to which the parties revised the Closing Payment to One Million Two Hundred Thousand Dollars ($1,200,000) plus any amounts owed under the Management Service Agreement (as defined in the APS MIPA).

On August 22, 2023, Wood Sage entered into the Note with Integral, which is owned by Suren Ajjarapu and Prashant Patel, to satisfy the purchase price under the APS MIPA. Upon the satisfaction of all closing conditions, the APS MIPA closed in August 2023.

ANNEX A

THE MERGER AGREEMENT

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ASSURE HOLDINGS CORP.,

ASSURE ACQUISITION CORP.

AND

DANAM HEALTH, INC.

DATED AS OF FEBRUARY 12, 2024

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 12, 2024, is made by and among Assure Holdings Corp., a Nevada corporation (“Acquirer”), Assure Acquisition Corp., a Delaware corporation and wholly owned direct Subsidiary of Acquirer (“Merger Sub”), and Danam Health, Inc., a Delaware corporation (the “Company”). Each of Acquirer, Merger Sub and the Company may be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Company is a healthcare technology and pharmaceutical logistics company that provides patient-centric mobile applications that empower consumers to take control of their prescription fulfillment and overall health while increasing market access and preserving price transparency for pharmaceutical products (the “Company Business”)

WHEREAS, upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving company and continue its existence under the General Corporation Law of the State of Delaware (as amended, the “DGCL”) as a wholly owned subsidiary of Acquirer;

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that the Merger will be treated as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code or as an exchange to which Section 351 of the Code applies;

WHEREAS, the board of directors of Acquirer (the “Acquirer Board”) has unanimously: (a) determined that this Agreement, the Ancillary Documents and the Transactions are fair to and in the best interests of the Acquirer Stockholders; (b) approved and declared advisable this Agreement, the Ancillary Documents and the Transactions; (c) directed that this Agreement be submitted to the Acquirer Stockholders for adoption; and (d) resolved to recommend to the Acquirer Stockholders adoption of this Agreement and the Ancillary Documents and approval of the Transactions, in each case, in accordance with Nevada Law (the “Acquirer Board Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that this Agreement, the Ancillary Documents and the Transactions are fair to and in the best interests of the Company Stockholders; (b) approved and declared advisable this Agreement, the Ancillary Documents and the Transactions; (c) directed that this Agreement be submitted to the Company Stockholders for adoption; and (d) resolved to recommend to the Company Stockholders adoption of this Agreement and the Ancillary Documents and approval of the Transactions, in each case, in accordance with Delaware Law;

WHEREAS, within seven (7) days of the execution and delivery of this Agreement, and as a condition and material inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, the Company is delivering to Acquirer and Merger Sub the Support Agreement, duly executed by the Approving Company Stockholders; and

WHEREAS, within seven (7) days of the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, Acquirer is delivering to the Company the Support Agreement, duly executed by the Acquirer Supporting Stockholders.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1    Definitions.    As used in this Agreement, the following terms have the respective meanings set forth below.

“Acquirer Capital Stock” means, collectively, the Acquirer Common Stock.

“Acquirer Common Stock” means the common stock, par value $0.001 per share, of Acquirer.

“Acquirer Common Stockholder” means a holder of Acquirer Common Stock.

“Acquirer Convertible Notes” means outstanding convertible notes of the Acquirer convertible into Acquirer Common Stock.

“Acquirer Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Acquirer on the date of this Agreement.

“Acquirer Employee Benefit Plan” means each compensatory arrangement (including, without limitation, each (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA); and (b) stock option plan, stock purchase plan, or any other equity or equity-based compensation; bonus or incentive plan; severance pay plan, program, or arrangement; deferred compensation arrangement or agreement; employment agreement; compensation plan, program, agreement, or arrangement; change in control plan, program, or arrangement; supplemental income arrangement; retention; retirement; welfare; vacation; fringe benefit; or other compensation or employee benefit plan, program, policy, agreement, or arrangement not described in (a)) that any Acquirer Group Member maintains, sponsors or contributes to, or has (or could reasonably be expected to have) any obligation to contribute to, or under or with respect to which any Acquirer Group Member has (or could reasonably be expected to have) any Liability, contingent or otherwise (including as an ERISA Affiliate).

“Acquirer Equity Plans” means Acquirer’s equity and stock option plans, as adopted or amended through to the date hereof, including but not limited to, the Acquirer’s Amended 2020 Stock Option Plan, the Acquirer’s 2020 Equity Incentive Plan, the Acquirer’s 2021 Stock Incentive Plan and the Acquirer’s 2021 Employee Stock Purchase Plan, each as amended from time to time.

“Acquirer Fully Diluted Share Number” means, as of immediately prior to the Effective Time, and after giving effect to the Reverse Split, the sum of (a) the number of issued and outstanding shares of Acquirer Capital Stock (including all Acquirer Restricted Stock Awards, if any) as of immediately prior to the Effective Time, plus (b) the number of shares of Acquirer Common Stock underlying all Acquirer Stock Options, if any, outstanding as of immediately prior to the Effective Time, plus (c) the number of shares of Acquirer Common Stock underlying all Acquirer Restricted Stock Units, if any, outstanding as of immediately prior to the Effective Time, plus (d) the number of shares of Acquirer Common Stock underlying all Acquirer Warrants outstanding immediately prior to the Effective Time, plus (e) the number of shares of Acquiror Common Stock to be issued upon giving effect to Exchange Agreements immediately following the Effective Time.

“Acquirer Fundamental Representations” means the representations and warranties set forth in the first sentence of Section 5.1(a) and the second sentence of Section 5.1(c) (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Authority), Section 5.4(a) (SEC Reports), Section 4.5(b)(i) (Consents and Requisite Government Approvals; No Violations), Section 4.19 (Brokers), and Section 5.26 (Sale Transaction and Wind Down).

“Acquirer Group” means Acquirer and its Subsidiaries.

“Acquirer Group Member” means Acquirer or one of its Subsidiaries, as applicable.

“Acquirer Impairment Effect” any Effect that, individually or in the aggregate, would reasonably be expected to prevent or materially impair the ability of the Acquirer Parties to consummate the Transactions.

“Acquirer Intellectual Property” means the Acquirer Owned Intellectual Property and Acquirer Licensed Intellectual Property.

“Acquirer IT Systems” means all information technology assets, Software, computer and information technology systems and infrastructure, servers, networks, devices, mobile devices, databases, websites, computer hardware and equipment, interfaces, platforms, telecommunications systems and related infrastructure and facilities, and peripherals that are owned, licensed, leased, used, or held for use, by any Acquirer Group Member.

“Acquirer Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Acquirer Group Member.

“Acquirer Legacy Business” means the provision of neuromonitoring services and remote neuromonitoring services and any services of the Acquirer Group related or ancillary thereto.

“Acquirer Licensed Intellectual Property” means Intellectual Property Rights that are licensed, permitted for use or otherwise provided by a third party to any Acquirer Group Member, including, for clarity, all Intellectual Property Rights subject to any Acquirer Inbound Licenses.

“Acquirer Material Adverse Effect” means, any Effect that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or condition (whether financial or otherwise) of the Acquirer Group, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether an Acquirer Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change in applicable Laws (including Pandemic Measures) or GAAP or any official interpretation thereof after the date of this Agreement, (b) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, or any change generally affecting the economy or the industry in which any Acquirer Group Member operates, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, the Ancillary Documents and the Transactions, including the impact thereof on the relationships, contractual or otherwise, of any Acquirer Group Member, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) the compliance with the express terms of this Agreement, the Ancillary Documents and the Transactions or the taking of any action expressly required by this Agreement, the Ancillary Documents and the Transaction; provided, that Acquirer shall have complied with Section 6.1 prior to its compliance with the express terms of the Sale Transaction Agreements or the taking of any action expressly required by the Sale Transaction, (e) any strike, embargo, labor disturbance, riot, protests, cyberterrorism event, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, meteorological event or other natural disaster, act of God or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (f) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, any Acquirer Group Member operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (g) any failure of the Acquirer Group, taken as a whole, to meet any projections, forecasts or budgets (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (g)); provided that in the case of clauses (a), (b), (e) and (f) such Effects may be taken into account in determining the existence of an Acquirer Material Adverse Effect to the extent (but only to the extent) that such Effects have had a disproportionate impact on the Acquirer Parties, taken as a whole, as compared to other industry participants in the industries or markets in which Acquirer operates.

“Acquirer Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any Acquirer Group Member, including, for clarity, Acquirer Registered Intellectual Property.

“Acquirer Parties” means Acquirer and Merger Sub, individually and as a group.

“Acquirer Post-Closing Percentage” means the percentage equal to the quotient of (a) the Adjusted Acquirer Valuation, divided by (b) the sum of (x) the Adjusted Acquirer Valuation and (y) the Adjusted Company Valuation.

“Acquirer PPP Loan” means that certain unsecured loan under the United States Small Business Administration Paycheck Protection Program (“PPP”) pursuant to the CARES Act in the amount of $1.7 million.

“Acquirer Real Property Leases” means all leases, sub-leases, licenses, sub-licenses or other agreements, in each case, pursuant to which the Acquirer Group leases, sub-leases, uses or occupies any real property and all amendments, modifications and supplements thereto.

“Acquirer Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by any Acquirer Group Member.

“Acquirer Restricted Stock Awards” means awards of restricted shares of Acquirer Common Stock issued pursuant to Acquirer Equity Plans.

“Acquirer Restricted Stock Units” means restricted stock units of Acquirer that may be settled in shares of Acquirer Common Stock issued pursuant to Acquirer Equity Plans.

“Acquirer SEC Reports” means all statements, forms, reports and documents required to be filed or furnished by Acquirer prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws (together with any exhibits and schedules thereto and other information incorporated by reference therein, and as they have been supplemented, modified or amended since the time of filing).

“Acquirer Software” means all proprietary Software owned or purported to be owned by any Acquirer Group Member, including any under development.

“Acquirer Stock Options” means options to acquire shares of Acquirer Common Stock from Acquirer issued pursuant to Acquirer Equity Plans.

“Acquirer Stockholder Approval” means the approval of all Acquirer Stockholder Approval Matters by the holders of the requisite number of shares of Acquirer Capital Stock entitled to vote thereon, in accordance with the Governing Documents of Acquirer, applicable Law and the rules of Nasdaq (the “Approving Acquirer Stockholders”).

“Acquirer Stockholder Approval Matters” means, collectively: (a) the Sale Transaction, (b) the issuance of the shares of Acquirer Common Stock comprising the Merger Consideration pursuant to this Agreement; (c) the change of control of Acquirer resulting from the transactions contemplated by this Agreement pursuant to the rules of Nasdaq; (d) the Post-Closing Equity Plan; and (e) the Post-Closing Board Composition; (e) the Reverse Split; (f) an amendment to the Certificate of Incorporation of Acquirer to increase the number of authorized shares of Acquirer Common Stock, to the extent requested by the Company; and (g) an amendment to the Certificate of Incorporation of Acquirer to change the name of Acquirer to a name designated by the Company.

“Acquirer Stockholders” means the Acquirer Common Stockholders.

“Acquirer Supporting Stockholders” means the Acquirer Stockholders listed on Schedule 1.1 hereto.

“Acquirer Warrants” means warrants to purchase shares of Acquirer Common Stock.

“Acquisition Proposal” means, other than the Transactions and the Sale Transaction, any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (a) assets or businesses of the Acquirer Group that generate 10% or more of the net revenues or net income (for the 12-month period ending on the last day of the Acquirer Group’s most recently completed fiscal quarter) or that represent 10% or more of the total assets (based on fair market value) of the Acquirer Group immediately prior to such transaction, or (b) 5% or more of any class of capital stock, other equity securities or voting power of Acquirer, any of its Subsidiaries or any resulting parent company of Acquirer, in each case other than the Transactions.

“Acquisition Transactions Agreements” means all of the definitive Contracts governing the Acquisition Transactions.

“Acquisition Transactions” means (a) the acquisition by the Company of all of the membership interests in Wood Sage, LLC, a Florida limited liability company, from Nikul Panchal as set forth in the applicable Acquisition Transactions Agreements, and (b) the acquisition by the Company of all of the membership interests in Wellgistics, LLC, a Florida limited liability company, from Nomad Capital LLC, a Utah limited liability company, Jouska Holdings LLC, a Delaware limited liability company and Strategix Glogal LLC, a Utah limited liability company as set forth in the applicable Acquisition Transactions Agreements, both such Acquisition Transactions to close prior to or concurrent with the Merger.

“Adjusted Acquirer Valuation” means (a) $15,000,000, plus (b) the Cash Financing Adjustment, less (c) the Debt Financing Adjustment.

“Adjusted Company Valuation” means the sum of (a) $135,000,000, plus (b) the Company Financing Adjustment.

“Adjusted Warrant Share Reserve Number” means the aggregate number of shares of Acquirer Common Stock with respect to which the Adjusted Warrants will be exercisable following consummation of the Merger.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Ancillary Documents” means the Letters of Transmittal, the Support Agreement, the Side Letters, the Exchange Agreements, Lock-Up Agreements and each other agreement, document, instrument or certificate executed or contemplated by this Agreement to be executed by the Parties in connection with the Transactions.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) and (b) any other applicable anti-bribery or anti-corruption Laws concerning or relating to bribery, corruption, fraud, improper payments and money laundering.

“Applicable Per Share Portion” means, with respect to any share of any class or series of Company Capital Stock, the number of shares of Acquirer Common Stock comprising the Merger Consideration payable in respect of a share of such class and series of Company Capital Stock, as set forth in the Allocation Statement.

“Approving Acquirer Stockholders” has the meaning set forth in the definition of Acquirer Stockholder Approval.

“Approving Company Stockholders” has the meaning set forth in the definition of Company Stockholder Approval.

“Business Data” means all data, information, and works of authorship in any medium collected, generated, or used by the Acquirer Group or the Company Group, as applicable, in the conduct of their respective businesses, including all proprietary information of or relating to the such businesses in the possession, custody, or control of the Acquirer Group or the Company Group, as applicable, or otherwise held or processed on the Acquirer Group’s or the Company Group’s behalf, as applicable.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-13 and any similar or successor legislation, executive order or executive memo relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto (including, without limitation, IRS Notice 2020-65, 2020-38 IRB, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020), and any subsequent legal requirement intended to address the consequences of the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act 6.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the amendments to Certificate of Incorporation and the Certificate of Incorporation of the Company.

“Company Common Share Merger Consideration” means the Applicable Per Share Portion of the Merger Consideration payable in respect of a share of Company Common Stock, as set forth in the Allocation Statement.

“Company Common Stock” means the common stock, par value $0.0001 of the Company.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Acquirer by the Company on the date of this Agreement.

“Company Employee Benefit Plan” means each compensatory arrangement (including (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA); and (b) stock option plan, stock purchase plan, or any other equity or equity-based compensation; bonus or incentive plan; severance pay plan, program, or arrangement; deferred compensation arrangement or agreement; employment agreement; compensation plan, program, agreement, or arrangement; change in control plan, program, or arrangement; supplemental income arrangement; retention; retirement; welfare; vacation; fringe benefit; or other compensation or employee benefit plan, program, policy, agreement, or arrangement not described in (a)) under or with respect to which the Company has any material Liability, contingent or otherwise (including as an ERISA Affiliate).

“Company Fundamental Representations” means the representations and warranties set forth in the first sentence of Section 4.1(a) and the second sentence of Section 4.1(c) (Organization and Qualification), Section 4.2(a) and Section 4.2(b) (Capitalization), Section 4.3 (Authority), Section 4.5(b)(i) (Consents and Requisite Government Approvals; No Violations), and Section 4.19 (Brokers).

“Company Group” means the Company and its Subsidiaries.

“Company Group Member” means the Company or one of its Subsidiaries, as applicable.

“Company Impairment Effect” means any Effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Company to consummate the Transactions.

“Company Intellectual Property” means the Company Owned Intellectual Property and Company Licensed Intellectual Property.

“Company IT Systems” means all information technology assets, Software, computer and information technology systems and infrastructure, servers, networks, devices, mobile devices, databases, websites, computer hardware and equipment, interfaces, platforms, telecommunications systems and related infrastructure and facilities, and peripherals that are owned, licensed, leased, used, or held for use, by any Company Group Member.

“Company Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Company Group Member.

“Company Licensed Intellectual Property” means Intellectual Property Rights that are licensed, permitted for use or otherwise provided by a third party to any Company Group Member, including, for clarity, all Intellectual Property Rights subject to any Company Inbound Licenses.

“Company Material Adverse Effect” means, any Effect that, individually or in the aggregate, with any other Effect has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Company Group, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change in applicable Laws (including Pandemic Measures) or GAAP or any official interpretation thereof after the date of this Agreement, (b) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, or any change generally affecting the economy or the industry in which any Company Group Member operates, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, the Ancillary Documents and the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with customers, suppliers, licensors, distributors, partners, providers and employees, (d) the compliance with the express terms of this Agreement, the Ancillary Documents and the Transactions, or the taking of any action expressly required by this Agreement, the Ancillary Documents and the Transactions, (e) any strike, embargo, labor disturbance, riot, protests, cyberterrorism event, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, meteorological event or other natural disaster, act of God or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (f) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, any Company Group Member operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (g) any failure of the Company Group, taken as a whole, to meet any projections, forecasts or budgets (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f)); provided that in the case of clauses (a), (b), (e) and (f) such Effects may be taken into account in determining the existence of a Company Material Adverse Effect to the extent (but only to the extent) that such Effects have had a disproportionate impact on the Company Group, taken as a whole, as compared to other industry participants in the industries or markets in which the Company Group operates.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any Company Group Member, including, for clarity, Company Registered Intellectual Property.

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Company Real Property Leases” means all leases, sub-leases, licenses, sub-licenses or other agreements, in each case, pursuant to which the Company Group leases, sub-leases, uses or occupies any real property and all amendments, modifications and supplements thereto.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by any Company Group Member.

“Company Software” means all proprietary Software owned or purported to be owned by any Company Group Member, including any under development.

“Company Stockholders” means all Persons who hold Company Capital Stock.

“Company Stockholder Approval” means the adoption of this Agreement and the Ancillary Documents, and approval of the Merger, by the holders of the requisite number of shares of Company Capital Stock entitled to vote thereon, in accordance with the Governing Documents of the Company and applicable Law (the “Approving Company Stockholders”).

“Company Stockholder Written Consent” means an action by written consent of the Company Stockholders, duly executed by the Approving Company Stockholders, providing the Company Stockholder Approval.

“Company Warrants” means warrants to purchase shares of Company Common Stock.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of December 8, 2023, between Company and Acquirer.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, permit, clearance or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, subcontract license, lease, sublease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of its properties or assets.

“Contractor” means any individual who performed services as an independent contractor, consultant, or freelancer used by any Company Group Member or Acquirer Group Member, as applicable, at any point during the prior three years.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Definitive Agreements” means the execution of mutually acceptable definitive agreement, including the Transaction Agreement, the Voting Agreement, the Lock-Up Agreements and other such agreements and documents appropriate for the implementation of the Merger.

“Effect” means any event, change, effect, occurrence, circumstance or development.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment (including natural resources) or human health or safety, or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Substances.

“Equity Securities” means, with respect to any Person, (a) any share of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, any such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options, contingent value rights or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock, equity or equity-based rights or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means with respect to a Party, any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Party.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the Export Control Reform Act (50 U.S.C. §§ 4801-4852), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the Export Administration Regulations (15 C.F.R. Parts 730-774), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the U.S. customs regulations (19 C.F.R. Chapter 1), the Foreign Trade Regulations (15 C.F.R. Part 30), and EU Council Regulation No. 2021/821.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreements” means Exchange Agreements, to be executed prior to Closing, by and between Acquirer and each holder of an Acquirer Convertible Notes, in a form mutually agreed-to by Acquirer and the Company.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder, as now in effect and as they may be promulgated or amended from time to time, and includes the rules and policies of Nasdaq that are applicable to Acquirer.

“Fraud” with respect to any Party, means actual common law fraud by such Party, as determined under the Laws of the State of Nevada, through the making of a specific representation or warranty expressly set forth in Article 4 or Article 5 of this Agreement, as applicable, or any certificate delivered hereunder.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or other organizational documents of such Person. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation (including certificates of designation of preferred stock) and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any (a) federal, state, local, municipal, provincial, transnational or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private) or (d) self-regulatory organization or securities exchange, including Nasdaq.

“Hazardous Substance” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), or for which standards of conduct or Liability may be imposed, under Environmental Laws, including petroleum, petroleum by-products, mold, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) all obligations for the deferred purchase price of businesses, property or assets, including “earn-outs,” “seller notes” and all other forms of contingent or deferred consideration, or other services (other than trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligations of the type referred to in clauses (a) through (g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Intellectual Property Rights” means all intellectual property and other proprietary rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (a) patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, trade dress and logos, together with the goodwill of the business associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and all works of authorship, whether or not registered, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) internet domain names; (e) intellectual property rights in Software; and (f) trade secrets, and any other intellectual property and proprietary rights in know-how, technologies, data, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential and proprietary information.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by a Governmental Entity.

“Letter of Transmittal” means a letter of transmittal in form and substance reasonably acceptable to Acquirer and the Company.

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Proceeding or Order and those arising under any Contract.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien, easement, license or sub-license, charge, option, right of first refusal, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lock-Up Agreements” means the lock-up agreements, executed prior to Closing, by and between (a) Acquirer and (b) Acquirer Stockholders who will beneficially own at least one percent (1%) of the issued and outstanding Equity Securities of Acquirer immediately following the closing of the Transaction, in a form mutually agreed-to by Acquirer and the Company.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Merger Consideration” means a number of shares of Acquirer Common Stock equal to (a) the quotient obtained by dividing (i) the Acquirer Fully Diluted Share Number by (ii) the Acquirer Post-Closing Percentage (b) minus the Acquirer Fully Diluted Share Number minus (c) the Adjusted Warrant Share Reserve Number.

“Multiemployer Plan” has the meaning set forth in Sections 3(37) or 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Capital Market.

“Nasdaq Listing Application” means an application to list the shares of Acquirer Common Stock comprising the Merger Consideration, and to continue to list the Acquirer Common Stock, on Nasdaq following the consummation of the Merger and the other Transactions.

“Nasdaq Approval” means approval from Nasdaq for the continued listing of the Acquirer Common Stock (including the shares of Acquirer Common Stock comprising the Merger Consideration) on Nasdaq following the consummation of the Merger and the other Transactions (subject to official notice of issuance).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Entity in each case in connection with or in response to COVID-19, including the CARES Act.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet due and payable or that are being contested in good faith through appropriate Proceedings, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable, (d) all exceptions and exclusions set forth in any title reports or commitments with respect to the Real Property, and (e)(i) matters that would be disclosed by an inspection or accurate survey of the Real Property, (ii) all building, land use, entitlement and zoning codes, Environmental Laws and other applicable Laws heretofore, now or hereafter enacted, made or issued, (iii) all matters of title that are recorded, and (iv) other Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions) of record that, as to subclauses (i), (ii), (iii) and (iv), (A) do not or would not, individually or in the aggregate, materially interfere with the uses or occupancy of such real property as such real property is currently used or occupied, and (B) do not or would not, individually or in the aggregate, materially detract from the current value of such real property.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Post-Closing Board Composition” means the composition of the Acquirer Board immediately following the Closing as set forth in Section 6.13.

“Proceeding” means any lawsuit, litigation, action, proceeding, suit, investigation, arbitration or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before any Governmental Entity.

“Process” (or “Processing” or “Processes”) means any operation or set of operations, such as the collection, recording, organization, use, storage, adaptation or alteration, retrieval, consultation, recording, distribution, transfer, import, export, disposal, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure, or destruction, performed upon Business Data, whether electronically, automatically, or in any other form or medium.

“Revenue” means all revenue that is derived from or that is associated with the Company’s ongoing operations during the Deferred Consideration Payment Period.

“Registered Intellectual Property” means all currently issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, and Internet domain name registrations and all other Intellectual Property Rights registered or applied for with a Governmental Entity (e.g., USPTO, WIPO, etc.).

“Representatives” means with respect to a Person, such Person’s directors or managers, officers, employees, and legal, financial, internal and independent accounting and other advisors and representatives.

“Reverse Split” means a reverse stock split of all outstanding shares of Acquirer Capital Stock at a reverse stock split ratio between 1-for-10 and 1-for-20, to be agreed between the Company and Acquirer.

“Sale Transaction Agreements” means all of the definitive Contracts governing the Sale Transaction.

“Sale Transaction” means a contemplated sale by Acquirer of certain assets of the Acquirer as to be set forth in the Sale Transaction Agreements.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws and regulations administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, the European Union, and the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Acquirer Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Incident” means (a) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized Processing of Business Data, (b) inadvertent, unauthorized, or unlawful sale or rental of Business Data, or (c) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the Company IT Systems or the Acquirer IT Systems, as applicable.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Side Letter” means the Letter Agreements, to be executed prior to Closing, by and between Acquirer and each holder of an Acquirer Convertible Notes, in a form mutually agreed-to by Acquirer and the Company.

“Software” means any and all (a) computer programs (including any and all software implementations of algorithms, models and methodologies), assemblers, applets, compilers, interfaces, applications, utilities, diagnostics and embedded systems, tools, firmware, and computations, each of the forgoing in any form or format; and (b) documentation related to the foregoing, such as user manuals, training materials, flowcharts, and other work product used to design, plan, organize, develop or operate any of the foregoing and, to the extent embodied in any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of the preceding clause (b), a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that is fully financed or has fully committed financing that the Acquirer Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, is (a) more favorable to the Acquirer Stockholders from a financial point of view than the Transactions (including any adjustment to the terms and conditions proposed by the Company in response to such proposal) and (b) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “5%” or “10%” shall be deemed to be references to “all or substantially all”.

“Support Agreements” means the Support Agreements, executed within seven (7) days of the execution of this Agreement, by and between (a) Acquirer and the Approving Company Stockholders and (b) the Company and the Acquirer Supporting Stockholders, in a form mutually agreed-to by Acquirer and the Company.

“Tax” means any federal, state, local, non-U.S. or other income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, production, service use, environmental, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), real property gains, capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, escheat, unclaimed property, windfall profits or other taxes of any kind whatsoever, or any fee, assessment or charge of any kind in the nature of (or similar to) taxes, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the assessment, collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, reports, claims for refund and any other documents relating to Taxes, together with any schedules or attachments thereto or amendments thereof, relating to Taxes filed or required to be filed with any Governmental Entity.

“Termination Date” means May 15, 2024; provided, however, if the SEC has not declared effective under the Securities Act the Form S-4 by April 15, 2024, then either Acquirer or the Company shall be entitled to extend the Termination Date by up to 30 days by providing written notice to the other.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Merger, the Sale Transaction, the Wind Down, the Acquisition Transactions and the Reverse Split.

“Transfer Tax” means any direct or indirect transfer (including real estate transfer), sales, use, stamp, documentary, registration, conveyance, recording, or other similar Taxes or governmental fees (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the Transactions.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

“Wind Down” means the winding down of the Acquirer Legacy Business prior to or in conjunction with the Sale Transaction, which shall include the divestiture by the Acquirer Group Members of all assets used or held for use in the Acquirer Legacy Business that are not sold in the Sale Transaction, and the payment and satisfaction of all Liabilities of the Acquirer Group Members, less up to $500,000 of retained Liabilities of the Acquirer Group Members consisting of trade-based accounts payable, arising out of, resulting from or relating to the Acquirer Legacy Business that are not transferred in the Sale Transaction, to the extent included in the Indebtedness cap set forth in Section 7.3(k).

Section 1.2    Certain Defined Terms.    Each of the following terms is defined in the Section set forth opposite such term:

Acquirer Capitalization Freeze Date	3.3(a)
Acquirer D&O Persons	6.11
Acquirer Material Contractor	4.16(i)
Adjusted Warrant	3.1(b)
Adverse Recommendation Change	6.6(b)(i)
Allocation Statement	3.3(b)
Alternative Acquisition Agreement	6.6(b)(ii)
Annual Company Financial Statements	4.4(a)
Bridge Note	6.17(a)
Certificate of Merger	2.1(a)
Closing	2.3
Closing Date	2.3
Closing Press Release	6.4(b)
Company Business	8.4(a)
Company Capitalization Freeze Date	3.3(b)
Company D&O Persons	6.12(a)
Company Financial Statements	4.4(a)
Company Inbound Licenses	4.12(c)
Company Material Contractor	4.16(i)
Company Material Contracts	4.7(a)
Company Material Customers	4.22(a)
Company Material Permits	4.6
Company Material Suppliers	4.22(b)
Company Related Party	4.21
Company Related Party Transactions	4.21
Company Stockholders Meeting	6.8(a)
Company Subsidiaries	4.1(c)
Effective Time	2.3
Exchange Agent	3.4(a)
Expense Financing	6.17(b)
Form S-4	6.8(a)
Intended Tax Treatment	6.5(a)
Interim Company Financial Statements	4.4(a)
Knowledge of Acquirer	9.12
Knowledge of Company	9.12
Merger	1.1(a)
Merger Consideration Statement	3.3(a)
Pre-Closing Financing	6.17(a)
Proxy Statement	6.8(a)
Reimbursed Expenses	8.3(b)
Restricted Period	8.4(a)
Restricted Territory	8.4(a)
Section 16(b)	6.14
Signing Press Release	6.4(b)
Surviving Company	2.1(b)
Takeover Laws	6.9
Termination Fee	8.3(a)
Transaction Litigation	6.16

ARTICLE 2

MERGER; CLOSING

Section 2.1    Merger.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the surviving company (the “Merger”). The Merger shall be evidenced by a

Certificate of Merger between Merger Sub and the Company in a form mutually agreed-to by Acquirer and the Company (the “Certificate of Merger”).

(b)    Upon consummation of the Merger at the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving company of the Merger (the “Surviving Company”), shall continue its corporate existence under the DGCL.

Section 2.2    Effects of the Merger.    From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Merger Sub and the Company, all as provided under the DGCL.

Section 2.3    Closing; Effective Time.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place by electronic exchange of fully-executed agreements, commencing at 10:00 a.m., New York City time, on the date which is not later than three Business Days after the date on which all conditions set forth in Article 7 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other date, time and place as Acquirer and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. Subject to the satisfaction or waiver of all of the conditions set forth in Article 7, the Acquirer Parties and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DGCL on the Closing Date. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquirer and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.4    Certificate of Incorporation and Bylaws of the Surviving Company.    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation of the Company shall be amended and restated in a form mutually agreed-to by Acquirer and the Company, the bylaws of the Company shall be amended and restated in a form mutually agreed-to by Acquirer and the Company, and each shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended as provided therein and under the DGCL.

Section 2.5    Directors and Officers of the Surviving Company.    At the Effective Time, the members of the Company Board immediately prior to the Effective Time shall comprise the board of directors of the Surviving Company, each to hold office until the earlier of his or her resignation or removal or he or she otherwise ceases to be an director, or until his or her respective successor is duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office until the earlier of his or her resignation or removal, or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.

Section 2.6    Corporate Name Change.    Immediately following the Effective Time, Acquirer shall file an amendment to its Certificate of Incorporation to change its name to a name designated by the Company.

ARTICLE 3

EFFECTS OF THE MERGER ON EQUITY SECURITIES

Section 3.1    Conversion of Company Capital Stock; Company Warrants.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer Parties, the Company or any Company Stockholder, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the Applicable Per Share Portion of the Merger Consideration with respect to such share of Company Capital Stock as set forth in the Allocation Statement. As of the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Holder shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.1(a).

(b)    At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer Parties, the Company, any Company Stockholder or the holder of any Company Warrant, each Company Warrant that is issued and outstanding immediately prior to the Effective Time shall automatically be assumed by Acquirer and shall become a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, such number of shares of Acquirer Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of the Company Warrant immediately prior to the Effective Time multiplied by the Company Common Share Merger Consideration (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by the Company Common Share Merger Consideration (rounded up to the nearest whole cent) (each such Company Warrant, as so adjusted, an “Adjusted Warrant”). The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of the Company Warrants contemplated by this Section 3.1(b). Acquirer shall take all corporate actions necessary to reserve a number of shares of Acquirer Common Stock equal to the Adjusted Warrant Share Reserve Number, for issuance upon exercise of the Adjusted Warrants.

Section 3.2    Merger Sub Interests.    At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer Parties or the Company, each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company.

Section 3.3    Acquirer Fully Diluted Share Number Calculation; Allocation Statement.

(a)    No later than 5:00 p.m., New York City time, on the Business Day prior to the Closing Date, Acquirer shall deliver to the Company a statement (the “Merger Consideration Statement”) setting forth its calculation of the Acquirer Fully Diluted Share Number and the Merger Consideration, together with reasonable supporting documentation (which shall include (i) a certificate of Acquirer’s transfer agent as to the number of shares of Acquirer Capital Stock (including all Acquirer Restricted Stock Awards) outstanding as of such date, after giving effect to the Reverse Split, and (ii) a true, correct and complete ledger of all outstanding Acquirer Stock Options, Acquirer Restricted Stock Units and Acquirer Warrants, certified by the Chief Financial Officer of Acquirer). The date on which the Merger Consideration Statement is delivered pursuant to this Section 3.3(a) is referred to herein as the “Acquirer Capitalization Freeze Date.”

(b)    No later than 7:00 p.m., New York City time, on the Business Day prior to the Closing Date, the Company shall deliver to Acquirer an allocation statement (the “Allocation Statement”) setting forth (a) the Applicable Per Share Portion of the Merger Consideration attributable to a share of each class or series of Company Capital Stock, and (b) an allocation of the Merger Consideration among the Company Stockholders. Notwithstanding anything to the contrary in this Agreement, the Acquirer Parties and, following the Closing, the Surviving Company and its Subsidiaries, shall be entitled to rely on, without any obligation to investigate or verify the accuracy or correctness thereof, the Allocation Statement (including all determinations therein), and no Company Stockholder shall be entitled to any amount in excess of the amounts to be paid to such Company Stockholder in accordance with this Agreement and the Allocation Statement. The Allocation Statement shall be prepared in accordance with the Company Certificate of Incorporation. The date on which the Allocation Statement is delivered pursuant to this Section 3.3(b) is referred to herein as the “Company Capitalization Freeze Date.”

Section 3.4    Payment; Letter of Transmittal.

(a)    At or promptly following the Effective Time, Acquirer shall deposit, or cause to be deposited, with (the “Exchange Agent”) as mutually agreed by Acquirer and the Company, evidence of shares of Acquirer Common Stock (which may include direct registration advice slips and/or certificates representing such shares of Acquirer Common Stock, at Acquirer’s election) representing the number of shares of Acquirer Common Stock sufficient to deliver the Merger Consideration.

(b)    At least three Business Days prior to the Closing Date, the Company or the Exchange Agent shall mail or otherwise deliver to each Company Stockholder a Letter of Transmittal. No Company Stockholder shall be entitled to receive any portion of the Merger Consideration unless such Company Stockholder has delivered a properly completed and executed Letter of Transmittal (including any required certifications) to the Exchange Agent. With respect to any Company Stockholder that delivers a properly completed and executed Letter of Transmittal (including any required certifications) to the Exchange Agent at or prior to the Effective Time, Acquirer shall instruct the Exchange Agent to issue such Company Stockholder the portion of the Merger Consideration to which such Company Stockholder is entitled pursuant to Section 3.1 at or promptly after the Closing. With respect to any Company Stockholder that delivers a properly completed and executed Letter of Transmittal to the Exchange Agent after the Effective Time, Acquirer shall instruct the Exchange Agent to issue such Company Stockholder the portion of the Merger Consideration to which such Company Stockholder is entitled pursuant to Section 3.1 promptly following the Exchange Agent’s receipt of such documents. From and after the Effective Time, there shall be no further registration of transfers of Company Capital Stock on the transfer books of the Surviving Company.

(c)    If any Merger Consideration is to be issued to a Person other than the Company Stockholder in whose name the applicable Company Capital Stock is registered, it shall be a condition to the issuance of such Merger Consideration that (i) such Company Capital Stock shall have been properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of Company Capital Stock or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(d)    No interest will be paid or accrued on the Merger Consideration (or any portion thereof). From and after the Effective Time, until surrendered in accordance with this Section 3.4, each share of Company Capital Stock shall solely represent the right to receive the Merger Consideration to which such share of Company Capital Stock is entitled to receive pursuant to Section 3.1.

(e)    Notwithstanding anything to the contrary contained herein, no fraction of a share of Acquirer Common Stock will be issued by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Acquirer Common Stock (after aggregating all shares of Acquirer Common Stock to which such Person otherwise would be entitled) shall instead have the number of shares of Acquirer Common Stock issued to such Person rounded down to the nearest whole share of Acquirer Common Stock.

Section 3.5    Exchange Agent.    Promptly following the earlier of (a) the date on which the entire Merger Consideration has been issued and (b) the date that is 24 months after the Effective Time, Acquirer shall instruct the Exchange Agent to deliver to Acquirer any remaining portion of the Merger Consideration, Letters of Transmittal, and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Company Stockholder may look only to Acquirer (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such Company Stockholder may have the right to receive pursuant to this Article 3 without any interest thereon.

Section 3.6    No Liability; Withholding.

(a)    None of Acquirer, the Surviving Company or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration that remains undistributed to the Company Stockholders as of immediately prior to the date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(b)    Notwithstanding anything herein to the contrary, each of Acquirer, Merger Sub, the Surviving Company and the Exchange Agent (without duplication) and any of their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Acquirer Parties, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1    Organization and Qualification.

(a)    The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the power and authority to own, operate and lease its properties, rights and assets and to carry on its business as presently conducted. True and complete copies of the Governing Documents of each Company Group Member have been made available to Acquirer, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Company Group Member are in full force and effect, and no Company Group Member is in breach or violation of any provision set forth in its Governing Documents.

(b)    The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of its business, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or a Company Impairment Effect.

(c)    The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Section 4.1(c) of the Company Disclosure Schedules (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expect to have a Company Material Adverse Effect or a Company Impairment Effect.

Section 4.2    Capitalization.

(a)    Section 4.2(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Company Group Member authorized and issued and outstanding, and (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the outstanding shares of Company Capital Stock and all outstanding Equity Securities of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and, in the case of any Company Subsidiary that is a corporation, non-assessable. Except as set forth on Section 4.2(a) of the Company Disclosure Schedules, there are no Equity Securities of any Company Group Member authorized, reserved, issued or outstanding. The outstanding shares of Company Capital Stock and all outstanding Equity Securities of the Company Subsidiaries (A) were not issued in violation of the Governing Documents of any Company Group Member or any other Contract to which any Company Group Member is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws, and (D) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law and the applicable Company Group Member’s Governing Documents). Except as set forth in Section 4.2(a) of the Company Disclosure Schedules, no Company Group Member has any outstanding, or is a party to, any (x) equity appreciation or profit participation rights or (y) options, restricted stock, profits interests, phantom stock, warrants, bonds, notes, debentures or other instruments of Indebtedness, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in the case of each of clause (x) and (y), that would require any Company Group Member to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Company Group Member. There are no Equity Securities, instruments of Indebtedness or other rights or Contracts that entitle the holder thereof to vote on any matter submitted to the equity holders of any Company Group Member except as set forth on Section 4.2(a) of the Company Disclosure Schedules. Except as set forth in the Governing Documents of the Company Group Members, no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Company Group Member. No Company Group Member is a party to any voting trusts, proxies or other Contracts with respect to the voting or transfer of any Company Capital Stock (other than the Governing Documents of the Company) or any Equity Securities of any Company Subsidiary.

(b)    Except as set forth on Section 4.2(b) of the Company Disclosure Schedules, no Company Group Member owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person or the right to acquire any such Equity Securities, and no Company Group Member is a partner or member of any partnership, limited liability company or joint venture (other than any other Company Group Member).

(c)    Assuming the Merger Consideration Statement to be delivered by Acquirer to the Company pursuant to Section 3.3(a) is accurate and complete, the Allocation Statement to be delivered by the Company to Acquirer pursuant to Section 3.3 will also be true, correct and complete when so delivered.

Section 4.3    Authority.

(a)    The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions have been duly authorized by the board of directors of the Company and the Company Stockholders, and no other corporate action on the part of any Company Group Member is necessary to authorize the execution and delivery by the Company of this Agreement or the Ancillary Documents to which the Company is (or will be) a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the Transactions. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity (“Enforceability Exceptions”).

(b)    At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement, the Ancillary Documents and the Transactions are fair to and in the best interests of the Company Stockholders; (ii) approved and declared advisable this Agreement, the Ancillary Documents and the Transactions; (iii) directed that this Agreement be submitted to the Company Stockholders for adoption; and (iv) resolved to recommend to the Company Stockholders adoption of this Agreement and the Ancillary Documents and approval of the Transactions, in each case, in accordance with the DGCL. The resolutions adopted by the Company Board have not been subsequently rescinded, modified or withdrawn in any way.

(c)    The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock or other securities of any Company Group Member necessary to approve this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Merger. No other vote or consent of the holders of any class or series of Company Capital Stock or other securities of any Company Group Member is required in connection with the consummation of the Merger. The execution and delivery of the Company Stockholder Written Consent will constitute the Company Stockholder Approval, and the Company Stockholder Written Consent will be irrevocable. In connection with the execution and delivery of the Company Stockholder Written Consent, the Company will take all actions necessary to comply with the DGCL and its Governing Documents.

Section 4.4    Financial Statements; Undisclosed Liabilities.

(a)    Section 4.4(a) of the Company Disclosure Schedules sets forth a true and complete copy of (i) the audited consolidated balance sheets of the Company Group as of December 31, 2023 and 2022 and the related consolidated statements of operations, and stockholders’ equity (deficit) and cash flows of the Company Group for the years ended December 31, 2023 and 2022 (the “Annual Company Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2023, and the related statement of operations, and stockholders’ equity (deficit) and cash flows of the Company for the nine-month period then ended (the “Interim Company Financial Statements” and, collectively with the Annual Company Financial Statements, the “Company Financial Statements”). The Company Financial Statements (including the notes thereto) (A) were prepared in conformity with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly present in all material respects the financial position, results of operations and cash flows of the Company as at the dates thereof and for the periods indicated therein, except as otherwise specifically noted therein and, in the case of the Interim Company Financial Statements, subject to normal and recurring year-end adjustments as permitted by GAAP that are not material to the Company Group.

(b)    No Company Group Member has any Liabilities that are not reflected or adequately reserved for on the Interim Company Financial Statements, except (i) for Liabilities incurred in the ordinary course of business since January 1, 2020 (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (ii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents or the consummation of the Transactions, (iii) as set forth on Section 4.4(b) of the Company Disclosure Schedules, or (iv) for Liabilities that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group Members, taken as a whole.

(c)    The Company has established and maintains a system of internal accounting controls that is designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in conformity with GAAP and to maintain accountability for the Company’s assets, and (iii) material information is communicated to management as appropriate.

(d)    Except as set forth on Section 4.4(d) of the Company Disclosure Schedules, no Company Group Member has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of such Company Group Member, (ii) a “material weakness” in the internal controls over financial reporting of such Company Member or (iii) fraud, whether or not material, that involves management or other employees of any Company Group Member who have a significant role in the internal controls over financial reporting of any Company Group Member.

(e)    No Company Group Member is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among any Company Group Member, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, any Company Group Member in the Company Financial Statements.

(f)    As of the date hereof, the Company Group Members only have Indebtedness as set forth on Section 4.4(f) of the Company Disclosure Schedules.

Section 4.5    Consents and Requisite Governmental Approvals; No Violations.

(a)    No Consent of or with any Governmental Entity is required on the part of any Company Group Member with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) the Nasdaq Listing Application and Nasdaq Approval; or (iii) any other Consents the absence of which would not, individually or in the aggregate, be material to the Company Group, taken as a whole, or would not have a Company Impairment Effect.

(b)    None of the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a party or the consummation of the Transactions will (i) contravene or conflict with any provision of the Company’s Governing Documents, (ii) except as set forth on Section 4.5(b) of the Company Disclosure Schedules, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, Consent, cancellation, amendment, modification, suspension, revocation, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Company Material Contract or any Permit held by any Company Group Member, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Company Group Member or any of its or their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Company Group Member, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, or would not have a Company Impairment Effect.

Section 4.6    Permits.

The Company Group Members hold, and have held, all Permits that are required to own, lease or operate their properties and assets and to conduct their respective businesses, except where the failure to hold or obtain the same would not, individually or in the aggregate, be material to the Company Group, taken as a whole (the “Company Material Permits”). Each Company Material Permit is in full force and effect in accordance with its terms, no written notice of revocation, cancellation or termination of any Company Material Permit has been received by any Company Group Member that has not been withdrawn and no Proceeding in respect of any violation of any Company Material Permit by any Company Group Member is pending or, to the Company’s knowledge, threatened against any Company Group Member.

Section 4.7    Material Contracts.

(a)    Section 4.7(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of the following Contracts (other than any Company Employee Benefit Plan) to which any Company Group Member is a party (together with all material amendments, waivers or other changes thereto) (each Contract required to be set forth on Section 4.7(a) of the Company Disclosure Schedules, each Contract required to be set forth on Section 4.12(c)(i) and (ii) of the Company Disclosure Schedules, each Contract required to be set forth on Section 4.20 of the Company Disclosure Schedules and each Contract required to be set forth on Section 4.21, collectively, the “Company Material Contracts”):

(i)    any Contract relating to Indebtedness or any Contract requiring any Company Group Member to guarantee the Liabilities of any Person (other than a Company Group Member) or pursuant to which any Person (other than a Company Group Member) has guaranteed the Liabilities of a Company Group Member;

(ii)    any Contract for the disposition of any portion of the assets or business of any Company Group Member or for the acquisition by a Company Group Member of the assets or business of any other Person, or under which a Company Group Member has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(iii)    any Contract with any Company Material Customer or Company Material Supplier;

(iv)    any lease, rental or occupancy agreement, license, installment and conditional sale agreement and any other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $200,000 in any calendar year;

(v)    any Contract for any joint venture, partnership, strategic alliance or similar relationship;

(vi)    any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Company Group Member to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit the operations of Acquirer or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Company Group Member, directly or indirectly through third parties, in any material respect or that would so limit or purports to limit, in any material respect, Acquirer or any of its Affiliates after the Closing;

(vii)    any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Company Group Member in an amount in excess of (A) $200,000 annually or (B) $1,000,000 over the life of the agreement;

(viii)    any Contract under which a Company Group Member has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person (other than any Company Group Member);

(ix)    any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity within the past three (3) years of the date of this Agreement or (C) that imposes, at any time in the future, any material, non-monetary obligations on a Company Group Member (or Acquirer or any of its Affiliates after the Closing);

(x)    any Contract that is a currency or interest hedging arrangement;

(xi)     any other Contract the performance of which requires either (A) annual payments by a Company Group Member in excess of $200,000 or (B) aggregate payments by a Company Group Member in excess of $1,000,000 over the life of the Contract and, in each case, that is not terminable by such Company Group Member without penalty upon less than ninety (90) days’ prior written notice; and

(xii)    any commitment to enter into agreement of the type described in clauses (i) through (xi) of this Section 4.7(a).

(b)    (i) Each Company Material Contract is valid and binding on, and enforceable against, the Company Group Member party thereto and, to the Company’s knowledge, the counterparty thereto, and is in full force and effect, in each case subject to the Enforceability Exceptions, (ii) the Company Group Member party thereto and, to the Company’s knowledge, the counterparties thereto, are not in, or alleged to be in, material breach of, or material default under, any Company Material Contract, (iii) as of the date of this Agreement, no Company Group Member has received or given any written claim or notice of breach of or default or notice of termination under any Company Material Contract, and (iv) to the Company’s knowledge, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Company Material Contract (in each case, with or without notice or lapse of time or both). True and complete copies of the Company Material Contracts have been delivered to or made available to Acquirer or its Representatives.

Section 4.8    Absence of Changes.    During the period beginning on October 1, 2023 and ending on the date of this Agreement, (a) no Company Material Adverse Effect or Company Impairment Effect has occurred and (b) except for any Pandemic Measures, (i) the Company Group Members have conducted their respective businesses in the ordinary course and (ii) except for the Acquisition Transaction Agreements or as set forth on Section 4.8(b)(ii) of the Company Disclosure Schedules, no Company Group Member has taken any action that would require the consent of Acquirer if taken during the period from the date of this Agreement until the Closing pursuant to clauses (i), (iii), (xiv), (xvi), (xviii), or (xxiii) of Section 6.1(b).

Section 4.9    Litigation.    Except as set forth in Section 4.9 of the Company Disclosure Schedules, in the past five (5) years from the date of this Agreement, there is and there has been no Proceeding pending or, to the Company’s knowledge, threatened against any Company Group Member or any of their properties, rights or assets, or to the Company’s knowledge, any of their respective directors, managers or employees in their capacities as such, that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to any Company Group Member or would have a Company Impairment Effect. No Company Group Member or any of their respective material properties or assets is subject to any Order that would reasonably be expected to be materially adverse to any Company Group Member or would have a Company Impairment Effect. No Company Group Member is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or Liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to such Company Group Member or would have a Company Impairment Effect.

Section 4.10    Compliance with Applicable Law.    In the past five (5) years from the date of this Agreement, the Company Group Members (a) conduct and have conducted their respective businesses in accordance with all applicable Laws, Orders and Permits and are not and during such period have not been in violation of any such Law or Order or the terms of any Permit and (b) have not received any written communications from a Governmental Entity or other Person and, to the Company’s knowledge, there is no such pending communication, that alleges that any Company Group Member is not in compliance with any such Law, Order, or Permit, except in each case of clauses (a) and (b), as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, or would not have a Company Impairment Effect. This Section 4.10 shall not apply to Company Employee Benefit Plans.

Section 4.11    Environmental Matters.

(a)    Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, or have a Company Impairment Effect:

(i)    each Company Group Member is, and has been, in compliance with all applicable Environmental Laws;

(ii)    no Company Group Member has received any written notice or communication from any Governmental Entity or any other Person asserting any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws by a Company Group Member;

(iii)    no Company Group Member has generated, treated, stored, disposed of, arranged for, transported, released, or otherwise handled any Hazardous Substances in a manner that would reasonably be expected to give rise to any Liability under any Environmental Laws;

(iv)    there has been no release by any Company Group Member or for which a Company Group Member would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by a Company Group Member; and

(v)    no Company Group Member has assumed, whether by contract or operation of law, or provided an indemnity regarding, the liability of any other Person under any Environmental Laws.

(b)    The Company has made available to Acquirer copies of all material environmental, health and safety reports and similar documents that were prepared by or for any Company Group Member, including by third parties relating to the operations, properties or facilities of any Company Group Member, as well as material correspondence with any Person regarding any actual or alleged compliance with or Liability under any Environmental Law or regarding the release or management of any Hazardous Substance, in either case concerning the businesses or the properties or operations of any Company Group Member.

Section 4.12    Intellectual Property.

(a)    Section 4.12(a) of the Company Disclosure Schedules sets forth a true and complete list of all (i) Company Registered Intellectual Property and (ii) material Company Software. Section 4.12(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b)    Each item of Company Owned Intellectual Property is subsisting, valid, and to the Company’s knowledge, enforceable. The Company Group has used reasonable efforts to maintain and protect all Company Owned Intellectual Property. No item of the Company Registered Intellectual Property has been forfeited, cancelled or abandoned, or has expired or lapsed. None of the Company Owned Intellectual Property is the subject of any pending Proceedings and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c)    A Company Group Member solely and exclusively owns all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). Section 4.12(c)(i) of the Company Disclosure Schedules sets forth a list of all currently-effective Contracts pursuant to which a Company Group Member has been granted a right or license to any Intellectual Property Rights other than Contracts for commercially available off-the shelf Software or Software subject to shrink wrap licenses entered into in the ordinary course of business (the Contracts required to be listed on Section 4.12(c)(i) of the Company Disclosure Schedules, collectively, “Company Inbound Licenses”). Section 4.12(c)(ii) of the Company Disclosure Schedules sets forth a list of all currently-effective Contracts pursuant to which a Company Group Member (i) has granted another Person a right or license to Company Owned Intellectual Property; and (ii) to the extent not scheduled pursuant to the foregoing clause (i), has granted another Person a covenant not to sue with respect to any Company Owned Intellectual Property. The applicable Company Group Member has, and will continue to have immediately after the Closing, valid rights under all Company Inbound Licenses to use, sell and license, as the case may be, all Company Licensed Intellectual Property as the same is currently used, sold or licensed by the applicable Company Group Member as of the date of this Agreement. The Company Intellectual Property comprises all Intellectual Property Rights material to the businesses of the Company Group Members and constitutes all of the Intellectual Property Rights necessary and sufficient for the Company Group’s conduct of their respective businesses as currently conducted, free and clear of all Liens (other than Permitted Liens).

(d)    The Company has taken steps consistent with standard industry practices, and has taken no less than reasonable care, to safeguard and maintain the secrecy of any trade secrets and other material confidential information owned, possessed or stored by or otherwise under the control of, the Company Group. To the Company’s knowledge, no director, manager or employee of or contractor to any Company Group Member has disclosed any trade secrets or material confidential information of the Company Group to any other Person unless such disclosure was under an appropriate, valid and binding written non-disclosure agreement containing appropriate limitations and protections on use and disclosure. All present and former Company Group employees and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property have agreed to maintain and protect the trade secrets and confidential information of the applicable Company Group Member.

(e)    The conduct and operation of the businesses of the Company Group, as currently conducted, does not and will not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property Rights of any Person. To the Company’s knowledge, no Person is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property. No Company Group Member has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

Section 4.13    Data Privacy and Security.

(a)    There is not currently pending or, to the Company’s knowledge, threatened, and there has not been any, Proceeding against any Company Group Member initiated by (i) the United States Federal Trade Commission, any state attorney general or similar state official; (ii) any other Governmental Entity, foreign or domestic; (iii) any regulatory entity, privacy regulator or otherwise, or (iv) any other Person, in each case, with respect to privacy, cybersecurity, and, to the Company’s knowledge, there are no facts upon which such a Proceeding could be based.

(b)    There have not been any actual, suspected, or alleged material Security Incidents or actual or alleged claims related to material Security Incidents, and, to the Company’s knowledge, there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. There are no data security, information security, or other technological vulnerabilities with respect to the Company Group’s services or with respect to the Company IT Systems that would have a materially adverse impact on their operations or cause a material Security Incident.

(c)    The Company Group Members own or have license to use pursuant to a Company Material Contract the Company IT Systems as necessary to operate their respective businesses as currently conducted and such Company IT Systems are sufficient for the operation of their respective businesses as currently conducted. The Company Group Members have back-up and disaster recovery arrangements, procedures and facilities for the continued operation of its businesses in the event of a failure of the Company IT Systems that are, in the reasonable determination of the Company, commercially reasonable and in accordance in all material respects with standard industry practice. There has not been any material disruption, failure or, to the Company’s knowledge, unauthorized access with respect to any of the Company IT Systems that has not been remedied, replaced or mitigated in all material respects. To the Company’s knowledge, none of the Company IT Systems contain any worm, bomb, backdoor, trap doors, Trojan horse, spyware, keylogger software, clock, timer or other damaging devices, malicious codes, designs, hardware component, or software routines that causes the Company Software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any unauthorized person.

(d)    The Company Group Members have, and have had, in place reasonable and appropriate administrative, technical, physical and organizational measures and safeguards to (i) ensure the integrity, security, and the continued, uninterrupted, and error-free operation of the Company IT Systems, and the confidentiality of the source code of any Company Software, and (ii) to protect Business Data against loss, damage, and unauthorized access, use, modification, or other misuse.

Section 4.14    Compliance with International Trade & Anti-Corruption Laws.

(a)    No Company Group Member or any of their respective officers, directors, or employees, and to the Company’s knowledge, none of the Company Group’s Representatives acting for or on behalf of any Company Group Member, is or has been: (i) a Person named on any Sanctions Laws-related list of designated or restricted Persons maintained by a Governmental Entity; (ii) located, organized or resident in, or a blocked national of, a country or territory which is itself the subject of or target of any Sanctions Laws or part of or acting for or on behalf of a Governmental Entity that is a target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has been, the subject of or target of any Sanctions Laws; or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws.

(b)    No Company Group Member or any of their respective officers, directors, or employees, and to the Company’s knowledge, none of the Company Group’s Representatives acting for or on behalf of the Company Group, has (i) violated any Anti-Corruption Laws; (ii) offered, paid, authorized or promised to pay anything of value, regardless of form, to any Person for the purpose of influencing any act or decision of such Person or securing an improper advantage to assist any Company Group Member in obtaining or retaining business; or (iii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or used or are using any corporate funds for any illegal contributions, gifts, entertainment, travel or other unlawful expenses, in breach of any Anti-Corruption Law.

Section 4.15    Employee Benefit Plans.    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Company Impairment Effect:

(a)    Section 4.15(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Company Employee Benefit Plans.

(b)    With respect to each material Company Employee Benefit Plan, true and correct copies of the current plan and trust document(s) (or for each unwritten material Company Employee Benefit Plan, a written description of the material terms thereof), where applicable, have previously been made available to Acquirer.

(c)    Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification (or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Employee Benefit Plan) to the effect that such Company Employee Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code; and, to the Company’s knowledge, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any Liability, penalty or tax under ERISA, the Code or other applicable Laws.

(d)    Each Company Employee Benefit Plan is and has been established, operated and administered in accordance with applicable Laws, including ERISA and the Code, and its terms. No Proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s knowledge, threatened with respect to any Employee Benefit Plan, and, to the Company’s knowledge, there are no facts that reasonably would be expected to give rise to any such Proceedings. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Company Employee Benefit Plan. All payments or contributions required to have been made by the applicable due date with respect to all Company Employee Benefit Plans either have been made or have been accrued, in either event, in accordance with the terms of the applicable Company Employee Benefit Plan and applicable Law.

(e)    The Company does not have any Liability under or with respect to title IV of ERISA. Except as set forth in Section 4.15(e) of the Company Disclosure Schedules, each Company Employee Benefit Plan that provides health or life benefits is fully insured by a third party insurance company.

(f)    Except as set forth in Section 4.15(f) of the Company Disclosure Schedules, no Company Employee Benefit Plan provides postretirement health or life insurance benefits to any Company Group current or former employee, officer, or director, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws (e.g., COBRA) for which the covered individual pays the full cost of coverage.

(g)    Except as set forth in Section 4.15(g) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the Transactions (either alone or in combination with another event) would reasonably be expected to result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code.

(h)    Each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) and is not exempt from Section 409A of the Code has a plan document that satisfies the requirements of Section 409A of the Code and has been operated in compliance with Section 409A of the Code and the terms of such plan document. The Company does not have any “gross-up” or indemnity obligation for Taxes imposed under Section 4999 or 409A of the Code.

(i)    Neither the Company, nor, to the Company’s knowledge, any ERISA Affiliate of the Company, has incurred or, to the Company’s knowledge, could reasonably be expected to have any Liability for Taxes under Sections 4975 through 4980 or Sections 4980A through 4980I of the Code. The Company maintains a health plan that satisfies the requirements for “minimum essential coverage” under Section 4980H(a) of the Code, as applicable.

(j)    No Company Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

Section 4.16    Labor Matters.

(a)    Section 4.16(a) of the Company Disclosure Schedules separately sets forth all of the Company Group employees as of the date of this Agreement, including for each such employee: (i) name; (ii) employer; (iii) job title; (iv) Fair Labor Standards Act classification; (v) work location (city and state); (vi) compensation (including annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a purely commission basis), as applicable); (vii) 2021 incentive compensation; (viii) date of hire; (ix) fringe benefits (other than employee benefits applicable to all employees, which material benefits are set forth on a separate list on Section 4.15(a) of the Company Disclosure Schedules); and (x) status (i.e., active or inactive and if inactive, the type of leave and estimated duration). To the Company’s knowledge, no employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. To the Company’s knowledge, no employee, manager, director or officer of any Company Group Member intends to terminate his or her employment with such Company Group Member.

(b)    The Company Group is, and has been, in compliance in all material respects with all applicable Laws respecting labor and employment matters, withholding and remitting of taxes, and information reporting, including all contractual commitments and all such Laws relating to fair employment practices, pay equity, the classification of independent contractors, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave, collective bargaining, discrimination, civil rights, collection and payment of social security Taxes and similar Taxes, and wages and hours, including payment of minimum wages and overtime. The Company Group has, or will have no later than the Closing Date, paid all accrued salaries and wages of the Company Group employees due to be paid through the Closing Date. No Company Group Member is delinquent in any payments to any employee for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due to be paid with respect to any services performed for it. No Company Group Member is or has been a government contractor.

(c)    No Company Group Member has been party to or, to the Company’s knowledge, the subject of any Proceeding relating to employment or labor matters concerning the employees or other service providers of any Company Group Member, and no such matters are pending or, to the Company’s knowledge, have been threatened against any Company Group Member.

(d)    The Company Group has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal WARN Act or any similar state, local or foreign Law affecting any site of employment of the Company Group or one or more facilities or operating units within any site of employment or facility of the Company Group.

(e)    No Company Group Member is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group, nor to the Company’s knowledge is there any duty on the part of any Company Group Member to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. There has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against any Company Group Member. To the Company’s knowledge, there have been no labor organizing activities with respect to any employees of the Company Group.

(f)    No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change, reduction in hours, or reduction in salary or wages by any Company Group Member has occurred within the twenty-four (24) months prior to the date of this Agreement or has been announced as of the date of this Agreement as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(g)    No allegations of sexual harassment or sexual misconduct have been made to any Company Group Member against any director, manager, officer or executive employee of any Company Group Member and, to the Company’s knowledge, there have not been any such allegations.

(h)    Section 4.16(h) of the Company Disclosure Schedules contains a complete and accurate listing of the name and contact information of each Contractor who is expected to be or was paid more than $200,000 in any year by the Company Group Members in the aggregate (a “Company Material Contractor”). A copy of each Contract relating to the services a Company Material Contractor provides to such Company Group Member has been provided to Acquirer. To the Company’s knowledge, no Contractor used by any Company Group Member is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for the Company. To the Company’s knowledge, no current Company Material Contractor used by the Company Group intends to terminate his or her or its relationship with such Company Group Member. No Company Group Member has any obligation or Liability with respect to any Taxes (or the withholding thereof) in connection with any Contractor.

Section 4.17    Insurance.    Section 4.17 of the Company Disclosure Schedules sets forth a true and complete list of all policies or programs of insurance owned or held by, or for the benefit of, any Company Group Member as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full or accrued as of the date of this Agreement, and true and complete copies of all such policies have been made available to Acquirer. No Company Group Member is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default under, or permit termination, rescission or avoidance of, the policy, and to the Company’s knowledge, no such action has been threatened. As of the date of this Agreement, no claim for coverage by any Company Group Member is pending under any such policies as to which the relevant insurers have denied, disputed, or reserved the right to deny or dispute coverage.

Section 4.18    Tax Matters.

(a)    The Company Group has prepared and filed, or will prepare and file, all Tax Returns required to be filed by it on or before the Closing Date, all such Tax Returns are, or will be, true, complete and correct in all material respects and prepared in compliance with all applicable Laws and Orders. The Company Group has paid, or will pay, all Taxes required to have been paid by it on or before the Closing Date regardless of whether shown on a Tax Return.

(b)    The Company Group has timely withheld and paid to the appropriate Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.

(c)    No Company Group Member is currently the subject of a Tax audit or examination, and has not been notified of the commencement or anticipated commencement of any Tax audit or examination. All deficiencies asserted, or assessments made, against the Company Group as a result of any examinations by any Tax Authority have been fully paid.

(d)    No Company Group Member has consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority.

(e)    The Liability for unpaid Taxes for each Company Group Member for all periods ending on or before September 30, 2023 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company Financial Statements. The Liability for unpaid Taxes for each Company Group Member for all periods following the end of the most recent period covered by the Company Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company Group (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)    Section 4.18(f) of the Company Disclosure Schedules sets forth (i) the Tax Returns of each Company Group Member for which examinations by Tax Authorities have been completed; and (ii) the Tax Returns of each Company Group Member for which examinations by Tax Authorities are presently being conducted. The Company has delivered or made available to Acquirer copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, each Company Group Member for all Tax periods ending after January 1, 2020.

(g)    No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to the Company Group.

(h)    No Company Group Member is nor has been a party to, or a promoter of, any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(i)    There are no Liens for Taxes on any assets of the Company Group other than Permitted Liens.

(j)    No Company Group Member (i) has been a member of an affiliated, combined, consolidated or unitary group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company and which includes only Company Group Members) or (ii) has any Liability for the Taxes of any Person (other than other Company Group Members) under

Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(k)    No claims have ever been made by any Tax Authority in a jurisdiction where a Company Group Member does not file Tax Returns that the Company Group Member is or may be subject to taxation by that jurisdiction.

(l)    No Company Group Member is a party to, or bound by, any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than agreements entered into in the ordinary course of business the primary purpose of which does not related to Taxes).

(m)    No Company Group Member has a branch, permanent establishment (within the meaning of an applicable Tax treaty), or an office or fixed place of business in a country other than the country in which it is organized.

(n)    Each Company Group Member is treated either as a corporation or a disregarded entity for U.S. federal income tax purposes and applicable state Tax purposes.

(o)    No Company Group Member will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or non-U.S. Law; or (v) any election under Section 108(i) of the Code.

(p)    No Company Group Member has deferred any Taxes under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act of 2020.

Section 4.19    Brokers.    Other than as set forth on Section 4.19 of the Company Disclosure Schedules, no broker, finder, investment bank or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any Company Group Member has any obligation.

Section 4.20    Real and Personal Property.

(a)    Owned Real Property.    No Company Group Member owns any interest in any real property.

(b)    Leased Real Property.    Section 4.20(b)(i) of the Company Disclosure Schedules sets forth a true and complete list of all Company Leased Real Property and all Company Real Property Leases (including street addresses, the date thereof and legal names of the parties thereto, to the extent such information exists for such Company Leased Real Property) pursuant to which any Company Group Member is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Company Real Property Leases have been made available to Acquirer. The Company or the applicable Subsidiary has a good, valid and enforceable leasehold interest in each Company Leased Real Property free and clear of all Liens, except for Permitted Liens. The relevant Company Group Member’s possession and quiet enjoyment of the Company Leased Real Property under each Company Real Property Lease has not been disturbed and there are no material disputes with respect to such Company Leased Real Property. To the Company’s knowledge, no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute a breach or default under or permit the termination or modification of, or acceleration of rent under, such Company Real Property Lease. Each Company Group Member has performed all material obligations required to be performed by it under any Company Real Property Lease, and no Company Group Member has the present expectation or intention of not fully performing on a timely basis all material obligations required to be performed by such Company Group Member under any Company Real Property Lease. Except as set forth in Section 4.20(b)(ii) of the Company Disclosure Schedules, the Transactions, this Agreement and any Ancillary Document to be delivered at or before Closing do not require the consent of any other party relating to the Company Leased Real Property, including from landlords under a Real Property Lease, whether as a deemed “assignment” or otherwise, will not result in a breach of or default under any Company Real Property Lease, will not give rise to any termination or recapture rights, and will not otherwise cause any such Company Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. No Company Group Member has subleased, licensed or otherwise granted any Person the right to use or occupy such Company Leased Real Property or any portion thereof and no Company Group Member has collaterally assigned or granted any other security interest in such Company Real Property Lease or any interest therein.

(c)    Real Property Condition.    The relevant Company Group Member has in each Company Leased Real Property, in each case to the extent necessary to conduct their respective businesses, (i) direct or indirect legal access to public roads or valid irrevocable easements over private streets or private property for such ingress to and egress from all such buildings and structures and (ii) reasonable access to water supply, electrical connections, fire protection and other utilities necessary for the conduct of their respective businesses, all of which utilities are provided via public roads or via irrevocable appurtenant easements benefitting the Company Leased Real Property. To the Company’s knowledge, none of the structures on any Company Leased Real Property materially encroaches upon real property of another Person, and no structure of any other Person materially encroaches upon any Company Leased Real Property. No Company Group Member has received any written notice from any Governmental Entity alleging of a violation of any Laws with respect to any of the Company Leased Real Property and, to the Company’s knowledge, the Company Leased Real Property is not in violation of any Law, covenant, condition, restriction, easement, license, permit or agreement relating to any Company Leased Real Property. There are no Orders pending nor, to the Company’s knowledge, threatened against or affecting the Company Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain Proceedings or Proceeding to impose any special assessment to any Company Leased Real Property or any material portion thereof, which would reasonably be expected to curtail or interfere with the use of such Company Leased Real Property for the present conduct of the businesses of the Company Group. The buildings and other improvements constituting the Company Leased Real Property are each in good condition and repair (ordinary wear and tear excepted) in all material respects and are fit for use in the ordinary course of the businesses of the Company Group, and all such buildings and improvements have been installed and maintained in all material respects in accordance with all applicable Laws. None of the Company Leased Real Property has been damaged or destroyed by fire or other casualty that has not been restored. The Company Leased Real Property identified in Section 4.20(b)(i) of the Company Disclosure Schedules comprises all of the real property used or intended to be used in, or otherwise related to, the businesses of the Company Group.

(d)    Personal Property.

(i)    The Company Group has good, valid and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Company Group reflected in the Company Financial Statements or thereafter acquired by a Company Group Member prior to the date hereof, except for assets disposed of in the ordinary course of business.

(ii)    The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Group are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.21    Transactions with Affiliates.    Section 4.21 of the Company Disclosure Schedules sets forth all Contracts between (a) any Company Group Member, on the one hand, and (b) any officer, director, manager, Affiliate or holder of Equity Securities of any Company Group Member or, to the Company’s knowledge, any Affiliate or family member of any of the foregoing, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than Contracts with respect to a Company Related Party’s employment with or service as a director or manager to (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business. No Company Related Party (i) owns any interest in any material asset used in their respective business, (ii) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Company Group Member or (iii) owes any material amount to, or is owed any material amount by, the Company Group (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement). All Contracts, arrangements, understandings, interests and other matters disclosed pursuant to this Section 4.21 are referred to herein as “Company Related Party Transactions.”

Section 4.22    Customers and Suppliers.

(a)    Section 4.22(a) of the Company Disclosure Schedules sets forth a true and complete list of the top ten (10) customers of the Company for the fiscal years ended on 2022 and 2023 (the “Company Material Customers”). Except as set forth in Section 4.22(a) of the Company Disclosure Schedules, no Company Material Customer has, within the past twelve (12) months through the date of this Agreement, canceled, materially reduced, or terminated its business with, or threatened in writing to cancel, materially reduce, or terminate its business with, any Company Group Member.

(b)    Section 4.22(b) of the Company Disclosure Schedules sets forth a true and complete list of the top ten (10) suppliers of the Company for the fiscal years ended on 2022 and 2023 (the “Company Material Suppliers”). Except as set forth in Section 4.22(b) of the Company Disclosure Schedules, no Company Material Supplier has, within the past twelve (12) months through the date of this Agreement, canceled, materially reduced, or terminated its business with, or threatened in writing to cancel, materially reduce, or terminate its business with, any Company Group Member.

Section 4.23    Certain Information.    None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement or the Form S-4 will, at the time the Proxy Statement and the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time the Form S-4 (or any post-effective amendment or supplement) becomes effective under the Securities Act, at the time the Proxy Statement is first mailed to the Acquirer Stockholders and at the time of the Acquirer Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.24    Acquisition Transactions.

(a)    To the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to cause the Acquisition Transactions to not be timely consummated in accordance with the terms set forth in the Acquisition Transaction Agreements.

(b)    (i) The Acquisition Transactions Agreements are valid and binding on, and enforceable against, the the Company and the counterparty thereto, and is in full force and effect, in each case subject to the Enforceability Exceptions, (ii) the Company and the counterparties thereto, are not in, or alleged to be in, breach of, or default under, the Acquisition Transactions Agreements, (iii) the Company has not received or given any written claim or notice of breach of or default or notice of termination under the Acquisition Transactions Agreements, and (iv) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Acquisition Transactions Agreement (in each case, with or without notice or lapse of time or both). True and complete copies of the Acquisition Transactions Agreements have been delivered to or made available to Acquirer or its Representatives.

Section 4.25    Investigation; No Other Representations.

(a)    The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the Acquirer Parties and (ii) it has been furnished with or given access to such documents and information about the Acquirer Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions.

(b)    In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Acquirer Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is or will be a party, none of the Acquirer Parties nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRER PARTIES

Subject to Section 9.8, except as set forth in the Acquirer Disclosure Schedules, each Acquirer Party hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date, as follows:

Section 5.1    Organization and Qualification.

(a)    Acquirer has been duly incorporated, is validly existing as a corporation, and is in good standing under the Laws of the State of Nevada, and Merger Sub has been duly incorporated, is validly existing as a corporation, and is in good standing under the Laws of the State of Delaware. Acquirer has the power and authority to own, operate and lease its properties, rights and assets and to carry on its business as presently conducted. True and complete copies of the Governing Documents of each Acquirer Group Member have been made available to the Company, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Acquirer Group Member are in full force and effect, and no Acquirer Group Member is in breach or violation of any provision set forth in its Governing Documents.

(b)    Acquirer is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of its business, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have an Acquirer Material Adverse Effect or an Acquirer Impairment Effect.

(c)    The Subsidiaries of Acquirer, together with details of their respective jurisdiction of incorporation or organization, are set forth on Section 5.1(c) of the Acquirer Disclosure Schedules (the “Acquirer Subsidiaries”). The Acquirer Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted. Each Acquirer Subsidiary is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expect to have an Acquirer Material Adverse Effect or an Acquirer Impairment Effect. Section 5.1(c) of the Acquirer Disclosure Schedules sets forth each Acquirer Subsidiary that is a “significant subsidiary” as such term is defined under Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act.

Section 5.2    Capital Stock.

(a)    The authorized capital stock of Acquirer consists of 9,000,000 shares of Acquirer Common Stock. As of the date of this Agreement, 6,720,460 shares of Acquirer Common Stock (excluding treasury shares) are issued and outstanding. As of the date of this Agreement, no shares of Acquirer Capital Stock are held by Acquirer in its treasury. As of the date of this Agreement, (i) 93,500 shares of Acquirer Common Stock are available for issuance pursuant to the Acquirer Equity Plans, (ii) 31,055 shares of Acquirer Common Stock are reserved for issuance pursuant to the exercise of outstanding Acquirer Stock Options, (iii) no shares of Acquirer Common Stock underlying Acquirer Restricted Stock Awards are issued and outstanding, (iv) no shares of Acquirer Common Stock are reserved for issuance upon the settlement of outstanding Acquirer Restricted Stock Units, (v) 194,974 shares of Acquirer Common Stock are reserved for issuance pursuant to the exercise of outstanding Acquirer Warrants, (vi) and approximately 30,584 shares of Acquirer Common Stock are reserved for issuance pursuant to the conversion of outstanding Acquirer Convertible Notes.

(b)    Section 5.2(b)(i) of the Acquirer Disclosure Schedules sets forth a true and complete list of all holders, as of the date of this Agreement, of outstanding Acquirer Restricted Stock Awards, Acquirer Restricted Stock Units, and other similar rights to purchase or receive shares of Acquirer Capital Stock or similar rights granted under the Acquirer Equity Plans or otherwise (collectively, “Acquirer Stock Awards”), indicating as applicable, with respect to each Acquirer Stock Award then outstanding, (i) the type of award granted, (ii) the number of shares of Acquirer Common Stock subject to such Acquirer Stock Award, (iii) whether Acquirer Stock Award was granted under the Acquirer Equity Plans, (iv) the date of grant, per share exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration date thereof, (v) whether the holder has made a timely election with the Internal Revenue Service under Section 83(b) of the Code and (vi) whether (and to what extent) the vesting of such Acquirer Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Transactions or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Transactions. There are no Acquirer Stock Options intended to qualify as an “incentive stock option” under Section 422 of the Code. The Acquirer Equity Plans are the only plans or programs that any Acquirer Group Member maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards are outstanding. Acquirer has made available to the Company a true and complete copy of the Acquirer Equity Plans and the forms of all stock option agreements, restricted stock award agreements and restricted stock unit agreements evidencing outstanding Acquirer Stock Options, Acquirer Restricted Stock Awards and Acquirer Restricted Stock Units. Section 5.2(b)(ii) of the Acquirer Disclosure Schedules sets forth a true and complete list of all outstanding Acquirer Warrants and Acquirer Convertible Notes, indicating as applicable, with respect to each such Acquirer Warrant or Acquirer Convertible Notes: (i) the number of shares of Acquirer Common Stock subject to such Acquirer Warrant or Acquirer Convertible Notes, (ii) the date of issuance, exercise or conversion price, interest rate (if applicable), vesting schedule (if applicable), and expiration or maturity date thereof, and (iii) whether (and to what extent) the vesting, exercise or maturity of such Acquirer Warrant or Acquirer Convertible Notes will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Transactions. All shares of Acquirer Common Stock reserved for issuance as noted in this subsection (b) will be, when issued in accordance with the terms of such Equity Security, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(c)    All outstanding shares of Acquirer Capital Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Governing Documents of Acquirer, or any Contract to which any Acquirer Group Member is a party or is otherwise bound. No shares of Acquirer Capital Stock are owned by any Acquirer Group Member. All outstanding shares of capital stock and other Equity Securities of each Subsidiary of Acquirer have been duly authorized and validly issued, are fully paid, nonassessable, and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Law of the jurisdiction of organization of such Subsidiary, such Subsidiary’s organizational documents or any Contract to which such Subsidiary or Acquirer is a party or is otherwise bound. All outstanding shares of capital stock and other Equity Securities of each such Subsidiary are owned, directly or indirectly, by Acquirer, free and clear of all Liens, other than Permitted Liens.

(d)    Except as set forth in Section 5.2(a) and (b) (including the Acquirer Disclosure Schedules thereto), and as set forth in Section 5.2(d) of the Acquirer Disclosure Schedules, there are no Equity Securities of any Acquirer Group Member authorized, reserved, issued or outstanding. The outstanding shares of Acquirer Capital Stock and all outstanding Equity Securities of the Acquirer Group Members (i) were not issued in violation of the Governing Documents of any Acquirer Group Member or any other Contract to which any Acquirer Group Member is party or bound, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws, and (iv) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law and the applicable Acquirer Group Member’s Governing Documents). Except as set forth in Section 5.2(a) and (b) (including the Acquirer Disclosure Schedules thereto), and as set forth in Section 5.2(d) of the Acquirer Disclosure Schedules, no Acquirer Group Member has any outstanding, or is a party to, any (A) equity appreciation or profit participation rights or (B) options, restricted stock, profits interests, phantom stock, warrants, bonds, notes, debentures or other instruments of Indebtedness, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in the case of each of clause (A) and (B), that would require any Acquirer Group Member to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Acquirer Group Member. There are no Equity Securities, instruments of Indebtedness or other rights or Contracts that entitle the holder thereof to vote on any matter submitted to the equity holders of any Acquirer Group Member except as set forth in Sections 5.2(a) and (b) (including the Acquirer Disclosure Schedules thereto). No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Acquirer Group Member. No Acquirer Group Member is a party to any voting trusts, proxies or other Contracts with respect to the voting or transfer of the Acquirer Capital Stock or any Equity Securities of any Company Subsidiary.

(e)    Except as set forth on Section 5.2(e) of the Acquirer Disclosure Schedules, no Acquirer Group Member owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person or the right to acquire any such Equity Securities, and no Acquirer Group Member is a partner or member of any partnership, limited liability company or joint venture (other than any other Acquirer Group Member).

(f)    The Merger Consideration Statement to be delivered by Acquirer to the Company pursuant to Section 3.3(a) will be true, correct and complete when so delivered.

Section 5.3    Authority.

(a)    Each Acquirer Party has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, and, subject to receipt of the Acquirer Stockholder Approval, to perform its obligations hereunder and thereunder, and consummate the Transactions. The execution and delivery of this Agreement, the Ancillary Documents to which Acquirer or Merger Sub is or will be a party and the consummation of the Transactions have been duly authorized by the Acquirer Board or the board of directors of Merger Sub, as applicable, and no other corporate or limited liability company action, as applicable on the part of any Acquirer Party is necessary to authorize the execution and delivery by Acquirer or Merger Sub of this Agreement or the Ancillary Documents to which Acquirer or Merger Sub is (or will be) a party, the performance by Acquirer and Merger Sub of their respective obligations hereunder and thereunder and the consummation of the Transactions (other than the Acquirer Stockholder Approval).

(b)    This Agreement and each Ancillary Document to which an Acquirer Party is or will be a party has been or will be, upon execution thereof, duly and validly executed and delivered by such Acquirer Party and constitutes or will constitute, upon execution and delivery thereof, a valid, legal and binding agreement of such Acquirer Party (assuming that this Agreement and the Ancillary Documents to which such Acquirer Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Acquirer Party in accordance with their terms, subject to Enforceability Exceptions.

(c)    At a meeting duly called and held, the Acquirer Board unanimously (i) determined that this Agreement, the Ancillary Documents and the Transactions are fair to and in the best interests of the Acquirer Stockholders; (ii) approved and declared advisable this Agreement, the Ancillary Documents and the Transactions; (iii) directed that this Agreement be submitted to the Acquirer Stockholders for adoption; and (iv) resolved to recommend to the Acquirer Stockholders adoption of this Agreement and the Ancillary Documents and approval of the Transactions, in each case, in accordance with the Nevada law. The resolutions adopted by the Acquirer Board have not been subsequently rescinded, modified or withdrawn in any way.

(d)    The Acquirer Stockholder Approval is the only vote of the holders of any class or series of Acquirer Capital Stock or other securities of any Acquirer Group Member necessary to approve this Agreement, the Ancillary Documents to which an Acquirer Party is or will be a party and the consummation of the Transactions. No other vote or consent of the holders of any class or series of Acquirer Capital Stock or other securities of any Acquirer Group Member is required in connection with the consummation of any of the Transactions.

Section 5.4    SEC Reports; Financial Statements; Undisclosed Liabilities.

(a)    Acquirer is a “reporting issuer” under the Federal Securities Laws, and is not in default of any material requirements of any applicable Securities Laws or the rules and regulations of the SEC or Nasdaq. Acquirer has not taken any action to cease to be a reporting issuer nor, except as set forth on Section 5.4(a) of the Acquirer Disclosure Schedules, has Acquirer received notification from the SEC, Nasdaq or any other Governmental Entity seeking to revoke the reporting issuer status of Acquirer. Except as set forth on Section 5.4(a) of the Acquirer Disclosure Schedules, no delisting, suspension of trading in or cease trading order with respect to any of its securities and, to the knowledge of Acquirer, no inquiry, investigation or other Proceeding of the SEC, Nasdaq or any other Governmental Entity, is pending, in effect or ongoing or threatened. The Acquirer Common Stock is listed on Nasdaq and trading of the Acquirer Common Stock is not currently halted or suspended. Acquirer does not have any securities listed for trading on any securities exchange other than Nasdaq. Acquirer is not subject to any cease trade or other order of the SEC, Nasdaq or any other Governmental Entity, and, to the knowledge of the Acquirer, no investigation or other Proceeding involving the Acquirer that may operate to prevent or restrict trading of any securities of the Acquirer is currently in progress or pending before the SEC, Nasdaq or any other Governmental Entity. Acquirer has timely filed or furnished all Acquirer SEC Reports required to be filed or furnished by Acquirer under applicable Federal Securities Laws. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) the Acquirer SEC Reports complied in all material respects with the applicable requirements of the Federal Securities Laws, including, in each case, the rules and regulations promulgated thereunder and (ii) none of the Acquirer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Acquirer has not filed any confidential filings (including redacted filings) filed to or furnished with, as applicable, the SEC, Nasdaq or any other Governmental Entity. There are no outstanding or unresolved comments in comment letters from the SEC, Nasdaq or any other Governmental Entity with respect to any of the Acquirer SEC Reports and, to the knowledge of Acquirer, neither Acquirer nor any of the Acquirer SEC Reports is the subject of an ongoing audit, review, comment or investigation by the SEC, Nasdaq or any other Governmental Entity. Acquirer has made available to the Company true, correct and complete copies of all written correspondence between the SEC, on the one hand, and any Acquirer Group Member, on the other hand, occurring since its initial public offering. No Subsidiary of Acquirer is required to file any form, report, schedule, statement or other document with the SEC.

(b)    The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Acquirer SEC Reports (i) have been prepared in a manner consistent with the books and records of the Acquirer Group, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates indicated (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Acquirer Group as of the dates thereof and their respective consolidated results of operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount). Since January 1, 2022, Acquirer has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law or as otherwise disclosed in the financial statements in the Acquirer SEC Reports.

(c)    Acquirer has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Acquirer Group required to be disclosed in Acquirer’s periodic and current reports under the Exchange Act, is made known to Acquirer’s chief executive officer and chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Acquirer have evaluated the effectiveness of Acquirer’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Acquirer SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)    The Acquirer Group has established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is effective in providing reasonable assurances regarding the reliability of Acquirer’s financial reporting and the preparation of Acquirer’s financial statements for external purposes in accordance with GAAP. Acquirer has disclosed, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to its auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Acquirer’s internal control over financial reporting that are reasonably likely to adversely affect the Acquirer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquirer’s internal control over financial reporting. All significant deficiencies or material weaknesses identified in management’s assessment of internal control over financial reporting as of and for the fiscal year ended on January 1, 2022 are set forth in the Acquirer’s annual report on Form 10-K for that period, and no other such deficiency or weakness has been identified since such date.

(e)    Without limiting the generality of Section 5.4(a), (i) Baker Tilly US, LLP has not resigned or been dismissed as independent public accountants of Acquirer as a result of or in connection with any disagreement with Acquirer on a matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure, (ii) since its initial public offering, no Acquirer Group Member nor, to the knowledge of Acquirer, any director, officer, employee, auditor, accountant or representative of any Acquirer Group Member has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquirer Group or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Acquirer Group Member has engaged in questionable accounting or auditing practices, (iii) no executive officer of Acquirer has failed in any respect to make, without qualification, the certifications required of him under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Acquirer with the SEC, (iv) since its initial public offering, no attorney representing any Acquirer Group Member, whether or not employed by an Acquirer Group Member, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by any Acquirer Group Member or any of their respective officers, directors, employees or agents to the Acquirer Board or any committee thereof or to any director or officer of any Acquirer Group Member and (v) no enforcement action has been initiated or, to the knowledge of Acquirer, threatened against Acquirer by the SEC relating to disclosures contained in any Acquirer SEC Report.

(f)    No Acquirer Group Member is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among any Acquirer Group Member, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, any Acquirer Group Member in Acquirer’s published financial statements or the Acquirer SEC Reports, or that would otherwise be required to be disclosed under Item 303 of Regulation S-K under the Exchange Act.

(g)    No Acquirer Group Member has extended or maintained credit, arrange for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Acquirer.

(h)    No Acquirer Group Member has any Liabilities that are not reflected or adequately reserved for in the unaudited consolidated balance sheet of the Acquirer Group as at September 30, 2023 included in the Quarterly Report on Form 10-Q filed by the Acquirer with the SEC on December 22, 2023 (without giving effect to any amendment thereto filed on or after the date hereof), except (i) Liabilities set forth on Schedule 5.4(h) of the Acquirer Disclosure Schedules, (ii) for Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2023, none of which is a Liability for breach of contract, breach of warranty, tort, infringement, or violation of Law and all of which will be transferred or paid and satisfied in full in connection with the Sale Transaction and the Wind Down except for up to $500,000 of retained Liabilities or (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents or the consummation of the Transactions.

(i)    As of the date of this Agreement, the Acquirer Group Members only have Indebtedness as set forth on Section 5.4(i) of the Acquirer Disclosure Schedules.

Section 5.5    Consents and Requisite Governmental Approvals; No Violations.

(a)    Except as set forth on Section 5.5(a) of the Acquirer Disclosure Schedules, no Consent of or with any Governmental Entity is required on the part of any Acquirer Group Member with respect to an Acquirer Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger in accordance with the DGCL, (ii) the Proxy Statement and the Form S-4, (iii) the Nasdaq Listing Application and Nasdaq Approval, or (iv) any other Consents the absence of which would not, individually or in the aggregate, be material to the Acquirer Group, taken as a whole, or would not have an Acquirer Impairment Effect.

(b)    None of the execution, delivery or performance by an Acquirer Party of this Agreement or the Ancillary Documents to which an Acquirer Party is or will be a party or the consummation of the Transactions will (i) contravene or conflict with any provision of the Governing Documents of any Acquirer Group Member, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, Consent, cancellation, amendment, modification, suspension, revocation, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Acquirer Material Contract to which any Acquirer Group Member is a party or by which any of their respective assets or properties may be bound or affected or any Permit held by any Acquirer Group Member, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Acquirer Group Member or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Acquirer Group Member, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, be material to the Acquirer Group, taken as a whole, or would not have an Acquirer Impairment Effect.

Section 5.6    Permits.    The Acquirer Group Members hold, and since January 1, 2020, have held all Permits that are required to own, lease or operate their properties and assets and to conduct their respective businesses, except where the failure to hold or obtain the same would not, individually or in the aggregate, be material to the Acquirer Group, taken as a whole (the “Acquirer Material Permits”). Each Acquirer Material Permit is in full force and effect in accordance with its terms, no written notice of revocation, cancellation or termination of any Acquirer Material Permit has been received by any Acquirer Group Member since January 1, 2020 that has not been withdrawn and no Proceeding in respect of any violation of any Acquirer Material Permit by any Acquirer Group Member is pending or, to Acquirer’s knowledge, threatened against any Acquirer Group Member.

Section 5.7    Acquirer Material Contracts.

(a)    Section 5.7(a) of the Acquirer Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of the following Contracts to which any Acquirer Group Member is a party and that will remain with the Acquirer Group following the closing of the Sale Transaction (together with all material amendments, waivers or other changes thereto) (each Contract required to be set forth on Section 5.7(a) of the Acquirer Disclosure Schedules, each Contract required to be set forth on Section 5.12(c)(i) and (ii) of the Acquirer Disclosure Schedules, each Contract required to be set forth on Section 5.20 of the Acquirer Disclosure Schedules and each Contract required to be set forth on Section 5.21 of the Acquirer Disclosure Schedules, collectively, the “Acquirer Material Contracts”):

(i)    any Contract relating to Indebtedness or any Contract requiring any Acquirer Group Member to guarantee the Liabilities of any Person (other than an Acquirer Group Member) or pursuant to which any Person (other than an Acquirer Group Member) has guaranteed the Liabilities of an Acquirer Group Member;

(ii)    except for the Sale Transaction Agreements, any Contract for the disposition of any portion of the assets or business of any Acquirer Group Member or for the acquisition by an Acquirer Group Member of the assets or business of any other Person, or under which an Acquirer Group Member has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(iii)    any lease, rental or occupancy agreement, license, installment and conditional sale agreement and any other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) other than in the case of Contracts with respect to real property or any interest therein, involves aggregate payments in excess of $200,000 in any calendar year;

(iv)    any Contract for any joint venture, partnership, strategic alliance or similar relationship;

(v)    any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Acquirer Group Member to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit the operations of any Company Group Member or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Acquirer Group Member, directly or indirectly through third parties, in any material respect or that would so limit or purports to limit, in any material respect, any Company Group Member or any of its Affiliates after the Closing;

(vi)    any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Acquirer Group Member in an amount in excess of (A) $200,000 annually or (B) $1,000,000 over the life of the agreement;

(vii)    except for the Exchange Agreements, any Contract under which an Acquirer Group Member has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person (other than any Acquirer Group Member);

(viii)    any Contract (A) for the employment or engagement of any current director, manager, officer, employee, or other individual service provider of an Acquirer Group Member whose annual base salary (or, in the case of an individual other than an employee, annual base compensation) is in excess of $150,000, or (B) providing for any transaction, retention, change of control or severance payments in excess of $150,000 to any current director, manager, officer, employee, or other individual service provider of an Acquirer Group Member;

(ix)    any Contract that constitutes a collective bargaining agreement or any other agreement executed between an Acquirer Group Member and a labor union or similar organization;

(x)    any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes, at any time in the future, any material, non-monetary obligations on an Acquirer Group Member (or any Company Group Member or any of its Affiliates after the Closing);

(xi)    any Contract that is a currency or interest hedging arrangement;

(xii)    any other Contract the performance of which requires either (A) annual payments by an Acquirer Group Member in excess of $200,000 or (B) aggregate payments by an Acquirer Group Member in excess of $1,000,000 over the life of the Contract and, in each case, that is not terminable by such Acquirer Group Member without penalty upon less than thirty (30) days’ prior written notice; and

(xiii)    any commitment to enter into agreement of the type described in clauses (i) through (xii) of this Section 5.7(a).

(b)    (i) Each Acquirer Material Contract is valid and binding on, and enforceable against, the Acquirer Group Member party thereto and, to Acquirer’s knowledge, the counterparty thereto, and is in full force and effect, in each case subject to the Enforceability Exceptions, (ii) the Acquirer Group Member party thereto and, to Acquirer’s knowledge, the counterparties thereto, are not in, or alleged to be in, material breach of, or material default under, any Acquirer Material Contract, (iii) since January 1, 2020 through the date of this Agreement, no Acquirer Group Member has received or given any written claim or notice of breach of or default or notice of termination under any Acquirer Material Contract, and (iv) to Acquirer’s knowledge, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Acquirer Material Contract (in each case, with or without notice or lapse of time or both). True and complete copies of the Acquirer Material Contracts have been delivered to or made available to the Company or its Representatives.

Section 5.8    Absence of Changes.    During the period beginning on October 1, 2023 and ending on the date of this Agreement, (a) no Acquirer Material Adverse Effect or Acquirer Impairment Effect has occurred and (b) except for any Pandemic Measures, (i) the Acquirer Group Members have conducted their respective businesses in the ordinary course of business consistent with past practice and (ii) except for entering into this Agreement and the Sale Transaction Agreements or as set forth on Section 5.8(b)(ii) of the Acquirer Disclosure Schedules, no Acquirer Group Member has taken any action that would require the consent of the Company if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.1(b).

Section 5.9    Litigation.    Except as set forth in Section 5.9 of the Acquirer Disclosure Schedules, there is (and since December 31, 2021 there has been) no Proceeding pending or, to Acquirer’s knowledge, threatened against any Acquirer Group Member or any of their properties, rights or assets, or to Acquirer’s knowledge, any of their respective directors, managers or employees in their capacities as such, that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to any Acquirer Group Member or would have an Acquirer Impairment Effect. No Acquirer Group Member or any of their respective material properties or assets is subject to any Order that would reasonably be expected to be materially adverse to any Acquirer Group Member or would have an Acquirer Impairment Effect. No Acquirer Group Member is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or Liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to such Acquirer Group Member or would have an Acquirer Impairment Effect.

Section 5.10    Compliance with Applicable Law.    The Acquirer Group Members (a) conduct (and since January 1, 2020 have conducted) their respective businesses in accordance with all applicable Laws, Orders and Permits and are not and during such period have not been in violation of any such Law or Order or the terms of any Permit and (b) have not received any written communications from a Governmental Entity or other Person and, to Acquirer’s knowledge, there is no such pending communication, that alleges that any Acquirer Group Member is not in compliance with any such Law, Order, or Permit, except in each case of clauses (a) and (b), as would not, individually or in the aggregate, be material to the Acquirer Group, taken as a whole, or would not have an Acquirer Impairment Effect.

Section 5.11    Environmental Matters.

(a)    Except as would not, individually or in the aggregate, be material to the Acquirer Group, taken as a whole, or have an Acquirer Impairment Effect:

(i)    each Acquirer Group Member is, and has been since January 1, 2020, in compliance with all applicable Environmental Laws;

(ii)    since January 1, 2020, no Acquirer Group Member has received any written notice or communication from any Governmental Entity or any other Person asserting any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws by an Acquirer Group Member;

(iii)    no Acquirer Group Member has generated, treated, stored, disposed of, arranged for, transported, released, or otherwise handled any Hazardous Substances in a manner that would reasonably be expected to give rise to any Liability under any Environmental Laws;

(iv)    there has been no release by any Acquirer Group Member or for which an Acquirer Group Member would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by an Acquirer Group Member; and

(v)    no Acquirer Group Member has assumed, whether by contract or operation of law, or provided an indemnity regarding, the liability of any other Person under any Environmental Laws.

(b)    Acquirer has made available to the Company copies of all material environmental, health and safety reports and similar documents that were prepared by or for any Acquirer Group Member, including by third parties relating to the operations, properties or facilities of any Acquirer Group Member, since January 1, 2020, as well as material correspondence with any Person regarding any actual or alleged compliance with or Liability under any Environmental Law or regarding the release or management of any Hazardous Substance, in either case concerning the business or the properties or operations of any Acquirer Group Member.

Section 5.12    Intellectual Property.

(a)    Section 5.12(a) of the Acquirer Disclosure Schedules sets forth a true and complete list of all (i) Acquirer Registered Intellectual Property and (ii) material Acquirer Software. Section 5.12(a) of the Acquirer Disclosure Schedules lists, for each item of Acquirer Registered Intellectual Property (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b)    Each of the Acquirer Group Member: (i) owns, possesses, or has the adequate right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, formulae, customer lists, and know-how and other intellectual property (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems, or procedures, “Intellectual Property”) necessary for the conduct of its businesses as being conducted and (ii) has no knowledge that the conduct of its business conflicts or will conflict with the rights of others, and it has not received any notice of any claim of conflict with, any right of others. Except as set forth Section 5.12(b) of the Acquirer Disclosure Schedules, none of the Acquirer Group Members have granted or assigned to any other Person any right to sell any of the products or services of the Acquirer Group Member. To the Acquirer Group Member’s knowledge, there is no infringement by third parties of any such Intellectual Property; there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding, or claim by others challenging the rights of the Acquirer Group Member in or to any such Intellectual Property, and the Acquirer Group Member is unaware of any facts which would form a reasonable basis for any such claim; and there is no pending or, to the Acquirer Group Member’s knowledge, threatened action, suit, proceeding, or claim by others that the Acquirer Group Member infringes or otherwise violates any patent, trademark, copyright, trade secret, or other proprietary rights of others, and the Company is unaware of any other fact which would form a reasonable basis for any such claim. Except as set forth in Section 5.12(b) of the Acquirer Disclosure Schedules, none of the Acquirer Group Members have received any claim for royalties or other compensation from any Person, including any employee of the Acquirer Group Members who made inventive contributions to the technology or products of the Acquirer Group Members that are pending or unsettled, and except as set forth in Section 5.12(b) of the Acquirer Disclosure Schedules, none of the Acquirer Group Members have or will have any obligation to pay royalties or other compensation to any Person on account of inventive contributions.

Section 5.13    Data Privacy and Security.

(a)    There is not currently pending or, to Acquirer’s knowledge, threatened, and there has not since January 1, 2020 been any, Proceeding against any Acquirer Group Member initiated by (i) the United States Federal Trade Commission, any state attorney general or similar state official; (ii) any other Governmental Entity, foreign or domestic; (iii) any regulatory entity, privacy regulator or otherwise, or (iv) any other Person, in each case, with respect to privacy, cybersecurity, and, to Acquirer’s knowledge, there are no facts upon which such a Proceeding could be based.

(b)    Except as set forth on Section 5.13 of the Acquirer’s Disclosure Schedules, there have not been any actual, suspected, or alleged material Security Incidents or actual or alleged claims related to material Security Incidents, and, to Acquirer’s knowledge, there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. There are no data security, information security, or other technological vulnerabilities with respect to the Acquirer Group’s services or with respect to the Acquirer IT Systems that would have a materially adverse impact on their operations or cause a material Security Incident.

(c)    The Acquirer Group Members own or have license to use pursuant to an Acquirer Material Contract the Acquirer IT Systems as necessary to operate their respective businesses as currently conducted and such Acquirer IT Systems are sufficient for the operation of their respective businesses as currently conducted. The Acquirer Group Members have back-up and disaster recovery arrangements, procedures and facilities for the continued operation of its businesses in the event of a failure of the Acquirer IT Systems that are, in the reasonable determination of Acquirer, commercially reasonable and in accordance in all material respects with standard industry practice. Since January 1, 2020, there has not been any material disruption, failure or, to Acquirer’s knowledge, unauthorized access with respect to any of the Acquirer IT Systems that has not been remedied, replaced or mitigated in all material respects. To Acquirer’s knowledge, none of the Acquirer IT Systems contain any worm, bomb, backdoor, trap doors, Trojan horse, spyware, keylogger software, clock, timer or other damaging devices, malicious codes, designs, hardware component, or software routines that causes the Acquirer Software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any unauthorized person.

(d)    The Acquirer Group Members have, and since January 1, 2020 have had, in place reasonable and appropriate administrative, technical, physical and organizational measures and safeguards to (i) ensure the integrity, security, and the continued, uninterrupted, and error-free operation of the Acquirer IT Systems, and the confidentiality of the source code of any Acquirer Software, and (ii) to protect Business Data against loss, damage, and unauthorized access, use, modification, or other misuse.

Section 5.14    Compliance with International Trade & Anti-Corruption Laws.

(a)    No Acquirer Group Member or any of their respective officers, directors, or employees, and to Acquirer’s knowledge, none of the Acquirer Group’s Representatives acting for or on behalf of any Acquirer Group Member, is or since January 1, 2020 has been, (i) a Person named on any Sanctions Laws-related list of designated or restricted Persons maintained by a Governmental Entity; (ii) located, organized or resident in, or a blocked national of, a country or territory which is itself the subject of or target of any Sanctions Laws or part of or acting for or on behalf of a Governmental Entity that is a target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or since January 1, 2020 has been, the subject of or target of any Sanctions Laws or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws.

(b)    No Acquirer Group Member or any of their respective officers, directors, or employees, and to Acquirer’s knowledge, none of the Acquirer Group’s Representatives acting for or on behalf of the Company Group, has since January 1, 2020 (i) violated any Anti-Corruption Laws; (ii) offered, paid, authorized or promised to pay anything of value, regardless of form, to any Person for the purpose of influencing any act or decision of such Person or securing an improper advantage to assist any Acquirer Group Member in obtaining or retaining business; or (iii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or used or are using any corporate funds for any illegal contributions, gifts, entertainment, travel or other unlawful expenses, in breach of any Anti-Corruption Law.

Section 5.15    Employee Benefit Plans.

(a)    Section 5.15(a) of the Acquirer Disclosure Schedules sets forth a true and complete list of all material Acquirer Employee Benefit Plans.

(b)    True and complete copies of the following documents, with respect to each material Acquirer Employee Benefit Plan, where applicable, have previously been made available to the Company: (i) the current plan and trust documents (or for unwritten Acquirer Employee Benefit Plans a written description of the material terms of such Acquirer Employee Benefit Plan), each as amended through the date of this Agreement and, in the case of individual Contracts, form(s) thereof; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; and (v) any material, non-routine correspondence to and from any Governmental Entity prior to the date hereof since January 1, 2020.

(c)    Each Acquirer Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification (or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Acquirer Employee Benefit Plan) to the effect that such Acquirer Employee Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code; and, to Acquirer’s knowledge, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material Liability, penalty or tax under ERISA, the Code or other applicable Laws.

(d)    Each Acquirer Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws, including ERISA and the Code, and its terms. No Proceeding (other than those relating to routine claims for benefits) is pending or, to Acquirer’s knowledge, threatened with respect to any Acquirer Employee Benefit Plan, and, to the Acquirer’s knowledge, there are no facts that reasonably would be expected to give rise to any such Proceedings. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Acquirer Employee Benefit Plan which would reasonably be expected to give rise to any material Liability to any Acquirer Group Member. All payments or contributions required to have been made by the applicable due date with respect to all Acquirer Employee Benefit Plans either have been made or have been accrued, in either event, in all material respects in accordance with the terms of the applicable Acquirer Employee Benefit Plan and applicable Law.

(e)    Neither Acquirer nor any ERISA Affiliate of Acquirer maintains, contributes to, or is required to contribute to, or has, or has had in the last five (5) years, any Liability (whether contingent or otherwise) with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA; (ii) a Multiemployer Plan; (iii) any “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA); (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (v) a “voluntary employees” beneficiary association” within the meaning of Section 501(c)(9) of the Code. Except as set forth in Section 5.15(e) of the Acquirer Disclosure Schedules, each Acquirer Employee Benefit Plan that provides health or life benefits is fully insured by a third party insurance company.

(f)    Except as set forth in Section 5.15(f) of the Acquirer Disclosure Schedules, no Acquirer Employee Benefit Plan provides postretirement health or life insurance benefits to any Acquirer Group current or former employee, officer, or director, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws (e.g., COBRA) for which the covered individual pays the full cost of coverage.

(g)    Except as set forth in Section 5.15(g) of the Acquirer Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the Transactions (either alone or in combination with another event) would reasonably be expected to (i) result in any payment becoming due, or increase the amount of any compensation due, to any employee or former employee of any Acquirer Group Member; (ii) increase any benefits otherwise payable under any Acquirer Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code; (v) result in the triggering or imposition of any restrictions or limitations on the rights of Acquirer to amend or terminate any Acquirer Employee Benefit Plan; (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit; or (vii) result in an obligation to fund any benefits under an Acquirer Employee Benefit Plan.

(h)    Neither Acquirer, nor any ERISA Affiliate of Acquirer, has incurred or, to Acquirer’s knowledge, could reasonably be expected to have any material Liability for Taxes under Sections 4975 through 4980 or Sections 4980A through 4980I of the Code. Acquirer maintains a health plan that satisfies in all material respects the requirements for “minimum essential coverage” under Section 4980H(a) of the Code, as applicable.

(i)    No Acquirer Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(j)    Each Acquirer Employee Benefit Plan can be terminated at any time for any reason or no reason by Acquirer without any past, present or future Liability or obligation (other than solely administrative expenses related to such termination). No consents, approvals or other actions of any third party (other than solely administrative processes) are required to effect such termination.

Section 5.16    Labor Matters.

(a)    Section 5.16(a) of the Acquirer Disclosure Schedules separately sets forth all of the Acquirer Group employees as of the date of this Agreement, including for each such employee: (i) name; (ii) employer; (iii) job title; (iv) Fair Labor Standards Act classification; (v) work location (city and state); (vi) compensation (including annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a purely commission basis), as applicable); (vii) 2021 incentive compensation; (viii) date of hire; (ix) fringe benefits (other than employee benefits applicable to all employees, which material benefits are set forth on a separate list on Section 5.15(a) of the Acquirer Disclosure Schedules); and (x) status (i.e., active or inactive and if inactive, the type of leave and estimated duration). To Acquirer’s knowledge, no employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. To Acquirer’s knowledge, no employee, manager, director or officer of any Acquirer Group Member intends to terminate his or her employment with such Acquirer Group Member.

(b)    To Acquirer’s knowledge, each employee of the Acquirer Group is (i) a United States citizen or lawful permanent resident of the United States, (ii) a lawful permanent resident, or (iii) an alien authorized to work in the United States either specifically for the Acquirer Group or for any United States employer. Acquirer has completed a Form I-9 (Employment Eligibility Verification) for each Acquirer Group employee and each such Form I-9 has since been updated as required by applicable Law and is correct and complete in all material respects as of the date hereof. No Acquirer Group employee has a principal place of employment outside the United States nor is subject to the labor and employment Laws of any country other than the United States.

(c)    The Acquirer Group is, and since January 1, 2020 has been, in compliance in all material respects with all applicable Laws respecting labor and employment matters, withholding and remitting of taxes, and information reporting, including all contractual commitments and all such Laws relating to fair employment practices, pay equity, the classification of independent contractors, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave, collective bargaining, discrimination, civil rights, collection and payment of social security Taxes and similar Taxes, and wages and hours, including payment of minimum wages and overtime. The Acquirer Group has, or will have no later than the Closing Date, paid all accrued salaries and wages of the Acquirer Group employees due to be paid through the Closing Date. No Acquirer Group Member is delinquent in any payments to any employee for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due to be paid with respect to any services performed for it. No Acquirer Group Member is, and has not since January 1, 2020, been a government contractor.

(d)    Currently and since January 1, 2020, no Acquirer Group Member has been party to or, to Acquirer’s knowledge, the subject of any Proceeding relating to employment or labor matters concerning the employees or other service providers of any Acquirer Group Member, and no such matters are pending or, to Acquirer’s knowledge, have been threatened against any Acquirer Group Member.

(e)    Since January 1, 2020, the Acquirer Group has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal WARN Act or any similar state, local or foreign Law affecting any site of employment of the Acquirer Group or one or more facilities or operating units within any site of employment or facility of the Acquirer Group.

(f)    No Acquirer Group Member is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group, nor to Acquirer’s knowledge is there any duty on the part of any Acquirer Group Member to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. Since January 1, 2020, there has been no actual or, to Acquirer’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against any Acquirer Group Member. To Acquirer’s knowledge, since January 1, 2020, there have been no labor organizing activities with respect to any employees of the Acquirer Group.

(g)    No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change, reduction in hours, or reduction in salary or wages by any Acquirer Group Member has occurred within the twenty-four (24) months prior to the date of this Agreement or has been announced as of the date of this Agreement as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(h)    Since January 1, 2020, no allegations of sexual harassment or sexual misconduct have been made to any Acquirer Group Member against any director, manager, officer or executive employee of any Acquirer Group Member and, to Acquirer’s knowledge, there have not been any such allegations.

(i)    Section 5.16(i) of the Acquirer Disclosure Schedules contains a complete and accurate listing of the name and contact information of each Contractor who is expected to be or was paid more than $150,000 in any year by the Acquirer Group Members in the aggregate (an “Acquirer Material Contractor”). A copy of each Contract relating to the services an Acquirer Material Contractor provides to such Company Group Member has been provided to the Company. To Acquirer’s knowledge, no Contractor used by any Acquirer Group Member is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for Acquirer. To Acquirer’s knowledge, no current Acquirer Material Contractor used by the Acquirer Group intends to terminate his or her or its relationship with such Acquirer Group Member. No Acquirer Group Member has any obligation or Liability with respect to any Taxes (or the withholding thereof) in connection with any Contractor.

Section 5.17    Insurance.    Section 5.17 of the Acquirer Disclosure Schedules sets forth a true and complete list of all policies or programs of insurance owned or held by, or for the benefit of, any Acquirer Group Member as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full or accrued as of the date of this Agreement, and true and complete copies of all such policies have been made available to the Company. No Acquirer Group Member is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to Acquirer’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default under, or permit termination, rescission or avoidance of, the policy, and to Acquirer’s knowledge, no such action has been threatened. As of the date of this Agreement, no claim for coverage by any Acquirer Group Member is pending under any such policies as to which the relevant insurers have denied, disputed, or reserved the right to deny or dispute coverage.

Section 5.18    Tax Matters.

(a)    The Acquirer Group has prepared and filed, or will prepare and file, all Tax Returns required to be filed by it on or before the Closing Date, all such Tax Returns are, or will be, true, complete and correct in all material respects and prepared in compliance with all applicable Laws and Orders. The Acquirer Group has paid, or will pay, all Taxes required to have been paid by it on or before the Closing Date regardless of whether shown on a Tax Return.

(b)    The Acquirer Group has timely withheld and paid to the appropriate Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.

(c)    No Acquirer Group Member is currently the subject of a Tax audit or examination, and no Acquirer Group Member has been notified of the commencement or anticipated commencement of any Tax audit or examination. All deficiencies asserted, or assessments made, against the Acquirer Group as a result of any examinations by any Tax Authority have been fully paid.

(d)    No Acquirer Group Member has consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority.

(e)    The Liability for unpaid Taxes for each Acquirer Group Member for all periods ending on or before September 30, 2023 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Acquirer Financial Statements. The Liability for unpaid Taxes for each Acquirer Group Member for all periods following the end of the most recent period covered by the Acquirer Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Acquirer Group (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)    Section 5.18(f) of the Acquirer Disclosure Schedules sets forth (i) the Tax Returns each Acquirer Group Member for which examinations by Tax Authorities have been completed; and (ii) the Tax Returns of each Acquirer Group Member for which examinations by Tax Authorities are presently being conducted. Acquirer has delivered or made available to the Company copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, each Acquirer Group Member for all Tax periods ending after January 1, 2020.

(g)    No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to the Acquirer Group.

(h)    No Acquirer Group Member is nor has been a party to, or a promoter of, any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(i)    There are no Liens for Taxes on any assets of the Acquirer Group other than Permitted Liens.

(j)    No Acquirer Group Member (i) has been a member of an affiliated, combined, consolidated or unitary group filing a consolidated federal income Tax Return (other than a group the common parent of which was Acquirer and which includes only Acquirer Group Members) or (ii) has any Liability for the Taxes of any Person (other than other Acquirer Group Members) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(k)    No claims have ever been made by any Tax Authority in a jurisdiction where an Acquirer Group Member does not file Tax Returns that the Acquirer Group Member is or may be subject to taxation by that jurisdiction.

(l)    No Acquirer Group Member is a party to, or bound by, any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(m)    No Acquirer Group Member has a branch, permanent establishment (within the meaning of an applicable Tax treaty), or an office or fixed place of business in a country other than the country in which it is organized.

(n)    Each Acquirer Group Member is treated as a corporation or a disregarded entity for U.S. federal income tax purposes and applicable state Tax purposes.

(o)    No Acquirer Group Member will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or non-U.S. Law; or (v) any election under Section 108(i) of the Code.

(p)    No Acquirer Group Member has deferred any Taxes under Section 2302 of the CARES Act.

(q)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will result in the payment of any compensation or benefits to any person who would be a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) with respect to any Acquirer Group Member that could reasonably, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(r)    There is no Contract covering any individual or entity treated as an individual included in the business or assets of the Acquirer Group that, individually or collectively, could give rise to the payment by any Acquirer Group Member that would not be deductible by reason of Section 162(m) of the Code.

(s)    Each Acquirer Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) and is not exempt from Section 409A of the Code has a plan document that satisfies the requirements of Section 409A of the Code and has been operated in compliance with Section 409A of the Code and the terms of such plan document. Acquirer does not have any “gross-up” or indemnity obligation for Taxes imposed under Section 4999 or 409A of the Code.

Section 5.19    Acquirer PPP Loan.    Acquirer (a) properly and validly obtained the Acquirer PPP Loan, (b) has complied with all applicable Laws with respect to the Acquirer PPP Loan, (c) properly utilized (and documented the utilization of) the proceeds of the Acquirer PPP Loan in accordance with all applicable Laws, and (d) properly and validly applied for forgiveness of the Acquirer PPP Loan pursuant to Section 1106 of the CARES Act, and the loan forgiveness applications were approved in full.

Section 5.20    Real and Personal Property.

(a)    Owned Real Property.    No Acquirer Group Member owns any interest in any real property.

(b)    Leased Real Property.    Section 5.20(b) of the Acquirer Disclosure Schedules sets forth a true and complete list of all Acquirer Leased Real Property and all Acquirer Real Property Leases (including street addresses, the date thereof and legal names of the parties thereto, to the extent such information exists for such Acquirer Leased Real Property) pursuant to which any Acquirer Group Member is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Acquirer Real Property Leases have been made available to the Company. Acquirer or the applicable Subsidiary has a good, valid and enforceable leasehold interest in each Acquirer Leased Real Property free and clear of all Liens, except for Permitted Liens. The relevant Acquirer Group Member’s possession and quiet enjoyment of the Acquirer Leased Real Property under each Acquirer Real Property Lease has not been disturbed and there are no material disputes with respect to such Acquirer Leased Real Property. To Acquirer’s knowledge, no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute a breach or default under or permit the termination or modification of, or acceleration of rent under, such Acquirer Real Property Lease. Each Acquirer Group Member has performed all material obligations required to be performed by it under any Acquirer Real Property Lease, and no Acquirer Group Member has the present expectation or intention of not fully performing on a timely basis all material obligations required to be performed by such Acquirer Group Member under any Acquirer Real Property Lease. The Transactions, this Agreement and any Ancillary Document to be delivered at or before Closing do not require the consent of any other party relating to the Acquirer Leased Real Property, including from landlords under an Acquirer Real Property Lease, whether as a deemed “assignment” or otherwise, will not result in a breach of or default under any Acquirer Real Property Lease, will not give rise to any termination or recapture rights, and will not otherwise cause any such Acquirer Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. No Acquirer Group Member has subleased, licensed or otherwise granted any Person the right to use or occupy such Acquirer Leased Real Property or any portion thereof and no Acquirer Group Member has collaterally assigned or granted any other security interest in such Acquirer Real Property Lease or any interest therein.

(c)    Real Property Condition.    The relevant Acquirer Group Member has in each Acquirer Leased Real Property, in each case to the extent necessary to conduct their respective businesses, (i) direct or indirect legal access to public roads or valid irrevocable easements over private streets or private property for such ingress to and egress from all such buildings and structures and (ii) reasonable access to water supply, electrical connections, fire protection and other utilities necessary for the conduct of their respective businesses, all of which utilities are provided via public roads or via irrevocable appurtenant easements benefitting the Acquirer Leased Real Property. To Acquirer’s knowledge, none of the structures on any Acquirer Leased Real Property materially encroaches upon real property of another Person, and no structure of any other Person materially encroaches upon any Acquirer Leased Real Property. No Acquirer Group Member has received any written notice from any Governmental Entity alleging of a violation of any Laws with respect to any of the Acquirer Leased Real Property and, to Acquirer’s knowledge, the Acquirer Leased Real Property is not in violation of any Law, covenant, condition, restriction, easement, license, permit or agreement relating to any Acquirer Leased Real Property. There are no Orders pending nor, to Acquirer’s knowledge, threatened against or affecting the Acquirer Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain Proceedings or Proceeding to impose any special assessment to any Acquirer Leased Real Property or any material portion thereof, which would reasonably be expected to curtail or interfere with the use of such Acquirer Leased Real Property for the present conduct of their respective businesses. The buildings and other improvements constituting the Acquirer Leased Real Property are each in good condition and repair (ordinary wear and tear excepted) in all material respects and are fit for use in the ordinary course of their respective business, and all such buildings and improvements have been installed and maintained in all material respects in accordance with all applicable Laws. None of the Acquirer Leased Real Property has been damaged or destroyed by fire or other casualty that has not been restored. The Acquirer Leased Real Property identified in Section 5.20(b) of the Acquirer Disclosure Schedules comprise all of the real property used or intended to be used in, or otherwise related to, the respective businesses of the Acquirer Group.

(d)    Personal Property.

(i)    The Acquirer Group has good, valid and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Acquirer Group reflected in the Acquirer Financial Statements or thereafter acquired by an Acquirer Group Member prior to the date hereof, except for assets disposed of in the ordinary course of business.

(ii)    The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Acquirer Group are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 5.21    Transactions with Affiliates.    Section 5.21 of the Acquirer Disclosure Schedules sets forth all Contracts between (a) any Acquirer Group Member, on the one hand, and (b) any officer, director, manager, Affiliate or holder of Equity Securities of any Acquirer Group Member or, to Acquirer’s knowledge, any Affiliate or family member of any of the foregoing, on the other hand (each Person identified in this clause (b), an “Acquirer Related Party”), other than Contracts with respect to an Acquirer Related Party’s employment with or service as a director or manager to (including benefit plans and other ordinary course compensation from) Acquirer entered into in the ordinary course of business. No Acquirer Related Party (i) owns any interest in any material asset used in the businesses of the Acquirer Group, (ii) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Acquirer Group Member or (iii) owes any material amount to, or is owed any material amount by, the Acquirer Group (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement). All Contracts, arrangements, understandings, interests and other matters disclosed pursuant to this Section 5.21 are referred to herein as “Acquirer Related Party Transactions.”

Section 5.22    Certain Information.    The Proxy Statement and the Form S-4 will not, at the time they are filed with the SEC, at the time of any amendment or supplement thereto and at the time the Form S-4 (or any post-effective amendment or supplement) becomes effective under the Securities Act, at the time the Proxy Statement is first mailed to the Acquirer Stockholders and at the time of the Acquirer Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement and the Form S-4 will comply as to form in all material respects with the provisions of the Federal Securities Laws, the DGCL and any other applicable Law. Notwithstanding the foregoing, neither Acquirer nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement or the Form S-4 based on information supplied in writing by or on behalf of the Company specifically for inclusion therein.

Section 5.23    Takeover Laws; Rights Plan.

(a)    No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Governing Documents of Acquirer is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other Transactions.

(b)    There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Acquirer is a party or is otherwise bound.

Section 5.24    Brokers.    Other than as set forth on Section 5.24 of the Acquirer Disclosure Schedules, no broker, finder, investment bank or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of Acquirer or any of its Affiliates for which any Acquirer Party has any obligation.

Section 5.25    Merger Sub Activities.    Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the Merger and the other Transactions, and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its formation or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions. Merger Sub has no Indebtedness.

Section 5.26    Sale Transaction and Wind Down.

(a)    Pursuant to the Sale Transaction and the Wind Down, except as set forth in Section 5.26(a) of the Acquirer Disclosure Schedules (the “Retained Legacy Assets”), all assets used or held for use by the Acquirer Group in the Acquirer Legacy Business immediately prior to the Effective Time (other than cash and cash equivalents) will be divested by the Acquirer Group and no such assets (other than cash and cash equivalents) will be retained by any member of the Acquirer Group following completion of the Sale Transaction and the Wind Down.

(b)    Pursuant to the Sale Transaction and the Wind Down, except as set forth in Section 5.26(b) of the Acquirer Disclosure Schedules (the “Retained Legacy Liabilities”), all Liabilities of the Acquirer Group arising out of, relating to or resulting from the Acquirer Legacy Business immediately prior to the Effective Time will be transferred or paid and satisfied in full, except for any Liabilities that may arise from the Retained Legacy Assets that are currently not known by the Acquirer Group (“Unknown Retained Liabilities”). Following the completion of the Sale Transaction and the Wind Down, except for the Retain Legacy Liabilities, no member of the Acquirer Group will have any Liabilities arising out or, relating to or resulting from the Acquirer Legacy Business, the Sale Transaction or the Sale Transaction Agreements, except for Unknown Retained Liabilities.

(c)    Following the completion of the Sale Transaction and delivery of the resignations contemplated by Section 6.13(a)(ii), no member of the Acquirer Group will have any employees.

(d)    To the knowledge of Acquirer, there are no facts or circumstances that could reasonably be expected to cause the Sale Transaction to not be timely consummated in accordance with the terms set forth in the Sale Transaction Agreements.

(e)    (i) The Sale Transaction Agreements are valid and binding on, and enforceable against, the Acquirer Group Member party thereto and the counterparty thereto, and is in full force and effect, in each case subject to the Enforceability Exceptions, (ii) the Acquirer Group Member party thereto and the counterparties thereto, are not in, or alleged to be in, breach of, or default under, the Sale Transaction Agreements, (iii) no Acquirer Group Member has received or given any written claim or notice of breach of or default or notice of termination under the Sale Transaction Agreement, and (iv) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Sale Transaction Agreement (in each case, with or without notice or lapse of time or both). True and complete copies of the Sale Transaction Agreements have been delivered to or made available to the Company or its Representatives.

Section 5.27    Investigation; No Other Representations.

(a)    Each Acquirer Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the Company Group and (ii) it has been furnished with or given access to such documents and information about the Company Group and their respective businesses as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions.

(b)    In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Acquirer Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Company Group Member or any other Person, either express or implied, and each Acquirer Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the Company Group Members nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

ARTICLE 6

COVENANTS

Section 6.1    Conduct of Business.

(a)    From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article 8, each of Acquirer and the Company shall, and shall cause its respective Subsidiaries to, except as (i) expressly required by this Agreement, any Ancillary Document, the Sale Transaction Agreements or the Acquisition Transactions Agreement, (ii) required by applicable Law (including any Pandemic Measures), (iii) set forth on Section 6.1(a) of the Company Disclosure Schedules or the Acquirer Disclosure Schedules, as applicable, or (iv) consented to in writing by the other Party, (A) operate such Party’s business in the ordinary course consistent with past practice, and (B) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Company Group Members and the Acquirer Group Members, as applicable, and keep available the services of their respective directors, managers, officers, key employees and Contractors. Unless doing so is impracticable due to emergency or urgent circumstances, each Party shall provide advance notice to and reasonably consult with the other Party prior to or promptly following the taking of any action that would be otherwise prohibited or restricted by this Section 6.1(a) but for clause (ii) above. Further, Acquirer shall provide the Company with written notice at least two Business Days prior to taking, or permitting any of its Subsidiaries to take, any action pursuant to clause (ii) above that the Company has reasonably determined is expressly required by the Sale Transaction Agreements. Such notice shall set forth, in reasonable detail, the action proposed to be taken. If the Company objects to Acquirer or any of its Subsidiaries taking such action during such two Business Day period, Acquirer and the Company shall consult with each other and the purchaser in the Sale Transaction in good faith to determine an alternative to the proposed action, and Acquirer will, and will use commercially reasonable efforts to cause the purchaser in the Sale Transaction to, consider in good faith any issues raised or alternatives proposed by the Company. If the Company can demonstrate that the taking of the proposed action by Acquirer or any of its Subsidiaries could reasonably be expected to cause any of the conditions set forth in Article 7 not to be satisfied, or the satisfaction of such conditions being materially delayed, or otherwise jeopardize the consummation of the Merger, then Acquirer and its Subsidiaries will not take the proposed action.

(b)    Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article 8, each of the Company and Acquirer shall, except as (1) expressly required by this Agreement, the Acquisition Transactions Agreements or any Ancillary Document, (2) required by applicable Law (including any Pandemic Measures), (3) set forth on Section 6.1(b) of the Company Disclosure Schedules or the Acquirer Disclosure Schedules, as applicable, or (4) consented to in writing by the other Party, not do, and shall not permit any of its Subsidiaries to do, any of the following:

(i)    declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of such Party, other than dividends or distributions to other Company Group Members or Acquirer Group Members, as applicable;

(ii)    solely with respect to the Acquirer Group Members, directly or indirectly acquire, whether by merging or consolidating with, by purchasing a substantial portion of the assets of, by purchasing any Equity Securities of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(iii)    adopt any amendments, supplements, restatements or modifications to their respective Governing Documents, other than as required to effect the Reverse Split;

(iv)    issue, deliver, sell, transfer, grant, pledge or otherwise directly or indirectly dispose of, or place any Lien (other than Permitted Liens) on, any (A) Equity Securities of any Company Group Member or Acquirer Group Member, as applicable, or (B) options, warrants or other rights to purchase or obtain any Equity Securities of any Company Group Members or Acquirer Group Members, as applicable, in each case after the Company Capitalization Freeze Date (with respect to the Company Group Members) or the Acquirer Capitalization Freeze Date (with respect to the Acquirer Group Members), as applicable;

(v)    sell, assign, transfer, convey, lease, license, abandon or otherwise dispose of, any material assets, rights or properties (including Intellectual Property Rights), other than as contemplated by the Sale Transaction Agreements;

(vi)    (1) incur, create or assume any Indebtedness (other than pursuant to Section 6.17), (2) modify, in any material respect, the terms of any Indebtedness or (3) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness;

(vii)    fail to maintain in full force and effect insurance policies covering the Company Group Members or the Acquirer Group Members, as applicable, and their respective properties, assets and businesses in a form and amount consistent with the policies in effect as of the date of this Agreement;

(viii)    solely with respect to Acquirer Group Members, enter into any Contract that, if in existence as of the date of this Agreement, would be a Sale Transaction Agreement or an Acquirer Material Contract, or amend, modify, waive any material benefit or right under or terminate any Sale Transaction Agreement or Acquirer Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Acquirer Material Contract pursuant to its terms);

(ix)    make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of business expenses of employees in the ordinary course of business; provided, that the foregoing limitation shall not restrict any Company Group Member from making any guarantee for the benefit of, or investment in, any Person in connection with any strategic acquisition of assets or Equity Securities;

(x)    solely with respect to the Acquirer Group Members or as contemplated in connection with adoption of the Post-Closing Equity Plan, (A) amend, modify, adopt, enter into or terminate any Acquirer Employee Benefit Plan, or any material benefit or compensation plan, policy, program or Contract that would be a an Acquirer Employee Benefit Plan, as applicable, if in effect as of the date of this Agreement, other than for renewals in the ordinary course of business; (B) increase the compensation payable to any individual contractor, manager, director, officer or employee of the Acquirer Group, as applicable; (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any individual contractor, manager, director, officer or employee of the Acquirer Group, as applicable; (D) grant any additional rights to severance, termination, change in control, retention or similar compensation to any individual contractor, manager, director, officer or employee of the Acquirer Group; (E) hire or engage any employee or independent contractor, or any other individual who is providing or will provide services to any Acquirer Group Member; or (F) grant any compensatory arrangement or award that may settle in Acquirer Capital Stock;

(xi)    waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any manager, employee, Contractor, director or officer of any Company Group Member or any Acquirer Group Member, as applicable;

(xii)    except as contemplated in the Sale Transaction Agreements or by Section 6.18 of this Agreement, implement or announce any employee layoffs, plant closings, furloughs, reductions in force, reductions in compensation, salaries, wages, hours or benefits, work schedule changes or such similar actions that could implicate the WARN Act;

(xiii)    (A) negotiate, modify, extend, or enter into any collective bargaining agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employee of the Company Group or the Acquirer Group, as applicable;

(xiv)    make or change any entity classification or other material Tax election or adopt or change any material Tax accounting method in a manner inconsistent with past practice, file any material Tax Return in a manner inconsistent with past practices or amend any material Tax Return or file a claim for material Tax refunds, enter into any agreement with a Governmental Entity with respect to a material amount of Taxes, settle or compromise any claim or assessment by a Governmental Entity in respect of any material amount of Taxes, surrender any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the statutory period of limitation applicable to any claim, audit or assessment in respect of a material amount of income Taxes, or enter into any Tax sharing or similar agreement other than in the ordinary course of business;

(xv)    (A) cancel or compromise any claim or Indebtedness owed to any Company Group Member or any Acquirer Group Member, as applicable, or (B) solely with respect to the Acquirer Group Members, settle any pending or threatened Proceeding, (1) if such settlement would require payment by any Acquirer Group Member, as applicable, in an amount greater than $100,000, in the aggregate, (2) to the extent such settlement involves a Governmental Entity or alleged criminal wrongdoing, or (3) if such settlement will impose any material, non-monetary obligations on any Company Group Member, any Acquirer Group Member, or any of their respective Affiliates after the Closing;

(xvi)    authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction, other than as required to effect the Reverse Split;

(xvii)    solely with respect to the Acquirer Group Members, redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities, other than as required to effect the Reverse Split;

(xviii)    adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities, other than as required to effect the Reverse Split;

(xix)    solely with respect to the Acquirer Group Members, make any capital expenditures;

(xx)    enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xxi)    solely with respect to Acquirer Group Members, (A) modify, extend or amend any Acquirer Real Property Lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Acquirer Real Property Lease pursuant to its terms) or (B) enter into any new Acquirer Real Property Lease or other Contract for the use or occupancy of any real property;

(xxii)    solely with respect to the Acquirer Group Members, conduct their cash management practices other than in the ordinary course of business (including with respect to the payment of accounts payable and accrued expenses, pricing of goods and services and credit practices and operation of cash management practices generally);

(xxiii)    change the Company’s or Acquirer’s as applicable, methods of accounting in any material respect, other than as may be required by GAAP; or

(xxiv)    enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1(b).

Unless doing so is impracticable due to emergency or urgent circumstances, each Party shall provide advance notice to and reasonably consult with the other Party prior to or promptly following the taking of any action that would be otherwise prohibited or restricted by this Section 6.1(b) but for clause (2) above. Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give Acquirer or the Company, as applicable, directly or indirectly, the right to control or direct the operations of any Company Group Member or Acquirer Group Member, as applicable, prior to the Closing.

Section 6.2    Efforts to Consummate.

(a)    Subject to the terms and conditions herein provided, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7) and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement. Without limiting the generality of the foregoing, each of the Parties shall use commercially reasonable efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities necessary, proper or advisable to consummate the Transactions, including preparing and submitting any required notices related to any registrations obtained by any Company Group Member from any Governmental Entity and preparing and submitting any requests to amend or novate any Permits that may be necessary as a consequence of the Transactions. Each Party shall bear its out-of-pocket costs and expenses in connection with the preparation and obtaining of any such Consents. Acquirer shall promptly inform the Company of any communication between any Acquirer Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Acquirer of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the Transactions. Without limiting the foregoing, each Party and their respective Affiliates shall not enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of Acquirer and the Company. Nothing in this Section 6.2 obligates any Party or any of its Affiliates to agree to (1) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities, (2) terminate, amend or assign existing relationships and contractual rights or obligations, (3) amend, assign or terminate existing licenses or other agreements, or (4) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party, except with Acquirer’s and the Company’s prior written consent.

(b)    From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Acquirer Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Acquirer Party) or Acquirer (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the Transactions. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with, in the case of any Acquirer Party, the Company, or, in the case of the Company, Acquirer in advance.

(c)    Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.2 conflicts with any other covenant or agreement in this Article 6 that is intended to specifically address certain subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 6.3    Confidentiality and Access to Information.

(a)    The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 6.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b)    From and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 8, upon reasonable advance written notice, each of Acquirer and the Company shall provide, or cause to be provided, to the other Party and its Representatives during normal business hours reasonable access to the directors, officers, books, records, Company IT Systems and Acquirer IT Systems, as applicable, facilities and properties of each Acquirer Group Member and Company Group Member (in a manner so as to not interfere with the normal business operations of such Acquirer Group Member or Company Group Member and subject to any applicable Pandemic Measures), and shall use its and their respective commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Acquirer Group Members and the Company Group Members that are in the possession of any Acquirer Group Member or Company Group Member, as applicable, in each case, as the other Party and its Representatives may reasonably request. Notwithstanding the foregoing, each of Acquirer and the Company shall not be required to provide, or cause to be provided to, the other Party or any of its Representatives any information (i) if, and to the extent, doing so would (A) violate any Law to which an Acquirer Group Member or Company Group Member, as applicable, is subject or (B) jeopardize protections afforded to any Acquirer Group Member or Company Group Member, as applicable, under the attorney-client privilege or the attorney work product doctrine (provided that, in case of both of clauses (A) and (B), Acquirer or the Company, as applicable, shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege or Law and (y) provide such information in a manner without violating such privilege or Law), or (ii) if any Company Group Member, on the one hand, and any Acquirer Group Member, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto; provided that Acquirer or the Company, as applicable, shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c)    The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 6.4    Public Announcements.

(a)    Prior to the Effective Time, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the Company and Acquirer; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the Company, if the disclosing party is any Acquirer Party, or with Acquirer, if the disclosing party is the Company, to review such announcement or communication and provide the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.4, (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions and (iv) regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case under this clause (iv), so long as such recipients are obligated to keep such information confidential.

(b)    The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and Acquirer prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. The Company, on the one hand, and Acquirer, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquirer, as applicable) a press release announcing the consummation of the Transactions (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. In connection with the preparation of each of the Signing Press Release and the Closing Press Release, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 6.5    Tax Matters.

(a)    The Parties intend that for U.S. federal (and, as applicable, state and local) income Tax purposes, the Merger will be treated as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and as an exchange to which Section 351 of the Code applies (the “Intended Tax Treatment”), and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and Section 354(a)(1) of the Code. Each of the Parties shall use commercially reasonable efforts not to take an action that could reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Parties will comply with the filing requirements of Treasury Regulations Sections 1.351-3 or 368-3, as applicable.

(b)    Except as required by a “determination” within the meaning of Section 1313 of the Code, the Parties shall, and shall cause each of their respective applicable Affiliates to: (i) prepare and file all Tax Returns consistent with the Intended Tax Treatment; (ii) take no position in any communication with any Governmental Entity or any other action inconsistent with the Intended Tax Treatment; (iii) promptly inform each other of any challenge by any Governmental Entity to any portion of the Intended Tax Treatment; (iv) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Intended Tax Treatment; and (v) use their respective commercially reasonable efforts to defend the Intended Tax Treatment in any audit, examination, claim or other similar proceeding.

(c)    All Transfer Taxes incurred in connection with this Agreement shall be borne by the Company and paid when due. The Company shall timely file, or cause to be timely filed, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the Acquirer will join in the execution of any such Tax Return or documentation.

(d)    Acquirer and the Holders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing or amendment of Tax Returns and any audit or other proceeding with respect to Taxes or Tax Returns of Acquirer, the Surviving Company, the Company or its Subsidiaries. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any out-of-pocket expenses incurred in connection with the operation of this Section 6.5(d) shall be borne by the requesting Party.

(e)    Notwithstanding any provision in this Agreement to the contrary, Acquirer makes no representations or warranties to the Company Group, the Company Stockholders or any other security holders of the Company with respect to whether the Merger qualifies for the Intended Tax Treatment.

Section 6.6    Non-Solicitation; Recommendation of the Merger.

(a)    Acquirer shall not, and shall not permit or authorize any of its Subsidiaries or any Representative of Acquirer or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing; provided, that Acquirer may (x) advise any Person of the restrictions of this Agreement; and (y) advise any Person making an Acquisition Proposal that the Acquirer Board has determined that such Acquisition Proposal does not constitute a Superior Proposal, in each case, if, in so doing, no other information that is prohibited from being communicated under this Agreement is communicated to such Person. Acquirer shall, and shall cause each of its Subsidiaries and the Representatives of Acquirer and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement (provided, that Acquirer shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Acquirer Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (1) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Acquirer Board in compliance with this Section 6.6 and (2) would constitute a breach of its fiduciary duties to the Acquirer Stockholders under applicable Law). Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Acquirer Stockholder Approval, (w) Acquirer receives a written Acquisition Proposal that the Acquirer Board believes in good faith to be bona fide, (x) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.6 (other than de minimis breaches), (3) the Acquirer Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to constitute or lead to a Superior Proposal, and (4) the Acquirer Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (I) and/or (II) below would constitute a breach of its fiduciary duties to the Acquirer Stockholders under applicable Law, then Acquirer may (I) furnish information with respect to Acquirer and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Acquirer than, those set forth in the Confidentiality Agreement (including any standstill agreement contained therein) (an “Acceptable Confidentiality Agreement”); provided, that (x) Acquirer shall provide the Company a non-redacted copy of each confidentiality agreement Acquirer has executed in accordance with this Section 6.6 and (y) any non-public information provided to any such Person shall have been previously provided to the Company or shall be provided to the Company prior to or concurrently with the time it is provided to such Person, and (II) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. Acquirer shall not provide (and shall not permit any of its Subsidiaries or any of their respective Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 6.6, except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on Acquirer, which procedures shall be consistent in all material respects with Acquirer’s practices in dealing with the disclosures of such information to the Company or its Representatives.

(b)    Neither the Acquirer Board nor any committee thereof, shall:

(i)    (A) withdraw (or modify or qualify in any manner adverse to the Company) the recommendation or declaration of advisability by the Acquirer Board or any such committee of this Agreement, the Merger or any of the other Transactions, (B) recommend or otherwise declare advisable the approval by the Acquirer Stockholders or the Holders of any Acquisition Proposal, or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 6.6(b)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii)    cause or permit the any Acquirer Group Member to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Acquirer Stockholder Approval, the Acquirer Board may, if the Acquirer Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the Acquirer Stockholders under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Company pursuant to this Section 6.6, (x) make an Adverse Recommendation Change in response to a Superior Proposal, or (y) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 6.6 (other than de minimis breaches), cause Acquirer to terminate this Agreement in accordance with Section 8.1(g) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that Acquirer may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement pursuant to Section 8.1(g) unless:

(A)    Acquirer notifies the Company in writing at least five Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior

Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any material amendment to the financial terms or any other term of such Superior Proposal shall require a new written notice by Acquirer and a new five Business Day period); and

(B)    if the Company makes a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Acquirer Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would result in a breach of its fiduciary duties to the Acquirer Stockholders under applicable Law;

During the five Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, Acquirer shall, and shall cause its financial and legal advisors to, negotiate with the Company in good faith (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company. If the Acquirer Board determines that an Acquisition Proposal would cease to be a Superior Proposal following the revisions to this Agreement proposed by the Company, Acquirer shall promptly so advise the Company and Acquirer and the Company shall amend this Agreement to reflect such offer made by the Company, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing. Notwithstanding anything to the contrary contained herein, neither Acquirer nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Termination Fee pursuant to Section 8.3, if applicable).

(c)    In addition to the obligations of Acquirer set forth in Section 6.6(a) and Section 6.6(b), Acquirer promptly (and in any event within 24 hours of receipt) shall advise the Company in writing in the event Acquirer or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. Acquirer shall keep the Company informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, Acquirer shall promptly (and in any event within 24 hours) notify the Company orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.6(a) or Section 6.6(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. Acquirer shall provide the Company with at least 24 hours prior notice (or such shorter notice as may be provided to the Acquirer Board) of a meeting of the Acquirer Board at which the Acquirer Board is reasonably expected to consider an Acquisition Proposal.

(d)    Acquirer agrees that any violation of the restrictions set forth in this Section 6.6 by any Representative of Acquirer or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Acquirer or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by Acquirer.

(e)    Acquirer shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Acquirer’s ability to comply with any of the terms of this Section 6.6, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f)    Acquirer shall not take any action to exempt any Person (other than the Company and its Affiliates) from the restrictions on obtaining a controlling interest under Sections 78.387 through 78.3793 of the Nevada Revised Statutes or the provisions regarding combinations with interested stockholders under Sections 78.411 through 78.444 of the Nevada Revised Statutes (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(g).

(g)    Nothing contained in Section 6.6(a) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.1(f)) unless the Acquirer Board expressly reaffirms its recommendation to the Acquirer Stockholders in favor of the approval of this Agreement and the Transactions in such disclosure and expressly rejects any applicable Acquisition Proposal.

(h)    If Acquirer provides the Company with notice of a Superior Proposal as contemplated in Section 6.6(b) after a date that is less than seven (7) Business Days before the Acquirer Stockholder Meeting, Acquirer shall be entitled to, and the Company shall be entitled to require Acquirer to, adjourn or postpone the Acquirer Stockholder Meeting to a date that is not more than 15 Business Days after the scheduled date of the Acquirer Stockholder Meeting but in any event the Acquirer Stockholder Meeting shall not be postponed to a date which would prevent the Effective Time from occurring on or prior to the Termination Date.

Section 6.7    Company Financial Statements.    As promptly as reasonably practicable following the date of this Agreement, the Company shall provide to Acquirer the unaudited consolidated balance sheet of the Company Group, and the related unaudited consolidated statements of income, changes in members’ equity (deficit) and cash flows, prepared in accordance with (i) GAAP applied on a consistent basis throughout the covered periods and (ii) Regulation S-X, that have been reviewed by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105, for each fiscal quarter of the Company Group between January 1, 2023 and September 30, 2023 (and the comparable period in the prior year). All costs incurred in connection with preparing and obtaining such financial statements shall be borne by the Company.

Section 6.8    Preparation of Proxy Statement and Form S-4; Acquirer Stockholders Meeting.

(a)    As promptly as practicable after the date of this Agreement (and in any event within twenty-eight (28) calendar days after the date hereof), Acquirer shall (i) prepare (with the Company’s reasonable cooperation) and file with the SEC (A) a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the Acquirer Stockholders relating to the special meeting of the Acquirer Stockholders (the “Company Stockholders Meeting”) to be held to consider the Acquirer Stockholder Approval Matters and (B) a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Acquirer Common Stock comprising (x) the “Merger Consideration, and (y) the Acquirer Common Stock underlying the Adjusted Warrants, and (ii) in consultation with the Company, set a preliminary record date for the Acquirer Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. Acquirer shall use its reasonable best efforts (1) to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other Transactions and (2) to cause the Proxy Statement to be mailed to the Acquirer Stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Acquirer shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Acquirer Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Capital Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement will be made by Acquirer without providing the Company a reasonable opportunity to review and comment thereon and without the Company’s prior approval (which shall not be unreasonably withheld). Acquirer will advise the Company promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Acquirer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Company with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. Acquirer shall (i) provide the Company with reasonable prior notice of any scheduled telephone calls between Acquirer or its Representatives and the SEC, and (ii) use its reasonable best efforts to allow the Company or its Representatives to participate in all such telephone calls.

(b)    Acquirer shall cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the provisions of the Federal Securities Laws, the Nevada Revised Statutes, the DGCL and any other applicable Law. Notwithstanding the foregoing, neither Acquirer nor Merger Sub shall have any such obligation with respect to statements included or incorporated by reference in the Proxy Statement or the Form S-4 based on information supplied in writing by or on behalf of the Company specifically for inclusion therein. If at any time prior to the Effective Time any information relating to the Company or Acquirer, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Acquirer that should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to Acquirer Stockholders; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(c)    As promptly as practicable (and in any event within ten (10) calendar days) after the Form S-4 is declared effective under the Securities Act, Acquirer shall duly call, give notice of the Acquirer Stockholders Meeting solely for the purpose of obtaining the Acquirer Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith. The Acquirer Stockholder Meeting shall be held as promptly after the date of such notice as permitted under applicable Law, the listing rules of the Nasdaq and Acquirer’s Governing Documents. Acquirer may postpone or adjourn the Acquirer Stockholders Meeting solely: (i) with the prior written consent of the Company; (ii) (A) due to the absence of a quorum or (B) if Acquirer has not received proxies representing a sufficient number of shares of Acquirer Capital Stock to constitute the Acquirer Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Acquirer Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Acquirer Stockholders prior to the Acquirer Stockholders Meeting or (iv) pursuant to Section 6.6(h); provided, that Acquirer may not postpone or adjourn the Acquirer Stockholders Meeting more than a total of two (2) times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section 6.8. Notwithstanding the foregoing, Acquirer shall, at the request of the Company, to the extent permitted by applicable Law, adjourn the Acquirer Stockholders Meeting to a date specified by the Company for the absence of a quorum or if Acquirer has not received proxies representing a sufficient number of shares of Acquirer Capital Stock to constitute the Acquirer Stockholder Approval; provided, that Acquirer shall not be required to adjourn the Acquirer Stockholders Meeting more than one (1) time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Except in the case of an Adverse Recommendation Change specifically permitted by Section 6.6(b), Acquirer, through the Acquirer Board, shall (I) recommend to Acquirer Stockholders that they adopt this Agreement and the Ancillary Documents and approve of the Acquirer Stockholder Approval Matters, (II) include the Acquirer Board Recommendation in the Proxy Statement and (III) publicly reaffirm the Acquirer Board Recommendation within twenty-four (24) hours after a request to do so by the Company. Without limiting the generality of the foregoing, Acquirer agrees that (x) except in the event of an Adverse Recommendation Change specifically permitted by Section 6.6(b), Acquirer shall use commercially reasonable efforts to solicit proxies to obtain the Acquirer Stockholder Approval and (y) its obligations pursuant to this Section 6.8(c) shall not be affected by the commencement, public proposal, public disclosure or communication to Acquirer or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change.

Section 6.9    Takeover Laws.    Acquirer and the Acquirer Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other Transactions and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other Transactions take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other Transactions.

Section 6.10    Nasdaq Listing.

(a)    From the date of this Agreement through the Effective Time, Acquirer shall use commercially reasonable efforts to ensure Acquirer remains listed as a public company on Nasdaq and to obtain the Nasdaq Approval and the Company will use commercially reasonable efforts to support Acquirer in obtaining the Nasdaq Approval.

(b)    Acquirer shall promptly prepare and use commercially reasonable efforts to submit the Nasdaq Listing Application to Nasdaq as promptly as reasonably practicable after the date of this Agreement and the Company will use commercially reasonable efforts to support Acquirer in timely preparing and submitting the Nasdaq Listing Application.

(c)    Acquirer shall cause the Nasdaq Listing Application to comply in all material respects with the requirements of the Nasdaq, and any other applicable Law. Acquirer shall use its commercially reasonable efforts to resolve all Nasdaq comments with respect to the Nasdaq Listing Application as promptly as reasonably practicable after receipt thereof and to have the Nasdaq Listing Application cleared by the staff of Nasdaq, and the Nasdaq Approval obtained, as promptly as reasonably practicable after such submission.

(d)    No amendment or supplement to the Nasdaq Listing Application shall be made by Acquirer without the reasonable advance notice to the Company. Acquirer shall promptly provide notice to the Company of any correspondence or communications with or comments from Nasdaq and shall provide the Company with copies of all such written comments and written correspondence. Acquirer shall consider in good faith any comments of the Company prior to submitting any response letters or other correspondence to Nasdaq. Acquirer shall (i) provide the Company with reasonable prior notice of any scheduled telephone calls between Acquirer or its Representatives and Nasdaq, and (ii) use its reasonable best efforts to allow the Company or its Representatives to participate in all such telephone calls.

Section 6.11    Acquirer Indemnification and Insurance.

(a)    Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability or exculpation now existing in favor of the directors and officers of each Acquirer Party, as provided in the applicable Acquirer Party’s Governing Documents in effect as of immediately prior to the Effective Time, in either case, solely with respect to any acts, errors or omissions occurring on or prior to the Effective Time, shall survive the Transactions and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Acquirer will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. During such six (6)-year period, Acquirer shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable Acquirer Party’s Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of the Acquirer Parties’ Governing Documents or in other applicable agreements in effect as of immediately prior to the Effective Time shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time or at any time prior to such time, were directors or officers of any Acquirer Party (the “Acquirer D&O Persons”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the Effective Time by reason of the fact that such Acquirer D&O Person was a director or officer of any Acquirer Party immediately prior to the Effective Time unless such amendment, repeal or other modification is required by applicable Law.

(b)    Acquirer shall not have any obligation under this Section 6.11 to any Acquirer D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Acquirer D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)    If, following the Closing, Acquirer (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquirer shall assume all of the obligations set forth in this Section 6.11.

(d)    Acquirer and its Subsidiaries shall maintain director and officers insurance policies, including purchasing any “tail” policies as may be required, with coverage at least as favorable to the D&O Persons as in effect at the Effective Time without any reduction in scope or coverage for six (6) years from the Effective Time.

(e)    The Acquirer D&O Persons entitled to the advancement, indemnification, liability limitation, and exculpation set forth in this Section 6.11 are intended to be third party beneficiaries of this Section 6.11. This Section 6.11 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Acquirer.

Section 6.12    Company Indemnification.

(a)    Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability, or exculpation now existing in favor of the directors and officers of any Company Group Member, as provided in the Company Group Member’s Governing Documents in effect as of immediately prior to the Effective Time, in either case, solely with respect to any acts, errors or omissions occurring on or prior to the Effective Time, shall survive the Transactions and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Acquirer will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. During such six (6)-year period, Acquirer shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable Company Group Member’s Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of any Company Group Member’s

Governing Documents or in other applicable agreements in effect as of immediately prior to the Effective Time shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time or at any time prior to such time, were directors or officers of the applicable Company Group Member (the “Company D&O Persons”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the Effective Time by reason of the fact that such Company D&O Person was a director or officer of the applicable Company Group Member prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)    None of Acquirer or the Company shall have any obligation under this Section 6.12 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)    If, following the Closing, Acquirer (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquirer shall assume all of the obligations set forth in this Section 6.12.

(d)    The Company D&O Persons entitled to the advancement, indemnification, liability limitation and exculpation set forth in this Section 6.12 are intended to be third party beneficiaries of this Section 6.12. This Section 6.12 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Acquirer.

Section 6.13    Post-Closing Directors and Officers.

(a)    Subject to applicable listing rules of Nasdaq, applicable Law and the second sentence of Section 6.13(b), not less than five (5) Business Days prior to the Closing Date:

(i)    the Company shall designate in writing to Acquirer five (5) Persons that will serve on the Acquirer Board as of immediately following Closing, which shall include the Persons set forth on Section 6.13(a) of the Company Disclosure Schedules; and

(ii)    Acquirer shall deliver to the Company executed letters of resignation from all members of the Acquirer Board, and all officers of Acquirer, effective immediately prior to the Effective Time, other than any member of the Acquirer Board designated for continued service pursuant to this Section 6.13(a)(ii).

(b)    For the avoidance of doubt, as of immediately following Closing, the Acquirer Board shall consist of five (5) directors. Notwithstanding the designation rights of the Parties in Section 6.13(a), not less than a majority of the directors on the Acquirer Board as of immediately following the Closing shall qualify as independent directors in accordance with the Nasdaq listing rules. In the event that any designee designated pursuant to Section 6.13(a) is unable or unwilling to serve, for any reason, as a director on the Acquirer Board at the Effective Time, the Company shall have the right to designate another individual to become a designee in place of such unavailable designee. The designees appointed pursuant to this Section 6.13 shall be assigned to the committees of the Acquirer Board as determined by the Company not less than five (5) Business Days prior to the Closing.

(c)    The Persons identified on Section 6.13(c) of the Company Disclosure Schedules shall be the officers of Acquirer immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any Person identified on Section 6.13(c) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability or otherwise) to serve as an officer, then the Company may, subject to applicable listing rules of Nasdaq and applicable Law, replace such individual with another individual to serve as such officer by amending Section 6.13(c) of the Company Disclosure Schedules to include such replacement individual as such Officer.

(d)    Each Party shall take all such action as may be necessary or appropriate to give effect to the designations set forth in Section 6.13(a), Section 6.13(b) and Section 6.13(c) as of immediately following Closing.

(e)    At the Closing, Acquirer shall enter into customary indemnification agreements, in a form reasonably satisfactory to each of the Company and Acquirer, with the post-Closing directors and officers of Acquirer as determined pursuant to this Section 6.13 other than any such directors or officers who were already party to an indemnification agreement with Acquirer immediately prior to the Closing.

Section 6.14    Section 16 of the Exchange Act.    Prior to the Closing, the Acquirer Board or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3 under the Exchange Act, such that the acquisition of Acquirer Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of Acquirer for purposes of Section 16(b) of the Exchange Act (“Section 16(b)”) shall be exempt acquisitions for purposes of Section 16(b).

Section 6.15    Notification of Certain Matters.    Each Party shall provide the other Parties with prompt written notice upon becoming aware of any event, fact or circumstance that would reasonably be expected to cause such Party’s or any other Party’s conditions set forth in Article 7 not to be satisfied, or the satisfaction of such conditions being materially delayed. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. No notice pursuant to this Section 6.15 shall affect any representation, warranty, covenant, right or remedy of any Party or any condition to the obligations of any Party.

Section 6.16    Transaction Litigation.    From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article 8, Acquirer, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any demand (or threat thereof) or other Proceeding brought on behalf of an Acquirer Stockholder or Company Stockholder, respectively, whether or not before any Governmental Entity (including derivative claims), relating to this Agreement or the Transactions (collectively, “Transaction Litigation”) commenced or, to the knowledge of Acquirer or to the knowledge of the Company, as applicable, threatened in writing against (a) in the case of Acquirer, Acquirer, any of Acquirer’s Affiliates or any of their respective officers, directors, managers, employees, or stockholders or members (in their capacity as such) or (b) in the case of the Company, any Company Group Member, any of the Company Group’s controlled Affiliates or any of their respective officers, directors, managers, employees or members (in their capacity as such). Acquirer and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) any Company Group Member, any of the Company Group’s Affiliates or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of Acquirer (such consent not to be unreasonably withheld, conditioned or delayed) or (y) Acquirer, any of Acquirer’s Affiliates or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.17    Pre-Closing Financings; Expense Financings; Company Pre-Closing Financing.

(a)    Prior to the Closing or termination of this Agreement in accordance with Article 8, contingent upon Acquirer obtaining stockholder approval for an increase in its authorized captial, Acquirer shall consummate a transaction or series of transactions in which Acquirer issues and sells securities for capital raising purposes (each, a “Pre-Closing Financing”) in an aggregate amount such that after paying transaction costs incurred by Acquirer in connection therewith, Acquirer shall have raised $2,500,000 (the “Pre-Closing Financing Target”). No later than five (5) Business Days following the consummation of such Pre-Closing Financings, Acquirer shall pay to the Company an amount in cash equal to eighty percent (80%) of the proceeds received by Acquirer from such Pre-Closing Financing (less transaction costs incurred by Acquirer in connection therewith) up to the Pre-Closing Financing Target in exchange for an unsecured promissory note in a form that is reasonably acceptable to Acquirer and the Company (a “Bridge Note”). Each Bridge Note shall provide that (a) in the event that the Closing occurs or this Agreement is terminated pursuant to Article 8 and Acquirer is obligated to pay the Termination Fee or Reimbursed Expenses to the Company, the Bridge Note shall be deemed cancelled, paid and satisfied in full in accordance with its terms and (b) in the event that this Agreement is terminated pursuant to Article 8 and Acquirer is not obligated to pay the Termination Fee or Reimbursed Expenses to the Company, the Company shall be obligated to repay the amounts outstanding under the Bridge Note to Acquirer on the first anniversary of the date that this Agreement is terminated. Amounts outstanding under each Bridge Note shall bear interest at the prime lending rate as published in The Wall Street Journal in effect on the date such Bridge Note is issued by the Company. All Equity Securities issued by Acquirer in any Pre-Closing Financing shall be taken into account in determining the Acquirer Fully Diluted Share Number. Any remaining proceeds raised pursuant to Pre-Closing Financing may be used by Acquirer (x) to pay legal and other advisory fees incurred by the Acquirer

Group Members in connection with the Transactions, (y) to pay down the principal amount of the Acquirer Convertible Notes and the Centurion Note, and (z) to pay operating expenses incurred by the Acquirer Group Members in the ordinary course of business.

(b)    Upon achieving the Pre-Closing Financing Target as set forth in Section 6.17(a), Acquirer shall be permitted to issue and sell Equity Securities or promissory notes convertible into Equity Securities, in a transaction or series of transactions (each, a “Subsequent Pre-Closing Financing”), for the purpose of (i) paying to the Company an amount in cash equal to eighty percent (80%) of the proceeds received by Acquirer from such Subsequent Pre-Closing Financing (less transaction costs incurred by Acquirer in connection therewith) (the “Acquirer Financing Proceeds”) in exchange for an unsecured convertible promissory note in a form that is reasonably acceptable to Acquirer and the Company (a “Subsequent Financing Note”); and (ii) using the remaining net proceeds (x) to pay legal and other advisory fees incurred by the Acquirer Group Members in connection with the Transactions, (y) to pay down the principal amount of the Acquirer Convertible Notes and the Centurion Note, and (z) to pay operating expenses incurred by the Acquirer Group Members in the ordinary course of business. Each Subsequent Financing Note shall provide that (a) in the event that the Closing occurs or this Agreement is terminated pursuant to Article 8 and Acquirer is obligated to pay the Termination Fee or Reimbursed Expenses to the Company, the Bridge Note shall be deemed cancelled, paid and satisfied in full in accordance with its terms and (b) in the event that this Agreement is terminated pursuant to Article 8 and Acquirer is not obligated to pay the Termination Fee or Reimbursed Expenses to the Company, the Company shall be obligated to repay the amounts outstanding under the Bridge Note to Acquirer on the first anniversary of the date that this Agreement is terminated. Amounts outstanding under each Subsequent Financing Note shall bear interest at the prime lending rate as published in The Wall Street Journal in effect on the date such Subsequent Financing Note is issued by the Company. All Equity Securities issued by Acquirer in any Subsequent Pre-Closing Financing shall be taken into account in determining the Acquirer Fully Diluted Share Number. The Adjusted Acquirer Valuation shall be increased by the amount of each Subsequent Financing Note related to a Subsequent Pre-Closing Financing resulting from the sale of Equity Securities (collectively, the “Cash Financing Adjustment”), and the Adjusted Acquirer Valuation shall be decreased by twenty-five percent (25%) of each Subsequent Financing Note related to a Subsequent Pre-Closing Financing resulting from the issuance of convertible notes (collectively, the “Debt Financing Adjustment”). Indebtedness related to a Subsequent Pre-Closing Financing shall not be considered in regard to the $500,000 cap on Indebtedness at Closing closing condition set forth in Section 7.3(k).

(c)    Company shall be permitted to issue and sell Equity Securities or promissory notes convertible into Equity Securities, in a transaction or series of transactions (each, a “Company Pre-Closing Financing”), for the purpose of financing post-closing operating expenses incurred by the Company in the ordinary course of business. All Equity Securities issued by the Company in any Company Pre-Closing Financing shall be taken into account in determining the Company Fully Diluted Share Number. The Adjusted Company Valuation shall be increased by the amount of each Company Pre-Closing Financing (collectively, the “Company Financing Adjustment”).

Section 6.18    Employee Matters.

(a)    Acquirer shall terminate each Acquirer Employee Benefit Plan (and all Contracts related thereto), effective not later than the day immediately preceding the Closing Date.

(b)    Acquirer shall terminate the employment or service, as applicable, of each service provider of the Acquirer Group indicated by the Company in such request, effective not later than the Closing Date.

(c)    As soon as administratively practicable on or following the applicable date of termination of employment or service, as applicable, with the Acquirer Group, and in accordance with applicable Law, the Acquirer or its respective Subsidiary shall pay to each such terminated service provider any and all compensation and benefits (including mid-year incentives, if applicable) that have been earned and accrued through such termination date.

(d)    Prior to the Closing, Acquirer shall adopt a post-closing equity plan (the “Post-Closing Equity Plan”) in a form approved by the Company that provides for an equity pool equal to twenty percent (20%) of the fully-diluted shares of Acquirer Common Stock immediately following the Closing, and prepare and file with the SEC a Form S-8 (or any successor form, or if Form S-8 is not available, such other appropriate forms) registering the number of shares of Acquirer Common Stock as reserved thereunder. Such Form S-8 or successor or other appropriate form shall be effective no later than the Closing.

Section 6.19    Investigation Resolution.    Except as set forth in Section 6.19 of the Acquirer Disclosure Schedules, Acquirer shall have settled or otherwise resolved, with prejudice, all complaints, claims, actions, suits, litigation, proceedings or governmental or administrative investigations pending or threatened against or affecting Acquirer or any of its Affiliates to the reasonable satisfaction of the Company (the “Investigation Resolution”). All obligations of Acquirer set forth in any such settlement or other agreement effecting the Investigation Resolution shall be satisfied in full prior to Closing.

Section 6.20    Preliminary Shareholder Vote.    Within forty-five (45) days of the date of this Agreement, Acquirer shall have received shareholder approval for Proposals 1, 2 and 3 set forth in the definitive proxy statement filed December 5, 2023 (the “Preliminary Shareholder Vote”).

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED

BY THIS AGREEMENT

Section 7.1    Conditions to the Obligations of the Parties.    The obligations of the Parties to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)    the satisfactory completion of a due diligence investigation;

(b)    the filing of Acquirer’s quarterly report for the period ended September 30, 2023;

(c)    no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing or making illegal the consummation of the Transactions shall be in effect;

(d)    the Acquirer Stockholder Approval shall have been obtained;

(a)    the Company Stockholder Approval shall have been obtained;

(f)    the Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened;

(g)    Nasdaq Approval shall have been obtained; and

(h)    the Acquirer will have entered into the Sale Transaction Agreement within 30 days of the date of this Agreement and all conditions for the closing of the Sale Transaction shall have been performed or waived in accordance with the Sale Transaction Agreements and the Sale Transaction shall be consummated prior to or concurrently with the consummation of the Merger.

Section 7.2    Other Conditions to the Obligations of the Acquirer Parties.    The obligations of the Acquirer Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by Acquirer (on behalf of itself and the other Acquirer Parties) of the following further conditions:

(a)    (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 4.2) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company set forth in Article 4 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality,” “Company Impairment Effect” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect or Company Impairment Effect;

(b)    the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)    since the date of this Agreement, no Company Impairment Effect shall have occurred and be continuing and no Company Material Adverse Effect shall have occurred;

(d)    the Approving Company Stockholders shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Support Agreements at or prior to the Closing;

(e)    at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Acquirer the following documents:

(i)    a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to Acquirer;

(ii)    certificates of good standing with respect to each Company Group Member issued by the applicable jurisdiction where such entities are formed or qualified to do business, each dated as of the most recent practicable date; and

(iii)    a certificate duly executed by an authorized officer of the Company (in form and substance reasonably satisfactory to Acquirer) conforming to the requirements of Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3);

(f)    the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Acquisition Transaction Agreements at or prior to the Closing;

(g)    all conditions for the closing of the Acquisition Transactions shall have been performed or waived in accordance with the Acquisition Transactions Agreements and the Acquisition Transactions shall be consummated at or prior to the Closing.

Section 7.3    Other Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)    (i) the Acquirer Fundamental Representations (other than the representations and warranties set forth in Section 5.2) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties set forth in Section 5.2 shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Acquirer Parties set forth in Article 5 (other than the Acquirer Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality,” “Acquirer Impairment Effect” or “Acquirer Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an Acquirer Material Adverse Effect or Acquirer Impairment Effect;

(b)    the Acquirer Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Acquirer Parties under this Agreement at or prior to the Closing;

(c)    since the date of this Agreement, no Acquirer Impairment Effect shall have occurred and be continuing and no Acquirer Material Adverse Effect shall have occurred;

(d)    the Acquirer Supporting Stockholders shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Support Agreements and the Side Letters, as applicable, at or prior to the Closing;

(e)    the Acquirer Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Effective Time;

(f)    the Acquirer Group Members shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Sale Transaction Agreements at or prior to the Closing;

(g)    the Wind Down shall have been completed to the reasonable satisfaction of Acquirer;

(h)    [Reserved];

(i)    the Reverse Split shall have been consummated;

(j)    Acquirer shall have delivered evidence reasonably acceptable to the Company that all accrued fees, costs, expenses, Liabilities, Indebtedness or other owed payments (including, but not limited to, any costs arising from insurance, change of control payments, severance, settlements, legal fees, indemnification, investigations, advisor fees, compensation, benefits, employment or otherwise) of the Acquirer Group as of immediately prior to the Effective Time shall have been paid or otherwise satisfied in full;

(k)    Acquirer shall have a maximum amount of $500,000 of Indebtedness at Closing comprised of trade-based accounts payable;

(l)    Satisfaction of the Investigation Resolution covenant set forth in Section 6.19;

(m)    Execution of all applicable Support Agreements, Side Letters, Exchange Agreements and Lock-Up Agreements;

(n)    at or prior to the Closing, Acquirer shall have delivered, or caused to be delivered, the following documents to the Company:

(i)    a certificate duly executed by an authorized officer of Acquirer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.1(f), Section 7.3(a), Section 7.3(b), Section 7.3(c), Section 7.3(f), Section 7.3(g), Section 7.3(i), Section 7.3(k), Section 7.3(l), Section 7.3(m), Section 7.3(n) and Section 7.3(o) are satisfied, in a form and substance reasonably satisfactory to the Company;

(ii)    duly executed resignation letters from the officers and directors of Acquirer, as contemplated by Section 6.13(a)(ii); and

(iii)    certificates of good standing with respect to each Acquirer Group Member issued by the applicable jurisdiction where such entities are formed or qualified to do business, each dated as of the most recent practicable date; and

(o)    Satisfaction of the Preliminary Shareholder Vote covenant set forth in Section 6.20.

Section 7.4    Frustration of Closing Conditions.    The Company may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.2, or a material breach of this Agreement by the Company. None of the Acquirer Parties may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by an Acquirer Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.2, or a material breach of this Agreement by an Acquirer Party.

ARTICLE 8

TERMINATION

Section 8.1    Termination.    This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the Acquirer Stockholder Approval has been obtained:

(a)    by mutual written consent of Acquirer and the Company;

(b)    by Acquirer, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 7.2(a) or Section 7.2(b) will not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Acquirer, and (ii) the fifth (5th) Business Day prior to the Termination Date; provided, however, that none of the Acquirer Parties is then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c)    by the Company, if any of the representations or warranties set forth in Article 5 shall not be true and correct or if any Acquirer Party has failed to perform any covenant or agreement on the part of such applicable Acquirer Party set forth in this Agreement (including an obligation to consummate the Closing), other than with respect to a breach of Section 6.2, Section 6.6, Section 6.8(c), Section 6.17(a), Section 6.19, Section 6.20, or Section 8.4, as to which Section 8.1(f)(iv) will apply, such that the condition to Closing set forth in either or Section 7.3(a) or Section 7.3(b) will not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Acquirer by the Company and (ii) the fifth (5th) Business Day prior to the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d)    by either Acquirer or the Company, if the Transactions shall not have been consummated on or prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to (i) Acquirer, if any Acquirer Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date, (ii) the Company, if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date and (iii) either Acquirer or the Company if any Proceeding for specific performance to compel the Closing is pending in a court specified in Section 9.15 as of the Termination Date;

(e)    by either Acquirer or the Company, if:

(i)    any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting any of the Transactions and such Order or other action shall have become final and nonappealable; or

(ii)    if the Acquirer Stockholder Approval shall not have been obtained at the Acquirer Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided that Acquirer shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e)(ii) if the failure to obtain such Acquirer Stockholder Approval is proximately caused by any action or failure to act of Acquirer that constitutes a breach of this Agreement;

(f)    by the Company, if:

(i)    an Adverse Recommendation Change shall have occurred;

(ii)    within 10 Business Days of a tender or exchange offer relating to securities of Acquirer having been commenced, Acquirer fails to publicly recommend against such tender or exchange offer;

(iii)    Acquirer fails to publicly reaffirm its recommendation of the Transactions within 5 Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to the Acquirer Stockholders upon a request to do so by the Company;

(iv)    Acquirer breaches or fails to perform any of its obligations set forth in Section 6.2, Section 6.6, Section 6.8(c), Section 6.17(a), Section 6.19, Section 6.20 or Section 8.4;

(v)    the Acquirer Board (or any committee thereof) formally resolves or publicly authorizes or proposes to take any of the foregoing actions;

(g)    by Acquirer, at any time prior to obtaining the Acquirer Stockholder Approval, in order to accept a Superior Proposal in accordance with Section 6.6(b); provided, that Acquirer shall have (i) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (ii) otherwise complied with all provisions of Section 6.6(b), including the notice provisions thereof, and (iii) paid any amounts due pursuant to Section 8.3; and

(h)    by either Acquirer or the Company, if the Sale Transaction shall not have been consummated prior to the Termination Date.

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party.

Section 8.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives); provided, that:

(a)    (i) Section 4.19, Section 5.24, Section 6.3(a), this Section 8.2, Section 8.3, Section 8.4, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (ii) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms;

(b)    Acquirer may have liability as provided in Section 8.3; and

(c)    the termination of this Agreement pursuant to Section 8.1 shall not affect any Liability on the part of any Party for the Willful Breach of this Agreement by, or any Fraud of, such Party (or in the case of Acquirer, Acquirer or Merger Sub).

Section 8.3    Certain Termination Matters.

(a)    In the event that:

(i)    (A) prior to termination of this Agreement, an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Acquirer Stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of Acquirer or the Acquirer Board and not expired or been publicly withdrawn prior the Termination Date or the Acquirer Stockholder Meeting, as applicable, (B) this Agreement is terminated by Acquirer or the Company pursuant to Section 8.1(d) or Section 8.1(e)(ii), or by the Company pursuant to Section 8.1(c) due to any Willful Breach or Fraud by an Acquirer Party and (C) within 12 months after the date of such termination, Acquirer enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to the Acquirer Stockholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “5%” or “10%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii)    this Agreement is terminated by the Company pursuant to Section 8.1(f) or Section 8.1(h); or

(iii)    this Agreement is terminated by Acquirer pursuant to Section 8.1(g) or Section 8.1(h);

then, in any such event, Acquirer shall pay to the Company a fee of $1,000,000 (the “Termination Fee”), less the amount of Reimbursed Expenses previously paid to the Company (if any) pursuant to Section 8.3(b), it being understood that in no event shall Acquirer be required to pay the Termination Fee on more than one occasion.

(b)    In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c) under circumstances in which the Termination Fee is not then payable pursuant to Section 8.3(a)(i), then Acquirer shall reimburse the Company and its Affiliates for all of their fees, costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates) incurred by the Company or its Affiliates or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Reimbursed Expenses”), up to a maximum amount of $250,000; provided, that the payment by Acquirer of the Reimbursed Expenses shall not (A) relieve Acquirer of any subsequent obligation to pay the Termination Fee pursuant to Section 8.3(a)(i) or (B) relieve Acquirer from any liability for the Willful Breach of this Agreement by, or any Fraud of, any Acquirer Party.

(c)    In the event that this Agreement is terminated by the Acquirer pursuant to Section 8.1(b), then Company shall reimburse the Acquirer and its Affiliates for all of their fees, costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates) incurred by the Company or its Affiliates or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Reimbursed Expenses”), up to a maximum amount of $250,000; provided, that the payment by Acquirer of the Reimbursed Expenses shall not (A) relieve Company from any liability for the Willful Breach of this Agreement by, or any Fraud of, any Company Party.

(d)    Payment of the Termination Fee shall be made by wire transfer of same day funds to the accounts designated by the Company, (i) on the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Termination Fee payable pursuant to Section 8.3(a)(i), or (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of a Termination Fee payable pursuant to any other provision of this Section 8.3. Payment of the Reimbursed Expenses shall be made by wire transfer of same day funds to the accounts designated by the Company within two Business Days after the Company notifies Acquirer of the amounts thereof.

(e)    Each Party acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement. Accordingly, if such Party fails promptly to pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against such Party for the amounts set forth in this Section 8.3, such Party shall also pay the other Party its fees, costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(f)    The payment, when due and paid, by a Party of a Termination Fee or Reimbursed Expenses, as applicable, pursuant to this Section 8.3 shall be the sole and exclusive remedy of the other Party in the event of the termination of this Agreement under the circumstances requiring the payment of a Termination Fee or Reimbursed Expenses, as applicable, pursuant to this Section 8.3. For the avoidance of doubt, in the event that a Party actually receives a Termination Fee or Reimbursed Expenses, as applicable, (and, to the extent applicable, any other amounts payable under Section 8.3(e)), the receipt thereof shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by such Party that such Party may be otherwise entitled to pursue under this Section 8.3, and in such case such Party shall not be entitled to bring or maintain any Proceeding or make any claim against the other Party arising out of or relating to this Agreement or any of the transactions contemplated hereby, except as set forth in the last sentence of Section 8.3(e). Notwithstanding the foregoing, nothing in this Section 8.3(f) shall, or shall be deemed or construed to, relieve any Party from liability for Fraud, limit any recourse or remedy available to any Party in respect of the other Party’s Fraud, or preclude a determination that Fraud occurred.

Section 8.4    Restrictive Covenants.

(a)    During the period beginning on the date of this Agreement and ending on the earlier of (x) the Closing and (y) the fifth anniversary of the date that this Agreement is terminated in accordance with Article 8 (such period, the “Restricted Period”), except as otherwise pre-approved in writing by the Company, Acquirer covenants that neither Acquirer nor any Acquirer Group Member, nor any of their respective Affiliates, shall, directly or indirectly, in any capacity, for the benefit of any Person (other than the Company or any Affiliate of the Company), (i) establish or engage in the Company Business anywhere in the world (the “Restricted Territory”), including by way of the purchase (whether by way of stock purchase, asset purchase, merger, consolidation, exclusive license, or otherwise) of a Person (or the business or assets of a Person) engaged in the Company Business anywhere in the Restricted Territory, (ii) own any interest in, manage, operate, join, control, render financial assistance to, consult with, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, extend credit to, guarantee, or otherwise participate in any of the foregoing in respect of, any Person that engages in the Company Business anywhere in the Restricted Territory, or (iii) or knowingly attempt to do any of the foregoing.

(b)    Acquirer acknowledges and agrees that it will receive substantial benefits by virtue of the transactions contemplated by this Agreement, that the restrictions contained in this Section 8.4 are reasonable in all respects (including with respect to subject matter, time period, and geographical area), are no greater than necessary to fully vest in the Company the benefits of the transactions contemplated by this Agreement, and constitute a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated by this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.1    Non-Survival.    The representations, warranties, agreements and covenants in this Agreement shall terminate at the Effective Time, except (a) for those covenants and agreements that, by their terms, survive or contemplate performance after the Effective Time and (b) this Article 9 and any corresponding definitions set forth in Article 1.

Section 9.2    Entire Agreement; Assignment.    This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Acquirer and the Company. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3    Amendment.    This Agreement may be amended or modified only by a written agreement executed and delivered by Acquirer and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)If to any Acquirer Party, to:

Assure Holdings Corp.
7887 East Belleview Avenue, Suite 500
Greenwood Village, Colorado 80111
Attention: John Farlinger, Chief Executive Officer
Telephone: (720) 287-3093
Email: john.farlinger@assureiom.com

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, CO 80202
Attention: Jason Brenkert
Telephone: (303) 352-1133
E-mail: brenkert.jason@dorsey.com

(b)If to the Company, to:

Danam Health, Inc.
100 Whitaker Road
Lutz, FL 33549
Attn: Suren Ajjarapu, Chairman
Telephone: (813) 601-3533
Email: Suren@danamhealth.com

with a copy (which shall not constitute notice) to:

Dykema Gossett PLLC
111 E. Kilbourn Avenue — Suite 1050
Milwaukee, WI 53202
Attention: Kate Bechen
Telephone: (414) 488-7333
E-mail: KBechen@dykema.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5    Governing Law.    This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Nevada.

Section 9.6    Fees and Expenses.    Except as otherwise set forth in this Agreement, including Section 8.3, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 9.7    Construction; Interpretation.    The term “this Agreement” means this Agreement and Plan of Merger together with the Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections or Schedules are to Articles, Sections, and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available (i) to Acquirer, any documents or other materials posted to the “Gryphon VDR” electronic data room hosted by Google Drive and (ii) to the Company, any documents or other materials posted to the “Akerna VDR” hosted by Intralinks, in each case as of 5:00 p.m., New York City time, at least two (2) Business Days prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time and all rules and regulations promulgated thereunder; and (m) all references to any Contract are to such Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); provided that this clause (m) shall not apply with respect to the Company Disclosure Schedules or the Acquirer Disclosure Schedules. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8    Schedules.    All Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Acquirer Disclosure Schedules corresponding to any Section or subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the Acquirer Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the Acquirer Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 4 or Article 5 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The inclusion of any information in the Company Disclosure Schedules or the Acquirer Disclosure Schedules shall not be deemed to be an admission or acknowledgement, in and of itself, that such information has resulted in or would reasonably be expected to result in a Company Material Adverse Effect or an Acquirer Material Adverse Effect.

Section 9.9    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.11 and Section 6.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.10    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.11    Counterparts; Electronic Signatures.    This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed manually or electronically in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.12    Knowledge of Company; Knowledge of Acquirer.    For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge following reasonable inquiry of the individuals set forth on Section 9.12 of the Company Disclosure Schedules. For all purposes of this Agreement, the phrase “to Acquirer’s knowledge” and “to the knowledge of Acquirer” and any derivations thereof shall mean as of the applicable date, the actual knowledge following reasonable inquiry of the individuals set forth on Section 9.12 of the Acquirer Disclosure Schedules. For the avoidance of doubt, none of the individuals set forth on Section 9.12 of the Company Disclosure Schedules or Section 9.12 of the Acquirer Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13    Extension; Waiver.    The Company may (a) extend the time for the performance of any of the obligations or other acts of the Acquirer Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the Acquirer Parties set forth herein or (c) waive compliance by the Acquirer Parties with any of the agreements or conditions set forth herein. Acquirer may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.14    Waiver of Jury Trial.    EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE,

AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

Section 9.15    Submission to Jurisdiction.    Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Nevada (or, if the Chancery Court of the State of Nevada does not have jurisdiction, a federal court sitting in Nevada), for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 9.15 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Proceeding commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding.

Section 9.16    Remedies.    Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.17    Side Letters and Exchange Agreements.    From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article 8, (a) Acquirer shall not terminate, waive, amend, supplement, release, assign or modify any provision of any Side Letter or Exchange Agreement without the prior written consent of the Company (which may be given or withheld in its sole discretion) and (b) the Company shall be entitled to require Acquirer to exercise its rights and remedies under the Side Letters and the Exchange Agreements, which shall include seeking any injunctive relief available, and to enforce the provisions of the Side Letters and the Exchange Agreements. All costs associated with any such exercise of rights and remedies or enforcement shall be borne by Acquirer.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ASSURE HOLDINGS CORP.

By:	/s/ John Farlinger
	Name:	John Farlinger
	Title:	Chief Executive Officer

ASSURE ACQUISITION CORP.

By:	/s/ John Farlinger
	Name:	John Farlinger
	Title:	President

DANAM HEALTH, INC.

By:	/s/ Suren Ajjarapu
	Name:	Suren Ajjarapu
	Title:	Chairman

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SCHEDULE 1.1

ACQUIRER SUPPORTING STOCKHOLDERS

John Farlinger
Paul Webster
John Flood
Steven Summer
Christopher Rumana

ANNEX B

STOCK OPTION PLAN

TO BE PROVIDED UPON AMENDMENT

B-1

ANNEX C

THE REVERSE STOCK SPLIT CERTIFICATE OF CHANGE

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT Page 1 of 2 Revised: 9/1/2023 1. Entity information: Name of entity as on file with the Nevada Secretary of State: This form must be accompanied by appropriate fees. Certificate to Accompany Restated Articles or Amended and Restated Articles Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) incorporators board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: Jurisdiction of formation: Changes to takes the following effect: The entity name has been amended. The purpose of the entity has been amended. The authorized shares have been amended. Other: (specify changes) * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation. Dissolution Merger Conversion 3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.) 2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6) Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type. Entity or Nevada Business Identification Number (NVID): Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. Or No action by stockholders is required, name change only.

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) 4. Effective Date and Date: Time: Time: (Optional) (must not be later than 90 days after the certificate is filed) 5. Information Being Changes to takes the following effect: Changed: (Domestic The entity name has been amended. corporations only) The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added. Articles have been deleted. Other. The articles have been amended as follows: (provide article numbers, if available) (attach additional page(s) if necessary) 6. Signature: (Required) X ____________________________ Signature of Officer or Authorized Signer Title X ____________________________ Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees. Page 2 of 2 Revised: 9/1/2023

ANNEX D

THE NAME CHANGE CERTIFICATE OF CHANGE

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) 4. Effective Date and Date: Time: Time: (Optional) (must not be later than 90 days after the certificate is filed) 5. Information Being Changes to takes the following effect: Changed: (Domestic The entity name has been amended. corporations only) The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added. Articles have been deleted. Other. The articles have been amended as follows: (provide article numbers, if available) (attach additional page(s) if necessary) 6. Signature: (Required) X ____________________________ Signature of Officer or Authorized Signer Title X ____________________________ Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees. Page 2 of 2 Revised: 9/1/2023

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) 4. Effective Date and Date: Time: Time: (Optional) (must not be later than 90 days after the certificate is filed) 5. Information Being Changes to takes the following effect: Changed: (Domestic The entity name has been amended. corporations only) The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added. Articles have been deleted. Other. The articles have been amended as follows: (provide article numbers, if available) (attach additional page(s) if necessary) 6. Signature: (Required) X ____________________________ Signature of Officer or Authorized Signer Title X ____________________________ Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees. Page 2 of 2 Revised: 9/1/2023

ANNEX E

DELAWARE GENERAL CORPORATION LAW

DELAWARE GENERAL CORPORATION LAW

Section 262 Appraisal Rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting

ANNEX F

OPINION LETTER OF THE MENTOR GROUP

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February 12, 2024

Board of Directors Assure Holdings Corp.

7887 E. Belleview Ave., Suite 240

Denver, CO 80111

c/o Mr. John Farlinger, CEO Dear

Mr. Farlinger:

We understand that Assure Holdings Corp., a Nevada corporation (“Assure,” and “Acquirer”), Assure Acquisition Corp., a Delaware corporation and wholly owned direct Subsidiary of Acquirer (“Merger Sub,” and together with Acquirer the “Acquirer Parties”), and Danam Health, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (“Agreement”) on February 12, 2024. Each of Acquirer, Acquirer Parties, Merger Sub and the Company may be referred to herein as a “Party” and collectively as the “Parties”.

We understand that the Company is a healthcare technology and pharmaceutical logistics company that provides patient-centric mobile applications to take control of their prescription fulfillment and overall health while increasing market access and preserving price transparency for pharmaceutical products (the “Company Business”).

We understand that upon the terms and subject to the conditions of the Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving company (the “Merger”) of the Merger (the “Surviving Company”) and continue its existence under the General Corporation Law of the State of Delaware (as amended, the “DGCL”) as a wholly owned subsidiary of Acquirer.

We understand that, Subject to the terms and conditions of the Agreement, the closing of the Merger (the “Closing”) shall take place by electronic exchange of fully-executed agreements, commencing at 10:00 a.m., New York City time, on the date which is not later than three Business Days after the date on which all conditions set forth in Article 7 of the Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other date, time and place as Acquirer and the Company may mutually agree. The date on which the Closing actually occurs is referred to in the Agreement as the “Closing Date”. Subject to the satisfaction or waiver of all of the conditions set forth in Article 7 of the Agreement, the Acquirer Parties and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DGCL on the Closing Date. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquirer and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

We understand that at the Effective Time the certificate of incorporation of the Company shall be amended and restated in a form mutually agreed-to by Acquirer and the Company, the bylaws of the Company shall be amended and restated in a form mutually agreed-to by Acquirer and the Company, and each shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended as provided therein and under the DGCL.

We understand that immediately following the Effective Time, Acquirer shall file an amendment to its Certificate of Incorporation to change its name to a name designated by the Company.

We understand that from and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Merger Sub and the Company, all as provided under the DGCL.

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We understand that for U.S. federal income Tax purposes, the Parties intend that the Merger will be treated as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code or as an exchange to which Section 351 of the Code applies.

We understand that the board of directors of Assure Holdings Corp. (the “Acquirer Board”) has unanimously: (a) determined that this Agreement, the Ancillary Documents and the Transactions are fair to and in the best interests of the Acquirer Stockholders; (b) approved and declared advisable this Agreement, the Ancillary Documents and the Transactions; (c) directed that the Agreement be submitted to the Acquirer Stockholders for adoption; and (d) resolved to recommend to the Acquirer Stockholders adoption of th Agreement and the Ancillary Documents and approval of the Transactions, in each case, in accordance with Nevada Law (the “Acquirer Board Recommendation”).

We understand that the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that this Agreement, the Ancillary Documents and the Transactions are fair to and in the best interests of the Company Stockholders; (b) approved and declared advisable this Agreement, the Ancillary Documents and the Transactions; (c) directed that the Agreement be submitted to the Company Stockholders for adoption; and (d) resolved to recommend to the Company Stockholders adoption of this Agreement and the Ancillary Documents and approval of the Transactions, in each case, in accordance with Delaware Law;

We understand that at the Effective Time, the members of the Company Board immediately prior to the Effective Time shall comprise the board of directors of the Surviving Company, each to hold office until the earlier of his or her resignation or removal or he or she otherwise ceases to be an director, or until his or her respective successor is duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office until the earlier of his or her resignation or removal, or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified.

It is our understanding that the Adjusted Company Valuation means the sum of $135,000,000 ($135.0 million) plus the Company Financing Adjustment.

It is our understanding that the Adjusted Acquirer Valuation is $15,000,000 ($15.0 million) plus the Company Financing Adjustment less the Debt Financing Adjustment.

It is our understanding that the Company shall be permitted to issue and sell Equity Securities or promissory notes convertible into Equity Securities, in a transaction or series of transactions (each, a “Company Pre-Closing Financing”), for the purpose of financing post-closing operating expenses incurred by the Company in the ordinary course of business. All Equity Securities issued by the Company in any Company Pre-Closing Financing shall be taken into account in determining the Company Fully Diluted Share Number. The Adjusted Company Valuation shall be increased by the amount of each Company Pre-Closing Financing (collectively, the “Company Financing Adjustment”).

It is our understanding that the Adjusted Acquirer Valuation shall be increased by the amount of each Subsequent Financing Note related to a Subsequent Pre-Closing Financing resulting from the sale of Equity Securities (collectively, the “Cash Financing Adjustment”), and the Adjusted Acquirer Valuation shall be decreased by twenty-five percent (25%) of each Subsequent Financing Note related to a Subsequent Pre-Closing Financing resulting from the issuance of convertible notes (collectively, the “Debt Financing Adjustment”). Indebtedness related to a Subsequent Pre-Closing Financing shall not be considered in regard to the $500,000 cap on Indebtedness at Closing condition as set forth in Section 7.3(k) of the Agreement.

It is our understanding that “Merger Consideration” means a number of shares of Acquirer Common Stock equal to (a) the quotient obtained by dividing (i) the Acquirer Fully Diluted Share Number by (ii) the Acquirer Post-Closing Percentage (b) minus the Acquirer Fully Diluted Share Number minus (c) the Adjusted Warrant Share Reserve Number.

It is our understanding that at the Effective Time each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the Applicable Per Share Portion of the Merger Consideration with respect to such share of Company Capital Stock as set forth in the Allocation Statement. As of the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Holder shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in Section 3.1(a) of the Agreement.

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It is our understanding that at the Effective Time any Company Stockholder or the holder of any Company Warrant, each Company Warrant that is issued and outstanding immediately prior to the Effective Time shall automatically be assumed by Acquirer and shall become a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, such number of shares of Acquirer Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of the Company Warrant immediately prior to the Effective Time multiplied by the Company Common Share Merger Consideration (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by the Company Common Share Merger Consideration (rounded up to the nearest whole cent) (each such Company Warrant, as so adjusted, an “Adjusted Warrant”). The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of the Company Warrants contemplated by Section 3.1(b) of the Agreement. Acquirer shall take all corporate actions necessary to reserve a number of shares of Acquirer Common Stock equal to the Adjusted Warrant Share Reserve Number, for issuance upon exercise of the Adjusted Warrants.

It is our understanding that at the Effective Time each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company.

It is our understanding that no later than 5:00 p.m., New York City time, on the Business Day prior to the Closing Date, Acquirer shall deliver to the Company a statement (the “Merger Consideration Statement”) setting forth its calculation of the Acquirer Fully Diluted Share Number and the Merger Consideration, together with reasonable supporting documentation.

It is our understanding that no later than 7:00 p.m., New York City time, on the Business Day prior to the Closing Date, the Company shall deliver to Acquirer an allocation statement (the “Allocation Statement”) setting forth (a) the Applicable Per Share Portion of the Merger Consideration attributable to a share of each class or series of Company Capital Stock, and (b) an allocation of the Merger Consideration among the Company Stockholders. Notwithstanding anything to the contrary in this Agreement, the Acquirer Parties and, following the Closing, the Surviving Company and its Subsidiaries, shall be entitled to rely on, without any obligation to investigate or verify the accuracy or correctness thereof, the Allocation Statement (including all determinations therein), and no Company Stockholder shall be entitled to any amount in excess of the amounts to be paid to such Company Stockholder in accordance with this Agreement and the Allocation Statement. The Allocation Statement shall be prepared in accordance with the Company Certificate of Incorporation.

The Acquirer Board has requested that The Mentor Group, Inc., (“TMG,” “we,” “our”) provide an opinion (the “Opinion”) to the Acquiror Board as to whether, as of the date hereof, the Adjusted Company Valuation is fair to the shareholders of Assure from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1)	reviewed the non-binding term sheet in file 4880-2506-6647.2 - Project Ruby - LOI (Danam- IONM) .[final] (1).pdf, dated December 16, 2023;
2)	reviewed the Agreement and Plan of Merger in 4882-7678-4288.4 - 2024 - Assure Holdings Corp. Agreement and Plan of Merger (DG Comments 2-8-2024).pdf;
3)	reviewed the Agreement and Plan of Merger in 4882-7678-4288.4 - 2024 - Assure Holdings Corp. Agreement and Plan of Merger (DW Comments 2-9-2024).docx;
4)	reviewed the Agreement and Plan of Merger in 4864-9519-0944.1 - Disclosure Schedules - Assure Holdings Corp. (Merger Agreement) (DW Comments 2.6.24).docx;
5)	reviewed the Disclosure Schedules in 4879-6769-8846.6 - Disclosure Schedules - Danam Health (Merger Agreement with Assure).docx;
6)	reviewed financial statements of Wood Sage, LLC, Wellgistics LLC, and Danam Health for the fiscal years 2022 and 2023 in file Combined FS workbook of Danam+Wood Sage+wellgistics .xlsx;

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7)	reviewed financial statements of Wood Sage, LLC, Wellgistics LLC, and Danam Health for the fiscal year 2022 and year to date September 30, 2023, in file Danam 9.30.23 FS Workbook.xlsx;
8)	reviewed financial projections excerpted from a fairness opinion produced by Marshall Stevens Transaction Advisory Services in file Danam Detailed Projections.pdf;
9)	reviewed the fairness opinion produced by Marshall Stevens Transaction Advisory Services in file Danam Health- Draft Exhibits-08-02-23.pdf;
10)	reviewed revenue and expense projections of the three divisions of Danam health in an excerpt from Assure in Danam Health Projections.pdf;
11)	reviewed a presentation entitled “Positioning DelivMeds for the Public Markets” dated March 6, 2023 in file Danam Public comps-3.pdf;
12)	reviewed and discussed in detail with Danam Health management the detailed financial model forecasting performance of Danam Health and its three divisions for the years 2023 – 2028 in file DanamHealth_CONFIDENTIAL_Financials_Projections_SM(WGX)Rev_SPRev_08.01.23 (1).xlsx;
13)	reviewed the investor presentation in DanamHealth_PresentationDeck Full Final_07.13.23.pdf;
14)	reviewed financial projections excerpted from the detailed financial model in file DH1006_CONFIDENTIAL_2024_FinancialProjections.xlsx;
15)	determined an appropriate discount rate for Danam Health using Kroll’s Cost of Capital Navigator;
16)	reviewed financial historical performance and future performance estimates for a selection of publicly traded companies in the same industry segment as Danam Health;
17)	reviewed financial historical performance for a selection of transacted companies in the same industry segment as Danam Health;
18)	reviewed the 10-Q for September 30, 2023, of Assured Holdings Corp.;
19)	reviewed the industry profile for Drug Wholesalers from Dunn & Bradstreet’s First Research, dated November 13, 2023;
20)	reviewed an article entitled, “Growth in Specialty Pharmacy: Navigating the Future of Distribution” from VPL, Inc., specializing in pharmaceutical supply chain management; and,
21)	reviewed an article entitle, “Outlook for Health System-Based Specialty Pharmacy in 2022 and Beyond,” dated January 20, 2022 (www.pharmacytimes.com).

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material, and other information. In addition, Company management has advised us, and we have assumed that the Company forecasts reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Company management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

F-5

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of the Parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each Party to the Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Agreement will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and other related documents and instruments. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to our analyses or this Opinion.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

TMG has not in the past provided financial consulting services to the Acquirer Board. TMG has not acted as financial advisor to the Acquirer, the Company, or any of the other Parties in connection with this Opinion and has not participated in any of the negotiations leading to the Agreement. We will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Merger. We have not been requested to, and did not, solicit indications of interest from, third parties with respect to the Agreement, the securities, assets, business or operations of the Company or any other party. We have not been requested to, and did not, advise the Acquirer Board or any other party with respect to alternatives to the Agreement. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is directed only to the Board of Directors of Assure Holdings Corp. and addresses only the fairness of the proposed Merger from a financial point of view. This Opinion is furnished for the use of the Acquirer Board (in its capacity as such) in connection with its evaluation of the Agreement and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Acquirer Board, any security holder or any other party as to how to act or vote with respect to any matter relating to, or whether to tender shares in connection with, the Agreement or otherwise. The Opinion is based on TMG’s analyses, which contain estimates and valuation ranges that are not necessarily indicative of actual values or predictive of future results or values.

This Opinion shall be used only by the Acquirer Board in evaluating the Agreement. It is not to be used, circulated, quoted or otherwise referred to (either in its entirety or through excepts or summaries) for any other purposes, unless (1) it is to be filed with or referred to in any registration statement, proxy statement or any other document filed with the Securities and Exchange Commission, and it is included in full and you have received TMG’s prior written consent with respect to all of the references to it and/or the opinion included in any such registration statement, proxy statement or any other document filed with the Securities and Exchange Commission or (2) it is to be introduced into evidence or referred to in any litigation pertaining to matters relating to the Agreement and covered in the Opinion; provided, however, that notwithstanding the foregoing, (a) the Acquirer Board shall provide, upon request, a copy of the Opinion or a summary of it (and TMG shall have the right to review and approve any such summary, such approval not be unreasonably withheld, conditioned or delayed) to (i) the Acquirer Board and (ii) any shareholders as determined from time to time by the Board.

Assure Holdings Corp. will give TMG written notice at least three business days in advance of such use in any litigation or it (or the summary) being provided to any shareholder. The opinion will be provided to the Acquirer Board for its evaluation and analysis of the Agreement at or prior to the time the Acquirers will execute definitive merger documents, and TMG is not required to update our opinion as of a later date, anything to the contrary contained herein notwithstanding.

The material in this Opinion may not be reprinted in whole or in part without the prior express written consent of TMG. The Acquirer Board alone contracted for and are the intended beneficiary of this Opinion. This Opinion may not be relied upon by any other person or entity without TMG’s prior express written consent. Any use which any third party makes of the Opinion, or any

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reliance on it, or decision to be made based upon it, are the responsibilities of that party. This Opinion is subject to the attached Statement of Assumptions and Limited Conditions.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Acquirer Board, the Company Board, its security holders or any of the other Parties to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Agreement or otherwise (other than the Adjusted Company Valuation to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Agreement to the holders of any class of securities, creditors or other constituencies of Assured, the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the fairness of any portion or aspect of the Agreement to any one class or group of Assured’s, the Company’s, or any other party’s security holders or other constituents vis-à-vis any other class or group of Assured’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (v) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Agreement, (vi) the solvency, creditworthiness or fair value of the Company or any other participant in the Agreement, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Agreement, any class of such persons or any other party, relative to the Adjusted Company Valuation or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Acquirer Board, on the assessments by the Acquirer Board, and its advisors, as to all legal, regulatory, accounting, tax and other similar matters with respect to the Company and the Agreement or otherwise.

Conclusion

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Adjusted Company Valuation on a pre-transaction basis of $135.0 million is fair to the shareholders of Assure Holdings Corp. from a financial point of view.

Respectfully submitted,

THE MENTOR GROUP. INC.

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Statement of Limiting Factors and Assumptions

The analyses and opinions concluded by The Mentor Group, Inc. (hereinafter referred to as “TMG”) and set forth in this Opinion are subject to the following assumptions and limiting conditions:

We have no present or contemplated material interest in the business or assets that are the subject of this Opinion. We have no personal interest or bias with respect to the subject matter of this Opinion or the parties involved. In accordance with recognized professional ethics, the professional fee for this service is not contingent upon TMG’s conclusion of value, and neither TMG nor any of its employees has a present or intended financial interest in the Company.

To the best of our knowledge and belief, the statements of fact contained in this Opinion, upon which the analyses, opinions, and conclusions expressed herein are based, are true and correct.

The fee for this engagement is not contingent upon the values reported. The opinion of value expressed herein is valid only for the stated purpose and only as of the date of the Opinion.

No investigation of legal fee or title to the business or its assets has been made and the ownership claim to the business and its assets is assumed valid. No consideration has been given to liens or encumbrances which may be in place against the business or assets, except as specifically stated in this Opinion.

The Mentor Group, Inc. is not specifically identified as a tax advisor under IRS Circular 230. Under these standards, written advice may not be relied upon for the purpose of avoiding accuracy-related penalties or reportable transaction understatement penalties, unless the advice satisfies a variety of requirements. Nothing contained in any written product issued by TMG has been prepared, nor may be relied upon, for the purpose of avoiding tax penalties that may be imposed.

This letter and the conclusions arrived at herein are for the exclusive use of the Company. Furthermore, the letter and conclusions are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusions reached herein represent the considered opinion of TMG based upon information furnished to it by the Company and other sources. The extent to which the conclusions and valuations arrived at herein should be relied upon, they should be governed and weighted accordingly.

All value conclusions are presented as the considered opinion of TMG based on the facts noted within this Opinion. We assume no responsibility for changes in values or market condition nor for the inability of the owner to locate a Acquirer at the estimated value. The value conclusions derived were for the specific purpose set forth herein and may be invalid if used for any other purpose. This is not a solvency opinion and may not be used out of the context as presented herein nor used to solicit potential buyers.

Assure Holdings Corp. (“Client”) agrees to preserve the confidential format and content of our Opinions. Our Opinions and the TMG name are not to be used in whole or in part outside your organization, without our prior written approval, except for review by your auditors, legal counsel, advisors, financial institution (if the purpose of our appraisal is financing), and by representatives of taxing authorities. We will likewise preserve the confidential nature of information received from you, or developed during this engagement, in accordance with our established professional standards. Client agrees that TMG does not, either by entering into this contract or by performing the services rendered, assume, abrogate or undertake to discharge any duty of Client to any other person. Unless otherwise stated in writing, TMG may reference the work performed for Client in general public announcements.

All financial statements and other pertinent data relating to the income and expense attributed to the Company have been provided either by management or its representatives and accepted without further verification, except as may be noted in the Opinion. Therefore, to the extent that such information may be found at a later date to have been inaccurate or misrepresented, we cannot accept liability for the consequences such inaccuracy or misrepresentation may have on our value conclusion or the use of our conclusion in actions taken by our client.

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While we accept as correct the information furnished to us by others, no guarantee is expressed or implied herein for the validity of such information, whether in written or oral form. We accept as correct the information furnished us by others. Providers of the information warrant the following:

1.	The above referenced information does not contain any untrue statements of material fact, or omit a material fact which makes the information misleading;
2.	The financial statements and other financial information provided to TMG fairly present in all material respects the financial condition, results of operations and cash flow of the Company; and
3.	TMG was made aware of all known factors which could significantly affect an independent third-party financial analysis of the Company.

In addition, we assume that the information supplied by management and others represented a good faith effort to describe the business or assets. We further assume that, unless indicated otherwise, there is no intention of selling control of or liquidating any material asset other than in the normal and ordinary course of business.

Neither all nor any part of the contents of this Opinion shall be conveyed to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of TMG.

We assume that the terms of any leases currently in effect will not be altered by any lessor contending that the new financial structure triggers a material change in the financial condition of the Company, unless and to the extent that these assertions are specifically disclosed. We assume there are no hidden or unexpected conditions of either the real or personal property utilized by the business enterprise which would materially and adversely affect value.

We express no opinion as to: a) the tax consequences of any transaction which may result; b) the effect of the tax consequences of any net value received or to be received as a result of a transaction; and, c) the possible impact on the market price resulting from any need to effect a transaction to pay taxes; and, d) the viability or legality of any transaction for which our valuation may be utilized.

No opinion is expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers. Therefore, this Opinion does not address issues of law, engineering, code conformance, toxic contamination or discharge, the potential presence of hazardous substances, etc., unless specifically identified in the body of the Opinion.

Unless express written notice of noncompliance is delivered and brought to the attention of TMG, we assume that the Company is in compliance with all laws and regulations of any government or agency significant and relevant to its operations.

TMG has no responsibility to update the opinions stated herein for events and circumstances occurring after the date of this letter. Any additional consultation, attendance during any hearings or depositions, testimony, or additional research required in reference to the present engagement beyond the opinions expressed herein, as of the date of this letter, are subject to specific written arrangements between the parties.

The analyses and market value estimate may, in part, be based on estimates and assumptions which are inherently subject to uncertainty and variation, depending on evolving events. However, some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analyses may vary from our estimates, and the variations may be material.

This Opinion may contain prospective financial estimates or opinions that represent TMG's expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted.

Any value estimates provided in the Opinion apply to the overall business enterprise, and any proration of the total into fractional interests will invalidate the value estimate, unless such proration or division of interests has been set forth in the Opinion.

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No consideration has been given in this appraisal to the underlying market value of the real and personal property, such as furniture, fixtures, machinery and equipment located on the premises, unless otherwise identified in this Opinion.

TMG assumes no responsibility for economic or physical factors which may affect the opinions herein stated which may occur at some date after the date of this Opinion. Forecasts of future events which influence the valuation process are predicated on the continuation of historical and current trends in the market, as identified in the Opinion.

TMG reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this Opinion as may be required by consideration of additional data or more reliable data that may become available.

We assume no responsibility for any financial reporting judgements which are appropriately those of management. Management accepts the responsibility for any related financial reporting with respect to the assets or properties encompassed by this appraisal.

All appraisal services, pursuant to this Opinion, shall be deemed to be contracted for and rendered in the county of TMG office contracted to perform the services, and any arbitration or judicial proceedings shall take place in that county.

With regard to any intangible assets (patents, trademarks, service marks, trade names, copyrights, trade secrets, etc.), either valued separately and distinctly from the business or which may contribute to the value of the business enterprise but not be separately valued as a part of this valuation engagement, TMG expresses no opinion regarding nor shall it have any responsibility in connection with, any of the following matters:

a.	verifying the ownership of the property;
b.	determining whether the owner of such property has granted to other parties any licenses, options or security interests therein, or made any commitment to license or assign rights in such property; or whether such property has liens or other encumbrances against it;
c.	the validity or enforceability of any patent, copyright registration or trademark (or service mark) registration;
d.	whether property identified as a trade secret is, in fact, a legally enforceable trade secret, and the scope of protection afforded;
e.	the scope of patent claims; that is, the range and types of products or processes covered by any patent;
f.	whether the inventor(s) identified in any patent is(are) the true inventor(s), and whether all inventors have been named;
g.	the scope of rights in trademarks, service marks or trade names;
h.	the correct authorship of any copyrighted works;
i.	whether there has been litigation relating to such intangible assets and the results of any adjudication or settlement of such litigation, particularly with respect to issues of validity, enforceability and scope of protection afforded.

TMG has not been involved in the financial planning, the structuring of the ownership entity(s), and/or the tax and accounting issues related to any Federal Gift and/or Estate Tax Planning Strategy. Furthermore, we have provided no legal advice and we take no responsibility for the legal interpretation of California Partnership Law, or the Laws of any other state impacting the entity(s) valued herein. In addition, if any adjustments have been made for the lack of control or the lack of marketability in the appraisal, then that segment of our analysis is not in compliance with the Uniform Standards of Professional Appraisal Practice (“USPAP”), in that USPAP does not specifically reference any methodology for valuing minority interests in Partnerships, Corporations, LLCs, etc. or undivided fractional interests held directly in real estate.

The liability of TMG and its employees and associates is limited to the Client only and to the amount of the fee actually received by TMG. There is no accountability, obligation, or liability to any third party. If the Opinion or any part thereof is disseminated to anyone other than the Client, the Client shall make such party or parties aware of all limiting conditions and assumptions affecting the appraisal assignment.

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PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Nevada Revised Statutes (“NRS”) empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

Pursuant to our charter, we may indemnify each of our present and future directors, officers, employees or agents who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees or agents of the Company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Company, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of February 12, 2024, by and among Assure Holdings Corp., Assure Acquisition Corp., and Danam Health, Inc. (incorporated by reference to Exhibit 2.1 to Assure Holdings Corp.’s Form 8-K filed with the SEC on February 12, 2024).

2.2

Partial Waiver and Amendment Agreement, dated as of April 8, 2024, by and between Assure Holdings Corp., Assure Acquisition Corp., and Danam Health, Inc. (incorporated by reference to Exhibit 2.1 to Assure Holdings Corp.’s Form 8-K filed with the SEC on April12, 2024).

3.1	Amended Articles of Incorporation of Assure Holdings Corp. (incorporated by reference to Exhibit 3.1 to Assure Holdings Corp.’s Form 10-K filed with the SEC on March 31, 2023).
3.2	Amended and Restated Bylaws of Assure Holdings Corp. (incorporated by reference to Exhibit 3.8 to Assure Holdings Corp.’s Form 10-Q filed with the SEC on November 15, 2021).
5.1**	Opinion of Dorsey & Whitney LLP.
8.1**	Opinion of Dykema Gossett PLLC.
10.1	Form of Stock Grant Agreement dated December 29, 2020 (incorporated by referenced to Exhibit 10.9 to the Company’s Form S - 1 filed with the SEC on December 30, 2020)
10.2

Registration Rights Agreement among Assure Holdings Corp. and investors dated December 1, 2020 (incorporated by referenced to Exhibit 10.15 to the Company’s Form S - 1 filed with the SEC on December 30, 2020)

10.3+	Amended 2020 Stock Option Plan
10.4+	2020 Amended Equity Incentive Plan
10.5	Asset Purchase Agreement dated April 30, 2021 (incorporated by referenced to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on May 6, 2021)
10.6	Commitment Letter dated March 8, 2021 (incorporated by referenced to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on June 16, 2021)
10.7	Debenture dated June 9, 2021 (incorporated by referenced to Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on June 16, 2021)
10.8	Guarantee dated June 9, 2021 (incorporated by referenced to Exhibit 10.3 to the Company’s Form 8-K filed with the SEC on June 16, 2021)
10.9	Security Agreement dated June 9, 2021 (incorporated by referenced to Exhibit 10.4 to the Company’s Form 8-K filed with the SEC on June 16, 2021)
10.10	Contract Assignment dated June 9, 2021 (incorporated by referenced to Exhibit 10.5 to the Company’s Form 8-K filed with the SEC on June 16, 2021)
10.11	Form of Warrant dated June 9, 2021 (incorporated by referenced to Exhibit 10.6 to the Company’s Form 8-K filed with the SEC on June 16, 2021)
10.12

Registration Rights Agreement among Assure Holdings Corp. and Selling Stockholders dated November 15, 2021 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the SEC on November 19, 2021)

10.13

Amending Agreement to the Company’s Commitment Letter with Centurion Financial Trust dated November 23, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on December 1, 2021)

10.14

Asset Purchase Agreement among Assure Holdings Corp., NervePro LLC, Neuroprotect Neuromonitoring, LLC, Neurotech Neuromonitoring, LLC, and Nervefocus, LLC dated December 30, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on January 6, 2023)

10.15

Registration Rights Agreement among Assure Holdings Corp., NervePro LLC, Neuroprotect Neuromonitoring, LLC, Neurotech Neuromonitoring, LLC, and Nervefocus, LLC dated December 30, 2022 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on January 6, 2023)

10.16	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.31 the Company’s Registration Statement on Form S-1/A filed with the SEC on May 2, 2023)
10.17

Asset Purchase Agreement among Assure Networks Texas Holdings II, LLC, Innovation Neuromonitoring LLC and each of Anthony Casarez and Jason Ehrhardt (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on August 8, 2023)

Exhibit Number	Description

10.18

Nominee Agreement dated August 2, 2023, by and between Assure Networks Texas Holdings II, LLC and Innovation Neuromonitoring LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on August 8, 2023)

10.19

Asset Purchase Agreement, dated as of March 11, 2024, by and among Assure Holdings Corp. and National Neuromonitoring Services, LLC (the “Asset Purchase Agreement”) (incorporated by reference to Exhibit 10.1 to Assure Holdings Corp.’s Form 8-K filed with the SEC on March 15, 2024).

10.20	Amendment Number One dated March 26, 2024 to the Asset Purchase Agreement (incorporated by reference to Exhibit 10.1 to Assure Holdings Corp.’s Form 8-K filed with the SEC on April 1, 2024).
10.21*	Form of Support Agreement
10.22**	Form of Lock-Up Agreement
10.23*	Lease between GVI-IP Tampe Office Owner and Wellgistics
10.24+*	Executive Compensation Agreement between Tim Canning and Danam Health Inc.
10.25*	Membership Interest Purchase Agreement dated January 2023 between Danam Health Inc. and Nikul Panchal regarding Wood Sage LLC
10.26*	Amendment to Membership Interest Purchase Agreement dated April 1, 2023 between Danam Health Inc. and Nikul Panchal regarding Wood Sage LLC
10.27*	Membership Interest Purchase Agreement dated May 11, 2023, by and among Danam Health Inc., Wellgistics LLC, Strategix Global LLC, Nomad Capital LL, Jouska Holdings LLC
10.28*	Third Amendment to Membership Interest Purchase Agreement dated March 22, 2024 by and among Danam Health Inc., Wellgistics LLC, Strategix Global LLC, Nomad Capital LL, Jouska Holdings LLL
21.1	Subsidiaries of the Company (incorporated by referenced to Exhibit 21.1 to Assure Holdings Corp.’s Form S-1 filed with the SEC on December 30, 2020).
23.1*	Consent of Baker Tilly US, LLP, independent registered public accounting firm for Assure Holdings Corp.
23.2*	Cosent of WithumSmith+Brown, PC, , independent registered public accounting firm for Assure Holdings Corp.
23.3*	Consent of Suri & Co., independent registered public accounting firm for Danam Health, Inc.
23.4**	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
23.5**	Consent of Dykema Gossett PLLC (included in Exhibit 8.1).
24.1	Power of Attorney (reference is made to the signature page to the Registration Statement).
99.1**	Form of Proxy Card for the Special Meeting of Assure Holdings Corp.
99.2*	Consent of The Mentor Group
99.3*	Consent of Suren Ajjarapu to be Named as a Director Nominee.
99.4*	Consent of Prashant Patel to be Named as a Director Nominee.
99.5*	Consent of Sajid Syed to be Named as a Director Nominee.
99.6*	Consent of Donald W. Anderson to be Named as a Director Nominee.
107*	Calculation of Filing Fee Table.
*	Filed herewith.
**	To be filed by amendment
+	Executive compensation agreement

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Denver, Colorado, on May 2, 2024.

Assure Holdings Corp.

By:	/s/ John Farlinger
	Name:	John Farlinger
	Title:	Executive Chairperson and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints John Farlinger his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 2, 2024.

Signature	Title

/s/ John Farlinger	Executive Chairperson and Chief Executive Officer
John Farlinger	(Principal Executive Officer)

/s/ Paul Webster	Chief Financial Officer and Principal Accounting Officer
Paul Webster	(Principal Financial and Accounting Officer)

/s/ Christopher Rumana	Director
Christopher Rumana

/s/ Steven Summer	Director
Steven Summer

/s/ John Flood	Director
John Flood

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